Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-213566

PROSPECTUS

FORM HOLDINGS CORP.

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

FORM Holdings Corp. (“FORM”), FHXMS, LLC, a wholly-owned subsidiary of FORM (“Merger Sub”), XpresSpa Holdings, LLC (“XpresSpa”), Mistral XH Representative, LLC, as Unitholders’ Representative (the “Representative”) and the XpresSpa unitholders party thereto or who become a party thereto, entered into a Merger Agreement on August 8, 2016 (the “Original Merger Agreement”), pursuant to which Merger Sub will merge with and into XpresSpa, with XpresSpa surviving the merger as a wholly-owned subsidiary of FORM (the “Merger ”). On September 8, 2016, the parties amended the Original Merger Agreement pursuant to that certain Amendment No. 1 to Merger Agreement, to clarify the stockholder approval threshold required for the approval of the Merger Agreement by FORM’s stockholders (“Amendment No. 1”). On October 25, 2016, the parties further amended the Original Merger Agreement pursuant to that certain Amendment No. 2 to Merger Agreement, to clarify certain indemnification provisions in connection with the Merger and to increase the amount to be held in escrow in connection with such right to indemnification (“Amendment No. 2” and together with Amendment No. 1 and the Original Merger Agreement, the “Merger Agreement”). The disinterested members of the board of directors (consisting of all board members except Bruce T. Bernstein) of FORM have unanimously approved the Merger Agreement and the Merger. In addition, the disinterested members of the board of directors (consisting of all board members except Bruce T. Bernstein) of XpresSpa have approved the Merger Agreement and the Merger. XpresSpa is a privately held airport retailer of spa services and products.

Pursuant to the terms of the Merger Agreement, upon completion of the Merger, (i) the then-outstanding common units of XpresSpa (other than units held by FORM and its subsidiaries, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than preferred units held by FORM and its subsidiaries, which will be cancelled without any consideration) will be cancelled and automatically converted into the right to receive an aggregate of (i) 2,500,000 shares of FORM common stock, (ii) 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock and (iii) five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, in each case, subject to adjustment in the event of a stock split, dividend or similar events. Immediately following the completion of the Merger (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

FORM’s common stock is listed on The NASDAQ Capital Market and trades under the symbol “FH.” On October 18, 2016, a recent practicable date before the printing of this proxy statement/prospectus, the closing sale price of FORM common stock was $3.24 per share. Following the completion of the Merger, FORM is expected to continue to be publicly traded on The NASDAQ Capital Market.

FORM is soliciting proxies for use at an annual meeting of its stockholders to consider and vote upon (i) a proposal to approve the Merger, including, but not limited to the issuance of shares of FORM’s common stock, FORM’s preferred stock and warrants to purchase shares of FORM’s common stock to the XpresSpa equity holders in connection with the Merger, (ii) a proposal to approve the adoption of a Section 382 rights agreement designed to preserve the substantial amount of FORM’s net operating loss carry forwards and other tax benefits, (iii) a proposal to elect six director nominees to the FORM board of directors, (iv) a proposal to approve an amendment to the FORM 2012 Employee, Director and Consultant Equity Incentive Plan, or the 2012 Plan, to increase the number of shares of common stock reserved for issuance under the 2012 Plan to up to a maximum of 7,573,568 and increase the maximum number of shares available for grant to a single participant in any fiscal year, (v) a proposal to ratify the appointment of FORM’s independent registered public accounting firm for the year ending December 31, 2016, (vi) a proposal to approve an amendment to FORM’s Amended and Restated Certificate of Incorporation to remove “only-for-cause” director removal, (vii) a proposal to approve, by an advisory vote, the compensation of FORM’s named executive officers, as disclosed in this proxy statement/prospectus and (viii) an adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals referred to in clauses (i) through (vii). The board of directors of FORM recommends that FORM stockholders vote FOR each of the foregoing proposals. Approval of the foregoing proposal (i) is necessary to complete the Merger.

Your vote is very important. Whether or not you plan to attend the FORM annual meeting of stockholders, please submit your proxy as promptly as possible (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided to make sure that your shares are represented at the annual meeting.

This proxy statement/prospectus provides you with detailed information about the FORM annual meeting, the Merger and the other business to be considered by FORM stockholders at the annual meeting. In addition to being a proxy statement, this document is also a prospectus to be used by FORM when issuing FORM’s common stock and preferred stock, the warrants to purchase common stock and the shares of common stock underlying such preferred stock and warrants to be issued to the XpresSpa equity holders in connection with the Merger. FORM encourages you to read the entire document carefully.

Please pay particular attention to the section entitled “Risk Factors” beginning on page 29 for a discussion of the risks related to the Merger, FORM following the completion of the Merger, and the business and operations of each of FORM and XpresSpa.

Andrew D. Perlman
Chief Executive Officer
FORM Holdings Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 28, 2016 and is first being mailed to the stockholders of FORM on or about October 28, 2016.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus references important business and financial information about FORM that is not included in or delivered with this proxy statement/prospectus. FORM and its proxy solicitor, The Proxy Advisory Group, LLC®, will provide you with copies of this information (excluding all annexes) relating to FORM, without charge, upon written or oral request. You can obtain these documents, which are referred to in this proxy statement/prospectus, by requesting them in writing or by telephone from FORM or The Proxy Advisory Group LLC®, FORM’s proxy solicitor, at the following address and telephone number, as applicable:

FORM Holdings Corp. 780 Third Avenue, 12th Floor New York, New York 10017 (212) 309-7549	The Proxy Advisory Group, LLC® 18 East 41st Street, Suite 2000 New York, New York 10017 888-337-7699 888-33-PROXY

In order for you to receive timely delivery of the documents in advance of the FORM annual meeting you must request the information no later than November 15, 2016.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders of FORM to be held on November 28, 2016. This proxy statement/prospectus, a form of proxy card and FORM’s Annual Report to Stockholders for 2016 are available on the Internet at www.proxyvote.com.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by FORM (File No. 333-213566), constitutes a prospectus of FORM under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of FORM’s common stock and preferred stock and the warrants (and the shares of common stock issuable upon conversion or repayment of the preferred stock and the exercise of the warrants) to be issued to the XpresSpa equity holders in connection with the Merger.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, with respect to a FORM annual meeting, at which FORM stockholders will be asked to consider and vote upon certain proposals, including (i) a proposal to approve the Merger, including, but not limited to, the issuance of shares of FORM’s common stock, preferred stock and warrants (and the shares of common stock issuable upon conversion or repayment of the preferred stock and exercise of the warrants) to the XpresSpa equity holders in connection with the Merger, (ii) a proposal to approve the adoption of a Section 382 rights agreement designed to preserve the substantial amount of FORM’s net operating loss carry forwards and other tax benefits, (iii) a proposal to elect six director nominees to the FORM board of directors, (iv) a proposal to approve an amendment to the FORM 2012 Employee, Director and Consultant Equity Incentive Plan, or the 2012 Plan, to increase the number of shares of common stock reserved for issuance under the 2012 Plan to up to a maximum of 7,573,568 shares and increase the maximum number of shares available for grant to a single participant in any fiscal year, (v) a proposal to ratify the appointment of CohnReznick LLP as FORM’s independent registered public accounting firm for the fiscal year ending December 31, 2016, (vi) a proposal to approve an amendment to FORM’s Amended and Restated Certificate of Incorporation to remove “only-for-cause” director removal, (vii) a proposal to approve, by an advisory vote, the compensation of FORM’s named executive officers, as disclosed in this proxy statement/prospectus, and (viii) a proposal to approve the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposals (i) – (vii).

FORM HOLDINGS CORP.
780 Third Avenue, 12th Floor
New York, New York 10017
(212) 309-7549

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 28, 2016

To the Stockholders of FORM Holdings Corp.:

The 2016 annual meeting of stockholders of FORM Holdings Corp. (“FORM”), a Delaware corporation, will be held on November 28, 2016, at 11:00 a.m., local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017, for the following purposes:

1.	To approve the Merger, including, but not limited to the issuance of shares of FORM’s common stock, preferred stock and warrants (and the shares of common stock issuable upon conversion or repayment of the preferred stock and exercise of the warrants) to the XpresSpa equity holders in connection with the Merger contemplated by the Agreement and Plan of Merger, dated as of August 8, 2016, by and among FORM, XpresSpa, FHXMS, LLC, a wholly-owned subsidiary of FORM, Mistral XH Representative, LLC, as Unitholders’ Representative and the XpresSpa unitholders party thereto or who become a party thereto, as amended by Amendments No. 1 and No. 2 to Agreement and Plan of Merger;
2.	To approve the adoption of a Section 382 rights agreement designed to preserve the substantial amount of FORM’s net operating loss carry forwards and other tax benefits;
3.	To elect six director nominees to the FORM board of directors as specified in “FORM’s Proposal No. 3: Election of Directors” to serve until the next annual meeting of the FORM stockholders or until their successors are duly elected and qualify or until their earlier death, resignation or removal;
4.	To approve a proposed amendment to the FORM 2012 Employee, Director and Consultant Equity Incentive Plan, or the 2012 Plan, to increase the number of shares of common stock reserved for issuance under the Plan to up to a maximum of 7,573,568 shares and increase the maximum number of shares available for grant to a single participant in any fiscal year;
5.	To ratify the appointment of CohnReznick LLP as FORM’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
6.	To approve an amendment to FORM’s Amended and Restated Certificate of Incorporation to remove “only-for-cause” director removal;
7.	To approve, by an advisory vote, the compensation of FORM’s named executive officers, as disclosed in this proxy statement/prospectus;
8.	To approve the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM’s Proposal Nos. 1, 2, 3, 4, 5, 6 or 7; and
9.	To conduct any other business as may properly come before the FORM annual meeting or any adjournment or postponement thereof.

The FORM board of directors has determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, FORM and its stockholders. The board of directors makes its recommendation to the FORM stockholders after consideration of the factors described in this proxy statement/prospectus. The disinterested members of the FORM board of directors unanimously recommend that FORM stockholders vote FOR each of the foregoing proposals.

The FORM board of directors has fixed October 18, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the FORM annual meeting and any adjournment or postponement thereof. Only holders of record of shares of FORM’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the FORM annual meeting. At the close of business on the record date, FORM had 15,799,881 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the shares of FORM’s common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting is required for approval of FORM’s Proposal Nos. 1, 2, 4, 5, 7 and 8. The affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the meeting and entitled to vote is required for the election of the directors set forth in FORM’s Proposal No. 3. The affirmative vote of the holders of a majority of the outstanding shares of FORM’s common stock entitled to vote on the matter either in person or by proxy at the annual meeting is required for approval of FORM’s Proposal No. 6.

All FORM stockholders of record are cordially invited to attend the FORM annual meeting in person. However, even if you plan to attend the FORM annual meeting in person, FORM urges you to submit your proxy as promptly as possible (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope as instructed on the enclosed proxy card to ensure that your shares of FORM common stock will be represented at the FORM annual meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted FOR FORM’s Proposal Nos. 1, 2, 3, 4, 5, 6, 7 and 8. If you fail to submit your proxy as instructed on the enclosed proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the FORM annual meeting and will have the same effect as a vote against FORM’s Proposal No. 6 but such failure will have no effect with respect to FORM’s Proposal Nos. 1, 2, 3, 4, 5, 7 and 8. If you do attend the FORM annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Pursuant to rules adopted by the SEC, FORM has elected to provide access to the proxy materials of FORM both by sending you this full set of proxy materials, including a proxy card, and by making a copy of the proxy materials available to you on the Internet. This proxy statement/prospectus, a form of proxy card and FORM’s Annual Report to Stockholders for the year ended December 31, 2015 are available on the Internet at www.proxyvote.com.

This proxy statement/prospectus provides you with detailed information about the Merger and the other business to be considered by FORM stockholders at the annual meeting. FORM encourages you to read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 29 for a discussion of the risks related to the Merger, FORM following the completion of the Merger, and the business and operations of each of FORM and XpresSpa.

By Order of the Board of Directors,

Andrew D. Perlman
Chief Executive Officer
October 28, 2016

IMPORTANT

Your vote is important. Whether or not you expect to attend the FORM annual meeting, please submit your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided, as instructed in these materials as promptly as possible in order to ensure that your shares of FORM’s common stock will be represented at the FORM annual meeting. Even if you have voted by proxy, you may still vote in person if you attend the FORM annual meeting and revoke your proxy. Please note, however, that if your shares are held in “street name” by a broker or other nominee and you wish to vote at the FORM annual meeting, you must obtain a proxy issued in your name from such record holder prior to annual meeting.

i

Purpose of the FORM Annual Meeting	77
FORM Record Date; Shares Entitled to Vote	77
Quorum	77
Required Vote	77
Counting of Votes; Treatment of Abstentions and Incomplete Proxies	78
Voting by FORM’s Directors and Executive Officers	78
Voting of Proxies by Registered Holders	79
Shares Held in Street Name	79
Revocability of Proxies and Changes to a FORM Stockholder’s Vote	79
Solicitation of Proxies	80
Delivery of Proxy Materials to Households Where Two or More FORM Stockholders Reside	80
Attending the FORM Annual Meeting	80
FORM’S PROPOSALS	81
FORM’s Proposal No. 1: Approval of the Issuance of FORM Common Stock and Preferred Stock and Warrants in Connection with the Merger	81
FORM’s Proposal No. 2: Approval of Adoption of Section 382 Rights Agreement	82
FORM’s Proposal No. 3: Election of Directors	86
FORM’s Proposal No. 4: Approval of an Amendment to the FORM 2012 Employee, Director and Consultant Equity Incentive Plan	87
FORM’s Proposal No. 5: Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm	94
FORM’s Proposal No. 6: Approval of the Certificate Amendment Proposal	96
FORM’s Proposal No. 7: Approval, by an Advisory Vote, of the Compensation of FORM’s Named Executive Officers, as Disclosed in this Proxy Statement/Prospectus	97
FORM’s Proposal No. 8: Approval of the Adjournment of the FORM Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of FORM Proposals Nos. 1 – 7	99
FORM’S BUSINESS	100
FORM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	106
XPRESSPA’S BUSINESS	122
XPRESSPA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	130
MANAGEMENT OF FORM FOLLOWING THE MERGER	135
Executive Officers and Directors	135
Composition of the Board and Director Independence	138
Committees of the Board of Directors	139
Board Leadership Structure, Executive Sessions of Non-Management Directors	140
Risk Oversight	140
Code of Ethics	140
Section 16(a) Beneficial Ownership Reporting Compliance	141
Related Person Transactions	141

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE FORM ANNUAL MEETING

The following are some questions that you, as a stockholder of FORM Holdings Corp. (“FORM”), may have regarding the Merger (as defined below) or the FORM annual meeting, together with brief answers to those questions. FORM urges you to read carefully the remainder of this proxy statement/prospectus, including the annexes and other documents referred to in this proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you with respect to the Merger or the FORM annual meeting.

Q:	What is the Merger?
A:	FORM, FHXMS, LLC, XpresSpa, the Representative and the XpresSpa unitholders party thereto or who become a party thereto have entered into an Agreement and Plan of Merger, dated as of August 8, 2016 (the “Original Merger Agreement”), that sets forth the terms and conditions of the proposed acquisition by FORM of XpresSpa. Under the Merger Agreement, FHXMS, LLC, a wholly-owned subsidiary of FORM (“Merger Sub”) will merge with and into XpresSpa, with XpresSpa surviving as a wholly-owned subsidiary of FORM (the “Merger”). On September 8, 2016, the parties amended the Original Merger Agreement pursuant to that certain Amendment No. 1 to Merger Agreement, to clarify the stockholder approval threshold required for the approval of the Merger Agreement by FORM’s stockholders (“Amendment No. 1”). On October 25, 2016, the parties further amended the Original Merger Agreement to clarify certain indemnification provisions in connection with the Merger and to increase the amount to be held in escrow in connection with such right to indemnification (“Amendment No. 2,” and together with Amendment No. 1 and the Original Merger Agreement, the “Merger Agreement”). A complete copy of the Merger Agreement (including the Original Merger Agreement and Amendments No. 1 and No. 2) is attached to this proxy statement/prospectus as Annex A.
Q:	Why is FORM proposing to effect the Merger?
A:	FORM believes that the Merger will increase FORM shareholder value. The disinterested members of FORM’s Board of Directors (consisting of all board members except Bruce T. Bernstein) of FORM have unanimously approved the Merger Agreement and the Merger. The acquisition of XpresSpa will increase FORM’s operating diversification, exposure to growth and markets with substantial barriers to entry, and will benefit XpresSpa by providing it with additional capital, exposure to visibility from the public markets, talent recruiting and the implementation of best practices.
Q:	Why am I receiving these materials?
A:	FORM is sending these materials to its stockholders to help them decide how to vote their shares of FORM common stock with respect to the Merger and the other matters to be considered at the annual meeting.

This document serves as both a proxy statement of FORM used to solicit proxies for its annual meeting and as a prospectus of FORM used to offer shares of FORM’s common stock, preferred stock and warrants to purchase common stock (including the shares of common stock issuable upon conversion or repayment of the preferred stock and exercise of the warrants) issuable to XpresSpa equity holders in connection with the Merger. This proxy statement/prospectus contains important information about the Merger and the FORM annual meeting and you should read it carefully.

Q:	What will XpresSpa equity holders receive in the Merger?
A:	Pursuant to the terms of the Merger Agreement, upon completion of the Merger, (i) the then-outstanding common units of XpresSpa (other than common units held by FORM and its subsidiaries, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than preferred units held by FORM and its subsidiaries, which will be cancelled without any consideration) will be cancelled and automatically converted into the right to receive an aggregate of (i) 2,500,000 shares of FORM common stock, (ii) 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock and (iii) five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, in each case, subject to adjustment in the event of a stock split, dividend or similar events. Immediately following the completion of the Merger (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

No fractional shares of FORM common or preferred stock will be issued to XpresSpa equity holders in connection with the Merger. Instead, XpresSpa equity holders will be entitled to receive the next highest number of whole shares of FORM common or preferred stock, as applicable, in lieu of any fractional shares of FORM common or preferred stock that they would otherwise be entitled to receive in connection with the Merger.

For a more complete discussion of what XpresSpa equity holders will receive in connection with the Merger, see the sections entitled “The Merger — What XpresSpa Equity Holders Will Receive in the Merger,” “The Merger — Ownership of FORM After the Completion of the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 44, 44, and 67, respectively.

Q:	How will FORM stockholders be affected by the Merger?
A:	The Merger will have no effect on the number of shares of FORM common stock held by current FORM stockholders as of immediately prior to the completion of the Merger. However, it is expected that upon completion of the Merger such shares will represent an aggregate of approximately 67% of the outstanding shares of common stock of FORM calculated on a fully diluted basis (without taking into account shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger).

For example, if you are a FORM stockholder and hold 5% of the outstanding shares of FORM common stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold units of XpresSpa, then upon completion of the Merger you will hold an aggregate of approximately 3.35% of the outstanding shares of common stock of FORM calculated on a fully diluted basis as of immediately following the completion of the Merger.

Q:	How will the Merger affect FORM’s business?
A:	FORM will undergo changes in connection with the Merger. Currently, FORM is a holding company of small and middle market growth companies, focused on acquiring and building companies that would benefit from: additional capital, exposure to visibility from the public markets, talent recruiting, rebranding and implementation of best practies (as more fully discussed in the section entitled “FORM’s Business — Overview” beginning on page 100). Following the Merger, FORM will continue these pursuits but also operate a network of airport retail stores offering spa services and products.

For a more complete discussion of the existing businesses of FORM and XpresSpa, see the sections entitled “FORM’s Business,” “FORM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “XpresSpa’s Business,” and “XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 100, 106, 122, and 130, respectively. In addition, you should carefully review the section entitled “Risk Factors” beginning on page 29, which presents risks and uncertainties related to the Merger and the business and operations of each of FORM and XpresSpa.

Q:	Does XpresSpa have debt that will become an obligation of FORM following the Merger?
A:	XpresSpa is obligated under a senior secured note payable to Rockmore Investment Master Fund Ltd. (“Rockmore”), a significant equity holder of XpresSpa, with an outstanding balance of approximately $6,500,000 (the “Senior Secured Note”). The Senior Secured Note accrues interest of 9.24% per annum, payable monthly, plus an additional 2.0% per annum, and matures on May 1, 2018, with an additional one-year extension if both FORM and Rockmore consent to such extension. After completion of the

Merger, the Senior Secured Note will remain outstanding as an obligation of XpresSpa, but will be guaranteed by FORM. Rockmore is an investment entity controlled by FORM’s board member, Bruce T. Bernstein. Rockmore currently owns equity securities of XpresSpa that are expected to receive approximately 9.5% of the merger consideration and, following completion of the Merger, Rockmore will still be the holder of the Senior Secured Note, and will hold approximately 4.7% of the outstanding common stock of FORM on a fully diluted basis (in each case, based on the assumptions used in the section entitled “Security Ownership of Certain Beneficial Owners and Management of FORM Following the Merger” beginning on page 152). For a more complete discussion of the outstanding indebtedness of XpresSpa, see the section entitled “XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 130. In addition, you should carefully review the section entitled “Risk Factors” beginning on page 29, which describes the risks of the XpresSpa debt.
Q:	Will the shares of FORM common stock, preferred stock and shares of common stock underlying the warrants received by XpresSpa equity holders in the Merger be subject to any transfer restrictions?
A:	Shares of FORM common stock and preferred stock became freely tradable upon the effectiveness of FORM’s registration statement on Form S-4 (the “Registration Statement”). Shares of FORM common stock and preferred stock received by XpresSpa equity holders who become affiliates of FORM for purposes of Rule 144 under the Securities Act of 1933, as amended, may be resold by them only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

For a more complete discussion of the restrictions on sales of shares of FORM common stock received by XpresSpa equity holders in the Merger, see the section entitled “The Merger — Restrictions on Sales of Shares of FORM Common Stock Received by XpresSpa Equity Holders in the Merger” beginning on page 60.

Q:	What proposals are FORM stockholders being asked to consider?
A:	As a condition to the completion of the Merger, FORM stockholders must approve the Merger, including, but not limited to the issuance of shares of FORM common stock, preferred stock and warrants (including the shares of common stock issuable upon conversion or repayment of the preferred stock and exercise of the warrants) to the XpresSpa equity holders in connection with the Merger (the “FORM Merger Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting. In addition, FORM stockholders are being asked to (i) approve the adoption of a Section 382 rights agreement (the “Rights Agreement”) as specified in “FORM’s Proposal No. 2: Approval of Adoption of Section 382 Rights Agreement” designed to preserve the substantial amount of FORM’s net operating loss carry forwards and other tax benefits (the “Rights Agreement Proposal”), (ii) elect six director nominees to the FORM board of directors as specified in “FORM’s Proposal No. 3: Election of Directors” to serve until the next annual meeting of the FORM stockholders or until their successors are duly elected and qualify or until their earlier death, resignation or removal (the “Election of Directors Proposal”), (iii) to approve an amendment to the FORM 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Plan,” which is described in the section entitled “FORM’s Proposal No. 4: Approval of the 2012 Equity Incentive Plan Amendment” and attached (as amended) to this proxy statement/prospectus as Annex C, the “2012 Equity Incentive Plan Amendment”), to increase the number of shares of common stock reserved for issuance under the 2012 Plan to up to a maximum of 7,573,568 shares and increase the maximum number of shares available for grant to a single participant in any fiscal year, (iv) to ratify the appointment of CohnReznick LLP, as FORM’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (the “Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal”), (v) to approve an amendment to FORM’s Amended and Restated Certificate of Incorporation (the “Certificate,” which is described in the section entitled “FORM’s Proposal No. 6: Approval of the Certificate Amendment Proposal” and attached to this proxy statement/prospectus as Annex D, the “Certificate Amendment Proposal”) to remove “only-for-cause” director removal, (vi) to approve, by an advisory vote, the compensation of FORM’s named executive officers, as disclosed in this proxy statement/prospectus (the “Compensation Proposal”) and (vii) to approve the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM’s Proposals Nos 1, 2, 3, 4, 5, 6 or 7.
Q:	What stockholder approvals are required for the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM Proposals Nos. 1 – 7?
A:	The holders of a majority of the shares of FORM common stock present and entitled to vote either in person or by proxy at the FORM annual meeting must vote in favor of any adjournment of the FORM annual meeting.
Q:	What conditions must be satisfied or waived to complete the Merger?
A:	In order to complete the Merger, each of the closing conditions contained in the Merger Agreement must be satisfied or waived (to the extent permitted by applicable law). Among the closing conditions is the requirement that (a) the stockholders and the board of directors of FORM have approved the Merger and the Merger Agreement; (b) the Registration Statement has become effective; (c) the shares of FORM common stock shall have been approved for listing on The NASDAQ Capital Market; (d) there exists no temporary restraining order, preliminary or permanent injunction or other order which prevents the consummation of the Merger; (e) the representations and warranties of the other party contained in the Merger Agreement are true and correct except for (i) such changes resulting from actions permitted under the Merger Agreement, (ii) to the extent any such representation or warranty is made as of a time other than the Effective Time (as defined in the Merger Agreement), in which case, such representation or warranty need only be true an correct at and as of such time, or (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Company Material Adverse Effect (as defined herein), qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (f) the other party shall have performed or complied in all material respects with all agreements and covenants under the Merger Agreement, except when any failure would not, individually or in the aggregate, be reasonably expected to have a Company Materal Adverse Effect or Parent Material Adverse Effect, as applicable; (g) the receipt of certain consents or approvals; (h) the absence of a Company Material Adverse Effect or a Parent Material Adverse Effect (as defined herein), as the case may be; (i) FORM shall have received written resignations from all of the directors of XpresSpa and its subsidiaries; (j) FORM shall have received joinder agreements from XpresSpa equity holders representing 95% of the outstanding XpresSpa units; (k) FORM shall have received sufficient evidence regarding the ratification of each of XpresSpa’s subsidiaries of all appropriate prior actions and certain individuals shall have been appointed to certain offices and committees as specified by FORM; (l) XpresSpa shall have delivered a certificate regarding certain closing conditions to FORM and Merger Sub; (m) FORM shall have received a certificate from Rockmore regarding XpresSpa’s compliance with its obligations under its existing loan documents; (n) FORM shall have received satisfactory evidence of termination of that certain Monitoring and Management Services Agreement with Mistral Capital Management, LLC (“Mistral”) and its affiliate; (o) the Escrow Agreement (as defined in the Merger Agreement) shall have been executed and delivered; (p) the Representative shall have delivered to FORM a duly executed statement on behalf of XpresSpa that is in compliance with Treasury Regulations Section 1.1445-11T(d)(2), and from equity holders representing 95% of the outstanding XpresSpa units, a duly executed certificate of non-foreign status in compliance with Treasury Regulations Section 1.1445-2(b); (q) FORM shall have received good standing certificates of XpresSpa and each of its subsidiaries and (r) FORM shall have received evidence of certification for certain airport concession disadvantaged business enterprises (“ACDBE”).

For a more complete discussion of the conditions to the completion of the Merger under the Merger Agreement, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 72.

Q:	Who will be the directors of FORM if the Merger closes?
A:	The election of the six director nominees is not contingent upon the approval of the Merger by the stockholders and the completion of the Merger. If the Merger is approved by the FORM stockholders and the Merger closes, then the directors of FORM elected at the annual meeting and the designee of the holders of the FORM preferred stock issued in the Merger (Andrew R. Heyer) are expected to be the directors of FORM.
Q:	When does FORM expect to complete the Merger?
A:	FORM expects to complete the Merger as soon as possible following the approval of the FORM Merger Proposal at the annual meeting, assuming the satisfaction or waiver of all other closing conditions contained in the Merger Agreement. It is possible, therefore, that factors outside of FORM’s control could require FORM to complete the Merger at a later time or not complete it at all.
Q:	How does the FORM board of directors recommend that FORM stockholders vote with respect to each of the proposals and the adjournment of the FORM annual meeting?
A:	The disinterested members of the FORM board of directors unanimously recommend that the FORM stockholders vote FOR the FORM Merger Proposal, FOR the Rights Agreement Proposal, FOR the Election of Directors Proposal, FOR the approval of the 2012 Equity Incentive Plan Amendment, FOR the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal, FOR the Certificate Amendment Proposal, FOR the approval of the compensation of FORM’s named executive directors and FOR the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM Proposal Nos. 1 – 7. The FORM board of directors made its recommendation after considering the factors described in this proxy statement/prospectus.
Q:	What risks should I consider in deciding whether to vote in favor of the FORM Merger Proposal?
A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29, which presents risks and uncertainties related to the Merger, FORM, and the business and operations of each of FORM and XpresSpa.
Q:	What are the material federal income tax consequences of the Merger to holders of XpresSpa units?
A:	The receipt of FORM shares and warrants to acquire FORM shares in exchange for XpresSpa units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62) for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of FORM shares (including the portion of FORM shares placed in escrow) and warrants to acquire FORM shares in exchange for XpresSpa units. However, a portion of such gain or loss will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by XpresSpa and its subsidiaries. The utilization of capital losses is subject to various limitations. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of XpresSpa’s income may become available to offset a portion of the gain recognized by such U.S. Holder. See the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62, for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger. Each holder of XpresSpa units is strongly urged to consult with and rely upon its own tax advisor as to the specific federal, state, local and non-U.S. tax consequences to such U.S. Holder of the ownership and disposition of the merger consideration, or any portion thereof, taking into account such holder’s particular circumstances.

Q:	Do I have appraisal rights in connection with the Merger?
A:	Under the Delaware General Corporation Law, (the “DGCL”), holders of FORM common stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus. No dissenters’ or appraisal rights are available to any XpresSpa equity holders in connection with the Merger or the proposals described in this proxy statement/prospectus.
Q:	When and where will the FORM annual meeting take place?
A:	The FORM annual meeting will be held on November 28, 2016 at 11:00 a.m, local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017.
Q:	Who can attend and vote at the stockholder meeting?
A:	All FORM stockholders of record as of the close of business on October 18, 2016, the record date for the FORM annual meeting, are entitled to receive notice of, vote at and attend the FORM annual meeting.
Q:	What do I need to do now and how do I vote?
A:	FORM urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Merger may affect you.

If you are a FORM stockholder, you may vote by telephone or through the Internet by following the instructions included on your proxy card, you may indicate on the enclosed proxy card how you would like to vote, sign and return the proxy card in the enclosed postage-paid envelope, or you may attend the FORM annual meeting in person. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the FORM annual meeting.

If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you.

Q:	What happens if I do not submit my proxy or if I elect to abstain from voting?
A:	If you are a FORM stockholder of record and you fail to submit your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the FORM annual meeting, and your failure to take action will have no effect on the outcome of FORM’s Proposal Nos. 1 (FORM Merger Proposal), 2 (Rights Agreement Proposal), 3 (Election of Directors Proposal), 4 (2012 Equity Incentive Plan Amendment), 5 (Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal), 7 (Compensation Proposal) and 8 (adjournment to solicit additional proxies, if necessary). However, such failure to take action will have the same effect as voting AGAINST FORM’s Proposal No. 6 (Certificate Amendment Proposal). If you are a FORM stockholder and your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares, the bank, broker or other nominee that holds your shares may vote your unvoted shares only on the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal (Proposal 5) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

If you are a FORM stockholder and you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the FORM annual meeting and all of your shares will be voted FOR FORM’s Proposal Nos. 1, 2, 3, 4, 5, 6, 7 and 8. However, if you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the FORM annual meeting, but will not be voted at the FORM annual meeting. As a result, your abstention will have the same effect as voting AGAINST FORM’s Proposal Nos. 1, 2, 4, 6 and 7 and will have no effect on FORM’s Proposal Nos. 3 and 5.

Q:	If my FORM shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?
A:	If your FORM shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to FORM or by voting in person at the FORM annual meeting unless you provide a legal proxy, which you must obtain from your broker or other nominee that holds your shares giving you the right to vote the shares in person at the FORM annual meeting. If your FORM shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares, the bank, broker or other nominee that holds your shares may vote your unvoted shares only on the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal (Proposal 5) without receiving instructions from you.
Q:	May I vote in person?
A:	If you are a stockholder of FORM and your shares of FORM common stock are registered directly in your name with FORM’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by FORM. If you are a FORM stockholder of record, you may attend the FORM annual meeting and vote your shares in person, rather than submitting your proxy.

If your shares of FORM common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the FORM annual meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the FORM annual meeting unless you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the FORM annual meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?
A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the FORM annual meeting. You can do this in one of four ways. First, you can send a written notice to FORM stating that you would like to revoke your proxy. Second, you can submit a duly executed proxy bearing a later date or time than that of the previously submitted proxy. Third, you can submit a later dated vote by the Internet or telephone. Fourth, you can attend the FORM annual meeting and vote in person. Your attendance alone at the FORM annual meeting will not revoke your proxy. If you are a FORM stockholder and have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

If you are a beneficial owner of FORM common stock, you may submit new voting instructions by contacting your broker or other nominee. You also may vote in person if you obtain a legal proxy. All shares that have been properly voted and not revoked will be voted at the FORM annual meeting.

Q:	What constitutes a quorum?
A:	Stockholders who hold a majority of the shares of FORM common stock outstanding as of the close of business on the record date for the FORM annual meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the FORM annual meeting.

Q:	Who is paying for this proxy solicitation?
A:	FORM will bear its own cost and expense of preparing, assembling, printing, and mailing this proxy statement/prospectus, any amendments thereto, the proxy card, and any additional information furnished to the FORM stockholders. FORM will bear any fees paid to the SEC. FORM may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without additional compensation by directors, officers and employees of FORM by mail, telephone, fax, or other methods of communication. FORM has engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the total.
Q:	Whom should I contact if I have any questions about the Merger or the FORM annual meeting?
A:	If you have any questions about the Merger, the FORM annual meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact FORM or The Proxy Advisory Group, LLC®, FORM’s proxy solicitor.

If you are a FORM stockholder you should contact FORM, or The Proxy Advisory Group, LLC®, FORM’s proxy solicitor, at the address and telephone number listed below:

FORM Holdings Corp. 780 Third Avenue, 12th Floor New York, New York 10017 (212) 309-7549	The Proxy Advisory Group, LLC® 18 East 41st Street, Suite 2000 New York, New York 10017 888-337-7699 888-33-PROXY

This proxy statement/prospectus, a form of proxy card and FORM’s Annual Report to Stockholders for 2015 are available on the Internet at www.proxyvote.com.

Q:	What happens if I sell my shares after the record date but before the annual meeting?
A:	If you transfer your FORM common stock after the record date but before the date of the annual meeting, you will retain your right to vote at the annual meeting (provided that such shares remain outstanding on the date of the annual meeting).
Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?
A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the FORM annual meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

SUMMARY

This proxy statement/prospectus is being sent to FORM stockholders and XpresSpa equity holders. This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you with respect to the FORM Merger Proposal and the other proposals or any other matter described in this proxy statement/prospectus. FORM urges you to carefully read this proxy statement/prospectus, as well as the documents attached to or referred to in this proxy statement/prospectus, to fully understand the Merger. In particular, you should read the Merger Agreement, which is described elsewhere in this proxy statement/prospectus and attached as Annex A. To understand the Merger fully, you should read carefully this entire document, including the business and financial information about FORM and XpresSpa, and the documents to which this proxy statement/prospectus refers, including the annexes attached hereto. See the section entitled “Where You Can Find Additional Information” beginning on page 167.

The Companies

FORM Holdings Corp.

On May 6, 2016, Vringo, Inc. changed its name to FORM Holdings Corp. and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM’s focus is on acquiring and building companies that would benefit from:

•	additional capital;
•	exposure to visibility from the public markets;
•	talent recruiting;
•	rebranding; and
•	implementation of best practices.

FORM’s management team is committed to executing its strategy. FORM is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000,000 in revenue.

FORM’s common stock, which was previously listed on The NASDAQ Capital Market under the trading symbol “VRNG,” has been listed under the trading symbol “FH” since May 9, 2016.

FORM has three operating segments:

•	Group Mobile
•	FLI Charge
•	Intellectual property

Group Mobile is a growing premier supplier of innovative and full-service mobile technology solutions, including rugged computers, tablets, mobile devices, accessories, a full suite of professional services and other related products geared toward emergency first responders, municipalities and corporations. In addition, Group Mobile specializes in high-quality customer service and support for those products.

FLI Charge owns a patented conductive wireless charging technology and focuses on the development and commercialization of its technology through the direct-to-consumer sale of conductive charging pads, phone cases, charging adaptors and other enablements, as well as partnerships and licensing agreements in various industries. FLI Charge is currently working with partners to implement FLI Charge technology in various fields such as furniture and automotive. FLI Charge’s business model is based on manufacturing and commercializing its own conductive charging pads, phone cases, charging adaptors and other enablements as well as licensing its technology in exchange for recurring licensing revenue.

The intellectual property operating segment is focused on the innovation, development and monetization of intellectual property. FORM’s portfolio consists of over 600 patents and patent applications covering a range of technologies including telecom infrastructure, mobile devices, remote monitoring and ad-insertion.

Prior to December 31, 2013, FORM operated a global platform for the distribution of mobile social applications and services. On February 18, 2014, FORM sold its mobile social application business to InfoMedia Services Limited (“InfoMedia”), receiving an 8.25% ownership interest in InfoMedia as consideration and a seat on the board of directors of InfoMedia. As part of the transaction, FORM has the opportunity to license certain intellectual property assets and work with InfoMedia to identify and protect new intellectual property.

FORM is headquartered in New York, New York and was incorporated in Delaware in 2006. FORM’s principal offices are located at 780 Third Avenue, 12th Floor, New York, New York 10017 and its telephone number is (212) 309-7549. FORM’s principal website is www.formholdings.com. The information on or that can be accessed through FORM’s website is not part of this proxy statement/prospectus. FORM’s common stock is listed on The NASDAQ Capital Market and trades under the symbol “FH.” Additional information about FORM and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “FORM’s Business,” “FORM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “FORM’s Financial Statements” beginning on pages 100, 106, and F-1, respectively.

XpresSpa Holdings, LLC

XpresSpa is a leading airport retailer of spa services and related products. It is a well recognized and popular airport spa brand with nearly three times the number of U.S. locations as its closest competitor. It provides nearly 900,000 services per year. As of October 18, 2016, XpresSpa operated 51 total locations in 44 terminals and 21 airports in three countries. XpresSpa also sells wellness and travel products through its internet site, www.xpresspa.com. Services and products include:

•	Massage services for the neck, back, feet and whole body;
•	Nail care, such as pedicures, manicures and polish changes;
•	Beauty care services such as waxing and facials;
•	Hair care, such as hair cuts and blow outs;
•	Wellness products such as massagers, lotions and aromatherapy aids; and
•	Travel products such as neck pillows, blankets, massage tools, travel kits and eye masks.

For over a decade, increased security requirements have led travelers to spend more time post-security at the airport before their flights. In addition, travelers are often dealing with stressful security lines and are subjected to increased downtime from delays due to congested airports, inclement weather conditions, and cancelled flights. XpresSpa was developed to address the stress and idle time spent at the airport, allowing travelers to spend this time productively, by relaxing and focusing on personal care and wellness. XpresSpa’s service offerings are well positioned to benefit from consumers’ sustained and growing interest in health and wellness, including spa services.

In addition, a confluence of microeconomic events has created favorable conditions for the expansion of retail concepts at airports, in particular retail concepts that attract higher spending from air travelers. The competition for airplane landings has forced airports to lower landing fees, which in turn has necessitated augmenting their retail offerings to offset budget shortfalls. Infrastructure projects at airports across the country, again intended to make an airport more desirable to airlines, require funding from bond issuances that in turn rely upon, in part, the expected minimum rent guarantees and expected income from concessionaires.

Equally as important to the industry growth is XpresSpa’s flexible retail format. XpresSpa opens multiple locations annually, which have ranged in size from 300 square feet to 3,000 square feet, with a typical size of 1,000 – 1,200 square feet. XpresSpa is able to adapt its operating model to almost any size space available in space constrained airports. This flexibility compared to other retail concepts allows XpresSpa to operate multiple stores within an airport, from which it enjoys synergies due to shared labor between stores.

XpresSpa uses GAAP and non-GAAP measurements to assess the trends, profitability and return on capital invested in its core spa business. Items it reviews on an ongoing basis include revenues, comparable store sales growth and Store EBITDA.

Total revenues have increased 65% from $23,486,000 in 2010 to $38,843,000 in 2015, largely as a result of the growth in the number of spas, from 28 in 2010 to 47 in 2015 and 48 in 2016.

As a measure of the quality of the increase in revenues, XpresSpa regularly measures comparable store sales, which it defines as current period sales from stores opened longer than a year compared to the period of those same stores’ sales a year ago (“Comp Store Sales”). The measurement of Comp Store Sales on a daily, weekly, monthly and year-to-date basis provides a clear view of the underlying health of the sales growth of the company that may otherwise be clouded by simply growing the number of spas. A reconciliation between Comp Store Sales, which is a non-GAAP measure commonly used in the retail industry, and total revenue as reported on the financial statements is presented below:

(In Thousands)	2012	2013	2014	2015	June 30, 2016 (H1 2016)
Comp Store Sales	$21,461	$26,569	$31,441	$34,060	$18,356
Non-comp Store Sales	7,892	7,316	5,906	4,783	2,115
Total Revenue	$29,353	$33,895	$37,347	$38,843	$20,471

The chart below illustrates percentage changes in Comp Store Sales.

Comp Store Sales
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
-4.0%
-6.0%
-8.0%
10.7%
9.5%
2.9%
-7.1%
-1.7%
2012
2013
2014
2015
H1 2016

Strong performance in Comp Store Sales in 2013 and 2014 was eroded in 2015 due to a severe shortage of massage technicians. Efforts were focused on recruiting, hiring and retaining these technicians beginning in the fourth quarter of 2015. During 2016, XpresSpa began to expand, which resulted in a Comp Store Sales increase of 2.9% during the first half of 2016.

A measure of the health of the overall profitability of the spas is another non-GAAP measure which we refer to as Store EBITDA (“Store EBITDA”), which is defined as earnings before any corporate general and administrative expenses, depreciation and amortization, interest and tax. Store EBITDA is a measure that helps XpresSpa assess earnings after the direct costs of delivering the services and selling products in the spas were incurred.

During 2015 and the six months ended June 30, 2016, XpresSpa generated $7.6 million and $3.5 million of Store EBITDA, respectively. The table below presents a reconciliation between the financial statements and Store EBITDA:

(In Thousands)	2015	June 30, 2016
Gross Profit	11,173	5,636
Add back: Store Depreciation and Amortization	4,000	1,580
Less: Store Selling, General and Administrative Expenses	(7,554)	(3,711)
Store EBITDA	7,619	3,505
Reconciliation to the Consolidated Statements of Operations:
Store Depreciation and amortization	4,000	1,580
Corporate Depreciation and amortization	405	304
Less: Amortization of deferred finance charges	(73)	—
Total Depreciation and Amortization Expense per the financial statements	4,332	1,884
Store Selling, General and Administrative Expenses	7,554	3,711
Corporate Selling General and Administrative Expenses	10,898	5,083
Selling, General and Administrative Expenses per the financial statements	18,452	8,794

XpresSpa believes that its operating metrics represent an attractive return on invested capital and as a result is pursuing new locations at airports and terminals around the country. XpresSpa estimates that there are more than 25 spa locations coming out as formal requests for proposal (“RFP”) by airport retail authorities in the next two years. Historically, XpresSpa has won approximately four out of every five RFPs that it participated in.

XpresSpa is headquartered in New York, New York and was formed in 2012. XpresSpa’s predecessor, Binn & Partners, LLC, was formed in New York in 2000, and commenced operating its first spa location in February 2004. XpresSpa’s principal offices are located at 3 East 54th street, 9th Floor, New York, New York 10022 and its telephone number is (212) 750-9595. XpresSpa’s principal website is www.xpresspa.com. The information on or that can be accessed through XpresSpa’s website is not part of this proxy statement/prospectus. XpresSpa is a private company and its units are not publicly traded. Additional information about XpresSpa and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “XpresSpa’s Business,” “XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “XpresSpa’s Financial Statements” beginning on pages 122, 130, and F-63, respectively.

FHXMS, LLC

Merger Sub is a wholly-owned subsidiary of FORM and was formed in Delaware on July 25, 2016, solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger

FORM and XpresSpa have entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL at the Effective Time (as such term is defined in the Merger Agreement), Merger Sub will merge with and into XpresSpa, with XpresSpa surviving as a wholly-owned subsidiary of FORM. The disinterested members of the board of directors (consisting of all board members except Bruce T. Bernstein) of FORM have unanimously approved the Merger Agreement and the Merger. The disinterested members of the board of directors (consisting of all board members except Bruce T. Bernstein) of XpresSpa have approved the Merger Agreement and the Merger.

What XpresSpa Equity Holders Will Receive in the Merger

Upon completion of the Merger (i) the then-outstanding common units of XpresSpa (other than units held by FORM and its subsidiaries, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than preferred units held by FORM and its subsidiaries, which will be cancelled without any consideration) will be cancelled and automatically converted into the right to receive an aggregate of (i) 2,500,000 shares of FORM common stock, (ii) 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock and (iii) five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, in each case, subject to adjustment in the event of a stock split, dividend or similar events. Immediately following the completion of the Merger (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

No fractional shares of FORM common stock or FORM preferred stock will be issued to XpresSpa equity holders in connection with the Merger. Instead, XpresSpa equity holders will be entitled to receive the next highest number of whole shares of FORM common or preferred stock, as applicable, in lieu of any fractional shares of FORM common or preferred stock that they would otherwise be entitled to receive in connection with the Merger.

For a more complete discussion of what XpresSpa equity holders will receive in connection with the Merger, see the sections entitled “The Merger — What XpresSpa Equity Holders Will Receive in the Merger” and “The Merger Agreement — Merger Consideration” beginning on pages 44 and 67, respectively.

Ownership of FORM After the Completion of the Merger

Upon completion of the Merger, (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

Board of Directors and Executive Officers of FORM After the Completion of the Merger

Upon completion of the Merger, FORM will have a seven member board of directors, comprised of Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein and Richard K. Abbe, all of whom are currently members of the FORM board of directors, and Andrew R. Heyer, who is the nominee of the holders of FORM preferred stock and currently a member of the XpresSpa board of directors and Chief Executive Officer of Mistral.

The executive management team of FORM is expected to be composed of the following individuals:

Name	Current Position	Position with FORM after completion of the Merger
Andrew D. Perlman	Chief Executive Officer and Director of FORM	Chief Executive Officer and Director
Anastasia Nyrkovskaya	Chief Financial Officer and Treasurer of FORM	Chief Financial Officer and Treasurer
Clifford Weinstein	Executive Vice President of FORM and President of FLI Charge	Executive Vice President and President of FLI Charge
Darin White	President of Group Mobile	President of Group Mobile
Edward Jankowski	Chief Executive Officer of XpresSpa	Senior Vice President and Chief Executive Officer of XpresSpa

Recommendations of the FORM Board of Directors and its Reasons for the Merger

The disinterested members of the FORM board of directors (consisting of all board members except Bruce T. Bernstein), after considering the factors described in the section entitled “The Merger — Recommendations of the FORM Board of Directors and its Reasons for the Merger” beginning on page 50, have unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The disinterested members of the FORM board of directors have determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, FORM and its stockholders, and therefore recommends that the FORM stockholders vote FOR the FORM Merger Proposal, as contemplated by the Merger Agreement, FOR the Rights Agreement Proposal, FOR the Election of Directors Proposal, FOR the approval of the 2012 Equity Incentive Plan Amendment, FOR the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal, FOR the Certificate Amendment Proposal, FOR the Compensation Proposal and FOR the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM Proposal Nos. 1 – 7. The FORM board of directors made its recommendations to the FORM stockholders after considering the factors described in this proxy statement/prospectus. For a more complete discussion of the recommendations of the FORM board of directors and its reasons for the Merger, see the section entitled “The Merger — Recommendations of the FORM Board of Directors and its Reasons for the Merger” beginning on page 50.

Preferred Stock Valuation by Innovus Advisors

Innovus Advisors, LLC, which is referred to as Innovus, was retained by FORM to prepare a valuation of the FORM preferred stock to be issued by FORM in the Merger solely as requested by NASDAQ. On August 4, 2016, at the request of FORM management, Innovus rendered its oral valuation opinion regarding such preferred stock to the FORM Board of Directors, which was subsequently confirmed in writing to FORM.

The full text of Innovus’ written valuation opinion to FORM, dated August 4, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Innovus in rendering its valuation opinion of the FORM preferred stock to be issued by FORM in the Merger, is attached to this proxy statement/prospectus as Annex G. Innovus’ valuation opinion of the FORM preferred stock to be issued by FORM in the Merger is qualified in its entirety by reference to the full text of the Innovus valuation opinion. You are encouraged to read Innovus’ valuation opinion, this section and the summary of Innovus’ valuation opinion below carefully and in their entirety. Innovus’ valuation opinion was for the benefit of FORM and addressed only the value of the FORM preferred stock to be issued by FORM in the Merger as of the date of the opinion and did not address any other aspects or implications of the Merger.

Innovus’ valuation opinion was not intended to, and does not, constitute a fairness opinion, advice or a recommendation as to how FORM’s stockholders should vote at any stockholders’ meeting to be held in connection with the Merger or take any other action with respect to the Merger.

Additionally, Innovus’ valuation opinion does not relate to the fairness of the consideration in the Merger and Innovus did not advise or determine the amount of consideration to be paid in the Merger.

Interests of FORM’s Directors and Executive Officers in the Merger

You should be aware that certain directors and executive officers of FORM have interests in the Merger that are different from, or in addition to, the interests of the stockholders of FORM generally.

Interests of FORM’s directors and executive officers in connection with the Merger relate to (i) the continuing service of each of Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein and Richard K. Abbe as directors of FORM following the completion of the Merger, (ii) the fact that Andrew D. Perlman, Anastasia Nyrkovskaya and Clifford Weinstein are currently executive officers of FORM and will remain executive officers of FORM following the completion of the Merger, (iii) the right to continued indemnification for directors and executive officers of FORM following the completion of the Merger and (iv) the equity and debt holdings of Rockmore, an investment entity controlled by FORM’s board member Bruce T. Bernstein, in XpresSpa. Rockmore currently owns equity securities of XpresSpa that are expected to receive approximately 9.5% of the merger consideration and, following completion of the Merger, Rockmore will still be the holder of the Senior Secured Note, and will hold approximately 4.7% of the outstanding common stock of FORM on a fully diluted basis (in each case, based on the assumptions used in the section entitled “Security Ownership of Certain Beneficial Owners and Management of FORM Following the Merger” beginning on page 152). Pursuant to the terms of the Senior Secured Note, XpresSpa may not merge into or consolidate with any other person or entity or permit any other person or entity to merge into or consolidate with XpresSpa without the consent of Rockmore. Rockmore has provided its consent to the Merger.

The FORM board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that FORM stockholders approve the FORM Merger Proposal.

For a more complete discussion of the interests of the directors and executive officers of FORM in the Merger, see the section entitled “The Merger — Interests of FORM’s Directors and Executive Officers in the Merger” beginning on page 58.

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. United States generally accepted accounting principles (“GAAP”) requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. FORM will be treated as the acquiring entity for accounting purposes. In identifying FORM as the acquiring entity, the companies took into account the composition of FORM’s Board of Directors, the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer, as well as the fact that FORM’s existing stock holders will own approximately 67% of FORM after completion of the Merger on a fully diluted basis.

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of FORM shares and warrants to acquire FORM shares in exchange for XpresSpa units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62) for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of FORM shares (including the portion of FORM Shares placed in escrow) and warrants to acquire FORM shares in exchange for XpresSpa units. However, a portion of such gain or loss will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by XpresSpa and its subsidiaries. The utilization of capital losses is subject to various limitations. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of XpresSpa’s income may become available to offset a portion of the gain recognized by such U.S. Holder. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on 62. Each holder of XpresSpa units is strongly urged to consult with and rely upon its own tax advisor as to the specific federal, state, local and non-U.S. tax consequences to such holder of the ownership and disposition of the Merger Consideration, or any portion thereof, taking into account such holder’s particular circumstances.

Restrictions on Sales of Shares of FORM’s Common Stock, Preferred Stock and Warrants Received by XpresSpa Equity Holders in the Merger

Shares of FORM common stock, FORM preferred stock and warrants became freely tradable upon the effectiveness of the Registration Statement. Shares of FORM common stock, FORM preferred stock and warrants received by XpresSpa equity holders who become affiliates of FORM for purposes of Rule 144 under the Securities Act, may be resold by them only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

For a more complete discussion of the restrictions on sales of shares of FORM common stock, FORM preferred stock and warrants received by the XpresSpa equity holders in the Merger, see the section entitled “The Merger — Restrictions on Sales of Shares of FORM Common Stock, Preferred Stock and Warrants Received by XpresSpa Equity Holders in the Merger” beginning on page 60.

Appraisal Rights

Under the DGCL, holders of FORM common stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus. No dissenters’ or appraisal rights are available to any XpresSpa equity holders in connection with the Merger or the proposals described in this proxy statement/prospectus.

Regulatory Approvals

As of the date of this proxy statement/prospectus, neither FORM nor XpresSpa is required to make filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to complete the Merger. In the United States, FORM must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market. Under NASDAQ Marketplace Rule 5635(a), a company listed on The NASDAQ Capital Market is required to obtain stockholder approval in connection with a merger with another company if the number of shares of common stock or securities convertible into common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. Based on the current number of issued and outstanding shares of FORM common stock, if the Merger is completed, it is estimated that the FORM common stock and FORM preferred stock to be issued in the Merger will exceed 20% of FORM’s common stock issued and outstanding on the record date, and may constitute a “change of control” under NASDAQ rules. For these reasons FORM must obtain its stockholders approval of the FORM Merger Proposal.

Conditions to the Completion of the Merger

FORM and XpresSpa expect to complete the Merger as soon as possible following the approval of the FORM Merger Proposal at the annual meeting. Completion of the Merger will only be possible, however, after all closing conditions contained in the Merger Agreement are satisfied or waived, including after FORM receives stockholder approval at the annual meeting. It is possible, therefore, that factors outside of each company’s control could require them to complete the Merger at a later time or not complete it at all.

The obligations of FORM and XpresSpa to consummate the Merger are each subject to the satisfaction or waiver (to the extent permitted under applicable law) of the following conditions, among others and subject, in some cases, to the exceptions or limitations contained in confidential disclosure schedules delivered to each party by the other:

•	the stockholders and the board of directors of FORM have approved the Merger and the Merger Agreement;
•	the registration statement for which this proxy statement/prospectus forms a part has become effective;
•	the shares of FORM common stock shall have been approved for listing on The NASDAQ Capital Market;
•	there exists no temporary restraining order, preliminary or permanent injunction or other order which prevents the consummation of the Merger;
•	the representations and warranties of the other party contained in the Merger Agreement are true and correct except for (i) such changes resulting from actions permitted under the Merger Agreement, (ii) to the extent any such representation or warranty is made as of a time other than the Effective Time (as defined in the Merger Agreement), in which case, such representation or warranty need only be true and correct at and as of such time, or (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Company Material Adverse Effect (as defined herein), qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;
•	the other party shall have performed or complied in all material respects with all agreements and covenants under the Merger Agreement, except when any failure would not, individually or in the aggregate, be reasonably expected to have a Company Materal Adverse Effect or Parent Material Adverse Effect, as applicable;
•	the receipt of certain consents or approvals;
•	the absence of a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be;
•	FORM shall have received written resignations from all of the directors of XpresSpa and its subsidiaries;
•	FORM shall have received joinder agreements from XpresSpa equity holders representing 95% of the outstanding XpresSpa units;
•	FORM shall have received sufficient evidence regarding the ratification of each of XpresSpa’s subsidiaries of all appropriate prior actions and certain individuals shall have been appointed to certain offices and committees as specified by FORM;

•	XpresSpa shall have delivered a certificate regarding certain closing conditions to FORM and Merger Sub;
•	FORM shall have received a certificate from Rockmore regarding XpresSpa’s compliance with its obligations under its existing loan documents;
•	FORM shall have received satisfactory evidence of termination of that certain Monitoring and Management Services Agreement with Mistral and its affiliate;
•	the Escrow Agreement shall have been executed and delivered;
•	the Representative shall have delivered to FORM a duly executed statement on behalf of XpresSpa that is in compliance with Treasury Regulations Section 1.1445-11T(d)(2), and from equity holders representing ninety five percent (95%) of the outstanding XpresSpa units, a duly executed certificate of non-foreign status in compliance with Treasury Regulations Section 1.1445-2(b);
•	FORM shall have received good standing certificates of XpresSpa and each of its subsidiaries; and
•	FORM shall have received evidence of certification for certain ACDBEs. For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 72.

No Solicitation

Subject to certain exceptions, prior to the completion of the Merger or the earlier termination of the Merger Agreement, XpresSpa has agreed that it will not, and it will not authorize or permit its subsidiaries and/or its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to directly or indirectly: (a) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any action relating to, or the submission of any Company Acquisition Proposal (as defined in the Merger Agreement); (b) enter into, participate or engage in discussions or negotiations in any way with any person concerning any Company Acquisition Proposal; (c) furnish to any person (other than FORM and its designees) any information relating to XpresSpa or its subsidiaries or afford to any person (other than FORM or its representatives or designees) access to the business, properties, assets, books, records or other information, or to any personnel of XpresSpa or any of its subsidiaries, in any case, with the intent to induce or solicit the making or submission of a Company Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal; (d) approve a Company Acquisition Proposal or take any action that would require it to abandon, terminate or fail to consummate, or that would reasonably be expected to result in the abandonment or, termination or failure to consummate the Merger; or (e) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an executed non-disclosure agreement having provisions no less favorable than that certain non-disclosure agreement between FORM and XpresSpa).

For a more complete discussion of the prohibition on solicitation of acquisition proposals from third parties, see the section entitled “The Merger Agreement — No Solicitation” beginning on page 70.

Termination of the Merger Agreement

Generally and except as specified below, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger, including after the required FORM stockholder approval is obtained:

•	by mutual written consent of FORM, Merger Sub and XpresSpa; or

by either party, if:

•	the closing has not occurred on or before December 31, 2016, or in certain circumstances, March 31, 2017 (the “End Date”);
•	any law enacted by a governmental authority prohibits the consummation of the Merger, or any governmental authority has issued an order or taken any other action which restrains, enjoins or otherwise prohibits the Merger, which order has become final and non-appealable;

•	FORM’s stockholders do not approve the Merger; or
•	the other party, or in the case of XpresSpa, FORM or Merger Sub, is in material breach of its obligations or representations or warranties under the Agreement that is incapable of being cured and the other party, or in the case of XpresSpa, FORM or Merger Sub, is not then in breach of any representation, warranty, covenant or agreement set forth in Merger Agreement that would result in the applicable closing conditions not being satisfied.

by FORM, if:

•	the XpresSpa board of directors has effected a Recommendation Change (as defined herein);
•	XpresSpa shall have entered or caused itself or its subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Company Acquisition Proposal;
•	XpresSpa shall have materially breached any term of the non-solicitation provision of the Merger Agreement; or
•	XpresSpa’s board of directors or any authorized committee shall have resolved to do any of the foregoing.

by XpresSpa, if:

•	the board of directors of FORM or any authorized committee has failed to present or recommend the approval of the Merger Agreement and the Merger to the stockholders or include the recommendation in this proxy statement/prospectus;
•	XpresSpa determines to enter into a definitive agreement relating to a Company Superior Proposal (as defined herein);
•	at any time, upon payment to FORM of the XpresSpa Termination Fee (as defined below); or
•	if FORM fails to obtain shareholder approval or fails to receive approval of the listing of the shares of FORM common stock on The NASDAQ Capital Market prior to the End Date; provided, that XpresSpa shall not have the right to terminate the Merger Agreement if XpresSpa is then in breach of any representation, warranty, covenant or agreement set forth in Merger Agreement that would result in the applicable closing conditions not being satisfied.

For a more complete discussion of termination of the Merger Agreement, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 73.

Termination Fees and Expenses

The Merger Agreement provides that, subject to certain exceptions discussed below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, provided however that if the Merger is consummated FORM will assume XpresSpa’s transaction costs, in an amount not to exceed $500,000.

In the event that either (a) XpresSpa terminates the Merger Agreement because (i) it determines to enter into a definitive agreement relating to a Company Superior Proposal, or (ii) XpresSpa elects to terminate for any reason or no reason at all or (b) FORM terminates the Merger Agreement because (i) XpresSpa effected a Company Board Approval Change (as defined in the Merger Agreement), (ii) XpresSpa enters into any agreement related to a Company Acquisition Proposal, (iii) XpresSpa materially breached the provision related to a Company Acquisition Proposal contained in the Merger Agreement or (iv) XpresSpa’s board of directors shall have resolved to do any of the foregoing (i)-(iii), then XpresSpa shall pay to FORM a fee (the “XpresSpa Termination Fee”) equal to $750,000, plus an amount in cash equal to FORM’s reasonable out-of-pocket fees and expenses incurred in connection with the Merger, in an amount not to exceed $500,000.

In the event that either (a) XpresSpa terminates the Merger Agreement because (i) the FORM board of directors fails to present and recommend the approval and adoption of the Merger Agreement, (ii) FORM fails to include the FORM Board Recommendation (as defined herein) in the proxy statement/proposal, or (iii) FORM’s board of directors shall have resolved to do any of the foregoing (i)-(ii) or (b) XpresSpa or FORM terminates the Merger Agreement because FORM’s stockholders approval is not obtained prior to the End Date, then FORM shall pay to XpresSpa a fee (the “FORM Termination Fee”) equal to $750,000, plus an amount in cash equal to XpresSpa’s reasonable out-of-pocket fees and expenses incurred in connection with the Merger, in an amount not to exceed $500,000.

In the event that (i) the Merger Agreement is terminated by XpresSpa because the Merger is not consummated on or before the End Date, and (ii) a Company Acquisition Proposal has either previously been publicly announced or has been proposed or communicated to XpresSpa and a definitive agreement with respect to such Company Acquisition Proposal has been signed or consummated within six months following the termination of the Merger Agreement, then XpresSpa shall pay to FORM the XpresSpa Termination Fee.

In the event that the Merger Agreement is terminated by FORM because the Merger is not consummated on or before the End Date, and within six months following such termination XpresSpa consummates a transaction for the (i) issuance, sale or other disposition of securities representing 50% or more of the voting power or economic interests of XpresSpa or any subsidiary, (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 50% of the consolidated assets of XpresSpa and its subsidiaries taken as a whole, including by way of purchase of stock, limited liability interests or other equity interests of the subsidiaries or (iii) any merger, consolidation, equity exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving XpresSpa or any of its subsidiaries, (in each case in clause (iii), that result in the equity holders of XpresSpa beneficially owning less than 50% of XpresSpa) then XpresSpa shall pay to FORM the XpresSpa Termination Fee.

For a more complete discussion of termination fees and expenses, see the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 73.

Voting by FORM Directors and Executive Officers

As of October 18, 2016, a recent practicable date before the printing of this proxy statement/prospectus, directors and executive officers of FORM beneficially owned and were entitled to vote 1,704,685 shares of FORM common stock, or approximately 10.1% of the total outstanding voting power of FORM. It is expected that FORM’s directors and executive officers will vote their shares FOR the approval of the Merger, although none of them has entered into any agreement requiring them to do so.

Rights of XpresSpa Equity Holders Will Change as a Result of the Merger

Due to differences between the governing documents of FORM and XpresSpa, XpresSpa equity holders receiving FORM common stock and preferred stock in connection with the Merger will have different rights once they become FORM stockholders. The material differences are described in detail under the section entitled “Comparison of Rights of FORM Stockholders and XpresSpa Equity Holders” beginning on page 163.

Private Placements

On August 8, 2016, in connection with the entry into the Merger Agreement, FORM and XpresSpa entered into subscription agreements (the “Private Placements”).

FORM entered into a subscription agreement to sell 750,574 shares of its common stock to Mistral, at a purchase price of $2.31 per share, for an aggregate purchase price of $1,733,826. For a more complete discussion of the Private Placements and XpresSpa’s intent to offer this purchase opportunity to each of its equity holders, see the section entitled “The Merger — Private Placements” beginning on page 61.

Additionally, FORM entered into a subscription agreement to purchase from XpresSpa an aggregate of 1,733,826 Series C Preferred Units of XpresSpa, at a per unit purchase price of $1.00 per unit, for an aggregate purchase price of $1,733,826. For a more complete discussion of the Private Placements, see the section entitled “The Merger — Private Placements” beginning on page 61.

Escrow Agreement

In connection with the closing of the Merger, FORM has agreed to deposit shares of FORM preferred stock with an aggregate initial liquidation preference equal to $11,050,000 with American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agent”) for a period of 18 months, or such other term related to specific escrows, to be invested, held and disbursed in accordance with the terms of the Escrow Agreement to serve as security to FORM for XpresSpa’s representations, warranties, covenants and agreements set forth in the Merger Agreement (the “Indemnity Escrow Amount”). In addition, FORM has agreed to deposit shares of FORM preferred stock with an aggregate initial liquidation preference equal to $3,500,000 with the Escrow Agent for a period of 18 months, or such other term related to specific escrows, to be invested, held and disbursed in accordance with the terms of the Escrow Agreement to serve as security to FORM in connection with certain consents (the “Consent Escrow Amount” and collectively with the Indemnity Escrow Amount, the “Escrow Amount”). For a more complete discussion of the Escrow Agreement, see the section entitled “The Merger — Escrow Agreement” beginning on page 61.

Risk Factors

The Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stock and equity holders, including the following:

•	the issuance of shares of FORM common stock, preferred stock and warrants to the XpresSpa equity holders in connection with the Merger will substantially dilute the voting power of current FORM stockholders;
•	the announcement and pendency of the Merger could have an adverse effect on the FORM stock price and/or the business, financial condition, results of operations, or business prospects for FORM and/or XpresSpa;
•	failure to complete the Merger or delays in completing the Merger could negatively impact FORM’s and XpresSpa’s respective businesses, financial condition, or results of operations or the FORM stock price;
•	some of the directors and executive officers of FORM and XpresSpa have interests in the Merger that are different from, or in addition to, those of the other FORM stockholders and XpresSpa equity holders; and
•	the Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire FORM or XpresSpa prior to the completion of the Merger.

In addition, each of FORM and XpresSpa is subject to various risks associated with its business. The risks are discussed in greater detail in the section entitled “Risk Factors” beginning on page 29. FORM encourages you to read and consider all of these risks carefully.

Matters to Be Considered at the FORM Annual Meeting

FORM Annual Meeting

Date, Time and Place.  The FORM annual meeting will be held on November 28, 2016 at 11:00 a.m, local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017.

Matters to be Considered at the FORM Annual Meeting.  At the FORM annual meeting, and any adjournments or postponements thereof, FORM stockholders will be asked to:

•	approve the FORM Merger Proposal;
•	approve the Rights Agreement Proposal;
•	elect six director nominees to the FORM board of directors as set forth in the Election of Directors Proposal;
•	approve the 2012 Equity Incentive Plan Amendment;
•	approve the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal;

•	approve the Certificate Amendment Proposal;
•	approve the Compensation Proposal;
•	approve the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM Proposal Nos. 1 – 7; and
•	conduct any other business as may properly come before the FORM annual meeting or any adjournment or postponement thereof.

Record Date.  The FORM board of directors has fixed the close of business on October 18, 2016 as the record date for determining the FORM stockholders entitled to notice of and to vote at the FORM annual meeting and any adjournment or postponement thereof.

Required Vote.  Approval of the FORM Merger Proposal, the Rights Agreement Proposal, 2012 Equity Incentive Plan Amendment, the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal and the Compensation Proposal require the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting. The election of the director nominees set forth in the Election of Directors Proposal requires the affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the FORM annual meeting and entitled to vote on the election of directors. The Certificate Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FORM’s common stock entitled to vote on the matter either in person or by proxy at the annual meeting. Approval of the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM Proposals Nos. 1 – 7 requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting. As of the close of business on the record date for the FORM annual meeting, there were 15,799,881 shares of FORM common stock outstanding and entitled to vote.

For additional information about the FORM annual meeting, see the section entitled “The Annual Meeting of FORM Stockholders” beginning on page 77.

SUMMARY HISTORICAL FINANCIAL DATA OF FORM
(In thousands, except per share data)

The following table sets forth FORM summary historical financial data as of the dates and for each of the periods indicated. The financial data for the years ended December 31, 2015 and 2014, and as of December 31, 2015 and 2014 is derived from FORM’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The financial data for the six-month periods ended June 30, 2016 and 2015 and as of June 30, 2016 is derived from FORM’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus.

You should read the summary historical financial data below together with FORM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and notes thereto for the year ended December 31, 2015 and for the six-months ended June 30, 2016, each of which are included elsewhere in this proxy statement/prospectus.

FORM Holdings Corp. Consolidated and Condensed Balance Sheet Data:

	At June 30, 2016	At December 31,
		2015	2014
Cash and cash equivalents	$27,449	$24,951	$16,023
Total assets	$37,747	$50,532	$37,435
Total liabilities	$8,035	$10,016	$6,255
Total stockholders’ equity	$29,712	$40,516	$31,180

FORM Holdings Corp. Consolidated and Condensed Statements of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014
Revenue	$13,406	$150	$22,687	$1,425
Cost of goods sold	3,306	—	800	—
Operating legal costs	4,963	8,565	18,553	25,368
Amortization and impairment of intangibles	13,201	1,617	3,295	5,123
General and administrative	6,257	5,296	10,383	16,373
Goodwill impairment	—	—	—	65,757
Total operating expenses	27,727	15,478	33,031	112,621
Operating loss from continuing operations	(14,321)	(15,328)	(10,344)	(111,196)
Gain on revaluation of warrants and conversion feature	369	695	2,544	2,201
Interest expense	(748)	(465)	(2,594)	—
Extinguishment of debt	(210)	(210)	(1,373)	—
Issuance of warrants	—	—	—	(65)
Non-operating income (expense), net	148	(177)	(357)	(162)
Loss from continuing operations before income taxes	(14,762)	(15,485)	(12,124)	(109,222)
Income tax benefit (expense)	—	—	866	—
Loss from continuing operations	(14,762)	(15,485)	(11,258)	(109,222)
Loss from discontinued operations	—	—	—	(455)
Net loss	(14,762)	(15,485)	(11,258)	(109,677)
Net loss per share	$(1.01)	$(1.65)	$(1.09)	$(12.24)
Diluted net loss per share	$(1.01)	$(1.65)	$(1.09)	$(12.36)

SUMMARY HISTORICAL FINANCIAL DATA OF XPRESSPA
(In thousands, except share and per share data)

The following table sets forth XpresSpa summary historical financial data as of December 31, 2015 and 2014, which financial data is derived from XpresSpa’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The financial data for the six-month periods ended June 30, 2016 and 2015 and as of June 30, 2016 is derived from XpresSpa’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus.

You should read the summary historical financial data below together with XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and notes thereto as of and for the period ended December 31, 2015 and for the six months ended June 30, 2016, each of which are included elsewhere in this proxy statement/prospectus.

XpresSpa Holdings, LLC Consolidated and Condensed Balance Sheet Data:

	At June 30, 2016	At December 31,
		2015	2014
Cash and cash equivalents	$2,480	$4,177	$2,192
Total assets	$22,566	$24,538	$22,258
Total liabilities	$11,560	$10,871	$10,285
Total stockholders’ equity	$11,006	$13,666	$11,974

XpresSpa Holdings, LLC Consolidated and Condensed Statements of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014
Revenue	$20,471	$19,049	$38,843	$37,347
Cost of revenue	14,835	13,459	27,670	25,558
Gross profit	5,636	5,590	11,173	11,789
Amortization of intangibles	255	216	552	215
General and administrative	8,540	8,887	17,900	15,454
Operating loss	(3,159)	(3,513)	(7,279)	(3,880)
Loss on disposal of property and equipment	71	—	(122)	(768)
Loss on loan termination	—	(69)	—	—
Finance income (expense), net	—	(10)	(32)	(50)
Interest expense	(473)	(207)	(635)	(190)
Loss before income taxes	(3,703)	(3,799)	(8,068)	(4,888)
Income tax benefit (expense)	(17)	(75)	(7)	(18)
Net loss	(3,720)	(3,874)	(8,075)	(4,906)
Net loss (income) attributable to noncontrolling interests	37	(54)	17	(109)
Net loss attributable to XpresSpa Holdings, LLC and subsidiaires	$(3,683)	$(3,928)	$(8,058)	$(5,015)

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED AND CONDENSED FINANCIAL DATA

The following summary unaudited pro forma combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on June 30, 2016, for the purposes of the balance sheets and shows the statements of operations for the six-month period ended June 30, 2016 and the year-ended December 31, 2015, and was prepared based on the historical financial statements and results of operations reported by FORM and XpresSpa. The following should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 157 and the audited historical financial statements of FORM and XpresSpa and the notes thereto beginning on pages F-1 and F-63, respectively, the sections entitled “FORM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 106 and “XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 130, and the other information contained in this proxy statement/prospectus.

Accounting Treatment of the Merger

The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. FORM will be treated as the acquiring entity for accounting purposes. In identifying FORM as the acquiring entity, the companies took into account the composition of FORM’s Board of Directors, the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer, as well as the fact that FORM’s existing stockholders will own approximately 67% of FORM after completion of the Merger on a fully diluted basis.

Pro Forma Consolidated and Condensed Balance Sheet Data:

At June 30, 2016
Cash and cash equivalents	$28,195
Total assets	$90,472
Total liabilities	$21,345
Total stockholders’ equity	$69,127

Pro Forma Consolidated and Condensed Statements of Operations Data:

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Revenue	$33,877	$61,530
Operating expenses	(52,511)	(81,396)
Operating loss	(18,634)	(19,866)
Non-operating income, net	307	782
Interest expense	(1,221)	(3,230)
Loss before income taxes	(19,548)	(22,314)
Income tax benefit (expense)	(17)	859
Net loss	(19,565)	(21,455)
Net loss (income) attributable to noncontrolling interests	37	118
Net loss attributable to the company	$(19,528)	$(21,337)
Net loss per share	$(1.10)	$(1.58)
Diluted net loss per share	$(1.10)	$(1.58)

MARKET PRICE DATA AND DIVIDEND INFORMATION

Market Price

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of FORM common stock, which trades on The NASDAQ Capital Market under the symbol “FH,” with prices prior to November 27, 2015 adjusted to account for the 1-for-10 reverse stock split, which occurred on that date. There was no change in the nominal par value per share of $0.01. FORM’s fiscal year ends on December 31st.

	FORM Common Stock
	High	Low
Fiscal Year 2015
First Quarter	$9.80	$4.60
Second Quarter	$7.70	$5.50
Third Quarter	$7.40	$3.90
Fourth Quarter	$6.00	$2.00
Fiscal Year 2016
First Quarter	$2.80	$1.18
Second Quarter	$2.47	$1.48
Third Quarter	$2.90	$1.79
Fourth Quarter (through October 18, 2016)	$4.05	$1.94

The closing price as of October 18, 2016 was $3.24.

XpresSpa is a private limited liability company and its units are not publicly traded.

Record Holders

As of October 18, 2016, FORM had 33 stockholders of record.

Dividends

FORM has not declared or paid any cash dividend on its capital stock during the two most recent fiscal years. Any determination to pay dividends to holders of FORM common stock in the future will be at the discretion of the FORM board of directors and will depend upon many factors, including FORM’s financial condition, results of operations, capital requirements and any other factors that the FORM board of directors considers appropriate. In connection with the Merger the holders of FORM preferred stock issued to XpresSpa equity holders will be entitled to dividends at the rate of 9% per annum, payable in cash or an increase in the liquidation preference of the preferred stock, at FORM’s election.

On August 8, 2016, the trading day of the announcement of the Merger, the last reported sale price of FORM’s common stock was $2.10 for an aggregate market value of FORM’s common stock of $31.5 million. On October 18, 2016, a recent practicable date before the printing of this proxy statement/prospectus, the last reported sale price of FORM’s common stock was $3.24, for an aggregate market value of FORM’s common stock of approximately $51 million. Assuming the issuance on such date of an aggregate of 2,500,000 shares of FORM common stock, an aggregate of 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock, an aggregate of 2,500,000 of FORM warrants to purchase an aggregate of 2,500,000 shares of FORM common stock if the Merger was completed on such date, the market value attributable to the shares of FORM common stock to be issued to XpresSpa’s equity holders in the aggregate, or approximately 33.1% of the outstanding shares of FORM calculated on a fully diluted basis, would equal $29 million.

Because the market price of FORM common stock is subject to fluctuation, the market value of the shares of FORM common stock that XpresSpa equity holders will receive in the Merger may increase or decrease. The foregoing information reflects only historical information.

It is expected that following the completion of the Merger and successful approval from The NASDAQ Capital Market for inclusion of the additional shares of FORM common stock on The NASDAQ Capital Market, the common stock of FORM, including the shares of FORM common stock issued to XpresSpa equity holders in connection with the Merger, will continue to be listed on The NASDAQ Capital Market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus contain or may contain forward-looking statements of FORM within the meaning of Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as may, will, project, might, expect, believe, anticipate, intend, could, would, estimate, continue or pursue or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents referred to herein and relate to a variety of matters, including but not limited to (i) the timing and anticipated completion of the Merger, (ii) the benefits expected to result from the Merger, (iii) the anticipated business of FORM (including XpresSpa) following the completion of the Merger, and (iv) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and those that are referred to in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	the expected timetable for completing the transaction;
•	the potential value created by the Merger for FORM’s stockholders;
•	the potential of FORM’s business (including XpresSpa) after completion of the Merger;
•	the continued listing of FORM’s common stock on The NASDAQ Capital Market;
•	market acceptance of FORM products and services;
•	competition from other providers and products; and
•	FORM’s management and board of directors.

In addition to the risk factors identified elsewhere, various important risks and uncertainties affecting each of FORM and XpresSpa may cause the actual results of FORM to differ materially from the results indicated by the forward-looking statement in this proxy statement/prospectus, including without limitation:

•	the financial condition, financing requirements, prospects and cash flow of FORM and XpresSpa;
•	expectations regarding potential growth;
•	the inability to have FORM’s common stock listed for trading on The NASDAQ Capital Market or another national securities exchange;
•	the loss of strategic relationships;
•	competitive position;
•	introduction and proliferation of competitive products or services;
•	changes in technology;
•	the inability to achieve sustained profitability;
•	failure to implement short- or long-term growth strategies;
•	decrease in the market price for FORM’s common stock;
•	the cost of retaining and recruiting key personnel or the loss of such key personnel;
•	compliance with applicable laws;
•	ability to maintain or protect the validity of patents and other intellectual property;

•	ability to obtain new airport spa locations or renew existing airport spa leases;
•	a decrease in U.S. airline travel due to business contraction or decreased leisure travel;
•	a decrease in U.S. airline travel due to terrorist activity;
•	increased competition in the airport spa category mitigating XpresSpa’s ability to grow;
•	redevelopment of airport terminals causing temporary or permanent location closures;
•	cyber fraud or cyber hacking in which XpresSpa’s customers’ credit card information is breached;
•	negative social media resulting in decreased customer demand for XpresSpa locations;
•	the deterioration of relationships with joint venture partners at XpresSpa locations, impacting the relationship of XpresSpa with airport leasing authorities;
•	changes in the cost of labor at XpresSpa locations, whether due to minimum wage increases or unionization; and
•	liquidity.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents referred to in this proxy statement/prospectus, as of the date of those documents. FORM disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In addition to the other information included and referred to in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27, you should carefully consider the following risk factors before deciding how to vote your shares of FORM common stock at the FORM annual meeting. These factors should be considered in conjunction with the other information included by FORM in this proxy statement/prospectus. If any of the risks described below or referred to in this proxy statement/prospectus actually materialize, the business, financial condition, results of operations, or prospects of FORM or XpresSpa, or the stock price of FORM, could be materially and adversely affected.

Risks Related to the Merger

The issuance of FORM’s securities to XpresSpa equity holders in connection with the Merger will dilute the voting power of current FORM stockholders.

Pursuant to the terms of the Merger Agreement, it is anticipated that FORM will issue to XpresSpa unit holders shares of FORM common stock and FORM preferred stock, and warrants to purchase shares of FORM common stock. After such issuance (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis). In addition, the holders of FORM preferred stock will have voting rights as specified in the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, the form of which is attached hereto as Annex E. Accordingly, the issuance of shares of FORM common stock and FORM preferred stock to XpresSpa equity holders in connection with the Merger will reduce the relative voting power of each share of FORM common stock held by current FORM stockholders.

The announcement and pendency of the Merger could have an adverse effect on the business prospects for FORM and/or XpresSpa and on FORM’s stock price and/or business, financial condition or results of operations.

While there have been no significant adverse effects to date, the announcement and pendency of the Merger could disrupt FORM’s and/or XpresSpa’s prospective and current businesses in the following ways, among others:

•	third parties, including customers, suppliers and operators, may seek to terminate and/or renegotiate their relationships with FORM or XpresSpa or decide not to conduct business with either FORM or XpresSpa as a result of the Merger, whether pursuant to the terms of their existing agreements with FORM and/or XpresSpa or otherwise; and
•	the attention of FORM and/or XpresSpa management may be directed toward the completion of the Merger and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might otherwise be beneficial to FORM or XpresSpa.

Should they occur, any of these matters could adversely affect the stock price of FORM or harm the financial condition, results of operations, or business prospects of FORM and/or XpresSpa.

Failure to complete the Merger or delays in completing the Merger could negatively impact FORM’s business, financial condition, or results of operations or FORM’s stock price.

The completion of the Merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied at all or satisfied in a timely manner. If the Merger is not completed or delayed, FORM will be subject to several risks, including:

•	the current trading price of FORM common stock may reflect a market assumption that the Merger will occur, meaning that a failure to complete the Merger or delays in completing the Merger could result in a decline in the price of FORM common stock;
•	certain executive officers and/or directors of FORM or XpresSpa may seek other employment opportunities, and the departure of any of FORM’s or XpresSpa’s executive officers and the possibility that FORM would be unable to recruit and hire experienced executives could negatively impact FORM’s future business;
•	the FORM board of directors will need to reevaluate FORM’s strategic alternatives, which alternatives may include other merger and acquisition opportunities;
•	under certain circumstances, if the Merger is terminated by either FORM or XpresSpa, then FORM is required to pay to XpresSpa a fee equal to $750,000, plus an amount in cash equal to XpresSpa’s reasonable out-of-pocket fees and expenses incurred in connection with the Merger, in an amount not to exceed $500,000;
•	FORM is expected to incur substantial transaction costs in connection with the Merger whether or not the Merger is completed; and
•	FORM would not realize any of the anticipated benefits of having completed the Merger.

If the Merger is not completed, these risks may materialize and materially and adversely affect FORM’s business, financial condition, results of operations, and FORM’s stock price.

Any delay in completing the Merger may substantially reduce the benefits that FORM expects to obtain from the Merger.

In addition to obtaining the approval of the stockholders of FORM for the consummation of the Merger, the Merger is subject to a number of other conditions beyond the control of FORM that may prevent, delay, or otherwise materially adversely affect its completion. FORM cannot predict whether or when the conditions required to complete the Merger will be satisfied. The requirements for satisfying the closing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger may materially adversely affect the benefits that FORM expects to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

Some of the directors and executive officers of FORM have interests in the Merger that are different from, or in addition to, those of the other FORM stockholders.

When considering the recommendation by the FORM board of directors that the FORM stockholders vote “for” the FORM Merger Proposal, FORM’s stockholders should be aware that certain of the directors and executive officers of FORM have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of FORM.

For instance, in connection with the Merger, (i) each of Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein and Richard K. Abbe, each a current director of the FORM board of directors, will continue to serve as a director of FORM following the completion of the Merger, (ii) Andrew D. Perlman, Anastasia Nyrkovskaya and Clifford Weinstein, currently executive officers of FORM, will remain executive officers of FORM following the completion of the Merger and (iii) the equity and debt holdings of Rockmore, an investment entity controlled by FORM’s board member Bruce T. Bernstein, in XpresSpa. Rockmore currently owns equity securities of XpresSpa that are expected to receive approximately 9.5% of the merger consideration and, following completion of the Merger, Rockmore will still be the holder of the Senior Secured Note, and will hold approximately 4.7% of the outstanding common stock of FORM on a fully diluted basis (in each case, based on the assumptions used in the section entitled “Security Ownership of Certain Beneficial Owners and Management of FORM Following the Merger” beginning on page 152). Pursuant to the terms of the Senior Secured Note, XpresSpa may not merge into or consolidate with any other person or entity or permit any other person or entity to merge into or consolidate with XpresSpa without the consent of Rockmore. Rockmore has provided its consent to the Merger.

In addition, the directors and executive officers of FORM also have certain rights to indemnification and to directors’ and officers’ liability insurance that will be provided by FORM following the completion of the Merger. See the sections entitled “The Merger — Interests of FORM Directors and Executive Officers in the Merger” beginning on page 58.

The FORM board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that FORM stockholders approve the FORM Merger Proposal.

XpresSpa can terminate the Merger Agreement for any reason or no reason upon payment of a termination fee and FORM will have no recourse against XpresSpa.

Pursuant to the Merger Agreement, XpresSpa can terminate the Merger Agreement, at any time, for any reason or no reason, upon payment to FORM of a termination fee equal to $750,000, plus an amount in cash equal to FORM’s reasonable out-of-pocket fees and expenses incurred in connection with the Merger, in an amount not to exceed $500,000. FORM will have no recourse against XpresSpa other than receiving such termination fee and would not realize any of the anticipated benefits of having completed the Merger.

Litigation has been instituted challenging the Merger and adverse judgments in this lawsuit (and any other lawsuits that may be instituted challenging the Merger) may prevent the Merger from becoming effective within the expected timeframe or at all.

As referenced below, Bruce Bernstein, a member of the FORM board of directors, and XpresSpa have been named as defendants in a lawsuit challenging the Merger. If the plaintiffs in this case, or in any other cases challenging the Merger are successful, they may prevent the parties from completing the Merger in the expected timeframe, if at all.

Even if the plaintiffs in the pending action or any potential actions are not successful, the costs of defending against such claims could adversely affect the financial condition of FORM or XpresSpa and the consummation of the Merger could be delayed or the Merger Agreement could be terminated.

In August 2016, Amiral Holdings SAS (“Amiral”), the operator of BeRelax spas, filed a complaint for breach of contract against XpresSpa related to a potential strategic transaction between Amiral and XpresSpa. Amiral Holdings SAS v. XpresSpa Holdings LLC et al., Supreme Court of the State of New York, County of New York (Index No. 654051/2016). Among other things, Amiral seeks specific performance related to the contract; an injunction prohibiting the defendants from entering into or consummating a competing transaction; and a declaration with respect to Amiral’s right of first refusal and certain related matters. On October 4, 2016, Amiral filed an amended complaint and motion for a preliminary injunction. On October 14, 2016, XpresSpa filed its response to Amiral’s motion, and on October 20, 2016, Amiral filed a reply brief. A hearing on the preliminary injunction has been scheduled for December 5, 2016, although this date is subject to change by the court. If Amiral is successful in this lawsuit or its motion for a preliminary injunction, pending appeal, the completion of the Merger could be delayed or not occur at all. In addition, should Amiral’s motion for a preliminary injunction be granted after the closing of the Merger, the Court could force the Merger to become undone or award damages to Amiral, in which case FORM may not be indemnified by XpresSpa’s equity holders for losses incurred. There is no guarantee that XpresSpa will prevail in this (or any litigation) and the combined company’s business, financial condition or results of operations may be materially harmed as a result of such litigation, in addition to diverting management’s attention away from operations to attend to the litigation.

FORM may not realize the potential value and benefits created by the Merger.

The success of the Merger will depend, in part, on FORM’s ability to realize the expected potential value and benefits created from integrating FORM’s existing businesses with XpresSpa’s business, which includes the maximization of the economic benefits of FORM’s strategic vision after completion of the Merger and plans, cash balances (which, in the case of XpresSpa, would be used for the build-out of new airport locations), financial reporting and analysis functions and legal expertise. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of XpresSpa’s business could include, among others:

•	failure to implement FORM’s business plan for the business after the completion of the Merger;
•	unanticipated issues in integrating the business of both companies;
•	loss of key employees with knowledge of FORM’s or XpresSpa’s historical business and operations;
•	unanticipated changes in applicable laws and regulations; and
•	other unanticipated issues, expenses, or liabilities that could impact, among other things, FORM’s ability to realize any expected benefits on a timely basis, or at all.

FORM may not accomplish the integration of XpresSpa’s business smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from FORM’s current operations to the integration effort and any difficulties encountered in combining businesses could prevent FORM from realizing the full expected potential value and benefits to result from the Merger and could adversely affect its business. In addition, the integration efforts could divert the focus and resources of the management of FORM and XpresSpa from other strategic opportunities and operational matters during the integration process.

FORM will be dependent on certain key personnel, and the loss of these key personnel could have a material adverse effect on FORM’s business, financial conditions and results of operations.

The success and future prospects of FORM largely depend on the skills, experience and efforts of key personnel of FORM and XpresSpa, including Andrew D. Perlman, FORM’s current Chief Executive Officer and a Director, and Edward Jankowski, XpresSpa’s Chief Executive Officer. The loss of Mr. Perlman or Mr. Jankowski or other executives of FORM and XpresSpa, or FORM’s failure to retain other key personnel, would jeopardize FORM’s ability to execute its strategic plan and materially harm its business.

Ownership of FORM’s common stock may be highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause FORM’s stock price to decline.

Upon completion of the Merger, FORM’s and XpresSpa’s executive officers and directors continuing with FORM are expected to beneficially own or control approximately 37.8% of FORM (see the sections entitled “FORM Security Ownership of Certain Beneficial Owners and Management” beginning on page 148, “XpresSpa Security Ownership of Certain Beneficial Owners and Management” beginning on page 150 and “Security Ownership of Certain Beneficial Owners and Management of FORM Following the Merger” beginning on page 152 for more information on the estimated ownership of FORM following the Merger). Accordingly, these executive officers and directors, acting individually or as a group, will have substantial influence over the outcome of a corporate action of FORM requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of FORM’s assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control of FORM, even if such change in control would benefit the other stockholders of FORM. In addition, the significant concentration of stock ownership may adversely affect the market value of FORM’s common stock due to investors’ perception that conflicts of interest may exist or arise.

The success of FORM will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect FORM’s business, financial condition, or results of operations.

FORM’s success after the Merger will be dependent on its ability to maintain and renew the business relationships of both FORM and XpresSpa and to establish new business relationships. There can be no assurance that the management of FORM will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition, or results of operations of FORM.

The future results of FORM may be materially different from those shown in the unaudited pro forma consolidated and condensed financial statements presented in this proxy statement/prospectus, which show only a combination of the historical results of FORM and XpresSpa prepared by FORM and XpresSpa in connection with discussions concerning the Merger. FORM expects to incur significant costs associated with the completion of the Merger and integrating the operations of the two companies. The exact magnitude of these costs is not yet known.

FORM’s business and financial condition could be constrained by XpresSpa’s outstanding debt.

XpresSpa is obligated under the Senior Secured Note payable to Rockmore, which has an outstanding balance of approximately $6,500,000, with a maturity date of May 1, 2018, with an additional one-year extension if both FORM and Rockmore consent to such extension. The Senior Secured Note accrues interest of 9.24% per annum, payable monthly, plus an additional 2.0% per annum. XpresSpa has granted Rockmore a security interest in all of its tangible and intangible personal property to secure its obligations under the Senior Secured Note. After the completion of the Merger the debt will remain outstanding as an obligation of XpresSpa, but will be guaranteed by FORM.

The price of FORM common stock after the Merger is completed may be affected by factors different from those currently affecting the shares of FORM.

The business of FORM differs from the business of XpresSpa and, accordingly, the results of operations of FORM and the trading price of FORM common stock following the completion of the Merger may be significantly affected by factors different from those currently affecting the independent results of operations of FORM because after the Merger FORM will be conducting activities not undertaken by FORM prior to the completion of the Merger. For a discussion of the businesses of FORM and XpresSpa and of certain factors to consider in connection with those businesses, see the sections entitled “FORM’s Business,” “FORM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “XpresSpa’s Business,” “XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements of FORM and XpresSpa, including the notes thereto, which are included elsewhere in this proxy statement/prospectus, and the other information contained in this proxy statement/prospectus.

Material weaknesses may exist when FORM reports on the effectiveness of its internal controls over financial reporting for purposes of its reporting requirements after the Merger.

Prior to the Merger, XpresSpa, as a private company, was not subject to Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Therefore, XpresSpa’s management and independent registered public accounting firm did not perform an evaluation of XpresSpa’s internal controls over financial reporting as of December 31, 2015 in accordance with the provisions of Sarbanes-Oxley. Following the completion of the Merger within the expected timeframe, FORM will be required to provide management’s report on internal control over financial reporting in its Annual Report on Form 10-K for the year ending December 31, 2016, as required by Section 404 of Sarbanes-Oxley. FORM has not yet assessed the effectiveness of the internal controls for XpresSpa and material weaknesses may exist.

FORM does not expect to pay cash dividends on its common stock.

FORM anticipates that it will retain its earnings, if any, for future growth and therefore does not anticipate paying cash dividends on its common stock in the future. Investors seeking cash dividends should not invest in FORM’s common stock for that purpose. However, from and after the date of the issuance of any shares of the FORM preferred stock, dividends at the rate per annum of $4.32 per share (which represents 9% per annum) will accrue on such shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the FORM preferred stock).

Anti-takeover provisions in FORM’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of FORM difficult.

FORM’s certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of FORM’s common stock.

Because the lack of a public market for XpresSpa’s units makes it difficult to evaluate the fairness of the Merger, XpresSpa’s equity holders may receive consideration in the Merger that is greater than or less than the fair market value of XpresSpa’s units.

The outstanding equity of XpresSpa is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of XpresSpa. Since the amount of FORM common stock, preferred stock and warrants to be issued to XpresSpa’s equity holders was determined based on negotiations between the parties, it is possible that the value of the FORM common stock, preferred stock and warrants to be issued in connection with the Merger will be greater than the fair market value of XpresSpa. Alternatively, it is possible that the value of the shares of FORM common stock, preferred stock and warrants to be issued in connection with the Merger will be less than the fair market value of XpresSpa.

If any of the events described in “Risks Related to FORM’s Business” or “Risks Related to XpresSpa’s Business” occur, those events could cause the potential benefits of the Merger not to be realized.

Following the completion of the Merger, current FORM executive officers and certain XpresSpa executive officers and certain XpresSpa and FORM directors will direct the business and operations of FORM. Additionally, XpresSpa’s business is expected to be an important part of the business of FORM following the Merger. As a result, the risks described below in the section entitled “Risks Related to XpresSpa’s Business” beginning on page 39 are among the significant risks to FORM if the Merger is completed. To the extent any of the events described below in either the section entitled “Risks Related to FORM’s Business” or “Risks Related to XpresSpa’s Business” occur, those events could cause the potential benefits of the Merger not to be realized and the market price of FORM’s common stock to decline.

Risks Related to FORM’s Business

FORM is currently, and after the completion of the Merger will continue to be, subject to the risks described below.

FORM may not be able to consummate the Merger with XpresSpa.

The consummation of the Merger with XpresSpa is subject to stockholders approval and other closing conditions. FORM has expended significant effort and management attention on the proposed transaction. There is no assurance that the Merger will be consummated. For example, FORM’s stockholders may not approve the Merger. If the Merger is not consummated for any reason, FORM’s business and operations, as well as the market price of its stock may be adversely affected.

The exercise of a substantial number of warrants or options by FORM’s security holders may have an adverse effect on the market price of FORM common stock.

Should FORM’s currently outstanding warrants be exercised, there will be 1,006,679 additional shares of common stock eligible for trading in the public market. In addition, FORM currently has options outstanding to purchase 1,492,434 shares of common stock, granted as of October 18, 2016, to FORM’s management, employees, directors and consultants. In March 2016, the FORM board of directors approved participation of all outstanding options in future dividends, as well as acceleration of vesting of all outstanding options, if certain market conditions are met. Therefore, the sale, or even the possibility of sale, of the shares of common stock underlying the warrants and options could have an adverse effect on the market price for FORM’s securities or on FORM’s ability to obtain future financing. As of June 30, 2016, the weighted average exercise price of all currently outstanding warrants and options was $9.18 per share and $16.51 per share, respectively.

Future sales of FORM’s shares of common stock by its stockholders could cause the market price of FORM common stock to drop significantly, even if FORM’s business is performing well.

As of June 30, 2016, FORM had 15,011,498 shares of common stock issued and outstanding, excluding shares of common stock issuable upon exercise of warrants or options. As of October 18, 2016, FORM had 15,799,881 shares of common stock issued and outstanding excluding shares of common stock issuable upon exercise of warrants or options, including the 750,574 shares sold in the private placement described herein, completed on August 8, 2016, but not yet allocated to investors. As shares saleable under Rule 144 are sold the market price of FORM common stock could drop significantly, if the holders of shares that are not registered sell them, or are perceived by the market as intending to sell them. This decline in FORM’s stock price could occur even if FORM’s business is otherwise performing well.

Group Mobile’s and FLI Charge’s businesses depend upon their ability to keep pace with the latest technological changes and their failure to do so could make Group Mobile and FLI Charge less competitive in their respective industries.

The market for Group Mobile’s and FLI Charge’s products and services is characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make Group Mobile’s and FLI Charge’s products and services less attractive. Furthermore, Group Mobile’s and FLI Charge’s competitors may have access to technology not available to Group Mobile and FLI Charge, which may enable them to produce products of greater interest to consumers or at a more competitive cost. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to Group Mobile’s and FLI Charge’s businesses and operating results. As a result, Group Mobile’s and FLI Charge’s success will depend, in part, on their ability to develop and market product and service offerings that respond in a timely manner to the technological advances available to Group Mobile’s and FLI Charge’s customers, evolving industry standards and changing preferences.

FORM may not be able to successfully monetize the patents it acquired from Nokia, nor any of the other patent acquisitions, thus it may fail to realize all of the anticipated benefits of such acquisition.

There is no assurance that FORM will be able to successfully monetize the patent portfolio that it acquired from Nokia, nor any other patent acquisitions. The patents it acquired from Nokia could fail to produce anticipated benefits, or could have other adverse effects that it currently does not foresee. Failure to successfully monetize these patent assets may have a material adverse effect on its business, financial condition and results of operations.

In addition, the acquisition of a patent portfolio is subject to a number of risks, including, but not limited to the following:

•	There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets, if at all. During that time lag, material costs are likely to be incurred that would have a negative effect on its results of operations, cash flows and financial position.
•	The integration of a patent portfolio is a time consuming and expensive process that may disrupt FORM’s operations. If its integration efforts are not successful, its results of operations could be harmed. In addition, FORM may not achieve anticipated synergies or other benefits from such acquisition.

Therefore, there is no assurance that FORM will be able to monetize an acquired patent portfolio and recoup its investment.

The mobile and/or rugged computing industry is characterized by rapid technological change, and the success of Group Mobile depends upon the frequent enhancement of existing products and services and timely introduction of new products and services that meet Group Mobile’s customers’ needs.

Customer requirements for mobile computing products and services are rapidly evolving and technological changes in the industry occur rapidly. To keep up with new customer requirements and distinguish Group Mobile from its competitors in the business of reselling rugged devices, Group Mobile must frequently introduce new products and services and enhancements of existing products and services. Enhancing existing products and services and developing new products and services is a complex and uncertain process. Furthermore, Group Mobile may not be able to launch new or improved products or services before its competition launches comparable products or services. Any of these factors could cause its business or results of operations to suffer.

If FLI Charge successfully commercially launches a product, and its product does not achieve widespread market acceptance, it will not be able to generate the revenue necessary to support its business.

Achieving acceptance of a wire-free recharging system as a preferred method to recharge fixed and mobile electronic devices will be crucial to FLI Charge’s continued success. Consumers and commercial customers will not begin to use or increase the use of its product unless they agree that the convenience of its solution would be worth the additional expense of purchasing the FLI Charge system. FLI Charge has no history of marketing any product and it and its commercialization partners may fail to generate significant interest in the initial commercial products or any other product it or its partners may develop. These and other factors, including the following factors, may affect the rate and level of the market acceptance:

•	its products’ price relative to other products or competing methods of recharging;
•	the effectiveness of its sales and marketing efforts;
•	the support and rate of acceptance of its technology and solutions including with its joint development partners;
•	perception by both individual and enterprise users of its system’s convenience, safety and efficiency;
•	press and blog coverage, social media coverage, and other publicity and public relations; and
•	regulatory developments related to marketing its products or their inclusion in others’ products.

If FLI Charge is unable to achieve or maintain market acceptance, its business would be significantly harmed.

The consumer electronics and mobile computing industries are subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to FLI Charge’s technology under development or other future products it may bring to market from time to time. If FLI Charge is unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, its products may become less useful or obsolete and its operating results will suffer.

The consumer electronics and mobile computing industries in general and the power, recharging and alternative recharging segments of that industry in particular are subject to intense and increasing competition and rapidly evolving technologies. Because FLI Charge’s products are expected to have long development cycles, it must anticipate changes in the marketplace and the direction of technological innovation and customer demands. To compete successfully, it will need to demonstrate the advantages of its products and technologies over well-established alternative solutions, products and technologies, as well as newer methods of power delivery and convince consumers and enterprises of the advantages of its products and technologies.

Group Mobile depends on a small number of OEMs to supply the products and services that it sells and the loss of, or a material change in, a business relationship with a major OEM supplier, could adversely affect its operations, cash flow, and financial position.

Group Mobile’s future success is highly dependent on its relationships with a small number of OEM suppliers. Group Mobile’s primary suppliers include Synnex Corporation, Ingram Micro Inc., Xplore Technologies Corporation and Flextronics International Ltd., which combined represent approximately 80% of Group Mobile’s inventory purchases. OEM supplier agreements typically are short-term and may be terminated without cause upon short notice. The loss or deterioration of Group Mobile’s relationship with any of its major OEM suppliers, the authorization by OEM suppliers of additional distributors, the sale of products by OEM suppliers directly to its reseller and retail customers and end-users, or its failure to establish relationships with new OEM suppliers or to expand the distribution and supply chain services that it provides

OEM suppliers could adversely affect Group Mobile’s operations, cash flows, and financial position. In addition, OEM suppliers may face liquidity or solvency issues that in turn could negatively affect its operations, cash flows, and financial position.

Group Mobile and FLI Charge could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm its business.

The nature of Group Mobile’s and FLI Charge’s businesses exposes them to potential liability risks that are inherent in the marketing and sale of products used by consumers. Group Mobile or FLI Charge may be held liable if their technology under development now or in the future causes injury or death or is found otherwise unsuitable during usage. Group Mobile’s and FLI Charge’s technology incorporates sophisticated components and computer software. Complex software can contain errors, particularly when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after installation.

In addition, if a product sold by Group Mobile or FLI Charge is defective, whether due to design or manufacturing defects, improper use of the product or other reasons, it or its strategic partners may be required to notify regulatory authorities and/or to recall the product. A required notification to a regulatory authority or recall could result in an investigation by regulatory authorities of its products, which could in turn result in required recalls, restrictions on the sale of the products or other penalties. The adverse publicity resulting from any of these actions could adversely affect the perception of its customers and potential customers. These investigations or recalls, especially if accompanied by unfavorable publicity, could result in substantial costs, loss of revenue and damage to its reputation, each of which would harm its business.

FLI Charge intends to pursue licensing of its wire-free charging technology as a means of commercialization but it may not be able to secure advantageous license agreements.

FLI Charge is pursuing the licensing of its wire-free technology as a means of commercialization. There can be no assurance that it will be able to achieve partnerships and reach licensing arrangements. Furthermore, the timing and volume of revenue earned from license agreements will be outside of its control.

Technology and intellectual property company stock prices are especially volatile, and this volatility may depress the price of FORM’s common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. FORM believes that various factors may cause the market price of its common stock to fluctuate, perhaps substantially, including, among others, the following:

•	developments or disputes concerning its patents;
•	announcements of developments in its patent enforcement actions;
•	additions to or departures of its key personnel;
•	announcements of technological innovations by it or its competitors;
•	announcements by it or its competitors of significant contracts, acquisitions, strategic partnerships, capital commitments, new technologies, or patents;
•	new regulatory pronouncements and changes in regulatory guidelines;
•	changes in financial estimates or recommendations by securities analysts; and
•	general and industry-specific economic conditions.

The market prices of the securities of technology companies have been highly volatile and are likely to remain highly volatile in the future. The stock market as a whole also has experienced extreme price and volume fluctuations that have affected the market price of many technology companies in ways that may have been unrelated to these companies’ operating performance. Furthermore, FORM believes that fluctuations in its stock price can also be impacted by court rulings and/or other developments in its patent licensing and enforcement actions and its stock price may reflect certain future growth and profitability expectations. If FORM fails to meet these expectations then its stock price may significantly decline, which could have an adverse impact on investor confidence.

Anti-takeover provisions of Delaware law, provisions in FORM’s charter and bylaws and its stockholder rights plan could delay, discourage or make more difficult a third-party acquisition of control of FORM.

FORM is a Delaware corporation and, as such, certain provisions of Delaware law could delay, discourage or make more difficult a third-party acquisition of control of FORM, even if the change in control would be beneficial to stockholders or the stockholders regard it as such. FORM is subject to the provisions of Section 203 of the DGCL, which prohibits certain “business combination” transactions (as defined in Section 203) with an “interested stockholder” (defined in Section 203 as a 15% or greater stockholder) for a period of three years after a stockholder becomes an “interested stockholder,” unless the attaining of “interested stockholder” status or the transaction is pre-approved by FORM’s Board of Directors, the transaction results in the attainment of at least an 85% ownership level by an acquirer or the transaction is later approved by FORM’s Board of Directors and by its stockholders by at least a 66 2/3 percent vote of its stockholders other than the “interested stockholder,” each as specifically provided in Section 203. FORM has also adopted a shareholder rights plan in the form of the Rights Agreement, designed to help protect and preserve its substantial tax attributes primarily associated with its NOLs and research tax credits under Sections 382 and 383 of the Internal Revenue Code and related U.S. Treasury regulations. Although this is not the purpose of the Rights Agreement, it could have the effect of making it uneconomical for a third party to acquire FORM on a hostile basis.

These provisions of the DGCL, FORM’s certificate of incorporation and bylaws, and the Rights Agreement may delay, discourage or make more difficult certain types of transactions in which FORM’s stockholders might otherwise receive a premium for their shares over the current market price, and might limit the ability of its stockholders to approve transactions that they think may be in their best interest.

Future acquisitions or business opportunities could involve unknown risks that could harm FORM’s business and adversely affect its financial condition and results of operations.

FORM strives to be a diversified holding company that owns interests in a number of different businesses. FORM has in the past, and may in the future, acquire businesses or make investments, directly or indirectly through its subsidiaries, that involve unknown risks, some of which will be particular to the industry in which the investment or acquisition targets operate, including risks in industries with which FORM is not familiar or experienced. Although FORM intends to conduct appropriate business, financial and legal due diligence in connection with the evaluation of future investment or acquisition opportunities, there can be no assurance FORM’s due diligence investigations will identify every matter that could have a material adverse effect on FORM. FORM may be unable to adequately address the financial, legal and operational risks raised by such investments or acquisitions, especially if it is unfamiliar with the relevant industry. The realization of any unknown risks could expose FORM to unanticipated costs and liabilities and prevent or limit it from realizing the projected benefits of the investments or acquisitions, which could adversely affect its financial condition and liquidity.

Future acquisitions and investments are possible, changing the components of FORM’s assets and liabilities, and, if unsuccessful, could reduce the value of its common stock.

Any future acquisitions may result in significant changes in the composition of FORM’s assets and liabilities. Consequently, FORM’s financial condition, results of operations and the trading price of its common stock may be affected by factors different from those currently affecting its financial condition, results of operations and trading price.

FORM may be unsuccessful in identifying suitable acquisition candidates, which may negatively impact its growth strategy.

There can be no assurance given that FORM will be able to implement its strategy and identify suitable acquisition candidates or consummate future acquisitions on acceptable terms. FORM’s failure to successfully identify suitable acquisition candidates or consummate future acquisitions on acceptable terms could have an adverse effect on its prospects, business activities, cash flow, financial condition, results of operations and stock price.

FORM’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2015, FORM had federal net operating loss carryforwards (“NOL”s) of $123.6 million which expire 20 years from the respective tax years to which they relate. FORM’s ability to utilize its NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, FORM may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

Risks Related to XpresSpa’s Business

XpresSpa is reliant on international and domestic airplane travel, and the time that airline passengers spend in U.S. airports post-security. A decrease in airline travel, a decrease in the desire of customers to buy spa services and products, or decreased time spent in airports would negatively impact XpresSpa’s revenues.

XpresSpa depends upon a large number of airplane travelers with the psychographic propensity for health and wellness, and in particular spa treatments and products, spending significant time post-Transportation Security Administration (“TSA”) security clearance check points.

If the number of airline travelers in the United States decreases, if the time that these travelers spend post-TSA security decreases, and/or if travelers ability or willingness to pay for XpresSpa’s products and services diminishes, this could have an adverse effect on XpresSpa’s growth, business activities, cashflow, financial condition and results of operations. Some reasons for these events could include:

•	terrorist activities impacting either domestic or international travel through airports where XpresSpa operates, causing fear of flying, flight cancellations, or an economic downturn;
•	a decrease in business spending that impacts business travel, such as a recession;
•	a decrease in consumer spending that impacts U.S. leisure travel, such as a recession or a stock market downturn or a change in consumer lending regulations impacting available credit for leisure travel;
•	an increase in airfare prices that impacts the willingness of U.S. air travelers to fly, such as an increase in oil prices or heightened taxation from federal or other aviation authorities;
•	an increase in airplane accident rates, causing U.S. travelers to decrease the amount that they fly;
•	scientific studies that malign the use of spa services or the products used in spa services, such as the impact of certain chemicals and procedures on health and wellness; or
•	streamlined TSA security screening checkpoints, which could decrease the wait time at checkpoints and therefore the time air travelers budget for spending time at the airport.

XpresSpa’s operating results may fluctuate significantly due to certain factors, some of which are beyond its control.

XpresSpa’s operating results may fluctuate from period to period significantly because of several factors, including:

•	the timing and size of new unit openings, particularly the launch of new terminals;
•	passenger traffic and seasonality of air travel;
•	changes in the price and availability of supplies;

•	macroeconomic conditions, both nationally and locally;
•	changes in consumer preferences and competitive conditions;
•	expansion to new markets and new locations; and
•	increases in infrastructure costs including those costs associated with the build-out of new concession locations and renovating existing concession locations.

XpresSpa’s operating results may fluctuate significantly as a result of the factors discussed above. Accordingly, results for any period are not necessarily indicative of results to be expected for any other period or for any year.

XpresSpa’s expansion into new airports may present increased risks due to its unfamiliarity with those areas.

XpresSpa’s growth strategy depends upon expanding into markets where it has little or no meaningful operating experience. Those locations may have demographic characteristics, consumer tastes and discretionary spending patterns that are different from those in the markets where its existing operations are located. As a result, new airport terminal operations may be less successful than its concession locations in its current airport terminals. XpresSpa may find it more difficult in new markets to hire, motivate and keep qualified employees who can project its vision, passion and culture. XpresSpa may also be unfamiliar with local laws, regulations and administrative procedures, including the procurement of spa services retail licenses, in new markets which could delay the build-out of new concession locations and prevent it from achieving its target revenues on a timely basis. Operations in new markets may also have lower average revenues or enplanements than in the markets where XpresSpa currently operates. Operations in new markets may also take longer to ramp up and reach expected sales and profit levels, and may never do so, thereby negatively affecting XpresSpa’s results of operations.

XpresSpa currently relies on a skilled, licensed labor force to provide spa services, and the supply of this labor force is finite. If XpresSpa cannot hire adequate staff for its locations, it will not be able to operate.

XpresSpa has approximately 686 employees in its locations across the United States. Excluding some dedicated retail staff, the majority of these employees are licensed by counties and states to perform spa services, and hold such licenses as masseuses, nail technicians, aestheticians, barbers and master barbers. The demand for these licensed technicians has been increasing in the United States as more consumers gravitate to health and wellness treatments such as spa services. XpresSpa competes not only with other airport-based spa companies but with spa companies outside of the airport for this skilled labor force. In addition, all staff hired by XpresSpa must pass the background checks and security clearances necessary to work in airport locations. If XpresSpa is unable to attract and retain qualified staff to work in its airport locations, its ability to operate will be impacted negatively.

XpresSpa’s labor force could unionize, putting upward pressure on labor costs.

Currently, one XpresSpa location has a labor force which is unionized. Major players in labor organization, and in particular “Unite Here!” which represents 33,000 employees in the airport concessions and airline catering industries, could target XpresSpa locations for its unionization efforts. In the event of the successful unionization of all of XpresSpa’s labor force, XpresSpa would likely incur additional costs in the form of higher wages, more benefits such as vacation and sick leave, and potentially also higher health care insurance costs.

XpresSpa competes for new locations in airports, and may not be able to secure new locations.

XpresSpa participates in the highly competitive and lucrative airport concessions industry, and as a result competes for retail leases with a variety of larger, better capitalized concessions companies as well as smaller, mid-tier and single unit operators. Frequently, an airport includes a spa concept within its retail product set and, in those instances, XpresSpa competes primarily with BeRelax, Terminal Getaway, Massage Bar and 10 Minute Manicure.

XpresSpa’s leases may be terminated, either for convenience by the landlord or as a result of an XpresSpa default.

XpresSpa has store locations and kiosks in a number of airports in which the landlord, with prior written notice to XpresSpa, can terminate XpresSpa’s lease, including for convenience or as necessary for airport purposes or operations. If a landlord elects to terminate a lease at an airport, XpresSpa may have to shut down one or more store locations at that airport.

Additionally, XpresSpa leases have numerous provisions governing the operation of XpresSpa’s stores. Violation of one or more of these provisions, even unintentionally, may result in the landlord finding that XpresSpa is in default of the lease. Violation of lease provisions may result in fines and, in some cases, termination of a lease.

XpresSpa’s ability to operate depends on the traffic patterns of the terminals in which it operates, and the cessation or disruption of air traveler traffic in these terminals would negatively impact XpresSpa’s addressable market.

XpresSpa depends on a high volume of air travelers in its terminals. It is possible that a terminal in which XpresSpa operates could become subject to a lower volume of air travelers, which would significantly impact traffic near and around XpresSpa locations and therefore its total addressable market. Lower volume in a terminal could be caused by:

•	terminal construction that results in the temporary or permanent closure of a unit, or adversely impacts the volume or pattern of traffic flows within an airport;
•	an airline utilizing an airport in which XpresSpa operates could abandon that airport or an individual terminal in favor of other airports or terminals, or because it is contracting operations; or
•	adverse weather conditions could cause damage to the terminal or airport in which XpresSpa operates, resulting in the temporary or permanent closure of a unit.

Failure to comply with minimum airport concession disadvantaged business enterprise participation goals and requirements could lead to lost business opportunities or the loss of existing business.

A number of XpresSpa’s leases contain minimum ACDBE participation requirements, and bidding on or submitting proposals for new concession contracts often requires that XpresSpa meets or uses good faith efforts to meet certain minimum ACDBE participation requirements. If XpresSpa fails to comply with the minimum ACDBE participation requirements, XpresSpa may be held responsible for a breach of contract, which could result in the termination of a lease and impairment of XpresSpa’s ability to bid on or obtain future concession contracts. To the extent that XpresSpa leases are terminated and XpresSpa is required to shut down one or more store locations, there could be a material adverse impact to its business and results of operations.

Continued minimum wage increases would negatively impact XpresSpa’s cost of labor.

XpresSpa compensates its licensed technicians via a formula that includes commissions. As a result, an increase in the minimum wage would increase XpresSpa’s cost of labor.

If XpresSpa is unable to protect its customers’ credit card data and other personal information, XpresSpa could be exposed to data loss, litigation and liability, and its reputation could be significantly harmed.

Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information, including order history, travel history and other preferences, exposes XpresSpa to increased risk of privacy and/or security breaches as well as other risks. The majority of XpresSpa’s sales are by credit or debit cards. Additionally, XpresSpa collects and stores personal information from individuals, including its customers and employees.

XpresSpa may experience security breaches in which credit and debit card information or other personal information is stolen in the future. Although XpresSpa uses secure private networks to transmit confidential information, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and its security measures and those of technology vendors may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Further, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payments themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by XpresSpa. In addition, contractors, or third parties with whom XpresSpa does business or to whom XpresSpa outsources business operations may attempt to circumvent its security measures in order to misappropriate such information, and may purposefully or inadvertently cause a breach involving such information. If a person is able to circumvent XpresSpa’s security measures or those of third parties, he or she could destroy or steal valuable information or disrupt XpresSpa’s operations. XpresSpa may become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and XpresSpa may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause XpresSpa to incur significant unplanned expenses, which could have an adverse effect on its business or results of operations. Further, adverse publicity resulting from these allegations could significantly harm its reputation and may have a material adverse effect on it. Although XpresSpa carries cyber liability insurance to protect against these risks, there can be no assurance that such insurance will provide adequate levels of coverage against all potential claims.

Negative social media regarding XpresSpa could result in decreased revenues and impact XpresSpa’s ability to recruit workers.

XpresSpa’s affinity among consumers is highly dependent on their positive feelings about the brand, its customer service and the range and quality of services and products that it offers. A negative customer experience that is posted to social media outlets and is distributed virally could tarnish XpresSpa’s brand and its customers may opt to no longer engage with the brand.

XpresSpa employs people in multiple different states, and the employment laws of those states are subject to change. In addition, its services are regulated through county and/or state operating licenses. Noncompliance with applicable laws could result in employee lawsuits or legal action taken by government authorities.

XpresSpa must comply with a variety of employment and business practices laws across the United States. XpresSpa monitors the laws governing its activities, but in the event it does not become aware of a new regulation or fails to comply with a regulation, it could be subject to disciplinary action by governing bodies and potentially employee lawsuits.

XpresSpa is not currently cash flow positive, and will depend on funding from FORM to open new locations. In the event that capital is unavailable from FORM, XpresSpa will not be able to open new locations.

Throughout its operating history, XpresSpa has not generated sufficient cash from operations to fund its new store development. As a result, it will be dependent upon FORM to fund its new location growth until such time as it can produce enough cash to profitably fund its own location growth.

XpresSpa sources, develops and sells products that may result in product liability defense costs and product liability payments.

The ingredients in XpresSpa’s products contain ingredients that are deemed to be safe by the United States Federal Drug Administration and the Federal Food, Drug and Cosmetics Act. However, there is no guarantee that these ingredients will not cause adverse health effects to some consumers given the wide range of ingredients and allergies amongst the general population. XpresSpa may face substantial product liability exposure for products it sells to the general public or that it uses in its services. Product liability claims, regardless of their merits, could be costly and divert management’s attention, and adversely affect XpresSpa’s reputation and the demand for its products and services. XpresSpa to date has not been named as a defendant in product liability actions.

XpresSpa is already involved in litigation that could divert management’s attention and harm its business or prevent the completion of the Merger.

In August 2016, Amiral Holdings SAS (“Amiral”), the operator of BeRelax spas, filed a complaint for breach of contract against XpresSpa related to a potential strategic transaction between Amiral and XpresSpa. Amiral Holdings SAS v. XpresSpa Holdings LLC et al., Supreme Court of the State of New York, County of New York (Index No. 654051/2016). Among other things, Amiral seeks specific performance related to the contract; an injunction prohibiting the defendants from entering into or consummating a competing transaction; and a declaration with respect to Amiral’s right of first refusal and certain related matters. On October 4, 2016, Amiral filed an amended complaint and motion for a preliminary injunction. On October 14, 2016, XpresSpa filed its response to Amiral’s motion, and on October 20, 2016, Amiral filed a reply brief. A hearing on the preliminary injunction has been scheduled for December 5, 2016, although this date is subject to change by the court. If Amiral is successful in this lawsuit or its motion for a preliminary injunction, the completion of the Merger could be delayed or not occur at all.

THE MERGER

Structure of the Merger

In accordance with the Merger Agreement and the Delaware Limited Liability Company Act (the “DLLCA”), at the effective time, Merger Sub, a wholly-owned subsidiary of FORM formed solely for the purpose of carrying out the Merger, will merge with and into XpresSpa with XpresSpa continuing as the surviving entity and a wholly-owned subsidiary of FORM. In connection with the Merger, each XpresSpa common unit and preferred unit outstanding as of immediately prior to the effective time (other than those held by FORM and its subsidiaries, which will be cancelled) will be converted into the right to receive shares of FORM common stock, preferred stock and warrants, all in accordance with the terms and conditions of the Merger Agreement. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as agreed to by the parties and specified in the certificate of merger. If the FORM stockholders approve the FORM Merger Proposal, then FORM expects the Merger to be completed as soon as practicable following the FORM annual meeting and satisfaction or waiver of the closing conditions.

What XpresSpa Equity Holders Will Receive in the Merger

Upon completion of the Merger (i) the then-outstanding common units of XpresSpa (other than units held by FORM and its subsidiaries, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than preferred units held by FORM and its subsidiaries, which will be cancelled without any consideration) will be cancelled and automatically converted into the right to receive an aggregate of (i) 2,500,000 shares of FORM common stock, (ii) 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock and (iii) five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, in each case, subject to adjustment in the event of a stock split, dividend or similar events. Immediately following the completion of the Merger (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

Fractional Shares

No fractional shares of FORM common stock or FORM preferred stock will be issued to XpresSpa equity holders in connection with the Merger. Instead, XpresSpa equity holders will be entitled to receive the next highest number of whole shares of FORM common or preferred stock, as applicable, in lieu of any fractional shares of FORM common or preferred stock that they would otherwise be entitled to receive in connection with the Merger. For an additional discussion of what XpresSpa equity holders will receive in connection with the Merger, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 67.

Ownership of FORM after the Completion of the Merger

Upon completion of the Merger, the XpresSpa equity holders are expected to receive shares of FORM common stock, preferred stock and warrants representing an aggregate of approximately 33% of the outstanding shares of common stock of FORM calculated on a fully diluted basis. FORM stockholders will continue to own their existing shares of FORM common stock, which will not be affected by the Merger, and, unless they hold XpresSpa units, will not receive any additional shares of FORM common stock in connection with the Merger. As a result, immediately upon completion of the Merger, such shares will represent an aggregate of approximately 67% of the outstanding shares of common stock of FORM calculated on a fully diluted basis. For example, if you are a FORM stockholder and hold 5% of the outstanding shares of FORM common stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold XpresSpa units, then upon completion of the Merger you will hold an aggregate of approximately 3.35% of the outstanding shares of common stock of FORM calculated on a fully diluted basis as of immediately following the completion of the Merger. If you are an XpresSpa equity holder and hold 5% of the outstanding equity of XpresSpa calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold shares of FORM common stock, then upon completion of the Merger you will hold an aggregate of approximately 1.65% of the outstanding shares of common stock of FORM, calculated on a fully diluted basis as of immediately following the completion of the Merger.

Background of the Merger

The terms of the Merger are the result of negotiations that took place between executives and board members of FORM and executives and board members of XpresSpa.

•	On December 17, 2015, Andrew Perlman met with Bruce T. Bernstein and Richard K. Abbe to first discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On December 28, 2015, Andrew Perlman and Bruce T. Bernstein had a phone conversation to discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On January 14, 2016, Bruce T. Bernstein sent FORM’s proposed non-disclosure agreement to a representative of Mistral for a potential financing transaction involving FORM and XpresSpa.
•	On January 15, 2016, Andrew Perlman and Cliff Weinstein met with Andrew R. Heyer (Chairman of XpresSpa and CEO of Mistral), for the first time, to discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On January 20, 2016, a representative of Mistral sent Andrew Perlman a countersigned copy of FORM’s non-disclosure agreement, signed by Rhonda Schladerbach, Chief Operating Officer of XpresSpa, as well as an XpresSpa management presentation.
•	On January 26, 2016, Andrew Perlman and Bruce T. Bernstein met to discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On February 8, 2016, Andrew Perlman, Bruce T. Bernstein, and Clifford Weinstein met with Andrew R. Heyer at FORM’s offices to discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On February 12, 2016, Andrew Perlman and William Phoenix (an XpresSpa director and managing director at Mistral) met at Mistral’s offices to discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On February 23, 2016, Andrew Perlman and Bruce T. Bernstein met with Tom Fricke (an executive consultant to XpresSpa), Robert Mahan (an executive consultant to XpresSpa), Rhonda Schladerbach (Chief Operating Officer of XpresSpa), William Phoenix, and a Mistral representative at the offices of XpresSpa to discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On February 23, 2016, a Mistral respresentative sent Andrew Perlman, Bruce Bernstein and William Phoenix a set of XpresSpa financial diligence materials.
•	On February 28, 2016, XpresSpa sent FORM a term sheet for a financing transaction involving FORM and XpresSpa, whereby FORM would purchase $5,000,000 of Series C XpresSpa units. FORM proposed that the Series C units would have a liquidiation preference equal to the price per unit, and would be senior to all XpresSpa common securities, but junior to all existing Series A and Series B preferred units, would accrue cash dividends quarterly, and would be convertible, at FORM’s option, into XpresSpa common units.
•	On March 14, 2016, Andrew Perlman met with Andrew R. Heyer and William Phoenix at the offices of Mistral to discuss the potential for a financing transaction involving FORM and XpresSpa.
•	On March 18, 2016, FORM sent Mistral a term sheet for a financing transaction involving FORM and XpresSpa whereby FORM would purchase 5,000,000 of Series C XpresSpa units issued for $1 per unit. FORM proposed that the Series C units would have a liquidation preference prior to the distribution to XpresSpa’s Series B preferred units, Series A preferred units and common units and would also be entitled to additional equity sale participation above the liquidation preference and accrued interest. FORM also proposed that it would have 30% voting rights in XpresSpa, a right to buy out Mistral’s holdings at a valuation of $60,000,000 or six times trailing 12 month EBITDA and a right of last refusal on any alternative offer.
•	On March 18, 2016, Andrew Perlman and Richard Abbe held a phone conversation with Andrew R. Heyer and William Phoenix to discuss FORM’s term sheet for a financing transaction involving FORM and XpresSpa.
•	On March 23, 2016, a representative of XpresSpa emailed FORM a counter-proposal to FORM’s term sheet for a financing transaction involving FORM and XpresSpa whereby FORM would purchase 5,000,000 Series C XpresSpa units issued for $1 per unit. The Series C units would have a liquidation preference prior to the distribution to XpresSpa’s Series B preferred units, Series A preferred units and common units and would also be entitled to additional equity sale participation above the liquidation preference and accrued interest. XpresSpa also proposed that FORM would have 30% voting rights in XpresSpa, a right to buy out Mistral’s holdings at a valuation of $80,000,000 or eight times trailing 12 month EBITDA and a right of last refusal on any alternative offer. In addition, XpresSpa proposed that its Series A unit holders exchange their Series A units for $10.5 million worth of newly issued FORM preferred stock, with an 8.0% cash dividend payable quarterly, and 1,300,000 warrants to purchase shares of FORM common stock with an exercise price of $4.00.
•	On March 24, 2016, Andrew Perlman and Andrew R. Heyer held a phone conversation to discuss XpresSpa’s counter-proposal to FORM’s term sheet for a financing transaction involving FORM and XpresSpa.
•	On March 25, 2016, FORM sent XpresSpa a revised term sheet for a financing transaction involving FORM and XpresSpa whereby FORM would purchase 5,000,000 Series C XpresSpa units issued for $1 per unit. FORM proposed that the Series C units would have a liquidation preference prior to the distribution to XpresSpa’s Series B preferred units, Series A preferred units and common units, would be convertible into XpresSpa common units at a $30,000,000 pre money valuation and would also be entitled to additional equity sale participation above the liquidation preference and accrued interest. FORM also proposed that it would have 30% voting rights in XpresSpa and that XpresSpa’s Series A unitholders would exchange their Series A units for $10,500,00 in newly-created preferred stock in FORM, which, at the election of the unitholders, would be convertible into 2,600,000 FORM common shares, along with 1,300,000 five and a half year FORM warrants with a strike price of $4.00, not exercisable for six months. FORM also proposed that it would have a right to buy out Mistral’s holdings at a valuation of $60,000,000 or eight times trailing 12 month EBITDA, and a right of last refusal on any alternative offer.
•	On April 3, 2016, XpresSpa sent FORM its comments to FORM’s revised term sheet for a financing transaction involving FORM and XpresSpa.
•	On April 7, 2016, Andrew Perlman sent an email to Andrew R. Heyer, William Phoenix, and certain Mistral representatives to indicate that FORM did not believe that, based on XpresSpa’s comments to FORM’s revised term sheet, there was any purpose in continuing discussion regarding the potential for a financing transaction involving FORM and XpresSpa.
•	On April 12, 2016, after reviewing the financial due diligence of XpresSpa, Andrew Perlman informed FORM’s Board of Directors that FORM was in the process of negotiating a financing transaction involving FORM and XpresSpa, and presented to the Board of Directors information regarding XpresSpa’s business and financial performance.
•	On April 18, 2016, Andrew R. Heyer contacted Andrew Perlman and Bruce T. Bernstein with a proposal for a transaction whereby FORM would acquire all of the outstanding equity of XpresSpa and payoff, refinance or assume XpresSpa’s then-curent debt obligations and FORM would issue to XpresSpa equity holders 10,000,000 shares of FORM common stock, 2,500,000 warrants to purchase shares of FORM common stock with an exercise price of $3.00 per share and 2,500,000 warrants to purchase shares of FORM common stock with an exercise price of $4.00 per share.

•	On April 18, 2016, Andrew Perlman and Andrew R. Heyer held a phone conversation regarding the newly proposed transaction. Thereafter, discussions shifted from a potential financing transaction to the possibility of FORM acquiring all of the outstanding equity of XpresSpa.
•	On April 20, 2016, FORM provided an updated proposal for an acquisition of all the outstanding equity of XpresSpa. Under FORM’s proposal, FORM would assume XpresSpa’s debt and would pay the XpresSpa unit holders $5,000,000 in cash, 5,100,000 shares of FORM’s common stock, 1,280,000 warrants to purchase shares of FORM’s common stock, with an exercise price of $4.50 per share and 1,280,000 warrants to purchase shares of FORM’s common stock, with an exercise price of $6.00 per share.
•	On April 21, 2016, Andrew R. Heyer emailed Andrew Perlman regarding FORM’s updated proposal for an acquisition of all the outstanding equity of XpresSpa. Mr. Heyer informed Mr. Perlman that the XpresSpa unit holders would require additional consideration from FORM.
•	On April 22, 2016, Andrew Perlman and Andrew R. Heyer exchanged emails regarding FORM’s updated proposal for an acquisition of all the outstanding equity of XpresSpa.
•	On April 25, 2016, Andrew Perlman, Bruce T. Bernstein, Richard K. Abbe, Andrew R. Heyer, and William Phoenix met at FORM’s offices to discuss FORM’s updated proposal for an acquisition of all of the outstanding equity of XpresSpa.
•	On April 27, 2016, Andrew Perlman emailed Bruce T. Bernstein, Richard K. Abbe, Andrew R. Heyer, and William Phoenix regarding an updated proposal by FORM for an acquisition of all of the outstanding equity of XpresSpa. Under FORM’s proposal, FORM would assume XpresSpa’s debt, and pay the XpresSpa unit holders $12,000,000 in shares of FORM preferred stock convertible to shares of FORM common stock, 5,000,000 shares of FORM common stock, 1,250,000 warrants to purchase shares of FORM’s common stock, with an exercise price of $3.00 per share, and 1,250,000 warrants to purchase shares of FORM’s common stock, with an exercise price of $4.00 per share.
•	On April 29, 2016, FORM sent XpresSpa an updated term sheet, memorializing the terms of FORM’s updated proposal for an acquisition of all of the outstanding equity of XpresSpa that was proposed by Mr. Perlman in his April 27, 2016 email to Bruce T. Bernstein, Richard K. Abbe, Andrew R. Heyer, and William Phoenix.
•	On May 3, 2016, XpresSpa sent FORM its comments to FORM’s updated term sheet for FORM’s updated proposal for an acquisition of all of the outstanding equity of XpresSpa. XpresSpa proposed that FORM would assume $6,000,000 in XpresSpa’s debt, and issue to XpresSpa equity holders 5,000,000 shares of FORM’s common stock, shares of FORM’s preferred stock with an aggregate stated value of $15,000,000, and warrants to purchase 2,500,000 shares of FORM’s common stock, with an exercise price of $3.50 per share.
•	On May 4, 2016, FORM sent XpresSpa an updated term sheet regarding FORM’s proposal for an acquisition of all of the outstanding equity of XpresSpa, whereby FORM would assume $6,000,000 in XpresSpa’s debt and issue to XpresSpa equity holders 5,000,000 shares of FORM’s common stock, shares of FORM’s preferred stock with an aggregate stated value of $15,000,000, warrants to purchase 1,250,000 shares of FORM’s common stock, with an exercise price of $3.00 per share, and warrants to purchase 1,250,000 shares of FORM’s common stock, with an exercise price of $4.00 per share. FORM would also loan XpresSpa up to $3,000,000 prior to the closing of the transaction.
•	On May 4, 2016, Andrew Perlman, Bruce T. Bernstein, Richard K. Abbe, Andrew R. Heyer, and William Phoenix met at FORM’s offices to discuss FORM’s updated term sheet regarding FORM’s updated proposal for an acquisition of all of the outstanding equity of XpresSpa.
•	On May 5, 2016, Andrew Perlman and Anastasia Nyrkovskaya updated FORM’s Board of Directors on the terms of FORM’s updated proposal for an acquisition of all of the outstanding equity of XpresSpa, and provided FORM’s Board of Directors with information regarding XpresSpa’s business and financial performance.

•	On May 6, 2016, XpresSpa sent FORM its updated comments to FORM’s updated term sheet for FORM’s updated proposal for an acquisition of all of the outstanding equity of XpresSpa. XpresSpa proposed that FORM would either assume $6,000,000 in XpresSpa’s debt or pay $6,000,000 in cash and issue to XpresSpa equity holders 5,000,000 shares of FORM’s common stock, shares of FORM’s preferred stock with an aggregate stated value of $15,000,000, warrants to purchase 1,500,000 shares of FORM’s common stock, with an exercise price of $3.00 per share, and warrants to purchase 1,500,000 shares of FORM’s common stock, with an exercise price of $4.00 per share. FORM would also loan XpresSpa up to $3,000,000 prior to the closing of the transaction.
•	On May 6, 2016, FORM engaged RedRidge Due Diligence Services (an entity affiliated with Andrew Perlman) (“RedRidge”) to perform a quality of earnings review on behalf of FORM related to FORM’s proposed acquisition of all equity of XpresSpa.
•	On May 9, 2016, Andrew Perlman, Anastasia Nyrkovskaya, Bruce T. Bernstein, Andrew R. Heyer, William Phoenix, a representative of Mintz, Levin Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz, Levin”), FORM’s legal counsel, and a representative of DLA Piper LLP (“DLA”), XpresSpa’s legal counsel, met at FORM’s offices to discuss documents related to FORM’s proposal for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.
•	On May 13, 2016, XpresSpa emailed FORM a revised term sheet, memorializing the terms of FORM’s updated proposal for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa. Andrew Perlman signed the revised term sheet and emailed it back to XpresSpa.
•	On May 16, 2016, Andrew Perlman, Anastasia Nyrkovskaya, William Phoenix, a representative of Mistral and Robert Mahan met at FORM’s offices to review financial diligence on XpresSpa.
•	On May 31, 2016, Andrew Perlman emailed Bruce T. Bernstein, Andrew R. Heyer, William Phoenix, a representative of Mistral, and Robert Mahan regarding the state of FORM’s financial due diligence of XpresSpa in connection with FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.
•	On June 17, 2016, Andrew Perlman and Andrew R. Heyer met at FORM’s offices. Mr. Perlman informed Mr. Heyer that FORM wished to amend the terms of FORM’s proposed acquisition of all of the outstanding equity of XpresSpa. Mr. Perlman proposed terms which would become the terms of the final term sheet signed by XpresSpa and FORM except that the exercise price of warrants proposed by Mr. Perlman at this meeting was $4.00.
•	On June 22, 2016, Andrew Perlman and Andrew R. Heyer held a phone conversation, in which Mr. Heyer responded to FORM’s amended terms for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa. Mr. Heyer proposed that XpresSpa equity holders would receive an additional 1,000,000 shares of FORM common stock and 1,000,000 warrants to purchase shares of FORM common stock. Mr. Heyer also requested that the face value of the FORM preferred stock to be issued to XpresSpa unit holders be $25,000,000. Mr. Perlman rejected Mr. Heyer’s proposal but agreed to change the exercise price of the warrants to purchase shares of FORM common stock from $4.00 to $3.00.
•	On June 23, 2016, Andrew Perlman and Andrew R. Heyer held a phone conversation, in which Mr. Perlman and Mr. Heyer agreed in principle on amended terms for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa. Under this proposal, FORM would assume $6,500,000 of XpresSpa’s debt, and issue to XpresSpa equity holders 2,500,000 shares of FORM’s common stock, shares of FORM’s preferred stock with an aggregate stated value of $23,750,000, and warrants to purchase 2,500,000 shares of FORM’s common stock with an exercise price of $3.00 per share.
•	On June 28, 2016, Andrew Perlman, Anastasia Nyskovskaya, Bruce Bernstein, Andrew R. Heyer, William Phoenix, a representative of Mistral, a representative of Mintz Levin, and a representative of DLA held a meeting at FORM’s offices to discuss documents related to FORM’s proposal for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.

•	On July 7 and 8, 2016, RedRidge visited XpresSpa’s headquarters to conduct discussions with Anastasia Nyskovskaya and XpresSpa management, and to gather information related to its quality of earnings review on behalf of FORM related to FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.
•	On July 14, 2016, RedRidge delivered to FORM its quality of earnings review on behalf of FORM related to FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.
•	On July 15, 2016, Andrew Perlman, Anastasia Nyrkovskaya, Jason Charkow (FORM’s Senior Vice President of Legal and Business Affairs), William Phoenix, a representative of Mistral, a representative of Mintz Levin, and a representative of DLA met at FORM’s ofices to discuss documents and other open items related to FORM’s proposal for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.
•	On July 15, 2016, FORM’s Board of Directors, with the exception of Bruce T. Bernstein who did not participate in the meeting, held a meeting via telephone. As part of the meeting, Andrew Perlman and Anastasia Nyrkovskaya updated FORM’s Board of Directors on FORM’s efforts to acquire all of the outstanding equity of XpresSpa. Mr. Perlman presented FORM’s Board of Directors with the term sheet to be signed by FORM and XpresSpa on July 20, 2016, and discussed the terms thereof with FORM’s Board of Directors. Mr. Perlman presented FORM’s Board of Directors with information regarding XpresSpa’s corporate and financial performance and future plans. Cory Ryan, of RedRidge, presented FORM’s Board of Directors with the quality of earnings review conducted by RedRidge on behalf of FORM related to FORM’s proposed acquisition of all of the outstanding equity of XpresSpa. FORM’s Board of Directors directed Mr. Perlman and FORM management to continue with FORM’s diligence of XpresSpa, to prepare for FORM’s potential acquisition of all of the outstanding equity of XpresSpa, to inform it of any material changes, and, if necessary, to schedule a further meeting of FORM’s Board of Directors in order to hold a vote on FORM’s potential acquisition of all of the outstanding equity of XpresSpa.
•	On July 20, 2016, FORM and XpresSpa signed a term sheet memorializing the amended terms agreed in principle to on June 23, 2016 for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.
•	On July 21, 2016, Andrew Perlman, Anastasia Nyrkovskaya, Jason Charkow, William Phoenix, a representative of Mintz Levin, and a representative of DLA held a meeting at FORM’s offices to discuss documents and other open items related to FORM’s proposal for FORM’s proposed acquisition of all of the outstanding equity of XpresSpa.
•	On July 22, 2016, FORM engaged Innovus Advisors (“Innovus”) to perform a valuation of the FORM preferred stock to be issued by FORM.
•	On August 4, 2016, FORM’s Board of Directors, with the exception of Bruce T. Bernstein who did not participate in the meeting, held a meeting via telephone. As part of the meeting, Andrew Perlman and Anastasia Nyrkovskaya updated FORM’s Board of Directors on FORM’s efforts to acquire all of the outstanding equity of XpresSpa. Mr. Perlman informed FORM’s Board of Directors that the terms of the proposed transaction had improved as a result of previous feedback from FORM’s Board of Directors, and that, due to a recently-filed lawsuit that could affect the potential timing of FORM’s efforts to acquire all of the outstanding equity of XpresSpa, FORM would potentially need to update the escrows for the proposed transaction. Vijay Chevli, of Innovus, presented FORM’s Board of Directors with a valuation of the FORM preferred stock to be issued by FORM. FORM’s Board of Directors advised Mr. Perlman and FORM management to continue to negotiate the proposed transaction.
•	On August 5, 2016, XpresSpa’s Board of Directors, with the exception of Bruce T. Bernstein who did not participate in the meeting, held a meeting via telephone in which representatives of DLA were present. At the meeting the attending board members received and discussed an update on the pending litigations against XpresSpa by Amiral Holdings SAS, the operator of Be Relax spas, in New York and the Netherlands, and the potential transaction with FORM. At the conclusion of the meeting it was decided that a vote to approve the potential transaction with FORM be tabled and the meeting adjourned until August 7, 2016.
•	On August 7, 2016 FORM’s Board of Directors, with the exception of Bruce T. Bernstein who did not participate in the meeting, held a meeting via telephone. After Andrew Perlman and Anastasia Nyrkovskaya updated FORM’s Board of Directors on FORM’s efforts to acquire all of the outstanding equity of XpresSpa, all of FORM’s disinterested members of the Board of Directors (consisting of all board members except Bruce T. Bernstein) voted to approve the proposed transaction.
•	On August 7, 2016, XpresSpa’s Board of Directors, with the exception of Bruce T. Bernstein who did not participate in the meeting, held a meeting via telephone in which representatives of DLA were present. At the meeting the attending board members received and discussed a further update on the potential transaction with FORM. After discussion concluded, the proposed transaction with FORM was unanimously approved by the attending board members.
•	On August 8, 2016, all parties signed the definitive Original Merger Agreement and the related ancillary documents, which the parties announced via a press release, followed by a joint conference call to answer initial questions from investors and analysts on August 8, 2016.
•	On August 31, 2016, representatives from Mintz and DLA had a telephone conversation to discuss the need for an amendment to the Original Merger Agreement to clarify the stockholder approval threshold required for the approval of the Original Merger Agreement by FORM’s stockholders.
•	On September 8, 2016, all parties signed Amendment No. 1 to the Original Merger Agreement to clarify the stockholder approval threshold required for the approval of the Merger Agreement by FORM’s stockholders.
•	On October 25, 2016, Andrew Perlman, Anastasia Nyrkovskaya, Jason Charkow, William Phoenix, Andrew R. Heyer and representatives from Mintz and DLA had a telephone conversation to discuss the need for a second amendment to the Original Merger Agreement to clarify certain indemnification provisions in connection with the Merger and to increase the amount to be held in escrow by $2 million in connection with such right to indemnification. The parties signed Amendment No. 2 on October 25, 2016.

Recommendations of FORM’s Board of Directors and its Reasons for the Merger

The FORM board of directors, after considering the factors described below, (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, FORM and its stockholders, (ii) has approved the Merger Agreement and (iii) recommends that the FORM stockholders vote FOR the FORM Merger Proposal. The board of directors made its recommendation to the FORM stockholders after considering the factors described in this proxy statement/prospectus. The FORM board of directors consulted with FORM’s senior management in evaluating the Merger. In addition, the FORM board of directors considered a number of factors that they believed supported their respective decisions to take the foregoing actions, including, but not limited to, the following:

•	the expectation that FORM’s business after completion of the Merger will be able to leverage the respective strengths of both FORM and XpresSpa;
•	the belief that the integration of FORM’s and XpresSpa’s businesses would create more value for the FORM stockholders in the long-term;
•	the consideration of FORM short- and long-term performance as a diversified holding company without XpresSpa;
•	the belief that the Merger is more favorable to the FORM stockholders than the alternatives to the Merger;
•	the likelihood that the Merger will be completed on a timely basis;
•	the fact that the number of shares of FORM common stock, preferred stock and warrants will not fluctuate based upon changes in the price of FORM common stock or the value of XpresSpa equity prior to the completion of the Merger, which protects the FORM stockholders from any materially negative trends in the price of FORM common stock; and
•	the preferred stock valuation prepared by Innovus.

The FORM board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

•	the general challenges associated with successfully integrating two companies;
•	the costs associated with the completion of the Merger and the realization of the benfits expected to be obtained in connection with the Merger, including management’s time, energy and potential opportunity cost;
•	the general challenges and impact on the FORM stock price from acquiring an operating business materially different from its existing operations;
•	the failure to integrate successfully the businesses of FORM and XpresSpa in the expected timeframe could adversely affect FORM’s future results following the completion of the Merger;
•	the possible volatility, at least in the short term, of the trading price of FORM common stock resulting from the public announcement of the Merger;
•	the announcement and pendency of the Merger could have an adverse effect on FORM’s stock price and/or the business, financial condition, results of operations, or business prospects for FORM and/or XpresSpa;
•	the interests of FORM directors and executive officers in the Merger, including the matters described under the section entitled “The Merger — Interests of FORM Directors and Executive Officers in the Merger” beginning on page 58;
•	the risk that conditions to the completion of the Merger will not be satisfied and that the Merger may not be completed in a timely manner or at all;
•	the ability of XpresSpa’s current equity holders and board members to significantly influence FORM’s business following the completion of the Merger;
•	the ability of XpresSpa to terminate the Merger Agreement for any reason;
•	the requirement that FORM receive approval from The NASDAQ Capital Market for the listing of FORM’s common stock to be issued in connection with the Merger; and
•	the other risks described above under the section entitled “Risk Factors” beginning on page 29.

This discussion of the information and factors considered by the FORM board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the FORM board of directors in connection with its approval and recommendation of the Merger and the other related transactions described in this proxy statement/prospectus. In view of the wide variety of factors considered, FORM’s board of directors has not found it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, the FORM board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for the FORM stockholders than other strategic alternatives. Therefore, after taking into account all of the factors set forth above, the FORM board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, FORM and its stockholders and that FORM should enter into the Merger Agreement and take all actions necessary to complete the Merger.

Preferred Stock Valuation by Innovus Advisors

FORM retained Innovus to prepare a valuation of the FORM preferred stock to be issued by FORM in the Merger solely as requested by NASDAQ. FORM selected Innovus based on Innovus’ qualifications, expertise and reputation and its knowledge of the industry, business and affairs of FORM. On August 4, 2016, at the request of FORM management, Innovus rendered its oral valuation opinion regarding such preferred stock to the FORM Board of Directors, which was subsequently confirmed in writing to FORM.

The full text of Innovus’ written valuation opinion to FORM, dated August 4, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Innovus in rendering its valuation opinion of the FORM preferred stock to be issued by FORM in the Merger, is attached to this proxy statement/prospectus as Annex G. Innovus’ valuation opinion of the FORM preferred stock to be issued by FORM in the Merger is qualified in its entirety by reference to the full text of the Innovus valuation opinion. You are encouraged to read Innovus’ valuation opinion, this section and the summary of Innovus’ valuation opinion below carefully and in their entirety. Innovus’ valuation opinion was for the benefit of FORM and addressed only the value of the FORM preferred stock to be issued by FORM in the Merger as of the date of the opinion and did not address any other aspects or implications of the Merger.

Innovus’ valuation opinion was not intended to, and does not, constitute a fairness opinion, advice or a recommendation as to how FORM’s stockholders should vote at any stockholders’ meeting to be held in connection with the Merger or take any other action with respect to the Merger.

Additionally, Innovus’ valuation opinion does not relate to the fairness of the consideration in the Merger and Innovus did not advise or determine the amount of consideration to be paid in the Merger.

In connection with rendering its valuation opinion, Innovus, among other things:

1.	discussed the operations, financial condition, future prospects and projected operations and performance of XpresSpa with the senior management of FORM;
2.	reviewed: (i) audited consolidated financial statements for XpresSpa, prepared by BDO USA LLP, for the fiscal years ended December 31, 2013 and 2014; (ii) draft, unissued audited consolidated financial statements for XpresSpa, prepared by BDO USA LLP for the fiscal years ended December 31, 2014 and 2015;
3.	reviewed unaudited consolidated financial statements for XpresSpa, prepared by XpresSpa management, for the five month periods ending May 31, 2014 and May 31, 2015;
4.	reviewed forecasts and projections prepared by FORM management with respect to XpresSpa for the fiscal years ending December 31, 2016, 2017, 2018, 2019, 2020 and 2021;
5.	reviewed the non-binding Confidential Term Sheet dated July 20, 2016 between FORM and XpresSpa;
6.	reviewed certain other publicly available financial data for certain companies that Innovus deemed comparable to FORM; and
7.	conducted such other studies, analyses and inquiries as Innovus deemed appropriate.

In arriving at its valuation opinion, Innovus assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Innovus by FORM and XpresSpa and formed a substantial basis for its valuation opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Innovus assumed, with the consent of FORM, that such financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of FORM and XpresSpa of the future financial performance of FORM and XpresSpa, respectively. In addition, Innovus assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and without any financing contingency. Innovus’ valuation opinion does not address the relative merits of the Merger as compared to any other alternative business transactions, or whether or not such alternative business transactions could be achieved or are available. Innovus assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Innovus is not a legal, tax or regulatory advisor. Innovus is a valuation advisor only and relied upon, without independent verification, the assessment of XpresSpa and FORM and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Innovus expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of FORM’s and XpresSpa’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of XpresSpa membership interests (including membership interests owned or held in treasury by XpresSpa or any of its direct or indirect wholly owned subsidiaries or owned by XpresSpa or Merger Sub or as to which dissenters’ rights have been perfected) in the Merger. Innovus did not make any independent valuation or appraisal of the assets or liabilities of FORM or XpresSpa, nor was it furnished with any such valuations or appraisals. Innovus’ valuation opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Innovus as of, the date of its opinion. Events occurring after such date may affect Innovus’ valuation opinion and the assumptions used in preparing it, and Innovus did not assume any obligation to update, revise or reaffirm its valuation opinion.

The following is a summary of the material financial analyses performed by Innovus in connection with the preparation of its valuation of the FORM preferred stock to be issued by FORM in the Merger as requested by NASDAQ. The following summary is not a complete description of Innovus’ valuation opinion or the financial analyses performed and factors considered by Innovus in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Innovus, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Innovus’ valuation opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 1, 2016, which was two trading days prior to the date on which the FORM Board of Directors approved the Merger, and is not necessarily indicative of current market conditions.

To estimate the value of the FORM preferred stock to be issued by FORM in the Merger as requested by NASDAQ, Innovus estimated the combined equity value of FORM (of approximately $33.8 million) and XpresSpa (of approximately $36.9 million) as of August 1, 2016 (the “Valuation Date”) pro forma for the merger to be in the amount of approximately $70.7 million. Using this combined value, Innovus estimated the value of the FORM preferred stock using the Dynamic Options Approach and the Current Value Approach.

Subject to the full text of Innovus’ written valuation opinion (per Annex G), Innovus estimated the fair value of the FORM preferred stock to be issued by FORM in the Merger, on a controlling interest basis, in the amount of: (i) $28,750,000 or $7.1875 per share under the Dynamic Options Approach; and (ii) $29,250,000 or $7.3125 per share under the Current Value Approach.

Analysis Related to FORM

Innovus used the publicly-traded closing price of FORM common stock on the Valuation Date of $2.25 per share and the total shares of FORM common stock issued and outstanding of 15.011 million to estimate the aggregate equity value of FORM in the amount of approximately $33.8 million on a marketable, minority basis.

Analysis Related to XpresSpa

To estimate the indicated equity value of XpresSpa, Innovus utilized the following generally accepted valuation methods: comparable company analysis, comparable transactions analysis and discounted cash flow analysis to obtain an estimate of XpresSpa’s enterprise value, which was adjusted for XpresSpa’s estimated cash and debt balances as provided to Innovus by FORM management as of August 1, 2016, as well as, at the direction of FORM management, the estimated value of XpresSpa’s net operating loss carryforwards as shown in the following table:

Valuation Date		August 1, 2016
Methodology	Enterprise Value Indicated Range	Selected Enterprise Value
($ in 000s)		(Midpoint)
Comparable Company Analysis	$33,930 – $45,380	$39,660
Comparable Transactions Analysis	35,870 – 43,840	39,860
Discounted Cash Flow Analysis-Exit	36,740 – 42,500	39,620
Discounted Cash Flow Analysis-Gordon	38,500 – 43,820	41,160
Indicated Enterprise Value of XpresSpa, Control Basis		$40,080
Less: Debt (as of 8/1/2016)		(6,670)
Add: Cash (as of 8/1/2016)		2,500
Indicated Equity Value of XpresSpa, Control Basis, Before Adjustment(s)		$35,910
Estimated NOL subsequent to the date of acquisition		970
Indicated Equity Value of XpresSpa, Control Basis		$36,880

Comparable Company Analysis

Innovus performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Innovus reviewed and compared certain publicly available and internal financial information of XpresSpa with corresponding financial data for other companies that shared certain similar characteristics to XpresSpa to derive an implied valuation range for XpresSpa. The companies used in this comparison included the following companies: Autogrill S.p.A., Dufry AG, SSP Group plc, Potbelly Corporation, Shake Shack Inc., Zoe's Kitchen, Inc., Regis Corp., Sally Beauty Holdings Inc. and ULTA Salon, Cosmetics & Fragrance, Inc.

The above companies were chosen based on Innovus’ knowledge of the industry and because they have businesses that may be considered similar to XpresSpa’s. Although none of such companies are identical or directly comparable to XpresSpa, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Innovus considered similar to XpresSpa.

For purposes of this analysis, Innovus analyzed the following statistics of each of these companies based on publicly available financial information published by S&P Capital IQ:

•	the ratio of enterprise value, or EV (which is defined as fully diluted market capitalization using the treasury stock method, based on the closing stock price of the comparable companies on August 1, 2016, plus total debt and non-controlling interest less cash and cash equivalents), to estimated revenues, for the most recent latest twelve-month period as of the Valuation Date; and
•	the ratio of EV to estimated non-GAAP earnings before interest, taxes, depreciation and amortization, or EBITDA, for the most recent latest twelve-month period as of our Valuation Date; and
•	the ratio of EV to estimated non-GAAP earnings before interest, taxes, or EBIT, for the most recent latest twelve-month period as of our Valuation Date.

The table below shows the results of Innovus’ analyses:

	EV to Revenues Ratio	EV to EBITDA Ratio	EV to EBIT Ratio
Autogrill S.p.A.	0.6 x	7.2 x	15.1 x
Dufry AG	1.4 x	13.8 x	48.3 x
SSP Group plc	0.9 x	9.9 x	17.4 x
Potbelly Corporation	0.8 x	6.9 x	16.0 x
Shake Shack Inc.	4.3 x	19.6 x	30.2 x
Zoe's Kitchen, Inc.	3.0 x	29.0 x	76.4 x
Regis Corp.	0.3 x	6.7 x	30.9 x
Sally Beauty Holdings Inc.	1.5 x	9.8 x	11.9 x
ULTA Salon, Cosmetics & Fragrance, Inc.	3.9 x	21.2 x	28.4 x
Average	1.9 x	NA*	NA*
Median	1.4 x	NA*	NA*

*	Innovus excluded the EV to EBITDA and EV to EBIT ratios since XpresSpa has negative EBITDA and EBIT for the latest 12 month period ending May 31, 2016.

Based on the analysis of the relevant metrics for each of the comparable companies, Innovus selected a representative EV to revenues ratio range of 0.75x to 1.00x and applied this range of multiples to the relevant XpresSpa financial metric and increased the indicated enterprise value for a control premium. Innovus did not select representative EBITDA and EBIT ratio range of the comparable companies since XpresSpa’s relevant metrics were negative. Innovus selected these representative ranges using its experience and professional judgment and taking into account the estimated performance of the comparable companies for the most recent latest twelve-month period as of the Valuation Date and historical trading prices of such comparable companies. For purposes of estimated latest twelve months revenues, EBITDA and EBIT for XpresSpa, Innovus used the unaudited XpresSpa income statement for the twelve month period ending May 31, 2016. Using this approach, Innovus estimated the implied enterprise value on a control basis for XpresSpa as follows:

Estimated Latest 12 Months Ending May 31, 2016 Metric	Control Implied Enterprise Value Range
($ in 000s)
EV to Revenues	$33,930 – $45,380

No company included in the comparable company analysis is identical to XpresSpa. In evaluating comparable companies, Innovus made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of XpresSpa. These include, among other things, the impact of competition on the business of XpresSpa and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of XpresSpa and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Comparable Transactions Analysis

Innovus performed a comparable transactions analysis, which is designed to imply a value of a company based on publicly available financial terms that share some characteristics with the Merger. Innovus reviewed the publicly available financial information for transactions in the travel retail industry since January 1, 2010 with publicly available data for EV and revenues. In addition, Innovus included in its analysis three transactions: (i) Cinnabon International, Inc. (closed on October 16, 1998); (ii) the acquisition of Steiner Leisure Limited (closed on December 9, 2015) and (iii) the acquisition of TCBY Enterprises, LLC (closed on February 29, 2000). Innovus reviewed the publicly available ratio of EV to estimated last twelve month revenues, or LTM EV/Revenues, of these comparable transactions. The transactions reviewed, the month and year that each transaction was announced and the corresponding LTM EV/Revenues ratios for such transactions were as follows:

Date Closed	Target	Acquiror	LTM EV/Revenues
October 1998	Cinnabon International, Inc.	Popeyes Louisiana Kitchen, Inc.	0.8x
January 2000	Starboard Cruise Services, Inc.	LVMH Moët Hennessy Louis Vuitton	1.2x
February 2000	TCBY Enterprises, LLC	Capricorn Holdings	1.1x
July 2007	Japan Airport Terminal Co., Ltd.	Sydney Airport Limited	1.8x
May 2008	WDFG UK Limited	World Duty Free Group	1.3x
October 2008	Hudson Group (HG) Retail, LLC	Dufry AG	1.2x
March 2010	Dufry South America Ltd.	Dufry AG	1.6x
April 2013	Hellenic Duty Free Shops S.A.	Dufry AG	2.5x
September 2014	The Nuance Group AG	Dufry AG	0.7x
December 2015	Steiner Leisure Limited	Nemo Parent, Inc.	1.0x
June 2016	Autogrill Restauration Services SAS	Elior Group	0.6x
Average			1.3x
Median			1.2x

Innovus then applied an LTM EV/Revenues range, based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, of 0.9x – 1.1x to XpresSpa’s historical LTM Revenues of approximately $39.9 million as of May 31, 2016. Based on this analysis, Innovus derived a range of implied enterprise values for XpresSpa of $35.87 million to $43.84 million (rounded to the nearest $10,000).

No company or transaction used in the comparable transactions is identical to XpresSpa or the Merger. In evaluating the comparable transactions, Innovus made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of XpresSpa. These include, among other things relating to industry performance and business, market and financial conditions in general, the impact of competition on the business of XpresSpa and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of XpresSpa and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the EV and equity value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Innovus performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. In its application of the discounted cash flow analysis, Innovus used two methods of estimating terminal value, the multiple approach (or sometimes referred to as the exit approach) and the Gordon Growth approach.

Innovus calculated a range of implied enterprise values for XpresSpa based on estimates of future cash flows for the fiscal years ending December 31, 2016 through December 31, 2021. First the estimated unlevered free cash flows of XpresSpa for these periods were derived from the estimated EBITDA numbers as provided in XpresSpa forecasts prepared by FORM. Under the multiple approach, Innovus then calculated a terminal value for XpresSpa by applying a range of EBITDA multiples of 2.75x to 3.25x to the fiscal 2021 forecasted EBITDA, using assumptions that were approved for Innovus’ use by FORM. Under the Gordon Growth approach, Innovus then calculated a terminal value for XpresSpa by applying a range of terminal growth rates into perpetuity of 2.5% to 3.5% to the fiscal 2021 forecasted unlevered free cash flows, using assumptions that were approved for Innovus’ use by FORM. The unlevered free cash flows for the fiscal years ending December 31, 2016 through December 31, 2021 and the terminal values were then discounted to August 1, 2016 by using a mid-year discounting convention and applying a range of discount rates of 18.4% to 19.4% to calculate an implied EV for XpresSpa. Such range of discount rates, reflecting estimates of

XpresSpa’s weighted average cost of capital, was derived by Innovus using its experience and professional judgment, with the application of an upward/downward sensitivity of 0.5%/(0.5)% to its weighted average cost of capital analysis and using the Modified Capital Asset Pricing Model, taking into account an estimated beta of 0.98 based on the indicated median beta of the comparable companies, an estimated risk-free rate of 1.8% based on the interest rate of 20-year U.S. Treasury Bond as of August 1, 2016, an equity risk premium of 6.9% and company specific risk premium of 7.5%, both as estimated by Innovus using its professional judgment and experience, an assumed tax rate of 40.0%, and an estimated pre-tax cost of debt of 7.0% based on a market participant capital structure. Based on this analysis, Innovus estimated the following range of implied enterprise values for XpresSpa:

Methodology	Enterprise Value Indicated Range
($ in 000s)
Discounted Cash Flow Analysis-Exit	$36,740 – $42,500
Discounted Cash Flow Analysis-Gordon	38,500 – 43,820

Other Considerations

Innovus performed a variety of financial and comparative analyses for purposes of rendering its valuation opinion of the FORM preferred stock to be issued by FORM in the Merger as requested by NASDAQ.

The preparation of a valuation opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its valuation opinion, Innovus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Innovus believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and valuation opinion. In addition, Innovus may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Innovus’ view of the actual value of the FORM preferred stock to be issued by FORM in the Merger as requested by NASDAQ.

In performing its analyses, Innovus made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of FORM and XpresSpa. These include, among other things, the impact of competition on the businesses of FORM, XpresSpa and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of FORM, XpresSpa and the industry, and in the financial markets in general. Any estimates contained in Innovus’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. These analyses do not purport to be appraisals or to reflect the prices at which shares of FORM common stock might actually trade.

The consideration to be received by the holders of XpresSpa membership interests was determined through arm’s-length negotiations between FORM and XpresSpa and was approved by the FORM Board of Directors. Innovus did not recommend any specific merger consideration to XpresSpa, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the Merger. In addition, Innovus’ valuation opinion does not address the prices at which the FORM stock will trade following consummation of the Merger or at any time and Innovus expresses no opinion or recommendation as to how FORM stockholders should vote at any stockholders’ meeting to be held in connection with the Merger.

Innovus’ valuation opinion of the FORM preferred stock to be issued by FORM in the Merger was one of many factors taken into consideration by the FORM Board of Directors in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the FORM Board of Directors with respect to the consideration or of whether the FORM Board of Directors would have been willing to agree to a different merger consideration.

Innovus has acted as valuation consultant to FORM to provide a valuation opinion of the FORM preferred stock to be issued by FORM in the Merger as requested by NASDAQ and, under the terms of its engagement letter, has received $60,000 for serving in this capacity. FORM has also agreed to reimburse Innovus for its expenses incurred in performing its services, including fees of outside counsel and other professional advisors. In addition, FORM has agreed to indemnify Innovus and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Innovus or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Innovus’ engagement. In the two years prior to the date of its opinion, Innovus has provided valuation services for FORM and has received fees of less than $100,000 in the aggregate in connection with such services. Innovus may also seek to provide valuation and financial advisory services to FORM in the future and expects to receive fees for the rendering of these services.

Innovus is a boutique valuation and financial advisory firm providing services to publicly-traded and privately-held companies domiciled globally. Innovus, its affiliates, directors and officers may at any time invest on a principal basis in companies that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account, in debt or equity securities or loans of FORM, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Board of Directors and Executive Officers of FORM After the Completion of the Merger

Board of Directors

Upon completion of the Merger, FORM is expected to have a seven member board of directors, comprised of Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein and Richard K. Abbe, all of whom are currently members of the FORM board of directors, and Andrew R. Heyer, who is currently a member of XpresSpa’s board of directors.

Executive Officers

The executive management team of FORM is expected to be composed of the following individuals:

Name	Position with FORM
Andrew D. Perlman	Chief Executive Officer
Anastasia Nyrkovskaya	Chief Financial Officer and Treasurer
Clifford Weinstein	Executive Vice President
Darin White	President, Group Mobile
Edward Jankowski	Senior Vice President and Chief Executive Officer of XpresSpa

Interests of FORM Directors and Executive Officers in the Merger

In considering the recommendation of the FORM board of directors to vote FOR the FORM Merger Proposal, FORM stockholders should be aware that the directors and executive officers of FORM have interests in the Merger that may be in addition to, or different from, your interests as FORM stockholders, which could create conflicts of interest in their determinations to recommend the Merger. You should consider these interests in voting on the Merger. These interests in connection with the Merger relate to or arise from, among other things:

•	the fact that Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein and Richard K. Abbe are currently directors of FORM and will remain directors of FORM following the completion of the Merger;
•	the fact that Andrew D. Perlman, Anastasia Nyrkovskaya and Clifford Weinstein are currently executive officers of FORM and will remain executive officers of FORM following the completion of the Merger;
•	the equity and debt holdings of Rockmore, an investment entity controlled by FORM’s board member Bruce T. Bernstein, in XpresSpa; Rockmore currently owns equity securities of XpresSpa that are expected to receive approximately 9.5% of the merger consideration and, following completion of the Merger, Rockmore will still be the holder of the Senior Secured Note, and will hold approximately 4.7% of the outstanding common stock of FORM on a fully diluted basis (in each case, based on the assumptions used in the section entitled “Security Ownership of Certain Beneficial Owners and Management of FORM Following the Merger beginning on page 152). Pursuant to the terms of the Senior Secured Note, XpresSpa may not merge into or consolidate with any other person or entity or permit any other person or entity to merge into or consolidate with XpresSpa without the consent of Rockmore. Rockmore has provided its consent to the Merger; and
•	the right to continued indemnification for directors and executive officers of FORM following the completion of the Merger.

The FORM board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and when making its decision regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.

Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification with respect to acts or omissions occurring at or prior to the completion of the Merger existing in favor of each present and former director, officer or employee of XpresSpa or any of its subsidiaries as provided in their respective certificates of incorporation or bylaws or indemnification agreements will remain in effect.

The Merger Agreement provides that, for a period of six years from the effective time, XpresSpa will provide directors’ and officers’ liability insurance that provides coverage for events occurring prior to the effective time that is no less favorable than its existing policy, or, if insurance coverage that is no less favorable is unavailable, the best available coverage, subject to the limitation that XpresSpa will not be required to spend in any one year more than 300% of the last annual premium paid prior to the date of the Merger Agreement for XpresSpa’s existing policy. Notwithstanding the foregoing, XpresSpa may, at its option prior to the effective time, substitute for such policy a “tail” prepaid policy with respect to its existing policy, provided that the amount paid for such policy does not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

The Merger Agreement also provides that all representations and warranties contained in the Merger Agreement shall survive the closing for a period of eighteen (18) months, however the representations made by XpresSpa related to organization and qualification, capital structure, authority, no conflicts, required filings, board approval, required vote, taxes, environmental and safety laws and brokers and the representations made by FORM related to organization, power and authorization, brokers and capitalization shall survive the closing until the expiration of the applicable statute of limitations plus a period of sixty (60) days and in the event there is no applicable statute of limitations they shall survive until the sixth anniversary of the closing. In addition, XpresSpa’s equity holders and FORM have agreed to indemnify the other party, its affiliates and respective representatives for any Losses (as defined in the Merger Agreement) in certain situations, as more fully described in the Merger Agreement. The Merger Agreement provides that an aggregate amount of up to $14.55 million be deposited into various escrow accounts for a period of eighteen (18) months, or such other term related to specific escrows, to cover certain indemnification claims that may be made pursuant to the Merger Agreement.

Anticipated Accounting Treatment

The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. FORM will be treated as the acquiring entity for accounting purposes. In identifying FORM as the acquiring entity, the companies took into account the composition of FORM’s Board of Directors, the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer, as well as the fact that FORM’s existing stock holders will own approximately 67% of FORM after completion of the Merger on a fully diluted basis.

Tax Treatment of the Merger

The receipt of FORM shares and warrants to acquire FORM shares in exchange for XpresSpa units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62) for

U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of FORM shares (including the portion of FORM Shares placed in escrow) and warrants to acquire FORM shares in exchange for XpresSpa units. However, a portion of such gain or loss will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by XpresSpa and its subsidiaries. The utilization of capital losses is subject to various limitations. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of XpresSpa’s income may become available to offset a portion of the gain recognized by such U.S. Holder. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on 62. Each holder of XpresSpa units is strongly urged to consult with and rely upon its own tax advisor as to the specific federal, state, local and non-U.S. tax consequences to such holder of the ownership and disposition of the Merger Consideration, or any portion thereof, taking into account such holder’s particular circumstances.

Regulatory Approvals Required for the Merger

As of the date of this proxy statement/prospectus, neither FORM nor XpresSpa is required to make filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to complete the Merger. In the United States, FORM must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market. Under NASDAQ Marketplace Rule 5635(a), a company listed on The NASDAQ Capital Market is required to obtain stockholder approval in connection with a merger with another company if the number of shares of common stock or securities convertible into common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. Based on the current number of issued and outstanding shares of FORM common stock, if the Merger is completed, it is estimated that the FORM common stock and FORM preferred stock to be issued in the Merger will exceed 20% of FORM’s common stock issued and outstanding on the record date, and may constitute a “change of control” under NASDAQ rules. For these reasons FORM must obtain its stockholders approval of the FORM Merger Proposal.

Restrictions on Sales of Shares of FORM’s Common Stock, Preferred Stock and Warrants Received by XpresSpa Equity Holders in the Merger

Shares of FORM common stock, FORM preferred stock and warrants became freely tradable upon the effectiveness of the Registration Statement. Shares of FORM common stock, FORM preferred stock and warrants received by XpresSpa equity holders who become affiliates of FORM for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

Appraisal Rights

Under the DGCL, holders of FORM common stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus. No dissenters’ or appraisal rights are available to any XpresSpa equity holders in connection with the Merger or the proposals described in this proxy statement/prospectus.

The NASDAQ Capital Market Listing of FORM Common Stock

FORM common stock currently is listed on The NASDAQ Capital Market under the symbol “FH.” FORM has agreed to use its reasonable best efforts to cause the shares of FORM common stock to be issued in connection with the Merger to be approved for listing on The NASDAQ Capital Markets (subject only to notice of issuance) at and following the completion of the Merger, and the listing of the shares of FORM common stock issuable pursuant to the Merger Agreement on The NASDAQ Capital Market is a condition to XpresSpa’s obligation to complete the Merger. FORM must comply with the rules and regulations of The NASDAQ Capital Market to get shareholder approval in connection with the issuance of shares of FORM common stock, preferred stock and warrants, constituting 20% or more of FORM’s issued and outstanding common stock and the resulting change in control for NASDAQ purposes and the filing of this proxy statement/prospectus with the SEC, as discussed above.

As of the date of the mailing of this proxy statement/prospectus, FORM has filed a notification of listing of additional shares for approval of listing of the additional shares to be issued in connection with the Merger on The NASDAQ Capital Market pursuant to The NASDAQ Capital Market’s rules. If such notification is approved, FORM anticipates that its common stock will continue to be listed on The NASDAQ Capital Market following the completion of the Merger under the trading symbol “FH.”

Private Placements

On August 8, 2016, in connection with the entry into the Merger Agreement, FORM and XpresSpa entered into subscription agreements.

FORM entered into a subscription agreement to sell 750,574 shares of its common stock to an investment vehicle advised by Mistral, at a purchase price of $2.31 per share, for an aggregate purchase price of $1,733,826. On August 8, 2016, an investment vehicle advised by Mistral funded the entire purchase price to FORM. XpresSpa intends to offer the opportunity to each of its equity holders to participate in the purchase of these shares of FORM common stock. In the event that any XpresSpa equity holder elects to participate in the purchase of these shares such equity holder will execute a joinder to the subscription agreement in form and substance reasonably satisfactory to FORM and the investment vehicle advised by Mistral and timely fund their purchase. In addition, the allocation of shares provided on Schedule II to the subscription agreement shall be revised to reflect any such reallocation. The parties anticipate closing this transaction within 15 business days after effectiveness of the Registration Statement.

Additionally, FORM entered into a subscription agreement to purchase from XpresSpa an aggregate of 1,733,826 Series C Preferred Units of XpresSpa, at a per unit purchase price of $1.00 per unit, for an aggregate purchase price of $1,733,826. The Series C Preferred Units have a preference in the amount of its initial investment and a 12% accruing yield for the first year or until the closing of the Merger and thereafter, if the Merger has not closed, shall be entitled to a liquidation preference equal to two times the amount of its initial investment plus any accrued but unpaid yield thereon.

Escrow Agreement

In connection with the closing of the Merger FORM has agreed to deposit the Indemnity Escrow Amount with the Escrow Agent for a period of 18 months, or such other term related to specific escrows, to be invested, held and disbursed in accordance with the terms of the Escrow Agreement, to be entered into, and to serve as security to FORM for XpresSpa’s representations, warranties, covenants and agreements set forth in the Merger Agreement. In addition, FORM has agreed to deposit the Consent Escrow Amount with the Escrow Agent for a period of 18 months, or such other term related to specific escrows, to be invested, held and disbursed in accordance with the terms of the Escrow Agreement, to be entered into, and to serve as security to FORM in connection with certain consents.

During the term of the Escrow Agreement FORM may make a claim against the Escrow Amount in accordance with the procedures set forth in the Escrow Agreement. Subject to any claims made in accordance with the Merger Agreement the undistributed balance of the Escrow Amount, if any, will be released by the Escrow Agent to XpresSpa’s equity holders in accordance with the directions of the Representative.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of certain material U.S. federal income tax consequences to certain U.S. Holders (as defined below) of the Merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No opinions of counsel or ruling from the Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any of the tax consequences discussed below. This discussion is not binding on the IRS, and there can be no guarantee that the IRS will not assert, or that a court would not sustain, a position contrary to any of the consequences described herein.

In addition, the following discussion generally does not address the tax consequences of the Private Placements or any other transactions effectuated before, after, or at the same time as the Merger (whether or not such transactions occur in connection with the Merger).

This discussion is limited to U.S. holders of XpresSpa units that hold their XpresSpa units, and will hold their shares of FORM common stock (the “FORM Common Stock”), FORM preferred stock (the “FORM Preferred Stock”) and warrants to purchase FORM Common Stock (the “FORM Warrants”) received in the Merger (such FORM Common Stock, FORM Preferred Stock and FORM Warrants, collectively, the “Merger Consideration”), as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the U.S. federal income tax consequences of the ownership or subsequent disposition of the Merger Consideration. This discussion also does not address any tax consequences arising under the Medicare tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation: banks, insurance companies or other financial institutions, tax-exempt or governmental organizations, real estate investment trusts, S corporations, partnerships or other pass-through entities (or an investor in such entities), regulated investment companies, mutual funds, “controlled foreign corporations” or “passive foreign investment companies,” dealers or brokers in stocks and securities, or currencies, traders in securities that elect mark-to-market treatment, holders of XpresSpa units that received such XpresSpa units through the exercise of an employee option, pursuant to a retirement plan or any other benefit plan or otherwise as compensation, persons whose functional currency is not the U.S. dollar, holders of XpresSpa units that hold such XpresSpa units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction, U.S. expatriates or any holders of XpresSpa units that are not U.S. Holders (as defined below).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds XpresSpa units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding XpresSpa units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of XpresSpa units that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S., (ii) a corporation (or any other entity taxable as a corporation) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate, whose income is subject to U.S. federal income tax regardless of its source; or a trust (x) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons that have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. EACH HOLDER OF XPRESSPA UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE MERGER CONSIDERATION, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

The following discussion assumes, and FORM intends to treat, the Merger as separate from the Private Placements for U.S. federal income tax purposes. The following discussion does not address the federal income tax consequences of the Private Placements to any U.S. Holder nor does it address the federal income tax consequences of the Merger to FORM, Mistral or any other U.S. Holder of XpressSpa units that participates in the Private Placements.

Tax Characterization of the Merger.  The receipt of Merger Consideration in exchange for XpresSpa units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. Holder’s XpresSpa units in exchange for the Merger Consideration.

Amount and Character of Gain or Loss Recognized.  A U.S. Holder who receives (or is treated, for U.S. federal income tax purposes, as receiving) Merger Consideration in exchange for XpresSpa units pursuant to the Merger, will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value (as of the Effective Time) of the Merger Consideration issued with respect to such XpresSpa unit, and (B) such U.S. Holder’s share of XpresSpa’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the XpresSpa units exchanged therefor (which includes such U.S. Holder’s share of XpresSpa’s nonrecourse liabilities immediately prior to the Merger).

A U.S. Holder’s initial tax basis in XpresSpa units purchased with cash equaled, at the time of such purchase, the amount such U.S. Holder paid for the XpresSpa units plus the U.S. Holder’s share of XpresSpa’s nonrecourse liabilities. Over time that basis, generally would have (i) increased by the U.S. Holder’s share of XpresSpa’s income and by any increases in the U.S. Holder’s share of XpresSpa’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from XpresSpa, by the U.S. Holder’s share of XpresSpa’s losses, by any decreases in the U.S. Holder’s share of XpresSpa’s nonrecourse liabilities and by the U.S. Holder’s share of XpresSpa’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of XpresSpa units in the Merger will generally be taxable as capital gain or loss. However, a portion of such gain or loss, which may be substantial (generally increasing in accordance with the length of time a U.S. Holder has held its units and corresponding to the total amount of depreciation deductions allocated to the U.S. Holder in prior periods), will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by XpresSpa and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of XpresSpa units pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s XpresSpa units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of XpresSpa units in the Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its XpresSpa units for more than one year as of the Effective Time of the Merger. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. The utilization of capital losses is subject to various limitations. Capital losses recognized by a U.S. Holder generally may offset only capital gains and, in the case of individuals, no more than $3,000 of ordinary income.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the Merger Consideration received by each U.S. Holder in the Merger, the adjusted tax basis of the XpresSpa units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular U.S. Holder to offset a portion of the gain recognized by such U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of XpresSpa’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in XpresSpa pursuant to the Merger.

Escrow Amounts.  As further described under the section entitled “The Merger — Escrow Agreement,” a portion of the FORM Preferred Stock comprising the Merger Consideration will be deposited in escrow as Escrow Amounts. For U.S. federal income tax purposes, it is intended, and the Escrow Agreement provides, that the holders of XpresSpa units will be treated as receiving their share of the FORM Preferred Stock comprising of the Escrow Amounts as part of the Merger Consideration at the Effective Time of the Merger. Although such intended treatment is not entirely certain, the parties to the Merger Agreement and the Escrow Agreement agreed to report the Merger in a manner consistent with such treatment and this discussion assumes that it applies. Consistent with such treatment, U.S. Holders will not be eligible to report their allocable shares of the Escrow Amounts under the installment method. If a portion of the Escrow Amounts were returned to FORM in a subsequent year, the holders of XpresSpa affected by such return generally would recognize a capital loss. As mentioned above, the utilization of capital losses is subject to various limitations. Capital losses recognized by a U.S. Holder generally may offset only capital gains and, in the case of individuals, no more than $3,000 of ordinary income. In addition, the parties to the Merger Agreement and the Escrow Agreement agreed to treat income if any, earned with respect to the Escrow Amounts during the escrow period, as income earned by the former XpresSpa Holders.

Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the U.S. Holder’s specific tax consequences of the Merger including the Escrow Amounts, taking into account its own particular circumstances.

XpresSpa Distributions and Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger.  Ordinary distributions, if any, from XpresSpa to holders of XpressSpa units prior to the date of the Merger will be treated as a regular partnership distributions and not as Merger Consideration. Such distribution will reduce a U.S. Holder’s tax basis in its XpresSpa units and generally will not be taxable to the U.S. Holder unless the distribution exceeds the U.S. Holder’s basis in its XpresSpa units. A U.S. Holder of XpresSpa units will be allocated its share of XpresSpa’s items of income, gain, loss and deduction for the taxable period of XpresSpa ending on the date of the Merger. These allocations will be made in accordance with the terms of the Company LLC Agreement (as defined in the Merger Agreement). A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from XpressSpa. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the XpresSpa Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the XpressSpa units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.

Tax Basis and Holding Period in the Merger Consideration.  A U.S. holder’s tax basis in the FORM Common Stock, FORM Preferred Stock and FORM Warrants received (or treated, for U.S. federal income tax purposes, as received) in the Merger will equal the respective fair market value of each such component of the merger Consideration as of the Effective Time of the Merger. A U.S. holder’s holding period in the FORM Common Stock, FORM Preferred Stock and FORM Warrants received (or treated, for U.S. federal income tax purposes, as received) in the Merger will begin on the day after the date of the Merger. This discussion does not address the U.S. federal income tax consequences of the ownership or subsequent disposition of the Merger Consideration or any portion thereof. Each U.S. Holder of XpresSpa units is strongly urged to consult with and rely upon its own tax advisor as to the specific federal, state, local and non-U.S. tax consequences to such U.S. Holder of the ownership and disposition of the Merger Consideration, or any portion thereof, taking into account such U.S. Holder’s particular circumstances.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger. A U.S. Holder may be subject to U.S. backup withholding with respect to the Merger Consideration unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to the Merger Consideration.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement.

The Merger Agreement has been included in this proxy statement/prospectus to provide you with information regarding its terms. The terms of, and other information in, the Merger Agreement should not be relied upon as disclosures about FORM and XpresSpa without considering the entirety of the information about FORM and XpresSpa set forth in the public reports filed with the SEC. Such information can be found elsewhere in proxy statement/prospectus and in the other public filings FORM makes with the SEC, which are available without charge at www.sec.gov.

Additionally, the representations, warranties and covenants described in this section and contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of FORM, Merger Sub and XpresSpa. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain confidential disclosure schedules exchanged by the parties in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about FORM or XpresSpa, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement or may change in the future and these changes may not be fully reflected in the public disclosures made by FORM and/or XpresSpa. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Merger Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of FORM, XpresSpa, or any other party. You are likewise cautioned that you are not a third-party beneficiary under the Merger Agreement and do not have any direct rights or remedies pursuant to the Merger Agreement.

Terms of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the completion of the Merger, Merger Sub will merge with and into XpresSpa with XpresSpa being the surviving entity (the “Surviving Entity”).

Completion of the Merger

The closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to the completion of the Merger contained in the Merger Agreement, other than the conditions which by their terms can be satisfied only as of the closing of the Merger, or on such other day as FORM, XpresSpa and Merger Sub may mutually agree. For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 72. The completion of the Merger will occur at the time that the parties file the certificate of merger with the Secretary of State of the State of Delaware on the closing date of the Merger or on such later date as FORM, Merger Sub and XpresSpa mutually agree (and set forth in the certificate of merger). Because the completion of the Merger is subject to the satisfaction of other conditions, FORM cannot predict the exact time at which the Merger will become effective.

Limited Liability Company Agreement; Certificate of Formation; Directors and Officers

Upon completion of the Merger, the Limited Liability Company Agreement and the Certificate of Formation of XpresSpa as amended and in effect as of immediately prior to the Effective Time will be amended and restated and will be the operating agreement and certificate of formation of the Surviving Entity.

It is expected that following the closing, the following persons shall serve on the board of directors of FORM: Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein, Richard K. Abbe and Andrew R. Heyer, the designee of the holders of FORM preferred stock, and the following persons shall be appointed to the following positions of FORM: Andrew D. Perlman (Chief Executive Officer), Anastasia Nyrkovskaya (Chief Financial Officer and Treasurer), Clifford Weinstein (Executive Vice President) and Edward Jankowski (Senior Vice President and Chief Executive Officer of XpresSpa).

Merger Consideration

Upon completion of the Merger (i) the then-outstanding common units of XpresSpa (other than units held by FORM and its subsidiaries, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than preferred units held by FORM and its subsidiaries, which will be cancelled without any consideration) will be cancelled and automatically converted into the right to receive an aggregate of (i) 2,500,000 shares of FORM common stock, (ii) 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock and (iii) five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, in each case, subject to adjustment in the event of a stock split, dividend or similar events. Immediately following the completion of the Merger (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

The FORM preferred stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock in the form attached to this proxy statement/prospectus as Annex E, which is to be filed by FORM prior to closing, which rights include, among other things, an aggregate initial liquidation preference of $23,750,000 and the right to participate in any dividends and distributions paid to common stockholders on an as-converted basis. The FORM preferred stock will vote on an as-converted basis. In addition, from and after the date of the issuance of any shares of the FORM preferred stock, dividends at the rate per annum of $4.32 per share (which represents 9% per annum) will accrue on such shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the FORM preferred stock) (the “Accruing Dividends”). Accruing Dividends will accrue from day to day, whether or not declared and will be cumulative, provided, however, that except as provided for in certain circumstances, Accruing Dividends will only be payable when, as, and if declared by the board of directors of FORM and FORM will be under no obligation to pay such Accruing Dividends.

The FORM preferred stock shall be initially convertible into an aggregate of 3,958,336 shares of FORM common stock, which equals a $6.00 per share conversion price. Upon the occurrence of certain fundamental events, the holders of the FORM preferred stock will be able to require FORM to repurchase the shares of FORM preferred stock at the greater of the liquidation preference and the amount per share that would have been payable had the shares of FORM preferred stock been converted into FORM common stock. The holders of record of FORM preferred stock shall be entitled to elect one director of FORM, voting exclusively as a separate class, so long as the holders of FORM preferred stock represent beneficial ownership in the aggregate equal to or more than 5% of FORM’s issued and outstanding common stock on an as-converted basis.

The holders of FORM preferred stock shall have the right to convert at any time and from time to time into shares of FORM common stock at an initial conversion rate of 8 shares of FORM common stock for each one share of FORM preferred stock (the “Conversion Ratio”). The Conversion Ratio is subject to adjustment upon certain fundamental events. In addition, FORM shall have the right, but not the obligation, upon ten trading days’ notice to convert the outstanding shares of FORM preferred stock into FORM common stock at the Conversion Ratio then in effect if the volume weighted average price per share of the FORM common stock exceeds $9.00 over any 20 days in a 30 consecutive trading day period. The term of the

FORM preferred stock is seven years, after which time FORM can repay the holders in shares of FORM common stock or cash at FORM’s election.

No fractional shares of FORM common stock or FORM preferred stock will be issued in connection with the Merger. Instead, each XpresSpa equity holder who would be otherwise entitled to receive a fractional share will receive from FORM, in lieu thereof, the next highest whole number of shares of FORM common stock or FORM preferred stock, as applicable.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of FORM and XpresSpa (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules exchanged by the parties), as applicable, relating to, among other things, (a) organization and qualification; (b) subsidiaries; (c) capital structure; (d) authorization, performance and enforceability of the Merger Agreement; (e) board approval and required vote; (f) financial statements; (g) absence of undisclosed liabilities and minimum cash; (h) absence of changes or events; (i) agreements, contracts and commitments; (j) compliance with laws; (k) material permits; (l) litigation; (m) employee and employee benefit plans; (n) taxes; (o) tangible assets; (p) real property leases; (q) insurance; (r) intellectual property; (s) environmental laws; (t) interested party transactions; (u) brokers; and (v) information related to this proxy statement/prospectus.

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of “Company Material Adverse Effect” or “Parent Material Adverse Effect.”

Company Material Adverse Effect

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of XpresSpa and its subsidiaries, taken as a whole; provided, that none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken in account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

•	changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation;
•	changes, events, occurrences or effects generally affecting the industries in which XpresSpa and its subsidiaries conduct operations;
•	changes or prospective changes in law, in applicable regulations of any governmental authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;
•	any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date of the Merger Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack;
•	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators;
•	any action taken by XpresSpa or its subsidiaries that is required by the Merger Agreement or taken at FORM’s written request, or the failure to take any action by XpresSpa or its subsidiaries if that action is prohibited by the Merger Agreement; or

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, FORM, Merger Sub or their respective affiliates.

Parent Material Adverse Effect

For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of FORM and its subsidiaries, taken as a whole; provided, that none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken in account in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur:

•	changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation;
•	changes, events, occurrences or effects generally affecting the industries in which FORM and its subsidiaries conduct operations;
•	changes or prospective changes in law, in applicable regulations of any governmental authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;
•	any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack;
•	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators;
•	any action taken by FORM or its subsidiaries that is required by the Merger Agreement or taken at XpresSpa’s written request, or the failure to take any action by FORM or its subsidiaries if that action is prohibited by the Merger Agreement; or
•	any change resulting or arising from the identity of, or any facts or circumstances relating to XpresSpa or its subsidiaries or their respective affiliates.

Certain Covenants of the Parties

The Merger Agreement provides that XpresSpa shall, and shall cause its subsidiaries to: (x) conduct its business only in the ordinary course of business, consistent with past practice; and (y) use its commercially reasonable efforts to preserve intact its business organization, properties and assets, keep available the services of its officers, employees and consultants, maintain in effect all material contracts and preserve its relationships, customers, licensees, suppliers and other persons with which it has business relations.

The Merger Agreement contains certain other agreements of the parties including, among other things, that (a) FORM will prepare and file with the SEC the Registration Statement containing a proxy statement (the “Proxy Statement”) for the vote of the FORM stockholders to approve the Merger, including but not limited to the issuance of FORM common stock, FORM preferred stock and warrants to purchase shares of FORM common stock (the “FORM Merger Proposal”); (b) FORM will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to have its stockholders vote on the FORM Merger Proposal; (c) each party will allow reasonable access to their books and records until the closing of the Merger; (d) each party will maintain in confidence any non-public information received from the other party; (e) each party will give prompt notice of the occurrence of any of the following: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect (or in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); (ii) any failure of FORM, XpresSpa or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, (iii) any notice or communication from any person alleging that the consent of such person is required in connection with the Merger or other transactions contemplated by the Merger Agreement, (iv) any notice or other communication from any governmental authority in connection with the Merger or other transactions contemplated by the Merger Agreement, (v) any litigation, relating to or involving or otherwise affecting XpresSpa or its subsidiaries or FORM that relates to the Merger or the other transactions contemplated by the Merger Agreement, (vi) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a material contract of either party, (vii) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either FORM or XpresSpa to consummate the transactions contemplated by the Merger Agreement, and (viii) any correspondence between XpresSpa and any of its subsidiaries and any governmental authority regarding any matters that have arisen as a result of an inspection or otherwise an requesting that XpresSpa and/or its subsidiaries take remedial action either in its practices, location, fixtures, furnishings, or otherwise; (f) FORM will use its reasonable best efforts to cause the shares of FORM common stock to be issued pursuant to the Merger (including any FORM common stock issuable upon the exercise or conversion of, or as dividends on, any merger consideration issued pursuant to the Merger Agreement) to be approved for listing on The NASDAQ Capital Market; (g) except as otherwise required by applicable law, court process or the rules of The NASDAQ Capital Market, neither party shall, nor permit their respective subsidiaries to issue or cause the publication of any press release or public announcement with respect to the Merger or other transactions contemplated by the Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; (h) XpresSpa will continue to indemnify its present and former directors and officers; (i) the parties will take all action to appoint certain individuals to serve on the board of directors of FORM; and (j) XpresSpa will deliver to FORM, within 20 days after the end of each such fiscal month end, the consolidated balance sheet of XpresSpa and its subsidiaries and the related consolidated statements of income, changes in members’ equity and cash flows of XpresSpa and its subsidiaries for the period then ended since the most recent balance sheet date.

No Solicitation

Subject to certain exceptions, prior to the completion of the Merger or the earlier termination of the Merger Agreement, XpresSpa has agreed that it will not, and it will not authorize or permit its subsidiaries and/or its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to directly or indirectly: (a) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any action relating to, or the submission of any Company Acquisition Proposal (as defined in the Merger Agreement); (b) enter into, participate or engage in discussions or negotiations in any way with any person concerning any Company Acquisition Proposal; (c) furnish to any person (other than FORM and its designees) any information relating to XpresSpa or its subsidiaries or afford to any person (other than FORM or its representatives or designees) access to the business, properties, assets, books, records or other information, or to any personnel of XpresSpa or any of its subsidiaries, in any case, with the intent to induce or solicit the making or submission of a Company Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal; (d) approve a Company Acquisition Proposal or take any action that would require it to abandon, terminate or fail to consummate, or that would reasonably be expected to result in the abandonment or, termination or failure to consummate the Merger; or (e) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an executed non-disclosure agreement having provisions no less favorable than that certain non-disclosure agreement between FORM and XpresSpa).

Notwithstanding the foregoing, XpresSpa or its board of directors, may directly or indirectly enter to discussions with any person in response to an unsolicited bona fide written Company Acquisition Proposal, if prior to engaging in any such discussions the XpresSpa board of directors determines in good faith, after consultation with its outside legal counsel, that such Company Acquisition Proposal either constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined below) and the XpresSpa board of directors receives from such person a non-disclosure agreement.

“Company Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry by any person (other than FORM or any affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, equity exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of XpresSpa or any subsidiary (including, for the avoidance of doubt, any issuance of equity securities of XpresSpa but excluding the sale, transfer, acquisition or disposition of not more than 50% or more of the voting power or economic interests of any subsidiary to an ACDBE partner), (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of XpresSpa and its subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock, limited liability interests or other equity interests of the subsidiaries or (iii) any merger, consolidation, equity exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving XpresSpa or any subsidiary; provided that any transfer or sale of stock or assets of any of XpresSpa’s subsidiaries related to the disposition of foreign operations shall not be a “Company Acquisition Proposal.”

“Company Superior Proposal” means any bona fide offer or proposal that constitutes a Company Acquisition Proposal on terms that the XpresSpa board of directors (or any committee thereof) shall have determined in good faith (after consultation with its outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Company Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to XpresSpa’s equity holders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of the Merger Agreement proposed by FORM in response to such Company Acquisition Proposal); provided that, for purposes of the definition of “Company Superior Proposal, “the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “more than 50%.”

Board Recommendations

Under the Merger Agreement, the FORM board of directors has agreed to recommend that FORM stockholders vote in favor of the Merger (the “FORM Board Recommendation”). In addition, the Merger Agreement provides that the XpresSpa board of directors shall approve the Merger (the “Company Board Approval”) and that neither the XpresSpa board of directors nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to FORM, the Company Board Approval, (ii) approve or adopt any Company Acquisition Proposal or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than executing a non-disclosure agreement having provisions no less favorable than that certain non-disclosure agreement between FORM and XpresSpa). Each of the foregoing actions is referred to as a “Recommendation Change.”

The restrictions set forth above will not prohibit the XpresSpa board of directors from effecting a Recommendation Change if XpresSpa has determined in good faith, after consulting with outside legal counsel, that (i) it has received a Company Superior Proposal or (ii) a failure to take action would be inconsistent with its fiduciary duties, and certain other conditions are met.

Approval of Stockholders

FORM has agreed to take all action necessary for the purpose of obtaining the required stockholder approval of the Merger, as promptly as practicable.

Indemnification of Directors and Officers

The Merger Agreement provides that all rights to indemnification with respect to acts or omissions occurring at or prior to the completion of the Merger existing in favor of each present and former director, officer or employee of XpresSpa or any of its subsidiaries as provided in their respective certificates of incorporation, bylaws, limited liability company agreement or indemnification agreements will remain in effect.

The Merger Agreement provides that, for a period of six years from the effective time, XpresSpa will provide directors’ and officers’ liability insurance that provides coverage for events occurring prior to the effective time that is no less favorable than its existing policy, or, if insurance coverage that is no less favorable is unavailable, the best available coverage, subject to the limitation that XpresSpa will not be required to spend in any one year more than 300% of the last annual premium paid prior to the date of the Merger Agreement for XpresSpa’s existing policy. Notwithstanding the foregoing, XpresSpa may, at its option prior to the effective time, substitute for such policy a “tail” prepaid policy with respect to its existing policy, provided that the amount paid for such policy does not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

Conditions to the Completion of the Merger

The obligations of each of FORM and XpresSpa to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including, among other things, (a) the stockholders and the board of directors of FORM have approved the Merger and the Merger Agreement; (b) the Registration Statement has become effective; (c) the shares of FORM common stock shall have been approved for listing on The NASDAQ Capital Market; (d) there exists no temporary restraining order, preliminary or permanent injunction or other order which prevents the consummation of the Merger; (e) the representations and warranties of the other party contained in the Merger Agreement are true and correct except for (i) such changes resulting from actions permitted under the Merger Agreement, (ii) to the extent any such representation or warranty is made as of a time other than the Effective Time (as defined in the Merger Agreement), in which case, such representation or warranty need only be true an correct at and as of such time, or (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Company Material Adverse Effect, qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (f) the other party shall have performed or complied in all material respects with all agreements and covenants under the Merger Agreement, except when any failure would not, individually or in the aggregate, be reasonably expected to have a Company Materal Adverse Effect or Parent Material Adverse Effect, as applicable; (g) the receipt of certain consents or approvals; (h) the absence of a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; (i) FORM shall have received written resignations from all of the directors of XpresSpa and its subsidiaries; (j) FORM shall have received joinder agreements from XpresSpa equity holders representing 95% of the outstanding XpresSpa units; (k) FORM shall have received sufficient evidence regarding the ratification of each of XpresSpa’s subsidiaries of all appropriate prior actions and certain individuals shall have been appointed to certain offices and committees as specified by FORM; (l) XpresSpa shall have delivered a certificate regarding certain closing conditions to FORM and Merger Sub; (m) FORM shall have received a certificate from Rockmore regarding XpresSpa’s compliance with its obligations under its existing loan documents; (n) FORM shall have received satisfactory evidence of termination of that certain Monitoring and Management Services Agreement with Mistral and its affiliate; (o) the Escrow Agreement shall have been executed and delivered; (p) the Representative shall have delivered to FORM a duly executed statement on behalf of XpresSpa that is in compliance with Treasury Regulations Section 1.1445-11T(d)(2), and from equity holders representing ninety five percent (95%) of the outstanding XpresSpa units, a duly executed certificate of non-foreign status in compliance with Treasury Regulations Section 1.1445-2(b); (q) FORM shall have received good standing certificates of XpresSpa and each of its subsidiaries; and (r) FORM shall have received evidence of certification for certain ACDBEs.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the closing of the Merger, as follows: (a) by mutual written consent of FORM, Merger Sub and XpresSpa; (b) by either party if the closing has not occurred on or before the End Date; (c) by either party if any law enacted by a governmental authority prohibits the consummation of the Merger, or any governmental authority has issued an order or taken any other action which restrains, enjoins or otherwise prohibits the Merger, which order has become final and non-appealable; (d) by either party if FORM’s stockholders do not approve the Merger; (e) by either party if the other party, or in the case of XpresSpa, FORM or Merger Sub, is in material breach of its obligations or representations or warranties under the Agreement that is incapable of being cured and the other party, or in the case of XpresSpa, FORM or Merger Sub, is not then in breach of any representation, warranty, covenant or agreement set forth in Merger Agreement that would result in the applicable closing conditions not being satisfied; (f) by FORM if the XpresSpa board of directors has effected a Recommendation Change; (g) by FORM if XpresSpa shall have entered or caused itself or its subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Company Acquisition Proposal; (h) by FORM if XpresSpa shall have materially breached any term of the non-solicitation provision of the Merger Agreement; (i) by FORM if XpresSpa’s board of directors or any authorized committee shall have resolved to do any of (f) – (h); (j) by XpresSpa if the board of directors of FORM or any authorized committee has failed to present or recommend the approval of the Merger Agreement and the Merger to the stockholders or include the recommendation in this proxy statement/prospectus; (k) by XpresSpa if XpresSpa determines to enter into a definitive agreement relating to a Company Superior Proposal; (l) by XpresSPa at any time, upon payment to FORM of the XpresSpa Termination Fee; or (m) by XpresSPa if FORM fails to obtain shareholder approval or fails to receive approval of the listing of the shares of FORM common stock on The NASDAQ Capital Market prior to the End Date; provided, that XpresSpa shall not have the right to terminate the Merger Agreement if XpresSpa is then in breach of any representation, warranty, covenant or agreement set forth in Merger Agreement that would result in the applicable closing conditions not being satisfied.

Termination Fees and Expenses

The Merger Agreement provides that, subject to certain exceptions discussed below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, provided however that if the Merger is consummated FORM will assume XpresSpa’s transaction costs, in an amount not to exceed $500,000.

In the event that either (a) XpresSpa terminates the Merger Agreement because (i) it determines to enter into a definitive agreement relating to a Company Superior Proposal, or (ii) XpresSpa elects to terminate for any reason or no reason at all or (b) FORM terminates the Merger Agreement because (i) XpresSpa effected a Recommendation Change, (ii) XpresSpa enters into any agreement related to a Company Acquisition Proposal, (iii) XpresSpa materially breached the provision related to Company Acquisition Proposals contained in the Merger Agreement or (iv) XpresSpa’s board of directors shall have resolved to do any of the foregoing (i)-(iii), then XpresSpa shall pay to FORM the XpresSpa Termination Fee.

In the event that either (a) XpresSpa terminates the Merger Agreement because (i) the FORM board of directors fails to present and recommend the approval and adoption of the Merger Agreement, (ii) FORM fails to include the Board Recommendation in the proxy statement/proposal, or (iii) FORM’s board of directors shall have resolved to do any of the foregoing (i)-(ii) or (b) XpresSpa or FORM terminates the Merger Agreement because FORM’s stockholders approval is not obtained prior to the End Date, then FORM shall pay to XpresSpa the FORM Termination Fee.

In the event that (i) the Merger Agreement is terminated by XpresSpa because the Merger is not consummated on or before the End Date, and (ii) a Company Acquisition Proposal has either previously been publicly announced or has been proposed or communicated to XpresSpa and a definitive agreement with respect to such Company Acquisition Proposal has been signed or consummated within six months following the termination of the Agreement, then XpresSpa shall pay to FORM the XpresSpa Termination Fee.

In the event that the Merger Agreement is terminated by FORM because the Merger is not consummated on or before the End Date, and within six months following such termination XpresSpa consummates a transaction for the (i) issuance, sale or other disposition of securities representing 50% or more of the voting power or economic interests of XpresSpa or any subsidiary, (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 50% of the consolidated assets of XpresSpa and its subsidiaries taken as a whole, including by way of purchase of stock, limited liability interests or other equity interests of the subsidiaries or (iii) any merger, consolidation, equity exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving XpresSpa or any of its subsidiaries, (in each case in clause (iii), that result in the equity holders of XpresSpa beneficially owning less than 50% of XpresSpa) then XpresSpa shall pay to FORM the XpresSpa Termination Fee.

Amendments

The Merger Agreement may be amended only by the written agreement of FORM, Merger Sub and XpresSpa at any time prior to the completion of the Merger.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

Amendment No. 1

On September 8, 2016, the parties amended the Original Merger Agreement pursuant to Amendment No. 1, to clarify the stockholder approval threshold required for the approval of the Merger Agreement by FORM’s stockholders.

Amendment No. 2

On October 25, 2016, the parties amended the Original Merger Agreement pursuant to Amendment No. 2, to clarify certain indemnification provisions in connection with the Merger and to increase the amount to be held in escrow in connection with such right to indemnification.

INFORMATION ABOUT THE COMPANIES

FORM Holdings Corp.

On May 6, 2016, Vringo, Inc. changed its name to FORM Holdings Corp. and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM’s focus is on acquiring and building companies that would benefit from:

•	additional capital;
•	exposure to visibility from the public markets;
•	talent recruiting;
•	rebranding; and
•	implementation of best practices.

FORM’s management team is committed to execute on its strategy. FORM is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000,000 in revenue.

FORM’s common stock, which was previously listed on The NASDAQ Capital Market under the trading symbol “VRNG,” has been listed under the trading symbol “FH” since May 9, 2016.

FORM has three operating segments:

•	Group Mobile
•	FLI Charge
•	Intellectual property

Group Mobile is a growing premier supplier of innovative and full-service mobile technology solutions, including rugged computers, tablets, mobile devices, accessories, a full suite of professional services and other related products geared toward emergency first responders, municipalities and corporations. In addition, Group Mobile specializes in high-quality customer service and support for those products.

FLI Charge owns a patented conductive wireless charging technology and focuses on the development and commercialization of its technology through the direct-to-consumer sale of conductive charging pads, phone cases, charging adaptors and other enablements, as well as partnerships and licensing agreements in various industries. FLI Charge is currently working with partners to implement FLI Charge technology in various fields such as furniture and automotive. FLI Charge’s business model is based on manufacturing and commercializing its own conductive charging pads, phone cases, charging adaptors and other enablements as well as licensing its technology in exchange for recurring licensing revenue.

The intellectual property operating segment is focused on the innovation, development and monetization of intellectual property. FORM’s portfolio consists of over 600 patents and patent applications covering a range of technologies including telecom infrastructure, mobile devices, remote monitoring and ad-insertion.

Prior to December 31, 2013, FORM operated a global platform for the distribution of mobile social applications and services. On February 18, 2014, FORM sold its mobile social application business to InfoMedia, receiving an 8.25% ownership interest in InfoMedia as consideration and a seat on the board of directors of InfoMedia. As part of the transaction, FORM has the opportunity to license certain intellectual property assets and work with InfoMedia to identify and protect new intellectual property.

FORM is headquartered in New York, New York and was incorporated in Delaware in 2006. FORM’s principal offices are located at 780 Third Avenue, 12th Floor, New York, New York 10017 and its telephone number is (212) 309-7549. FORM’s principal website is www.formholdings.com. The information on or that can be accessed through FORM’s website is not part of this proxy statement/prospectus. FORM’s common stock is listed on The NASDAQ Capital Market and trades under the symbol “FH.” Additional information about FORM and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “FORM’s Business,” “FORM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “FORM’s Financial Statements” beginning on pages 100, 106, and F-1, respectively.

XpresSpa Holdings, LLC

XpresSpa is a leading airport retailer of spa services and related products, and also sells spa products through its internet site. Services and products include:

•	Massage services for the neck, back, feet and whole body;
•	Nail care, such as pedicures, manicures and polish changes;
•	Beauty care services such as waxing and facials;
•	Hair care, such as hair cuts and blow outs;
•	Spa products such as massagers, lotions and aromatherapy aids; and
•	Travel products such as neck pillows and eye masks.

As a result of increased security requirements at airports, travelers are spending more time at the airport before their flights, and are often dealing with stressful security lines. In addition, airport travelers frequently are subjected to increased downtime from delays from congested airports, inclement weather conditions, and cancelled flights. XpresSpa was developed to address the stress and idle time spent at the airport, allowing travelers to spend this time productively, by relaxing and focusing on personal care and wellness.

XpresSpa is headquartered in New York, New York and was formed in 2012; its predecessor was formed in New York, New York in 2000. XpresSpa’s principal offices are located at 3 East 54th street, 9th Floor, New York, New York 10022 and its telephone number is (212) 750-9595. XpresSpa’s principal website is www.xpresspa.com. The information on or that can be accessed through XpresSpa’s website is not part of this proxy statement/prospectus. XpresSpa is a private company and its units are not publicly traded. Additional information about XpresSpa and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “XpresSpa’s Business,” “XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “XpresSpa’s Financial Statements” beginning on pages 122, 130, and F-63, respectively.

FHXMS, LLC

Merger Sub is a limited liability company and wholly-owned subsidiary of FORM and was incorporated in Delaware on July 25, 2016 solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE ANNUAL MEETING OF FORM’S STOCKHOLDERS

Date, Time and Place

The FORM annual meeting will be held on November 28, 2016, at 11:00 a.m, local time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, 32nd floor, New York, New York 10017.

Purpose of the FORM Annual Meeting

The FORM annual meeting will be held for the following purposes:

1.	To approve the FORM Merger Proposal;
2.	To approve the Rights Agreement Proposal;
3.	To elect six director nominees as set forth in the Election of Directors Proposal;
4.	To approve the 2012 Equity Incentive Plan Amendment;
5.	To approve the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal;
6.	To approve the Certificate Amendment Proposal;
7.	To approve the Compensation Proposal;
8.	To approve the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of FORM Proposals Nos. 1 – 7; and
9.	To conduct any other business as may properly come before the FORM annual meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote

The FORM board of directors has fixed October 18, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the FORM annual meeting and any adjournment or postponement thereof. Only holders of record of shares of FORM common stock at the close of business on the record date are entitled to notice of, and to vote at, the FORM annual meeting. At the close of business on the record date, FORM had outstanding and entitled to vote 15,799,881 shares of common stock.

The FORM common stock is the only class of securities entitled to vote at the FORM annual meeting. Each share of FORM’s common stock outstanding on the record date entitles the holder thereof to one vote on each matter properly brought before the FORM annual meeting, exercisable in person or by proxy.

Quorum

In order to conduct the business described above at the FORM annual meeting, FORM must have a quorum present. Stockholders who hold a majority of the FORM common stock outstanding as of the close of business on the record date for the FORM annual meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the FORM annual meeting. As of the record date, there were 15,779,881 shares of FORM common stock outstanding and entitled to vote at the FORM annual meeting. Accordingly, the presence, in person or by proxy, of the holders of 7,899,941 shares of FORM common stock will be required in order to establish a quorum.

Required Vote

The proposals being submitted for approval by the FORM stockholders at the FORM annual meeting will be approved or rejected on the basis of certain specific voting thresholds. In particular:

•	the approval of the FORM Merger Proposal requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting;
•	the approval of the Rights Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting;

•	the election of the director nominees as set forth in the Election of Directors Proposal requires the affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the FORM annual meeting and entitled to vote on the election of directors;
•	the approval of the 2012 Equity Incentive Plan Amendment requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting;
•	the approval of the Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting;
•	the approval of the Certificate Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FORM’s common stock entitled to vote on the matter either in person or by proxy at the annual meeting;
•	the approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting; and
•	the approval of the adjournment of the FORM annual meeting, if necessary, to solicit proxies if there are not sufficient votes in favor of FORM Proposals Nos. 1 – 7, requires the affirmative vote of the holders of a majority of the FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting.

Approval of the FORM Merger Proposal is a required condition to the completion of the Merger. If this proposal is not approved by the FORM stockholders, the Merger may not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies

If a FORM stockholder fails to submit a proxy as instructed on the enclosed proxy card and fails to vote at the FORM annual meeting, such stockholder’s shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the FORM annual meeting, and will have no effect on the outcome of FORM’s Proposals No. 1 (FORM Merger Proposal), No. 2 (Rights Agreement Proposal), No. 3 (Election of Directors Proposal), No. 4 (2012 Equity Incentive Plan Amendment), No. 5 (Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal), No. 7 (Compensation Proposal) and No. 8 (adjournment to solicit additional proxies, if necessary). However, such failure to take action will have the same effect as voting AGAINST FORM’s Proposal No. 6 (Certificate Amendment Proposal).

If a FORM stockholder submits a proxy and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the FORM annual meeting, but will not be voted at the FORM annual meeting. As a result, such abstention will have the same effect as voting AGAINST FORM’s Proposal Nos. 1, 2, 4, 5, 6 and 7 and will have no effect on FORM’s Proposal Nos. 3 and 8. Abstentions are not counted for purposes of electing directors.

If a FORM stockholder submits a proxy card without indicating how such stockholder wishes to vote, the shares of FORM common stock represented by such proxy card will be counted as present for the purpose of determining the presence of a quorum for the FORM annual meeting and all of such shares will be voted FOR FORM’s Proposal Nos. 1, 2, 3, 4, 5, 6, 7 and 8.

Voting by FORM’s Directors and Executive Officers

As of October 18, 2016, a recent practicable date before the printing of this proxy statement/prospectus, directors and executive officers of FORM beneficially owned and were entitled to vote 1,704,685 shares of FORM common stock, or approximately 10.1% of the total outstanding voting power of FORM. It is expected that FORM’s directors and executive officers will vote their shares FOR the approval of the Merger, although none of them has entered into any agreement requiring them to do so.

Voting of Proxies by Registered Holders

Giving a proxy means that a FORM stockholder authorizes the persons named in the enclosed proxy card to vote the stockholder’s shares at the FORM annual meeting in the manner such stockholder directs. If you are a registered FORM stockholder (that is, you hold your stock in your own name), you may vote in person at the FORM annual meeting or vote by submitting your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Whether or not you plan to attend the FORM annual meeting, FORM urges you to vote by proxy to ensure that your vote is counted. You may still attend the FORM annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the FORM annual meeting and FORM will give you a ballot when you arrive.
•	To vote using a proxy, simply follow the instructions included in the enclosed proxy card to vote by Internet or telephone or complete, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided. If your proxy is received before the FORM annual meeting, your proxy will be voted as you direct.

Shares Held in Street Name

If your shares of FORM common stock are held in street name in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by your broker or other nominee. You may not vote shares of FORM common stock held in street name by returning a proxy card directly to FORM or by voting in person at the FORM annual meeting unless you provide a legal proxy, which you must obtain from your broker or other nominee.

Brokers or other nominees who hold shares of FORM common stock in street name for a beneficial owner typically have the authority to vote in their discretion on routine proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be non-routine without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the FORM annual meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. Therefore, if you are a FORM stockholder and hold your shares in street name, you should instruct your broker or other nominee on how to vote your shares to ensure that your shares are voted with respect to the FORM Merger Proposal. Broker non-votes will be counted for purposes of determining whether a quorum exists at the FORM annual meeting.

Revocability of Proxies and Changes to a FORM Stockholder’s Vote

If you are a FORM stockholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to such proposal at the FORM annual meeting by:

•	sending a written notice stating that you would like to revoke your proxy to FORM’s Corporate Secretary at Form Holdings Corp., at 780 Third Avenue, 12th Floor, New York, New York 10017;
•	voting on a later date by the Internet or telephone;
•	submitting new proxy instructions on a new proxy card with a later date; or
•	attending the FORM annual meeting and voting in person (but note that your attendance alone will not revoke your proxy).

If you are a FORM stockholder of record, revocation of your proxy or voting instructions by written notice must be received by FORM’s Corporate Secretary by no later than the close of business on November 27, 2016, although you may also revoke your proxy by attending the FORM annual meeting and voting in person. However, if your shares are held in street name by a broker or other nominee and you have instructed such broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those voting instructions.

Solicitation of Proxies

FORM will bear its own cost and expense of preparing, assembling, printing, and mailing this proxy statement/prospectus, any amendments thereto, the proxy card, and any additional information furnished to the FORM stockholders. FORM will bear any fees paid to the SEC in connection with the filing of this proxy statement/prospectus and the related Registration Statement on Form S-4. FORM may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners of FORM common stock, including the costs of reimbursing brokerage houses and other custodians, nominees, and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to such beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers, and employees of each of FORM and XpresSpa by mail, telephone, fax, or other methods of communication. FORM has engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the total.

Delivery of Proxy Materials to Households Where Two or More FORM Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as householding, potentially means extra convenience for stockholders and cost savings for companies.

In connection with the FORM annual meeting, a number of brokers with account holders who are FORM stockholders will be householding FORM proxy materials. As a result, a single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a FORM stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, a FORM stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement/prospectus, such stockholder should notify its broker or contact FORM’s Corporate Secretary at FORM Holdings Corp., 780 Third Avenue, 12th Floor, New York, New York 10017. FORM stockholders who currently receive multiple copies of this proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker.

Attending the FORM Annual Meeting

All FORM stockholders as of the record date, or their duly appointed proxies, may attend the FORM annual meeting. If you are a registered FORM stockholder (that is, if you hold your stock in your own name) and you wish to attend the FORM annual meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the FORM annual meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the FORM annual meeting, you need to bring a copy of a brokerage or bank statement to the FORM annual meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

FORM’S PROPOSALS

FORM’s Proposal No. 1: Approval of the Issuance of FORM Common Stock and Preferred Stock and Warrants in Connection with the Merger

Upon completion of the Merger, (i) the then-outstanding common units of XpresSpa (other than units held by FORM and its subsidiaries, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than preferred units held by FORM and its subsidiaries, which will be cancelled without any consideration) will be cancelled and automatically converted into the right to receive an aggregate of (i) 2,500,000 shares of FORM common stock, (ii) 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock and (iii) five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, in each case, subject to adjustment in the event of a stock split, dividend or similar events. Immediately following the completion of the Merger (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

The Merger will have no effect on the number of shares of FORM common stock held by current FORM stockholders as of immediately prior to the completion of the Merger. However, it is expected that upon completion of the Merger such shares will represent only an aggregate of approximately 67% of the outstanding shares of common stock of FORM calculated on a fully diluted basis (without taking into account shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger). For example, if you are a FORM stockholder and hold 5% of the outstanding shares of FORM common stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold XpresSpa equity, then upon completion of the Merger you will hold an aggregate of approximately 3.35% of the outstanding shares of common stock of FORM calculated on a fully diluted basis as of immediately following the completion of the Merger.

Under The NASDAQ Capital Market rules and regulations, a company listed on The NASDAQ Capital Market is required to obtain stockholder approval prior to the issuance of common stock or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of the issuing company’s common stock outstanding before such issuance in connection with such proposed acquisition.

The aggregate number of shares of FORM common stock to be issued in connection with the Merger will exceed 20% of the shares of FORM common stock outstanding before such issuance. For this reason, FORM must obtain the approval of the FORM stockholders, in accordance with The NASDAQ Capital Market rules and regulations, for the issuance of shares of FORM common stock to XpresSpa’s equity holders in connection with the Merger. Accordingly, FORM is asking its stockholders to approve the issuance of FORM common stock in connection with the Merger.

Required Vote; Recommendation of the FORM Board of Directors

Approval of this FORM Merger Proposal requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting. A failure to submit a proxy or vote at the FORM annual meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the FORM annual meeting, and will have no effect on the outcome of this FORM Merger Proposal. However, for purposes of the vote on this FORM Merger Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this FORM Merger Proposal, and a “broker non-vote” will have no effect on the outcome of this FORM Merger Proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE FORM MERGER PROPOSAL.

FORM’s Proposal No. 2: Approval of Adoption of Section 382 Rights Agreement

Overview

The FORM board of directors is asking stockholders to approve the Section 382 Rights Agreement adopted by the FORM board of directors on March 18, 2016 (the “Rights Agreement”). The FORM board of directors adopted the Rights Agreement in an effort to protect stockholder value by attempting to protect against a possible limitation on its ability to use its net operating losses (“NOLs”) and other tax benefits as a result of an “ownership change,” as defined in Section 382 of the Code, and rules promulgated thereunder. The Rights Agreement will automatically expire on March 18, 2017, if not approved by the stockholders by that date, or on such earlier date as provided in the Rights Agreement.

Background and Reasons for the Proposal

FORM has experienced and continues to experience substantial NOLs and, under the Code, it may “carry forward” these losses in certain circumstances to offset future taxable income, thereby reducing its future U.S. federal income tax liability.

As of December 31, 2015, FORM’s estimated aggregate total NOLs were $123.6 million for U.S. federal, state and local purposes expiring 20 years from the respective tax years to which they relate. Unless otherwise restricted, FORM believes that it will be able to carry forward a significant amount of NOLs and other tax benefits, and so these NOLs and other tax benefits could be a substantial asset to it. If FORM experiences an ownership change for purposes of Section 382 of the Code, however, its ability to use its NOLs and other tax benefits will be substantially limited. These limitations could require FORM to pay U.S. federal income taxes earlier than would otherwise be required if such limitations were not in effect and could cause such NOLs and other tax benefits to expire unused, in each case reducing or eliminating the benefit of such NOLs and other tax benefits. Similar rules and limitations may apply for state income tax purposes.

Generally, an ownership change would occur if persons who own, or are deemed to own, 5% or more of FORM’s common stock increase their collective ownership in FORM by more than 50 percentage points over a rolling three-year period.

On March 18, 2016, the FORM board of directors approved and FORM entered into the Rights Agreement, which is between FORM and American Stock Transfer & Trust Company, LLC as the Rights Agent. The Rights Agreement provides for a dividend of one preferred stock purchase right (a “Right”) for each share of FORM common stock, par value $0.01 per share outstanding on March 29, 2016 (the “Record Date”). Each Right entitles the holder to purchase from FORM one one-thousandth of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), for a purchase price of $9.50 (the “Purchase Price”), subject to adjustment as provided in the Rights Agreement. The description and terms of the Rights are set forth in the Rights Agreement, which is attached to this proxy statement/prospectus as Annex B.

After careful consideration, the FORM board of directors adopted the Rights Agreement with the intention of reducing the likelihood of an ownership change so that FORM could protect and preserve its substantial tax attributes primarily associated with its NOLs and research tax credits under Sections 382 and 383 of the Code. However, FORM cannot be sure that these measures will be effective in deterring or preventing such an ownership change.

Description of the Rights Agreement

The following description of the Rights Agreement is qualified in its entirety by reference to the text of the Rights Agreement, which is attached to this proxy statement/prospectus as Annex B. FORM urges you to read carefully the Rights Agreement in its entirety as the discussion below is only a summary.

Effectiveness.  The Rights Agreement became effective on March 18, 2016 (the “Effective Date”). Upon and following the Effective Date, Rights will be issued in respect of all outstanding shares of common stock on the Record Date, and for all shares of common stock that become outstanding after the Record Date and, subject to the next sentence, prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights or the Expiration Date (as defined below). Rights may be distributed with respect to shares of common stock that become outstanding after the Distribution Date only in certain limited circumstances as described in the Rights Agreement (such as the issuance of common stock pursuant to stock options, employee compensation or benefit plans and convertible securities).

Term.  The Rights will expire on the earliest of (a) March 18, 2019, (b) March 18, 2017, if shareholder approval has not been obtained by such date, or (c) such earlier date as the NOLs and other tax benefits have expired or been exhausted, unless earlier redeemed or exchanged by FORM as provided below, as more fully set forth in the Rights Agreement.

Exercisability.  Initially, the Rights will not be exercisable. The Rights will become exercisable upon the earlier of the following dates (such date, the “Distribution Date”):

•	on the tenth calendar day after such date that FORM learns that (a) a person or group beneficially owns (as defined in the Rights Agreement) 4.99% or more of the outstanding common stock or (b) a Grandfathered Person (as defined below) has exceeded its Grandfathered Percentage (as defined below) by 0.5% of the outstanding shares of common stock (any person or group specified in this bullet point, an “Acquiring Person”); and
•	such date, if any, as may be designated by the FORM board of directors following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding common stock which could result in a person or group becoming an Acquiring Person.

Grandfathered Persons.  Any person or group (a “Grandfathered Person”), that beneficially owned (as disclosed in public filings) 4.99% or more of the outstanding common stock as of March 18, 2016 (such percentage, the “Grandfathered Percentage”), will not be deemed an Acquiring Person, so long as such person or group does not exceed its Grandfathered Percentage by 0.5% of the outstanding shares of common stock.

If a Grandfathered Person sells or otherwise disposes of its common stock, its Grandfathered Percentage will be the lesser of (a) its Grandfathered Percentage immediately prior to the sale or other disposition or (b) the percentage of common stock beneficially owned by the Grandfathered Person immediately following the sale or other disposition.

If at any time a Grandfathered Person beneficially owns less than 4.99% of the outstanding shares of common stock it will cease to be a Grandfathered Person under the Rights Agreement.

Exempt Persons and Exempt Transactions.  Prior to someone becoming an Acquiring Person, the FORM board of directors can determine that any person or group which would otherwise be an Acquiring Person can be exempted from becoming an Acquiring Person or any transaction that would result in someone becoming an Acquiring Person, can be exempted in determining whether someone has become an Acquiring Person. After someone has become an Acquiring Person, the FORM board of directors’ ability to grant an exemption is generally limited to circumstances where a person or group has inadvertently become an Acquiring Person. Before granting an exemption, the FORM board of directors may require that a person or group make certain representations, undertakings or covenants.

Rights Certificates and Detachability.  Prior to the Distribution Date, the Rights will be evidenced by the certificates for shares of common stock, and the Rights will be transferable only with the related common stock (or, in the case of uncertificated common stock, the applicable record of ownership) and will be automatically transferred with any transfer of the related common stock. After the Distribution Date, the Rights will “detach” from the common stock and will be separately transferable.

Terms of Series C Preferred Stock.  The terms of the Series C Preferred Stock issuable upon exercise of the Rights are designed so that each 1/1,000th of a share of Series C Preferred Stock is the economic and voting equivalent of one whole share of common stock. In addition, the Series C Preferred Stock has certain minimum dividend and liquidation rights.

Dilution Adjustments.  The amount of Series C Preferred Stock issuable upon exercise of the Rights is subject to adjustment by the FORM’s board of directors in the event of any change in the common stock or Series C Preferred Stock, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of assets, evidences of indebtedness or subscription rights, options or warrants to holders of common stock, Series C Preferred Stock or otherwise.

The Flip-In Provision.  At such time as FORM learns that a person or group has become an Acquiring Person, the holder of each Right will thereafter have the right to receive, upon exercise of the Right and the payment of the Purchase Price, that number of 1/1,000ths of a share of Series C Preferred Stock equal to the number of shares of common stock which at the time of the applicable triggering transaction would have a market value of twice the Purchase Price. However, any Rights that are or previously were beneficially owned by an Acquiring Person will become null and void and will result in significant dilution to the Acquiring Person.

The Flip-Over Provision.  In the event FORM is acquired in a merger or other business combination by an Acquiring Person, or 50% or more of FORM’s assets are sold to an Acquiring Person, each Right will entitle its holder to purchase common shares in the surviving entity at 50% of the market price (subject to exceptions if the surviving entity does not have common shares registered under the Securities Exchange Act of 1934, including circumstances in which the surviving entity has common shares that publicly trade outside the United States, as further described in the Rights Agreement). As with the “flip-in” provision, any Rights that are or previously were beneficially owned by an Acquiring Person will become null and void.

Exchange.  After such time as FORM learns that a person or group has become an Acquiring Person, the FORM board of directors may elect to exchange each Right (other than any Rights that are or previously were beneficially owned by an Acquiring Person, which will become null and void) for consideration per Right consisting of one-half of the Series C Preferred Stock (or fractions thereof) that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement (or an equivalent value comprised of cash, shares of common stock, shares of Series C Preferred Stock, other securities or any combination thereof).

Redemption.  The Rights are redeemable by the FORM board of directors at a redemption price of $0.01 per Right (the “Redemption Price”) any time prior to the earlier of (i) such time as FORM learns that a person or group has become an Acquiring Person and (ii) the Expiration Date. Immediately upon the action of the Board ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment.  At any time prior to the Distribution Date, FORM may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which a Distribution Date shall occur, the amount of the Purchase Price, the definition of Acquiring Person or the time during which the Rights may be redeemed), except that no supplement or amendment may be made which reduces the Redemption Price of the Rights.

Certain Considerations Relating to the Rights Agreement

The FORM board of directors believes that attempting to protect the NOLs and other tax benefits described above is in FORM and the stockholders’ best interests. Nonetheless, FORM cannot eliminate the possibility that an ownership change will occur even if the Rights Agreement is approved. You should consider the factors below when making your decision.

•	Future Use and Amount of the NOLs and Other Tax Benefits Is Uncertain. FORM’s use of the NOLs and other tax benefits depends on its ability to generate taxable income in the future. FORM cannot assure you whether it will have taxable income in any applicable period or, if it does, whether such income or the NOLs or other tax benefits at such time will exceed any potential limitation under Section 382 of the Code.
•	Potential Challenge to the NOLs and Other Tax Benefits. The amount of the NOLs and other tax benefits has not been audited or otherwise validated by the Internal Revenue Service (the “IRS”). The IRS could challenge the amount of the NOLs and other tax benefits, which could result in an increase in FORM’s liability in the future for income taxes. In addition, determining whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of the Section 382 provisions and because of limitations on the knowledge that any publicly traded company can have about the ownership of, and transactions in, its securities on a timely basis. Therefore, FORM cannot assure you that the IRS or another taxing authority will not claim that it experienced an ownership change and attempt to reduce the benefit of the NOLs and other tax benefits available to it at such time even if the Rights Agreement is in place.
•	Continued Possibility of Ownership Change. Although the Rights Agreement is intended to diminish the likelihood of an ownership change by deterring (rather than prohibiting) persons or groups of persons from acquiring beneficial ownership of FORM’s common stock in excess of the specified limitations, FORM cannot assure you that it will be effective. The amount by which an ownership interest may change in the future could, for example, be affected by sales of FORM common stock by stockholders who are 5% shareholders (as defined under Section 382 of the Code) or by sales or purchases of stock or other interests in corporations, partnerships or other legal entities that own 5% or more of its common stock, over which FORM has no control. Additionally, it may be in FORM’s best interests, taking into account all relevant facts and circumstances at the time, to permit the acquisition of common stock in excess of the specified limitations or to issue a reasonable amount of equity in the future, all of which may increase the likelihood of an ownership change.
•	Potential Effects on Liquidity. The Rights Agreement is intended to deter persons or groups of persons from acquiring beneficial ownership of FORM common stock in excess of the specified limitations. A stockholder’s ability to dispose of FORM common stock may be limited if the Rights Agreement reduces the number of persons willing to acquire its common stock or the amount they are willing to acquire. A stockholder may become an Acquiring Person upon actions taken by persons related to, or affiliated with, them. Stockholders are advised to carefully monitor their ownership of its common stock and consult their own legal advisors and/or FORM to determine whether their ownership of the shares approaches the proscribed level.
•	Potential Impact on Value. The Rights Agreement could negatively impact the value of FORM common stock by deterring persons or groups of persons from acquiring common stock, including in acquisitions for which some stockholders might receive a premium above market value.
•	Anti-Takeover Effect. The FORM board of directors adopted the Rights Agreement to diminish the risk that its ability to use the NOLs and other tax benefits to reduce potential federal and state income tax obligations becomes limited. Nonetheless, the Rights Agreement may have an “anti-takeover effect” because it may deter a person or group of persons from acquiring beneficial ownership of 4.99% or more of its common stock or, in the case of a person or group of persons that already own 4.99% or more of its common stock, from increasing its Grandfathered Percentage by 0.5% or more of its outstanding shares. The Rights Agreement could discourage or prevent a merger, tender offer, proxy contest or accumulations of substantial blocks of shares.

Required Vote; Recommendation of the FORM Board of Directors

Approval of this Rights Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting. A failure to submit a proxy or vote at the FORM annual meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the FORM annual meeting, and will have no effect on the outcome of this Rights Agreement Proposal. However, for purposes of the vote on this Rights Agreement Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Rights Agreement Proposal, and a “broker non-vote” will have no effect on the outcome of this Rights Agreement Proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
RIGHTS AGREEMENT PROPOSAL.

FORM’s Proposal No. 3: Election of Directors

These six director nominees, if elected at the annual meeting, will hold office until the next annual meeting or until their successors are duly elected and qualify or until their earlier death, resignation or removal. There are no family relationships among any of FORM’s directors and executive officers.

The director nominees are:

Andrew D. Perlman
John Engelman
Donald E. Stout
Salvatore Giardina
Bruce T. Bernstein
Richard K. Abbe

For information about each of the director nominees and other relevant information with respect to the Election of Director Proposal, please refer to the section entitled “Management of FORM Following the Merger.”

If for any reason any nominee does not stand for election, any proxies FORM receives will be voted in favor of the remaining nominees and may be voted for substitute nominees in place of those who do not stand. FORM has no reason to expect that any of the nominees will not stand for election.

Required Vote; Recommendation of the FORM Board of Directors

The affirmative vote of a plurality of the voting power of the shares present or represented by proxy at the FORM annual meeting and entitled to vote on the election of directors is required to elect each nominee as a director. A failure to submit a proxy or vote at the FORM annual meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the FORM annual meeting, and will have no effect on the outcome of this Election of Directors Proposal. However, for purposes of the vote on this Election of Directors Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Election of Directors Proposal, and a “broker non-vote” will have no effect on the outcome of this Election of Directors Proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF ANDREW D. PERLMAN, JOHN ENGELMAN, DONALD E. STOUT,
SALVATORE GIARDINA, BRUCE T. BERNSTEIN AND RICHARD K. ABBE
AS DIRECTORS OF THE FORM BOARD OF DIRECTORS.

FORM’s Proposal No. 4: Approval of an Amendment to the FORM 2012 Employee, Director and Consultant Equity Incentive Plan

Required Vote; Recommendation of the FORM Board of Directors

The affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting is required to approve the amendment to the 2012 Plan. Abstentions will be counted AGAINST this proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2012 PLAN.

Equity Compensation Plan Information

The following table provides certain aggregate information, as of December 31, 2015, with respect to all of our equity compensation plans then in effect:

Plan Category	(a) No. of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Total equity compensation plans approved by security holders(1)(2)	920,646	$30.16	933,460
Equity compensation plans not approved by security holders(3)	4,118	$9.94	—

(1)	These plans consist of the 2012 Plan, as amended on November 16, 2015, and the 2006 Plan. Under the amended 2012 Plan, a maximum of 2,100,000 shares of common stock may be awarded (after giving effect to the one-for-ten reverse stock split). The 2012 Plan was originally approved by the Company’s stockholders on July 19, 2012, following the merger with Innovate/Protect, replacing Vringo’s then existing 2006 Plan.
(2)	The numbers of securities to be issued upon exercise of outstanding equities are 822,830 and 97,816, respectively for the 2012 Plan and the 2006 Plan. The weighted-average exercise prices of outstanding options are $31.52 and $24.72 for the 2012 Plan and the 2006 Plan, respectively.
(3)	This plan consists of Innovate/Protect’s 2011 Equity Incentive Plan assumed by us in connection with the merger, which provided for incentive stock options, nonqualified stock options, stock appreciation rights, restricted stocks, restricted stock units, stock bonus awards and performance compensation awards to be issued to directors, officers, managers, employees, consultants and advisors of Innovate/Protect and its affiliates, as defined in the plan (after giving effect to the one-for-ten reverse stock split). As of the merger, no further issuances can be made under this plan and any forfeitures cannot be reused.

Outstanding Awards under Equity Compensation Plans

As of October 18, 2016, there were 1,492,434 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table above, at a weighted average exercise price of $26.03. There were no shares of issued and outstanding restricted stock. As of October 18, 2016, there were 302,510 shares available for future issuance of awards under all plans.

General

On September 7, 2016, FORM’s board of directors approved an amendment to the 2012 Employee, Director and Consultant Equity Incentive Plan, or the 2012 Plan, effective upon approval by its stockholders at the annual meeting, to increase the number of shares authorized for issuance of awards under the 2012 Plan by 5,000,000 shares, from 2,573,568 to an aggregate of 7,573,568 shares of common stock and to increase the maximum number of shares available for grant to a single participant in any fiscal year from 400,000 to 1,000,000. The 2012 Plan was approved by FORM’s board of directors and stockholders in 2012. As of October 18, 2016, 2,271,058 equity awards were outstanding and 302,510 awards were available for future issuance under the 2012 Plan.

By its terms, the 2012 Plan may be amended by the board of directors, provided that any amendment which the board of directors determines requires stockholder approval is subject to receiving such stockholder approval. On September 7, 2016, FORM’s board of directors voted to approve an amendment to the 2012 Plan to increase the aggregate number of shares of common stock available for the grant of awards under the 2012 Plan to 7,573,568.

This amendment is being submitted to you for approval at the annual meeting in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) continued eligibility to receive a federal income tax deduction for certain compensation paid under the 2012 Plan by complying with Section 162(m) of the Code. Approval by FORM’s stockholders of the 2012 Plan is also required by the listing rules of The NASDAQ Stock Market.

Generally shares of common stock reserved for awards under the 2012 Plan that lapse or are canceled will be added back to the share reserve available for future awards. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The 2012 Plan provides that no participant may receive awards for more than 400,000 shares of common stock in any fiscal year. The Amendment will provide that no participant may receive awards for more than 1,000,000 shares of common stock in any fiscal year.

FORM’s board of directors, the Compensation Committee and management all believe that the effective use of stock-based long-term incentive compensation is vital to its ability to achieve strong performance in the future. The 2012 Plan will maintain and enhance the key policies and practices adopted by FORM’s management and board of directors to align employee and stockholder interests. In addition, FORM’s future success depends, in large part, upon its ability to maintain a competitive position in attracting, retaining and motivating key personnel. FORM believes that the increase in the number of shares available for issuance under the 2012 Plan is essential to permit its management to continue to provide long-term, equity-based incentives to present and future key employees, consultants and directors. Accordingly, the FORM board of directors believes approval of the amendment to increase the aggregate number of shares available for issuance under the 2012 Plan is in its best interests and those of its stockholders and recommends a vote “FOR” the approval of the amendment to the 2012 Plan.

The following is a brief summary of the 2012 Plan and the Amendment. This summary is qualified in its entirety by reference to the text of the 2012 Plan (as amended), a copy of which is attached as Annex C to this proxy statement/prospectus.

Material Features of the 2012 Plan

Eligibility.  The 2012 Plan allows FORM, under the direction of its Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, consultants and directors who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to FORM’s long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and to closely link compensation with FORM’s performance. The 2012 Plan provides an essential component of the total compensation package, reflecting the importance that FORM places on aligning the interests of key individuals with those of FORM stockholders.

All employees, directors and consultants of FORM and its affiliates are eligible to participate in the 2012 Plan. As of October 18, 2016, there were approximately 50 individuals eligible to participate.

Stock Options.  Stock options granted under the 2012 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of FORM and its affiliates. Non-qualified options may be granted to employees, directors and consultants of FORM and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of FORM common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of the FORM capital stock, the exercise price may not be less than 110% of the fair market value of FORM common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability.

Restricted Stock.  Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards.  The 2012 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, phantom stock awards, and stock unit awards.

Plan Administration.  In accordance with the terms of the 2012 Plan, the FORM board of directors has authorized its Compensation Committee to administer the 2012 Plan. The Compensation Committee may delegate part of its authority and powers under the 2012 Plan to one or more of FORM’s directors and/or officers, but only the Compensation Committee can make awards to participants who are directors or executive officers of FORM. In accordance with the provisions of the 2012 Plan, the Compensation Committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;
•	the number of shares subject to each award;
•	the vesting provisions of each award;
•	the termination or cancellation provisions applicable to awards; and
•	all other terms and conditions upon which each award may be granted in accordance with the 2012 Plan.

In addition, the Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2012 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that, without the prior approval of FORM’s stockholders, options and stock appreciation rights will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award.

Stock Dividends and Stock Splits.  If FORM common stock shall be subdivided or combined into a greater or smaller number of shares or if FORM issues any shares of common stock as a stock dividend, the number of shares of FORM common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Corporate Transactions.  Upon a merger or other reorganization event, the FORM board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2012 Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;
•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
•	in the event of a merger pursuant to which holders of FORM common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of FORM common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;
•	provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

Notwithstanding the foregoing, in the event the Corporate Transaction also constitutes a Change of Control, then all Options outstanding on the date of the Corporate Transaction shall have vesting acceleration until the next vesting date, unless otherwise agreed upon with the Administrator.

Amendment and Termination.  The 2012 Plan may be amended by FORM stockholders. It may also be amended by the FORM board of directors, provided that any amendment approved by the FORM board of directors which is of a scope that requires stockholder approval as required by the rules of The NASDAQ Capital Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval. In addition, if The NASDAQ Capital Market amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” of equity compensation plans, then, from and after the effective date of such an amendment to The NASDAQ Capital Market rules, no amendment of the 2012 Plan which (i) materially increases the number of shares to be issued under the 2012 Plan (other than to reflect a reorganization, stock split, merger, spin off or similar transaction); (ii) materially increases the benefits to participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which awards may be offered, or (c) extend the duration of the 2012 Plan; (iii) materially expands the class of participants eligible to participate in the 2012 Plan; or (iv) expands the types of awards provided under the 2012 Plan shall become effective unless stockholder approval is obtained. The 2012 Plan expires on the date which is ten years from the earlier of the date of its adoption by the board of directors and the date of its approval by the shareholders of the Company.

U.S. Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2012 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2012 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:	Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to FORM at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee.
Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and FORM will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options:	Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.
A non-qualified option ordinarily will not result in income to the optionee or deduction to FORM at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to FORM in an amount equal to the optionee’s compensation income.
An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:	With respect to stock grants under the 2012 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. FORM generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. FORM generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Stock Units:	The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. FORM generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits

The following table shows the total number of awards expected to be made under the 2012 Plan to the identified individuals and groups, which awards are subject to the approval of the 2012 Plan Amendment by FORM’s stockholders.

Name and Position	Dollar Value(1)	Number of Stock Option Awards
Andrew D. Perlman Chief Executive Officer	$1.55	800,000
Clifford Weinstein Executive Vice President and President, FLI Charge	$1.55	800,000
Anastasia Nyrkovskaya Chief Financial Officer and Treasurer	$1.55	350,000
David L. Cohen, Esq. Chief Intellectual Property Officer	$—	—
Total for Current Executive Officers	$1.55	1,950,000
Non-Executive Directors	$—	—
Non-Executive Officer Employees	$1.55	310,000

(1)	Value is based on the closing price per share ($1.55) of FORM’s common stock on April 4, 2016, as reported on The NASDAQ Capital Market.

Except as set forth in the table above, the amounts of future grants under the 2012 Plan are not determinable as awards under the 2012 Plan will be granted at the sole discretion of the Compensation Committee or other delegated persons, and FORM cannot determine at this time either the persons who will receive awards under the 2012 Plan or the amount or types of any such awards.

Rules Particular to Specific Countries

The terms and conditions of the 2012 Plan may be amended with respect to particular types of Participant as determined by the board of directors (for example — Israeli employees) by an appendix to the 2012 Plan (the “Appendix”). FORM may adopt one or more Appendices. Each Appendix shall be approved by the board of directors and as required or advisable under applicable law. The terms of an Appendix shall govern only with respect to the types of Participant specified in such Appendix. In the case that the terms and conditions set forth in an Appendix conflict with any provisions of the 2012 Plan, the provisions of the Appendix shall govern with respect to Participant that are subject to such Appendix, provided, however, that such Appendix shall not be construed to grant the Participant rights not consistent with the terms of the 2012 Plan, unless specifically provided in such Appendix.

On October 18, 2016, the closing market price per share of FORM’s common stock was $3.24, as reported by The NASDAQ Capital Market.

For these reasons, the board of directors has recommended adopting an amendment to the 2012 Plan to increase the number of shares authorized to be granted thereunder and to increase the maximum number of shares available for grant to a single participant in any fiscal year.

Required Vote; Recommendation of the FORM Board of Directors

The affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting is required to approve the amendment to the 2012 Plan. A failure to submit a proxy or vote at the FORM annual meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the FORM annual meeting, and will have no effect on the outcome of this Amendment to the 2012 Plan Proposal. However, for purposes of the vote on this Amendment to the 2012 Plan Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Amendment to the 2012 Plan Proposal, and a “broker non-vote” will have no effect on the outcome of this Amendment to the 2012 Plan Proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2012 PLAN.

FORM’s Proposal No. 5: Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm

The audit committee of FORM has appointed CohnReznick LLP, as FORM’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Although this appointment does not require ratification, the FORM board of directors has directed that the appointment of CohnReznick LLP be submitted to FORM’s stockholders for ratification due to the significance of their appointment to FORM. If FORM stockholders do not ratify the appointment of CohnReznick LLP the audit committee of FORM will consider the appointment of another independent registered public accounting firm for the fiscal year ending December 31, 2016. A representative of CohnReznick LLP is expected to participate via teleconference at the annual meeting of stockholders.

Fees Billed by FORM’s Independent Registered Public Accounting Firm During Fiscal Years 2015 and 2014

CohnReznick LLP, served as FORM’s independent registered public accounting firm for the fiscal year ended December 31, 2015. KPMG LLP served as FORM’s independent registered public accounting firm for the fiscal year ended December 31, 2014

The following table sets forth the aggregate fees billed to FORM for the fiscal years ended December 31, 2015 and 2014 by CohnReznick LLP and KPMG LLP:

	2015	2014
Audit Fees(1)	$392,500	$462,500
Tax Fees(2)	$—	$25,000
Total	$392,500	$487,500

(1)	This category includes fees associated with the annual audits of FORM’s financial statements, quarterly reviews of its financial statements, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. The audit fees incurred in 2015 were comprised of $248,250, which were incurred by CohnReznick LLP from the time of appointment on July 13, 2015 and $144,250 incurred by KPMG LLP. The fees of $462,500 in 2014 were incurred by KPMG LLP.
(2)	Tax fees represent the aggregate fees for tax compliance, tax advice, and tax planning services provided by Somekh Chaikin, a member firm of KPMG International related to FORM’s Israeli subsidiary.

Audit committee Pre-Approval Policies and Procedures

Pursuant to FORM’s charter, and consistent with SEC policies and guidelines regarding audit independence, the audit committee is responsible for the pre-approval of all audit and permissible non-audit services provided by FORM’s principal independent accountants on a case-by-case basis. FORM’s audit committee has established a policy regarding approval of all audit and permissible non-audit services provided by FORM’s principal independent accountants. FORM’s audit committee pre-approves these services by category and service. FORM’s audit committee preapproved all of the services provided by FORM’s principal independent registered public accounting firms in 2015.

Required Vote; Recommendation of the FORM Board of Directors

The affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote on the matter either in person or by proxy at the FORM annual meeting is required to ratify the appointment of CohnReznick LLP, as FORM’s independent registered public accounting firm for the fiscal year ending December 31, 2016. A failure to submit a proxy or vote at the FORM annual meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the FORM annual meeting, and will have no effect on the outcome of this Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal. However, for purposes of the vote on this Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Ratification of the Appointment of FORM’s

Independent Registered Public Accounting Firm Proposal, and a “broker non-vote” will have no effect on the outcome of this Ratification of the Appointment of FORM’s Independent Registered Public Accounting Firm Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF COHNREZNICK LLP AS FORM’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2016.

FORM’s Proposal No. 6: Approval of the Certificate Amendment Proposal

Currently, Article Fifth, Section (2) of FORM’s Certificate provides that directors may be removed by the stockholders only “for cause.” FORM does not currently have a classified board or provide for cumulative voting. On December 21, 2015, the Delaware Court of Chancery issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Court of Chancery held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for cause” director removal provisions conflicted with Section 141(k) of the Delaware General Corporation Law and were therefore invalid.

Therefore, in light of the Court of Chancery’s decision, FORM’s board of directors has determined that it is advisable and in the best interests of FORM its stockholders to amend Article Fifth, Section (2) of the Certificate to provide that, consistent with Section 141(k) of the Delaware General Corporation Law and subject to the rights of the holders of any series of preferred stock then outstanding, any directors, or the entire board of directors, may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of all of the then-outstanding shares of capital stock of FORM entitled to vote generally in the election of directors, voting together as a single class. As a result, the FORM board of directors has approved, and recommends that the FORM stockholders approve, this proposed amendment to the Certificate (the “Amendment”), the full text of the Amendment is attached to this proxy statement/prospectus as Annex D.

In light of the recent VAALCO decision, FORM has determined that it will not attempt to enforce the director removal provision to the extent that it purports to limit removal of directors by stockholders only for cause.

If the stockholders approve the proposed Amendment, it will become effective upon the filing of a certificate of amendment setting forth the Amendment with the Secretary of State of the State of Delaware. The FORM board of directors reserves the right to abandon or delay the filing of the Amendment even if it is approved by its stockholders.

Required Vote; Recommendation of the FORM Board of Directors

Approval of the Certificate Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FORM common stock entitled to vote on the matter either in person or by proxy at the FORM annual meeting. A “broker non-vote” or a failure to submit a proxy or vote at the FORM annual meeting will have the same effect as a vote AGAINST the outcome of the vote for this FORM’s Proposal No. 6. For purposes of the vote on this FORM’s Proposal No. 6, an abstention will have the same effect as a vote “AGAINST” such proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE CERTIFICATE AMENDMENT.

FORM’s Proposal No. 7: Approval, by an Advisory Vote, of the Compensation of FORM’s Named Executive Officers, as Disclosed in this Proxy Statement/Prospectus

FORM is seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of FORM’s named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this proxy statement/prospectus. Because your vote is advisory, it will not be binding on FORM’s Compensation Committee or FORM’s board of directors. However, the Compensation Committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. FORM has determined to hold an advisory vote to approve the compensation of its named executive officers annually, and the next such advisory vote will occur at the 2017 annual meeting of stockholders.

FORM’s compensation philosophy is designed to provide the compensation and incentives needed to motivate and reward fairly those individuals who perform over time at or above the levels that it expects and to attract, as needed, and retain individuals with the skills necessary to achieve its objectives and who are crucial to FORM’s long-term success. FORM’s compensation program is also designed to reinforce a sense of ownership and to link compensation to performance as well as the performance of each of its named executive officers.

FORM relies on qualified, highly skilled and talented employees who have experience in the legal, intellectual property licensing and enforcement, and other technology-related industries to execute its business plan and strategy. Thus, FORM’s compensation program is structured in a manner similar to companies in these industries in order to attract and retain talented employees who may have other opportunities in these industry areas.

FORM’s compensation program consists of these general elements:

•	a fixed portion of compensation, in the form of a base salary, to retain and provide a base level of compensation to the named executive officers; and
•	a long-term performance element in the form of equity, to incentivize the named executive officers to achieve superior corporate performance.

In determining the total amount and mixture of the compensation for each of the named executive officers, the Compensation Committee subjectively considers the overall value to FORM of each named executive officer in light of numerous factors, including, but not limited to, the following:

•	FORM’s competitive position;
•	FORM’s financial performance and the contribution of each individual to its financial performance;
•	individual performance, including past and expected contribution to its corporate goals and execution of its business plan and strategy; and
•	FORM’s long-term needs and operational goals, including attracting and retaining key management personnel.

FORM’s stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement/prospectus, which discusses how FORM’s compensation policies and procedures implement its compensation philosophy. The Compensation Committee and the board of directors believe that these policies and procedures are effective in implementing FORM’s compensation philosophy and in achieving its goals.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2016 annual meeting:

“RESOLVED, that the compensation paid to the named executive officers of FORM Holdings Corp., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement/prospectus, is hereby APPROVED.”

Required Vote; Recommendation of the FORM Board of Directors

Approval of the Compensation Proposal requires the affirmative vote of a majority of the shares of FORM common stock present or represented by proxy and entitled to vote at the FORM annual meeting. A “broker non-vote” or a failure to submit a proxy or vote at the FORM annual meeting will have no effect on the outcome of the vote for this FORM’s Proposal No. 7. For purposes of the vote on this FORM’s Proposal No. 7, an abstention will have the same effect as a vote “AGAINST” such proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN
ADVISORY BASIS, OF THE COMEPENSATION OF FORM’S NAMED EXECUTIVE OFFICERS, AS
DISCLSED IN THIS PROXY STATEMENT/PROSPECTUS.

FORM’s Proposal No. 8: Approval of the Adjournment of the FORM Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of FORM Proposals Nos. 1 – 7

FORM is asking its stockholders to vote on a proposal to approve the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the FORM Proposals Nos. 1 – 7.

Required Vote; Recommendation of the FORM Board of Directors

Approval of the adjournment of the FORM annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the FORM Proposals Nos. 1 – 7 requires the affirmative vote of the holders of a majority of the shares of FORM common stock present and entitled to vote either in person or by proxy at the FORM annual meeting. A “broker non-vote” or a failure to submit a proxy or vote at the FORM annual meeting will have no effect on the outcome of the vote for this FORM’s Proposal No. 8. For purposes of the vote on this FORM’s Proposal No. 8, an abstention will have the same effect as a vote “AGAINST” such proposal.

THE FORM BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF
THE FORM ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES
IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FORM PROPOSAL NOS. 1 – 7.

FORM’S BUSINESS

Overview

On May 6, 2016, Vringo, Inc. changed its name to FORM Holdings Corp. and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM’s focus is on acquiring and building companies that would benefit from:

•	additional capital;
•	exposure to visibility from the public markets;
•	talent recruiting;
•	rebranding; and
•	implementation of best practices.

FORM’s management team is committed to execute on its strategy. FORM is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000,000 in revenue.

FORM’s common stock, which was previously listed on The NASDAQ Capital Market under the trading symbol “VRNG,” has been listed under the trading symbol “FH” since May 9, 2016.

FORM has three operating segments:

•	Group Mobile
•	FLI Charge
•	Intellectual property

Group Mobile is a growing premier supplier of innovative and full-service mobile technology solutions, including rugged computers, tablets, mobile devices, accessories, a full suite of professional services and other related products geared toward emergency first responders, municipalities and corporations. In addition, Group Mobile specializes in high-quality customer service and support for those products.

FLI Charge owns a patented conductive wireless charging technology and focuses on the development and commercialization of its technology through the direct-to-consumer sale of conductive charging pads, phone cases, charging adaptors and other enablements, as well as partnerships and licensing agreements in various industries. FLI Charge is currently working with partners to implement FLI Charge technology in various fields such as furniture and automotive. FLI Charge’s business model is based on manufacturing and commercializing its own conductive charging pads, phone cases, charging adaptors and other enablements as well as licensing its technology in exchange for recurring licensing revenue.

The intellectual property operating segment is focused on the innovation, development and monetization of intellectual property. FORM’s portfolio consists of over 600 patents and patent applications covering a range of technologies including telecom infrastructure, mobile devices, remote monitoring and ad-insertion.

Prior to December 31, 2013, FORM operated a global platform for the distribution of mobile social applications and services. On February 18, 2014, FORM sold its mobile social application business to InfoMedia, receiving an 8.25% ownership interest in InfoMedia as consideration and a seat on the board of directors of InfoMedia. As part of the transaction, FORM has the opportunity to license certain intellectual property assets and work with InfoMedia to identify and protect new intellectual property.

FORM’s Strategy

FORM believes that growth in Group Mobile’s revenue can be achieved by adding new products, by exploring new distribution verticals, such as military and government, and by increasing the sales team’s geographic coverage. FORM’s strategy for its Intellectual Property operating segment is to continue to monetize its existing portfolio of intellectual property through licensing and strategic partnerships. In addition, FORM plans to continue to enhance its intellectual property rights around its FLI Charge technology and products. FLI Charge plans to strengthen and develop partnerships in numerous markets, including automotive, education, office, healthcare, power tools and vaporizers.

Each of FORM’s operating segments is described below.

Group Mobile

Group Mobile is a growing and innovative full, end-to-end solution provider for project lifecycle services including system integration, hardware service support, pre- and post-deployment and customer support helpdesk. Group Mobile provides total hardware solutions, including rugged laptops, tablets and handheld computers. Group Mobile also markets rugged mobile printers, vehicle computer docking and mounting gear, power accessories, wireless communication products, antennas, carrying cases, and other peripherals, accessories and add-ons needed to maximize productivity in a mobile- or field-computing environment.

Group Mobile operates a full-service e-commerce website with live chat, up-to-date product information and computer system configuration capabilities. Group Mobile’s goal is to ensure that its customers purchase the best products and services for their specific requirements.

Group Mobile purchases rugged mobile computing equipment and complementary products from its primary distribution and manufacturing partners and sells them to enterprises, resellers, and retail customers. Group Mobile’s primary customers range from corporations to local governments, emergency first responders and healthcare organizations. Group Mobile believes that its business is characterized by gross profits as a percentage of revenue slightly higher than is commonly found in resellers of computing devices. The market for rugged mobile computing products is trending towards an increase in the volume of unit sales combined with declining unit prices as the business transitions from primarily being comprised of laptops to one primarily comprised of rugged tablets. As this transition has occurred, Group Mobile is seeing shortened product life cycles and industry specific devices for segments such as healthcare. Group Mobile sets sale prices based on the market supply and demand characteristics for each particular product. Group Mobile is highly dependent on the end-market demand for rugged mobile computing products, which is influenced by many factors, including the introduction of new IT products by OEM, replacement cycles for existing rugged mobile computing products, overall economic growth, local and state budgets, and general business activity.

Product costs represent Group Mobile’s single largest expense and product inventory is one of the largest working capital investments for Group Mobile. Group Mobile’s primary suppliers include Synnex Corporation, Ingram Micro Inc., and Xplore Technologies Corporation, which, combined, represent approximately 80% of Group Mobile’s inventory purchases. Group Mobile has reseller agreements with most of its OEM and distribution partners. These agreements usually provide for nonexclusive resale and distribution rights. The agreements are generally short-term, subject to periodic renewal, and often contain provisions permitting termination by either Group Mobile or the supplier without cause upon relatively short notice. Furthermore, product procurement from the OEM suppliers is a highly complex process and, as such, efficient and effective purchasing operations are critical to Group Mobile’s success.

FLI Charge

FLI Charge is a wireless power company dedicated to simplifying the way people power and charge the multitude of mobile electronic devices they use on a daily basis. By eliminating the need to search and compete for outlets and charging cables, FLI Charge is improving the powering and charging experience for all currently existing battery and DC powered devices.

FLI Charge designs, develops, licenses, manufactures and markets wireless conductive power and charging solutions. FLI Charge is currently working with partners in several verticals to bring products to market. These verticals include education, office, hospitality, automotive and consumer electronics among others. To date, FLI Charge has not yet generated any substantial revenue from its product sales. FORM believes that FLI Charge’s patented technology is the only wireless power solution that is fully interoperable between different mobile devices ranging from smartphones to power tools, and many more. FLI Charge’s wireless power solution can simultaneously power multiple devices on the same pad no matter their power requirements or positions on the pad.

FLI Charge’s product line consists of power pads or surfaces as well as devices that are connected to or embedded with FLI Charge enabling technology. FLI Charge pads and surfaces are connected to a power source or battery. The surface of the pad has conductive contact strips that provide power and are constantly monitored by control circuitry that immediately halts power transfer if an unapproved load or short-circuit condition is detected. FLI Charge-enabled devices are embedded with the FLI Charge contact enablement that consists of four contact points, known as the “constellation.” The constellation is designed to make an immediate and continuous electrical connection with the contact strips regardless of the device’s orientation on the pad. The enablement monitors the power coming from the pad and ensures that the correct amount of power goes to the device. Once an approved FLI Charge device is placed on a pad, power is transferred immediately to charge or power the device.

FLI Charge launched its consumer product line on Indiegogo, a crowdfunding platform, on June 15, 2016; the campaign was completed on August 15, 2016. FORM accounts for funds raised from crowdfunding campaigns and pre-sales, which was approximately $221,000, as deferred revenue. FLI Charge expects to deliver products to the participants in the fourth quarter of 2016.

FORM is currently contemplating financing the expansion of the FLI Charge business through a direct investment in the FLI Charge subsidiary in the form of a convertible preferred security which may be exchangeable for FORM common stock under certain circumstances. No assurance can be made that such financing will occur on the terms currently contemplated or at all.

Intellectual Property

The intellectual property operating segment is focused on the innovation, development and monetization of intellectual property. FORM’s portfolio consists of over 600 patents and patent applications covering a range of technologies including telecom infrastructure, mobile devices, remote monitoring and ad-insertion.

FORM is currently focused on monetizing its technology portfolio through a variety of value enhancing initiatives including, but not limited to, licensing, litigation and strategic partnerships.

Recent Developments

Name Change

On May 6, 2016, FORM changed its name from Vringo, Inc. changed its name to FORM Holdings Corp. and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM’s focus is on acquiring and building companies that would benefit from:

•	additional capital;
•	exposure to visibility from the public markets;
•	talent recruiting;
•	rebranding; and
•	implementation of best practices.

FORM’s management team is committed to execute on its strategy. FORM is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000,000 in revenue.

Impairment of Patents

FORM’s name change and repositioning as a holding company was deemed a triggering event, which required FORM’s patent assets to be tested for impairment. In performing this impairment test, FORM determined that the patent portfolios, which together represent an asset group, were subject to impairment testing. In the first step of the impairment test, FORM utilized its projections of future undiscounted cash flows based on its existing plans for the patents. As a result, it was determined that FORM’s projections of future undiscounted cash flows were less than the carrying value of the asset group. Accordingly, FORM performed the second step of the impairment test to measure the potential impairment by calculating the asset group’s fair value as of May 6, 2016. As a result, following amortization for the month of April, FORM recorded an impairment charge of $11,937,000, which resulted in a new carrying value of $1,526,000 on May 6, 2016. Following the impairment, FORM reevaluated the remaining useful life and concluded that there were no changes in the estimated useful life.

Shareholder Rights Plan

On March 18, 2016, FORM announced that its Board of Directors adopted a shareholder rights plan in the form of a Section 382 Rights Agreement designed to preserve its tax assets. As a part of the plan, FORM’s Board of Directors declared a dividend of one preferred-share-purchase right for each share of FORM’s common stock outstanding as of March 29, 2016. Effective on March 18, 2016, if any group or person acquires 4.99% or more of FORM’s outstanding shares of common stock, or if a group or person that already owns 4.99% or more of FORM common stock acquires additional shares representing 0.5% or more of FORM’s common stock, then, subject to certain exceptions, there would be a triggering event under the plan. The rights would then separate from FORM common stock and would be adjusted to become exercisable to purchase shares of FORM common stock having a market value equal to twice the purchase price of $9.50, resulting in significant dilution in the ownership interest of the acquiring person or group. FORM’s Board of Directors has the discretion to exempt any acquisition of FORM common stock from the provisions of the plan and has the ability to terminate the plan prior to a triggering event. In connection with this plan, FORM filed a Certificate of Designation of Series C Junior Preferred Stock with the Secretary of State of the State of Delaware on March 18, 2016.

Senior Secured Notes

On March 9, 2016, FORM entered into an exchange note agreement (the “Exchange Note Agreement”) with the holders (the “Investors”) of FORM’s $12,500,000 Senior Secured Notes (the “Notes”), which FORM originally issued in a registered direct offering on May 4, 2015. Pursuant to the Exchange Note Agreement, FORM issued to the Investors an aggregate of 703,644 shares of its common stock, par value $0.01 per share, in exchange for the reduction of $1,267,000 of the outstanding aggregate principal amount of the Notes and $49,000 of accrued interest. As a result, the outstanding aggregate principal amount under the Notes was reduced from $3,016,000 to $1,749,000 as of March 9, 2016.

In addition, on March 9, 2016, with the consent of each of the Investors, FORM agreed to amend the Notes. Pursuant to the Amended and Restated Senior Secured Notes (the “Amended Notes”) and the Indenture dated May 4, 2015, as supplemented by a First Supplemental Indenture dated May 4, 2015 and further supplemented by a Second Supplemental Indenture (the “Second Supplemental Indenture”) dated March 9, 2016: (i) the Amended Notes are no longer convertible into shares of FORM’s common stock and will be payable by FORM on the Maturity Date (as defined below) in cash only, (ii) the Maturity Date of the Amended Notes will extend to June 30, 2017 (the “Maturity Date”), (iii) FORM will discontinue the payment of principal prior to the Maturity Date (subject to certain exceptions), (iv) the interest rate increased from 8% to 10% per annum and will accrue on the outstanding aggregate principal amount of the Amended Notes, payable monthly, and (v) FORM will pay to the Investors on the Maturity Date 102% of the outstanding aggregate principal amount of the Amended Notes. FORM also agreed to maintain a cash balance (including cash equivalents) of not less than $2,900,000.

In addition, FORM agreed to reduce the exercise price of the warrants to purchase an aggregate of 537,500 shares of FORM’s common stock granted as part of the initial agreement (the “May 2015 Warrants”) from $10.00 to $3.00 per share and the parties also agreed to remove from the May 2015 Warrants certain anti-dilution features. Other terms of the May 2015 Warrants remained the same. Furthermore, in connection with the Amended Notes, FORM paid a restructuring fee of $50,000 to the Investors.

On July 1, 2016, FORM prepaid in full its Amended Notes that were due on June 30, 2017. As required by the terms of the Amended Notes, notice of prepayment was delivered to the Investors on June 30, 2016. FORM repaid the Amended Notes in full, including repayment of the principal and accrued interest as well as an additional 15% for early repayment. FORM used an aggregate of $2,011,000 of cash on hand for repayment of the Amended Notes. As a result of the repayment in full of the Amended Notes, all liens on FORM’s assets, including intellectual property, were released by the Investors.

Reverse Stock Split

Unless otherwise noted, the information contained herein gives effect to a one-for-ten reverse stock split of FORM’s common stock effected on November 27, 2015 on a retroactive basis for all periods presented.

Competition

Each of FORM’s three reporting segments operates in different competitive environments.

Group Mobile

FORM’s rugged devices reselling business is regionally focused with the majority of its customers having direct relationships with local sales staff. Most competitors are private companies that have limited infrastructure. FORM believes that its key competitive advantages are knowledge, service and breadth of product relative to these competitors. As FORM restructures the business, it also believes that it will be able to further improve its service and overall shopping experience.

FLI Charge

There are several competing wire-free charging technologies on the market or under development today. The most popular competing technology is inductive wireless charging in which magnetic induction uses a magnetic coil to create resonance, which can transmit energy over very short distances. Power is delivered as a function of coil size, and coils must be directly paired within a typical distance of less than one inch. Products utilizing magnetic induction have been available for 10+ years in products such as rechargeable electronic toothbrushes and pace makers. Other competing technologies include magnetic resonance, RF harvesting, laser and ultrasound. Most competitors utilize these competing technologies and not FORM’s technology.

Intellectual Property

After a period of intense competition from public and private companies for the acquisition of intellectual property assets, prices have dropped substantially. Due to the many patent sales and divestments over the past few years, many companies continue to seek to monetize intellectual property by licensing their patents to companies in a number of technology sectors. This has occurred in an increasingly challenging and changing legal environment for monetizing patents. Relatively new procedures at the United States Patent and Trademark Office as well as the anticipation of the Unified European Patent Court have created uncertainty as to the value of patent assets. In addition, many of these intellectual property-focused companies incurred significant up-front costs, are faced with significant operating expenses, and/or undertook large amounts of debt. Entities such as VirnetX (NYSE:VHC), Acacia Research Corporation (NASDAQ:ACTG), Interdigital, Inc. (NASDAQ:IDCC), RPX Corporation (NASDAQ:RPXC), Marathon Patent Group (NASDAQ:MARA) and others presently market themselves as being in the business of creating, acquiring, licensing or leveraging the value of intellectual property assets.

Employees

As of October 18, 2016, FORM had 33 full-time and 3 part-time employees. FORM does not have employees that are represented by a labor union or are covered by a collective bargaining agreement. FORM considers its relationships with its employees to be good.

Corporate Information

FORM was incorporated in Delaware as a corporation on January 9, 2006 and completed an initial public offering in June 2010. Its principal executive offices are located at 780 Third Avenue, 12th Floor, New York, New York 10017. Its telephone number is (212) 309-7549 and its website address is www.formholdings.com. Reference to this website address does not constitute incorporation by reference of the information contained on the website. FORM makes its filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, and amendments to the foregoing reports, available free of charge on or through its website as soon as reasonably practicable after it files these reports with, or furnishes such reports to, the SEC. In addition, FORM posts the following information on its website:

•	its corporate code of conduct and its insider trading compliance manual; and

•	charters for its audit committee, compensation committee, and nominating and corporate governance committee.

The public may read and copy any materials that FORM files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including FORM, that file electronically with the SEC. The public can obtain any documents that FORM files with the SEC at http://www.sec.gov.

FORM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion of FORM’s financial condition and results of operations should be read together with the financial statements and notes contained elsewhere in this proxy statement/prospectus. Certain statements in this section and other sections are forward-looking. While FORM believes these statements are accurate, its business is dependent on many factors, some of which are discussed the section entitled “Risk Factors” and FORM’s Business. Many of these factors are beyond FORM’s control and any of these and other factors could cause actual results to differ materially from the forward-looking statements made in this proxy statement/prospectus. See the section entitled “Risk Factors” for further information regarding these factors. FORM undertakes no obligation to release publicly the results of any revisions to the statements contained in this section to reflect events or circumstances that occur subsequent to the date of this proxy statement/prospectus.

Overview

On May 6, 2016, FORM changed the name of the company from Vringo, Inc. to FORM Holdings Corp. and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM’s focus is on acquiring and building companies that would benefit from:

•	additional capital
•	exposure to visibility from the public markets
•	talent recruiting
•	rebranding and
•	implementation of best practices.

FORM’s management team is committed to execute on its strategy. FORM is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000,000 in revenue.

FORM’s common stock, par value $0.01 per share, which was previously listed on The NASDAQ Capital Market under the trading symbol “VRNG,” has been listed under the trading symbol “FH” since May 9, 2016.

FORM currently has three operating segments:

•	Group Mobile
•	FLI Charge
•	Intellectual property

Prior to December 31, 2013, FORM operated a global platform for the distribution of mobile social applications and services. On February 18, 2014, FORM sold its mobile social application business to InfoMedia, receiving an 8.25% ownership interest in InfoMedia as consideration and a seat on the board of directors of InfoMedia. As part of the transaction, FORM has the opportunity to license certain intellectual property assets and work with InfoMedia to identify and protect new intellectual property.

Segments

FORM operates in three operating segments: Group Mobile, FLI Charge and intellectual property.

FORM’s Strategy and Outlook

Group Mobile is a supplier of built-to-order rugged computers, mobile devices and accessories. FORM plans to increase Group Mobile’s revenue, which FORM believes can be achieved by adding new products, exploring new distribution verticals, such as military and government, and increasing the sales team’s geographic coverage. In addition, FORM plans to continue to enhance its intellectual property rights around its FLI Charge technology and products. FLI Charge plans to strengthen and develop partnerships in numerous markets including automotive, education, office, healthcare, power tools and vaporizers. FORM’s strategy for its intellectual property operating segment is to continue to monetize FORM’s existing portfolio of intellectual property through licensing and strategic partnerships.

Group Mobile

Group Mobile is a growing and innovative full, end-to-end solution provider for project lifecycle services including system integration, hardware service support, pre- and post-deployment and customer support helpdesk. Group Mobile provides total hardware solutions, including rugged laptops, tablets, and handheld computers. Group Mobile also markets rugged mobile printers, vehicle computer docking and mounting gear, power accessories, wireless communication products, antennas, carrying cases and other peripherals, accessories and add-ons needed to maximize productivity in a mobile- or field-computing environment. Group Mobile’s professional service offerings are evolving into project lifecycle services including technology consultations, development and deployment, project and asset management, equipment installation, break-fix, hardware service technical support, 24-7 helpdesk and more.

Group Mobile is moving aggressively to provide industry leading Law Enforcement In-Vehicle “Video and Body Worn” camera solutions to meet the complex mobile technology demands of thousands of law enforcement agencies and officers in the United States market. Key to the Group Mobile long-term strategy is the complete professional services, post deployment services and lifecycle management of Group Mobile offerings to bring stability to the customer mobile technology platforms.

Group Mobile purchases rugged mobile computing equipment and complementary products from its primary distribution and manufacturing partners and sells them to enterprises, resellers, and retail customers. Group Mobile’s primary customers range from corporations to local governments, emergency first responders and healthcare organizations. FORM believes that Group Mobile’s business is characterized by gross profits as a percentage of revenue slightly higher than is commonly found in resellers of computing devices. The market for rugged mobile computing products is trending towards an increase in the volume of unit sales combined with declining unit prices as the business transitions from primarily being comprised of laptops to one primarily comprised of rugged tablets. As this transition has occurred, Group Mobile is seeing shortened product life cycles and industry specific devices for segments such as healthcare. Group Mobile sets sale prices based on the market supply and demand characteristics for each particular product. Group Mobile is highly dependent on the end-market demand for rugged mobile computing products, which is influenced by many factors including the introduction of new IT products by OEM, replacement cycles for existing rugged mobile computing products, overall economic growth, local and state budgets, and general business activity.

Product costs represent the single largest expense and product inventory is one of the largest working capital investments for Group Mobile. Group Mobile’s primary suppliers include Synnex Corporation, Ingram Micro Inc., and Xplore Technologies Corporation, which, combined, represent approximately 80% of Group Mobile’s inventory purchases. Group Mobile has reseller agreements with most of its OEM and distribution partners. These agreements usually provide for nonexclusive resale and distribution rights. The agreements are generally short-term, subject to periodic renewal, and often contain provisions permitting termination by either Group Mobile’s supplier or Group Mobile, without cause upon relatively short notice. Furthermore, product procurement from the OEM suppliers is a highly complex process and as such, efficient and effective purchasing operations are critical to Group Mobile’s success.

FLI Charge

FLI Charge is a wireless power company dedicated to making it easier for people to power and charge the multitude of mobile electronic devices they use on a daily basis. By eliminating the need to search and compete for outlets and charging cables, FLI Charge is improving the powering and charging experience for all battery and DC powered devices.

FLI Charge designs, develops, licenses, manufactures and markets wireless conductive power and charging solutions. FLI Charge is currently working with partners in several verticals to bring products to market. These verticals include education, office, hospitality, automotive and consumer electronics among others. To date, FLI Charge has not yet generated any substantial revenue from its products. FORM believes that FLI Charge’s patented technology is the only wireless power solution that is fully interoperable between different mobile devices ranging from smartphones to power tools, and many more. FLI Charge’s wireless power solution can simultaneously power multiple devices on the same pad no matter their power requirements or positions on the pad.

The FLI Charge ecosystem consists of power pads or surfaces as well as devices that are connected to or embedded with FLI Charge enabling technology. FLI Charge pads and surfaces are connected to a power source or battery. The surface of the pad has conductive contact strips that provide power and are constantly monitored by control circuitry that immediately halts power transfer if an unapproved load or short-circuit condition is detected. FLI Charge-enabled devices are embedded with the FLI Charge contact enablement that consists of four contact points, known as the FLI Charge “constellation.” The constellation is designed to make an immediate and continuous electrical connection with the contact strips regardless of the device’s orientation on the pad. The enablement monitors the power coming from the pad and ensures that the correct amount of power goes to the device. Once an approved FLI Charge device is placed on a pad, power is transferred immediately to charge or power the device.

There are several competing wireless charging technologies on the market or under development today. The most popular competing technology is inductive wireless charging, in which magnetic induction uses a magnetic coil to create resonance, which can transmit energy over a relatively short distance. The amount of power delivered is a function of the size of the coils, and the coils must be aligned and paired within a typical distance of less than one inch. Products utilizing magnetic induction have been available for 10+ years in products such as rechargeable electronic toothbrushes and pace makers. The leading inductive technologies deliver a maximum of 10 – 15 watts. Other competing technologies include magnetic resonance, RF harvesting, laser and ultrasound.

As compared to each of the competing wireless technologies above, FLI Charge believes that its conductive technology exhibits many competitive advantages including:

•	charge rates/efficiency — FLI Charge pads charge devices nearly as fast as plugging them into a wall outlet;
•	multiple devices — FLI Charge pads can charge or power multiple devices at the same time without reducing the charging speed;
•	safety — FLI Charge’s technology is as safe as plugging devices into a wall outlet;
•	maximum power — FLI Charge pads can supply as much as 150 watts of power, which is enough to charge or power devices with relatively high power requirements such as power tool batteries and flat screen monitors;
•	positioning freedom — FLI Charge’s technology allows for devices to be placed in any orientation, anywhere on the pad, without sacrificing any charging speed; and
•	compatibility — all FLI Charge enabled electronic devices are compatible with all FLI Charge pads.

FLI Charge launched its consumer product line on Indiegogo, a crowdfunding platform, on June 15, 2016; the campaign was completed on August 15, 2016, at which time funds raised from the crowdfunding campaign were approximately $221,000. FLI Charge expects to deliver products to the participants in the fourth quarter of 2016.

FORM is currently contemplating financing the expansion of the FLI Charge business through a direct investment in the FLI Charge subsidiary in the form of a convertible preferred security which may be exchangeable for FORM common stock under certain circumstances. No assurance can be made that such financing will occur on the terms currently contemplated or at all.

Intellectual Property

FORM’s intellectual property operating segment is engaged in the innovation, development and monetization of intellectual property. FORM’s portfolio consists of over 600 patents and patent applications covering a range of technologies including telecom infrastructure, mobile devices, remote monitoring and ad-insertion.

FORM is currently focused on monetizing its technology portfolio through a variety of value enhancing initiatives including, but not limited to, licensing, litigation and strategic partnerships.

Recent Developments

Name Change

On May 6, 2016, FORM changed its name from Vringo, Inc. to FORM Holdings Corp. and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM’s focus is on acquiring and building companies that would benefit from:

•	additional capital
•	exposure to visibility from the public markets
•	talent recruiting
•	rebranding and
•	implementation of best practices.

FORM’s management team is committed to execute on its strategy. FORM is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000,000 in revenue.

FORM’s common stock, par value $0.01 per share, which was previously listed on the NASDAQ Capital Market under the trading symbol “VRNG,” has been listed under the trading symbol “FH” since May 9, 2016.

Impairment of Patents

FORM’s name change and repositioning as a holding company was deemed a triggering event, which required FORM’s patent assets to be tested for impairment. In performing this impairment test, FORM determined that the patent portfolios, which together represent an asset group, were subject to impairment testing. In the first step of the impairment test, FORM utilized its projections of future undiscounted cash flows based on its existing plans for the patents. As a result, it was determined that FORM’s projections of future undiscounted cash flows were less than the carrying value of the asset group. Accordingly, FORM performed the second step of the impairment test to measure the potential impairment by calculating the asset group’s fair value as of May 6, 2016. As a result, following amortization for the month of April, FORM recorded an impairment charge of $11,937,000, which resulted in a new carrying value of $1,526,000 on May 6, 2016. Following the impairment, FORM reevaluated the remaining useful life and concluded that there were no changes in the estimated useful life.

Shareholder Rights Plan

On March 18, 2016, FORM announced that its Board of Directors adopted a shareholder rights plan in the form of a Section 382 Rights Agreement designed to preserve FORM’s tax assets. As a part of the plan, FORM’s Board of Directors declared a dividend of one preferred-share-purchase right for each share of FORM’s common stock outstanding as of March 29, 2016. Effective on March 18, 2016, if any group or person acquires 4.99% or more of FORM’s outstanding shares of common stock, or if a group or person that already owns 4.99% or more of FORM’s common stock acquires additional shares representing 0.5% or more of FORM’s common stock, then, subject to certain exceptions, there would be a triggering event under the plan. The rights would then separate from FORM’s common stock and would be adjusted to become exercisable to purchase shares of FORM’s common stock having a market value equal to twice the purchase price of $9.50, resulting in significant dilution in the ownership interest of the acquiring person or group. FORM’s Board of Directors has the discretion to exempt any acquisition of FORM’s common stock from the provisions of the plan and has the ability to terminate the plan prior to a triggering event. In connection with this plan, FORM filed a Certificate of Designation of Series C Junior Preferred Stock with the Secretary of State of the State of Delaware on March 18, 2016.

Senior Secured Notes

On March 9, 2016, FORM entered into an exchange note agreement (the “Exchange Note Agreement”) with the holders (the “Investors”) of FORM’s $12,500,000 Senior Secured Notes (the “Notes”), which

FORM originally issued in a registered direct offering on May 4, 2015. Pursuant to the Exchange Note Agreement, FORM issued to the Investors an aggregate of 703,644 shares of FORM’s common stock, par value $0.01 per share, in exchange for the reduction of $1,267,000 of the outstanding aggregate principal amount of the Notes and $49,000 of accrued interest. As a result, the outstanding aggregate principal amount under the Notes was reduced from $3,016,000 to $1,749,000 as of March 9, 2016.

In addition, on March 9, 2016, with the consent of each of the Investors, FORM agreed to amend the Notes. Pursuant to the Amended and Restated Senior Secured Notes (the “Amended Notes”) and the Indenture dated May 4, 2015, as supplemented by a First Supplemental Indenture dated May 4, 2015 and further supplemented by a Second Supplemental Indenture (the “Second Supplemental Indenture”) dated March 9, 2016: (i) the Amended Notes are no longer convertible into shares of FORM’s common stock and will be payable by FORM on the Maturity Date (as defined below) in cash only, (ii) the Maturity Date of the Amended Notes will extend to June 30, 2017 (the “Maturity Date”), (iii) FORM will discontinue the payment of principal prior to the Maturity Date (subject to certain exceptions), (iv) the interest rate increased from 8% to 10% per annum and will accrue on the outstanding aggregate principal amount of the Amended Notes, payable monthly, and (v) FORM will pay to the Investors on the Maturity Date 102% of the outstanding aggregate principal amount of the Amended Notes. FORM also agreed to maintain a cash balance (including cash equivalents) of not less than $2,900,000.

In addition, FORM agreed to reduce the exercise price of the warrants to purchase an aggregate of 537,500 shares of FORM’s common stock granted as part of the initial agreement (the “May 2015 Warrants”) from $10.00 to $3.00 per share and the parties also agreed to remove from the May 2015 Warrants certain anti-dilution features. Other terms of the May 2015 Warrants remained the same. Furthermore, in connection with the Amended Notes, FORM paid a restructuring fee of $50,000 to the Investors.

On July 1, 2016, FORM prepaid in full its Amended Notes that were due on June 30, 2017. As required by the terms of the Amended Notes, notice of prepayment was delivered to the Investors on June 30, 2016. FORM repaid the Amended Notes in full, including repayment of the principal and accrued interest as well as an additional 15% for early repayment. FORM used an aggregate of $2,011,000 of cash on hand for repayment of the Amended Notes. As a result of the repayment in full of the Amended Notes, all liens on FORM’s assets, including intellectual property, were released by the Investors.

Reverse Stock Split

Unless otherwise noted, the information contained in this proxy statement/prospectus gives effect to a one-for-ten reverse stock split of FORM’s common stock effected on November 27, 2015 on a retroactive basis for all periods presented.

Results of Operations

Three-month period ended June 30, 2016 compared to the three-month period ended June 30, 2015

Revenue

FORM generates revenue through its three operating segments: Group Mobile, FLI Charge and intellectual property.

	Three months ended June 30,
	2016	2015	Change
Licensing revenue	$8,912,000	$—	$8,912,000
Product revenue	2,450,000	—	2,450,000
Total revenue	$11,362,000	$—	$11,362,000

During the three-month period ended June 30, 2016, FORM recorded total revenue of $11,362,000. There was no revenue recognized for the three-month period ended June 30, 2015. The increase was attributable to each of FORM’s operating segments. Group Mobile recognized $2,450,000 of product revenue, FLI Charge recognized $12,000 of licensing revenue in connection with an ongoing license agreement with a customer, FORM’s intellectual property operating segment recognized a one-time lump sum payment of $8,900,000 in connection with an executed confidential license agreement. FORM did not recognize any revenue generated by Group Mobile or FLI Charge prior to their acquisition on October 15, 2015.

FORM believes that growth in Group Mobile’s revenue can be achieved by adding new products, exploring new distribution verticals, such as military and government, and increasing the sales team’s geographic coverage. In addition, FORM plans to enhance its intellectual property rights around its FLI Charge technology and products. FLI Charge plans to strengthen and develop partnerships in numerous markets including automotive, education, office, healthcare, power tools and vaporizers. FORM intends to continue to monetize its existing portfolio of intellectual property through licensing and strategic partnerships.

Cost of goods sold

FORM incurs cost of goods sold through two of its operating segments: Group Mobile and FLI Charge.

	Three months ended June 30,
	2016	2015	Change
Cost of goods sold	$2,179,000	$—	$2,179,000

During the three-month period ended June 30, 2016, FORM recorded total cost of goods sold of $2,179,000, which represents the costs of products sold by Group Mobile for the period. FORM did not recognize any cost of goods sold for FLI Charge during the three-month period ended June 30, 2016 and FORM did not recognize any expenses incurred by Group Mobile or FLI Charge prior to their acquisition on October 15, 2015. FORM expects the cost of goods sold to increase over time as FORM’s product revenue increases.

Operating legal costs

Operating legal costs relate to FORM’s intellectual property operating segment.

	Three months ended June 30,
	2016	2015	Change
Operating legal costs	$4,243,000	$5,464,000	$(1,221,000)

During the three-month period ended June 30, 2016, FORM’s operating legal costs were $4,243,000, which represents a decrease of $1,221,000 (or 22.3%) from operating legal costs recorded for the three-month period ended June 30, 2015. This decrease was primarily due to the timing and nature of consulting and patent litigation costs related to legal proceedings against ZTE and ASUS, especially as costs pertaining to FORM’s ZTE campaign declined significantly following the execution of the confidential settlement and license agreement in December 2015. Costs in 2016 also include royalty expenses to a previous owner of some of FORM’s patents.

FORM expects that its legal costs will continue to significantly decrease over time.

Amortization and impairment of intangible assets

	Three months ended June 30,
	2016	2015	Change
Amortization and impairment of intangible assets	$12,350,000	$813,000	$11,537,000

During the three-month period ended June 30, 2016, amortization and impairment expenses related to FORM’s intangible assets totaled $12,350,000, which represents an increase of $11,537,000 (or 1,419.1%) compared to the amortization expense recorded during the three-month period ended June 30, 2015. There was no impairment expense recorded during the three-month period ended June 30, 2015. The increase was due to the impairment of FORM’s patents asset group.

During the three-month period ended June 30, 2016, FORM determined that there were impairment indicators related to certain of FORM’s patents. A significant factor considered when making this determination occurred on May 6, 2016, when FORM changed the name of the company from “Vringo, Inc.” to “FORM Holdings Corp.” and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM concluded that this factor was deemed a “triggering” event, which required the related patent assets to be tested for impairment. In performing this impairment test, FORM determined that the patent portfolios, which together represent an asset group, were subject to impairment testing. In the first step of the impairment test, FORM utilized its projections of future undiscounted cash flows based on its existing plans for the patents. As a result, it was determined that FORM’s projections of future undiscounted cash flows were less than the carrying value of the asset group. Accordingly, FORM performed the second step of the impairment test to measure the potential impairment by calculating the asset group’s fair value as of May 6, 2016. As a result, following amortization for the month of April, FORM recorded an impairment charge of $11,937,000, or 88.7% of the carrying value of the patents prior to impairment, which resulted in a new carrying value of $1,526,000 on May 6, 2016. Following the impairment, FORM reevaluated the remaining useful life and concluded that there were no changes in the estimated useful life. There were no impairment indicators related to any of FORM’s other amortizable intangible assets during the three-month period ended June 30, 2016.

General and administrative

	Three months ended June 30,
	2016	2015	Change
General and administrative	$3,305,000	$2,298,000	$1,007,000

During the three-month period ended June 30, 2016, general and administrative expenses increased by $1,007,000 (or 43.8%), to $3,305,000, compared to $2,298,000 that was recorded during the three-month period ended June 30, 2015. The overall increase was primarily a direct result of FORM’s acquisition of Group Mobile and FLI Charge on October 15, 2015. Following the acquisition, FORM experienced increases in salaries and benefits due to its expanded workforce, advertising and marketing for Group Mobile and FLI Charge’s product lines, and product development as FORM continues to develop and improve FLI Charge’s product line. Additionally, FORM experienced an increase in legal and consulting costs related to potential acquisitions resulting from FORM’s repositioning to a holding company of small and middle market growth companies. These increases in general and administrative expenses were offset by a decrease in stock-based compensation expense, which was a result of equity awards granted in 2012 and 2013 becoming fully vested during the latter half of 2015.

Non-operating expense, net

	Three months ended June 30,
	2016	2015	Change
Non-operating income (expense), net	$(92,000)	$66,000	$(158,000)

During the three-month period ended June 30, 2016, FORM recorded net non-operating expense in the amount of $92,000 compared to net non-operating income in the amount of $66,000 recorded during the three-month period ended June 30, 2015.

For the three-month period ended June 30, 2016, FORM recorded interest expense of $272,000 for the amortization of the debt discount and debt issuance costs.

The non-operating expenses reported during the three-month period ended June 30, 2016 were reduced by a gain of $99,000 on the revaluation of the derivative warrant liabilities related to the Amended Notes.

The total non-operating income, net, of $66,000 for the three-month period ended June 30, 2015 was primarily comprised of a $695,000 gain on the revaluation of warrants and conversion feature related to the Notes offset by interest expense of $465,000 and loss on extinguishment of debt of $210,000.

Six-month period ended June 30, 2016 compared to the six-month period ended June 30, 2015

Revenue

FORM generates revenue through its three operating segments: Group Mobile, FLI Charge and intellectual property.

	Six months ended June 30,
	2016	2015	Change
Licensing revenue	$9,675,000	$150,000	$9,525,000
Product revenue	3,731,000	—	3,731,000
Total Revenue	$13,406,000	$150,000	$13,256,000

During the six-month period ended June 30, 2016, FORM recorded total revenue of $13,406,000, which represents an increase of $13,256,000 (or 8,837.3%) as compared to $150,000 recorded in the six-month period ended June 30, 2015. The increase was attributable to each of FORM’s operating segments. Group Mobile recognized $3,727,000 and FLI Charge recognized $4,000 of product revenue, FLI Charge also recognized $25,000 of licensing revenue in connection with an ongoing license agreement with a customer, and FORM’s intellectual property operating segment recognized $9,650,000 of revenue for the amounts received in connection with two separate executed confidential license agreement. FORM did not recognize any revenue generated by Group Mobile or FLI Charge prior to their acquisition on October 15, 2015. Revenue during the six-month period ended June 30, 2015 of $150,000 was due to a one-time payment in connection with a license and settlement agreement for certain of FORM’s owned intellectual property.

FORM believes that growth in Group Mobile’s revenue can be achieved by adding new products, exploring new distribution verticals, such as military and government, and increasing the sales team’s geographic coverage. In addition, FORM plans to enhance its intellectual property rights around its FLI Charge technology and products. FLI Charge plans to strengthen and develop partnerships in numerous markets including automotive, education, office, healthcare, power tools and vaporizers. FORM intends to continue to monetize its existing portfolio of intellectual property through licensing and strategic partnerships.

Cost of goods sold

FORM incurs cost of goods sold through two of its operating segments: Group Mobile and FLI Charge.

	Six months ended June 30,
	2016	2015	Change
Cost of goods sold	$3,306,000	$—	$3,306,000

During the six-month period ended June 30, 2016, FORM recorded total cost of goods sold of $3,306,000, which mainly represents the costs of products sold by Group Mobile during the period. FORM did not recognize any cost of goods sold for Group Mobile or FLI Charge prior to their acquisition on October 15, 2015. FORM expects the cost of goods sold to increase over time as FORM’s product revenue increases.

Operating legal costs

Operating legal costs relate to FORM’s intellectual property operating segment.

	Six months ended June 30,
	2016	2015	Change
Operating legal costs	$4,963,000	$8,565,000	$(3,602,000)

During the six-month period ended June 30, 2016, FORM’s operating legal costs were $4,963,000, which represents a decrease of $3,602,000 (or 42.1%) from operating legal costs recorded for the six months ended June 30, 2015. This decrease was primarily due to the timing and nature of consulting and patent litigation costs related to legal proceedings against ZTE and ASUS, especially as costs pertaining to FORM’s ZTE campaign declined significantly following the execution of the confidential settlement and license agreement in December 2015. Costs in 2016 also include royalty expenses to a previous owner of some of FORM’s patents.

FORM expects that its legal costs will continue to significantly decrease over time.

Amortization and impairment of intangible assets

	Six months ended June 30,
	2016	2015	Change
Amortization and impairment of intangible assets	$13,201,000	$1,617,000	$11,584,000

During the six-month period ended June 30, 2016, amortization and impairment expenses related to FORM’s intangible assets totaled $13,201,000, which represents an increase of $11,584,000 (or 716.4%) compared to the amortization expense of $1,617,000 recorded during the six-month period ended June 30, 2015. There was no impairment expense recorded during the six-month period ended June 30, 2015. The increase was due to the impairment of FORM’s patents asset group.

During the six-month period ended June 30, 2016, FORM determined that there were impairment indicators related to certain of FORM’s patents. A significant factor considered when making this determination occurred on May 6, 2016, when FORM changed the name of the company from “Vringo, Inc.” to “FORM Holdings Corp.” and concurrently announced its repositioning as a holding company of small and middle market growth companies. FORM concluded that this factor was deemed a “triggering” event, which required the related patent assets to be tested for impairment. In performing this impairment test, FORM determined that the patent portfolios, which together represent an asset group, were subject to impairment testing. In the first step of the impairment test, FORM utilized its projections of future undiscounted cash flows based on FORM’s existing plans for the patents. As a result, it was determined that FORM’s projections of future undiscounted cash flows were less than the carrying value of the asset group. Accordingly, FORM performed the second step of the impairment test to measure the potential impairment by calculating the asset group’s fair value as of May 6, 2016. As a result, following amortization for the month of April, FORM recorded an impairment charge of $11,937,000, or 88.7% of the carrying value of the patents prior to impairment, which resulted in a new carrying value of $1,526,000 on May 6, 2016. Following the impairment, FORM reevaluated the remaining useful life and concluded that there were no changes in the estimated useful life. There were no impairment indicators related to any of FORM’s other amortizable intangible assets during the six-month period ended June 30, 2016.

General and administrative

	Six months ended June 30,
	2016	2015	Change
General and administrative	$6,257,000	$5,296,000	$961,000

During the six-month period ended June 30, 2016, general and administrative expenses increased by $961,000 (or 18.1%), to $6,257,000, compared to $5,296,000 that was recorded during the six-month period ended June 30, 2015. The overall increase was primarily a direct result of FORM’s acquisition of Group Mobile and FLI Charge on October 15, 2015. Following the acquisition, FORM experienced increases in salaries and benefits due to its expanded workforce, advertising and marketing for Group Mobile and FLI Charge’s product lines, and product development as FORM continues to develop and improve FLI Charge’s product line. Additionally, FORM experienced an increase in legal and consulting costs related to potential acquisitions resulting from FORM’s repositioning to a holding company of small and middle market growth companies. These increases in general and administrative expenses were offset by a decrease in stock-based compensation expense, which was a result of equity awards granted in 2012 and 2013 becoming fully vested during the latter half of 2015.

Non-operating income (expense), net

	Six months ended June 30,
	2016	2015	Change
Non-operating income (expense), net	$(441,000)	$(157,000)	$(284,000)

During the six-month period ended June 30, 2016, FORM recorded net non-operating expense in the amount of $441,000 compared to net non-operating expense in the amount of $157,000 recorded during the six-month period ended June 30, 2015.

For the six-month period ended June 30, 2016, FORM recorded interest expense of $748,000 for the interest recorded related to the monthly interest payments and the amortization of the debt discount and debt issuance costs as well as accrued interest calculated using the effective interest method. In addition, FORM elected to repay principal installments for January and February 2016 in shares of FORM’s common stock, which were issued at a discount of 15% to market prices, which resulted in $210,000 recorded as a loss on the extinguishment of debt.

The net non-operating expenses reported during the six-month period ended June 30, 2016 were reduced by a gain of $369,000 on the revaluation of the derivative warrant liabilities related to the Amended Notes.

The net non-operating expense of $157,000 for the six-month period ended June 30, 2015 was primarily comprised of interest expense of $465,000, loss on extinguishment of debt of $210,000 and foreign exchanges losses in connection with FORM’s deposits with courts. These expenses were partially offset by a $695,000 gain on the revaluation of warrants and conversion feature related to the Notes.

FORM expects that its non-operating income (expense) will remain highly volatile, and FORM may choose to fund its operations through additional financing. In particular, non-operating income (expense) will be affected by the adjustments to the fair value of FORM’s derivative instruments. Fair value of these derivative instruments depends on a variety of assumptions, such as estimations regarding triggering of down-round protection and estimated future share price. An estimated increase in the price of FORM common stock increases the value of the warrants and thus results in a loss on FORM’s statements of operations. In addition, high estimated probability of a down-round protection increases the value of the warrants and again results in a loss on FORM’s statements of operations.

Year ended December 31, 2015 compared to the year ended December 31, 2014

Revenue

FORM generates revenue through its three operating segments: Intellectual Property, Fli Charge and Group Mobile.

	Year ended December 31,
	2015	2014	Change
Intellectual Property	$21,750,000	$1,425,000	$20,325,000
Fli Charge	2,000	—	2,000
Group Mobile	935,000	—	935,000
Total Revenue	$22,687,000	$1,425,000	$21,262,000

During the year ended December 31, 2015, FORM recorded total revenue of $22,687,000, which represents an increase of $21,262,000 (or 1,492.1%) compared to the year ended December 31, 2014. The increase in 2015 was mainly due to FORM’s Intellectual Property operating segment for the amount received in connection with an executed confidential settlement and license agreement with ZTE for a total of $21,500,000. FORM’s Fli Charge and Group Mobile operating segments combined for total product revenue of $937,000 for the period from October 15, 2015 through December 31, 2015. FORM did not recognize any revenue from Fli Charge or Group Mobile prior to October 15, 2015, the date on which FORM acquired the entities through its acquisition of IDG. During the year ended December 31, 2014, FORM recorded total licensing revenue of $1,425,000 for its Intellectual Property segment, which was due to certain one-time payments in connection with settlement and license agreements for certain of FORM’s owned intellectual property.

FORM intends to continue to monetize its existing portfolio of intellectual property through licensing and strategic partnerships. In addition, FORM plans to enhance its intellectual property rights around its Fli Charge technology and products. Fli Charge plans to strengthen and develop partnerships in numerous markets including automotive, education, office, healthcare, power tools and vaporizers. Group Mobile is a supplier of built-to-order rugged computers, mobile devices and accessories. FORM believes that growth in Group Mobile’s revenue can be achieved by adding new products, exploring new distribution verticals, such as military and government, and increasing the sales team’s geographic coverage.

Cost of goods sold

FORM incurs cost of goods sold through two of its operating segments: Fli Charge and Group Mobile.

	Year ended December 31,
	2015	2014	Change
Fli Charge	$7,000	$—	$7,000
Group Mobile	793,000	—	793,000
Total cost of goods sold	$800,000	$—	$800,000

During the year ended December 31, 2015, FORM recorded total cost of goods sold of $800,000, which represents the costs of products sold by Fli Charge and Group Mobile from October 15, 2015 through December 31, 2015. FORM did not recognize any cost of goods sold for Fli Charge or Group Mobile prior to October 15, 2015, the date on which FORM acquired the entities through its acquisition of IDG. FORM expects the cost of goods sold to increase over time as FORM incurs the full results of operations of both Fli Charge and Group Mobile in the periods subsequent to the acquisition. FORM expects our cost of goods sold to increase as its product revenue increases.

Operating legal costs

FORM incurs operating legal costs through its Intellectual Property operating segment only.

	Year ended December 31,
	2015	2014	Change
Operating legal costs	$18,553,000	$25,368,000	$(6,815,000)

During the year ended December 31, 2015, FORM’s operating legal costs were $18,553,000, which represents a decrease of $6,815,000 (or 26.9%) from operating legal costs recorded for the year ended December 31, 2014. This decrease was primarily due to the timing and nature of consulting and patent litigation costs related to legal proceedings against ZTE and Google.

With respect to FORM’s legal proceedings against ZTE, costs during the year ended December 31, 2014 were associated with FORM’s continued worldwide litigation efforts including commencement of legal actions in Brazil, Malaysia, Spain, the Netherlands, Romania, and other countries, all of which continued into and throughout 2015.

During the year ended December 31, 2014, there were costs associated with the oral argument heard in the appeals court in May 2014 in connection with FORM’s legal proceedings against Google. FORM did not incur significant expenses in connection with its legal proceedings against Google during the year ended December 31, 2015.

FORM expects that its legal costs will continue to significantly decrease over time.

Amortization and impairment of intangible assets

	Year ended December 31,
	2015	2014	Change
Amortization and impairment of intangible assets	$3,295,000	$5,123,000	$(1,828,000)

During the year ended December 31, 2015, amortization expense related to FORM’s intangible assets totaled $3,295,000, which represents a decrease of $1,828,000 (or 35.7%), compared to amortization expense recorded during the year ended December 31, 2014. The decrease in amortization expense was mainly due to the impairment of patents involved in I/P Engine's litigation against AOL Inc., Google Inc. et al., in the amount of $1,355,000, which was recorded in the third quarter of 2014. The overall decrease in amortization was reduced by the addition of amortization of newly acquired intangible assets identified in FORM’s acquisition of IDG, in the amount of $101,000 recorded in the fourth quarter of 2015.

General and administrative

	Year ended December 31,
	2015	2014	Change
General and administrative	$10,383,000	$16,373,000	$(5,990,000)

During the year ended December 31, 2015, general and administrative expenses decreased by $5,990,000 (or 36.6%) to $10,383,000, compared to $16,373,000 recorded during the year ended December 31, 2014. The overall decrease in general and administrative expenses was primarily due to a significant decrease in the stock-based compensation expense for 2015 as compared to 2014. The reason for the decrease was attributable to several factors. Stock-based compensation awards granted during July 2012 fully vested in 2015. In addition, there were forfeitures of certain equity awards held by FORM’s former Chief Operating Officer and certain employees during 2014 and the first half of 2015. Also, the awards associated with the current period expense were valued lower than the awards associated with the prior period expense, mostly due to the decrease in FORM’s common stock price, which also contributed to the decrease in stock-based compensation expense.

Lastly, FORM completed consolidation of corporate functions in New York in 2014 and implemented cost savings strategies in 2015 that resulted in a decrease in payroll expense and office administration costs, as compared to the prior period.

Goodwill impairment

	Year ended December 31,
	2015	2014	Change
Goodwill impairment	$—	$65,757,000	$(65,757,000)

During the annual impairment test for goodwill in 2014, it was determined that the fair value of the reporting unit at that time (Intellectual Property) did not exceed its carrying amount as of December 31, 2014, mainly due to the decline of FORM’s common stock price during the fourth quarter of 2014. Accordingly, FORM performed the second step of the goodwill impairment test and, as a result, FORM recorded a goodwill impairment charge of $65,757,000. There was no impairment of goodwill as of December 31, 2015.

Non-operating income (expense), net

	Year ended December 31,
	2015	2014	Change
Non-operating income (expense), net	$(1,780,000)	$1,974,000	$(3,754,000)

During the year ended December 31, 2015, FORM recorded non-operating expense, net, in the amount of $1,780,000 compared to non-operating income, net, in the amount of $1,974,000 recorded during the year ended December 31, 2014. The non-operating expense recognized in the year ended December 31, 2015 was driven by various factors. There was an increase in interest expense of $2,594,000, primarily due to the interest recorded related to the Notes, which includes amortization of the debt discount, amortization of debt issuance costs, and coupon interest calculated using the effective interest method. In addition, FORM elected to repay all but one of the 2015 principal installments in shares of its common stock, which were issued at a discount of 15% to market prices. This resulted in $1,373,000 recorded as a loss on the extinguishment of debt. The current period expense also relates to foreign exchange losses in connection with FORM’s deposits with courts.

The non-operating expenses reported during the year ended December 31, 2015 were reduced by a gain on the revaluation of the derivative warrant liabilities and conversion feature related to the securities purchase agreement. On May 4, 2015, the net proceeds received were allocated among the Notes, the derivative warrant liabilities, and the conversion feature issued to the holders of the Notes. The derivative warrant liabilities and conversion feature were then revalued and marked to market as of the balance sheet date, which resulted in a gain of $2,544,000.

During the year ended December 31, 2014, FORM recorded approximately $2,201,000 of income related to a decrease in the fair value of its derivative warrant liabilities. This was reduced by $65,000 of expense recorded in connection with the issuance of warrants in June 2014.

FORM expects that its non-operating income (expense) will remain highly volatile, and FORM may choose to fund its operations through additional financing, which may include derivative instruments. In particular, non-operating income (expense) will be affected by the adjustments to the fair value of FORM’s derivative instruments. Fair value of these derivative instruments depends on a variety of assumptions, such as estimations regarding triggering of down-round protection and estimated future share price. An estimated increase in the price of FORM’s common stock increases the value of the warrants and thus results in a loss on FORM’s consolidated statements of operations.

Loss from discontinued mobile social application operations

	Year ended December 31,
	2015	2014	Change
Revenue	$—	$37,000	(37,000)
Operating expenses	—	(266,000)	266,000
Operating loss	—	(229,000)	229,000
Non-operating income (expense)	—	20,000	(20,000)
Loss before taxes on income	—	(209,000)	209,000
Income tax expense	—	(246,000)	246,000
Loss from discontinued operations	$—	$(455,000)	455,000

On February 18, 2014, FORM executed the sale of its mobile social application business to InfoMedia, receiving eighteen (18) Class B shares of InfoMedia as consideration, which represent an 8.25% ownership interest. Additionally, FORM’s Chief Executive Officer was appointed as a full voting member of InfoMedia’s board of directors and FORM received a number of customary protective rights. The InfoMedia Class B shares are accounted for as a cost-method investment. Cash requirements for termination of mobile operations included mainly post-employment obligations, were incurred during the six month period ended June 30, 2014 and are considered to be immaterial.

During the year ended December 31, 2015, there were no results from discontinued operations since all related activities ceased when the sale was executed.

Liquidity and Capital Resources

As of June 30, 2016, FORM had a cash balance of $27,449,000, which represents an increase of $2,498,000 compared to FORM’s cash balance as of December 31, 2015. FORM anticipates that its need for capital will continue to decline as project-based activities related to the improvement of systems and digital marketing attributed to Group Mobile near completion and litigation costs for FORM’s intellectual property operating segment continue to decline. Cash expenditures during the six-month period ended June 30, 2016 were offset by cash received for refunds of court fees and FORM’s deposits with the courts in Germany, Brazil, and Romania, as well as cash received by FORM’s Group Mobile and intellectual property operating segments during the normal course of business. As of June 30, 2016, all bonds posted with the courts in connection with FORM’s litigation with ZTE have been returned back to FORM.

FORM’s average monthly net cash provided by operations for the six-month period ended June 30, 2016 was approximately $116,000 compared to net cash used in operations of approximately $1,285,000 during the six-month period ended June 30, 2015.

Based on current operating plans, FORM expects to have sufficient funds for at least the next 12 months and beyond. In addition, FORM may choose to raise additional funds in connection with potential acquisitions of operating assets, patent portfolios or other businesses that FORM may pursue. There can be no assurance, however, that any such opportunities will materialize.

On March 9, 2016, pursuant to the Exchange Note Agreement, FORM issued to the Investors an aggregate of 703,644 shares of FORM’s common stock, par value $0.01 per share, in exchange for the reduction of $1,267,000 of the outstanding principal amount of the Notes and $49,000 of accrued interest. As a result, the outstanding aggregate principal amount under the Notes was reduced from $3,016,000 to $1,749,000 as of March 9, 2016.

On July 1, 2016, FORM prepaid in full its Amended Notes that were due on June 30, 2017. As required by the terms of the Amended Notes, notice of prepayment was delivered to the Investors on June 30, 2016. FORM repaid the Amended Notes in full, including repayment of the principal and accrued interest as well as an additional 15% for early repayment. FORM used an aggregate of $2,011,000 of cash on hand for repayment of the Amended Notes. As a result of the repayment in full of the Amended Notes, all liens on FORM’s assets, including intellectual property, were released by the Investors.

On August 8, 2016, FORM entered into the Merger Agreement with Merger Sub, XpresSpa, the unitholders of XpresSpa who are parties thereto and the Representative, pursuant to which the Merger Sub will merge with and into XpresSpa, with XpresSpa being the surviving entity and one of FORM’s wholly-owned subsidiaries.

XpresSpa is a leading airport retailer of spa services and related products, and also sells spa products through its internet site. Services and products include: (i) massage services for the neck, back, feet and whole body, (ii) nail care, such as pedicures, manicures and polish changes, (iii) beauty care services such as waxing and facials, (iv) hair care, such as haircuts and blow outs, (v) spa products such as massagers, lotions and aromatherapy aids and (vi) travel products such as neck pillows and eye masks.

Upon completion of the Merger, (i) the then-outstanding common units of XpresSpa (other than those held by FORM, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than those held by FORM, which will be cancelled without any consideration) will be automatically converted into the right to receive an aggregate of:

(a)	2,500,000 shares of FORM common stock,
(b)	494,792 shares of FORM preferred stock with an aggregate initial liquidation preference of $23,750,000, and
(c)	five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, each subject to adjustment in the event of a stock split, dividend or similar events.

The FORM preferred stock shall be initially convertible into an aggregate of 3,958,336 shares of FORM common stock, which equals a $6.00 per share conversion price, and each holder of FORM preferred stock shall be entitled to vote on an as converted basis. The FORM preferred stock is senior to the FORM common stock and the terms of the FORM preferred stock contain no restrictions on FORM’s ability to issue additional senior preferred securities or its ability to incur additional indebtedness in the future. FORM has the right, but not the obligation, upon ten trading days’ notice to convert the outstanding shares of FORM preferred stock into FORM common stock at the then applicable conversion ratio if the volume weighted average price per share of the FORM common stock exceeds $9.00 for over any 20 days in a 30 consecutive trading day period. The term of the FORM preferred stock is seven years, after which time FORM can repay the holders in shares of FORM common stock or cash at its election. FORM preferred stock will accrue dividends at 9% per annum, or $4.32 per share of FORM preferred stock.

In addition, FORM entered into subscription agreements to sell 750,574 shares of FORM’s unregistered common stock to certain holders of XpresSpa, at a purchase price of $2.31 per share, for an aggregate purchase price of $1,733,826.

On August 8, 2016, FORM agreed to purchase from XpresSpa an aggregate of 1,733,826 of Series C Preferred Units of XpresSpa, at a per unit purchase price of $1.00 per unit, for an aggregate purchase price of $1,733,826. The Series C Preferred Units have a preference in the amount of its initial investment and a 12% accruing yield for the first year or until the closing of the Merger and thereafter, if the Merger has not closed, shall be entitled to a liquidation preference equal to two times the amount of its initial investment plus any accrued but unpaid yield thereon.

Immediately following the completion of the Merger (without taking into account any shares of FORM common stock held by XpresSpa equity holders prior to the completion of the Merger but assuming that all shares held in escrow are released to the former equity holders of XpresSpa), the former equity holders of XpresSpa are expected to own approximately 18% of the outstanding common stock of FORM (or 33% of the outstanding common stock of FORM calculated on a fully diluted basis) and the current stockholders of FORM are expected to own approximately 82% of the outstanding common stock of FORM (or 67% of the outstanding common stock of FORM calculated on a fully diluted basis).

Cash flows

	Six months ended June 30,
	2016	2015	Change
Net cash provided by (used in) operating activities	$698,000	$(7,713,000)	$8,411,000
Net cash provided by (used in) investing activities	$1,850,000	$(287,000)	$2,137,000
Net cash provided by (used in) financing activities	$(50,000)	$12,207,000	$(12,257,000)

Operating activities

During the six-month period ended June 30, 2016, net cash provided by operating activities totaled $698,000 compared to net cash used in operating activities of $7,713,000 during the six-month period ended June 30, 2015. The increase of $8,411,000 was mainly due to cash received from FORM’s Group Mobile and intellectual property operating segments during the normal course of business.

FORM’s net cash used in operating activities could increase if FORM engages in future business development activities. As FORM expects to move towards greater revenue generation in the future, FORM expects that these amounts will be offset over time by operating expenses. There is no assurance that FORM’s licensing efforts will be successful in the future. Furthermore, there is no guarantee that FORM will generate sufficient revenue to offset future operating expenses and FORM’s ability to raise additional capital may be limited.

Investing activities

During the six-month period ended June 30, 2016, net cash provided by investing activities totaled $1,850,000, mainly attributable to the refunds of FORM’s deposits with the German, Brazilian and Romanian courts. These proceeds were offset by $151,000 net cash used to acquire software related to Group Mobile’s website. During the six-month period ended June 30, 2015, net cash used in investing activities totaled $287,000, which represents the deposit FORM made to a Romanian court to enforce an injunction against ZTE in Romania and the deposit FORM made in Germany to enforce review of ZTE’s accounting records.

FORM expects that net cash used in investing activities will increase as FORM intends to continue to acquire and develop supporting infrastructure and systems for FORM’s operating segments.

Financing activities

During the six-month period ended June 30, 2016, net cash used in financing activities totaled $50,000, which is the amount paid to the Investors related to their expenses incurred as a result of the debt modification. During the six-month period ended June 30, 2015, FORM received net proceeds of $12,425,000 from a securities purchase in a registered direct offering of $12,500,000 of Notes and warrants to purchase up to 537,500 shares of FORM’s common stock. This amount was offset by the $218,000 of debt issuance costs that were paid in relation to the agreement.

A significant portion of FORM’s issued and outstanding warrants, for which the underlying shares of common stock held by non-affiliates are freely tradable, are currently “out of the money.” Therefore, the potential of additional incoming funds from exercises by FORM’s warrant holders is currently very limited. To the extent that any of FORM’s issued and outstanding warrants were “in the money,” it could be used as a source of additional funding if the warrant holders choose to exercise their warrants for cash.

FORM may also choose to raise additional funds in connection with any acquisitions of patent portfolios or other assets or other businesses that FORM may pursue. There can be no assurance, however, that any such opportunity will materialize. Moreover, any such financing would most likely be dilutive to FORM’s current stockholders.

Off-Balance Sheet Arrangements

FORM has no obligations, assets or liabilities that would be considered off-balance sheet arrangements. FORM does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in FORM’s Annual Report on Form 10-K filed with the SEC on March 10, 2016, which includes a description of FORM’s critical accounting policies that involve subjective and complex judgments that could potentially affect reported results. While there have been no material changes to FORM’s critical accounting policies as to the methodologies or assumptions FORM applies under them, FORM continues to monitor such methodologies and assumptions.

XPRESSPA’S BUSINESS

Overview

As a result of increased security requirements at airports, travelers are spending more time at the airport before their flights, and are often dealing with stressful security lines. In addition, airport travelers frequently are subjected to increased downtime from delays from congested airports, inclement weather conditions and cancelled flights. XpresSpa was developed to address the stress and idle time spent at the airport, allowing travelers to spend this time productively, by relaxing and focusing on personal care and wellness.

XpresSpa is a leading airport retailer of spa services and related products. It is a well recognized and popular airport spa brand with nearly three times the number of U.S. locations as its closest competitor. It services nearly 900,000 customers per year. As of October 18, 2016, XpresSpa operated 51 total locations in 44 terminals and 21 airports. XpresSpa also sells spa products through its internet site, www.xpresspa.com. Services and products include:

•	Massage services for the neck, back, feet and whole body;
•	Nail care, such as pedicures, manicures and polish changes;
•	Beauty care services such as waxing and facials;
•	Hair care, such as hair cuts and blow outs;
•	Spa products such as massagers, lotions and aromatherapy aids; and
•	Travel products such as neck pillows, blankets, massage tools, travel kits and eye masks.

XpresSpa’s management team and board of directors are comprised of accomplished retail investors and experienced retail operators, including airport retail operators. XpresSpa’s management team has knowledge of and access to best in class retail management practices, including recruiting, training, retention, analytics, daypart management and labor scheduling, labor laws, supply chain, lease terms and lease negotiations (especially within airports), new store construction and permitting, and the information technology required to support multi-unit operations. XpresSpa believes that the depth and experience of its management provides XpresSpa with important competitive strengths as it seeks to execute and expand its business model. In addition, it believes these aspects are highly sought after by airport retail landlords.

XpresSpa’s predecessor was formed under the laws of the state of New York on September 21, 2000, as Binn & Partners, LLC, and began operations on March 31, 2003, doing business as Feet First. On November 4, 2004, Binn & Partners, LLC began doing businsess as XpresSpa. Binn & Partners, LLC contributed substantially all of its assets and liabilities to XpresSpa in 2012.

XpresSpa has grown substantially over the years. Its first location opened in February 2004 in New York at John F. Kennedy Airport, Terminal 1. At the time of the initial investment in 2012, by an investment vehicle advised by Mistral, XpresSpa operated 36 locations at 14 airports and 29 terminals. As of October 18, 2016, XpresSpa operated 51 locations in 44 terminals and 21 airports. XpresSpa has professionalized its operations since its inception and employs a wide variety of sophisticated systems and processes that enhance its ability to compete in the complex and demanding airport retail industry. These include bespoke labor management processes, scheduling and sales performance methodologies, well developed relationships with an international network of product suppliers and long-standing airport construction partnerships. XpresSpa’s infrastructure, its reputation with air travelers from across the globe, and its ability to produce consistent operating income for airport retail authorities are the foundation for its expansion and growth.

Background of the Airport Spa Industry

XpresSpa operates in the growing airport concession market, which comprises food and beverage (“F&B”), news and gifts (“N&G”), specialty retail and commercial services. The airport retail industry has developed materially over the last decade, a market opportunity created in large part from the heightened security procedures adopted by airports. The two primary metrics that drive growth in the airport concession industry are enplanements and revenue per enplanement (“RPE”), and airport concession companies like XpresSpa have benefited from long-term growth in these metrics. According to Airport Revenue News

(“ARN”), enplanements have increased by a 2.5% CAGR and N&G and specialty RPE has increased by a 4.9% CAGR from 2009 to 2014 (Source: 2015 ACI-NA Concessions Benchmarking Survey, April 2016). In 2014, specialty services concession sales in United States airports was $430 million, a 14% increase from 2011’s revenues of $378 million (Source: 2015 and 2012 ACI-NA Concessions Benchmarking Survey). Additionally, airport concession revenues overall grew 15.2% between 2011 and 2014, according to the Federal Aviation Administration (“FAA”) (Source: FAA, ASS-400: CATS: Report 127). XpresSpa believes that these growth trends will continue as the FAA projects positive growth in enplanements over the next ten years; the FAA expects domestic enplanements to increase 4% from 2015 to 2016 (Source: Fact Sheet — FAA Forecast Fact Sheet — Fiscal Years 2015 – 2035, March 16, 2015). Additionally, as described below, XpresSpa believes that RPEs will increase in the future due to a number of favorable factors.

Airport concessions provide important and necessary passenger services. Concession revenues are a significant part of the airport business, and XpresSpa believes that airport authorities and airlines have increasingly focused on growth in this area. Nearly half of an airport’s income today is derived from concession revenues and parking, making airport retail and the development of expanded retail options a priority for airports around the country. Several factors that impact the air traveler experience are also driving increases in RPE. These factors include the increased use of the hub-and-spoke airline model, lengthy security procedures and flight delays and a significant increase in the amount of dwell time. According to ARN, average dwell times last an average of 60 minutes post security, and more than 90 minutes at certain airports like John F. Kennedy International Airport. Over and above the amount of time spent post security and the propensity to spend post security, travelers in general have the means to purchase a wide range of products because 54% of frequent flyers have a household income greater than $75,000, compared to only 30% of average Americans (Source: The Arbitron Airport Television Study, January 17-February 18, 2007). The median household income amongst the travelling public is $75,000 – $99,999, significantly higher than the national median of $53,657 (Source: 2015 ACI-NA Concessions Benchmarking Survey, April 2016). The median age of travelers is 35 – 54, and 41% of passengers are travelling for business (Source: 2015 ACI-NA Concessions Benchmarking Survey, April 2016). Meeting the travelers’ in-terminal health and wellness needs has also become more important as dwell time has increased and consumers’ general affinity for wellness has heightened. We believe that travelers are looking for healthier airport experiences to the typical food and beverage restaurants and news and gift stores, as evidenced by the increase in XpresSpa sales over the past few years.

Given that airport concession contracts generally have a term of between seven and ten years, XpresSpa expects to have significant and consistent opportunities to bid for specialty spa concession contracts, including at major hubs, over the next ten years as existing contracts of major concessionaires expire. In connection with these expirations, and as a result of all of the above described dynamics, XpresSpa believes many airports and airlines will be interested in redeveloping existing or outdated airport concessions. XpresSpa believes this is particularly true at major hubs that can justify the significant levels of investments required to redevelop terminal concession programs. In the United States, air traffic growth is increasingly being directed to large hub airports in major metropolitan markets as the major airline carriers consolidate and focus on the most profitable routes stemming from these hubs. Given the limited number of aircraft takeoff and landing slots allotted at major airports such as John F. Kennedy International Airport, La Guardia Airport and Ronald Reagan Washington National Airport, airlines are also choosing to deploy larger aircrafts and fly longer distances, resulting in more enplanements at these airports. With its award-winning offerings, its ability to deliver a customized variety of dynamic spa services, integrated retail products, innovative designs and an overall focus on major hubs, XpresSpa believes that it will continue to benefit from these industry trends.

Growth Strategy

XpresSpa believes that it is well-positioned to achieve significant, sustainable financial growth, primarily driven by the following:

Expansion into new airports and terminals in major airports.

XpresSpa believes significant new business development opportunities will continue to arise for the foreseeable future for expansion into airports or terminals in major hubs and other large-market, high-traffic airports where it does not currently operate. While it has expanded significantly since 2000, it remains in the early stages of its overall growth plan, having 51 stores across 21 airports in the United States, Amsterdam and Dubai as of October 18, 2016. Given that airport concession contracts generally have a term of between seven and ten years, XpresSpa expects to have significant and consistent opportunities to bid for concession contracts, including at major hubs, over the next decade as existing contracts expire. XpresSpa believes that it is well positioned to win new business because of its highly differentiated product offering and the strength of its relationships with airport landlords and airline partners. XpresSpa regularly receives inbound interest from international airlines and airport operators. Given the volume of new business opportunities that exists domestically, its focus has historically been on the U.S. market. However, XpresSpa monitors and will opportunistically pursue opportunities for international expansion, provided that such international opportunities do not distract management from XpresSpa’s core domestic operations.

Over the longer-term, XpresSpa believes it can significantly grow its footprint in new and existing markets and terminals while continuing to focus on obtaining contracts for new airports and generating high average dollars per transaction. XpresSpa’s goal is to open multiple locations in an airport and even within a terminal, where possible, rather than operate individual stores in single airports. While it will continue to monitor and selectively respond to requests for proposals (“RFP”) opportunities, XpresSpa believes that a substantial portion of its future growth may be driven through privately negotiated agreements, including buyout opportunities, outside of the public RFP process. XpresSpa believes that its operating metrics represent an attractive return on invested capital and as a result is pursuing new locations at airports and terminals around the country. In the next 24 months XpresSpa estimates that there will be more than 25 spa locations being offered as formal RFPs by airport retail authorities. Historically, XpresSpa has won approximately four out of every five RFPs it participated in.

XpresSpa is able to adapt its operating model to almost any size space available in space constrained airports. XpresSpa’s locations range in size from 286 square feet to 3,427 square feet, with an average size of 1,000 – 1,200 square feet. This flexibility compared to other retail concepts allows XpresSpa to operate multiple stores within an airport, from which it enjoys synergies due to shared labor between stores.

Increase sales in existing operations.

XpresSpa’s goal is to grow its existing operations by increasing the frequency of customer visits and sales through the continued delivery of best in class customer service and relaxing, rejuvenating spa services, as well as value-added, unique retail products. XpresSpa intends to increase its capture rate of air travelers enplaning near stores by continuing to evolve its design and offerings and creating fresh and dynamic calls to action, products, and promotions. It expects that these efforts will lead to an increase in the number of travelers that visit its concession locations and order its services and products, and ultimately grow its sales. As travelers pass through airports where it operates and become more familiar with XpresSpa, XpresSpa hopes to create loyalty to its concept and brand. It believes that these factors will increase sales in current locations.

To that end, Comp Store Sales is a closely tracked metric by XpresSpa management including store level managers. Comp Store Sales increased 9.5% in 2014, declined 1.7% in 2015 due to decreased traffic near some XpresSpa stores as the result of airport construction, and increased 2.9% in 2016 year to date through June 30, 2016.

Similar to tracking Comp Store Sales, tracking the number of transactions at XpresSpa’s locations is a commonly used management tool. Changes in the number of transactions can suggest shifts in traffic patterns near XpresSpa stores or service type preferences. In 2015, the number of transactions processed in XpresSpa stores increased 6.9%.

Both Comp Store Sales and number of transactions are non-GAAP measurements.

Leverage unique capabilities to expand outside its current locations.

XpresSpa staff is capable and eager to provide spa services to customers in an airport environment, and is trained and experienced at relaxing and pampering customers. XpresSpa has developed a differentiated service platform called “Service at the Gate” which is a mobile kiosk that can bring spa services directly to customers at their individual gates, instead of waiting for those customers to cross the XpresSpa location. XpresSpa deploys mobile-enabled tablets to process payments of these customers. This mobile technology and kiosk is not only a competitive advantage over other concessionaires, thereby enabling XpresSpa to produce more revenue from retail locations than its competition; it is a key way to maximize the efficiency of staff during periods of idle activity when customers are not inside a store.

Satisfying marketplace demand for the XpresSpa concept and operation through franchised stores and licensed territories.

The XpresSpa brand is held in high regard by airport authorities, the landlords of airport retail spaces and air travelers alike. XpresSpa has received inquiries to franchise its brand name and operations, both domestically and abroad. XpresSpa intends in the future to explore and execute franchise agreements for locations where its operating model is best leveraged by a local operator. For example, there are numerous small and mid market airports that could profitably support a local operator, but that, because of their size or location, would not be attractive to XpresSpa to efficiently manage on its own. Entering these markets through a franchisee, or, in the case of international territories, a license agreement, would capitalize on XpresSpa’s core strengths of high quality service, approachable price points, speed of service, and creating an immersive, escapist environment, without distracting XpresSpa’s management team or sacrificing higher return investments domestically. In addition to its unique operating model, XpresSpa would be able to provide lease acquisition services to these franchisees and licensees who, without XpresSpa’s institutional knowledge, would be unable to respond successfully to RFPs, in which bidders compete for airport retail space in a formal bidding process.

Expansion of personal care sales inside and outside its locations, including through wholesale channels.

For the six months ending June 30, 2016, approximately 17% of XpresSpa sales were of retail products ancillary to the spa industry and airline travel. These products include massagers, neck pillows, lotions and eye masks. As XpresSpa gathers more data on its customers, including both their needs pre, during, and post flight, it intends to address those needs with a uniquely branded suite of products aimed at extending the feeling of “serenity within chaos” to customers’ travel experiences outside XpresSpa, as well as at their ultimate travel destinations. The impulse nature of consumer purchases — approximately 70% of products in airports are purchased on impulse (Source: Airports Council International, December 8, 2011) — combined with XpresSpa’s highly personal, emotive and restorative store environments and services, provide it with an opportunity unlike other consumer packaged goods companies to establish life-long relationships with its customers. XpresSpa intends to cultivate this product line initially within its store base, and then subsequently to wholesale its products to other retailers.

Expansion to high traffic destinations beyond airports.

XpresSpa’s ability to profitably and quickly create serenity within chaos is not limited to airport retailing, and XpresSpa has been presented with opportunities to expand its concept to high traffic locations where the psychology, willingness to pay and ability to pay of its addressable market is primed for spa services. Some of these locations include railroad stations, convention centers, cruise ships and sports venues. XpresSpa intends to expand its core competencies to these areas through permanent stores or pop-up locations within the trade areas of its existing stores that can be efficiently serviced with existing staff, supplies and technology infrastructure.

EBITDA expansion through back office SG&A optimization and consolidation with FORM.

XpresSpa has identified material opportunities to cut costs at its store support center (headquarters). For example, XpresSpa has to date rented facilities at 3 East 54th Street, 9th Floor, New York, New York 10022, at market rents that are suboptimal to other office locations more appropriate for its operations. XpresSpa intends to exit its headquarters lease and relocate to FORM’s facilities at 780 Third Avenue, 12th Floor, New York, New York 10017 following the completion of the Merger. Additionally, XpresSpa intends to invest in technologies and processes that will significantly reduce its payroll processing, reporting and analytics costs. In addition, FORM expects to reduce fees associated with back office administration at XpresSpa such as insurance, technology and printing.

Overview of Airport Leases and Operations

The RFP process is the most common industry approach by which concession contract counter-parties solicit, evaluate and select concessionaires for airport terminals. In most instances, the formal decision maker for a certain airport or terminal is a city or municipal agency or a concession program developer, as opposed to the airlines operating out of the applicable terminal. However, in the New York City metropolitan area, terminals are leased from the Port Authority of New York and New Jersey (“PANYNJ”) to an airline or to a consortium developer. Under this structure, the airline or developer generally makes its selection through a competitive solicitation.

The RFP process, from initial release to final award of concession contract, generally takes nine to twelve months. The award decision is typically made by an evaluation committee on behalf of the city or municipal agency, which consists of airport management staff and may also include non-voting members, consultants, airline representatives and other community stakeholders. In the majority of cases, the evaluation committee’s decision requires the approval of the city council or a similar governing body. Upon the release of an RFP, XpresSpa’s senior management will evaluate the fit and revenue potential of the new location and, if possible, meet with various stakeholders to understand their vision and objectives for the project.

In addition, because of XpresSpa’s track record and competitive advantages, it has increasingly been offered the opportunity to privately negotiate contracts outside the public RFP process. In the past three years, it has also received invitations from interested airports, municipal authorities, developers and airlines to meet with them to discuss its approach to elevating the terminal experience.

Terminal Selection

XpresSpa bids on new projects in terminals where it can deliver the on-brand quality of services that are the hallmark of its brand, and where it can generate high revenues per transaction. XpresSpa’s terminal selection is based on numerous factors such as the fit of the airport’s vision and objectives with the XpresSpa business and financial model, the number of enplanements, the size, the type and location of available concession space, the level of anticipated competition within the airport or terminal, potential future growth within the airport or terminal, XpresSpa’s existing presence within the airport or terminal, rental structure, financial return and regulatory requirements. XpresSpa believes that its terminal selection process is key to the continued growth of its business — by only expanding into terminals where it can best deliver the XpresSpa experience, it is able to maintain consistently high-quality offerings.

Contractual Terms

XpresSpa’s concession agreements typically include the following contractual terms:

•	Rent. Typically, XpresSpa’s concession contracts require it to pay a minimum guaranteed rent, and an additional amount equal to a certain percentage of sales to the extent that such amount exceeds the minimum guaranteed rent. XpresSpa has generally been able to negotiate concession agreements on terms more favorable than competitors’ terms because of the known performance and quality standards of its operations.
•	Term. Lease terms are typically for seven to ten years.
•	Termination. For certain of its concession contracts, counter-parties have the right to terminate upon the occurrence of certain events or for convenience. XpresSpa’s concession contracts typically give it no right of termination.
•	Refurbishment. XpresSpa’s concession contracts often require minimum capital expenditures for the maintenance and refurbishment of its concession locations over the term of the concession contract.
•	ACDBE. Many of XpresSpa’s concession contracts contain minimum ACDBE participation requirements, which it meets in different ways depending on the terms of the contract. If it fails to comply with minimum ACDBE participation requirements it may be held responsible for breach of contract, which could result in the termination of the concession contract and monetary damages.

Design

XpresSpa places significant emphasis on designing dynamic, visually-appealing and comfortable spaces for each of its concession locations. The design process is also highly efficient, and benefits from XpresSpa’s 13 years of experience designing and building stores that unite the opposing concepts of efficiency and relaxation. XpresSpa has created a store design that, in addition to creating an on-brand, immersive services and retail experience for customers, can be built efficiently and constructed quickly (a key benefit to airport lease authorities which value speed to market and minimized disruption to other concessionaires). XpresSpa worked with some of the world’s leading architecture and industrial design firms to create a “store in a box” whose components are constructed at low cost en masse, but are also modular enough to adapt to the various spaces available at airports across the country. XpresSpa deliberately plans each concession location from its in-house menu of store design elements, all of which incorporate high-quality materials, finishes, color palates and music playlists in order to provide an enhanced experience for its customers.

Construction and Build-Out

Construction durations for a new concession location vary based on format and size, and can take as few as four weeks, to as many as twenty weeks for a large full-scale operation. For build-out costs, XpresSpa budgets range from approximately $50,000 to $1.0 million depending on the size and style of the concession location. XpresSpa uses a number of vendors and general contractors on a regional basis and employs both negotiated contracts and competitive bidding processes to ensure high-quality construction at a reasonable price.

Operations

Operating hours

Concession locations provide services for all day and are open morning, afternoon and late night. In addition, XpresSpa tailors its operating hours to match the flight schedule in its terminals, which means it is open at least 60 minutes before the first flight of the day and it only closes locations once the last flight of the day departs from the nearby gates, even if it is delayed. This flexibility in operating hours distinguishes XpresSpa from its competitors, who generally have set operating schedules. XpresSpa is able to drive additional revenue from opening earlier and closing later.

Staffing

XpresSpa staffs its locations with a diverse set of licensed technicians and schedules their hours to match the flight schedules of the terminals in which XpresSpa operates. In addition, it matches the staff available to the capacity of the unit at peak traffic times. XpresSpa is able to achieve significant economies of scope by shifting staff from one location to another within an airport, thereby taking advantage of fixed labor costs to meet variable demand patterns.

Training and Development

XpresSpa strives to maintain quality and consistency in each of its concession locations through the careful training and supervision of its crewmembers. XpresSpa has established and adheres to high standards for personnel performance, spa services delivery and the maintenance of its spa locations. XpresSpa has developed a formal training program for technicians, including supervisors and managers, and conducts careful evaluations to ensure that training is carried out effectively and that training goals are met. XpresSpa requires its concession location managers to complete an additional training program that includes organizational skills, customer relations and management responsibilities. XpresSpa places a high priority on its continuing development programs for managers in order to ensure that qualified managers are available for its future concession locations.

Legal Proceedings

Effective October 2014, XpresSpa terminated its former ACDBE partner, Cordial Endeavor Concessions of Atlanta, LLC (“Cordial”), in its Atlanta Terminal A (and future Terminals D, E and F) store locations. Among other things, XpresSpa alleged that Cordial failed to meet a material post-closing condition in the purchase agreement between Cordial and XpresSpa. Cordial filed a series of complaints with the City of Atlanta, both before and after the termination, in which Cordial alleged, among other things, that the termination was not valid and that XpresSpa unlawfully retaliated against Cordial when Cordial raised concerns about the joint venture. In response to the numerous complaints it received from Cordial, the City of Atlanta required the parties to engage in two mediations, both of which were unsuccessful. After the termination of the relationship with Cordial, XpresSpa sought to substitute two new Airport Concession Disadvantaged Business Enterprise (“ACDBE”) partners in place of Cordial. In April 2015 Cordial filed a complaint with the FAA (which oversees the City of Atlanta with regard to airport ACDBE programs) and successfully obtained a ruling, issued in December 2015, which mandated that the City of Atlanta review XpresSpa’s request to substitute new partners in lieu of Cordial and Cordial’s claims of retaliation. In response to the FAA ruling, pursuant to a corrective action plan (the “CAP”) approved by the FAA, the City of Atlanta held two hearings on February 16 and 26, 2016 and ruled in favor of XpresSpa on both issues. Cordial submitted a further complaint to the FAA claiming that the City of Atlanta was biased against Cordial and that the City of Atlanta’s decision was wrong. In August 2016, the parties met with the FAA. On October 4, 2016 the FAA issued a letter in which it determined that the City was not fully in compliance with the CAP, and that corrective action must be taken including, but not limited to, requiring the City to: retract its decisions in favor of XpresSpa; obligate XpresSpa and Cordial to undergo further hearings before an independent third party arbiter; perform an audit of the joint venture to determine funds potentially due from XpresSpa to Cordial and ensure payment. By letter dated October 17, 2016, the City objected to the FAA’s determination on numerous grounds. By letter dated October 19, 2015, XpresSpa presented its objections to the FAA as well. The status of this matter remains pending.

In March 2014, four former XpresSpa employees who worked at XpresSpa locations in John F. Kennedy International Airport and LaGuardia Airport filed a putative class and collective action wage-hour litigation in the

U.S. District Court, Eastern District of New York. In re Chen et al., CV 15-1347 (E.D.N.Y.). Plaintiffs claim that they and other spa technicians around the country were misclassified as exempt commissioned salespersons under Section 7(i) of the federal Fair Labor Standards Act (“FLSA”). Plaintiffs also assert class claims for unpaid overtime on behalf of New York spa technicians under the New York Labor Law, and discriminatory employment practices under New York State and City laws. On July 1, 2015, the plaintiffs moved to have the court authorize notice of the FLSA misclassification claim sent to all employees in the spa technician job classification at XpresSpa locations around the country in the last three years. Defendants opposed the motion. On February 16, 2016, the Magistrate Judge assigned to the case issued a Report & Recommendation, recommending that the District Court Judge grant the plaintiffs’ motion. On March 1, 2016, the defendants filed Opposition to the Magistrate Judge’s Report & Recommendation, arguing that the District Court Judge should reject the Magistrate Judge’s findings. On September 23, 2016 the court ruled in favor of the plaintiffs and conditionally certified the class. A notice to class-members is now being negotiated by the parties, and is expected to be distributed in early November.

In July 2016, Amiral brought a preliminary relief proceeding in Amsterdam against XpresSpa Europe B.V. by filing a Petition for Prejudgement Attachment of Assets of a Debtor Not Domiciled in the Netherlands. This proceeding relates to the proposed acquisition by Amiral of XpresSpa Europe B.V., which owns XpresSpa’s Dubai and Amsterdam stores, from XpresSpa International Holdings LLC (“XpresSpa International”). In its petition, Amiral sought to seize the shares in XpresSpa Europe B.V. On a preliminary basis, the District Court in Amsterdam has granted the petition without hearing from XpresSpa International. On July 29, 2016, Amiral levied a preservative attachment over the shares in XpresSpa Europe B.V. stating that it intends to bring a suit against XpresSpa International to continue the negotiations, complete the transaction and transfer the shares in XpresSpa Europe B.V. to Amiral. Amiral had to initiate an action against XpresSpa International within forty-two days after the attachment was levied, failing which the seizure will automatically expire. On September 1, 2016, the District Court in Amsterdam granted Amiral an extension to file an action. On October 6, 2016, Amiral filed a request for arbitration with the Nederlands Arbitrage Instituut (NAI) in the Netherlands against XpresSpa International related to the alleged transfer of the shares of XpresSpa Europe B.V. to Amiral. On October 7, 2016, Amiral also initiated proceedings before the Dutch court to the same effect for the event that an arbitration agreement is held to be lacking. If Amiral is successful in the proceedings on the merits, the seizure may affect FORM’s acquisition of XpresSpa’s Dubai and Amsterdam stores but is unlikely to effect the closing of the Merger.

In August 2016, Amiral filed a complaint for breach of contract against XpresSpa related to a potential strategic transaction between Amiral and XpresSpa. Amiral Holdings SAS v. XpresSpa Holdings LLC et al., Supreme Court of the State of New York, County of New York (Index No. 654051/2016). Among other things, Amiral seeks specific performance relating to the contract; an injunction prohibiting the defendants from entering into, or consummating a competing transaction; and a declaration with respect to Amiral’s right of first refusal and certain related matters. On October 4, 2016, Amiral filed an amended complaint and motion for a preliminary injunction. On October 14, 2016, XpresSpa filed its response to Amiral’s motion, and on October 20, 2016 Amiral filed a reply brief. A hearing on the preliminary injunction has been scheduled for December 5, 2016, although this date is subject to change by the court. If Amiral is successful in this lawsuit or its motion for a preliminary injunction, the completion of the Merger could be delayed or the Merger Agreement could be terminated.

In addition, two complaints filed against XpresSpa with the Equal Employment Opportunity Commission (“EEOC”) for unlawful termination of employment and discriminatory employment practices were dismissed by the EEOC, and 90-day right-to-sue letters were issued on August 12, 2016 and September 20, 2016, respectively. XpresSpa does not believe that these claims will have a material adverse impact on XpresSpa’s business.

Corporate Information

XpresSpa is headquartered in New York, New York and was formed in 2012; its predecessor was incorporated in New York in 2000. XpresSpa’s principal offices are located at 3 East 54th Street, 9th Floor, New York, New York 10022 and its telephone number is (212) 750-9595. XpresSpa’s principal website is www.xpresspa.com. The information on or that can be accessed through XpresSpa’s website is not part of this proxy statement/prospectus.

XPRESSPA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion of XpresSpa’s financial condition and results of operations should be read together with the consolidated financial statements and notes contained elsewhere in this proxy statement/prospectus. Certain statements in this section and other sections are forward-looking. While XpresSpa believes these statements are accurate, XpresSpa’s business is dependent on many factors, some of which are discussed in the sections entitled “Risk Factors” and “XpresSpa’s Business.” Many of these factors are beyond XpresSpa’s control and any of these and other factors could cause actual results to differ materially from the forward-looking statements made in this proxy statement/prospectus. See the section entitled “Risk Factors” for further information regarding these factors. XpresSpa undertakes no obligation to release publicly the results of any revisions to the statements contained in this report to reflect events or circumstances that occur subsequent to the date of this proxy statement/prospectus.

Overview and Plan of Operations

As a result of increased security requirements at airports, travelers are spending more time at the airport before their flights, and are often dealing with stressful security lines. In addition, airport travelers frequently are subjected to increased downtime from delays from congested airports, inclement weather conditions and cancelled flights. XpresSpa was developed to address the stress and idle time spent at the airport, allowing travelers to spend this time productively, by relaxing and focusing on personal care and wellness.

XpresSpa is the country’s leading airport retailer of spa services and related products, and also sells spa products through its internet site. Services and products include:

•	Massage services for the neck, back, feet and whole body;
•	Nail care, such as pedicures, manicures and polish changes;
•	Beauty care services such as waxing and facials;
•	Hair care, such as hair cuts and blow outs;
•	Spa products such as massagers, lotions and aromatherapy aids; and
•	Travel products such as neck pillows and eye masks.

XpresSpa’s financial operating results for the period from January 1, 2015 through December 31, 2015 and January 1, 2016 through June 30, 2016 reflect the activities outlined above, which activities are discussed in further detail in the section of this prospectus captioned “XpresSpa’s Business.”

XpresSpa’s plan of operation for the foreseeable future will be to:

•	continue operation of spas in airports;
•	maximize revenues at existing airport locations;
•	secure new airport locations; and
•	optimize its retail product offerings.

On August 8, 2016, XpresSpa entered into the Merger Agreement with XpresSpa, Merger Sub and the Representative.

Formation

XpresSpa’s predecessor was formed under the laws of the state of New York on September 21, 2000, as Binn & Partners, LLC, and began operations on March 31, 2003, doing business as Feet First. On November 4, 2004, Binn & Partners, LLC began doing business as XpresSpa. Binn & Partners, LLC contributed substantially all of its assets and liabilities to XpresSpa in 2012.

XpresSpa has grown substantially over the years. Its first location opened in February 2004 in New York’s John F. Kennedy International Airport, Terminal 1. At the time of the initial investment in 2012 by an investment vehicle advised by Mistral, XpresSpa operated 36 locations at 14 airports and 29 terminals. As of October 18, 2016, XpresSpa operated 51 locations in 44 terminals and 21 airports in three countries.

XpresSpa has professionalized its operations since its inception and employs a wide variety of sophisticated systems and processes that enhance its ability to compete in the complex and demanding airport retail industry. These include bespoke labor management processes, scheduling and sales performance methodologies, well developed relationships with an international network of product suppliers, and long-standing airport construction partnerships. XpresSpa’s robust infrastructure, its reputation with air travelers from across the globe, and its ability to produce consistent operating income for airport retail authorities are the foundation for its expansion and growth.

Results of Operations

Six-month period ended June 30, 2016 compared to the six-month period ended June 30, 2015

Revenue

	Six months ended June 30,
	2016	2015	Change
Services	$16,935,000	$16,303,000	$632,000
Product sales	3,536,000	2,746,000	790,000
Total Revenue	$20,471,000	$19,049,000	$1,422,000

XpresSpa generates revenue through the sale of spa services and related products. During the six-month period ended June 30, 2016, XpresSpa recorded total revenue of $20,471,000, which represents an increase of $1,422,000 (or 7.5%) as compared to $19,049,000 recorded in the six-month period ended June 30, 2015. The increase was attributable to each of XpresSpa’s service and product sales, which increased by 3.9% and 28.7%, respectively. The increase in product sales was the result of maintaining proper inventory supply in XpresSpa’s key product offering, primarily pillows and blankets, which were often sold out during 2015.

Cost of revenues

	Six months ended June 30,
	2016	2015	Change
Services	$13,629,000	$12,333,000	$1,296,000
Product sales	1,206,000	1,126,000	80,000
Total Cost of Revenue	$14,835,000	$13,459,000	$1,376,000

XpresSpa incurs cost of goods sold through its offering of spa services and product sales. During the six-month period ended June 30, 2016, XpresSpa recorded total cost of goods sold of $14,835,000, which mainly represents the costs of spa services provided during the period. Cost of Revenues – Services increased as a percentage of Revenues – Services to 80.5% during the six-month period ended June 30, 2016 from 75.6% in the comparable period in 2015, primarily as a result of increases in insurance and workers compensation expenses. Cost of Revenues – Product sales decreased as a percentage of Revenues – Product sales to 34.1% during the six-month period ended June 30, 2016 from 41.0% in the comparable period in 2015 primarily as a result of the shift in product sales mix to lower cost pillows and blankets. XpresSpa expects the cost of revenues to increase over time as XpresSpa’s services and product sales increase.

Selling, General and Administrative Expenses

	Six months ended June 30,
	2016	2015	Change
Selling, general and administrative expenses	$8,794,000	$9,172,000	$(378,000)

During the six-month period ended June 30, 2016, XpresSpa recorded selling, general and administrative expenses of $8,794,000 compared to $9,172,000 in the comparable period in 2015, a decrease of $378,000 or 4.1%. Selling, general and administrative expenses are comprised primarily of the personnel costs related to salaries of regional spa management and headquarters support staff and consultants, professional fees, including legal, accounting, lease acquisition and other services and travel expenses. The decrease is principally due to lower personnel costs at the company’s headquarters. We expect selling, general and administrative expenses to decrease over time as we expect to derive synergies from the acquisition by FORM.

Loss on disposal of property and equipment

	Six months ended June 30,
	2016	2015	Change
Loss on disposal of property and equipment	$(70,973)	$0	$(70,973)

During the six-month period ended June 30, 2016, XpresSpa recorded loss on disposal of property and equipment of $70,973 compared to $0 in the comparable period in 2015, a increase of $70,973 or 100%. The loss is related to XpresSpa’s closure of certain retail spa locations as a result of airport terminal renovations and lease expirations.

Other Expenses

	Six months ended June 30,
	2016	2015	Change
Other expenses	$(473,000)	$(217,000)	$(256,000)

During the six-month period ended June 30, 2016, XpresSpa recorded other expense of $473,000 compared to $217,000 in the comparable period in 2015, an increase of $256,000 or 118.0%. The increase is principally interest expense related to higher borrowing costs, amortization of deferred finance charges and the write-off of previously capitalized finance charges, all in relation to the early repayment of the company’s pre-existing bank debt, which was replaced by a promissory note in April 2015.

Results of Operations

Year ended December 31, 2015 compared to the year ended December 31, 2014

Revenue

XpresSpa generates revenue through the sale of spa services and related products.

	2015	2014	Change
Services	$32,457,000	$32,045,000	$412,000
Product sales	6,386,000	5,301,000	1,085,000
Total Revenue	$38,843,000	$37,346,000	$1,497,000

During the twelve-month period ended December 31, 2015, XpresSpa recorded total revenue of $38,843,000, which represents an increase of $1,497,000, or 4.0%, as compared to $37,346,000 recorded in the twelve-month period ended December 31, 2014. The increase was attributable to each of XpresSpa’s service and product sales, which increased by 1.3% and 20.5%, respectively. The significant increase in product sales was the result of maintaining proper inventory supply in XpresSpa’s key product offering, primarily pillows and blankets, which were often sold out during the last half of 2014 and the first half of 2015.

Cost of revenues

XpresSpa incurs cost of revenues and goods sold through its offering of spa services and product sales.

	2015	2014	Change
Services	25,110,000	23,711,000	1,399,000
Product sales	2,559,000	1,846,000	713,000
Total Cost of Revenues	27,669,000	25,557,000	2,112,000

During the twelve-month period ended December 31, 2015, XpresSpa recorded total cost of revenues of $27,669,000, which primarily represents the cost of labor associated with providing spa services during the period. Cost of Revenues – Services increased as a percentage of Revenues – Services to 77.4% during the twelve-month period ended December 31, 2015 from 74.0% in the comparable period in 2014, primarily as a result of the decision to offer health benefits to spa staff beginning in 2015. Cost of Revenues – Product sales increased as a percentage of Revenues – Product sales to 40.1% during the twelve-month period ended December 31, 2015 from 34.8% in the comparable period in 2014 primarily as a result of the shift in product sales mix away from lower cost pillows and blankets due to inventory shortages. XpresSpa expects the cost of revenues to increase over time as XpresSpa’s services and product sales increases.

Selling, General and Administrative Expenses

	2015	2014	Change
Selling, general and administrative expenses	$18,452,000	$15,669,000	$2,783,000

During the twelve-month period ended December 31, 2015, XpresSpa recorded selling, general and administrative expenses of $18,452,000 compared to $15,669,000 in the comparable period in 2014, an increase of $2,783,000 or 17.8%. Selling, general and administrative expenses are comprised primarily of the personnel costs related to salaries of regional spa management and headquarters support staff and consultants, professional fees including legal, accounting, lease acquisition and other services and travel expenses. The increase is principally due to the introduction of a regional spa management team in 2015 to decentralize management of the growing network of spa locations. Professional fees, including legal, accounting and outside consultants, also increased as a result of the growing complexity of the business and certain legal matters.

Loss on Disposal of Property and Equipment

	2015	2014	Change
Loss on disposal of property and equipment	$(122,000)	$(768,000)	$646,000

During the twelve-month period ended December 31, 2015, XpresSpa recorded a loss on disposal of property and equipment of $122,000 compared to $768,000 in the comparable period in 2014, a decrease of $646,000 or 84.1%. XpresSpa records a loss on the disposal of property and equipment when spa locations are closed prior to lease expiration, primarily due to airport terminal renovations. The remaining undepreciated cost of property and equipment related to such spas is recognized as a loss.

Other Expenses

	2015	2014	Change
Other expenses	$(668,000)	$(241,000)	$(427,000)

During the twelve-month period ended December 31, 2015, XpresSpa recorded other expense of $668,000 compared to $241,000 in the comparable period in 2014, an increase of $427,000 or 177.9%. The increase is principally interest expense related to higher borrowing costs, amortization of deferred finance charges and the write-off of previously capitalized finance charges, all in relation to the early repayment of the company’s pre-existing bank debt, which was replaced by a promissory note in April 2015.

Liquidity and Capital Resources

XpresSpa requires, and expects for the foreseeable future that it will continue to require, significant amounts of capital to support its operations to build new airport stores.

On April 22, 2015, XpresSpa entered into a credit agreement and secured promissory note with a member. This credit facility replaced XpresSpa’s pre-existing bank debt and provided for additional working capital. The credit agreement initially provided for interest on the outstanding principal of the loan at a rate per annum of 12%. The credit facility is secured by substantially all of the assets of XpresSpa, had an outstanding principal balance of $6,000,000 at December 31, 2015 and matures on April 22, 2017. On August 8, 2016, the secured promissory note was amended from $6,000,000 to $6,500,000 and the maturity date was extended from April 22, 2017 to May 1, 2018, with an additional one-year extension if both XpresSpa and the member consent to such extension. The interest on the secured promissory note was amended from 10% to 9.24% per annum, payable monthly, plus 2% per annum.

During 2015, under the terms of a Membership Interest Purchase Agreement (the “MIPA”), XpresSpa authorized the sale and issuance of 7,000,000 Series A preferred units at a purchase price of $1 per unit to the members of XpresSpa. XpresSpa received cash proceeds of $6,999,110. Also during 2015, under the terms of a MIPA, XpresSpa authorized the sale and issuance of 3,000,000 Series B preferred units at a purchase price of $1 per unit to the members of XpresSpa. Under this agreement, these units were sold in stages. In the first stage, XpresSpa sold 1,500,000 Series B preferred units and received cash proceeds of $1,500,000. In the second stage, XpresSpa sold 1,000,000 Series B preferred units and received cash proceeds of $1,000,000. In the third stage, XpresSpa sold 250,000 Series B preferred units in April 2016 and received cash proceeds of $250,000.

In January 2016, under the terms of a MIPA, the Company authorized the sale and issuance of 500,000 Series B preferred units at a purchase price of $1 per unit to a member of the Company. The Company received cash proceeds of $500,000.

In April 2016, the Company entered into a loan and security agreement with a lender. The loan is for a maximum of $1,000,000 and is secured by certain assets of the Company. The Company received cash proceeds of $1,000,000 to be used for working capital.

In August 2016, the Company authorized and issued, and FORM irrevocably subscribed for and agreed to purchase, 1,733,826 Series C preferred units, at a per unit purchase price of $1.00, for an aggregate purchase price of $1,733,826. The Company received such cash proceeds in August 2016.

In connection with the Merger, the secured promissory note will remain outstanding as an obligation of XpresSpa.

Working Capital and Capital Expenditure Needs

As of June 30, 2016, XpresSpa had cash of $3,115,000, of which $634,000 was restricted. For the period of January 1, 2016 through June 30, 2016, XpresSpa used $1,252,000 of net cash to fund the buildout of new locations. As of December 31, 2015, XpresSpa had cash of $4,812,000, of which $634,000 was restricted. For the period of January 1, 2015 through December 31, 2015, XpresSpa used $4,269,000 of cash to fund the buildout of new locations. However, changes in operating plans, increased expenses, additional airport lease build-outs or other events XpresSpa may pursue could result in additional financing required in the future.

Contractual Obligations

XpresSpa is contractually obligated to its landlords to pay minimum monthly guaranteed rents for the life of a location’s lease. Other than this contractual obligation, XpresSpa has no other material contractual obligations.

Off Balance Sheet Transactions

XpresSpa is not party to any off balance sheet transactions other than letters of credit of $1,180,000 and $569,000 as of December 31, 2015 and June 30, 2016, extended to some airport authorities as security and construction deposits for locations. These letters of credit are collateralized by restricted cash. XpresSpa has no guarantees or obligations other than those which arise out of normal business operations.

Non-GAAP Measures

XpresSpa uses GAAP and non-GAAP measurements to assess the trends in its business. Items XpresSpa reviews on an ongoing basis are revenues, Comp Store Sales (which it defines as sales from stores opened longer than a year compared to the same period sales of those stores a year ago), store contribution margins, and number of transactions (which is a way to measure traffic in spas). In addition, XpresSpa monitors stores’ performance compared to its model store metrics to ensure that it is consistently opening spas that have the same or similar return dynamics as historical stores. XpresSpa believes the trends exhibited by its business are strong and substantiate its continued investment in additional locations and infrastructure.

MANAGEMENT OF FORM FOLLOWING THE MERGER

Executive Officers and Directors

Executive Officers and Directors of FORM Following the Merger

The FORM board of directors is currently composed of six directors. Pursuant to the Merger Agreement, following the completion of the Merger, the board of directors of FORM will be composed of seven directors, Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein and Richard J. Abbe, of whom are currently directors of FORM and Andrew R. Heyer who is currently a member of the board of directors of XpresSpa.

The following table lists the names, ages as of October 18, 2016, and positions of the individuals who are expected to serve as executive officers and directors of FORM upon completion of the Merger:

Name	Age	Position
Andrew D. Perlman	38	Chief Executive Officer and Director(1)
Anastasia Nyrkovskaya	39	Chief Financial Officer and Treasurer
Clifford Weinstein	34	Executive Vice President and President of FLI Charge
Darin White	50	President of Group Mobile
Edward Jankowski	63	Senior Vice President and Chief Executive Officer of XpresSpa
John Engelman	60	Director(1)
Donald E. Stout	70	Director(1)
Salvatore Giardina	54	Director(1)
Bruce T. Bernstein	52	Director(1)
Richard K. Abbe	45	Director(1)
Andrew R. Heyer	59	Director(2)

(1)	Director nominee.
(2)	Expected to be the designee of the holders of FORM preferred stock in the event the Merger is consummated.

Andrew D. Perlman has served as FORM’s Chief Executive Officer since March 2012, as its President from April 2010 to July 2012 and as a member of its board of directors since September 2009. From February 2009 to March 2010, Mr. Perlman served as Vice President of Global Digital Business Development at EMI Music Group (“EMI”), where he was responsible for leading distribution deals with digital partners for EMI’s music and video content. From May 2007 to February 2009, Mr. Perlman was the General Manager of FORM’s operations in the United States and also served as its Senior Vice President Content & Community, in which he led its content and social community partnerships. From June 2005 to May 2007, Mr. Perlman was Senior Vice President of Digital Media at Classic Media, Inc. (“Classic Media”), a global media company with a portfolio of kids, family and pop-culture entertainment brands. In his position with Classic Media, Mr. Perlman led the company’s partnerships across video gaming, online and mobile distribution. From June 2001 to May 2005, Mr. Perlman served as General Manager for the Rights Group, LLC and its predecessors, a mobile content, marketing and mobile fan club company, where he oversaw mobile marketing campaigns for major international brands such as Visa and Pepsi, and such artists as Britney Spears and Justin Timberlake. Mr. Perlman holds a Bachelor of Arts (“B.A.”) in Business Administration from the School of Business and Public Management at The George Washington University.

FORM believes Mr. Perlman’s prior experience in licensing intellectual property and deal structuring qualifies him to serve on its board of directors. His additional experience and insights gained over the past six years at FORM are a significant contribution to the company and the board of directors.

Anastasia Nyrkovskaya joined FORM in May 2013 as its Chief Financial Officer. Ms. Nyrkovskaya oversees all aspects of the finance and accounting functions, including: SEC and internal financial reporting, budgeting and forecasting, mergers and acquisitions and business integrations, tax planning and reporting, human resources, and operational matters. Prior to joining FORM, from 2006, Ms. Nyrkovskaya served as Vice President and Assistant Global Controller and Vice President, Corporate Finance and Business Development at NBCUniversal Media, LLC (“NBCUniversal Media”). She was responsible for technical accounting areas, policies and internal controls. She also structured merger and acquisition transactions, partnerships, joint ventures and dispositions, as well as debt activities and restructurings. From 1998 to 2006, Ms. Nyrkovskaya served in the Audit and Assurance practice at KPMG LLP. Ms. Nyrkovskaya is a Certified Public Accountant and received an advanced degree in economics and business administration from Moscow State University of Publishing and Printing Arts.

Clifford Weinstein has served as the Executive Vice President of FORM since March 2012 and President of FLI Charge since late 2015. Mr. Weinstein is responsible for FORM’s mergers and acquisitions (“M&A”) and capital market strategy as well as being primarily responsible for the FLI Charge business verticle. From 2003 to 2012, Mr. Weinstein was a partner and Senior Vice President of Institutional Sales at Maxim Group, an investment banking, securities and wealth management firm. Mr. Weinstein received his B.A. from Fordham University.

Darin White has served as Group Mobile’s President since May 2016. From 2008 to 2016, Mr. White was the Senior Southeastern Regional Sales Manager for the Enterprise Division of Getac USA. In this position he was responsible for over $100M in Net New Revenues for the company in seven years. Mr. White was also in charge of complete management, development of channels, sales strategies and revenues for ten states encompassing the SE Region. From December 2007 to November 2008, Mr. White was the SE Regional Sales Manager for General Dynamics Itronix. There, he focused on Public Safety and Commercial Rugged Mobility Applications, expended sales channel 200%, achieved $4M in total sales and 300% quota and led product and marketing development strategies. From July 2003 to December 2007, Mr. White served as Managing Director for Virtual Mobile Technologies LLC., where he was responsible for Independent Sales and Marketing Organization specializing in Mobility and Technology Solutions for Aviation and Transportation, Manufacturing and Logistics, Public Sector and Oil and Oil and Gas markets respectfully. From July 2003 to July 2006, Mr. White was the VP Sales Strategic Markets- Salaried Excusive Contractor at ICM. In this role, he provided sales revenue for ICM from providing Fortune 500 organizations with consulting services, Rugged Hardware, communications and mobility solutions. Mr. White is an army veteran having served in the United States Army Corps of Engineers from 1987 to 1988.

Edward Jankowski has served as XpresSpa’s Chief Executive Officer since June 2016 and as a member of its Board of Directors since May 2015. From 2012 to 2016, Mr. Jankowski was the Vice President and General Manager of Luxury Retail at Luxottica, where he oversaw the Ilori and Optical Shop of Aspen and Persol retail stores, as well as the development of a go-forward Luxury Retail model for future expansion. From 2007 to 2012, Mr. Jankowski was Senior Vice President and General Manager for Godiva Chocolatier, responsible for the $400 million North America multi-channel business, consisting of 240 retail stores, 2,000 plus wholesale doors and direct and interactive business. From 2001 to 2007, Mr. Jankowski was the Chief Operating Officer of Safilo Group’s Solstice sunglasses stores, where he opened 120 stores, oversaw store operations, merchandising, finance, planning/distribution, marketing and communications, loss prevention, real estate, visual and store design/development/construction. From 1999 to 2001, Mr. Jankowski was the President of Airport Shops Division of World Duty Free Americas, a division of B.A.A. While there, he was a member of the Senior Executive Committee, with responsibility for the $120 million Airport Division. He managed 85 retail stores throughout the United States, Bermuda and Puerto Rico in the Duty Free Fragrance, Cosmetics, Luxury Specialty and News and Gift retail business. From 1993 to 1999, Mr. Jankowski served as the Vice President/Director of Stores for Liz Claiborne. During this time, he was a member of the Retail Executive Committee and led execution of business strategies, sales results and store profit. Prior to his position at Liz Claiborne, Mr. Jankowski held other significant leadership positions, such as, District Manager at Casual Corner from 1978 to 1980, District Manager at Atherton Industries from 1980 to 1985, District Manager, Reginal Manager and eventually Vice President/Director of Stores at Woman’s World from 1985 to 1990 and as Reginal Vice President at Ganto’s from 1990 to 1993. Mr. Jankowski began his career in 1975 as an Executive Trainee for R.H. Macy’s. Mr. Jankowski currently serves on the Board of Directors of XpresSpa, the Accessories Council, FIT Accessories Advisory and the Elizabeth Carter Beach Association. Mr. Jankowski was formerly a member of the LIM Advisory Board. Mr. Jankowski received his B.Sc. in management and commerce marketing from Rider University.

John Engelman has been a FORM director since December 2010. Mr. Engelman also serves as an independent director of Hemisphere Media Group, Inc., a publically traded Hispanic media company that owns and operates television stations and cable networks in the United States, Puerto Rico and Latin America. Mr. Engelman was a co-founder of Classic Media, Inc. (“Classic Media”), a global media company specializing in family and children’s entertainment where he served as co-chief executive officer until 2012. During that time, he launched television and consumer products driven brands based on iconic entertainment properties such as Lassie, Casper the Friendly Ghost, Frosty the Snowman and Bullwinkle and Rocky. Mr. Engelman developed monetization strategies and oversaw the roll up of intellectual property assets from diverse rights holders. In August 2012, Classic Media was acquired by DreamWorks Animation SKG where Mr. Engelman currently co-heads the DreamWorks Classics division. From 2007 to 2009, Mr. Engelman was co-chief executive officer of Boomerang Media, Inc. (“Boomerang Media”), an acquisition company controlled by GTCR Golder Rauner. From 1997 to 2001, he was an operating partner with Pegasus Capital Advisors and a managing director of Brener International Group, LLC. From 1991 to 1996, Mr. Engelman was President of Broadway Video, Inc., a producer of live television and motion pictures. He began his career as a partner at the Los Angeles law firm of Irell & Manella. Mr. Engelman has a J.D. from Harvard Law School and a B.A. in Government from Harvard College.

FORM believes Mr. Engelman’s experience in the media and entertainment industries qualifies him to serve on its board of directors. His experience gained both as an executive at Classic Media and Boomerang Media are contributions to it and the board of directors.

Donald E. Stout has been a FORM director since July 19, 2012 and was a director of Innovate/Protect from November 7, 2011 through the consummation of the merger with FORM. In a career spanning over forty years, Mr. Stout has been involved in virtually all facets of intellectual property law. Mr. Stout is a partner at a law firm Fitch, Even, Tabin & Flannery LLP since 2015 and he had been a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP from 1982 to 2015. As an attorney in private practice, Mr. Stout has focused on litigation, licensing and representation of clients before the United States Patent and Trademark Office (“USPTO”) in diverse technological areas. From 1971 to 1972, Mr. Stout worked as a law clerk for two members of the USPTO Board of Appeals and, from 1968 to 1972. Mr. Stout was an assistant examiner at the USPTO, where he focused on patent applications covering radio and television technologies. Mr. Stout has written and prosecuted hundreds of patent applications in diverse technologies, rendered opinions on patent infringement and validity, and has testified as an expert witness regarding obtaining and prosecuting patents. Mr. Stout is also the co-founder of NTP Inc., which licensed Research in Motion (RIM), the maker of the Blackberry handheld devices, for $612.5 million to settle a patent infringement action. Mr. Stout also serves on the Board of Directors of Tessera Technologies, Inc. (TSRA). Mr. Stout is a member of the bars of the District of Columbia and Virginia, and is admitted to practice before the Supreme Court of the United States, the Court of Appeals for the Federal Circuit and the USPTO. Mr. Stout holds a Bachelor’s degree in Electrical Engineering, with distinction, from Pennsylvania State University, and a J.D., with honors, from The George Washington University.

FORM believes Mr. Stout’s experience in intellectual property law qualifies him to serve on its board of directors.

Salvatore Giardina joined FORM board of directors on May 23, 2016. Mr. Giardina has served as Chief Financial Officer of Pragma Securities LLC and its holding company, Pragma Weeden Holdings LLC, since 2009. From 2006 through 2008, Mr. Giardina served as S.V.P. and Chief Financial Officer of G-Trade Services LLC and ConvergEx Global Markets LLC. From 2002 through 2006, Mr. Giardina served as Vice President and Chief Financial Officer of Ladenburg Thalmann Financial Services Inc., the publicly-traded holding company of Ladenburg Thalmann & Co., Inc., where Mr. Giardina served as its Executive Vice President and Chief Financial Officer from 1998 through 2006 and as its Controller from 1990 through 1998. From 1983 through 1990, Mr. Giardina was an auditor with the national public accounting firm of Laventhol & Horwath. Mr. Giardina is also a director of National Holdings Corporation where he has served since 2012 and has been the chairman of its Audit Committee since 2013. Mr. Giardina is a certified public accountant and is Series 24 and Series 27 registered.

FORM believes Mr. Giardina’s extensive financial expertise and his practical and management experience qualifies him to serve on its board of directors and as a member and the chairperson of the audit committee of its board of directors.

Bruce T. Bernstein joined FORM board of directors on February 8, 2016. Mr. Bernstein has over thirty years of experience in the securities industry, primarily as senior portfolio manager for two alternative finance funds as well as in trading and structuring of arbitrage strategies. Mr. Bernstein has served as President of Rockmore Capital, LLC since 2006, the manager of a direct investment and lending fund with peak assets under management of $140 million. Previously, he served as Co-President of Omicron Capital, LP, an investment firm based in New York, which he joined in 2001. Omicron Capital focused on direct investing and lending to public small cap companies and had peak assets under management of $260 million. Prior to joining Omicron Capital, Mr. Bernstein was with Fortis Investments Inc., where he was Senior Vice President in the bank’s Global Securities Arbitrage business unit, specializing in equity structured products and equity arbitrage and then President in charge of the bank’s proprietary investment business in the United States. Prior to Fortis, Mr. Bernstein was Director in the Equity Derivatives Group at Nomura Securities International specializing in cross-border tax arbitrage, domestic equity arbitrage and structured equity swaps. Mr. Bernstein started his career at Kidder Peabody, where he rose to the level of Assistant Treasurer. Mr. Bernstein also serves as a member of the Board of Directors of XpresSpa Holdings, the leading airport spa company in the world, based in New York. Mr. Bernstein is also a member of the board of Summit Digital Health, a laser based blood glucose monitor distributor, based in New Jersey. Mr. Bernstein holds a B.B.A. from City University of New York (Baruch).

FORM believes Mr. Bernstein’s extensive experience in the securities industry qualifies him to serve on its board of directors.

Richard K. Abbe joined FORM board of directors on March 9, 2016. Mr. Abbe is the Co-founder and is a Principal and Managing Partner of Iroquois Capital Management, LLC, the Investment Advisor to Iroquois Capital LP and Iroquois Capital (offshore) Ltd. Mr. Abbe has served as Co-Chief Investment Officer of Iroquois Capital since its inception in 2003. Previously, Mr. Abbe co-founded and served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to that, he was employed by Lehman Brothers and served as Senior Managing Director at Gruntal & Company, LLC, where he also served on the firm’s Board of Directors. Mr. Abbe also previously served as Founding Partner at Hampshire Securities. He currently serves on the investment committee of Hobart and William Smith Colleges endowment Fund.

FORM believes Mr. Abbe’s extensive experience in the securities industry qualifies him to serve on its board of directors.

Andrew R. Heyer is the Chief Executive Officer and founder of Mistral Capital Management, LLC, a private equity fund manager. Prior to founding Mistral, he served as a Founding Managing Partner of Trimaran Capital Partners, L.L.C. Mr. Heyer was formerly a Vice Chairman of CIBC World Markets Corp. and co-head of CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. Before Argosy, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and previous to that, he worked at Shearman/American Express. Mr. Heyer serves as a director of Jamba, Inc. and The Hain Celestial Group, both of which are publicly traded companies. He also serves on the boards of Mistral’s portfolio companies. Mr. Heyer also serves as a member of the Executive Committee and Board of Trustees of the University of Pennsylvania and the University of Pennsylvania Health System.

Composition of the Board and Director Independence

The board of directors of FORM is currently comprised of six directors. Following the completion of the Merger, FORM is initially expected to have a seven member board of directors, comprised of Andrew D. Perlman, John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein and Richard J. Abbe, all of whom are currently members of the FORM board of directors, and Andrew R. Heyer, who is currently a member of the XpresSpa board of directors.

Each of John Engelman, Donald E. Stout, Salvatore Giardina, Bruce T. Bernstein, Andrew R. Heyer, and Richard K. Abbe will be deemed “independent” in accordance with the standards set by The NASDAQ Capital Market. Each of Messrs. Engelman, Stout, Giardina, Bernstein and Abbe will also be deemed “independent” in accordance with Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, the board of directors of FORM will be comprised of a majority of independent directors as required by The NASDAQ Capital Market.

Committees of the Board of Directors

FORM has established three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the FORM board of directors, and which is available on FORM’s website at www.formholdings.com/corp_governance. It is expected that the following appointments will be made following completion of the Merger:

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Richard K. Abbe
Bruce T. Bernstein	Member	Chairperson	Member
John Engelman
Salvatore Giardina	Chairperson
Andrew R. Heyer
Andrew D. Perlman
Donald E. Stout	Member	Member	Member

Compensation Committee

FORM’s board of directors has established a Compensation Committee.

The Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing, approving and making recommendations regarding FORM’s compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to its success. The Compensation Committee also administers the 2012 Plan and the 2006 Stock Option Plan (the “2006 Plan”). The Compensation Committee is responsible for the determination of the compensation of FORM’s Chief Executive Officer, and shall conduct its decision making process with respect to that issue without the Chief Executive Officer present, and establishment and reviewing general compensation policies with the objective of attracting and retaining superior talent, rewarding individual performance and achieving its financial goals. The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. During fiscal year 2015, the Compensation Committee did not engage third party compensation consultants.

Audit Committee

The FORM board of directors has established an Audit Committee. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of its independent registered public accounting firm. In addition, the Audit Committee reviews FORM’s annual and quarterly financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The board of directors has determined that both Messrs. Giardina and Bernstein are “audit committee financial experts,” as defined by the SEC in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee

The FORM board of directors has established a Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee’s role and responsibilities are set forth in the Nominating Committee’s written charter and is authorized to:

•	identify and nominate members of the board of directors;
•	oversee the evaluation of the board of directors and management;
•	develop and recommend corporate governance guidelines to the board of directors;
•	evaluate the performance of the members of the board of directors;
•	make recommendations to the board of directors as to the structure, composition and functioning of the board of directors and its committees.

FORM has no formal policy regarding board diversity. FORM’s Nominating and Corporate Governance Committee and board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. FORM’s Nominating and Corporate Governance Committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of FORM’s stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to FORM’s growth strategy.

All members of the Nominating and Corporate Governance Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market. In addition, under FORM’s current corporate governance policies, the Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which it operates, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources.

Board Leadership Structure, Executive Sessions of Non-Management Directors

Mr. Perlman currently serves as FORM’s Chief Executive Officer and leads all meetings of the board of directors. If the board of directors convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. FORM does not currently have a chairman or lead independent director and believes that this current board structure is the appropriate structure.

Risk Oversight

The board of directors oversees FORM’s business and considers the risks associated with its business strategy and decisions. The board of directors currently implements its risk oversight function as a whole. The committees also provide risk oversight and report any material risks to the board of directors. It is expected that the risk oversight structure will continue following the consummation of the Merger.

Code of Ethics

FORM has adopted a code of ethics that applies to all of its employees. The text of the code of conduct and ethics is posted on the “Investors — Corporate Governance” section of its website at www.formholdings.com/corp_governance, and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 780 Third Avenue, 12th Floor, New York, New York 10017. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to FORM’s directors, principal executive and financial officers will be included in a Current Report on

Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires FORM’s directors, executive officers and holders of more than 10% of its common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of its common stock and other equity securities. Such persons are required to furnish FORM copies of all Section 16(a) filings.

Based solely upon a review of the copies of the forms furnished to FORM, FORM believes that its officers, directors and holders of more than 10% of its common stock complied with all applicable filing requirements during the fiscal year ended December 31, 2015.

Related Person Transactions

FORM engaged various third parties to perform legal, financial and tax due diligence associated with the Merger. In addition, FORM engaged a third-party valuation firm to perform a valuation of the purchase considerations and purchase price allocation. Among the service providers, FORM engaged Redridge to perform financial due diligence. FORM’s Chief Executive Officer and certain members of his family own a minority equity position in Redridge, which may be considered a related party. The fee for this engagement is $101,000, of which approximately $10,000 was incurred in the three-month period ended June 30, 2016, and is reflected in FORM’s general and administrative expenses for the six-month periods ended June 30, 2016 in the consolidated statements of operations.

Director Compensation

It is currently expected that the non-employee director compensation will be reviewed by the compensation committee of the board of directors of FORM following the completion of the Merger and may be subject to change.

In addition to compensation, currently FORM reimburses each member of its board of directors for reasonable travel and other expenses in connection with attending meetings of the board of directors.

Director Compensation Table: FORM

The following table sets forth cash compensation and the value of stock options awards granted to FORM’s non-employee directors that will continue as directors for FORM for their service in 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All other compensation ($)	Total ($)
Donald E. Stout(2)	35,000	—	37,652	—	72,652
John Engleman(3)	35,000	—	37,652	—	72,652

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. See Notes 2 and 11 of the consolidated financial statements disclosed in the Form 10-K for the year ended December 31, 2015, for the assumptions made in the valuation of the equity awards.
(2)	As of December 31, 2015, Mr. Stout held 46,618 fully vested options (after giving effect to the one-for-ten reverse stock split).
(3)	As of December 31, 2015, Mr. Engelman held 65,250 fully vested options (after giving effect to the one-for-ten reverse stock split).

Director Compensation Table: XpresSpa

No cash compensation or grants were made to XpresSpa’s non-employee directors that will continue as directors for FORM.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation awarded to, earned or paid by FORM to its Chief Executive Officer and other named executive officers for the fiscal years ended December 31, 2015 and 2014:

Name and principal position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	All other compensation ($)	Total ($)
Andrew D. Perlman Chief Executive Officer	2015	415,000	—	—	—	415,500
	2014	400,000	—	—	—	400,000
Clifford Weinstein President of FLI Charge and Executive Vice President	2015	325,000	—	—	—	325,000
	2014	312,500	—	—	—	312,500
Anastasia Nyrkovskaya Chief Financial Officer and Treasurer	2015	317,197	—	—	—	317,197
	2014	312,938	—	695,051	—	1,007,989
David L. Cohen, Esq. Chief Legal and Intellectual Property Officer and Secretary	2015	317,197	—	—	—	317,197
	2014	312,938	—	231,684	—	544,622

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. For the assumptions made in the valuation of FORM’s equity awards see Notes 2 and 11 to its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015.

Narrative Disclosure to Summary Compensation Table

Andrew D. Perlman

On March 18, 2010, FORM entered into an employment agreement with Andrew D. Perlman which provided for 90 days’ notice of termination by FORM other than for cause or by Mr. Perlman in order to resign. During the term of his employment, through March 31, 2012, Mr. Perlman’s annual base salary was $175,000. In addition, he was eligible to receive $5,000 at the end of each quarter.

In March 2012, Mr. Perlman was appointed as FORM’s Chief Executive Officer. In connection with Mr. Perlman’s new position, the board of directors agreed to the following revised employment terms: base salary of $250,000 per year and severance equal to one year’s base salary to be paid in the event he ceases to be FORM’s Chief Executive Officer pursuant to a change of control transaction.

On February 13, 2013, FORM entered into a new employment agreement with Mr. Perlman. Mr. Perlman’s employment agreement has a term of three (3) years. Mr. Perlman and FORM have agreed to commence negotiations to enter into a new employment agreement at least six months prior to the expiration of the three-year term and to conclude those negotiations no later than the date that is three (3) months prior to the expiration of the term of the employment agreement. Under the terms of the new employment agreement, Mr. Perlman received a base salary of $385,000 effective January 1, 2013 until December 31, 2013. From January 1, 2014 to December 31, 2014, Mr. Perlman received a base salary of $400,000. From January 1, 2015 through the remainder of the term of the employment agreement, Mr. Perlman will be entitled to receive a base salary of $415,000. In addition, Mr. Perlman will be eligible to participate in any annual bonus or other incentive compensation program that FORM may adopt from time to time for its executive officers.

On October 13, 2015, FORM entered into an amendment to the existing employment agreement with Mr. Perlman, pursuant to which, the employment period under the employment agreement was extended to December 31, 2017. Moreover, as per the amendment, before March 15, 2016, FORM’s Compensation Committee shall establish a bonus plan, according to which Mr. Perlman may be eligible to receive an annual performance bonus for the year ended December 31, 2015 and/or for any future year, according to corporate and personal goals, as shall be established by the Compensation Committee. The bonus entitlement and the amount shall be at the sole discretion of the Compensation Committee, and Mr. Perlman is to be employed on the date of payment to be eligible for, and to be deemed having earned, such annual bonus.

In the event the employment agreement is terminated for (i) Good Reason by Mr. Perlman, or (ii) by FORM without Cause, Mr. Perlman shall be entitled to receive an amount of base salary (at the rate of base salary in effect immediately prior to such termination) equal to the lesser of (x) one times the base salary and (y) two times the base salary payable for the number of full months remaining in the employment period, and COBRA continuation coverage paid in full by FORM for up to a maximum of twelve months following the date of termination. “Cause” as used in Mr. Perlman’s employment agreement means: (a) the willful and continued failure of Mr. Perlman to perform substantially his duties and responsibilities for FORM (other than any such failure resulting from his death or disability) after a written demand by the board of directors for substantial performance is delivered to Mr. Perlman by FORM, which specifically identifies the manner in which the board of directors believes that Mr. Perlman has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by Mr. Perlman within thirty days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) an intentional breach of his non-compete obligations, (d) an intentional breach of the non-disclosure and non-solicitation agreement; or (e) a unanimous good faith finding by the board of directors that Mr. Perlman has engaged in fraud, dishonesty, gross negligence or misconduct which, if curable, has not been cured within thirty days after his receipt of a written notice from the board of directors stating with reasonable specificity the basis of such finding. “Good Reason” as used Mr. Perlman’s employment agreement means (a) the assignment, without Mr. Perlman’s consent, to Mr. Perlman of duties that result in a substantial diminution of the duties that he assumed; provided, however, the failure of Mr. Perlman to be reelected to the board of directors shall not be deemed to be a diminution of duties; (b) the assignment, without Mr. Perlman’s consent, of a title that is subordinate to the title Chief Executive Officer; (c) a reduction in Mr. Perlman’s base salary; (d) FORM’s requirement that Mr. Perlman regularly report to work in a location that is more than fifty miles from the current New York office, without Mr. Perlman’s consent; (e) a change in reporting relationship, provided however, that Good Reason does not include a change in the reporting relationship whereby Mr. Perlman will report to the board of directors of an acquiring company after a change of control (as that term is defined in the 2012 Plan); or (f) a material breach by FORM of Mr. Perlman’s employment agreement.

Mr. Perlman’s employment agreement requires Mr. Perlman to assign intellectual property which he conceives or reduces to practice during his employment to FORM and to maintain its confidential information during employment and thereafter. Mr. Perlman is also subject to a non-competition and a non-solicitation provision for a period of two years following termination of his employment.

Clifford Weinstein

On February 13, 2013, FORM entered into a new employment agreement with Mr. Weinstein. Mr. Weinstein’s employment agreement has a term of three (3) years. Mr. Weinstein and FORM have agreed to commence negotiations to enter into a new employment agreement at least six months prior to the expiration of the three-year term and to conclude those negotiations no later than the date that is three (3) months prior to the expiration of the term of the employment agreement. Under the terms of the new employment agreement, Mr. Weinstein received a base salary of $300,000, effective January 1, 2013 until December 31, 2013. From January 1, 2014 to December 31, 2014, Mr. Weinstein received a base salary of $312,500. From January 1, 2015 through the remainder of the term of the employment agreement, Mr. Weinstein was entitled to receive a base salary of $325,000. In addition, Mr. Weinstein will be eligible to participate in any annual bonus or other incentive compensation program that FORM may adopt from time to time for its executive officers.

On October 13, 2015, FORM entered into an amendment to the existing employment agreement with Mr. Weinstein, pursuant to which, the employment period under the employment agreement was extended to December 31, 2017. In addition, as per the amendment, before March 15, 2016, FORM’s Compensation Committee shall establish a bonus plan, according to which Mr. Weinstein may be eligible to receive an annual performance bonus for the year ended December 31, 2015 and/or for any future year, according to corporate and personal goals, as shall be established by the Compensation Committee. The bonus entitlement and the amount shall be at the sole discretion of the Compensation Committee, and Mr. Weinstein is to be employed on the date of payment to be eligible for and to be deemed having earned, such annual bonus.

In the event the employment agreement is terminated for (i) Good Reason by Mr. Weinstein, or (ii) by FORM without Cause, Mr. Weinstein shall be entitled to receive an amount of base salary (at the rate of base salary in effect immediately prior to such termination) equal to the lesser of (x) one times the base salary and (y) two times the base salary payable for the number of full months remaining in the employment period, and COBRA continuation coverage paid in full by FORM for up to a maximum of twelve months following the date of termination. “Cause” as used in Mr. Weinstein’s employment agreement means: (a) the willful and continued failure of Mr. Weinstein to perform substantially his duties and responsibilities for FORM (other than any such failure resulting from his death or disability) after a written demand by the board of directors for substantial performance is delivered to Mr. Weinstein by FORM, which specifically identifies the manner in which the board of directors believes that Mr. Weinstein has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by Mr. Weinstein within thirty days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) an intentional breach of his non-compete obligations, (d) an intentional breach of the non-disclosure and non-solicitation agreement; or (e) a unanimous good faith finding by the board of directors that Mr. Weinstein has engaged in fraud, dishonesty, gross negligence or misconduct which, if curable, has not been cured within thirty days after his receipt of a written notice from the board of directors stating with reasonable specificity the basis of such finding. “Good Reason” as used Mr. Weinstein’s employment agreement means (a) the assignment, without Mr. Weinstein’s consent, to Mr. Weinstein of duties that result in a substantial diminution of the duties that he assumed; provided, however, the failure of Mr. Weinstein to be reelected to the board of directors shall not be deemed to be a diminution of duties; (b) the assignment, without Mr. Weinstein’s consent, of a title that is subordinate to the title of Executive Vice President; (c) a reduction in Mr. Weinstein’s base salary; (d) FORM’s requirement that Mr. Weinstein regularly report to work in a location that is more than fifty miles from the current New York office, without Mr. Weinstein’s consent; (e) a change in reporting relationship, provided however, that Good Reason does not include a change in the reporting relationship whereby Mr. Weinstein will report to the CEO of an acquiring company after a change of control (as that term is defined in the 2012 Plan); or (f) a material breach by FORM of Mr. Weinstein’s employment agreement.

Anastasia Nyrkovskaya

On December 19, 2014, FORM entered into an employment agreement with Ms. Nyrkovskaya for an eighteen month term. Under the terms of her employment agreement, Ms. Nyrkovskaya’s annual base salary was $315,000. In the event the employment agreement is terminated for (i) Good Reason by Ms. Nyrkovskaya, or (ii) by FORM without Cause, Ms. Nyrkovskaya shall be entitled to receive an amount of base salary at the rate of base salary in effect immediately prior to such termination equal to twelve months of base salary, and COBRA continuation coverage paid in full by FORM for up to a maximum of twelve months following the date of termination.

In case the agreement is terminated by Ms. Nyrkovskaya without Good Reason, she shall provide FORM with a written notice, at least ninety calendar days prior to such termination. “Cause” as used in Ms. Nyrkovskaya’s employment agreement means: (a) the willful and continued failure of Ms. Nyrkovskaya to perform substantially her duties and responsibilities for FORM (other than any such failure resulting from her death or disability) after a written demand by the chief executive officer for substantial performance is delivered to Ms. Nyrkovskaya by FORM, which specifically identifies the manner in which the chief executive officer believes that Ms. Nyrkovskaya has not substantially performed her duties and responsibilities, which willful and continued failure is not cured by Ms. Nyrkovskaya within thirty days of her receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) breach of her non-compete obligations, (d) breach of the non-disclosure and non-solicitation agreement; or (e) a good faith finding by the chief executive officer that Ms. Nyrkovskaya has engaged in fraud, intentional dishonesty, or gross negligence. “Good Reason” as used Ms. Nyrkovskaya’s employment agreement means (a) the assignment, without Ms. Nyrkovskaya’s consent, to Ms. Nyrkovskaya of duties that result in a substantial diminution of the duties that she assumed; (b) the assignment, without Ms. Nyrkovskaya’s consent, of a title that is subordinate to the title Chief Financial Officer; (c) a reduction in Ms. Nyrkovskaya’s base salary; (d) FORM’s requirement that Ms. Nyrkovskaya regularly report to work in a location that is more than fifty miles from the current New York office, without Ms. Nyrkovskaya’s consent; (e) a material breach by FORM of the agreement during its term. Ms. Nyrkovskaya’s employment agreement also includes a covenant not to compete with FORM or solicit any material commercial relationships of FORM for a period of one year after Ms. Nyrkovskaya is actually no longer employed by FORM.

On October 13, 2015, FORM entered into an amendment to the existing employment agreement with Ms. Nyrkovskaya, pursuant to which, the employment period under the employment agreement was extended to December 31, 2017. In addition, the annual base salary of Ms. Nyrkovskaya was increased from $315,000 to $325,000. Moreover, as per the amendment, before March 15, 2016, FORM’s Compensation Committee shall establish a bonus plan, according to which Ms. Nyrkovskaya may be eligible to receive an annual performance bonus for the year ended December 31, 2015 and/or for any future year, according to corporate and personal goals, as shall be established by the Compensation Committee. The bonus entitlement and the amount shall be at the sole discretion of the Compensation Committee and Ms. Nyrkovskaya is to be employed on the date of payment to be eligible for, and to be deemed having earned, such annual bonus.

David L. Cohen, Esq.

On July 19, 2012, FORM assumed all of the duties, obligations and liabilities of Innovate/Protect under the employment agreement with David L. Cohen. Mr. Cohen’s employment was at will, meaning that either the employee or the company may have terminated the relationship with or without cause, without any prior notice. Under the terms of his agreement, Mr. Cohen was entitled to receive a base salary of $200,000. Pursuant to the consummation of the merger, on August 10, 2012, Mr. Cohen’s compensation was increased to $300,000.

On May 7, 2013, FORM entered into a new employment agreement with Mr. Cohen for a three-year term, unless sooner terminated, in accordance with the terms set therein. Under the terms of his employment agreement, Mr. Cohen received a base salary of $300,000. In the event the employment agreement is terminated for (i) Good Reason by Mr. Cohen, or (ii) by FORM without Cause, Mr. Cohen shall be entitled to receive an amount of base salary (at the rate of base salary in effect immediately prior to such termination) equal to twelve months of base salary, and COBRA continuation coverage paid in full by FORM for up to a maximum of twelve months following the date of termination.

On October 13, 2015, FORM entered into an amendment to the existing employment agreement with Mr. Cohen, pursuant to which, the employment period under the employment agreement was extended to December 31, 2017. In addition, the annual base salary of Mr. Cohen was increased from $315,000 to $325,000. Moreover, as per the amendment, before March 15, 2016, FORM’s Compensation Committee shall establish a bonus plan, according to which Mr. Cohen may be eligible to receive an annual performance bonus for the year ended December 31, 2015 and/or for any future year, according to corporate and personal goals, as shall be established by the Compensation Committee. The bonus entitlement and the amount shall be at the sole discretion of the Compensation Committee and Mr. Cohen is to be employed on the date of payment to be eligible for, and to be deemed having earned, such annual bonus.

In case the agreement is terminated by Mr. Cohen without Good Reason, he shall provide FORM with a written notice, at least ninety calendar days prior to such termination. “Cause” as used in Mr. Cohen’s employment agreement means: (a) the willful and continued failure of Mr. Cohen to perform substantially his duties and responsibilities for FORM (other than any such failure resulting from his death or disability) after a written demand by the board of directors for substantial performance is delivered to Mr. Cohen by FORM, which specifically identifies the manner in which the board of directors believes that Mr. Cohen has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by Mr. Cohen within thirty days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) an intentional breach of his non-compete obligations, (d) an intentional breach of the non-disclosure and non-solicitation agreement; or (e) a unanimous good faith finding by the board of directors or the chief executive officer that Mr. Cohen has engaged in fraud, dishonesty, gross negligence. “Good Reason” as used Mr. Cohen’s employment agreement means (a) the assignment, without Mr. Cohen’s consent, to Mr. Cohen of duties that result in a substantial diminution of the duties that he assumed; (b) the assignment, without Mr. Cohen’s consent, of a title that is subordinate to the title Chief Legal and Intellectual Property Officer; (c) a reduction in Mr. Cohen’s base salary; (d) FORM’s requirement that Mr. Cohen regularly report to work in a location that is more than fifty miles from the current New York office, without Mr. Cohen’s consent; (e) a material breach by FORM of the agreement during its term. Mr. Cohen’s employment agreement also includes a covenant not to compete with FORM or solicit any material commercial relationships of FORM for a period of two years after Mr. Cohen is actually no longer employed by FORM.

On June 27, 2016, FORM entered into Amendment No. 2 to the existing employment agreement with Mr. Cohen, pursuant to which, the employment period under the employment agreement was extended to June 30, 2017. In addition, the severance arrangements applicable to a departure by Mr. Cohen were revised to eliminate restrictions on competing with FORM post-employment. In the event that FORM terminates Mr. Cohen prior to June 30, 2017 for any reason other than Cause, FORM shall pay Mr. Cohen subject to execution of a release, a cash payment equal to the amount of base salary, at the rate of base salary in effect immediately prior to his termination, that would be payable from the date of his termination of employment until June 30, 2017 and so long as he does not become covered by the medical plan of a subsequent employer and makes an effective COBRA election, continuation of group health insurance coverage until June 30, 2017. Mr. Cohen may voluntarily leave FORM at any time upon two day’s written notice but will not be entitled to any severance. In addition, this amendment provides for the payment of a one-time bonus of $75,000 to Mr. Cohen on the first regularly scheduled payroll date following June 30, 2016.

Executive Compensation Table: Executive Officers from FORM

The following table sets forth cash compensation and the value of stock options awards granted to FORM’s executive officers that will continue as executive officers of FORM for their service in 2015.

Name and principal position	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	All other compensation ($)	Total ($)
Andrew D. Perlman Chief Executive Officer	415,000	—	—	—	$415,500
Clifford Weinstein President of FLI Charge and Executive Vice President	325,000	—	—	—	$325,000
Anastasia Nyrkovskaya Chief Financial Officer and Treasurer	317,197	—	—	—	$317,197

(1)	Amounts represent the aggregate grant date fair value in accordance with FASB ASC Topic 718. For the assumptions made in the valuation of FORM’s equity awards see Notes 2 and 11 to its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015.

Executive Compensation Table: Executive Officers from XpresSpa

Edward Jankowski joined XpresSpa as its Chief Executive Officer in June 2016 and will be continuting as an executive officer of FORM following completion of the Merger. Mr. Jankowski will have an annual base salary of $375,000 and has been guaranteed an annual bonus of $100,000. There are no current executive officers of XpresSpa continuing as executive officers of FORM following completion of the Merger who were employed with XpresSpa during the fiscal year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards held by FORM’s named executive officers as of December 31, 2015.

	Options Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable (*)	Number of securities underlying unexercised options (#) un-exercisable (*)	Option exercise price ($)(*)	Option expiration date	Number of shares or units that have not vested (#)(*)	Market value of shares or units that have not vested ($)(*)(**)
Andrew D. Perlman	9,000	—	55.00	March 17, 2016	—	—
Andrew D. Perlman	9,000	—	55.00	January 31, 2017	—	—
Andrew D. Perlman(2)	—	—	—	—	4,375	10,806
Andrew D. Perlman(1)	—	—	—	—	25,312	62,521
Andrew D. Perlman(2)	32,816	—	16.50	March 13, 2018	—	—
Andrew D. Perlman(2)	127,500	—	37.20	July 26, 2022	—	—
Andrew D. Perlman(2)	62,500	—	31.80	February 11, 2023	—	—
Clifford Weinstein(2)	15,250	—	16.50	March 13, 2018	—	—
Clifford Weinstein(2)	75,000	—	37.20	July 26, 2022	—	—
Clifford Weinstein(2)	42,500	—	31.80	February 11, 2023	—	—
Clifford Weinstein(1)	—	—	—	—	15,000	37,050
Clifford Weinstein(2)	—	—	—	—	3,125	7,719
Anastasia Nyrkovskaya(2)	27,500	2,500	28.50	May 6, 2023	—	—
Anastasia Nyrkovskaya(2)	20,000	10,000	41.00	February 20, 2024	—	—
David L. Cohen, Esq.(2)	10,000	—	37.20	July 26, 2022	—	—
David L. Cohen, Esq.(2)	47,667	—	34.40	August 8, 2022	—	—
David L. Cohen, Esq.(2)	20,000	—	31.80	February 11, 2023	—	—
David L. Cohen, Esq.(2)	6,667	3,333	41.00	February 20, 2024	—	—
David L. Cohen, Esq.(2)	—	—	—	—	1,875	4,631
David L. Cohen, Esq.(1)	—	—	—	—	1,250	3,088

(*)	The number of underlying shares of common stock and price per share of common stock has been adjusted to reflect the 1:10 reverse stock split on a retroactive basis. For more information, see the accompanying financial statements.
(**)	The market value is determined by multiplying the number of shares by $2.47, the closing price of FORM’s common stock on NASDAQ on December 31, 2015, the last day of its fiscal year.
(1)	Vests in equal quarterly increments (6.25% per quarter), subject to the participant’s continuous service on the relevant vesting date.
(2)	Vests in twelve equal quarterly increments (8.33% per quarter) over the three years, subject to the participant’s continuous service on the relevant vesting date.

FORM SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 18, 2016, regarding the beneficial ownership of FORM common stock by (i) each person known by the FORM board of directors to own beneficially 5% or more of the outstanding shares of FORM common stock, (ii) each director of FORM, (iii) FORM’s named executive officers, and (iv) all of FORM’s directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of FORM’s capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below.

Percentage of beneficial ownership is calculated in relation to the 15,799,881 shares of FORM common stock that were outstanding as of October 18, 2016. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of FORM common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of FORM common stock within 60 days of October 18, 2016. Options to purchase shares of FORM common stock that are exercisable within 60 days of October 18, 2016 are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated, to FORM’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and named executive officers:
Richard K. Abbe(2)	561,975	3.5%
Andrew D. Perlman(3)	356,307	2.2%
Donald E. Stout(4)	206,470	1.3%
Clifford Weinstein(5)	204,418	1.3%
John Engelman(6)	125,158	*%
David L. Cohen, Esq.(7)	94,127	*%
Anastasia Nyrkovskaya(8)	59,100	*%
Bruce T. Bernstein(9)	67,130	*%
Salvatore Giardina(10)	30,000	*%
All current directors and officers as a group (9 individuals)(11)	1,704,685	10.1%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of the individuals is c/o FORM Holdings Corp., 780 Third Avenue, 12th Floor, New York, NY 10017.
(2)	Mr. Abbe is a member of Iroquois Capital Management L.L.C. (“ICM”), who has the authority and responsibility for the investments made on behalf of Iroquois Master Fund Ltd. (the “Fund”). Mr. Abbe is a member and general partner of Iroquois Capital Investment Group LLC (“ICIG”) and, as such, may be deemed to be the beneficial owner of all shares of common stock held by the Fund and ICIG. 186,721 shares of common stock were held by the Fund, 1,963 shares of common stock were held ICIG and 24,041 shares of common stock are held by ICM. Warrants to purchase 225,750 shares of common stock are held by the Fund and warrants to purchase 86,000 shares of common stock are held by ICIG. Includes options to purchase 37,500 shares of FORM’s common stock exercisable within the next 60 days.
(3)	Includes options to purchase 231,816 shares of FORM’s common stock and warrants to purchase 4,000 shares of FORM common stock exercisable within the next 60 days.
(4)	Includes options to purchase 84,118 shares of FORM’s common stock and warrants to purchase 30,220 shares of FORM common stock exercisable within the next 60 days. The 30,220 shares issuable upon exercise of warrants are held by the Donald E. and Mary Stout Trust.

(5)	Includes options to purchase 132,750 shares of FORM’s common stock exercisable within the next 60 days.
(6)	Includes options to purchase 102,750 shares of FORM’s common stock exercisable within the next 60 days.
(7)	Includes options to purchase 86,833 shares of FORM’s common stock exercisable within the next 60 days.
(8)	Includes options to purchase 57,500 shares of FORM’s common stock exercisable within the next 60 days.
(9)	Includes options to purchase 45,000 shares of FORM’s common stock exercisable within the next 60 days.
(10)	Includes options to purchase 30,000 shares of FORM’s common stock exercisable within the next 60 days.
(11)	See footnotes (2 – 10).

XPRESSPA SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of XpresSpa common and preferred units as of October 18, 2016, by (i) each person or entity who is known by XpresSpa to own beneficially more than 5% of the outstanding equity of XpresSpa, (ii) each director of XpresSpa, (iii) each of XpresSpa’s named executive officers, and (iv) all directors and named executive officers of XpresSpa as a group.

Percentage of beneficial ownership is calculated in relation to the 74,368,310 XpresSpa common units, 7,000,000 XpresSpa Series A preferred units, 3,550,000 XpresSpa Series B preferred units, and 1,733,826 Series C preferred units that were outstanding as of October 18, 2016. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Except as specified in the operating agreement of XpresSpa, all common and preferred units vote together on a per unit basis, with one vote per unit. Unless otherwise indicated, to XpresSpa’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Units		Preferred Units
Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class	Amount of Beneficial Ownership		Percent of Class
5% Stockholders
Mistral Spa Holdings, LLC(2) 650 Fifth Avenue, Floor 31 New York, NY 10019	42,617,956	57.3%	8,385,961	(3)	70.0%
Moreton Binn 599 Branchville Road Ridgefield, Connecticut 06877	9,377,688	12.6%	726,726	(4)	6.1%
XPS Investments Ltd. c/o Kings Park Capital First Floor 35 – 36 Great Marlborough Street London, W1F 7JF United Kingdom	7,753,159	10.4%	—		—
Rockmore Investment Master Fund Ltd. 150 East 58th St., 28th Floor New York, NY 10155	6,621,600	8.9%	1,063,142	(5)	8.7%
Marisol Binn c/o Marisol F, LLC 599 Branchville Road Ridgefield, Connecticut 06877	3,906,403	5.3%	302,727	(6)	2.5%
FORM Holdings Corp. 780 Third Avenue, 12th Floor New York, NY 10017	—	—	1,733,826	(7)	14.5%
Named Executive Officers and Directors
Andrew R. Heyer(2)	42,617,956	57.3%	8,385,961	(3)	70.0%
William P. Phoenix	—	—	—		—
Moreton Binn	9,377,688	12.6%	726,726	(4)	6.1%
Tom Fricke	—	—	—		—
Ned Hentz	—	—	—		—
Bruce T. Bernstein(5)	6,621,600	8.9%	1,063,142	(5)	8.7%
Edward Jankowski	—	—	—		—
Matthew S. Podell	—	—	—		—
Mohammad M. Ali	—	—	—		—
All officers and directors as a group (9 individuals)(8)	58,617,244	67.8%	10,175,829		82.8%

(1)	Calculated on the basis of 74,368,310 XpresSpa common units, 7,000,000 XpresSpa Series A preferred units, 3,550,000 XpresSpa Series B preferred units, and 1,733,826 XpresSpa Series C preferred units outstanding as of October 18, 2016. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities.
(2)	Represents 42,617,956 XpresSpa common units, 5,385,961 XpresSpa Series A preferred units and 3,000,000 XpresSpa Series B preferred units directly owned by Mistral Spa Holdings, LLC (“MSH”), a Delaware limited liability company, which is an investment entity indirectly controlled by Mr. Heyer through Mistral Equity Partners, LP (“MEP”), Mistral Equity Partners QP, LP (“MEP QP”) and MEP Co-Invest, LLC (“MEP Co-Invest”). Mistral Equity GP, LLC (“MEP GP” and, together with MEP, MEP QP, and MEP Co-Invest, the “Mistral Fund Entities”) is the general partner of MEP and MEP QP. By reason of the provisions of Rule 16a-1 of the Exchange Act, the Mistral Fund Entities may be deemed to be beneficial owners of certain of the securities that are deemed to be beneficially owned by MSH, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MSH and/or the Mistral Fund Entities. Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by MSH, and MEP GP may be deemed to have an indirect pecuniary interest in an indeterminate portion of the securities reported as beneficially owned by MEP and MEP QP. Mr. Heyer’s business address is c/o Mistral Capital Management, LLC, 650 Fifth Avenue, 31st Floor, New York, NY 10019.
(3)	Includes 5,385,961 XpresSpa Series A preferred units and 3,000,000 XpresSpa Series B preferred units.
(4)	Includes 726,726 XpresSpa Series A preferred units.
(5)	Includes 513,142 XpresSpa Series A preferred units and 250,000 XpresSpa Series B preferred units directly owned by Rockmore Investment Master Fund Ltd. (“Rockmore”). Rockmore also beneficially owns warrants that are convertible into 600,000 XpresSpa Series C preferred units at an exercise price of $1.00 per unit. If these warrants remain unexercised at the Effective Time of the Merger, the warrants will automatically be exercised for 300,000 XpresSpa Series B preferred units on a cashless basis at the Effective Time of the Merger. The foregoing table includes the 300,000 XpresSpa Series B preferred units that may be issued to Rockmore. In addition, Rockmore and XpresSpa are parties to a convertible promissory note pursuant to which, among other matters, Rockmore has the ability to convert $3 million of the note into XpresSpa common units. This conversion feature terminates upon the Effective Time of the Merger. The foregoing table does not reflect the conversion or the issuance of any XpresSpa common units to Rockmore pursuant to the note. Rockmore is an investment entity controlled by Bruce T. Bernstein.
(6)	Includes 302,727 XpresSpa Series A preferred units. The amounts reflected in this table do not include certain profits interests to which Ms. Binn is entitled. These profits interests are currently out-of-the-money and are expected to be cancelled in connection with the Merger.
(7)	Form Holdings Corp. acquired 1,733,826 Series C preferred units from XpresSpa on August 8, 2016.
(8)	See footnotes (2) – (7).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF FORM FOLLOWING THE MERGER

The following table sets forth information as of October 18, 2016, regarding the beneficial ownership of FORM upon completion of the Merger by (i) each person known by the management of FORM and XpresSpa that is expected to become the beneficial owner of 5% of the common stock of FORM upon completion of the Merger, (ii) each director and named executive officer of FORM and (iii) all directors and named executive officers of FORM as a group. Information with respect to beneficial ownership is based solely on a review of FORM capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below and on XpresSpa’s unit ledger.

Percentage of beneficial ownership is calculated in relation to the 15,799,881 shares of FORM common stock that were outstanding as of October 18, 2016, and assumes (a) the issuance of 2,500,000 shares of FORM common stock, warrants to purchase 2,500,000 shares of FORM common stock and 494,799 shares of FORM preferred stock (initially convertible into 3,958,392 shares of FORM common stock) to be issued in connection with the Merger, (b) that all shares held in escrow are released to the former equity holders of XpresSpa, (c) the expected allocation of the merger consideration amongst the XpresSpa equity holders based on the XpresSpa operating agreement (based on XpresSpa’s valuation of the merger consideration as of August 9, 2016, the day after the execution of the Merger Agreement) and (d) no XpresSpa member exercises the pre-emptive rights being offered by XpresSpa with respect to the private placement of 750,574 shares of FORM common stock on August 8, 2016, or certain prior private financings undertaken by XpresSpa. The shares of FORM preferred stock to be issued in connection with the Merger vote on an as converted basis. XpresSpa intends to engage a valuation consultant to provide a valuation of the merger consideration to be received by XpresSpa’s equity holders pursuant to the Merger Agreement as of the closing of the Merger in order to determine the final allocation of the merger consideration among XpresSpa’s equity holders. This valuation may be materially different than the valuation used to calculate ownership in the table below (and may result in material differences in the allocation of merger consideration and ultimate beneficial ownership of FORM by XpresSpa’s equity holders).

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of FORM common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of FORM common stock within 60 days of October 18, 2016. Options to purchase shares of FORM common stock that are exercisable within 60 days of October 18, 2016 are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. FORM preferred stock votes on as converted basis. Unless otherwise indicated, to FORM’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders:
Mistral Spa Holdings, LLC(2) 650 Fifth Avenue, Floor 31 New York, NY 10019	7,106,600	31.1%
Directors and named executive officers:
Andrew R. Heyer(2)	7,106,600	31.1%
Bruce T. Bernstein(3)	921,632	4.9%
Richard K. Abbe(4)	561,975	3.0%
Andrew D. Perlman(5)	303,371	1.9%
Donald E. Stout(6)	206,470	1.1%
Clifford Weinstein(7)	204,418	1.1%

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
John Engelman(8)	125,158		*
David L. Cohen, Esq.(9)	94,127		*
Anastasia Nyrkovskaya(10)	59,100		*
Salvatore Giardina(11)	30,000		*
All current directors and officers as a group (10 individuals)(12)	9,665,787	39.2%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of the individuals is c/o FORM Holdings Corp., 780 Third Avenue, 12th Floor, New York, NY 10017.
(2)	Includes (a) 1,773,773 shares of FORM common stock, (b) warrants to purchase 1,773,773 shares of FORM common stock at the exercise price of $3.00 per share, and (c) 351,060 shares of FORM preferred stock (which are initially convertible at $6.00 per share into 2,808,480 shares of common stock), in each case, that Mistral Spa Holdings, LLC (“MSH”), a Delaware limited liability company, which is an investment entity indirectly controlled by Mr. Heyer through Mistral Equity Partners, LP (“MEP”), Mistral Equity Partners QP, LP (“MEP QP”) and MEP Co-Invest, LLC (“MEP Co-Invest”), is expected to receive as part of the Merger. Mistral Equity GP, LLC (“MEP GP” and, together with MEP, MEP QP, and MEP Co-Invest, the “Mistral Fund Entities”) is the general partner of MEP and MEP QP. In addition, it includes 750,574 shares of FORM common stock purchased in the private placement on August 8, 2016. By reason of the provisions of Rule 16a-1 of the Exchange Act, the Mistral Fund Entities may be deemed to be beneficial owners of certain of the securities that are deemed to be beneficially owned by MSH, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MSH and/or the Mistral Fund Entities. Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by MSH, and MEP GP may be deemed to have an indirect pecuniary interest in an indeterminate portion of the securities reported as beneficially owned by MEP and MEP QP. Mr. Heyer’s business address is c/o Mistral Capital Management, LLC, 650 Fifth Avenue, 31st Floor, New York, NY 10019.
(3)	Includes (a) 238,463 shares of FORM common stock, (b) warrants to purchase 238,463 shares of FORM common stock at the exercise price of $3.00 per share, and (c) 47,197 shares of FORM preferred stock (which are initially convertible at $6.00 per share into 377,576 shares of common stock), in each case, that Rockmore, which is an investment entity controlled by Bruce T. Bernstein, is expected to receive as part of the Merger. In addition, it includes options to purchase 45,000 shares of FORM’s common stock exercisable within the next 60 days.
(4)	Mr. Abbe is a member of Iroquois Capital Management L.L.C. (“ICM”), who has the authority and responsibility for the investments made on behalf of Iroquois Master Fund Ltd. (the “Fund”). Mr. Abbe is a member and general partner of Iroquois Capital Investment Group LLC (“ICIG”) and, as such, may be deemed to be the beneficial owner of all shares of common stock held by the Fund and ICIG. 186,721 shares of common stock were held by the Fund, 1,963 shares of common stock were held ICIG and 24,041 shares of common stock are held by ICM. Warrants to purchase 225,750 shares of common stock are held by the Fund and warrants to purchase 86,000 shares of common stock are held by ICIG. Includes options to purchase 37,500 shares of FORM’s common stock exercisable within the next 60 days.
(5)	Includes options to purchase 231,816 shares of FORM’s common stock and warrants to purchase 4,000 shares of FORM common stock exercisable within the next 60 days.
(6)	Includes options to purchase 84,118 shares of FORM’s common stock and warrants to purchase 30,220 shares of FORM common stock exercisable within the next 60 days. The 30,220 shares issuable upon exercise of warrants are held by the Donald E. and Mary Stout Trust.
(7)	Includes options to purchase 132,750 shares of FORM’s common stock exercisable within the next 60 days.
(8)	Includes options to purchase 102,750 shares of FORM’s common stock exercisable within the next 60 days.

(9)	Includes options to purchase 86,833 shares of FORM’s common stock exercisable within the next 60 days.
(10)	Includes options to purchase 57,500 shares of FORM’s common stock exercisable within the next 60 days.
(11)	Includes options to purchase 30,000 shares of FORM’s common stock exercisable within the next 60 days.
(12)	See footnotes (2) – (11).

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of FORM consists of 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of October 18, 2016, a recent practicable date before the printing of this proxy statement/prospectus, there were 15,799,881 shares of FORM common stock outstanding and 33 stockholders of record.

Holders of FORM common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of FORM common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this proxy statement/prospectus are fully paid and non-assessable. The holders of FORM common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of FORM’s affairs, holders of common stock will be entitled to share ratably in its assets that are remaining after payment or provision for payment of all of its debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The FORM board of directors has the authority, without action by the FORM stockholders, to designate and issue up to 5,000,000 shares of FORM preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of FORM common stock. It is not possible to state the actual effect of the issuance of any shares of FORM preferred stock upon the rights of the holders of FORM common stock until the FORM board of directors determines the specific rights of the holders of FORM preferred stock. However, effects of the issuance of FORM preferred stock include restricting dividends on FORM common stock, diluting the voting power of FORM common stock, impairing the liquidation rights of FORM common stock, and making it more difficult for a third party to acquire FORM, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of FORM outstanding voting stock. FORM has no present plans to issue any shares of FORM preferred stock, except pursuant to the Merger Agreement or, if triggered, the Rights Agreement.

Upon completion of the Merger, (i) the then-outstanding common units of XpresSpa (other than units held by FORM and its subsidiaries, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than preferred units held by FORM and its subsidiaries, which will be cancelled without any consideration) will be cancelled and automatically converted into the right to receive an aggregate of (i) 2,500,000 shares of FORM common stock, (ii) 494,792 shares of FORM preferred stock, initially convertible into 3,958,336 shares of FORM common stock and (iii) five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, in each case, subject to adjustment in the event of a stock split, dividend or similar events.

The FORM preferred stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock in the form attached to this proxy statement/prospectus as Annex E which is to be filed by FORM prior to closing, which rights include, among other things, an aggregate initial liquidation preference of $23,750,000 and the right to participate in any dividends and distributions paid to common stockholders on an as-converted basis. The FORM preferred stock will vote on an as-converted basis. In addition, from and after the date of the issuance of any shares of the FORM preferred stock, dividends at the rate per annum of $4.32 per share (which represents 9% per annum) will accrue on such shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the FORM preferred stock) (the “Accruing Dividends”). Accruing Dividends will accrue from day to day, whether or not declared and will be cumulative, provided, however, that except as provided for in certain circumstances, Accruing Dividends will only be payable when, as, and if declared by the board of directors of FORM and

FORM will be under no obligation to pay such Accruing Dividends. The FORM preferred stock shall be initially convertible into an aggregate of 3,958,336 shares of FORM common stock, which equals a $6.00 per share conversion price, and each holder of FORM preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of FORM common stock into which such shares of FORM preferred stock are convertible. Upon the occurrence of certain fundamental events, the holders of the FORM preferred stock will be able to require FORM to repurchase the shares of FORM preferred stock at the greater of the liquidation preference and the amount per share as would have been payable had the shares of FORM preferred stock been converted into FORM common stock. The holders of record of FORM preferred stock shall be entitled to elect one director of FORM, voting exclusively as a separate class, so long as the holders of FORM preferred stock represent beneficial ownership in the aggregate of equal to or more than 5% of FORM’s issued and outstanding common stock on an as-converted basis.

The holders of FORM preferred stock shall have the right to convert at any time and from time to time into shares of FORM common stock at an initial conversion rate of 8 shares of FORM common stock for each one share of FORM preferred stock (the “Conversion Ratio”). The Conversion Ratio is subject to adjustment upon certain fundamental events. In addition FORM shall have the right, but not the obligation, upon ten trading days’ notice to convert the outstanding shares of FORM preferred stock into FORM common stock at the Conversion Ratio if the volume weighted average price per share of the FORM common stock exceeds $9.00 for over any 20 days in a 30 consecutive trading day period. The term of the FORM preferred stock is seven years, after which time FORM can repay the holders in shares of FORM common stock or cash at FORM’s election.

Warrants

As of October 18, 2016, a recent practicable date before the printing of this proxy statement/prospectus, there were warrants to purchase 1,006,679 shares of FORM common stock outstanding at a weighted-average exercise price of $9.18 per share.

Warrants

In connection with the Merger, FORM will issue to the equity holders of XpresSpa five-year warrants to purchase an aggregate of 2,500,000 shares of FORM common stock, at an exercise price of $3.00 per share, subject to adjustment in the event of a stock split, dividend or similar events.

Each Warrant (collectively, the “Warrants”) has an exercise price of $3.00 per share and is exercisable at any time after the date of issuance (the “Issuance Date”) until the expiration date (the “Expiration Date”), which date shall be five years from the Issuance Date, in whole or in part, by paying FORM cash, check or wire transfer. Notwithstanding the foregoing, if at any time there is not an effective registration statement registering the resale of the shares issuable under the Warrants (the “Warrant Stock”) then the holder may elect to exercise the Warrant, or a portion thereof, and to pay for the Warrant Stock by way of cashless exercise. For a complete description of the Warrants, please refer to Annex F, to this proxy statement/prospectus.

Delaware Statutory Business Combinations Provision

FORM is subject to the provisions of Section 203 of the DGCL which, subject to certain exceptions, prohibits FORM from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or the transaction in which such stockholder became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. For purposes of Section 203 of the DGCL, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the corporation’s voting stock. The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control of FORM.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on June 30, 2016, for the purposes of the balance sheet and shows the statements of operations for the six-month period ended June 30, 2016 and the year ended December 31, 2015, and was prepared based on the historical financial position and results of operations reported by FORM and XpresSpa. The following should be read in conjunction with the audited historical financial statements of FORM and XpresSpa and the notes thereto beginning on pages F-1 and F-63, respectively, the sections entitled “FORM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 106 and “XpresSpa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 130, and the other information contained in this proxy statement/prospectus.

Accounting Treatment of the Merger

The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. FORM will be treated as the acquiring entity for accounting purposes. In identifying FORM as the acquiring entity, the companies took into account the composition of FORM’s Board of Directors, the designation of certain senior management positions, including its Chief Executive Officer and Chief Financial Officer, as well as the fact that existing stock holders of FORM will own approximately 82% of FORM after completion of the Merger (or 67% on a fully diluted basis).

Unaudited Pro Forma Consolidated and Condensed Balance Sheets, as of June 30, 2016:
(in thousands)

	FORM Holdings Corp.	XpresSpa Holdings, LLC		Pro Forma Adjustments							Pro Forma Consolidated and Condensed
	June 30, 2016	June 30, 2016		(a)	(b)		(c)	(d)(k)	(e)
Current assets
Cash and cash equivalents	$27,449	$2,480	(f)	$—	$(1,734)		$—	$—	$—		$28,195
Accounts receivable, net	530	51	(f)	—	—		—	—	—		581
Inventory	260	2,663	(f)	—	—		—	—	—		2,923
Other current assets	134	469	(f)	—	—		—	—	—		603
Total current assets	28,373	5,663		—	(1,734)		—	—	—		32,302
Spa leasehold improvements, property and equipment, net	—	14,085	(f)	—	—		—	—	—		14,085
Cash – restricted	—	634	(f)	—	—		—	—	—		634
Intangible assets, net	3,426	1,504		—	—		—	(1,504)(m)	15,233	(p)(l)	18,659
Goodwill	4,863	—		—	—		—	—	18,238	(q)	23,101
Other assets	1,085	681		—	—		—	(75)(n)	—		1,691
Total assets	$37,747	$22,567		$—	$(1,734)		$—	$(1,579)	$33,471		$90,472
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$6,327	$4,585		$—	$—		$1,250	$—	$500	(o)	$12,662
Deferred revenue	439	—		—	—		—	—	—		439
Senior secured notes	800	780	(f)	—	—		—	—	—		1,580
Total current liabilities	7,566	5,365		—	—		1,250	—	500		14,681
Long-term liabilities
Derivative warrant liabilities	329	—		—	—		—	—	—		329
Other liabilities	140	367	(f)	—	—		—	—	—		507
Note payable – member	—	5,828	(f)	—	—		—	—	—		5,828
Total liabilities	8,035	11,560		—	—		1,250	—	500		21,345
Commitments and contingencies
Stockholders’ equity
FORM Series A Convertible Preferred stock	—	—		—	—		—	—	—		—
FORM Series B Convertible Preferred stock	—	—		—	—		—	—	—		—
FORM Series C Junior Preferred stock	—	—		—	—		—	—	—		—
FORM Series D Convertible Preferred stock	—	—		—	28,080	(g)	—	—	—		28,080
FORM common stock	150	—		—	25	(h)	—	—	—		175
XpresSpa Series A Preferred stock	—	6,999		(6,999)	—		—	—	—		—
XpresSpa Series B Preferred stock	—	3,250		(3,250)	—		—	—	—		—
XpresSpa common stock	—	23,726		(23,726)	—		—	—	—		—
Additional paid-in capital	241,186	294		(294)	8,011	(h)(i)	—	—	—		249,197
Accumulated deficit	(211,624)	(24,489)		24,489	—		(1,250)	—	—		(212,874)
Accumulated other comprehensive loss	—	(439)		439	—		—	—	—		—
Total stockholders’ equity	29,712	9,341		(9,341)	36,116		(1,250)	—	—		64,578
Noncontrolling interests	—	1,666		—	2,883	(j)	—	—	—		4,549
Total members’ equity	29,712	11,007		(9,341)	38,999		(1,250)	—	—		69,127
Total liabilities and stockholders’ equity	$37,747	$22,567		$(9,341)	$38,999		$—	$—	$500		$90,472

(a)	Elimination of XpresSpa’s equity from the historical balance sheet as a result of the acquisition.
(b)	Represents the preliminary purchase price allocation related to the fair value of the securities, including shares of common stock, warrants and shares of Series D Convertible Preferred Stock, issued by FORM as the purchase consideration for the acquisition. The finalization of FORM’s purchase accounting assessment may result in changes to the valuation of the individual securities. In addition, it represents the cash invested by FORM to XpresSpa as part of a subscription agreement whereby FORM purchased from XpresSpa an aggregate of 1,733,826 Series C Preferred Units of XpresSpa, at a per unit purchase price of $1.00 per unit, and treated as consideration for purchase price allocation.
(c)	Represents estimated direct acquisition costs of $750 incurred by FORM and reasonable out-of-pocket fees and expenses incurred by XpresSpa in connection with the acquisition of $500.
(d)	Represents adjustments to assets and liabilities to fair value as a result of the acquisition.
(e)	Represents the preliminary purchase price allocation of the acquisition of XpresSpa. The finalization of FORM’s purchase accounting assessment may result in changes to the valuation of assets acquired, particularly in regards to infinite and finite-lived intangible assets, which could be material.
(f)	The estimated fair value of these assets and liabilities represents their book value. The finalization of FORM’s purchase accounting assessment may result in the changes to the acquired assets and liabilities.
(g)	Represents the estimated fair value of the 494,792 shares of FORM’s Series D Convertible Preferred Stock issued to XpresSpa as consideration for the acquisition.
(h)	Represents the fair value of the 2,500,000 shares of FORM common stock, par value $0.01 per share, issued at $2.10 per share as of August 8, 2016 to XpresSpa as consideration for the acquisition.
(i)	Includes the fair value of the 2,500,000 warrants ($2,786) FORM issued to XpresSpa as consideration for the acquisition, accounted for as equity warrants.
(j)	Represents the preliminary purchase price allocation to noncontrolling interest for the portion of individual locations owned by other partners.
(k)	No income tax provision (benefit) is reflected for any pro forma adjustments as FORM and XpresSpa maintained a full valuation allowance against all deferred taxes.
(l)	XpresSpa acquisition is treated as an asset deal for tax purposes. As such, goodwill will be amortized over 15 years for tax purposes.
(m)	Represents the elimination of the book value of the XpresSpa’s intangible assets, which included tradename and lease acquisition costs.
(n)	Represents the elimination of the XpresSpa’s pending location acquisition costs book balance.
(o)	Represents the accrual for contingent legal liabilities for currently outstanding legal cases and claims totaling $500.
(p)	Represents the estimated fair value adjustments to intangible assets as a result of the acquisition including brands ($14,560), customer relationships ($139), and favorable lease arrangements ($534).
(q)	Represents the fair value adjustment to goodwill as a result of the acquisition based on the preliminary purchase price allocation.

Unaudited Pro Forma Consolidated and Condensed Statement of Operations, for the six month period ended June 30, 2016:
(in thousands, except share and per share data)

	FORM Holdings Corp.	XpresSpa Holdings, LLC	Pro Forma Adjustments			Pro Forma Consolidated and Condensed
	June 30, 2016	June 30, 2016	(a)	(b)	(c)
Revenue	$13,406	$20,471	$—	$—	—	$33,877
Operating expenses	(27,727)	(23,701)	254	(1,337)	—	(52,511)
Operating loss	(14,321)	(3,230)	254	(1,337)	—	(18,634)
Non-operating income, net	307	—	—	—	—	307
Interest expense	(748)	(473)	—	—	—	(1,221)
Loss before income taxes	(14,762)	(3,703)	254	(1,337)	—	(19,548)
Income tax expense	—	(17)	—	—	—	(17)
Net loss	(14,762)	(3,720)	254	(1,337)	—	(19,565)
Net loss attributable to noncontrolling interest	—	37	—	—	—	37
Net loss attributable to the company	$(14,762)	$(3,683)	$254	$(1,337)	—	$(19,528)
Basic loss per share	$(1.01)					$(1.10)
Diluted loss per share	$(1.01)					$(1.10)
Weighted-average number of shares outstanding during the period:
Basic	14,576,183	—	—	—	3,250,574	17,826,757
Diluted	14,576,183	—	—	—	3,250,574	17,826,757

(a)	Adjustment represents the reversal of the amortization expense for the first six-months of 2016 for XpresSpa’s intangible assets, which have been eliminated in the purchase price allocation. Refer to tickmark (m) on the Unaudited Pro Forma Consolidated Balance Sheets, as of June 30, 2016.
(b)	Represents the amortization of intangible assets that were adjusted to fair value as a result of the acquisition of XpresSpa. Refer to tickmark (p) on the Unaudited Pro Forma Consolidated Balance Sheets, as of June 30, 2016.
(c)	Represents the 2,500,000 shares of FORM common stock to be issued to equity holders of XpresSpa at the time of acquisition and 750,574 shares of FORM common stock sold by FORM to Mistral Spa Holdings, LLC as a result of a subscription agreement between the two parties entered into on August 8, 2016. Not included in the diluted weighted-average number of shares outstanding are the warrants to purchase an aggregate of 2,500,000 shares of FORM common stock and FORM preferred stock convertible into 3,958,336 shares of FORM common stock, because of their antidilutive effect on the calculation.

Unaudited Pro Forma Consolidated and Condensed Statement of Operations, for the period ended December 31, 2015:
(in thousands, except share and per share data)

	FORM Holdings Corp.	XpresSpa Holdings, LLC	Pro Forma Adjustments			Pro Forma Consolidated and Condensed
	December 31, 2015	December 31, 2015	(a)	(b)	(c)
Revenue	$22,687	$38,843	$—	$—	—	$61,530
Operating expenses	(33,031)	(46,243)	552	(2,674)	—	(81,396)
Operating loss	(10,344)	(7,400)	552	(2,674)	—	(19,866)
Non-operating income, net	814	(32)	—	—	—	782
Interest expense	(2,594)	(636)	—	—	—	(3,230)
Loss before income taxes	(12,124)	(8,068)	552	(2,674)	—	(22,314)
Income tax expense	866	(7)	—	—	—	859
Net loss	(11,258)	(8,075)	552	(2,674)	—	(21,455)
Net loss attributable to noncontrolling interest	101	17	—	—	—	118
Net loss attributable to the company	$(11,157)	$(8,058)	$552	$(2,674)	—	$(21,337)
Basic loss per share	$(1.09)					$(1.58)
Diluted loss per share	$(1.09)					$(1.58)
Weighted-average number of shares outstanding during the period:
Basic	10,217,734	—	—	—	3,250,574	13,468,308
Diluted	10,217,734	—	—	—	3,250,574	13,468,308

(a)	Represents the reversal of the 2015 amortization expense for XpresSpa’s intangible assets, which have eliminated in the purchase price allocation. Refer to tickmark (m) on the Unaudited Pro Forma Consolidated Balance Sheets, as of June 30, 2016.
(b)	Represents the amortization of intangible assets that were adjusted to fair value as a result of the acquisition of XpresSpa. Refer to tickmark (p) on the Unaudited Pro Forma Consolidated Balance Sheets, as of June 30, 2016.
(c)	Represents the 2,500,000 shares of FORM common stock to be issued to equity holders of XpresSpa at the time of acquisition and 750,574 shares of FORM common stock sold by FORM to Mistral Spa Holdings, LLC as a result of a subscription agreement between the two parties entered into on August 8, 2016. Not included in the diluted weighted-average number of shares outstanding are the warrants to purchase an aggregate of 2,500,000 shares of FORM common stock and FORM preferred stock convertible into 3,958,336 shares of FORM common stock, because of their antidilutive effect on the calculation.

NOTE TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements presented for XpresSpa are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of June 30, 2016, gives effect to the preliminary purchase price allocation of approximately $37,850, based upon payment of cash of $1,734, issuance of FORM Common Stock with the estimated fair value of $5,250, issuance of FORM Warrants with the estimated fair value of $2,786 and issuance of FORM Preferred Stock of $28,080 utilizing the closing stock price of $2.10 on August 8, 2016. Please refer to the Preliminary Purchase Price Allocation table below for the preliminary allocation of the purchase price. In addition, transaction costs of $1,250 representing legal, valuation, accounting and other costs incurred during the transaction are included in retained earnings.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016, gives effect to amortization of the value assigned to the acquired intangible assets, including the brand, favorable lease arrangements and customer relationship.

Preliminary Purchase Price Allocation:

Fair Value
Cash paid	$1,734
FORM Common Stock	5,250
FORM Warrants	2,786
FORM Preferred Stock	28,080
Total purchase price	$37,850
Allocated to
Net assets	$8,928
Intangible assets
Brand	14,560
Customer relations	139
Favorable lease arrangements	534
Goodwill	18,238
Noncontrolling interests	(4,549)
Total	$37,850

COMPARISON OF RIGHTS OF
FORM’S STOCKHOLDERS AND XPRESSPA EQUITY HOLDERS

General

FORM and XpresSpa are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of FORM stock and XpresSpa units are currently, and will continue to be, governed by the DGCL and the DLLCA, respectively. Any differences, therefore, in the rights of holders of FORM stock and XpresSpa units arise primarily from differences between the DGCL and DLLCA and differences in the companies’ respective certificates of incorporation, certificate of formation, bylaws and limited liability company agreement. Upon completion of the Merger, holders of XpresSpa equity interests will receive shares of FORM common stock, preferred stock and warrants in exchange for their respective XpresSpa units. As a result, upon completion of the Merger, the rights of holders of XpresSpa units who become holders of FORM common stock, preferred stock and warrants in connection with the Merger will be governed by the DGCL, FORM’s Certificate and FORM’s Bylaws.

Certain Differences Between the Rights of FORM Stockholders and XpresSpa Equity Holders

The following is a summary of the material differences between the current rights of FORM stockholders and the current rights of XpresSpa equity holders. Although FORM believes that this summary covers the material differences between the two companies’ stockholder and equity holder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of FORM stockholders and XpresSpa equity holders, and it is qualified in its entirety by reference to the DGCL, the DLLCA and the various documents of FORM and XpresSpa referred to in this summary. In addition, the characterization of some of the differences in the rights of FORM stockholders and XpresSpa equity holders as material is not intended to indicate that other differences do not exist or are not important. FORM urges you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a FORM stockholder and the rights of an XpresSpa equity holder. FORM has filed with the SEC its documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find Additional Information” beginning on page 167.

FORM	XpresSpa
Authorized Capital Stock

•

The FORM Certificate authorizes FORM to issue 155,000,000 shares of its capital stock divided into two classes: 150,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

•

The fourth amended and restated limited liability company operating agreement of XpresSpa, as amended (the “XpresSpa operating agreement”) does not limit the number of units that the board of directors may authorize and issue from time to time.

• no shares of preferred stock are issued and outstanding. The preferred stock may be issued from time to time in one or more series.
• Series A preferred units, Series B preferred units, and Series C preferred units are issued and outstanding. Preferred units may be issued from time to time in one or more series.
Stockholder Action by Written Consent
The FORM Bylaws allow stockholders to act by written consent.	The XpresSpa operating agreement allows the members to act by written consent with respect to any action which may be taken at any meeting of members.

FORM	XpresSpa
Dividends
The FORM Certificate sets forth what dividends may be paid on common stock from legally available funds, when and if determined by the FORM board of directors and subject to any preferential dividend right on any then outstanding preferred stock. The FORM Certificate also sets forth that the FORM board of directors may designate preferred stock and in connection with such designation fix dividend rights.	The XpresSpa operating agreement provides for a preferred yield for certain preferred units in the event of a distribution to the members. The XpresSpa operating agreement also provides that distributions to the members shall be made at such times and in such amounts as the XpresSpa board of directors shall determine in its sole discretion.
Rights on Liquidation
The FORM Certificate provides that upon a voluntary or involuntary liquidation or dissolution, holders of common stock are entitled to receive all assets of FORM available for distribution subject to any preferential liquidation right on any then outstanding preferred stock. The FORM Certificate also sets forth that the FORM board of directors may designate preferred stock and in connection with such designation fix liquidation rights.	The XpresSpa operating agreement provides that upon a voluntary or involuntary liquidation or dissolution, distributions will be allocated amongst the holders of units and profits interests in accordance with the XpresSpa operating agreement.
Supermajority Vote Requirements

•

The FORM Certificate provides that no director (other than directors elected by one or more series of FORM’s preferred stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of FORM then entitled to vote generally in the election of directors, voting together as a single class.

• The XpresSpa operating agreement provides that certain members are entitled to designate members of the board of directors (and to remove such designee).

•

The XpresSpa operating agreement provides that, subject to certain exceptions, amendments to the XpresSpa operating agreement require the consent of at least 60% in interest. In addition, although the board of directors generally is authorized to determine the terms of any new class or series of units, in certain circumstances the issuance, repurchase or redemption of equity securities, or the creation of any new class of equity securities of XpresSpa or any of its subsidiaries may require the approval of at least 75% in interest.

•

The FORM Certificate also provides that though FORM’s board of directors is expressly authorized to make, adopt, amend, alter, rescind or repeal FORM’s Bylaws, FORM’s stockholders may adopt, amend, alter, rescind or repeal FORM’s Bylaws with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of FORM then entitled to vote generally in the election of directors, voting together as a single class.

Conversion Rights
The FORM Certificate sets forth that the FORM board of directors may designate preferred stock and in connection with such designation fix conversion rights.	The XpresSpa operating agreement provides that the XpresSpa board of directors may determine the terms and conditions applicable to any units to be issued.

FORM	XpresSpa
Number of Directors and Elections

•

The FORM Certificate provides that the number of members of the board of directors will be determined as provided in the FORM bylaws or as set forth from time to time by a duly adopted amendment thereto by FORM’s board of directors or stockholders. The FORM Bylaws provide that the exact number of members of the board of directors is to be determined by a resolution of the FORM board of directors.

• The XpresSpa operating agreement provides that the number of members of the board of directors will be 6 or such other number as determined from time to time by the board of directors.
• The XpresSpa operating agreement provides that certain members are entitled to designate (and to remove) certain members of the board of directors.
• The FORM Certificate provides that any vacancy of the board of directors of FORM will be filled by a majority vote of the directors then in office.

•

The FORM bylaws provide that directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Voting Rights
The FORM Certificate provides that each holder of common stock is entitled to one vote for each share held at all meetings of stockholders. The FORM Certificate also sets forth that the FORM board of directors may designate preferred stock and in connection with such designation fix voting rights.	The XpresSpa operating agreement provides that each holder of common units is entitled to one vote for each common unit held at all meetings of members. The XpresSpa operating agreement also sets forth that the XpresSpa board of directors may designate other series of units and, in connection with such designation, fix voting rights.
Stockholder Proposals and Nominations for Candidates for Election
The FORM bylaws do not provide guidelines for the submission of stockholder nominations and proposals by FORM stockholders.	The XpresSpa operating agreement does not provide guidelines for the submission of nominations and proposals by members.
Adjournment of a Stockholder Meeting
The FORM Bylaws provide that any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, FORM may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.	The XpresSpa operating agreement does not address the adjournment of meetings of members.

FORM	XpresSpa
Removal of Directors
The FORM Certificate provides that no director (other than directors elected by one or more series of FORM’s preferred stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of FORM then entitled to vote generally in the election of directors, voting together as a single class. FORM is seeking stockholder approval in this proxy statement/prospectus to amend the FORM Certificate such that directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the total voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors.	The XpresSpa operating agreement provides that any person entitled to designate a director pursuant to the XpresSpa operating agreement shall be entitled to remove any of such person’s designees at any time and for any reason by sending notice of such removal to XpresSpa, upon XpresSpa’s receipt of such notice any such designees referred to therein shall be deemed to have resigned as directors with immediate effect (except to the extent set forth otherwise in such notice), and no person designated as a director by any person shall be removed as a director without the prior written consent of such designating person (which they may withhold in their sole discretion) for as long as such person is entitled to designate such director pursuant to the XpresSpa operating agreement.
Restrictions on Transfers
The FORM bylaws provide that FORM shall have the power to enter into and perform any lawful agreement with any number of stockholders of any one or more classes of stock of FORM to restrict the transfer of shares of stock of FORM of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.	The XpresSpa operating agreement generally subjects proposed transfers of units (except transfers by Mistral Vehicles, as defined in the XpresSpa operating agreement) to a right of first refusal in favor of the other members. Proposed transfers by Mistral Vehicles are subject to tag-along rights in favor of the other members.
Amendment of Charter and Bylaws

•

The FORM Certificate provides that FORM’s board of directors is expressly authorized to make, adopt, amend, alter, rescind or repeal FORM’s Bylaws. Notwithstanding the foregoing, FORM’s stockholders may adopt, amend, alter, rescind or repeal FORM’s Bylaws with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of FORM then entitled to vote generally in the election of directors, voting together as a single class.

The XpresSpa operating agreement provides that it generally may be amended by a written instrument executed by XpresSpa (with the authorization of the board of directors) and 60% in interest. However, in certain circumstances, amendments may be authorized by the board of directors without the consent of any of the members.
• The FORM Certificate may be amended by the affirmative vote of the holders of a majority of the shares of the issued and outstanding stock of FORM entitled to vote.

LEGAL MATTERS

The validity of the shares of common stock offered hereby by FORM and certain federal income tax consequences of the Merger will be passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements of FORM (formerly Vringo, Inc.) and subsidiaries as of December 31, 2015 and for the year then ended included herein have been audited by CohnReznick LLP, an independent registered public accounting firm, as set forth in their report thereon and included herein. Such consolidated financial statements as of December 31, 2015 and for the year then ended are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of FORM (formerly Vringo, Inc.) and subsidiaries as of December 31, 2014 and for the year then ended have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated March 16, 2015 covering the consolidated financial statements as of December 31, 2014 and for the year then ended contains an explanatory paragraph that the Company has suffered recurring losses from operations and negative cash flows from operating activities and may not have sufficient cash or available sources of liquidity to support operating requirements that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements of XpresSpa Holdings, LLC as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 included in this Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent auditor, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be included in the proxy materials for FORM next annual meeting of stockholders must comply with all of the requirements of Rule 14a-8 of the Exchange. Under this rule, stockholder proposals that are intended to be presented at FORM next annual meeting of stockholders, but which are not submitted for inclusion in FORM’s proxy statement for the applicable annual meeting of stockholders, must be received by FORM on or before July 31, 2017 so that they may be considered by FORM for inclusion in its proxy statement relating to that meeting. FORM stockholder proposals must be submitted in writing to the Secretary of FORM (Attn: Corporate Secretary, FORM Holdings Corp., 780 Third Avenue, 12th Floor, New York, New York 10017).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

FORM files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. FORM’s SEC filings are also available to the public on the website maintained by the SEC at www.sec.gov. The reports and other information filed by FORM with the SEC are also available at FORM’s website at www.formholdings.com. The information contained on the SEC website and the FORM’s website is specifically not incorporated by reference into this proxy statement/prospectus, and should not be considered to be a part of this proxy statement/prospectus.

FORM has filed with the SEC a Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of FORM common stock to be issued to XpresSpa equity holders in connection with the Merger. The registration statement, including the annexes attached thereto, contains additional relevant information about the common stock of FORM. The rules and regulations of the SEC allow FORM to omit certain information included in the registration statement from this proxy statement/prospectus.

This document is a prospectus and a proxy statement FORM for the FORM annual meeting. You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the FORM annual meeting. FORM has not authorized anyone to give any information or make any representation about the Merger or FORM that is different from, or in addition to, the information or representations contained in this proxy statement/prospectus. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORM also incorporates by reference additional documents that may be filed under Sections 13(a), 14 and 15(d) of the Securities Exchange Act with the SEC between the date of this prospectus and proxy statement and the date of FORM’s annual meeting of stockholders or the termination of the Merger Agreement. These include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference herein and other documents from FORM free of charge by requesting them in writing or by telephone from FORM at the following address:

FORM Holdings Corp.
780 Third Avenue, 12th Floor
New York, New York 10017
(212) 309-7549

If you are a FORM stockholder, you may also obtain the documents referred to in this proxy statement/prospectus by requesting them in writing or by telephone from FORM at telephone number (212) 309-7549 or via email address info@formholdings.com, or FORM’s proxy solicitor at the address and telephone number listed below:

The Proxy Advisory Group, LLC®
18 East 41st Street, Suite 2000
New York, New York 10017
888-337-7699
888-33-PROXY

This proxy statement/prospectus, a form of proxy card and FORM’s Annual Report to Stockholders for 2015 are available on the Internet at www.proxyvote.com.

FORM Holdings Corp. and Subsidiaries

INDEX TO FINANCIAL STATEMENTS

FORM Holdings Corp. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2016 (Unaudited)	December 31, 2015 (see Note 2)
Current assets
Cash and cash equivalents	$27,449	$24,951
Deposits with courts	—	1,930
Accounts receivable, net	530	246
Inventory	260	379
Other current assets	134	698
Total current assets	28,373	28,204
Intangible assets, net	3,426	16,476
Goodwill	4,863	4,863
Other assets	1,085	916
Total assets	$37,747	$50,459
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$6,327	$5,855
Deferred revenue	439	175
Senior secured notes	800	3,111
Total current liabilities	7,566	9,141
Long-term liabilities
Derivative warrant liabilities	329	416
Other liabilities	140	386
Total liabilities	8,035	9,943
Commitments and contingencies (see Note 12)
Stockholders’ equity
Series A Convertible Preferred stock, $0.01 par value per share; 500,000 shares authorized; 6,968 issued and none outstanding	—	—
Series B Convertible Preferred stock, $0.01 par value per share, 5,000,000 shares authorized; 1,666,667 shares issued and none outstanding	—	—
Series C Junior Preferred stock, $0.01 par value per share; 300,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share 150,000,000 shares authorized; 15,011,498 and 13,220,050 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	150	132
Additional paid-in capital	241,186	237,246
Accumulated deficit	(211,624)	(196,862)
Total stockholders’ equity	29,712	40,516
Total liabilities and stockholders’ equity	$37,747	$50,459

The accompanying notes form an integral part of these condensed consolidated financial statements.

FORM Holdings Corp. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue
Licensing revenue	$8,912	$—	$9,675	$150
Product revenue	2,450	—	3,731	—
Total revenue	11,362	—	13,406	150
Costs and expenses*
Cost of goods sold	2,179	—	3,306	—
Operating legal costs	4,243	5,464	4,963	8,565
Amortization and impairment of intangible assets	12,350	813	13,201	1,617
General and administrative	3,305	2,298	6,257	5,296
Total operating expenses	22,077	8,575	27,727	15,478
Operating loss	(10,715)	(8,575)	(14,321)	(15,328)
Gain on revaluation of warrants and conversion feature	99	695	369	695
Interest expense	(272)	(465)	(748)	(465)
Extinguishment of debt	—	(210)	(210)	(210)
Non-operating income (expense), net	81	46	148	(177)
Net loss	$(10,807)	$(8,509)	$(14,762)	$(15,485)
Loss per share:
Basic net loss per share	$(0.72)	$(0.90)	$(1.01)	$(1.65)
Diluted net loss per share	$(0.72)	$(0.90)	$(1.01)	$(1.65)
Weighted-average number of shares outstanding during the period:
Basic	14,993,686	9,469,162	14,576,183	9,405,181
Diluted	14,993,686	9,469,162	14,576,183	9,405,181
* Includes stock-based compensation expense, as follows:
Operating legal costs	$64	$183	$132	$501
General and administrative	435	1,070	830	2,624
	$499	$1,253	$962	$3,125

The accompanying notes form an integral part of these condensed consolidated financial statements.

FORM Holdings Corp. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
(In thousands)

	Common stock	Additional paid-in capital	Accumulated deficit	Total
Balance as of December 31, 2015	$132	$237,246	$(196,862)	$40,516
Issuance of common stock for repayment of convertible debt and related interest	18	2,978	—	2,996
Stock-based compensation	—	962	—	962
Net loss for the period	—	—	(14,762)	(14,762)
Balance as of June 30, 2016	$150	$241,186	$(211,624)	$29,712

	Common stock	Additional paid-in capital	Accumulated deficit	Total
Balance as of December 31, 2014	$93	$216,792	$(185,705)	$31,180
Reclassification of derivative Reload Warrants and Series 1 Warrants to equity warrants	—	175	—	175
Issuance of common stock	3	1,398		1,401
Stock-based compensation	—	3,125	—	3,125
Net loss for the period	—	—	(15,485)	(15,485)
Balance as of June 30, 2015	$96	$221,490	$(201,190)	$20,396

The accompanying notes form an integral part of these condensed consolidated financial statements.

FORM Holdings Corp. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six months ended June 30,
	2016	2015
Cash flows from operating activities
Net loss	$(14,762)	$(15,485)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Items not affecting cash flows
Depreciation and amortization	1,264	1,838
Impairment of intangible assets	11,937	—
Amortization of debt discount and debt issuance costs	660	310
Stock-based compensation	962	3,125
Amendment to warrants as part of debt modification	(281)	—
Extinguishment of debt	356	210
Change in fair value of warrants and conversion feature	(87)	(695)
Exchange rate loss (gain)	(71)	187
Changes in operating assets and liabilities
Increase in accounts receivable	(284)	—
Decrease in inventory	119	—
Decrease in other current assets and other assets	395	429
Increase in accounts payable, accrued expenses and other current liabilities	472	2,546
Increase in deferred revenue	264	—
Decrease in other liabilities	(246)	(178)
Net cash provided by (used in) operating activities	698	(7,713)
Cash flows from investing activities
Acquisition of property, equipment and technology	(151)	—
Decrease (increase) in deposits	2,001	(287)
Net cash provided by (used in) investing activities	1,850	(287)
Cash flows from financing activities
Net proceeds from senior secured notes and warrants	—	12,425
Debt issuance costs	(50)	(218)
Net cash provided by (used in) financing activities	(50)	12,207
Effect of exchange rate changes on cash and cash equivalents	—	(3)
Increase in cash and cash equivalents	2,498	4,204
Cash and cash equivalents at beginning of period	24,951	16,023
Cash and cash equivalents at end of period	$27,449	20,227
Cash paid during the period for
Interest	$40	$—
Non-cash investing and financing transactions
Change in classification of derivative warrants to equity warrants	—	175
Issuance of common stock to repay debt and interest	2,996	1,401
Debt discount	—	2,961

The accompanying notes form an integral part of these condensed consolidated financial statements.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 1. General

Overview

On May 6, 2016, Vringo, Inc. changed its name to FORM Holdings Corp. (“FORM” or the “Company”) and concurrently announced its repositioning as a holding company of small and middle market growth companies. The Company’s focus is on acquiring and building companies that would benefit from:

•	additional capital
•	exposure to visibility from the public markets
•	talent recruiting
•	rebranding and
•	implementation of best practices.

The Company’s management team is committed to execute on its strategy. The Company is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000 in revenue.

The Company’s common stock, par value $0.01 per share, which was previously listed on the NASDAQ Capital Market under the trading symbol “VRNG,” has been listed under the trading symbol “FH” since May 9, 2016.

The Company currently has three operating segments:

•	Group Mobile
•	FLI Charge
•	Intellectual property

Group Mobile is a growing premier supplier of innovative and full-service mobile technology solutions, including rugged computers, tablets, mobile devices, accessories, a full suite of professional services and other related products geared toward emergency first responders, municipalities and corporations. In addition, Group Mobile specializes in high-quality customer service and support for those products.

FLI Charge owns a patented conductive wireless charging technology and focuses on the development and commercialization of its technology through the direct-to-consumer sale of enablements, as well as partnerships and licensing agreements in various industries. FLI Charge is currently working with partners that are interested in implementing FLI Charge technology for smart furniture, Original Equipment Manufacturers, or “OEM,” and after-market automobiles and vaporizers. FLI Charge’s business model is based on licensing its technology in exchange for recurring licensing revenue as well as manufacturing and commercializing its own conductive charging pads and associated cases for phones, tablets and laptops.

The intellectual property operating segment is focused on the innovation, development and monetization of intellectual property. The Company’s portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion and mobile technologies.

Prior to December 31, 2013, the Company operated a global platform for the distribution of mobile social applications and services. On February 18, 2014, the Company sold its mobile social application business to InfoMedia Services Limited (“InfoMedia”), receiving an 8.25% ownership interest in InfoMedia as consideration and a seat on the board of directors of InfoMedia. As part of the transaction, the Company has the opportunity to license certain intellectual property assets and work with InfoMedia to identify and protect new intellectual property.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 1. General  – (continued)

Each of the Company’s operating segments are described below.

Group Mobile

Group Mobile is a growing and innovative full, end-to-end solution provider for project lifecycle services including system integration, hardware service support, pre- and post-deployment and customer support helpdesk. Group Mobile provides total hardware solutions, including rugged laptops, tablets and handheld computers. Group Mobile also markets rugged mobile printers, vehicle computer docking and mounting gear, power accessories, wireless communication products, antennas, carrying cases, and other peripherals, accessories and add-ons needed to maximize productivity in a mobile- or field-computing environment.

Group Mobile operates a full-service e-commerce website with live chat, up-to-date product information and computer system configuration capabilities. Group Mobile’s goal is to ensure that its customers purchase the best products and services for their specific requirements.

Group Mobile purchases rugged mobile computing equipment and complementary products from its primary distribution and manufacturing partners and sells them to enterprises, resellers, and retail customers. Group Mobile’s primary customers range from corporations to local governments, emergency first responders and healthcare organizations. Group Mobile believes that its business is characterized by gross profits as a percentage of revenue slightly higher than is commonly found in resellers of computing devices. The market for rugged mobile computing products is trending towards an increase in the volume of unit sales combined with declining unit prices as the business transitions from primarily being comprised of laptops to one primarily comprised of rugged tablets. As this transition has occurred, Group Mobile is seeing shortened product life cycles and industry specific devices for segments such as healthcare. Group Mobile sets sale prices based on the market supply and demand characteristics for each particular product. Group Mobile is highly dependent on the end-market demand for rugged mobile computing products, which is influenced by many factors, including the introduction of new IT products by OEM, replacement cycles for existing rugged mobile computing products, overall economic growth, local and state budgets, and general business activity.

Product costs represent Group Mobile’s single largest expense and product inventory is one of the largest working capital investments for Group Mobile. Group Mobile’s primary suppliers include Synnex Corporation, Ingram Micro Inc., and Xplore Technologies Corporation, which, combined, represent approximately 80% of Group Mobile’s inventory purchases. Group Mobile has reseller agreements with most of its OEM and distribution partners. These agreements usually provide for nonexclusive resale and distribution rights. The agreements are generally short-term, subject to periodic renewal, and often contain provisions permitting termination by either Group Mobile or the supplier without cause upon relatively short notice. Furthermore, product procurement from the OEM suppliers is a highly complex process and, as such, efficient and effective purchasing operations are critical to Group Mobile’s success.

FLI Charge

FLI Charge is a wireless power company dedicated to simplifying the way people power and charge the multitude of mobile electronic devices they use on a daily basis. By eliminating the need to search and compete for outlets and charging cables, FLI Charge is improving the powering and charging experience for all currently existing battery and DC powered devices.

FLI Charge designs, develops, licenses, manufactures and markets wireless conductive power and charging solutions. FLI Charge is currently working with partners in several verticals to bring products to market. These verticals include education, office, hospitality, automotive and consumer electronics among others. To date, FLI Charge has not yet generated any substantial revenue from its product sales. The Company believes that FLI Charge’s patented technology is the only wireless power solution that is fully interoperable between different mobile devices ranging from smartphones to power tools, and many more.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 1. General  – (continued)

FLI Charge’s wireless power solution can simultaneously power multiple devices on the same pad no matter their power requirements or positions on the pad.

FLI Charge’s product line consists of power pads or surfaces as well as devices that are connected to or embedded with FLI Charge enabling technology. FLI Charge pads and surfaces are connected to a power source or battery. The surface of the pad has conductive contact strips that provide power and are constantly monitored by control circuitry that immediately halts power transfer if an unapproved load or short-circuit condition is detected. FLI Charge-enabled devices are embedded with the FLI Charge contact enablement that consists of four contact points, known as the “constellation.” The constellation is designed to make an immediate and continuous electrical connection with the contact strips regardless of the device’s orientation on the pad. The enablement monitors the power coming from the pad and ensures that the correct amount of power goes to the device. Once an approved FLI Charge device is placed on a pad, power is transferred immediately to charge or power the device.

FLI Charge launched its consumer product line on Indiegogo, a crowdfunding platform, on June 15, 2016; the campaign is ongoing as of June 30, 2016. The Company accounts for funds raised from crowdfunding campaigns and pre-sales, which was $177 as of June 30, 2016, as deferred revenue. FLI Charge expects to deliver products to the participants in the fourth quarter of 2016.

Intellectual Property

The intellectual property operating segment is focused on the innovation, development and monetization of intellectual property. The Company’s portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion and mobile technologies.

The Company is currently focused on monetizing its technology portfolio through a variety of value enhancing initiatives including, but not limited to, licensing, litigation and strategic partnerships.

Recent Developments

Name Change

On May 6, 2016, the Company changed its name from Vringo, Inc. to FORM Holdings Corp. (“FORM” or the “Company”) and concurrently announced its repositioning as a holding company of small and middle market growth companies. The Company’s focus is on acquiring and building companies that would benefit from:

•	additional capital
•	exposure to visibility from the public markets
•	talent recruiting
•	rebranding and
•	implementation of best practices.

The Company’s management team is committed to execute on its strategy. The Company is industry agnostic, but limits the scope of its pipeline by looking only at companies with a clear path to grow in excess of $100,000 in revenue.

The Company’s common stock, par value $0.01 per share, which was previously listed on the NASDAQ Capital Market under the trading symbol “VRNG,” has been listed under the trading symbol “FH” since May 9, 2016.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 1. General  – (continued)

Impairment of Patents

The Company’s name change and repositioning as a holding company was deemed a triggering event, which required the Company’s patent assets to be tested for impairment. In performing this impairment test, the Company determined that the patent portfolios, which together represent an asset group, were subject to impairment testing. In the first step of the impairment test, the Company utilized its projections of future undiscounted cash flows based on its existing plans for the patents. As a result, it was determined that the Company’s projections of future undiscounted cash flows were less than the carrying value of the asset group. Accordingly, the Company performed the second step of the impairment test to measure the potential impairment by calculating the asset group’s fair value as of May 6, 2016. As a result, following amortization for the month of April, the Company recorded an impairment charge of $11,937, which resulted in a new carrying value of $1,526 on May 6, 2016. Following the impairment, the Company reevaluated the remaining useful life and concluded that there were no changes in the estimated useful life.

Shareholder Rights Plan

On March 18, 2016, the Company announced that the Company’s Board of Directors adopted a shareholder rights plan in the form of a Section 382 Rights Agreement designed to preserve the Company’s tax assets. As a part of the plan, the Company’s Board of Directors declared a dividend of one preferred-share-purchase right for each share of the Company’s common stock outstanding as of March 29, 2016. Effective on March 18, 2016, if any group or person acquires 4.99% or more of the Company’s outstanding shares of common stock, or if a group or person that already owns 4.99% or more of the Company’s common stock acquires additional shares representing 0.5% or more of the Company’s common stock, then, subject to certain exceptions, there would be a triggering event under the plan. The rights would then separate from the Company’s common stock and would be adjusted to become exercisable to purchase shares of the Company’s common stock having a market value equal to twice the purchase price of $9.50, resulting in significant dilution in the ownership interest of the acquiring person or group. The Company’s Board of Directors has the discretion to exempt any acquisition of the Company’s common stock from the provisions of the plan and has the ability to terminate the plan prior to a triggering event. In connection with this plan, the Company filed a Certificate of Designation of Series C Junior Preferred Stock with the Secretary of State of the State of Delaware on March 18, 2016.

Senior Secured Notes

On March 9, 2016, the Company and the holders (the “Investors”) of the Company’s $12,500 Senior Secured Convertible Notes (the “Notes”), which were originally issued by the Company in a registered direct offering on May 4, 2015, entered into an exchange note agreement (the “Exchange Note Agreement”). Pursuant to the Exchange Note Agreement, the Company issued to the Investors an aggregate of 703,644 shares of its common stock, par value $0.01 per share, in exchange for the reduction of $1,267 of the outstanding aggregate principal amount of the Notes and $49 of accrued interest. As a result, the outstanding aggregate principal amount under the Notes was reduced from $3,016 to $1,749 as of March 9, 2016.

In addition, on March 9, 2016, the Company, with the consent of each of the Investors, agreed to amend the Notes. Pursuant to the Amended and Restated Senior Secured Notes (the “Amended Notes”) and the Indenture dated May 4, 2015, as supplemented by a First Supplemental Indenture dated May 4, 2015 and further supplemented by a Second Supplemental Indenture (the “Second Supplemental Indenture”) dated March 9, 2016: (i) the Amended Notes are no longer convertible into shares of the Company’s common stock and will be payable by the Company on the Maturity Date (as defined below) in cash only, (ii) the Maturity Date of the Amended Notes will extend to June 30, 2017 (the “Maturity Date”), (iii) the Company will discontinue the payment of principal prior to the Maturity Date (subject to certain exceptions), (iv) the interest rate increased from 8% to 10% per annum and will accrue on the outstanding aggregate principal amount of the Amended Notes, payable monthly, and (v) the Company will pay to the Investors on the Maturity Date

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 1. General  – (continued)

102% of the outstanding aggregate principal amount of the Amended Notes. The Company also agreed to maintain a cash balance (including cash equivalents) of not less than $2,900.

In addition, the Company agreed to reduce the exercise price of the warrants to purchase an aggregate of 537,500 shares of the Company’s common stock pursuant to the initial agreement (the “May 2015 Warrants”) from $10.00 to $3.00 per share and the parties also agreed to remove from the May 2015 Warrants certain anti-dilution features. Other terms of the May 2015 Warrants remained the same. Furthermore, in connection with the Amended Notes, the Company paid a restructuring fee of $50 to the Investors.

On July 1, 2016, the Company prepaid in full its Amended Notes that were due on June 30, 2017. As required by the terms of the Amended Notes, notice of prepayment was delivered to the Investors on June 30, 2016. The Company repaid the Amended Notes in full, including repayment of the principal and accrued interest as well as an additional 15% for early repayment. The Company used an aggregate of $2,011 of cash on hand for repayment of the Amended Notes. As a result of the repayment in full of the Amended Notes, all liens on the Company’s assets, including intellectual property, were released by the Investors.

Reverse Stock Split

Unless otherwise noted, the information contained in these condensed consolidated financial statements gives effect to a one-for-ten reverse stock split of our common stock effected on November 27, 2015 on a retroactive basis for all periods presented.

Note 2. Accounting and Reporting Policies

(a) Basis of presentation and principles of consolidation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information, and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. All adjustments that, in the opinion of management, are necessary for a fair presentation for the periods presented have been reflected by the Company as required by Regulation S-X, Rule 10-01. Such adjustments are of a normal, recurring nature. The results of operations for the six-month period ended June 30, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Use of estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from such estimates. Significant items subject to such estimates and assumptions include the Company’s valuation of intangible assets, the useful lives of the Company’s intangible assets, the valuation of the Company’s derivative warrants, the valuation of stock-based compensation, deferred tax assets and liabilities, income tax uncertainties, and other contingencies.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

(c) Accounting guidance adopted in 2016

ASU No. 2015-03, Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs

During the six-month period ended June 30, 2016, the Company adopted guidance on a retrospective basis that requires debt issuance costs related to a recognized debt liability to be presented in the condensed consolidated balance sheets as a deduction from the carrying amount of such debt. As a result of this adoption, the Company reclassified $73 of debt issuance costs as of December 31, 2015 from other current assets to senior secured notes.

ASU No. 2014-15, Presentation of Financial Statements (Topic 205): Going Concern

During the six-month period ended June 30, 2016, the Company adopted the standard that provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The adoption of this guidance did not have a material effect on the Company’s condensed consolidated financial statements.

ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity

During the six-month period ended June 30, 2016, the Company adopted the standard that clarifies how current U.S. GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. The adoption of this guidance did not have a material effect on the Company’s condensed consolidated financial statements.

(d) Reclassification

On November 27, 2015, the Company implemented the Reverse Stock Split, which became effective at the opening of trading on the NASDAQ on that date. As of November 27, 2015, every 10 shares of the Company’s issued and outstanding common stock were combined into one share of its common stock, except to the extent that the Reverse Stock Split resulted in any of the Company’s stockholders owning a fractional share, which was rounded up to the next highest whole share. In connection with the Reverse Stock Split, there was no change in the nominal par value per share of $0.01 and the Company’s authorized shares.

Certain balances have been reclassified to conform to presentation requirements, including to retroactively present the effect of the Reverse Stock Split. All references to the number of shares of common stock, price per share and weighted average shares of common stock have been adjusted to reflect the Reverse Stock Split on a retroactive basis for all periods presented, unless otherwise noted.

As a result of the adoption by the Company of ASU No. 2015-03 on a retrospective basis, during the six-month period ended June 30, 2016, the Company reclassified $73 of debt issuance costs as of December 31, 2015 from other current assets to senior secured notes.

(e) Intangible assets

Intangible assets include purchased patents, which are recorded based on the cost to acquire them, as well as trade names, customer relationships and technology, which were acquired as part of the acquisition of International Development Group Limited (“IDG”) in the fourth quarter of 2015 and are recorded based on the estimated fair value in purchase price allocation. The intangible assets are amortized over their estimated useful lives, which are periodically evaluated for reasonableness.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

The Company’s intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In assessing the recoverability of the Company’s intangible assets, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to its intangible assets.

(f) Deferred revenue

Deferred revenue includes (i) payments received from customers in advance of providing the product and (ii) amounts deferred if other conditions of revenue recognition have not been met. The Company accounts for funds raised from crowdfunding campaigns and pre-sales as deferred revenue.

Note 3. Net Loss per Share of Common Stock

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock plus dilutive potential common stock considered outstanding during the period. However, as the Company generated net loss in all periods presented, some potentially dilutive securities, including certain warrants and stock options, were not reflected in diluted net loss per share because the impact of such instruments was anti-dilutive.

The table below presents the computation of basic and diluted net loss per share of common stock:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Basic Numerator:
Loss from attributable to shares of common stock	$(10,807)	$(8,509)	$(14,762)	$(15,485)
Net loss attributable to shares of common stock	$(10,807)	$(8,509)	$(14,762)	$(15,485)
Basic Denominator:
Weighted average number of shares of common stock outstanding during the period	14,993,686	9,469,162	14,576,183	9,405,181
Basic common stock shares outstanding	14,993,686	9,469,162	14,576,183	9,405,181
Basic net loss per common stock share	$(0.72)	$(0.90)	$(1.01)	$(1.65)
Diluted Numerator:
Net loss attributable to shares of common stock	$(10,807)	$(8,509)	$(14,762)	$(15,485)
Increase in net loss attributable to derivative liabilities and interest expense	—	—	—	—
Diluted net loss attributable to shares of common stock	$(10,807)	$(8,509)	$(14,762)	$(15,485)

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 3. Net Loss per Share of Common Stock  – (continued)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Diluted Denominator:
Basic common stock shares outstanding	14,993,686	9,469,162	14,576,183	9,405,181
Weighted average number of derivative liabilities in the money	—	—	—	—
Diluted common stock shares outstanding	14,993,686	9,469,162	14,576,183	9,405,181
Diluted net loss per common stock share	$(0.72)	$(0.90)	$(1.01)	$(1.65)
Net loss per share data presented excludes from the calculation of diluted net loss the following potentially dilutive securities, as they had an anti-dilutive impact:
Vested and unvested options outstanding to purchase an equal number of shares of common stock of the Company	1,492,434	888,047	1,492,434	888,047
Unvested RSUs to issue an equal number of shares of common stock of the Company	7,808	60,990	7,808	60,990
Warrants to purchase an equal number of shares of common stock of the Company	1,006,679	956,679	1,006,679	956,679
Conversion feature of senior secured notes	—	1,250,000	159,462	1,250,000
Total number of potentially dilutive instruments, excluded from the calculation of net loss per share	2,506,921	3,155,716	2,666,383	3,155,716

Note 4. Business Combination

On October 15, 2015, the Company acquired IDG. Pursuant to the Purchase Agreement, the Company acquired 100% of the capital stock of IDG. Group Mobile and 70% of FLI Charge were also acquired through the purchase of IDG. Group Mobile is a company with full-service customer support in rugged computers, mobile devices and accessories. FLI Charge owns patented conductive wireless charging technology and is focused on innovation, sales, manufacturing and licensing its technology in various industries, such as automotive, furniture and others.

As consideration for the acquisition, the Company issued an equivalent of 1,666,667 common stock (after giving effect to the Reverse Stock Split), which were issued as follows: (i) 1,604,167 shares of the Company’s newly designated Series B Convertible Preferred Stock (“Series B Preferred”), convertible into 1,604,167 shares of the Company’s common stock, (ii) 57,500 shares of the Company’s unregistered common stock issued to one of the sellers, who is a former chief executive officer and director of IDG, in consideration of his forgiveness of debt and (iii) 5,000 shares of the Company’s common stock for transaction related services. A total of 240,625 Series B Preferred shares were placed in escrow to secure certain of the sellers’ indemnity obligations under the Purchase Agreement for a period of up to 12 months. On November 27, 2015, all Series B Preferred outstanding shares were converted into unregistered common stock of the Company, resulting in the issuance of 1,604,167 shares of common stock. On April 20, 2016, 85,121 shares of common stock were released from escrow.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 4. Business Combination  – (continued)

Purchase consideration value was determined based on the market value of the Company’s common stock at the date of the transactions, discounted for the fact that the shares are restricted as to their marketability for a period of six months from the issuance date.

The transaction has been accounted for as a business combination. Assets acquired and liabilities assumed were recorded at their fair values at the closing date. The purchase price consideration was as follows:

October 15, 2015 Acquisition:	Fair Value
Series B Preferred Stock	$5,378
Debt assumed, settled in shares	193
Total share value issued	$5,571

The purchase price for the acquisition was allocated to the net tangible and intangible assets based on their fair values as of the closing date. The excess of the purchase price over the net tangible assets and intangible assets was recorded as goodwill. The purchase price allocation was as follows:

Fair Value
Assets:
Cash and cash equivalents	$144
Accounts receivable	245
Inventory	234
Prepaid expenses	18
Current Assets	641
Intangible assets	2,146
Goodwill	4,863
Total Assets	7,650
Liabilities:
Accounts payable	464
Credit line	270
Accrued expenses	44
Other current liabilities	173
Deferred tax liabilities	866
Total liabilities	1,817
Non-controlling interest in FLI Charge	262
Total	$5,571

The allocation of the purchase price was based upon a valuation and the Company’s estimates and assumptions, which are subject to change within the measurement period (up to one year from the acquisition dates). The principal area of potential purchase price adjustments relate to the shares placed in escrow.

In connection with the acquisition, the Company also entered into a Consulting Agreement with IDG’s former chief executive officer and director for a term of six months and payment of $9 per month. The Company also issued to a finder a warrant to purchase up to an aggregate of 50,000 shares of common stock of the Company, at an exercise price of $5.00 per share, expiring on April 15, 2021. The fair value of the warrant was $114 and was recorded as an expense in general and administrative expenses.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 4. Business Combination  – (continued)

On December 28, 2015, the Company acquired the remaining 30% interest in FLI Charge from third parties. In conjunction with the transaction, the Company issued 110,000 shares of its unregistered common stock for total consideration of $262. The fair value of the consideration for financial reporting purposes was determined based on the market value of the shares at the date of the transaction, discounted due to the restricted nature of the shares and the effect this has on their marketability. The issuance of these shares have no impact on the allocation of the purchase consideration pursuant to FASB ASC 810 and was recorded as an equity transaction.

Note 5. Intangible Assets

The following table provides information regarding the Company’s intangible assets, which consist of the following:

	June 30, 2016			December 31, 2015			Weighted average amortization period (years)
	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Patents	$28,213	$(26,741)	1,472	$28,213	$(13,782)	$14,431	8.60
Customer relationships	1,163	(210)	953	1,163	(62)	1,101	3.91
Trade name	504	(73)	431	504	(21)	483	4.90
Technology	479	(60)	419	479	(18)	461	5.68
Additions:
Software	151	—	151	—	—	—	—
Total intangible assets	$30,510	$(27,084)	$3,426	$30,359	$(13,883)	$16,476

The Company recorded customer relationships, trade name and technology as part of the acquisition of Group Mobile and FLI Charge completed on October 15, 2015. Additionally, during 2016, the Company has capitalized costs for software related to the build-out of Group Mobile’s new website. Amortization has not been recorded for the software as it has not yet been placed into service. The patent assets consist of several major patent portfolios, which were acquired from third parties, as well as a number of internally-developed patents. The costs related to internally-developed patents are expensed as incurred.

The Company’s intangible assets are amortized over their expected useful lives. During the three-month periods ended June 30, 2016 and 2015, the Company recorded amortization expense of $413 and $813, respectively. During the six-month periods ended June 30, 2016 and 2015, the Company recorded amortization expense of $1,264 and $1,617, respectively.

During the three-month period ended June 30, 2016, the Company determined that there were impairment indicators related to certain of its patents. A significant factor considered when making this determination occurred on May 6, 2016, when “Vringo, Inc.” changed its name to “FORM Holdings Corp.” and concurrently announced its repositioning as a holding company of small and middle market growth companies. The Company concluded that this factor was deemed a “triggering” event, which required the related patent assets to be tested for impairment. In performing this impairment test, the Company determined that the patent portfolios, which together represent an asset group, were subject to impairment testing. In the first step of the impairment test, the Company utilized its projections of future undiscounted cash flows based on the Company’s existing plans for the patents. As a result, it was determined that the Company’s projections of future undiscounted cash flows were less than the carrying value of the asset group. Accordingly, the Company performed the second step of the impairment test to measure the impairment by calculating the asset group’s fair value as of May 6, 2016.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 5. Intangible Assets  – (continued)

As a result, following amortization for the month of April, the Company recorded an impairment charge of $11,937, or 88.7% of the carrying value of the patents prior to impairment. This resulted in a new carrying value of $1,526 on May 6, 2016. The impairment charge is included in amortization and impairment of intangible assets in the condensed consolidated statements of operations. Following the impairment, the Company reevaluated the remaining useful life and concluded that there were no changes in the estimated useful life. There were no impairment indicators related to any of the Company’s other amortizable intangible assets during the period ended June 30, 2016.

The following table provides information regarding the Company’s goodwill, which relates to the purchase of IDG completed on October 15, 2015. There were no indicators of impairment of goodwill as of June 30, 2016.

Group Mobile	$4,106
FLI Charge	757
Total Goodwill	$4,863

Note 6. Segment Information

The Company currently has three operating segments, Group Mobile, FLI Charge and intellectual property that accumulate revenue and expenses. Additionally, the Company allocates certain expenses to its non-operating corporate segment. The corporate segment represents general and administrative expenses as well as net non-operating income (expense) that are not specific to any of FORM’s operating segments, but represent expenses incurred on behalf of the parent company, a holding company.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue:
Group Mobile	$2,450	$—	$3,727	$—
FLI Charge	12	—	29	—
Intellectual property	8,900	—	9,650	150
Total Revenue	$11,362	$—	$13,406	$150
Segment operating loss:
Group Mobile	$(326)	$—	$(648)	$—
FLI Charge	(998)	—	(1,777)	—
Intellectual property	(7,577)	(6,276)	(8,280)	(10,032)
Corporate	(1,814)	(2,299)	(3,616)	(5,296)
Total segment operating loss	(10,715)	(8,575)	(14,321)	(15,328)
Corporate non-operating income (expense), net	(92)	66	(441)	(157)
Net loss	$(10,807)	$(8,509)	$(14,762)	$(15,485)

	June 30, 2016	December 31, 2015
Assets:
Group Mobile	$7,013	$6,228
FLI Charge	1,734	1,583
Intellectual property	2,654	17,528
Corporate	26,346	25,120
Total Assets	$37,747	$50,459

The corporate segment’s assets are mainly comprised of cash and cash equivalents.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 7. Senior Secured Notes

On May 4, 2015 (the “Closing Date”), the Company entered into a securities purchase agreement with certain Investors in a registered direct offering of $12,500 of Notes and May 2015 Warrants to purchase 537,500 shares of the Company’s common stock (after giving effect to the Reverse Stock Split). On the Closing Date, the Company issued the Notes, which were convertible into shares of the Company’s common stock at $10.00 per share, had 8% interest and matured in 21 months from the date of issuance, unless earlier converted. In addition, the Company issued the May 2015 Warrants to purchase shares of the Company’s common stock, which were exercisable at $10.00 per share for a period of five years, beginning on November 4, 2015. In connection with the issuance of the Notes and the May 2015 Warrants, the Company received net cash proceeds of $12,425. The Company also incurred third party costs directly associated with the issuance of Notes of $218, which were capitalized as debt issuance costs and reported as a reduction in senior secured notes, and are amortized over the term of the Note. The Company’s obligations under the outstanding Notes are secured by a first priority perfected security interest in substantially all of the Company’s U.S. assets. In addition, stock of certain subsidiaries of the Company were pledged. The outstanding Notes contain customary events of default, as well as covenants which include restrictions on the assumption of new debt by the Company. As of June 30, 2016, all covenants were met and there were no events of default.

As of December 31, 2015, total outstanding principal was $4,206. Between January 1, 2016 and March 9, 2016, the Company made two principal payments in the aggregate amount of $1,190. The Company elected to make these principal payments in shares of the Company’s common stock, which are issued at a 15% discount to the market price data. As such, the Company issued 1,032,332 shares in lieu of principal payments and recorded $210 as extinguishment of debt expense in the condensed consolidated statements of operations.

On March 9, 2016, the Company and the Investors entered into the Exchange Note Agreement. Pursuant to the Exchange Note Agreement, the Company issued to the Investors an aggregate of 703,644 shares of its common stock in exchange for the reduction of $1,267 of the outstanding aggregate principal amount of the Notes and $49 of accrued interest. As a result, the outstanding aggregate principal amount under the Notes was reduced from $3,016 to $1,749 as of March 9, 2016.

In addition, on March 9, 2016, the Company, with the consent of each of the Investors, agreed to amend the Notes. Pursuant to the Amended Notes and the Indenture dated May 4, 2015, as supplemented by a First Supplemental Indenture dated May 4, 2015 and further supplemented by the Second Supplemental Indenture dated March 9, 2016: (i) the Amended Notes are no longer convertible into shares of the Company’s common stock and will be payable by the Company on the Maturity Date in cash only, (ii) the Maturity Date of the Amended Notes will extend to June 30, 2017, (iii) the Company will discontinue the payment of principal prior to the Maturity Date (subject to certain exceptions), (iv) the interest rate increased from 8% to 10% per annum and will accrue on the outstanding aggregate principal amount of the Amended Notes, payable monthly, and (v) the Company will pay to the Investors on the Maturity Date 102% of the outstanding aggregate principal amount of the Amended Notes. The Company also agreed to maintain a cash balance (including cash equivalents) of not less than $2,900.

In addition, the Company agreed to reduce the exercise price of the May 2015 Warrants from $10.00 to $3.00 per share and the parties also agreed to remove from the May 2015 Warrants certain anti-dilution features. Other terms of the May 2015 Warrants remained the same. Furthermore, in connection with the Amended Notes, the Company paid a restructuring fee of $50 to the Investors.

The Company has concluded that the Exchange Note Agreement does not constitute a troubled debt restructuring as it has not experienced financial difficulty. Furthermore, since the Investors remained the same before and after the Exchange Note Agreement, the Company has made a quantitative test, in order to determine whether the Amended Notes are substantially different from the original Notes.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 7. Senior Secured Notes  – (continued)

Based on the accounting analysis performed and considering various scenarios for the cash flow test, the Company concluded that the Amended Notes were not substantially different from the original Notes and, as such, accounted for the Exchange Note Agreement as a modification:

•	No gain or loss is recorded and a new effective interest rate is established based on the carrying value of the Notes and the revised cash flows of the Notes. Immediately before the Exchange Note Agreement, the fair value of the conversion option of the Notes was $10.00 per share.
•	The change in the fair value of the May 2015 Warrants is capitalized similar to certain debt issuance costs. The fair value of the May 2015 Warrants increased by $281 as a result of the reduction of the exercise price from $10.00 to $3.00. Other terms of the May 2015 Warrants remain the same and continue to be recorded as derivative warrant liabilities. The capitalized amount of $281, along with any existing unamortized debt discount or premium, is amortized to interest expense over the remaining term of the Notes.
•	Pursuant to the Exchange Note Agreement, on March 9, 2016, 703,644 shares were issued in exchange for the reduction of $1,267 of the outstanding principal amount and $49 of accrued interest and are also considered a noncash consideration. The fair value of the shares issued was $1,499. As such, the Company capitalized the fair value difference of $183 similar to certain debt issuance costs, which is amortized to interest expense over the remaining term of the Notes.
•	The original transactions cost as of March 9, 2016, in the amount of $49, continue to be deferred. New transaction costs paid to the Investors, in the amount of $50, are capitalized and recorded as an offset to the debt. New transaction costs, in the amount of $65, paid to third parties are recognized as an expense and are included in general and administrative expense.

The table below summarizes changes in the book value of the Notes from December 31, 2015 to June 30, 2016:

Book value as of December 31, 2015 (net of unamortized portion of debt issuance costs of $73)	$3,111
Debt repayments in January and February 2016	(1,190)
Amortization of debt discount and debt issuance costs, included in interest expense	356
Book value of Notes before the Exchange Note Agreement on March 9, 2016	2,277
Fair value of the considerations provided to the Investors, including:
Increase in fair value of May 2015 Warrants due to reduced exercise price	281
Repayment of Notes in shares of common stock	1,267
Repayment of $1,267 of Notes in shares of common stock at a discount to the market	183
Restructuring fee paid to the Investors	50
Total fair value of the considerations provided to the Investors	1,781
Book value of Amended Notes after the Exchange Note Agreement on March 9, 2016	496
Amortization of debt discount and debt issuance costs, included in interest expense	304
Book value of Amended Notes as of June 30, 2016	$800

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 7. Senior Secured Notes  – (continued)

On July 1, 2016, the Company prepaid in full its Amended Notes that were due on June 30, 2017. As required by the terms of the Amended Notes, notice of prepayment was delivered to the Investors on June 30, 2016. The Company repaid the Amended Notes in full, including repayment of the principal and accrued interest as well as an additional 15% for early repayment. The Company used an aggregate of $2,011 of cash on hand for repayment of the Amended Notes. As a result of the repayment in full of the Amended Notes, all liens on the Company’s assets, including its intellectual property, were released by the Investors.

Note 8. Fair Value Measurements

The following table presents the placement in the fair value hierarchy of liabilities measured at fair value on a recurring basis as of June 30, 2016 and December 31, 2015:

		Fair value measurement at reporting date using
	Balance	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
June 30, 2016:
May 2015 Warrants	$329	$—	$—	$329
December 31, 2015:
May 2015 Warrants	$416	$—	$—	$416
Conversion feature	$1	$—	$—	$1

The Company measures its derivative liabilities at fair value. The May 2015 Warrants were classified within Level 3 because they were valued using the Black-Scholes-Merton model, which utilizes significant inputs that are unobservable in the market. They are recorded as derivative warrant liabilities as they are freestanding instruments and there are several features within the warrants that may require the Company to cash settle or partially cash settle. In particular, the Company may have to cash settle, partially cash settle, or make cash payments to the Investors including cash settlement upon exercise when insufficient shares are authorized to be issued, and that the Company is obligated to issue registered shares when the warrants are exercised. The derivative warrant liabilities are initially measured at fair value and marked to market at each balance sheet date.

In addition to the above, the Company’s financial instruments as of June 30, 2016 and December 31, 2015 consisted of cash, cash equivalents, receivables, accounts payable, deposits and Notes. The carrying amounts of all the aforementioned financial instruments approximate fair value because of the short-term maturities of these instruments.

The following table summarizes the changes in the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) during the six-month period ended June 30, 2016:

	May 2015 Warrants	Conversion feature
December 31, 2015	$416	$1
Decrease in fair value of the warrants and conversion feature	(368)	(1)
Increase in fair value as a result of debt modification	281	—
June 30, 2016	$329	$—

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 8. Fair Value Measurements  – (continued)

Valuation processes for Level 3 Fair Value Measurements

Fair value measurement of the derivative warrant liabilities falls within Level 3 of the fair value hierarchy. The fair value measurements are evaluated by management to ensure that changes are consistent with expectations of management based upon the sensitivity and nature of the inputs.

June 30, 2016:

Description	Valuation technique	Unobservable inputs	Range
May 2015 Warrants	Black-Scholes-Merton	Volatility	59.55%
		Risk-free interest rate	0.88%
		Expected term, in years	3.84
		Dividend yield	0.00%

December 31, 2015:

Description	Valuation technique	Unobservable inputs	Range
Conversion feature	Monte-Carlo model	Volatility	82.46%
		Risk free interest rate	0.46%
		Expected term, in years	0.51
		Conversion price	$10.00
May 2015 Warrants	Black-Scholes-Merton	Volatility	79.13%
		Risk free interest rate	1.68%
		Expected term, in years	4.34
		Dividend yield	0.00%

Sensitivity of Level 3 measurements to changes in significant unobservable inputs

The inputs to estimate the fair value of the Company’s derivative warrant liabilities and conversion feature were the current market price of the Company’s common stock, the exercise price of the warrants and conversion feature, their remaining expected term, the volatility of the Company’s common stock price and the risk-free interest rate over the expected term. Significant changes in any of those inputs in isolation can result in a significant change in the fair value measurement.

Generally, an increase in the market price of the Company’s shares of common stock, an increase in the volatility of the Company’s shares of common stock, and an increase in the remaining term of the warrants and conversion feature would each result in a directionally similar change in the estimated fair value of the Company’s warrants. Such changes would increase the associated liability while decreases in these assumptions would decrease the associated liability. An increase in the risk-free interest rate or a decrease in the differential between the warrants’ and conversion feature’s exercise prices and the market price of the Company’s shares of common stock would result in a decrease in the estimated fair value measurement and thus a decrease in the associated liability. The Company has not, and does not plan to, declare dividends on its common stock, and as such, there is no change in the estimated fair value of the warrants and conversion feature due to the dividend assumption.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 8. Fair Value Measurements  – (continued)

The following table presents the placement in the fair value hierarchy of intangible assets measured at fair value on a non-recurring basis as of June 30, 2016 due to impairment. There was no impairment of intangible assets for the period ended December 31, 2015 and, as such, no fair value measurement was performed:

		Fair value measurement at reporting date using
	Balance	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
June 30, 2016:
Patents	$1,472	$—	$—	$1,472

During the six-month period ended June 30, 2016, the Company recorded a noncash impairment charge of $11,937 to reduce the net carrying value of its patent assets to its estimated fair value of $1,526. Following the impairment charge, the net carrying value of the patent assets was reduced to $1,472 as of June 30, 2016 due to additional amortization expense during the period. The fair value of these assets were classified as Level 3 of the fair value hierarchy using an income-based approach.

Note 9. Warrants

The following table summarizes information about warrant activity during the six-month period ended June 30, 2016:

	No. of warrants	Weighted average exercise price	Exercise price range
December 31, 2015	1,006,679	$12.92	$5.00 – $17.60
Granted	—	—	—
Exercised	—	—	—
Expired	—	—	—
June 30, 2016	1,006,679	$9.18	$3.00 – $17.60

On March 9, 2016, the Company modified the exercise price of the May 2015 Warrants, which are recorded as derivative warrant liabilities, from $10.00 to $3.00. There were no changes to other terms of the May 2015 Warrants (see Note 7). The change in fair value of the May 2015 Warrants as a result of the exercise price modification was accounted for as a debt discount to be amortized over the remaining term of the Amended Notes.

Certain of the Company’s outstanding warrants are classified as equity warrants and certain are classified as derivative warrant liabilities. The Company’s outstanding equity warrants as of June 30, 2016 consist of the following:

	No. outstanding	Exercise price	Remaining contractual life	Expiration Date
Series 1 Warrants	149,025	$17.60	1.05 years	July 19, 2017
Series 2 Warrants	194,352	$17.60	1.05 years	July 19, 2017
Reload Warrants	75,802	$17.60	0.61 years	February 6, 2017
October 2015 Warrants	50,000	$5.00	4.79 years	April 15, 2021
Outstanding as of June 30, 2016	469,179

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 9. Warrants  – (continued)

The Company’s outstanding derivative warrants as of June 30, 2016 consist of the following:

	No. outstanding	Exercise price	Remaining contractual life	Expiration Date
May 2015 Warrants	537,500	$3.00	3.84 years	May 4, 2020

Note 10. Stock-based Compensation

The Company has a stock-based compensation plan available to grant stock options and restricted stock units (“RSUs”) to the Company’s directors, employees and consultants. Under the 2012 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), a maximum of 1,560,000 shares of common stock may be awarded (after giving effect to the one-for-ten reverse stock split). In 2015, the Company amended its Plan, so that a maximum of shares of common stock that may be awarded was increased to 2,100,000. As of June 30, 2016, 302,510 shares were available for future grants under the Plan. Total stock-based compensation expense for the three-month periods ended June 30, 2016 and 2015 was $499 and $1,253, respectively. Total stock-based compensation expense for the six-month periods ended June 30, 2016 and 2015 was $962 and $3,125, respectively.

The following table illustrates the RSUs granted during the six-month period ended June 30, 2016.

Title	Grant date	No. of RSUs	Exercise price	Fair market value at grant date	Vesting term
Consultant	March 9, 2016	10,000	—	$2.13	0.33 years

The activity related to stock options and RSUs during the six-month period ended June 30, 2016 consisted of the following:

	RSUs		Options
	No. of RSUs	Weighted average grant date fair value	No. of options	Weighted average exercise price	Exercise price range	Weighted average grant date fair value
Outstanding at January 1, 2016	53,280	$36.31	871,484	$30.65	$5.10 – 55.00	$20.49
Granted	10,000	$2.13	730,000	$1.66	$1.55 – 1.92	$0.89
Vested/Exercised	(55,472)	$30.03	—	—	—	—
Forfeited	—	—	(100,050)	$27.88	$5.90 – 41.00	$17.04
Expired	—	—	(9,000)	$55.00	$55.00	$26.20
Outstanding at June 30, 2016	7,808	$37.20	1,492,434	$16.51	$1.55 – 55.00	$10.64
Exercisable at June 30, 2016	—	—	880,767	$26.03	$1.55 – 55.00

The Company did not recognize tax benefits related to its stock-based compensation as there is a full valuation allowance recorded.

Note 11. Income Taxes

As of June 30, 2016, deferred tax assets generated from the Company’s U.S. activities were offset by a valuation allowance because realization depends on generating future taxable income, which, in the Company’s estimation, is not more likely than not to be generated before such net operating loss carryforwards expire.

The Company did not have any material unrecognized tax benefits as of June 30, 2016. The Company does not expect to record any additional material provisions for unrecognized tax benefits within the next year.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 12. Commitments and Contingencies

FLI Charge

FLI Charge launched its consumer product line on Indiegogo, a crowdfunding platform, on June 15, 2016; the campaign was ongoing as of June 30, 2016, at which time funds raised from the crowdfunding campaign was $177. FLI Charge expects to deliver products to the participants in the fourth quarter of 2016.

Litigation and legal proceedings

ZTE

On December 7, 2015, the Company entered into a confidential settlement and license agreement (the “Settlement Agreement”) with ZTE Corporation and its affiliates (collectively, “ZTE”), pursuant to which the parties withdrew all pending litigations and proceedings against each other and the Company granted ZTE a non-exclusive, non-transferable, worldwide perpetual license to certain patents and patent applications owned by the Company.

Pursuant to the Settlement Agreement, the parties have taken steps to withdraw all pending litigations and proceedings against one another.

In several jurisdictions, though ZTE requested that government organizations close proceedings against FORM, those organizations make such determinations on their own volition. In China, ZTE requested that the National Developmental and Reform Commission (“NDRC”) conclude its investigation against FORM; however, the NDRC has not yet closed its investigation.

In addition, in China and the Netherlands, FORM continues to appeal patent invalidity rulings issued in connection with proceedings originally brought by ZTE. In each instance, ZTE has indicated that it will not oppose FORM’s appeals, though FORM must still plead its case before the respective adjudicatory body in each jurisdiction. On August 3, 2016, the European Patent Office dismissed an opposition action filed on one of FORM’s recently issued European patents. No contingent liability is expected or recorded for the ZTE-related legal proceedings.

ASUS

FORM had filed patent infringement lawsuits against ASUSTeK Computer Inc. and its subsidiaries (collectively, “ASUS”) in Germany, India, and Spain. In March 2016, the parties settled their disputes and ended all litigations between them. However, Google, Inc. (“Google”) intervened as a party in FORM’s litigation against ASUS in India, and, notwithstanding the settlement between FORM and ASUS, the lawsuit remains pending with respect to FORM and Google. As such, as of June 30, 2016, the Company had reversed $222 of contingent liabilities related to potential legal fees that were previously accrued for the proceedings related to this matter.

Deposits with courts

The Company made deposits with courts during 2015 and 2014, related to its proceedings in Germany, Brazil, Romania and Malaysia. Deposits with courts paid in local currency are remeasured on the balance sheet date based on the related foreign exchange rate on that date. As of December 31, 2015, deposits with courts, which are recorded as current assets, totaled $1,930. As of June 30, 2016, all deposits that had been posted with the courts in connection with its litigation with ZTE have been returned to the Company.

Other

The Company is also engaged in additional litigation, for which no contingent liability is recorded, as the Company does not expect any material negative outcome.

The Company is currently in discussions with the previous owner of some of its patents regarding whether the entirety of the payment received from ZTE in December 2015 is subject to the royalty rate under the Confidential Patent Purchase Agreement dated August 9, 2012.

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 12. Commitments and Contingencies  – (continued)

Leases

In January 2014, the Company entered into an amended lease agreement for its corporate executive office in New York for the lease of a different office space within the same building. The initial annual rental fee for this new office was approximately $403 (subject to certain future escalations and adjustments) beginning on August 1, 2014, which was the date when the new office space became available. This lease will expire in October 2019. Group Mobile has a lease for its office space in Chandler, AZ. The annual rental fee is approximately $72; the current lease, which originally was due to expire on June 30, 2016, was amended in February 2016 and extended until July 31, 2019. Rent expense for operating leases for the three and six-month periods ended June 30, 2016 were $109 and $218, respectively. Rent expense for operating leases for the three and six-month periods ended June 30, 2015 were $91 and $183, respectively.

Note 13. Subsequent Events

On August 8, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FHXMS, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (the “Merger Sub”), XpresSpa Holdings, LLC, a Delaware limited liability company (“XpresSpa”), the unitholders of XpresSpa who are parties thereto (the “Unitholders”) and Mistral XH Representative, LLC, as representative of the Unitholders (the “Representative”), pursuant to which the Merger Sub will merge with and into XpresSpa, with XpresSpa being the surviving entity and a wholly-owned subsidiary of the Company (the “Surviving Entity”) and the Unitholders becoming stockholders of FORM (the “Merger”).

XpresSpa is a leading airport retailer of spa services and related products, and also sells spa products through its internet site. Services and products include: (i) massage services for the neck, back, feet and whole body, (ii) nail care, such as pedicures, manicures and polish changes, (iii) beauty care services such as waxing and facials, (iv) hair care, such as haircuts and blow outs, (v) spa products such as massagers, lotions and aromatherapy aids and (vi) travel products such as neck pillows and eye masks.

Upon completion of the Merger, (i) the then-outstanding common units of XpresSpa (other than those held by the Company, which will be cancelled without any consideration) and (ii) the then-outstanding preferred units of XpresSpa (other than those held by the Company, which will be cancelled without any consideration) will be automatically converted into the right to receive an aggregate of:

(a)	2,500,000 shares of FORM common stock, par value $0.01 per share (“FORM Common Stock”),
(b)	494,792 shares of newly designated Series D Convertible Preferred Stock, par value $0.01 per share, of FORM (“FORM Preferred Stock”) with an aggregate initial liquidation preference of $23,750, and
(c)	five-year warrants to purchase an aggregate of 2,500,000 shares of FORM Common Stock, at an exercise price of $3.00 per share, each subject to adjustment in the event of a stock split, dividend or similar events.

The FORM Preferred Stock shall be initially convertible into an aggregate of 3,958,336 shares of FORM Common Stock, which equals a $6.00 per share conversion price, and each holder of FORM Preferred Stock shall be entitled to vote on an as converted basis. The FORM Preferred Stock is senior to the FORM Common Stock and the terms of the FORM Preferred Stock contain no restrictions on the Company’s ability to issue additional senior preferred securities or the Company’s ability to incur additional preferred securities in the future. The Company has the right, but not the obligation, upon ten trading days’ notice to convert the outstanding shares of FORM Preferred Stock into FORM Common Stock at the then applicable conversion ratio, at any time or from time to time, if the volume weighted average price per share of the FORM Common Stock exceeds $9.00 for over any 20 days in a 30 consecutive trading day period. The term of the

FORM Holdings Corp. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except for share and per share data)

Note 13. Subsequent Events  – (continued)

FORM Preferred Stock is seven years, after which time FORM can repay the holders in shares of FORM Common Stock or cash at the Company’s election. FORM Preferred Stock will accrue interest at 9% per annum, or $4.32 per share of FORM Preferred Stock.

In addition, the Company entered into subscription agreements to sell 750,574 shares of its unregistered Common Stock to certain holders of XpresSpa, at a purchase price of $2.31 per share, for an aggregate purchase price of $1,734.

On August 8, 2016, FORM agreed to purchase from XpresSpa an aggregate of 1,733,826 of Series C Preferred Units of XpresSpa, at a per unit purchase price of $1.00 per unit, for an aggregate purchase price of $1,734. The Series C Preferred Units of XpresSpa will have a preference in the amount of its initial investment and shall bear 12% interest until the closing of the anticipated merger agreement.

Immediately following the completion of the Merger (without taking into account any shares of FORM Common Stock held by XpresSpa equity holders prior to the completion of the Merger), the former Unitholders of XpresSpa are expected to own approximately 18% of the outstanding FORM Common Stock (or 33% of the outstanding FORM Common Stock calculated on a fully diluted basis) and the current stockholders of the Company are expected to own approximately 82% of the outstanding FORM Common Stock (or 67% of the outstanding FORM Common Stock calculated on a fully diluted basis).

The Company engaged various third parties to perform legal, financial and tax due diligence associated with the Merger. In addition, the Company engaged a third-party valuation firm to perform a valuation of the purchase considerations and purchase price allocation. Among the service providers, the Company engaged Redridge Lender Services LLC to perform financial due diligence. The Company’s CEO and certain members of his family own a minority equity position in Redridge Lender Services LLC, which may be considered a related party. The fee for this engagement is $101, of which approximately $10 was incurred in the three-month period ended June 30, 2016 and is reflected in general and administrative expenses for the three- and six-month periods ended June 30, 2016 in the condensed consolidated statements of operations.

Vringo, Inc. and Subsidiaries

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015 AND 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Vringo, Inc.:

We have audited the accompanying consolidated balance sheet of Vringo, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. Vringo, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vringo, Inc. and subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Vringo, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2016 expressed an unqualified opinion thereon.

/s/ CohnReznick LLP
Jericho, New York
March 10, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Vringo, Inc.:

We have audited the accompanying consolidated balance sheet of Vringo, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vringo, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and negative cash flows from operating activities and may not have sufficient cash or available sources of liquidity to support operating requirements that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
New York, New York
March 16, 2015

Vringo, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Current assets
Cash and cash equivalents	$24,951	$16,023
Deposits with courts	1,930	2,067
Other current assets	1,396	510
Total current assets	28,277	18,600
Intangible assets, net	16,476	17,625
Goodwill	4,863	—
Other assets	916	1,210
Total assets	$50,532	$37,435
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$6,030	$4,732
Senior secured convertible notes, net	3,184	—
Total current liabilities	9,214	4,732
Long-term liabilities
Derivative warrant liabilities	416	174
Other liabilities	386	1,349
Commitments and contingencies (Note 17)
Stockholders’ equity*
Series A Convertible Preferred stock, $0.01 par value per share; 500,000 shares authorized; none issued and outstanding	—	—
Series B Convertible Preferred stock, $0.01 par value per share, 5,000,000 shares authorized; 1,666,667 shares issued and none outstanding	—	—
Common stock, $0.01 par value per share 150,000,000 shares authorized; 13,220,050 and 9,340,490 shares issued and outstanding as of December 31, 2015 and 2014, respectively	132	93
Additional paid-in capital	237,246	216,792
Accumulated deficit	(196,862)	(185,705)
Total stockholders’ equity	40,516	31,180
Total liabilities and stockholders’ equity	$50,532	$37,435

*	Adjusted to reflect the impact of the 1:10 reverse stock split that became effective on November 27, 2015.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For the year ended December 31,
	2015	2014
Revenue
Licensing revenue	$21,750	$1,425
Product revenue	937	—
Total revenue	22,687	1,425
Costs and expenses**
Cost of goods sold	800	—
Operating legal costs	18,553	25,368
Amortization and impairment of intangible assets	3,295	5,123
General and administrative	10,383	16,373
Goodwill impairment	—	65,757
Total operating expenses	33,031	112,621
Operating loss from continuing operations	(10,344)	(111,196)
Non-operating expense, net	(357)	(162)
Gain on revaluation of warrants and conversion feature	2,544	2,201
Interest expense	(2,594)	—
Extinguishment of debt	(1,373)	—
Issuance of warrants	—	(65)
Loss from continuing operations before income taxes	(12,124)	(109,222)
Income tax benefit	866	—
Loss from continuing operations	(11,258)	(109,222)
Loss from discontinued operations before income taxes	—	(209)
Income tax expense	—	(246)
Loss from discontinued operations	—	(455)
Net loss	(11,258)	(109,677)
Net loss attributable to the noncontrolling interest	101	—
Net loss attributable to the Company	$(11,157)	$(109,677)
Loss per share*:
Basic
Loss per share from continuing operations	$(1.09)	$(12.18)
Loss per share from discontinued operations	—	(0.06)
Total net loss per share	$(1.09)	$(12.24)
Diluted
Loss per share from continuing operations	$(1.09)	$(12.31)
Loss per share from discontinued operations	—	(0.05)
Total net loss per share	$(1.09)	$(12.36)
Weighted-average number of shares outstanding during the year*:
Basic	10,217,734	8,964,033
Diluted	10,217,734	9,048,974
** Includes stock-based compensation expense, as follows:
Operating legal costs	$761	$1,343
General and administrative	4,303	9,473
Discontinued operations	—	151
Total stock-based compensation expense	$5,064	$10,967

*	Adjusted to reflect the impact of the 1:10 reverse stock split that became effective on November 27, 2015.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)

	Common stock*	Additional paid-in capital*	Accumulated deficit	Total Vringo	Non- controlling Interest	Total
Balance as of January 1, 2014, unadjusted	$845	$189,465	$(76,028)	$114,282	$—	$114,282
Adjustment for reverse stock split 10:1, effective November 27, 2015	(760)	760	—	—	—	—
Balance as of January 1, 2014, as adjusted	85	190,225	(76,028)	114,282	—	114,282
Exercise of stock options and vesting of RSUs	2	2,158	—	2,160	—	2,160
Issuance of warrants	—	65	—	65	—	65
Exercise of warrants	6	12,993	—	12,999	—	12,999
Issuance of common stock for services	—	384	—	384	—	384
Stock-based compensation	—	10,967	—	10,967	—	10,967
Net loss for the year	—	—	(109,677)	(109,677)	—	(109,677)
Balance as of December 31, 2014, as adjusted	93	216,792	(185,705)	31,180	—	31,180
Reclassification of derivative Reload Warrants and Series 1 Warrants to equity warrants	—	175	—	175	—	175
Issuance of equity warrants	—	114	—	114	—	114
Issuance of common stock for repayment of convertible debt and related interest	21	9,370	—	9,391	—	9,391
Issuance of common stock for acquisition of IDG	18	5,731	—	5,749	101	5,850
Stock-based compensation	—	5,064	—	5,064	—	5,064
Net loss for the year	—	—	(11,157)	(11,157)	(101)	(11,258)
Balance as of December 31, 2015	$132	$237,246	$(196,862)	$40,516	$—	$40,516

*	Adjusted to reflect the impact of the 1:10 reverse stock split that became effective on November 27, 2015.

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the year ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(11,258)	$(109,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Items not affecting cash flows
Depreciation and amortization	3,516	4,023
Impairment of goodwill and intangible assets	—	67,112
Change in deferred tax assets and liabilities	(866)	—
Amortization of debt discount	2,014	—
Amortization of debt issuance costs	145	—
Stock-based compensation	5,064	10,967
Issuance of warrants	114	65
Loss on extinguishment of debt	1,707	—
Issuance of shares of common stock related to the acquisition of IDG	17	—
Change in fair value of derivative warrant liabilities and conversion feature	(2,544)	(2,201)
Exchange rate loss, net	346	192
Changes in assets and liabilities net of effects of acquisition
Decrease (increase) in other assets	(243)	374
Increase (decrease) in payables and accruals	(583)	763
Net cash used in operating activities	(2,571)	(28,382)
Cash flows from investing activities
Acquisition of property and equipment	—	(246)
Cash acquired as part of the acquisition of IDG(1)	144	—
Increase in deposits	(248)	(2,404)
Net cash used in investing activities	(104)	(2,650)
Cash flows from financing activities
Exercise of stock options	—	2,160
Exercise of warrants	—	11,292
Net proceeds from senior secured convertible notes and warrants	12,425	—
Repayment of notes payable	(610)	—
Debt issuance costs	(218)	—
Net cash provided by financing activities	11,597	13,452
Effect of exchange rate changes on cash and cash equivalents	6	17
Decrease (increase) in cash and cash equivalents	8,928	(17,563)
Cash and cash equivalents at beginning of the year	16,023	33,586
Cash and cash equivalents at end of the year	$24,951	$16,023
Supplemental disclosure of cash flows information
Income taxes paid	$—	$—

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(In thousands)

	For the year ended December 31,
	2015	2014
Non-cash investing and financing transactions
Non-cash acquisition of cost method investment	$—	$787
Conversion of derivative warrant liabilities into common stock	—	1,707
Change in classification of derivative warrant liabilities into equity warrants	175	—
Issuance of common stock to repay $8,032 of debt and interest	9,391	—
Debt discount	2,961	—
(1) Cash acquired as part of the acquisition of IDG
Working capital (excluding cash and cash equivalents)	454	—
Intangible assets	(2,146)	—
Goodwill	(4,863)	—
Deferred tax liabilities	866	—
Fair value of Vringo shares issued ($5,571 on October 15, 2015 and $262 on December 28, 2015)	5,833	—
	$144	$—

The accompanying notes form an integral part of these consolidated financial statements.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 1. General

Overview

Vringo, Inc. (“Vringo” or the “Company”) is engaged in the innovation, development and monetization of intellectual property, as well as the commercialization and distribution of wire-free power and rugged computing devices. The Company has three operating segments:

•	Intellectual Property
•	Fli Charge
•	Group Mobile

The Company was incorporated in Delaware on January 9, 2006 and completed an initial public offering in June 2010. On July 19, 2012, Vringo closed the Merger with I/P. On August 9, 2012, the Company acquired a patent portfolio from Nokia, comprised of 124 patent families with counterparts in certain jurisdictions worldwide, for $22,000. Under the terms of the purchase agreement, to the extent that the gross revenue as defined by the agreement exceeds $22,000, the Company is obligated to pay a royalty of 35% of such excess.

On October 15, 2015, the Company acquired 100% of International Development Group Limited (“IDG”), a holding company consisting of two subsidiaries, Fli Charge and Group Mobile. IDG owned 70% of Fli Charge and 100% of Group Mobile. The acquisition was a stock purchase whereby Vringo acquired its entire interest in IDG in exchange for shares in Vringo. The total value of the consideration was $5,571. On December 28, 2015, Vringo acquired the remaining 30% of Fli Charge from third party shareholders in exchange for shares in Vringo.

Fli Charge owns a patented conductive wire-free charging technology and is focused on the development and commercialization of its technology through the direct to consumer sale of enablements as well as partnerships and licensing agreements in various industries. Fli Charge is currently working with partners that are interested in implementing Fli Charge technology for smart furniture, Original Equipment Manufacturers “OEM” and after-market automobiles, and vaporizers. Fli Charge’s business model is to license its technology in exchange for recurring licensing revenue as well as to manufacture and commercialize its own conductive charging pads and associated cases for phones, tablets and laptops.

Group Mobile is a full service reseller of rugged computers, rugged tablets, rugged mobile devices, accessories and other related products geared toward emergency first responders, municipalities and corporations. In addition, Group Mobile specializes in high-quality customer support for those products.

Prior to December 31, 2013, Vringo operated a global platform for the distribution of mobile social applications and services. On February 18, 2014, the Company sold its mobile social application business to InfoMedia Services Limited (“InfoMedia”), receiving an 8.25% ownership interest in InfoMedia as consideration and a seat on the board of directors of InfoMedia. As part of the transaction, the Company has the opportunity to license certain intellectual property assets and work with InfoMedia to identify and protect new intellectual property.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 1. General  – (continued)

Each of the Company’s operating segments are described below.

Intellectual Property

Vringo’s Intellectual Property operating segment is engaged in the innovation, development and monetization of intellectual property. The Company’s portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion and mobile technologies; it includes the following key categories:

•	Wireless Infrastructure and Devices — This portfolio encompasses technologies relating to telecom infrastructure, including communication management, data and signal transmission, mobility management, radio resources management and services.
•	Content Distribution — This portfolio includes seven patents as well as several pending patent applications. As one of the means of realizing the value of these patents, on October 20, 2015, the Company filed suit against DirecTV in the United States District Court for the Southern District of New York.

Vringo is currently focused on identifying, generating, acquiring, and deriving economic benefits from intellectual property assets and the Company monetizes its technology portfolio through a variety of value enhancing initiatives, including, but not limited to licensing, litigation and strategic partnerships.

Fli Charge

Fli Charge is a wire-free power company dedicated to making it easier for people to power and charge the multitude of mobile electronic devices they use on a daily basis. By eliminating the need to search and compete for outlets and charging cables, Fli Charge is improving the powering and charging experience for all battery and DC powered devices.

Fli Charge designs, develops, licenses, manufactures and markets wire-free conductive power and charging solutions. Fli Charge is currently working with partners in several verticals to bring products to market. These verticals include education, office, hospitality, automotive and consumer electronics among others. To date, Fli Charge has not yet generated any substantial revenue from its products. Fli Charge’s patented technology is the only wire-free power solution that is fully interoperable between different mobile devices ranging from smartphones to power tools, and many more. Fli Charge’s wire-free power solution can simultaneously power multiple devices on the same pad no matter their power requirements or positions on the pad.

The Fli Charge ecosystem consists of power pads or surfaces as well as devices that are connected to or embedded with Fli Charge enabling technology. Fli Charge pads and surfaces are connected to a power source or battery. The surface of the pad has conductive contact strips that provide power and are constantly monitored by control circuitry that immediately halts power transfer if an unapproved load or short-circuit condition is detected. Fli Charge-enabled devices are embedded with the Fli Charge contact enablement that consists of four contact points, known as the Fli Charge “constellation.” The constellation is designed to make an immediate and continuous electrical connection with the contact strips regardless of the device’s orientation on the pad. The enablement monitors the power coming from the pad and ensures that the correct amount of power goes to the device. Once an approved Fli Charge device is placed on a pad, power is transferred immediately to charge or power the device.

Group Mobile

Group Mobile is a provider of rugged, mobile and field-use computing products, serving customers worldwide. Group Mobile provides total hardware solutions, including rugged laptops, tablets, and handheld computers. Group Mobile also carries rugged mobile printers, vehicle computer docking and mounting gear,

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 1. General  – (continued)

power accessories, wireless communication products, antennas, carrying cases, and other peripherals, accessories, and add-ons needed to maximize productivity in a mobile- or field-computing environment. Group Mobile operates a full-service ecommerce website with live chat, up-to-date product information, and computer system configuration capabilities. Group Mobile’s goal is to ensure that its customers purchase the best product for their specific requirements.

Group Mobile purchases rugged mobile computing equipment and complementary products from its primary distribution and manufacturing partners and sells them to enterprise, reseller, and retail customers. Group Mobile’s primary customers range from corporations to local governments, emergency first responders and healthcare organizations. Group Mobile believes that its business is characterized by gross profits as a percentage of revenue slightly higher than is commonly found in resellers of computing devices. The market for rugged mobile computing products is trending towards an increase in the volume of unit sales combined with declining unit prices as the business transitions from primarily being comprised of laptops to one primarily comprised of rugged tablets. As this transition has occurred, Group Mobile is seeing shortened product life cycles and industry specific devices for segments such as healthcare. Group Mobile sets sale prices based on the market supply and demand characteristics for each particular product. Group Mobile is highly dependent on the end-market demand for rugged mobile computing products, which is influenced by many factors including the introduction of new IT products by OEM, replacement cycles for existing rugged mobile computing products, overall economic growth, local and state budgets, and general business activity.

Product costs represent the single largest expense and product inventory is one of the largest working capital investments for Group Mobile. Group Mobile’s primary suppliers include Synnex Corporation, Ingram Micro Inc., Xplore Technologies Corporation and Flextronics International Ltd., which combined represent approximately 80% of Group Mobile’s inventory purchases. We have reseller agreements with most of our OEM and distribution partners. These agreements usually provide for nonexclusive resale and distribution rights. The agreements are generally short-term, subject to periodic renewal, and often contain provisions permitting termination by either our supplier or us without cause upon relatively short notice. Furthermore, product procurement from the OEM suppliers is a highly complex process and, as such, efficient and effective purchasing operations are critical to Group Mobile’s success.

Recent Developments

ZTE Agreement

On December 7, 2015, the Company entered into a confidential settlement and license agreement (the “Settlement Agreement”) with ZTE Corporation and its affiliates (“ZTE”), pursuant to which: (i) ZTE paid the Company a total of $21,500, net of any withholding, value added or other taxes; (ii) the parties withdrew all pending litigations and proceedings against each other including the litigations related to ZTE’s breach of its non-disclosure agreement with Vringo; and (iii) the Company granted ZTE a non-exclusive, non-transferable, worldwide perpetual license of certain patents and patent applications owned by the Company.

Acquisition

On October 15, 2015, the Company acquired 100% of IDG, a holding company consisting of two subsidiaries, Fli Charge and Group Mobile. IDG owned 70% of Fli Charge and 100% of Group Mobile. The acquisition was a stock purchase whereby Vringo acquired its entire interest in IDG in exchange for shares in Vringo. The total value of the consideration was $5,571. On December 28, 2015, Vringo acquired the remaining 30% of Fli Charge from third party shareholders in exchange for shares in Vringo.

Notes Financing

On May 4, 2015 (the “Closing Date”), Vringo entered into a securities purchase agreement with certain institutional investors in a registered direct offering of $12,500 of Senior Secured Convertible Notes (the

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 1. General  – (continued)

“Notes”) and warrants to purchase 537,500 shares of its common stock (after giving effect to the one-for-ten reverse stock split). On the Closing Date, the Company issued the Notes, which are convertible into shares of its common stock at $10.00 per share, bear 8% interest and mature in 21 months from the date of issuance, unless earlier converted. In addition, the Company issued 537,500 warrants to purchase shares of its common stock, which are exercisable at $10.00 per share for a period of five years, beginning on November 4, 2015. In connection with the issuance of the Notes and the warrants, the Company received net cash proceeds of $12,425. During the year ended December 31, 2015, the Company made principal and interest payments in the aggregate amount of $8,294.

Reverse Stock Split

On November 27, 2015, we implemented a one-for-ten reverse split of our issued and outstanding shares of common stock (the “Reverse Stock Split”), as authorized at a special meeting of our stockholders held on November 16, 2015. The Reverse Stock Split became effective at the opening of trading on the NASDAQ on November 27, 2015. As of November 27, 2015, every 10 shares of our issued and outstanding common stock were combined into one share of our common stock, except to the extent that the Reverse Stock Split resulted in any of our stockholders owning a fractional share, which was rounded up to the next highest whole share. In connection with the Reverse Stock Split, there was no change in the nominal par value per share of $0.01.

All references in this Annual Report on Form 10-K to number of shares of common stock, price per share and weighted average shares of common stock have been adjusted to reflect the Reverse Stock Split on a retroactive basis for all periods presented, unless otherwise noted.

NASDAQ

On December 18, 2014, we received a notification letter from NASDAQ informing us that for the last 30 consecutive business days, the bid price of our securities had closed below $1.00 per share. On June 17, 2015, we received a letter from NASDAQ notifying us that we had been granted an additional 180-day period, or until December 14, 2015, to regain compliance with the minimum $1.00 bid price per share requirement for continued listing on the NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5810(c)(3)(A)(ii). On December 14, 2015, as a result of the Reverse Stock Split on November 27, 2015, we received a letter from The NASDAQ Stock Market LLC notifying us that we regained compliance with The NASDAQ Stock Market’s minimum bid price continued listing requirement. The letter noted that because the closing bid price of our common stock has been at $1.00 per share or greater for the last 10 consecutive trading days, we have regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

Financial conditions

As of December 31, 2015, the Company had a cash balance of $24,951 and deposit with courts, which are included in current assets, of $1,930. In February 2016, $1,279 of the deposits with courts were repaid to the Company. The Company’s average monthly cash spent in operations, including the revenue, for the years ended December 31, 2015 and 2014 was approximately $214 and $2,365, respectively.

On May 4, 2015, the Company entered into a securities purchase agreement with certain institutional investors in a registered direct offering of $12,500 of Notes and warrants to purchase up to 537,500 shares of the Company’s common stock, which are exercisable at $10.00 per share for a period of five years. The Notes are repaid monthly in cash or shares at the election of the Company. The total amount of principal outstanding under the Notes was $4,206 as of December 31, 2015.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies

(a) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP. As a result of Vringo’s acquisition of IDG in the fourth quarter of 2015, Vringo incorporated IDG and its subsidiaries’ financial information in its consolidated balance sheet as of December 31, 2015, and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from the date of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Use of estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from such estimates. Significant items subject to such estimates and assumptions include the Company’s intangibles assets, the useful lives of the Company’s intangible assets, the valuation of the Company’s derivative warrants, the valuation of stock-based compensation, deferred tax assets and liabilities, income tax uncertainties, and other contingencies.

(c) Translation into U.S. dollars

The Company conducts certain transactions in foreign currencies, which are recorded at the exchange rate as of the transaction date. All exchange gains and losses occurring from the remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected as non-operating income or expense in the consolidated statements of operations.

(d) Cash and cash equivalents

The Company deposits its cash in checking accounts with financial institutions. The Company has established guidelines relating to diversification and maturities of its investments in order to minimize credit risk and maintain high liquidity of funds. All highly liquid investments with original maturities of three months or less at acquisition date are considered cash equivalents.

(e) Derivative instruments

The Company recognizes all derivative instruments as either assets or liabilities in the consolidated balance sheets at their respective fair values. The Company’s derivative instruments have been recorded as liabilities at fair value, and are revalued at each reporting date, with changes in the fair value of the instruments included in the consolidated statements of operations as non-operating income (expense). The Company reviews the terms of features embedded in non-derivative instruments to determine if such features require bifurcation and separate accounting as derivative financial instruments. Equity-linked derivative instruments are evaluated in accordance with FASB Accounting Standard Codification 815-40, “Contracts in an Entity’s Own Equity” to determine if such instruments are indexed to the Company’s own stock and qualify for classification in equity.

(f) Accounts receivable

Accounts receivable are recorded net of an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. In developing the allowance, the Company considers historical loss experience, the overall quality of the receivable portfolio and specifically identified customer risks. The Company periodically reviews the adequacy of the allowance and the factors used in the estimation making adjustments to the estimate as necessary. Accounts receivable are included in other current assets on the consolidated balance sheets. Refer to Note 13, Other Current Assets, for further information.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

(g) Inventory

Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. The Company periodically reviews inventory for potential obsolescence based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. Inventory items determined to be impaired based on such review are reduced to their net realizable value. Inventory is included in other current assets on the consolidated balance sheets. Refer to Note 13, Other Current Assets, for further information.

(h) Intangible assets

Intangible assets include purchased patents, which are recorded based on the cost to acquire them, as well as trade names, customer relationships and technology, which were acquired as part of the acquisition of IDG in the fourth quarter of 2015 and are recorded based on the estimated fair values in purchase price allocation. The intangible assets are amortized over their estimated useful lives, which are periodically evaluated for reasonableness.

The Company’s intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In assessing the recoverability of the Company’s intangible assets, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to its intangible assets.

(i) Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

Goodwill is reviewed for impairment at least annually, and when triggering events occur, in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles — Goodwill and Other. Prior to the acquisition of IDG, Vringo had one reporting unit for purposes of evaluating goodwill impairment and performing its annual goodwill impairment test on December 31. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company would not need to perform the two-step impairment test for the reporting unit. If the Company cannot support such a conclusion or does not elect to perform the qualitative assessment, then the first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill.

If the fair value of the reporting unit exceeds its carrying value, then the second step of the impairment test (measurement) does not need to be performed. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform the second step of the impairment test. Under the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to an acquisition price allocation and the residual fair value after this allocation is the

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

implied fair value of the reporting unit goodwill. A significant amount of judgment is required in performing goodwill impairment tests including estimating the fair value of a reporting unit and the implied fair value of goodwill.

There were no indications of impairment as of December 31, 2015.

When the Company performed the first step of its annual goodwill impairment test as of December 31, 2014, the Company determined that the fair value of the reporting unit did not exceed its carrying amount and therefore the second step of the goodwill impairment test was required. In performing the second step of the goodwill impairment test, the Company compared the carrying value of goodwill to its implied fair value. In estimating the implied fair value of goodwill, the Company assigned the fair value of the reporting unit to all of the assets and liabilities associated with the reporting unit as if the reporting unit had been acquired in a business combination. As part of this step, the Company estimated the fair value of its patents using an income approach. The key assumptions for this approach are projected future cash flows, ranges of royalty rates as determined by management in consultations with valuation experts, and a discount rate which is based on a weighted average cost of capital adjusted for the relevant risk associated with the characteristics of the business and the projected future cash flows. Based on the estimated implied fair value of goodwill, the Company recorded an impairment charge in the consolidated statement of operations for the year ended December 31, 2014 of $65,757 to reduce the carrying value of goodwill to its implied fair value, which was determined to be zero.

(j) Revenue recognition

Revenue from patent licensing and enforcement is recognized if collectability is reasonably assured, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and delivery of the service has been rendered. The Company uses management’s best estimate of selling price for individual elements in multiple-element arrangements, where vendor specific evidence or third party evidence of selling price is not available.

Currently, revenue arrangements related to intellectual property provide for the payment of contractually determined fees and other consideration for the grant of certain intellectual property rights related to the Company’s patents. These rights typically include some combination of the following: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patents, (ii) the release of the licensee from certain claims, and (iii) the dismissal of any pending litigation. The intellectual property rights granted typically extend until the expiration of the related patents. Pursuant to the terms of these agreements, the Company has no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on the Company’s part to maintain or upgrade the related technology, or provide future support or services. Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the upfront payment. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, upon receipt of the upfront fee, and when all other revenue recognition criteria have been met.

The Company records revenue from the product sales of Fli Charge and Group Mobile when title and risk of loss are passed to the customer, there is persuasive evidence of an arrangement for sale, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Company’s shipping terms typically specify F.O.B. destination, at which time title and risk of loss have passed to the customer. At the time of sale of hardware products, the Company records an estimate for sales returns and allowances based on historical experience. Hardware products sold by the Company are warranted by the vendor.

Group Mobile uses drop-shipment arrangements with many of its hardware vendors and suppliers to deliver products directly to customers. Revenue for drop-shipment arrangements is recorded on a gross basis

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

upon delivery to the customer with contract terms that typically specify F.O.B. destination. Revenue is recognized on a gross basis as Group Mobile is the principal in the transaction as the primary obligor in the arrangement, assumes the inventory risk if the product is returned by the customer, sets the price of the product to the customer, assumes credit risk for the amounts invoiced, and works closely with the customers to determine their hardware specifications.

Freight billed to customers is recognized as net product revenue and the related freight costs as a cost of goods sold.

Deferred revenue includes: (i) payments received from customers in advance of providing the product and (ii) amounts deferred if other conditions of revenue recognition have not been met.

(k) Segment reporting

The Company operates in three operating segments: Intellectual Property, Fli Charge and Group Mobile. Intellectual Property is engaged in the innovation, development and monetization of mobile technologies and intellectual property. Fli Charge develops wireless charging devices and licenses technology to various channels and applications. Group Mobile provides rugged, mobile and field-use computing products to customers through their e-commerce platform.

(l) Operating legal costs

Operating legal costs include expenses incurred in connection with the Company’s patent licensing and enforcement activities, patent-related legal expenses paid to external patent counsel, including contingent legal fees, licensing and enforcement related research, consulting and other expenses paid to third parties, as well as related internal payroll expenses and stock-based compensation. In addition, amounts received by the Company for reimbursements of legal fees in connection with its litigation campaigns are recorded in operating legal costs as an offset to legal expense.

(m) Stock-based compensation

Stock-based compensation is recognized as an expense in the consolidated statements of operations and such cost is measured at the grant-date fair value of the equity-settled award. The fair value of stock options is estimated at the date of grant using the Black-Scholes-Merton option-pricing model. The expense is recognized on a straight-line basis, over the requisite service period. The Company uses the simplified method to estimate the expected term of options due to insufficient history and high turnover in the past. Since the Company lacks sufficient history, expected volatility is estimated based on a weighted average historical volatility of the Company and comparable entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

(n) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not more likely than not to be realized. Tax benefits related to excess deductions on stock-based compensation arrangements are recognized when they reduce taxes payable.

In assessing the need for a valuation allowance, the Company looks at cumulative losses in recent years, estimates of future taxable earnings, feasibility of tax planning strategies, the realizability of tax benefit

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

carryforwards, and other relevant information. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable earnings. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict. In the event that actual results differ from these estimates in future periods, the Company will be required to adjust the valuation allowance.

Significant judgment is required in evaluating the Company’s federal, state and foreign tax positions and in the determination of its tax provision. Despite management’s belief that the Company’s liability for unrecognized tax benefits is adequate, it is often difficult to predict the final outcome or the timing of the resolution of any particular tax matters. The Company may adjust these accruals as relevant circumstances evolve, such as guidance from the relevant tax authority, its tax advisors, or resolution of issues in the courts. The Company’s tax expense includes the impact of accrual provisions and changes to accruals that it considers appropriate. These adjustments are recognized as a component of income tax expense entirely in the period in which new information is available. The Company records interest related to unrecognized tax benefits in interest expense and penalties in the consolidated statements of operations as general and administrative expenses.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(o) Net loss per common share

Basic net loss per share is computed by dividing the net loss attributable to the Company for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to the Company for the period by the weighted-average number of shares of common stock plus dilutive potential common stock considered outstanding during the period. However, as the Company generated net losses in all periods presented, some potentially dilutive securities that relate to the continuing operations, including certain warrants and stock options, were not reflected in diluted net loss per share because the impact of such instruments was anti-dilutive.

(p) Commitments and contingencies

Liabilities for loss contingencies arising from assessments, estimates or other sources are to be recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs expected to be incurred in connection with a loss contingency are expensed as incurred.

(q) Fair value measurements

The Company measures fair value in accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures. FASB ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received by selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, FASB ASC 820-10 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1:  Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2:  Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

Level 3:  Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

(r) Recently issued accounting pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance was amended in July 2015 and is effective for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the adoption on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Topic 205): Going Concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016 and early adoption is permitted. The Company is currently evaluating the impact of the adoption on its consolidated financial statements.

In November 2014, the FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity. The new standard clarifies how current U.S. GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and early adoption is permitted. The Company is currently evaluating the impact of the adoption on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the corresponding debt liability, consistent with debt discounts. The new standard does not change the amortization of debt issuance costs, which are reported as interest expense in the consolidated statements of operations. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years and early adoption is permitted. The Company is currently evaluating the impact of the adoption on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which requires an entity to measure in-scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The new standard is effective for fiscal years and interim periods within those years beginning after December 15, 2016. The Company is currently evaluating the impact of the adoption on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax liabilities and assets into current and noncurrent amounts in the consolidated balance sheet. The amendments in the update require that all deferred tax liabilities and assets be classified as noncurrent in the consolidated balance sheet. The amendments in this update are effective for

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 2. Accounting and Reporting Policies  – (continued)

annual periods beginning after December 15, 2016, and interim periods within those fiscal years and may be applied either prospectively or retrospectively to all periods presented. Early adoption is permitted. The Company is currently evaluating the impact of the adoption on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Topic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. With respect to our consolidated financial statements, the most significant impact relates to the accounting for equity investments. It will impact the disclosure and presentation of financial assets and liabilities. The amendments in this update are effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

(s) Reclassification

Certain balances have been reclassified to conform to presentation requirements, including to retroactively present the effect of the reverse stock split.

Note 3. Net Loss per Common Share

On November 27, 2015, the Company effected a one-for-ten reverse stock split of its issued and outstanding shares of common stock. As a result, all references to number of shares of common stock, price per share and weighted average shares of common stock have been adjusted to reflect the one-for-ten reverse stock split on a retroactive basis for all periods presented, unless otherwise noted.

The table below presents the computation of basic and diluted net losses per common share:

	For the year ended December 31,
	2015	2014
Basic Numerator:
Loss from continuing operations attributable to shares of common stock	$(11,157)	$(109,222)
Loss from discontinued operations attributable to shares of common stock	—	(455)
Net loss attributable to shares of common stock	$(11,157)	$(109,677)
Basic Denominator:
Weighted average number of shares of common stock outstanding during the year	10,217,734	8,964,033
Weighted average number of penny stock options	—	—
Basic common stock shares outstanding	10,217,734	8,964,033
Basic loss per common stock share from continuing operations	$(1.09)	$(12.18)
Basic loss per common stock share from discontinued operations	—	(0.06)
Basic net loss per common stock share	$(1.09)	$(12.24)

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 3. Net Loss per Common Share  – (continued)

	For the year ended December 31,
	2015	2014
Diluted Numerator:
Net loss from continuing operations attributable to shares of common stock	$(11,157)	$(109,222)
Increase in net loss attributable to derivative warrants	—	(2,201)
Diluted net loss from continuing operations attributable to shares of common stock	(11,157)	(111,423)
Diluted net loss from discontinued operations attributable to shares of common stock	—	(455)
Diluted net loss attributable to shares of common stock	$(11,157)	$(111,878)
Diluted Denominator:
Basic common stock shares outstanding	10,217,734	8,964,033
Shares assumed issued upon exercise of derivative warrants during the year	—	84,941
Diluted common stock shares outstanding	10,217,734	9,048,974
Diluted loss per common stock share from continuing operations	$(1.09)	$(12.31)
Diluted loss per common stock share from discontinued operations	—	(0.05)
Diluted net loss per common stock share	$(1.09)	$(12.36)
Net loss per share data presented excludes from the calculation of diluted net loss the following potentially dilutive securities, as they had an anti-dilutive impact:
Both vested and unvested options to purchase an equal number of shares of common stock of the Company	871,484	805,235
Unvested RSUs to issue an equal number of shares of common stock of the Company	53,280	119,636
Warrants to purchase an equal number of shares of common stock of the Company	1,006,679	1,655,324
Conversion feature of Senior Secured Notes	1,250,000	—
Total number of potentially dilutive instruments, excluded from the calculation of net loss per share	3,181,443	2,580,195

Note 4. Cash and Cash Equivalents

	As of December 31,
	2015	2014
Cash denominated in U.S. dollars	$24,918	$2,897
Money market funds denominated in U.S. dollars	—	13,085
Cash in currency other than U.S. dollars	33	41
	$24,951	$16,023

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 5. Business Combination

On October 15, 2015, the Company acquired IDG. Pursuant to the Purchase Agreement, the Company acquired 100% of the capital stock of IDG. Fli Charge, in which IDG owned 70% of the capital stock and control of its operations, and the wholly-owned Group Mobile were also acquired through the purchase of IDG. Fli Charge owns patented conductive wire-free charging technology and is focused on innovation, sales, manufacturing and licensing its technology in various industries, such as automotive, furniture and others. Group Mobile is a company with full service customer support in rugged computers, mobile devices and accessories.

As consideration for the acquisition, the Company issued an equivalent of 1,666,667 common shares (after giving effect to the Reverse Stock Split), which were issued as follows: (i) 1,604,167 shares of the Company’s newly designated Series B Convertible Preferred Stock (“Series B Preferred”), convertible into 1,604,167 shares of the Company’s common stock, (ii) 57,500 shares of the Company’s unregistered common stock issued to one of the sellers, who is a former Chief Executive Officer and Director, in consideration of his forgiveness of debt and (iii) 5,000 shares of the Company’s common stock for transaction related services. A total of 240,625 Series B Preferred shares were placed in escrow to secure certain of the sellers’ indemnity obligations under the Purchase Agreement for a period of up to 12 months. On November 27, 2015, all Series B Preferred outstanding shares were converted into unregistered common stock of the Company, resulting in the 1,604,167 shares of common stock.

Purchase consideration value was determined based on the market value of the Company’s common shares at the date of the transactions, discounted for the fact that the shares are restricted as to their marketability for a period of six months from the issuance date.

The transaction has been accounted for as a business combination. Assets acquired and liabilities assumed were recorded at their fair values at the closing date. The purchase price consideration is as follows:

October 15, 2015 Acquisition:	Fair Value
Series B Preferred Stock	$5,378
Debt assumed, settled in shares	193
Total share value issued	$5,571

The purchase price for the acquisition was allocated to the net tangible and intangible assets based on their fair values as of the closing date. The excess of the purchase price over the net tangible assets and intangible assets was recorded as goodwill.

The purchase price allocation is as follows:

Fair Value
Assets:
Cash and cash equivalents	$144
Accounts receivable	245
Inventory	234
Prepaid expenses	18
Current Assets	641
Intangible assets	2,146
Goodwill	4,863
Total Assets	$7,650

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 5. Business Combination  – (continued)

Fair Value
Liabilities:
Accounts payable	$464
Credit line	270
Accrued expenses	44
Other current liabilities	173
Deferred tax liabilities	866
Total liabilities	1,817
Noncontrolling interest in Fli Charge	262
Total	$5,571

The allocation of the purchase price was based upon a valuation and the Company’s estimates and assumptions, which are subject to change within the measurement period (up to one year from the acquisition dates). The principal area of potential purchase price adjustments relate to the shares placed in escrow.

In connection with the acquisition, the Company also entered into a Consulting Agreement with IDG’s former Chief Executive Officer and director for an initial term of six months, which may be extended on a month-to-month basis or longer thereafter, and the payment of $9 per month. The Company also issued to a finder a warrant to purchase up to an aggregate of 50,000 shares of common stock of the Company, at an exercise price of $5.00 per share, expiring on April 15, 2021. The fair value of the warrant was $114 and was recorded as an expense in general and administrative expenses.

On December 28, 2015, the Company acquired the remaining 30% interest in Fli Charge from third parties. In conjunction with the transaction, the Company issued 110,000 shares of its unregistered common stock for total consideration of $262. The fair value of the consideration for financial reporting purposes was determined based on the market value of the shares at the date of the transaction, discounted due to the restricted nature of the shares and the effect this has on their marketability. The issuance of these shares have no impact on the allocation of the purchase consideration pursuant to FASB ASC 810 and was recorded as an equity transaction.

Note 6. Goodwill and Intangible Assets

Intangible assets

The following table provides information regarding the Company’s intangible assets, which consist of the following:

	December 31, 2015			December 31, 2014			Weighted average amortization period (years)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$28,213	$(13,782)	$14,431	$28,213	$(10,588)	$17,625	8.60
Additions during the year (Note 5):
Customer relationships	1,163	(62)	1,101	—	—	—	3.91
Trade name	504	(21)	483	—	—	—	4.90
Technology	479	(18)	461	—	—	—	5.68
Total intangible assets	$30,359	$(13,883)	$16,476	$28,213	$(10,588)	$17,625

The Company’s patents consist of three major patent portfolios, which were acquired from third parties, as well as a number of internally developed patents. The costs related to internally developed patents are expensed as incurred.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 6. Goodwill and Intangible Assets  – (continued)

The Company’s patents and other intangible assets are amortized over their expected useful lives (i.e., through the expiration date of the patent). During the years ended December 31, 2015 and 2014, the Company recorded amortization expense of $3,295 and $3,768, respectively, related to its intangible assets.

During the third quarter of 2014, the Company determined that there were impairment indicators related to certain of its patents. A significant factor that was considered when making this determination included the announcement of the Federal Circuit’s decision on August 15, 2014, in which they held that the claims of the patents-in-suit asserted by I/P Engine against the Defendants are invalid for obviousness. The Company concluded that this factor was deemed a “triggering” event requiring that the related patent assets be tested for impairment during the third quarter of 2014. In performing this impairment test, the Company determined that the patent portfolio containing the patents-in-suit in I/P Engine’s litigation against AOL Inc., Google Inc. et al, which represents an asset group, was subject to impairment testing. In the first step of the impairment test, the Company utilized its projections of future undiscounted cash flows based on the Company’s existing plans for the patents. As a result, it was determined that the Company’s projections of future undiscounted cash flows were less than the carrying value of the asset group. Accordingly, the Company performed the second step of the impairment test to measure the potential impairment by calculating the asset group’s fair value. This resulted in an impairment of $1,355 during the third quarter of 2014, related to the asset group, which represents the difference between the fair value and the carrying value of the asset group. The impairment charge is included in amortization and impairment of intangibles in the consolidated statement of operations for the year ended December 31, 2014. There were no impairment charges related to the Company’s patents during the year ended December 31, 2015.

Estimated amortization expense for each of the five succeeding years, of the Company’s intangible assets at December 31, 2015 is as follows:

Year ending December 31,	Amount
2016	$3,362
2017	3,291
2018	3,268
2019	2,874
2020	1,692
Thereafter	1,989
$16,476

Goodwill

The following table provides information regarding the Company’s goodwill:

	For the year ended December 31,
	2015	2014
Balance as of January 1:	$—	$67,757
Acquisition of IDG (Note 5):
Fli Charge goodwill	757	—
Group Mobile goodwill	4,106	—
Goodwill impairment	—	(67,757)
	$4,863	$—

As of December 31, 2015, goodwill related to the purchase of IDG, which was consummated during the fourth quarter of 2015. There were no indicators of impairment as of December 31, 2015.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 6. Goodwill and Intangible Assets  – (continued)

The Company performed its annual goodwill impairment test as of December 31, 2014. The Company performed the first step of the goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount, including goodwill. Similar to the interim goodwill impairment test described above, the fair value of the reporting unit was determined using certain valuation techniques, including the estimation of an implied control premium, in addition to the Company’s market capitalization on the measurement date, as the market capitalization is derived on a non-controlling basis. The implied control premium selected was consistent with the control premium utilized in the interim goodwill impairment test described above, as no new significant observable market data of comparable companies was available.

During the fourth quarter of 2014, the Company’s stock price declined and the closing price of the Company’s stock on December 31, 2014 was $5.50. This decline in stock price resulted in a significantly lower market capitalization than that used when performing the interim goodwill impairment test described above. Based upon the first step of the goodwill impairment test performed as of December 31, 2014, the Company determined that the fair value of the reporting unit did not exceed its carrying amount and therefore the second step of the goodwill impairment test was required.

In performing the second step of the goodwill impairment test, the Company compared the carrying value of goodwill to its implied fair value. In estimating the implied fair value of goodwill, the Company assigns the fair value of the reporting unit to all of the assets and liabilities associated with the reporting unit as if the reporting unit had been acquired in a business combination. As part of this step, the Company estimated the fair value of its patents using an income approach. The key assumptions for this approach are projected future cash flows, ranges of royalty rates as determined by management in consultations with valuation experts, and a discount rate which is based on a weighted average cost of capital adjusted for the relevant risk associated with the characteristics of the business and the projected future cash flows. As a result, it was determined that the Company’s intangible assets were not impaired as of December 31, 2014.

Based on the estimated implied fair value of goodwill, the Company recorded an impairment charge of $65,757, to reduce the carrying value of goodwill to its implied fair value, which was determined to be zero. This impairment charge is included in goodwill impairment in the consolidated statement of operations for the year ended December 31, 2014.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 7. Segment Information

	For the year ended December 31,
	2015	2014
Revenue:
Intellectual Property	$21,750	$1,425
Fli Charge	2	—
Group Mobile	935	—
Total Revenue	$22,687	$1,425
Segment operating loss:
Intellectual Property	$(9,854)	$(45,439)
Fli Charge	(139)	—
Group Mobile	(351)	—
Total Segment operating loss	$(10,344)	$(45,439)
Unallocated expenses, net:
Goodwill impairment	—	(65,757)
Total unallocated expenses, net	—	(65,757)
Non-operating income (expense), net	(1,780)	1,974
Loss before income tax benefit (expense)	$(12,124)	$(109,222)
Assets:
Intellectual Property	$42,721	$37,435
Fli Charge	6,228	—
Group Mobile	1,583	—
Total Assets	$50,532	$37,435

General and administrative costs are allocated to the Intellectual Property segment.

Note 8. Revenue from Settlements and Licensing Agreements

On December 7, 2015, the Company entered into a confidential settlement and license agreement (the “Settlement Agreement”) with ZTE Corporation and its affiliates (“ZTE”), pursuant to which: (i) ZTE paid the Company a total of $21,500, net of any withholding, value added or other taxes; (ii) the parties withdrew all pending litigations and proceedings against each other including the litigations related to ZTE’s breach of its non-disclosure agreement with Vringo; and (iii) the Company granted ZTE a non-exclusive, non-transferable, worldwide perpetual license of certain patents and patent applications owned by the Company.

During the year ended December 31, 2014, the Company recorded total licensing revenue of $1,425, which was due to certain one-time payments in connection with settlement and license agreements for certain of its owned intellectual property.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 9. Senior Secured Convertible Notes

On May 4, 2015 (the “Closing Date”), the Company entered into a securities purchase agreement with certain institutional investors in a registered direct offering of $12,500 of Senior Secured Convertible Notes (the “Notes”) and warrants to purchase 537,500 shares of the Company’s common stock (after giving effect to the Reverse Stock Split). On the Closing Date, the Company issued the Notes, which are convertible into shares of the Company’s common stock at $10.00 per share, bear 8% interest and mature in 21 months from the date of issuance, unless earlier converted. In addition, the Company issued 537,500 warrants to purchase shares of the Company’s common stock, which are exercisable at $10.00 per share for a period of five years, beginning on November 4, 2015. In connection with the issuance of the Notes and the warrants, the Company received net cash proceeds of $12,425. The Company also incurred third party costs directly associated with the issuance of Notes of $218, which are capitalized as debt issuance costs and included in other current assets, and are amortized over the term of the Note. The Company’s obligations under the outstanding Notes are secured by a first priority perfected security interest in substantially all of the Company’s U.S. assets. In addition, stock of certain subsidiaries of the Company has been pledged. The outstanding Notes contain customary events of default, as well as covenants which include restrictions on the assumption of new debt by the Company. As of December 31, 2015, all covenants were met and there were no events of default.

The principal amount of the outstanding Notes is being repaid monthly, and the Company may make such payments and related interest payments in cash or, subject to certain conditions, in registered shares of the Company’s common stock, at its election. On each of the principal installment dates, the Company’s scheduled principal amortization payment is an amount equal to $595. If the Company chooses to repay the Notes in shares of its common stock, the shares are issued at a 15% discount, based on the then-current market price data of the Company’s common stock. The Company may also repay the Notes in advance of the maturity schedule subject to early repayment penalties. The holders of the Notes may accelerate up to six principal installment payments on each of the principal installment dates. The Company may choose to settle such amounts in cash or shares issued at a 15% discount, based on the then-current market price data of the Company’s common stock. Further, the Notes contain provisions that under certain events of default, as defined in the agreement, the amount owed could increase by amounts ranging from 115% to 120% of the face value depending on when the event occurred, and additionally, the interest rates would increase to 16.5% per annum upon the occurrence and continuance of an event of default. In addition, the Company may choose to repay the Notes early at a premium ranging from 115% to 120% of the face value depending on when the election is made.

The 8% interest is paid quarterly, beginning July 1, 2015, and the Company may make such payments in cash or registered shares of the Company’s common stock, at its election. If the Company chooses to repay the Notes in shares of its common stock, the shares for the payment of interest are issued at the then-current market price of the Company’s common stock.

Upon issuance of the Notes on May 4, 2015, the Company recorded the following:

Net cash proceeds from the Notes ($12,500 less investors issuance costs of $75)	$12,425
Debt discount:
May 2015 Warrants	1,717
Conversion feature	1,244
Total Debt discount attributed to Warrants and Conversion feature	2,961
Net Total – May 4, 2015	9,464
Debt discount amortization	2,014
Debt repayments	(8,294)
Net Total – December 31, 2015 (presented as short-term)	$3,184

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 9. Senior Secured Convertible Notes  – (continued)

The debt discount is attributable to the value of the separately accounted for conversion feature and May 2015 Warrants issued in connection with the financing. The embedded conversion feature derivatives relate to the conversion option, redemption in case of an event of default, and redemption in the case of a change in control features of the Notes. The embedded derivatives were evaluated under FASB ASC Topic 815-15, were bifurcated from the debt host, and were classified as liabilities in the consolidated balance sheet. The debt discount is amortized using the effective interest method over the term of the Notes. For the year ended December 31, 2015, the Company recorded a total of $2,014 of debt discount amortization, which was recorded as an interest expense in the consolidated statement of operations. In addition, for the year ended December 31, 2015, the Company recorded $145 of amortization of debt issuance costs included in interest expense and recorded an interest accrual of $96 included in accounts payable, accrued expenses and other current liabilities as of December 31, 2015.

During August 2015, the holders of the Notes accelerated six principal installments in exchange for common stock as permitted under the securities purchase agreement. The debt is now expected to mature in July 2016.

During the year ended December 31, 2015, the Company made principal payments in the aggregate amount of $8,294. The Company elected to make a total of $595 of these principal payments in cash and the remaining $7,699 of principal payments in shares of the Company’s common stock, which are issued at a 15% discount to the then current market price. As such, the Company issued 2,070,000 shares (after giving effect to the Reverse Stock Split) in lieu of principal payments and interest payments for the year ended December 31, 2015, and recorded $1,373 extinguishment of debt expense on the consolidated statement of operations for the year ended December 31, 2015.

Note 10. Fair Value Measurements

The following table presents the placement in the fair value hierarchy of liabilities measured at fair value on a recurring basis as of December 31, 2015 and December 31, 2014:

		Fair value measurement at reporting date using
	Balance	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2015:
May 2015 Warrants	$416	$—	$—	$416
Conversion feature	$1	$—	$—	$1
December 31, 2014:
Conversion Warrants, the derivative Reload Warrants and the derivative Series 1 Warrants	$175	$—	$—	$175

The Company measures its derivative liabilities at fair value. The Conversion Warrants, the derivative Reload Warrants and the derivative Series 1 Warrants were classified within Level 3 because they were valued using the Black-Scholes-Merton and the Monte-Carlo models, as these warrants included down-round protection clauses, which utilize significant inputs that are unobservable in the market. On January 1, 2015, the down-round protection clauses associated with all of the Company’s outstanding derivative warrant liabilities expired and, as a result, these warrants no longer meet the criteria for liability classification. As such, the related liabilities were revalued as of January 1, 2015 and the balance of $175, which was comprised of long-term derivative warrant liabilities of $174 and short-term derivative warrant liabilities of $1, was reclassified to equity.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 10. Fair Value Measurements  – (continued)

The May 2015 Warrants were classified within Level 3 because they were valued using the Black-Sholes-Merton model, which utilizes significant inputs that are unobservable in the market. They are recorded as derivative warrant liabilities as they are freestanding instruments and there are several features within the warrants that may require the Company to cash settle or partially cash settle. In particular, the Company may have to cash settle, partially cash settle, or make cash payments to the holders including cash settlement upon exercise when insufficient shares are authorized to be issued, and that the Company is obligated to issue registered shares when the warrants are exercised. The derivative warrant liabilities are initially measured at fair value and marked to market at each balance sheet date.

The conversion feature was classified within Level 3 because it was valued using the Monte-Carlo model, which utilizes significant inputs that are unobservable in the market. The embedded conversion feature derivatives relate to the conversion option, redemption in case of an event of default, and redemption in the case of a change in control features of the Notes. The conversion feature was separated from the host debt contract and accounted for as a derivative instrument because the feature is not clearly and closely related to the debt host and a separate instrument with the same terms as the embedded derivative would be a derivative instrument.

In addition to the above, the Company’s financial instruments as of December 31, 2015 and 2014 consisted of cash, cash equivalents, receivables, accounts payable, deposits and Notes. The carrying amounts of all the aforementioned financial instruments approximate fair value because of the short-term maturities of these instruments.

The following table summarizes the changes in the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3) during the year ended December 31, 2015:

	Conversion Warrants, the derivative Reload Warrants and the derivative Series 1 Warrants	May 2015 Warrants	Conversion feature
December 31, 2014	$175	$—	$—
Reclassification of derivative Reload Warrants and Series 1 Warrants to equity warrants	(175)	—	—
Issuance of Notes and May 2015 Warrants	—	1,717	1,244
Gain on revaluation of warrants and conversion feature	—	(1,301)	(1,243)
December 31, 2015	$—	$416	$1

During August 2015, the holders of the Notes accelerated six principal installments in exchange for common stock as permitted under the securities purchase agreement. The debt is now expected to mature in July 2016. These events resulted in a significant decline in the value of the conversion feature between May 4, 2015 and December 31, 2015, which resulted in a concurrent gain on the revaluation of the conversion feature.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 10. Fair Value Measurements  – (continued)

Valuation processes for Level 3 Fair Value Measurements

Fair value measurement of the derivative warrant liabilities falls within Level 3 of the fair value hierarchy. The fair value measurements are evaluated by management to ensure that changes are consistent with expectations of management based upon the sensitivity and nature of the inputs.

December 31, 2015:

Description	Valuation technique	Unobservable inputs	Range
Conversion feature	Monte-Carlo model	Volatility	82.46%
		Risk free interest rate	0.46%
		Expected term, in years	0.51
		Conversion price	$10.00
May 2015 Warrants	Black-Scholes-Merton	Volatility	79.13%
		Risk free interest rate	1.68%
		Expected term, in years	4.34
		Dividend yield	0.00%

December 31, 2014:

Description	Valuation technique	Unobservable inputs	Range
Conversion Warrants, derivative Reload	Black-Scholes-Merton and the Monte-Carlo models	Volatility	56.55% – 77.06%
Warrants and derivative Series 1 Warrants		Risk free interest rate	0.13% – 0.87%
		Expected term, in years	0.48 – 2.55
		Dividend yield	0%

Sensitivity of Level 3 measurements to changes in significant unobservable inputs

The inputs to estimate the fair value of the Company’s derivative warrant liabilities and conversion feature were the current market price of the Company’s common stock, the exercise price of the warrants and conversion feature, their remaining expected term, the volatility of the Company’s common stock price and the risk-free interest rate over the expected term. Significant changes in any of those inputs in isolation can result in a significant change in the fair value measurement.

Generally, an increase in the market price of the Company’s shares of common stock, an increase in the volatility of the Company’s shares of common stock, and an increase in the remaining term of the warrants and conversion feature would each result in a directionally similar change in the estimated fair value of the Company’s warrants. Such changes would increase the associated liability while decreases in these assumptions would decrease the associated liability. An increase in the risk-free interest rate or a decrease in the differential between the warrants’ and conversion feature’s exercise prices and the market price of the Company’s shares of common stock would result in a decrease in the estimated fair value measurement and thus a decrease in the associated liability. The Company has not, and does not plan to, declare dividends on its common stock, and as such, there is no change in the estimated fair value of the warrants and conversion feature due to the dividend assumption.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 11. Stock-based Compensation

The Company has a stock-based compensation plan available to grant stock options and RSUs to the Company’s directors, employees and consultants. Under the 2012 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), a maximum of 1,560,000 shares of common stock may be awarded (after giving effect to the one-for-ten reverse stock split). In 2015, the Company amended its Plan, so that a maximum of shares of common stock that may be awarded was increased to 2,100,000. As of December 31, 2015, 933,460 shares were available for future grants under the Plan. Total stock-based compensation expense for the years ended December 31, 2015 and 2014 was $5,064 and $10,967, respectively.

The following table illustrates the stock options granted during the year ended December 31, 2015. There were no RSUs granted during the year ended December 31, 2015.

Title	Grant date	No. of options	Exercise price	Fair market value at grant date	Vesting terms	Assumptions used in Black-Scholes Option pricing model
Directors and employees	January 2015	115,000	$5.10 – $5.90	$3.30 – $3.80	Over 1 year for directors; over 3 years for employees	Volatility: 74.9% – 77.1% Risk free interest rate: 1.27% – 1.51% Expected term, in years: 5.31 – 5.81 Dividend yield: 0.00%

Certain options granted to officers, directors and certain key employees are subject to acceleration of vesting of 75% – 100% (according to the agreement signed with each grantee), upon a change of control event.

The following tables summarize information about stock options and RSU activity during the year ended December 31, 2015:

	RSUs		Options
	No. of RSUs	Weighted average grant date fair value	No. of options	Weighted average exercise price	Exercise price range	Weighted average grant date fair value
Outstanding at December 31, 2014	119,636	$36.40	805,235	$33.60	$9.60 – $55.00	$22.40
Granted	—	—	115,000	$5.45	$5.10 – $5.90	$3.52
Vested/Exercised	(30,991)	$36.51	—	—	—	—
Forfeited	(35,365)	$36.31	(48,751)	$19.41	$5.10 – $37.60	$11.13
Expired	—	—	—	—	—	—
Outstanding at December 31, 2015	53,280	$36.31	871,484	$30.65	$5.10 – $55.00	$20.49
Exercisable at December 31, 2015	—	—	815,361	$31.49	$5.10 – $55.00

	Non-vested stock options:		Non-vested RSU:
	No. of options	Weighted average grant date fair value	No. of RSUs	Weighted average grant date fair value
Balance at January 1, 2015	187,965	$22.10	119,636	$36.40
Granted	115,000	$3.52	—	$—
Vested	(214,631)	$17.18	(30,991)	$36.51
Forfeited	(32,211)	$8.48	(35,365)	$36.31
Balance at December 31, 2015	56,123	$10.66	53,280	$36.31

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 11. Stock-based Compensation  – (continued)

The following table summarizes information about employee and non-employee stock options outstanding as of December 31, 2015:

Exercise price range	No. options outstanding	No. options exercisable	Weighted average remaining contractual life (years)
$0.01 – 10.00	98,618	70,285	4.18
$10.00 – 20.00	84,566	79,567	4.88
$20.00 – 30.00	46,000	41,000	7.50
$30.00 – 40.00	518,550	514,926	7.20
$40.00 – 50.00	102,500	88,333	8.15
$50.00 – 60.00	21,250	21,250	1.09
	871,484	815,361

As of December 31, 2015 and 2014, the total aggregate intrinsic values of options outstanding and options exercisable were zero since these instruments were “out-of-the-money” as of these dates. The total aggregate intrinsic value of options exercised during the year ended December 31, 2014 was $2,363. There were no options exercised during the year ended December 31, 2015.

The total fair value of stock options that vested in the years ended December 31, 2015 and 2014 was $3,687 and $7,987, respectively. As of December 31, 2015, there were approximately $1,420 of total unrecognized stock-based payment cost related to non-vested options, shares and RSUs, granted under the incentive stock option plans. Overall, the cost is expected to be recognized over a weighted average of 1.05 years.

The Company did not recognize tax benefits related to its stock-based compensation as there is a full valuation allowance recorded.

Note 12. Warrants

The following table summarizes information about warrant activity during the year ended December 31, 2015:

	No. of warrants	Weighted average exercise price	Exercise price range
December 31, 2014	1,740,265	$42.26	$9.40 – $50.60
Granted	587,500	$9.57	$5.00 – $10.00
Expired on June 21, 2015	(1,321,086)	$50.55	$9.40 – $50.60
December 31, 2015	1,006,679	$12.92	$10.00 – $17.60

On May 4, 2015, the Company issued warrants to purchase up to 537,500 of its shares of common stock in conjunction with the issuance of the Notes. The warrants are exercisable at $10.00 per share and are exercisable for a period of five years.

In October 2015, in connection with the purchase of IDG, the Company granted the finder with warrants to purchase up to 50,000 of its shares of common stock, at an exercise price of $5.00 per share (the “October 2015 Warrants”).

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 12. Warrants  – (continued)

Prior to June 21, 2015, the Company had public warrants to purchase 478,400 shares of common stock at an exercise price of $50.60, which were listed on the NASDAQ Capital Market under the symbol “VRNGW,” and additional warrants which were privately held to purchase 842,686 shares of common stock, all of which expired on June 21, 2015.

Certain of the Company’s outstanding warrants are classified as equity warrants and certain are classified as derivative warrant liabilities. The Company’s outstanding equity warrants as of December 31, 2015 consist of the following:

	No. outstanding	Exercise price	Remaining contractual life	Expiration Date
Series 1 Warrants	149,025	$17.60	1.55 years	July 19, 2017
Series 2 Warrants	194,352	$17.60	1.55 years	July 19, 2017
Reload Warrants	75,802	$17.60	1.10 years	February 6, 2017
October 2015 Warrants	50,000	$5.00	5.29 years	April 15, 2021
Outstanding as of December 31, 2015	469,179

The Company’s outstanding derivative warrant liabilities as of December 31, 2015 consist of the following:

	No. outstanding	Exercise price	Remaining contractual life	Expiration Date
May 2015 Warrants	537,500	$10.00	4.34 years	May 4, 2020

Note 13. Other Current Assets

As of December 31, 2015 and 2014, the Company’s other current assets were comprised of the following:

	For the year ended December 31,
	2015	2014
Prepaid expenses	$674	$482
Inventory	379	—
Accounts receivable	246	—
Other	97	28
Balance as of December 31	$1,396	$510

Note 14. Accounts Payable, Accrued Expenses and Other Current Liabilities

As of December 31, 2015 and 2014, the Company’s accounts payable, accrued expenses and other current liabilities were comprised of the following:

	For the year ended December 31,
	2015	2014
Accounts payable	$4,278	$3,598
Accrued liabilities	607	465
Tax liabilities	538	559
Other	607	110
Balance as of December 31	$6,030	$4,732

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 14. Accounts Payable, Accrued Expenses and Other Current Liabilities  – (continued)

On July 12, 2015, Group Mobile amended its existing loan agreement with Oklahoma Fidelity Bank, a division of Fidelity Bank. The total amount of the loan is $300 and it bears a variable interest, which is the lower of the Wall Street Journal prime rate plus 1% or 5% annually. The maturity date of the loan is July 12, 2016. The outstanding balance on the loan as of December 31, 2015 was $268 and is included in accounts payable, accrued expenses and other current liabilities on the consolidated balance sheets.

Note 15. Discontinued Operations and Assets Held For Sale

On February 18, 2014, the Company executed the sale of its mobile social application business to InfoMedia. As consideration for the assets and agreements related to the Company’s mobile social application business, the Company received 18 Class B shares of InfoMedia, which represent an 8.25% ownership interest in InfoMedia. Additionally, the Company’s Chief Executive Officer was appointed as a full voting member of InfoMedia’s board of directors and the Company received a number of customary protective rights. The InfoMedia Class B shares are accounted for as a cost-method investment at the carrying amount of $787 and are included in other assets in the consolidated balance sheets as of December 31, 2015 and 2014. During the year ended December 31, 2015, there were no events or changes in circumstances that would indicate that the carrying amount of this investment may no longer be recoverable.

In connection with the sale of its mobile social application business, the Company is required to present the results of the Company’s mobile social application business as discontinued operations in the consolidated statements of operations. The following table represents the components of operating results from discontinued operations, as presented in the consolidated statements of operations:

	As of December 31,
	2015	2014
Revenue	$—	$37
Operating expenses	—	(266)
Operating loss	—	(229)
Non-operating income (expense)	—	20
Loss before taxes on income	—	(209)
Income tax expense	—	(246)
Loss from discontinued operations	$—	$(455)

Note 16. Income Taxes

For the years ended December 31, 2015 and 2014, the loss from continuing operations before taxes consists of the following:

	2015	2014
Domestic	$(12,072)	$(108,828)
Foreign	(52)	(394)
	$(12,124)	$(109,222)

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 16. Income Taxes  – (continued)

Income tax expense (benefit) attributable to continuing and discontinued operations for the years ended December 31, 2015 and 2014 consisted of the following:

	2015	2014
Continued operations:
Current:
Federal	$—	$—
State	—	—
Deferred:
Federal	(866)	—
State	—	—
	$(866)	$—
Discontinued operations:
Current:
Federal	$—	$(246)
State	—	—
Deferred:
Federal	—	—
State	—	—
	$—	$(246)

Income tax expense attributable to continuing operations differed from the amounts computed by applying the applicable U.S. federal income tax rate to loss from continuing operations before taxes on income as a result of the following:

	For the year ended December 31,
	2015	2014
Loss from continuing operations before taxes on income	$(12,124)	$(109,222)
Tax rate	35%	35%
Computed “expected” tax benefit	4,243	38,228
State taxes, net of federal income tax benefit	294	793
Change in valuation allowance	(3,627)	(13,864)
Nondeductible expenses	(64)	(25,070)
Other items	20	(87)
Income tax benefit attributable to continuing operations	$866	$—

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 16. Income Taxes  – (continued)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows as of December 31, 2015 and 2014:

	December 31,
	2015	2014
Deferred income tax assets:
Net operating loss carryforwards	$44,756	$43,558
Stock-based compensation	4,839	4,789
Patents and other	1,212	341
Net deferred income tax assets	50,807	48,688
Less:
Valuation allowance	(50,807)	(48,688)
Net deferred income tax assets	$—	$—

The Company assesses the need for a valuation allowance related to its deferred income tax assets by considering whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. A valuation allowance has been recorded against the Company’s deferred income tax assets, as it is in the opinion of management that it is more likely than not that the net operating loss carryforwards (“NOL”) will not be utilized in the foreseeable future. The Company acquired IDG in the fourth quarter of 2015 and, as a result of the acquisition, all components of IDG’s deferred tax liabilities were recorded as part of the acquisition and were netted with similar deferred tax assets of the Company. This resulted in the reduction of the valuation allowance of $866.

The valuation allowance for 2015 is $50,807, which will be reduced if and when the Company determines that the deferred income tax assets are more likely than not to be realized.

The following table presents the changes to the valuation allowance during the years presented:

As of January 1, 2014	$37,758
Charged to cost and expenses – continuing operations	13,864
Charged to cost and expenses – discontinued operations	299
Return to provision true-up and other	(3,233)
As of December 31, 2014	$48,688
Charged to cost and expenses – continuing operations	3,627
Charged to cost and expenses – discontinued operations	(299)
Return to provision true-up and other	(1,209)
As of December 31, 2015	$50,807

As of December 31, 2015, the Company’s estimated aggregate total NOL were $123,591 for U.S. federal, state and local purposes expiring 20 years from the respective tax years to which they relate. The NOL amounts are presented before Internal Revenue Code, Section 382 limitations (“Section 382”). The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOL and tax credits in the event of an ownership change of a corporation. Thus, the Company’s ability to utilize all such NOL and credit carryforwards may be limited. The NOL available post-merger that the Company completed in 2012 that are not subject to limitation amount to $83,990. The remaining NOLs of $39,601 are subject to the limitation of Section 382. The annual limitation is approximately $2,000.

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 16. Income Taxes  – (continued)

The Company files its tax returns in the U.S. federal jurisdiction, as well as in various state and local jurisdictions. Vringo, Inc. has open tax years for 2012 through 2014. As of December 31, 2015, all tax years for the Company’s subsidiary Innovate/Protect are still open. The Company’s Israeli subsidiary filed its income tax returns in Israel prior to closing the business in the first quarter of 2014; there are no open tax years.

The Company did not have any material unrecognized tax benefits as of December 31, 2015. The Company does not expect to record any additional material provisions for unrecognized tax benefits within the next year.

Note 17. Commitments and Contingencies

Litigation and legal proceedings

ZTE

On December 7, 2015, the Company entered into the Settlement Agreement with ZTE, pursuant to which the parties withdrew all pending litigations and proceedings against each other and the Company granted ZTE a non-exclusive, non-transferable, worldwide perpetual license to certain patents and patent applications owned by the Company.

Pursuant to the Settlement Agreement, the parties have taken steps to withdraw all pending litigations and proceedings against one another. As such, the Company reversed $1,059 of contingent liabilities related to potential legal fees that were previously accrued for proceedings in the UK, France, and Germany. To date, proceedings in Brazil and Romania have yet to be formally closed, although the parties are currently working together to formally close proceedings in each of those countries.

In several jurisdictions, although ZTE requested that government organizations close proceedings against Vringo, the organizations make such determinations on their own volition. In China, ZTE requested that the National Developmental and Reform Commission (“NDRC”) conclude its investigation against Vringo. However, the NDRC has not yet closed its investigation. In addition, ZTE requested that the European Commission close its file on Vringo following ZTE’s withdrawal of its complaint against Vringo. On February 1, 2016, the European Commission confirmed that it would close its file on ZTE’s complaint against Vringo.

In addition, in China and the Netherlands, Vringo continues to appeal patent invalidity rulings issued in connection with proceedings originally brought by ZTE. In each instance, ZTE has indicated that it will not oppose Vringo’s appeals, although Vringo must still plead its case before the respective adjudicatory body in each jurisdiction. In addition, the European Patent Office (“EPO”) has not yet dismissed an opposition action filed on one of Vringo’s recently issued European patents, and the EPO may require Vringo to defend this action even though ZTE has indicated that it will not continue to pursue the action.

ASUS

Vringo has filed patent infringement lawsuits against ASUSTek Computer Inc. and its subsidiaries in Germany, India, and Spain. Should the Company be deemed the losing party, it may be held responsible for a portion of the defendant’s legal fees for the relevant application or for the litigation.

Other

The Company is also engaged in additional litigation, for which no contingent liability is recorded.

Deposits with courts

The Company made deposits with courts during 2015 and 2014, related to its proceedings in Germany, Brazil, Romania and Malaysia. Deposits with courts paid in local currency are remeasured on the balance sheet date based on the related foreign exchange rate on that date. As of December 31, 2015, deposits with

Vringo, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except for share and per share data)

Note 17. Commitments and Contingencies  – (continued)

courts, which are recorded as current assets, totaled $1,930, of which $1,279 was subsequently returned to us in February 2016. As of December 31, 2014, deposits with courts totaled $2,067.

Leases

In January 2014, the Company entered into an amended lease agreement for its corporate executive office in New York for the lease of a different office space within the same building. The initial annual rental fee for this new office is approximately $403 (subject to certain future escalations and adjustments) beginning on August 1, 2014, which was the date when the new office space was available. This lease will expire in October 2019. Group Mobile has a lease for its office space in Chandler, AZ. The annual rental fee is approximately $72; the current lease expires on June 30, 2016.

Rent expense for operating leases for the years ended December 31, 2015 and 2014 were $381 and $366, respectively. Future minimum lease payments under non-cancelable operating leases for office space, as of December 31, 2015, are as follows:

Year ending December 31,	Amount
2016	$439
2017	407
2018	416
2019	347
Total	$1,609

Note 18. Subsequent Events

On March 9, 2016, the Company amended the Notes, which were originally issued on May 4, 2015, and entered into an exchange note agreement (the “Exchange Note Agreement”).

Pursuant to the Exchange Note Agreement, the Company issued to the investors an aggregate of 703,644 shares of its common stock, par value $0.01 per share, in exchange for the reduction of $1,267 of the outstanding aggregate principal amount of the Notes. As a result, the outstanding aggregate principal amount under the Notes is reduced from $3,016 to $1,749. The Notes are no longer convertible and the outstanding aggregate principal amount will be payable by the Company on the maturity date, which was extended to June 30, 2017, in cash only at 102%, which is equal to $1,784. The interest rate has increased from 8% to 10% per annum and is payable monthly beginning on April 1, 2016. The Company agreed to maintain a cash balance, including cash equivalents, of no less than $2,900 throughout the duration of the Notes.

In addition, the Company agreed to reduce the exercise price of the May 2015 Warrants to purchase an aggregate of 537,500 shares of the Company’s common stock originally issued to the investors on May 4, 2015 from $10.00 to $3.00 per share, and the parties also agreed to remove from the warrants certain anti-dilution features.

In connection with the foregoing amendments, the Company paid a restructuring fee in the amount of $50.

The Company is currently in the process of evaluating the accounting for this transaction.

XpresSpa Holdings, LLC

and Subsidiaries

Consolidated Financial Statements

June 30, 2016 and December 31, 2015 and 2014

Independent Auditor’s Report

Board of Directors
XpresSpa Holdings, LLC
New York, NY

We have audited the accompanying consolidated financial statements of XpresSpa Holdings, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XpresSpa Holdings, LLC and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, NY

August 15, 2016

XpresSpa Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

	June 30, 2016 (unaudited)	December 31, 2015	December 31, 2014
Assets
Current:
Cash and cash equivalents	$2,480,484	$4,177,465	$2,191,575
Accounts receivable	50,898	49,920	43,019
Inventory, net	2,662,548	2,538,367	1,877,847
Prepaid expenses	468,583	383,866	684,449
Total Current Assets	5,662,513	7,149,618	4,796,890
Spa Leasehold Improvements, Property and Equipment, Net (Note 3)	14,084,790	14,422,011	14,428,849
Other Assets:
Restricted cash	634,306	634,306	495,718
Pending location acquisition costs (Note 4)	75,439	20,000	155,500
Intangible assets, net (Note 6)	1,503,841	1,843,970	2,063,652
Security deposits	605,646	467,872	317,749
Total Other Assets	2,819,232	2,966,148	3,032,619
	$22,566,535	$24,537,777	$22,258,358
Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$1,779,652	$1,578,244	$2,346,545
Accrued expenses and taxes payable	2,779,966	3,109,501	1,528,926
Notes payable – credit card financing	779,924	—	—
Loan payable – member (Note 8)	25,500	25,500	25,500
Total Current Liabilities	5,365,042	4,713,245	3,900,971
Other Liabilities:
Note payable, net – member (Note 7)	5,828,104	5,722,955	—
Note payable – bank (Note 7)	—	—	5,951,409
Deferred rent	191,740	260,057	257,026
Due to affiliates (Note 9)	175,163	175,163	175,163
Total Other Liabilities	6,195,007	6,158,175	6,383,598
Total Liabilities	11,560,049	10,871,420	10,284,569
Commitments (Note 10)
Members’ Equity (Note 11):
Series B preferred	3,250,000	2,500,000	—
Series A preferred	6,999,110	6,999,110	—
Common units	23,726,136	23,726,136	23,726,136
Additional paid-in capital	294,300	294,300	—
Accumulated deficit	(24,489,722)	(20,806,333)	(12,665,713)
Accumulated other comprehensive loss	(439,526)	(449,944)	(86,302)
Total XpresSpa Holdings, LLC and Subsidiaries Members’ Equity	9,340,298	12,263,269	10,974,121
Noncontrolling interests	1,666,188	1,403,088	999,668
Total Equity	11,006,486	13,666,357	11,973,789
	$22,566,535	$24,537,777	$22,258,358

See accompanying notes to consolidated financial statements.

XpresSpa Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

	Six Months Ended June 30, 2016 (unaudited)	Six Months Ended June 30, 2015 (unaudited)	Year Ended December 31, 2015	Year Ended December 31, 2014
Revenues:
Services	$16,935,482	$16,302,598	$32,457,355	$32,045,406
Product sales	3,535,591	2,746,814	6,385,582	5,301,124
Total Revenues	20,471,073	19,049,412	38,842,937	37,346,530
Cost of Revenues:
Services	13,629,067	12,332,975	25,109,831	23,711,044
Product sales	1,206,219	1,126,423	2,559,656	1,846,503
Total Cost of Revenues	14,835,286	13,459,398	27,669,487	25,557,547
Gross Profit	5,635,787	5,590,014	11,173,450	11,788,983
Selling, General and Administrative Expenses	8,794,458	9,172,227	18,451,996	15,668,716
Loss on disposal of property and equipment (Note 13)	(70,973)	—	(121,542)	(767,593)
Loss From Operations	(3,229,644)	(3,582,213)	(7,400,088)	(4,647,326)
Other Expenses:
Finance costs	72	10,102	32,395	50,417
Interest expense – net	473,350	206,982	635,834	190,568
Total Other Expenses	473,422	217,084	668,229	240,985
Loss Before Provision for Income Taxes	(3,703,066)	(3,799,297)	(8,068,317)	(4,888,311)
Provision for Income Taxes (Note 5):
Current tax expense	17,499	75,079	7,261	18,282
Net Loss	(3,720,565)	(3,874,376)	(8,075,578)	(4,906,593)
Net Loss (Income) Attributable to Noncontrolling Interests	37,176	(53,758)	16,817	(108,970)
Net Loss Attributable to XpresSpa Holdings, LLC and Subsidiaries	$(3,683,389)	$(3,928,134)	$(8,058,761)	$(5,015,563)

See accompanying notes to consolidated financial statements.

XpresSpa Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Loss

	Six Months Ended June 30, 2016 (unaudited)	Six Months Ended June 30, 2015 (unaudited)	Year Ended December 31, 2015	Year Ended December 31, 2014
Net Loss Attributable to XpresSpa Holdings, LLC and Subsidiaries	$(3,683,389)	$(3,928,134)	$(8,058,761)	$(5,015,563)
Foreign Currency Translation Adjustment (Note 14)	10,418	(303,703)	(363,642)	(81,834)
Comprehensive Loss	$(3,672,971)	$(4,231,837)	$(8,422,403)	$(5,097,397)

See accompanying notes to consolidated financial statements.

XpresSpa Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

Year ended December 31, 2014

	P-1 Preferred Units	P-2 Preferred Units	P-3 Preferred Units	Old Common Units	New Common Units	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
Balance, January 1, 2014	$4,900,641	$16,799,287	$1,880,684	$(3,102,873)	$—	$(7,650,150)	$(4,468)	$988,237	$13,811,358
Capital contributed (Note 11)	—	—	3,241,230	—	2,336,022	—	—	388,000	5,965,252
Syndication costs (Note 11)	—	—	(128,855)	—	—	—	—	—	(128,855)
Distributions	—	—	—	—	(2,200,000)	—	—	(485,539)	(2,685,539)
Recapitalization transaction	(4,900,641)	(16,799,287)	(4,993,059)	3,102,873	23,590,114	—	—	—	—
Net income (loss)	—	—	—	—	—	(5,015,563)	—	108,970	(4,906,593)
Foreign currency translation adjustment (Note 14)	—	—	—	—	—	—	(81,834)	—	(81,834)
Balance, December 31, 2014	$—	$—	$—	$—	$23,726,136	$(12,665,713)	$(86,302)	$999,668	$11,973,789

Year ended December 31, 2015

	Common Units	Series A Preferred	Series B Preferred	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
Balance, December 31, 2014	$23,726,136	$—	$—	$—	$(12,665,713)	$(86,302)	$999,668	$11,973,789
Capital contributed (Note 11)	—	6,999,110	2,500,000	—	—	—	666,776	10,165,886
Distributions	—	—	—	—	—	—	(328,398)	(328,398)
Issuance of warrants	—	—	—	294,300	—	—	—	294,300
Deconsolidation of noncontrolling interest	—	—	—	—	(81,859)	—	81,859	—
Net loss	—	—	—	—	(8,058,761)	—	(16,817)	(8,075,578)
Foreign currency translation adjustment (Note 14)	—	—	—	—	—	(363,642)	—	(363,642)
Balance, December 31, 2015	$23,726,136	$6,999,110	$2,500,000	$294,300	$(20,806,333)	$(449,944)	$1,403,088	$13,666,357

Six months ended June 30, 2016 (Unaudited)

	Common Units	Series A Preferred	Series B Preferred	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
Balance, January 1, 2016	$23,726,136	$6,999,110	$2,500,000	$294,300	$(20,806,333)	$(449,944)	$1,403,088	$13,666,357
Capital contributed (Note 11)	—	—	750,000	—	—	—	513,183	1,263,183
Distributions	—	—	—	—	—	—	(212,907)	(212,907)
Net loss	—	—	—	—	(3,683,389)	—	(37,176)	(3,720,565)
Foreign currency translation adjustment (Note 14)	—	—	—	—	—	10,418	—	10,418
Balance, June 30, 2016	$23,726,136	$6,999,110	$3,250,000	$294,300	$(24,489,722)	$(439,526)	$1,666,188	$11,006,486

See accompanying notes to consolidated financial statements.

XpresSpa Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended June 30, 2016 (unaudited)	Six Months Ended June 30, 2015 (unaudited)	Year Ended December 31, 2015	Year Ended December 31, 2014
Cash Flows From Operating Activities:
Net loss	$(3,720,565)	$(3,874,376)	$(8,075,578)	$(4,906,593)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,885,362	2,174,490	4,332,694	3,741,949
Loss on disposal of property and equipment	70,973	—	121,542	767,593
Accretion of debt discount	73,002	25,500	102,000	—
Amortization of deferred finance charges	32,147	13,168	73,110	51,667
Change in operating assets and liabilities:
Accounts receivable	(806)	11,242	(7,611)	3,665
Inventory	(120,385)	(85,100)	(668,275)	(290,602)
Prepaid expenses	(84,698)	355,506	300,509	(259,244)
Security deposits	(137,560)	(141,409)	(151,409)	(167,077)
Pending location costs	(55,439)	(430,749)	135,500	112,868
Accounts payable	198,780	(581,175)	(753,273)	1,051,022
Accrued expenses and taxes payable	(333,248)	50,090	1,598,362	(1,106,948)
Deferred rent	(68,317)	(2,384)	3,031	(46,610)
Net Cash Used In Operating Activities	(2,260,754)	(2,485,197)	(2,989,398)	(1,048,310)
Cash Flows From Investing Activities:
Acquisition of intangible assets	(15,234)	—	(123,673)	(620,044)
Acquisition of property and equipment	(1,236,578)	(1,806,160)	(4,145,533)	(4,208,279)
Advances to affiliates	—	(271,161)	—	—
Restricted cash	—	(138,588)	(138,588)	(90,000)
Net Cash Used In Investing Activities	(1,251,812)	(2,215,909)	(4,407,794)	(4,918,323)
Cash Flows From Financing Activities:
Members’ contributions	750,000	4,998,840	9,499,110	5,577,252
Members’ distributions	—	—	—	(2,200,000)
Noncontrolling interests’ contributions	513,183	666,776	666,776	388,000
Noncontrolling interests’ distributions	(212,907)	(328,398)	(328,398)	(485,539)
Proceeds from long-term debt – member	—	6,000,000	6,000,000	—
Proceeds from member loans	—	276,309	—	—
Repayment of short-term debt – bank	—	(6,000,000)	(6,000,000)	—
Proceeds from short-term debt	1,000,000	—	—	—
Repayment of short-term debt	(220,076)	—	—	—
Proceeds from note payable – bank	—	—	—	2,700,000
Deferred financing costs	—	(128,584)	(109,264)	(19,270)
Syndication costs	—	—	—	(128,855)
Net Cash Provided By Financing Activities	1,830,200	5,484,943	9,728,224	5,831,588
Effect of Exchange Rate Changes on Cash	14,615	(21,968)	(345,142)	(81,834)
Net Increase (Decrease) in Cash and Cash Equivalents	(1,696,981)	761,869	1,985,890	(216,879)
Cash and Cash Equivalents, Beginning of Year	4,177,465	2,191,575	2,191,575	2,408,454
Cash and Cash Equivalents, End of Year	$2,480,484	$2,953,444	$4,177,465	$2,191,575
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$375,443	$151,191	$515,834	$190,568
Income taxes	14,324	—	7,261	18,282

See accompanying notes to consolidated financial statements.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

(a) Organization and Operations

XpresSpa Holdings, LLC (“Holdings”), a limited liability company, was formed in the State of Delaware on January 11, 2012 in conjunction with the restructuring and recapitalization of the XpresSpa business (“XpresSpa”). Holdings and its subsidiaries (collectively, the “Company”) are engaged primarily in the business of operating spa facilities in airport terminals both in domestic airports and international markets. As of December 31, 2015 the Company was operating forty-six stores in nineteen domestic and one foreign airport; at June 30, 2016, the Company was operating forty-seven stores in nineteen domestic and one foreign airport.

Holdings is a limited liability company formed under the Delaware Limited Liability Act (the “Act”). The parties to the limited liability company agreement are designated as members. Under the Act, the members are not liable for the debts of the Company.

These financial statements have been prepared for the purpose of complying with the provisions of Article 3-05 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (SEC), which required certain information with respect to acquired businesses to be included with certain filings with the SEC.

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Holdings, its wholly-owned subsidiaries and other subsidiaries in which it holds either a majority interest or a noncontrolling interest but exercises significant influence and control. All significant intercompany transactions and balances are eliminated in consolidation. The Company follows Accounting Standards Codification (“ASC”) 810, “Consolidation.” Accordingly, the third-party holdings of equity interests, referred to as noncontrolling interests, are presented on the consolidated balance sheet and consolidated statements of operations and changes in members’ equity.

(c) Cash Equivalents

Cash equivalents include amounts due from third-party financial institutions for credit and debit card transactions. These receivables typically settle in less than five days and were $281,684 (unaudited), $162,688 and $144,250 at June 30, 2016 and December 31, 2015 and 2014, respectively.

(d) Accounts Receivable

Accounts receivable are stated at the historical carrying amount net of any allowances for doubtful accounts. At June 30, 2016 and December 31, 2015 and 2014, there was no allowance for doubtful accounts. Accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. Customer accounts are written off when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as revenue when received.

(e) Inventory

Inventory consisting of purchased finished goods and service supplies is stated at the lower of cost (first-in, first-out) or market.

(f) Property, Equipment and Depreciation

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets once placed in service. Expenditures for repairs are charged to operations as incurred.

Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or their estimated economic useful life.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

(g) Long-Lived Assets and Intangible Assets

Long-lived assets and intangible assets (including, location acquisition costs and definite-lived trademarks) subject to depreciation or amortization, are reviewed for impairment when events and circumstances indicate that the carrying value may not be recoverable. Impairment exists when the carrying value of the asset is greater than the undiscounted future cash flows expected to be provided by the asset. The amount of impairment, if any, is the excess of the carrying value over its recoverable value. There was no impairment recognized by the Company in 2015 and 2014 or for the six months ending June 30, 2016 and June 30, 2015.

(h) Restricted Cash

Restricted Cash represents balances at financial institutions to secure bonds and letters of credit as required by various airports.

(i) Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt using the straight-line method, which approximates the effective interest method.

(j) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k) Income Taxes

Holdings, a limited liability company, is treated as a partnership for income tax reporting purposes at both the Federal and state levels. Accordingly, Holdings does not pay income taxes other than taxes in certain state and local jurisdictions. Members are taxed individually on their respective share of earnings.

The Company accounts for state and local income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses.

Deferred tax assets and liabilities, as it relates to state and local taxes, are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with other provisions contained within this guidance. This topic prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate audit settlement. No adjustment was necessary in for year ending December 31, 2015 or 2014 or six months ending June 30, 2016 or June 30, 2015 as a result of this guidance.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

The Company files income tax returns in the U.S. Federal and various state and local jurisdictions. For Federal income tax purposes, the 2013, 2014 and 2015 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the 2012 through 2015 tax years remain open for examination by the tax authorities under a four-year statute of limitations.

The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense. For the six months ended June 30, 2016, June 30, 2015 and years ended December 31, 2015 and 2014, there were no interest and penalties recognized.

(l) Advertising Costs

The Company’s policy is to expense advertising costs as incurred. Advertising costs aggregating $173,794 (unaudited) and $355,763 (unaudited) for six months ended June 30, 2016 and 2015, respectively and $542,837 and $721,743 for the years ended December 31, 2015 and 2014, respectively, are included in selling, general and administrative expenses on the consolidated statements of operations.

(m) Sales Tax

The Company excludes from its revenues all sales taxes assessed to its customers. Sales taxes assessed on revenues are recorded as accrued liabilities on the consolidated balance sheets until remitted to the state agencies.

(n) Syndication Costs

Syndication costs consist of transaction fees and legal and professional fees associated with the offering and issuance of member units. These costs are recorded as a reduction of the capital contributed with respect to the units issued.

(o) Revenue Recognition

The Company recognizes revenues from product and service sales at the point of sale, net of discounts and applicable sales taxes. The Company records income from its wholesale and e commerce businesses at the time the goods are shipped.

(p) Fair Value of Financial Instruments

The Company follows the provisions of ASC 820, “Fair Value Measurement,” which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The amount included in due to affiliates is not considered to be reported at fair value as the amount is owed to a related party and does not bear interest.

The Company’s financial instruments primarily consist of cash, accounts receivable, accounts payable and long-term debt. The carrying amounts of these items are considered a reasonable estimate of fair value at June 30, 2016, December 31, 2015 and 2014, due to their short-term classification or having market rates.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

(q) Concentration of Credit Risk

The Company maintains cash in financial institutions primarily in the United States and the Netherlands. Cash balances exceed insured limits in the respective countries. Management believes no significant credit risk exists with respect to its cash as of June 30, 2016 and December 31, 2015 and 2014. The Company has not experienced losses in such accounts.

(r) Deferred Rent

When a lease contains an escalation of the minimum rent, the Company recognizes the related rent expense on a straight-line basis and records the difference between the recognized rental expense and the amounts payable under the lease as a long-term deferred rent liability. Landlord allowances are amortized by the straight-line method over the term of the lease as a reduction of rent expense.

(s) Comprehensive Loss

Comprehensive loss includes certain gains and losses which are excluded from net income and, as such, these amounts are recorded directly as an adjustment to members’ equity. The Company’s comprehensive loss is comprised of foreign exchange translation adjustments.

(t) Noncontrolling Interest

Noncontrolling interest is the proportionate interest in the subsidiaries' assets and liabilities not held by the group. It is separately disclosed in the consolidated balance sheets and deducted in the consolidated statements of operations to account for the amounts not owned by the group.

(u) Foreign Exchange Currency Translation

Accounts of the foreign subsidiaries of Holdings are translated into United States dollars. Assets and liabilities have been translated at year-end exchange rates and revenues and expenses have been translated at average rates for the year. The translation adjustments arising from the use of different exchange rates are included as other comprehensive loss within the consolidated statements of changes in members’ equity. Gains and losses resulting from foreign currency transactions are included within the consolidated statements of operations.

(v) Reclassifications

Certain amounts from the prior period have been reclassified to conform to the current year’s presentation.

2. Inventory

Inventory consisted of the following:

	June 30, 2016 (unaudited)	December 31, 2015	December 31, 2014
Finished goods	$2,441,303	$2,339,501	$1,744,488
Service supplies	221,245	198,866	133,360
Total inventory	$2,662,548	$2,538,367	$1,877,848

Finished goods are net of markdowns of $45,651 (unaudited) as of June 30, 2016 and $45,651 and $23,830 as of December 31, 2015 and 2014, respectively.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

3. Spa Leasehold Improvements, Property and Equipment

Spa leasehold improvements, property and equipment include the following:

	Cost			Useful Lives in Years
	June 30, 2016 (unaudited)	December 31, 2015	December 31, 2014
Furniture and fixtures	$3,551,621	$3,356,570	$3,300,279	7
Machinery and equipment	2,684,064	2,652,704	2,510,142	3 – 5
Leasehold improvements – corporate headquarters	991,194	988,680	862,385	8
Leasehold improvements – spa facilities	26,578,246	24,633,908	24,102,268	1 – 10
Construction-in-progress	1,411,726	2,172,593	977,854
Spa equipment – idle	—	128,587	175,400
	$35,216,851	33,933,042	31,928,328
Less: Accumulated depreciation and amortization	21,132,061	19,511,031	17,499,479
Net book value	$14,084,790	$14,422,011	$14,428,849

Depreciation and leasehold amortization expenses for assets placed in service aggregated $1,630,894 (unaudited) and $1,958,778 (unaudited) for the six months ended June 30, 2016 and 2015, respectively, and $3,780,608 and $3,526,585 for the years ended December 31, 2015 and 2014, respectively.

4. Pending Location Acquisition Costs

Pending location acquisition costs in the amount of $75,439 (unaudited) as of June 30, 2016 and $20,000 and $155,500 as of December 31, 2015 and 2014, respectively, include lease acquisition and related expenses incurred in connection with spa locations under lease negotiation or in the bidding process at June 30, 2016, December 31, 2015 and 2014, respectively.

5. Income Taxes

The provision for income taxes is based on the taxable income, which excludes certain expense items that are not deductible for income tax purposes. The provision for current taxes of $17,499 (unaudited) and $75,079 (unaudited) for the six months ended June 30, 2016 and 2015, respectively, and $7,261 and $18,282 for the years ended December 31, 2015 and 2014, respectively, consists primarily of state taxes based on revenue.

Deferred income taxes are provided for on the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.

The components of the deferred tax asset are as follows:

	June 30, 2016 (unaudited)	December 31, 2015	December 31, 2014
Depreciation timing differences	$58,254	$58,254	$67,510
Net operating loss carryforwards	124,473	124,473	66,059
Deferred rent	1,877	1,877	2,741
Less: Valuation allowance	(184,604)	(184,604)	(136,310)
Total deferred tax assets	$—	$—	$—

A valuation allowance has been established for all deferred tax assets. This is due to uncertainty that sufficient taxable income will be generated to utilize these assets. The valuation allowance increased by $48,294 and $9,402 for the years ended December 31, 2015 and 2014, respectively.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

5. Income Taxes  – (continued)

The Company has pre-tax apportioned net operating losses of approximately $11,850,000 which will begin to expire in 2033.

6. Intangible Assets

Intangible assets consist of the following:

June 30, 2016 (unaudited)

	Cost	Accumulated Amortization	Book Value	Useful Lives in Years
Lease acquisition costs	$2,764,349	$1,382,794	$1,381,555	1 – 10
Trademarks	293,305	171,019	122,286	5 – 15
Total	$3,057,654	$1,553,813	$1,503,841

December 31, 2015

	Cost	Accumulated Amortization	Book Value	Useful Lives in Years
Lease acquisition costs	$2,030,757	$1,042,100	$988,657	1 – 10
Lease acquisition costs – locations scheduled to open in 2016	718,358	—	718,358	1 – 10
Trademarks	293,305	156,350	136,955	5 – 15
Total	$3,042,420	$1,198,450	$1,843,970

December 31, 2014

	Cost	Accumulated Amortization	Book Value	Useful Lives in Years
Lease acquisition costs	$1,625,306	$520,069	$1,105,237	1 – 10
Lease acquisition costs – locations scheduled to open in 2015	795,680	—	795,680	1 – 10
Trademarks	289,030	126,295	162,735	5 – 15
Total	$2,710,016	$646,364	$2,063,652

Amortization expense aggregated $254,468 (unaudited), $215,712 (unaudited), $552,086 and $215,364 for the six months ended June 30, 2016 and June 30, 2015 and years ended December 31, 2015 and 2014, respectively.

As of December 31, 2015, future amortization expense is estimated as follows:

Year ending December 31,
2016	$329,414
2017	290,877
2018	262,656
2019	237,516
2020	211,885
Thereafter	511,622
Total	$1,843,970

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

7. Notes Payable

(a) Note Payable, Net — Member

On April 22, 2015, the Company entered into a credit agreement and secured promissory note (collectively, the “credit agreement”) with a member. This credit facility replaced the Company’s pre-existing bank debt and provides for additional working capital. The credit agreement provides for interest on the outstanding principal of the loan at a rate per annum of 12%. Interest is payable as follows: (i) 10% annual interest, calculated on a monthly basis, which is payable in arrears on the last business day of each month plus (ii) 2% annual interest, calculated on a monthly basis, which shall accrue monthly and become due and payable on the first and second anniversary dates. The credit facility is secured by substantially all of the assets of the Company, had an outstanding principal balance of $6,000,000 at December 31, 2015 and matures on April 22, 2017.

Under the terms of the credit agreement, 90 days after the effective date and prior to the maturity date, the member has the right to convert up to $3,000,000 of the outstanding principal amount of the loan into common units of the Company at a purchase price equal to the lesser of the purchase price per unit in the most recent issuance of common units or $1 per common unit. This conversion right was determined to be a beneficial conversion feature.

Additionally, the Company issued a warrant to the member to purchase, for a period of four years from the date of issuance, up to 600,000 Series A preferred units at an initial price of $1 per unit, subject to adjustment.

The Company allocated the proceeds from the note payable to the beneficial conversion feature, the warrants and the note based on their estimated fair values. The fair value of the beneficial conversion feature and warrants at issuance of $294,300 was recorded as a debt discount. The Company recorded accretion expense of $73,002 (unaudited) during the six months ended June 30, 2016 and $102,000 during the year ended December 31, 2015 in accretion of this discount.

June 30, 2016 (unaudited)
Note payable	$6,000,000
Less: Debt discounts	119,298
Deferred financing charges	52,598
Current portion	—
Long-term debt	$5,828,104

December 31, 2015
Note payable	$6,000,000
Less: Debt discounts	192,300
Deferred financing charges	84,745
5,722,955
Less: Current portion	—
Long-term debt	$5,722,955

Subsequent to December 31, 2015, on August 8, 2016, this note payable was amended. The credit facility was increased to $6,500,000 and the maturity date was extended to May 1, 2018 with an additional one year extension to May 1, 2019. The amendment changed the interest rate from 10% to 9.24% per annum, payable monthly, plus 2% per annum and modified certain covenants. In connection with the amendment, the member waived all existing covenant defaults as of December 31, 2015 and through August 8, 2016.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

7. Notes Payable  – (continued)

(b) Note Payable — Bank

On February 15, 2012, the Company, in conjunction with the recapitalization and restructuring of XpresSpa, entered into an amended and restated credit agreement (the “agreement”) with a commercial lender which provided for a financing commitment of $10,000,000 with a maturity date of December 31, 2015. During 2015, this note was repaid with the proceeds from the note payable — member.

(c) Note Payable — Credit Card Financing

In April 2016, the Company entered into a loan and security agreement with a lender. The loan, in the form of an advance against certain future credit card transactions, is for a maximum of $1,000,000 and is secured by certain assets of the Company. The Company received case proceeds of $1,000,000, to be used for working capital. The loan, and issuance fee of $35,000, is repaid on a daily basis from proceeds of certain credit card transactions. As of June 30, 2016, the outstanding balance of the advance is $779,924 (unaudited).

8. Loan Payable — Member

The outstanding loan from a member in the amount of $25,500 (unaudited) at June 30, 2016, December 31, 2015 and 2014 is unsecured, noninterest bearing and is payable upon demand.

9. Transactions With Affiliates

The Company has received advances from noncontrolling members of certain subsidiaries aggregating $175,163 (audited) at June 30, 2016, December 31, 2015 and 2014. The advances represent collateral for the noncontrolling members’ pro rata share of lease security deposits which the Company has satisfied by letters of credit. The advances are noninterest bearing and will be repaid upon the expiration of the leases and the letters of credit.

10. Commitments

(a) Minimum Future Obligations

The Company is obligated under multiple lease agreements for its spa locations. These agreements primarily require payment of rent as a percentage of gross sales, and a minimum annual guarantee (“MAG”) rent payment. The MAG for the locations under lease during the term of the agreements range from $5,000 to $250,000 per year adjusted on each anniversary date. In addition, the Company has entered into a lease agreement for its corporate offices in New York City.

As of December 31, 2015, future minimum commitments under noncancelable lease agreements are as follows:

Year ending December 31,
2016	$4,418,692
2017	3,865,603
2018	3,326,293
2019	2,304,837
2020	2,080,097
Thereafter	2,674,184
Total	$18,669,706

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

10. Commitments  – (continued)

The following is a summary of rental expense, under all lease agreements:

	Six months ended June 30, 2016 (unaudited)	Six months ended June 30, 2015 (unaudited)	2015	2014
Fixed rent	$222,966	$159,352	$337,875	$304,983
Minimum annual guarantee	1,726,784	1,672,533	3,356,381	3,160,923
Additional rent as a percentage of sales in excess of MAG	854,746	683,740	1,472,281	1,482,015
Total rent expense	$2,804,496	$2,515,626	$5,166,537	$4,947,921

(b) Service Provider and Monitoring and Management Agreements

The Company is bound under the terms of certain service provider agreements with noncontrolling members of ten operating spa subsidiaries which provide local marketing, public relations, customer service, human resource and other management services. The agreements provide for one-year terms that renew automatically and management fees ranging from 2.09 to 3.6% of gross revenues of the respective operating spas.

On February 23, 2012, the Company entered into a monitoring and management agreement (“the M&M agreement”) with an affiliate of a member. The M&M agreement provides for an annual monitoring fee of $250,000 plus out-of-pocket expenses, payable in quarterly installments in exchange for certain monitoring and management services rendered. The M&M agreement expires on the earlier of fifteen (15) years from the effective date with automatic one-year extensions or such time the member ceases to hold an interest in the Company. Monitoring fees and out-of-pocket expenses aggregating $143,782 (unaudited), $140,434 (unaudited) $305,387 and $268,536 are included in selling, general and administrative expenses on the consolidated statements of operations for six months ended June 30, 2016 and 2015, and for the years ended December 31, 2015 and 2014, respectively.

(c) Security Deposits

In connection with rental security deposits, the Company has provided cash collateral for a portion of these deposits at June 30, 2016 and December 31, 2015 and 2014 and guaranteed the remaining balances. This collateral totaled $238,053 (unaudited) and $238,053 and $140,000 and is included in Security Deposits on the consolidated balance sheets at June 30, 2016 and December 31, 2015 and 2014, respectively. The Company has guaranteed the remaining $1,246,080 (unaudited) and $707,417 and $416,035 at June 30, 2016 and December 31, 2015 and 2014, respectively. These deposits are required through the respective lease terms.

(d) Letters of Credit

The Company had outstanding letters of credit totaling $569,000 (unaudited), $1,180,140 and $844,950 at June 30, 2016, and December 31, 2015 and 2014, respectively.

11. Member Units

On December 6, 2013, under the terms of a Membership Interest Purchase Agreement (the “MIPA”), the Company authorized the sale and issuance of 5,250,000 P-3 preferred units at a stated value of $1 per unit to the members of the Company including investors of the founding member. The MIPA provided for the commitment and sale of all authorized units in two tranches consisting of an initial sale of 2,000,000 P-3 preferred units completed upon execution of the MIPA in 2013 and the balance of 3,250,000 P-3 preferred units completed in March 2014. The Company received cash proceeds of $3,241,230 in 2014.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

11. Member Units  – (continued)

On July 28, 2014, the Company entered into a recapitalization transaction whereby the existing P-1, P-2 and P-3 preferred units and common units, as defined in the second amended and restated operating agreement, were converted to new common units. Simultaneously, under the terms of a MIPA, 4,400,000 common units were issued to certain participating members in exchange for a capital contribution of $2,200,000. The 4,400,000 common units were valued at $2,336,022 at the time of the transaction. This resulted in a charge of $136,022 to selling, general and administrative expenses in the year ended December 31, 2014.

At December 31, 2015 and 2014, the Company had 74,368,310 common units authorized, issued and outstanding. Common units represent fractional ownership of the Company and have rights and obligations as specified in the fourth amended and restated operating agreement.

During 2015, under the terms of a MIPA, the Company authorized the sale and issuance of 7,000,000 Series A preferred units at a stated value of $1 per unit to the members of the Company including investors of the founding member. The Company received cash proceeds of $6,999,110.

On November 12, 2015, under the terms of a MIPA, the Company authorized the sale and issuance of 3,000,000 Series B preferred units at a stated value of $1 per unit to the members of the Company including investors of the founding member. Under this agreement, these units are being sold in stages. In the first stage, the Company sold 1,500,000 Series B preferred units and received cash proceeds of $1,500,000 on November 12, 2015. In the second stage, the Company sold 1,000,000 Series B preferred units and received cash proceeds of $1,000,000 on December 30, 2015. In the third stage, the Company sold 250,000 Series B preferred units in April 2016 and received cash proceeds of $250,000. The Series B preferred units include a 15% preferred yield.

On January 27, 2016, under the terms of an MIPA, the Company authorized the sale and issuance of 500,000 Series B preferred units at a stated value of $1 per unit to a member of the Company. The Company received cash proceeds of $500,000 in January 2016.

The accrued and unpaid yield on Series B preferred units was $268,973 (unaudited) and $41,506 at June 30, 2016 and December 31, 2015, respectively.

Noncontrolling Interests

During the six months ended June 30, 2016 and June 30, 2015, the Company received contributions from noncontrolling interests aggregating $513,183 (unaudited) and made distributions to noncontrolling interests aggregating $212,907 (unaudited).

During the years ended December 31, 2015 and 2014, the Company received contributions from noncontrolling interests aggregating $666,776 and $388,000, respectively, and made distributions to noncontrolling interests aggregating $328,398 and $485,539, respectively.

Syndication Costs

The Company incurred syndication costs of $128,855 for the year ended December 31, 2014 in conjunction with the issuance of P-3 preferred units. Syndication costs have been presented as a reduction of the capital contributed by P-3 preferred unitholders on the consolidated statement of changes in members’ equity for the year ended December 31, 2014.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

12. Lease Termination Costs

The Company incurred $143,003 (unaudited) and $478,361 for the six months ended June 30, 2016 and year ended December 31, 2015, respectively, of lease termination fees and related expenses in conjunction with the termination of retail spa leases which were never placed in service. These costs are included in selling, general and administrative expenses on the consolidated statements of operations for the six months ended June 30, 2016 and year ended December 30, 2015, respectively.

13. Loss on Disposal of Property and Equipment

The Company closed certain retail spa locations as a result of airport terminal renovations and lease expirations which occurred during the six months ended June 30, 2016, June 30, 2015 and the years ended December 31, 2015 and 2014. As a result, the remaining undepreciated cost of property and equipment related to these locations aggregating $70,973 (unaudited), $-0-, $121,542 and $767,593 is included in loss on disposal of property and equipment on the consolidated statements of operations for the six months ended June 30, 2016, June 30, 2015 and years ended December 31, 2015 and 2014, respectively.

14. Foreign Currency Translation Adjustment

The operations of the foreign subsidiaries located in the Netherlands and the United Arab Emirates have been consolidated in U.S. dollars which differ from their functional currency; as a result, the foreign currency translation exchange gain (loss) in the amount of $10,418 (unaudited), $(303,703) (unaudited), $(363,642) and $(81,834) has been presented as a component of comprehensive loss for the six months ended June 30, 2016, June 30, 2015 and years ended December 31, 2015 and 2014, respectively.

15. Subsequent Events

The Company has evaluated subsequent events through September 9, 2016, the date on which the consolidated financial statements were available to be issued.

In July 2016, Amiral Holdings SAS (“Amiral”), brought a preliminary relief proceeding in Amsterdam against XpresSpa Europe B.V. by filing a Petition for Prejudgement Attachment of Assets of a Debtor Not Domiciled in the Netherlands. This proceeding relates to the proposed acquisition by Amiral of XpresSpa Europe B.V., which owns XpresSpa’s Dubai and Amsterdam stores, from XpresSpa International Holdings LLC (“XpresSpa International”). In its petition, Amiral seeks to seize the shares in XpresSpa Europe B.V. On a preliminary basis, the District Court in Amsterdam has granted the petition without hearing from XpresSpa International. On July 29, 2016, Amiral levied a preservative attachment over the shares in XpresSpa Europe B.V. stating that it intends to bring a suit against XpresSpa International to continue the negotiations, complete the transaction and transfer the shares in XpresSpa Europe B.V. to Amiral. Amiral has to initiate this contemplated action against XpresSpa International within forty-two days after the attachment was levied, failing which the seizure will automatically expire.

In August 2016, Amiral filed a complaint for breach of contract against XpresSpa related to a potential strategic transaction between Amiral and XpresSpa. Amiral Holdings SAS v. XpresSpa Holdings LLC et al., Supreme Court of the State of New York, County of New York (Index No. 654051/2016). Among other things Amiral seeks specific performance relating to the contract; an injunction prohibiting the defendants from entering into, or consummating, a competing transaction; and a declaration with respect to Amiral’s right of first refusal and certain related matters.

On August 8, 2016, the note payable — member was amended. The credit facility was increased to $6,500,000 and the maturity date was extended to May 1, 2018 with an additional one-year extension to May 1, 2019. The amendment changed the interest rate from 10% to 9.24% per annum, payable monthly, plus 2% per annum and modified certain covenants. In connection with the amendment, the member waived all covenant defaults as of December 31, 2015.

XpresSpa Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

15. Subsequent Events  – (continued)

On August 8, 2016, the Company agreed to be acquired by FORM Holdings Corp. (NASDAQ:FH) (“FORM”), a diversified holding company focused on acquiring and developing small to mid-market companies with growth potential. In addition, the Company’s indebtedness will remain outstanding following the closing of the transaction.

On August 8, 2016, the Company authorized and issued, and FORM irrevocably subscribed for and agreed to purchase, 1,733,826 Series C preferred units, at a per unit purchase price of $1.00 for an aggregate purchase price of $1,733,826. The Company received cash proceeds on August 9, 2016.

There were no other events or transactions requiring disclosure or adjustment in the consolidated financial statements.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORM HOLDINGS CORP.

FHXMS, LLC

XPRESSPA HOLDINGS, LLC

THE COMPANY UNITHOLDERS PARTIES HERETO OR WHO BECOME A PARTY HERETO

AND

MISTRAL XH REPRESENTATIVE, LLC,
as Unitholders’ Representative

Dated as of August 8, 2016

ARTICLE I THE MERGER	ANNEX A-1
1.1 The Merger	ANNEX A-1
1.2 Closing	ANNEX A-1
1.3 Effective Time	ANNEX A-1
1.4 Effect of the Merger	ANNEX A-2
1.5 Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity	ANNEX A-2
1.6 Directors and Officers of the Surviving Entity	ANNEX A-2
1.7 Merger Consideration; Effect on Capital Stock	ANNEX A-2
1.8 Adjustments to Merger Consideration	ANNEX A-3
1.9 No Fractional Shares	ANNEX A-3
1.10 Payment of Merger Consideration	ANNEX A-3
1.11 Consideration Spreadsheet	ANNEX A-4
1.12 No Liability	ANNEX A-4
1.13 Taking of Necessary Action; Further Action	ANNEX A-4
1.14 Withholding of Tax	ANNEX A-4
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	ANNEX A-5
2.1 Organization and Qualification	ANNEX A-6
2.2 Subsidiaries	ANNEX A-6
2.3 Capital Structure	ANNEX A-7
2.4 Authority; No Conflict; Required Filings	ANNEX A-8
2.5 Board Approval; Required Vote	ANNEX A-9
2.6 Financial Statements and Information	ANNEX A-9
2.7 Absence of Undisclosed Liabilities; Cash	ANNEX A-9
2.8 Absence of Certain Changes or Events	ANNEX A-10
2.9 Agreements, Contracts and Commitments	ANNEX A-10
2.10 Compliance with Laws	ANNEX A-11
2.11 Permits	ANNEX A-11
2.12 Litigation	ANNEX A-11
2.13 Restrictions on Business Activities	ANNEX A-12
2.14 Employees	ANNEX A-12
2.15 Taxes	ANNEX A-14
2.16 Employee Benefit Plans	ANNEX A-15
2.17 Tangible Assets	ANNEX A-17
2.18 Real Property Leases	ANNEX A-18
2.19 Insurance	ANNEX A-19
2.20 Intellectual Property	ANNEX A-19
2.21 [Reserved]	ANNEX A-21
2.22 Environmental Laws	ANNEX A-21
2.23 Certain Business Practices	ANNEX A-22
2.24 Websites	ANNEX A-22
2.25 Interested Party Transactions	ANNEX A-22

ANNEX A-i

2.26 Books and Records	ANNEX A-22
2.27 Brokers	ANNEX A-22
2.28 Inventory	ANNEX A-22
2.29 Product Recalls	ANNEX A-22
2.30 Suppliers	ANNEX A-23
2.31 Trade Controls	ANNEX A-23
2.32 ACDBE Compliance	ANNEX A-23
2.33 Proxy Statement	ANNEX A-23
2.34 No Other Representations and Warranties	ANNEX A-23
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	ANNEX A-24
3.1 Organization	ANNEX A-24
3.2 Power and Authorization	ANNEX A-24
3.3 Authorization of Governmental Authorities	ANNEX A-24
3.4 Noncontravention	ANNEX A-24
3.5 No Brokers	ANNEX A-25
3.6 SEC Filings; Financial Statements	ANNEX A-25
3.7 Capitalization of the Parent	ANNEX A-25
3.8 Registration Statement	ANNEX A-26
3.9 Rights Plan	ANNEX A-26
3.10 No Other Representations and Warranties	ANNEX A-26
ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER	ANNEX A-27
4.1 Conduct of Business Pending the Merger	ANNEX A-27
4.2 No Solicitation of Other Proposals by Company	ANNEX A-28
ARTICLE V ADDITIONAL AGREEMENTS	ANNEX A-30
5.1 Stockholder Approvals	ANNEX A-30
5.2 Access to Information; Confidentiality	ANNEX A-32
5.3 Reasonable Efforts; Further Assurances	ANNEX A-32
5.4 Indemnification; Advancement of Expenses; Exculpation and Insurance	ANNEX A-33
5.5 Notification of Certain Matters	ANNEX A-34
5.6 Quotation on the Nasdaq Capital Market	ANNEX A-34
5.7 Public Announcements	ANNEX A-34
5.8 Directors and Officers of Parent	ANNEX A-35
5.9 Interim Financial Statements	ANNEX A-35
ARTICLE VI CONDITIONS OF MERGER	ANNEX A-35
6.1 Conditions to Obligation of Each Party to Effect the Merger	ANNEX A-35
6.2 Additional Conditions to Obligations of Parent and Merger Sub	ANNEX A-35
6.3 Additional Conditions to Obligations of the Company	ANNEX A-37
ARTICLE VII INDEMNIFICATION	ANNEX A-38
7.1 Survival	ANNEX A-38
7.2 Indemnification by Company Unitholders	ANNEX A-38
7.3 Indemnification by Parent	ANNEX A-39
7.4 Certain Limitations	ANNEX A-40

ANNEX A-ii

7.5 Indemnification Procedures for Third Party Claims against Parent Indemnitee	ANNEX A-41
7.6 Indemnification Procedures for Non-Third Party Claims	ANNEX A-41
7.7 Escrow Fund	ANNEX A-42
7.8 Contingent Claims	ANNEX A-43
7.9 Effect of Investigation; Waiver	ANNEX A-43
7.10 Exclusive Remedy	ANNEX A-43
7.11 Certain Indemnification Matters	ANNEX A-44
ARTICLE VIII UNITHOLDERS’ REPRESENTATIVE	ANNEX A-44
8.1 Unitholders’ Representative	ANNEX A-44
8.2 Reliance	ANNEX A-45
8.3 No Liability	ANNEX A-45
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	ANNEX A-46
9.1 Termination	ANNEX A-46
9.2 Effect of Termination	ANNEX A-47
9.3 Fees and Expenses	ANNEX A-47
9.4 Amendment	ANNEX A-48
9.5 Waiver	ANNEX A-49
ARTICLE X TAX MATTERS	ANNEX A-49
10.1 Filing Tax Returns	ANNEX A-49
10.2 Straddle Period	ANNEX A-49
10.3 Tax Treatment of the Merger; Tax Allocation	ANNEX A-50
10.4 Tax Proceedings	ANNEX A-50
10.5 Cooperation on Tax Matters	ANNEX A-51
10.6 Transfer Taxes	ANNEX A-51
10.7 Tax Treatment of Indemnification Payments	ANNEX A-51
10.8 Tax Sharing Agreements	ANNEX A-51
ARTICLE XI GENERAL PROVISIONS	ANNEX A-52
11.1 Notices	ANNEX A-52
11.2 Interpretation	ANNEX A-53
11.3 Severability	ANNEX A-53
11.4 Entire Agreement	ANNEX A-53
11.5 Assignment	ANNEX A-53
11.6 Parties in Interest	ANNEX A-53
11.7 Failure or Indulgence Not Waiver; Remedies Cumulative	ANNEX A-53
11.8 Governing Law; Enforcement	ANNEX A-53
11.9 Counterparts	ANNEX A-54

ANNEX A-iii

EXHIBITS

EXHIBIT A	Form of Certificate of Merger
EXHIBIT B	Form of Amended and Restated Operating Agreement of the Company
EXHIBIT C	Form of Amended and Restated Certificate of Formation of the Company
EXHIBIT D	Form of Parent Warrant
EXHIBIT E	Form of Certificate of Designations
EXHIBIT F	Form of Escrow Agreement
EXHIBIT G	Form of Joinder Agreement

DEFINED TERMS INDEX

Acceptable NDA	Section 4.2(a)
ACDBE	Section 2.2(f)
Acquisition Shares	Section 1.10(b)
Action	Section 2.12(a)
Affiliates	Section 2.9(b)
Agreement	Preamble
Agreement Press Release	Section 5.1(b)
Amended and Restated Certificate of Formation	Section 1.5
Amended and Restated Operating Agreement	Section 1.5
Applicable Lease	Section 7.7(a)(ii)
Applicable Lease Release Amount	Section 7.7(a)(ii)
Applicable Survival Period	Section 7.1(d)
Audited Financial Statements	Section 2.6
Balance Sheet	Section 2.6
Balance Sheet Date	Section 2.6
BDO	Section 2.6
Benefit Plan	Section 2.16(a)
Business Day	Section 1.2
Cap	Section 7.4(b)
Cap Table	Section 2.3(a)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Acquisition Proposal	Section 4.2(e)(i)
Company Board Approval	Section 2.5(a)
Company Board Approval Change	Section 4.2(c)
Company Certificate of Formation	Section 1.5
Company Common Unit	Section 1.7(a)
Company Disclosure Schedule	Article II
Company Insurance Policies	Section 2.19(a)
Company Intellectual Property	Section 2.20(a)
Company Material Adverse Effect	Article II
Company Material Contracts	Section 2.9(a)
Company Operating Agreement	Section 1.5
Company Permits	Section 2.11(a)
Company Preferred Unit	Section 1.7(a)
Company Superior Proposal	Section 4.2(e)(ii)
Company Systems	Section 2.20(h)
Company Termination Fee	Section 9.3(b)
Company Unitholders	Recitals
Company Units	Section 1.7(a)
Confidential Information	Section 5.2(b)

ANNEX A-iv

Consents Escrow Amount	Section 7.7(a)(ii)
Consents Escrow Fund	Section 7.7(a)(ii)
Consents Survival Period	Section 7.7(a)(ii)
Consideration Spreadsheet	Section 1.11(a)
Default Notice	Section 7.7(a)(ii)
Delaware LLC Act	Recitals
DGCL	Section 5.1(d)
Effective Time	Section 1.3
End Date	Section 9.1(b)
Environmental Laws	Section 2.22
Equitable Exceptions	Section 2.4(b)
ERISA	Section 2.16(a)
ERISA Affiliate	Section 2.16(c)
Escrow Agent	Section 1.10(a)
Escrow Agreement	Section 1.10(a)
Escrow Release Date	Section 7.7(a)(i)
Escrowed Shares	Section 1.10(a)
Exchange Act	Section 2.9(b)
Financial Statements	Section 2.6
Fundamental Representations	Section 7.1(b)
GAAP	Section 2.6
Governmental Authority	Section 2.4(d)
Indemnified Party	Section 7.1(e)
Indemnifying Party	Section 7.1(e)
Indemnity Escrow Amount	Section 7.7(a)(i)
Indemnity Escrow Fund	Section 7.7(a)(i)
Intellectual Property	Section 2.20(a)
Interim Financial Statements	Section 2.6
Interim Period	Section 4.1
Joinder Agreement	Section 5.1(e)
Leased Real Property	Section 2.18(b)
Licensed Intellectual Property	Section 2.20(a)
Liens	Section 2.2(d)
Losses	Section 7.2
Management Agreement	Section 6.1(h)
Material Suppliers	Section 2.31
Merger	Recitals
Merger Consideration	Section 1.7(a)
Merger Form 8-K	Section 5.1(b)
Merger Press Release	Section 5.1(b)
Merger Sub	Preamble
Monthly Financial Statements	Section 5.9
Most Recent Balance Sheet	Section 2.6
Most Recent Balance Sheet Date	Section 2.6
Notice of Claim	Section 7.5(a)
Other Filings	Section 5.1(b)
Parent	Preamble
Parent Annual Meeting	Section 5.1(d)
Parent Board Recommendation	Section 5.1(d)
Parent Bylaws	Section 3.4
Parent Capital Stock	Section 1.7(a)(ii)
Parent Common Stock	Section 1.7(a)(i)
Parent Disclosure Schedule	Article III

ANNEX A-v

Parent Indemnitees	Section 7.2
Parent Material Adverse Effect	Article III
Parent Preferred Stock	Section 1.7(a)(ii)
Parent Release Event	Section 7.7(a)(ii)
Parent SEC Reports	Article III
Parent Stockholder Approval	Section 3.2
Parent Warrants	Section 1.7(a)
Parties	Preamble
Party	Preamble
Person	Section 2.2(f)
Personal Information	Section 2.20(d)
Pre-Closing Tax Return	Section 10.1(a)
Privacy Laws	Section 2.20(d)
Pro Rata Share	Section 1.11(a)(ii)
Proxy Statement	Section 3.8
Registration Statement	Section 3.8
Representatives	Section 4.2(a)
Restated Parent Certificate	Section 3.4
Rockmore	Section 6.1(g)
Sarbanes Oxley Act	Section 3.6(a)
Securities Act	Section 2.2(d)
Straddle Period	Section 10.1(b)
Straddle-Period Tax Return	Section 10.1(b)
Subsidiary	Section 2.2(h)
Surviving Entity	Section 1.1
Tax Allocation	Section 10.3(b)
Tax Return	Section 2.15(a)
Taxes	Section 2.15(a)
Third Party Claim	Section 7.5(a)
Third Party Defense	Section 7.5(a)
Transaction Tax Treatment	Section 10.3(a)
Transfer Taxes	Section 10.6
Union	Section 2.14(e)
Unitholder Indemnitees	Section 7.3
Unitholder Release Event	Section 7.7(a)(ii)
Unitholders’ Representative	Section 8.1, Preamble
Updated Cap Table	Section 1.11(c)

ANNEX A-vi

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of August 8, 2016 by and among FORM HOLDINGS CORP., a Delaware corporation (“Parent”), FHXMS, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub”), XPRESSPA HOLDINGS, LLC, a Delaware limited liability company (the “Company”), THE UNITHOLDERS OF THE COMPANY WHO ARE PARTIES HERETO OR WHO BECOME PARTIES TO THIS AGREEMENT BY EXECUTING A JOINDER AGREEMENT, and MISTRAL XH REPRESENTATIVE, LLC, as representative of the unitholders of the Company (the “Unitholders’ Representative”). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of Parent and the Company and the sole member of Merger Sub have each declared it to be advisable and in the best interests of each corporation or limited liability company, as the case may be, and their respective stockholders, members and unitholders, as applicable, that Parent acquire the Company via the Merger (as hereinafter defined) in order to advance their long-term business interests; and

WHEREAS, the Boards of Directors of Parent and the Company and the sole member of Merger Sub have each approved this Agreement and the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”), in accordance with the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned Subsidiary of Parent, and the unitholders of the Company as of immediately prior to the Closing (the “Company Unitholders ”) becoming stockholders of Parent.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.3), in accordance with the Delaware LLC Act and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity in the Merger, shall continue its existence under the Delaware LLC Act as a wholly-owned subsidiary of Parent. The Company as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Entity.”

1.2 Closing.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article IX, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (eastern time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day (as defined below) after all of the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 9.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017. For purposes of this Agreement, “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York.

1.3 Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable, the Parties shall cause the Merger to become effective by executing and filing in accordance with the Delaware LLC Act a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

ANNEX A-1

1.4 Effect of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, leases, licenses, membership interests, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.5 Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.  At the Effective Time, the Limited Liability Company Agreement of the Company as amended and in effect as of the immediately prior to the Effective Time (the “Company Operating Agreement”), shall be amended and restated as set forth in Exhibit B (the “Amended and Restated Operating Agreement”), and the certificate of formation of the Company in effect as of the immediately prior to the Effective Time (the “Company Certificate of Formation”) shall be amended and restated as set forth in Exhibit C (the “Amended and Restated Certificate of Formation”), and such documents as amended and restated shall be the certificate of formation and limited liability company agreement, as applicable, of the Surviving Entity until amended in accordance with the respective terms thereof. Notwithstanding the foregoing, as between the Company Unitholders, the terms of the Company Operating Agreement shall continue to govern their rights with respect to each other (including with respect to the distribution of any Merger Consideration received or released from escrow after the Effective Time).

1.6 Directors and Officers of the Surviving Entity.  Subject to applicable Law, at the Effective Time, the (i) members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the members of the board of managers of the Surviving Entity, and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity, in each instance, to hold office in accordance with the Amended and Restated Operating Agreement and the Amended and Restated Certificate of Formation.

1.7 Merger Consideration; Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a) Merger Consideration; Effect on Company Units.  Each Common Unit of the Company (“Company Common Unit”) issued and outstanding immediately prior to the Effective Time (other than any Company Common Units to be canceled and retired pursuant to Section 1.7(b)) and each Series A Preferred Unit, Series B Preferred Unit or Series C Preferred Unit of the Company (collectively, the “Company Preferred Units” and collectively with the Company Common Units, but excluding any Company Common Units or Company Preferred Units to be canceled and retired pursuant to Section 1.7(b), the “Company Units”)) issued and outstanding immediately prior to the Effective Time (other than any Company Preferred Units to be canceled and retired pursuant to Section 1.7(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist and shall be converted into the right to receive, in the aggregate (as adjusted in accordance with Section 1.8, the “Merger Consideration”) (i) 2,500,000 fully paid and non-assessable shares of common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), (ii) 494,792 shares of fully paid and non-assessable shares of Parent Series D Convertible Preferred Stock, par value $0.01 per share (“Parent Preferred Stock,” and together with Parent Common Stock “Parent Capital Stock”), and (iii) warrants to purchase an aggregate of 2,500,000 shares of Parent Common Stock with an exercise price of $3.00 per share, in the form attached hereto as Exhibit D (the “Parent Warrants”). The Merger Consideration shall be distributed in accordance with this Section 1.7 and Section 1.10.  For the avoidance of doubt, the Parent Preferred Stock to be issued as part of the Merger Consideration shall have an aggregate initial liquidation preference of $23,750,000 and shall be convertible into an aggregate of 3,958,336 shares of Parent Common Stock (subject to adjustment as set forth in the Certificate of Designation and Section 1.8) and shall have the rights, preferences and privileges as set forth in the Certificate of Designations as set forth in Exhibit E attached hereto.

(b) Cancellation of Units.  Each Company Unit either held in the Company’s treasury or owned by Parent or any direct or indirect Subsidiary (as defined in Section 2.2(g)) of Parent or the Company, in each case, immediately prior to the Effective Time, if any, shall be canceled and extinguished without any conversion thereof or payment therefor. All “out of the money” profits interests or rights to profits

ANNEX A-2

interests relating to the Company (which such profits interests or rights to profits interests are set forth in Section 1.7(b) of the Company Disclosure Schedule) outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

(c) Membership Interests in Merger Sub.  Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, be automatically converted into and become one validly issued common unit of the Surviving Entity. For the avoidance of doubt, such common units of the Surviving Entity shall, from and after the Effective Time, constitute the only membership interests of the Surviving Entity and shall be owned 100% by Parent.

(d) No Further Ownership Rights in Company Units.  The Merger Consideration to be issued in exchange for the Company Units in accordance with the terms of this Article I (together with any cash in lieu of fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Units under this Article I.

(e) Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger.

1.8 Adjustments to Merger Consideration.  Notwithstanding any other provision of this Agreement, the Parent Common Stock and Parent Preferred Stock and the number of shares of Parent Common Stock for which the Parent Warrants are exercisable shall be adjusted to reflect any share split, combination or reclassification or other similar adjustment to shares of Parent’s capital stock between the date hereof and the Closing.

1.9 No Fractional Shares.  No fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued as part of the distribution of the Merger Consideration in accordance with Section 1.10 or upon exercise of a Parent Warrant, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Units who would otherwise be entitled to receive a fraction of a share of Parent Common Stock or Parent Preferred Stock in accordance with the distribution set forth in Section 1.10 or upon exercise of a Parent Warrant shall receive from Parent, in lieu thereof, the next highest number of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable.

1.10 Payment of Merger Consideration.  The Merger Consideration shall be payable at Closing as follows:

(a) Escrow.  Prior to the Closing, Parent and Unitholders’ Representative shall designate American Stock Transfer & Trust Company, LLC to act as escrow agent following the Closing (the “Escrow Agent”) pursuant to an escrow agreement to be executed by and among the Unitholders’ Representative, Parent and the Escrow Agent in substantially the form of Exhibit F hereto (the “Escrow Agreement”). Concurrently with the Closing, Parent shall deposit the number of shares of Parent Preferred Stock determined in accordance with Section 7.7 (the “Escrowed Shares”), which Escrowed Shares shall be distributed in accordance with Section 7.7 and the Escrow Agreement. For the avoidance of doubt and for purposes of this Agreement and the Escrow Agreement, the nominal value of a share of Parent Preferred Stock deposited with the Escrow Agent shall be equal to its initial liquidation value.

(b) Acquisition Shares.  At the Closing, Parent shall authorize its transfer agent to deliver to the Company Unitholders, in accordance with the following sentence, that number of shares of Parent Capital Stock equal to (i) the number of shares of Parent Capital Stock comprising the aggregate Merger Consideration, minus (ii) the Escrowed Shares (such difference the “Acquisition Shares”); provided, however, that the number of Acquisition Shares shall be subject to reduction pursuant to Section 7.2(h) of the Company Disclosure Schedule. From and after the Closing, the Unitholders’ Representative shall direct the Company to distribute the Acquisition Shares, the Indemnity Escrow Fund and Consents Escrow Fund, the Parent Common Stock and the Parent Warrants (in each case, subject to Section 1.9) to the Company Unitholders as directed by the Consideration Spreadsheet which, for the avoidance of doubt, will be prepared in accordance with the Company Operating Agreement.

ANNEX A-3

(c) Any Acquisition Shares or Escrowed Shares that otherwise would be distributable to a Company Unitholder who has not executed a Joinder Agreement or any other appropriate documentation reasonably requested by the Unitholders’ Representative in connection with this Agreement shall be held by the Escrow Agent until receipt of all such documentation (at which time Parent and the Unitholders’ Representative shall deliver a joint written instruction to the Escrow Agent to release such Acquisition Shares and/or Escrowed Shares, as applicable, that would have otherwise been distributable to such Company Unitholder as of such date pursuant to this Agreement).

1.11 Consideration Spreadsheet.

(a) Before the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of immediately prior to the Effective Time, the following:

(i) the names and addresses of all Company Unitholders and that portion of the Acquisition Shares, Parent Common Stock and the Parent Warrants to be delivered (A) to each Company Unitholder following the Closing in accordance with Section 1.10(b) or (B) to the Escrow Agent on behalf of any Company Unitholder at the Closing in accordance with Section 1.10(c);

(ii) each Company Unitholder’s (A) pro rata share of indemnification obligations under Article VII (which, for the avoidance of doubt, shall be measured in accordance with such Company Unitholder’s actual receipt of Merger Consideration in proportion to the aggregate Merger Consideration), and (B) pro rata share of the Indemnity Escrow Fund and the Consent Escrow Fund (which shall be calculated in accordance with the Company’s Operating Agreement) (the applicable pro rata share pursuant to clause (A) or (B) is referred to herein as a Company Unitholder’s “Pro Rata Share”); and

(iii) the amount of the Merger Consideration to be set aside as a reserve to pay fees, costs and expenses that the Unitholders’ Representative may incur pursuant to Article VIII.

(b) The Parties, including the Company Unitholders signatory to a Joinder Agreement, acknowledge and agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet for making payments of the Merger Consideration and the Indemnity Escrow Amount, if any. In addition, Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding the calculations in the Consideration Spreadsheet. In addition, for purposes of determining a Company Unitholder’s applicable Pro Rata Share, Parent shall be entitled to rely on the Consideration Spreadsheet.

(c) In connection with the delivery of the Consideration Spreadsheet, the Company will deliver an updated Cap Table to Parent, updated to reflect the outstanding membership interests as of immediately prior to the Effective Time (the “Updated Cap Table”).

1.12 No Liability.  Notwithstanding any other provision of this Agreement, none of the Parent or the Surviving Entity shall be liable to a holder of Company Units for any Merger Consideration or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.13 Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Entity full right, title and possession of all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Entity shall be and are fully authorized and directed, in the name of and on behalf of the Company and Merger Sub, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

1.14 Withholding of Tax.  Each of Parent, the Surviving Entity, and the Escrow Agent shall be entitled to (a) deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Unitholder such amounts, if any, as it is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax legal requirements; and (b) request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable, or any similar information from the Company Unitholder and, to the extent required by applicable tax legal requirements, any beneficial owner of any interest in any of the

ANNEX A-4

Company Unitholders. To the extent that any amounts are so withheld and timely remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Unitholder in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Escrow Agent, as the case may be. Parent and the Surviving Entity shall cooperate in good faith, and shall use commercially reasonable efforts to cause the Escrow Agent to agree to cooperate in good faith with specific reasonable written requests from the Unitholders’ Representative on behalf of any Company Unitholder concerning reduction of or relief from potential deduction or withholding of Tax; provided that such Company Unitholder shall be responsible for any and all reasonable costs and expenses that may be incurred by the Parent, the Surviving Entity, and the Escrow Agent while cooperating with the Unitholders’ Representative; and provided further for the avoidance of doubt, that nothing in this Section 1.14 shall be construed in any way as undermining the ability of the Parent, the Surviving Entity, and the Escrow Agent to make such deduction or withholding, have such amount be treated as paid to the Person on behalf of which such deduction or withholding was made or otherwise limit any rights of any Parent Indemnitee pursuant to Section 7.2. Notwithstanding anything in this Agreement to the contrary, the Parent, the Surviving Entity, and the Escrow Agent shall not apply any withholding pursuant to Section 1445 of the Code if the condition set forth in Section 6.2(n) of this Agreement is satisfied.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of itself and its Subsidiaries, represents and warrants to Parent that the statements contained in this Article II are true, complete and correct. The disclosure schedule provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article II, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article II. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Company and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack; (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates. Whenever a representation or warranty made by the Company herein refers to the “knowledge of the Company,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the following individuals: Ed Jankowski, Matthew Podell, Andrew Halper, Mohammed Ali, Robert Mahan, and William Phoenix, as well as any other knowledge which such individual would have possessed had they made reasonable inquiry of appropriate employees or agents of the Company with respect to the matter in question.
ANNEX A-5

2.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company is duly qualified or licensed to conduct business, and is in good standing in each jurisdiction listed in Section 2.1(b) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

(c) The Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of the Company Operating Agreement, Company Certificate of Formation and all other organizational documents of the Company, each as amended to date. The Company is not in default under or in violation of any provision of the Company Operating Agreement or the Certificate of Formation.

2.2 Subsidiaries.

(a) Section 2.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company.

(b) Each Subsidiary of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is duly qualified or licensed to conduct business, and is in good standing, in each jurisdiction listed in Section 2.2(b) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions, where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each Subsidiary of the Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws and all other organizational documents of each Subsidiary, as applicable, each as amended to date. No Subsidiary is in default under or in violation of any provision of its organizational documents.

(d) All of the issued and outstanding shares of capital stock of, limited liability interests or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, and non-assessable; (ii) except as set forth on Section 2.2(f) of the Company Disclosure Schedule (referenced below), owned, directly or indirectly, by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”) other than the liens set forth on Section 2.2(d) of the Company Disclosure Schedule; and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock, limited liability interests or other ownership interest, other than (A) restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, or (B) restrictions set forth in the relevant organizational document of the entity. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock, limited liability interest or other equity interest of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock, limited liability interests or other equity interest of any Subsidiary of the Company.

ANNEX A-6

(e) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not set forth on Section 2.2(e) of the Company Disclosure Schedule.

(f) Section 2.2(f) of the Company Disclosure Schedule sets forth the ownership of each Airport Concession Disadvantaged Business Enterprise (as defined in 49 C.F.R. Part 23.) (“ACDBE”) in any Subsidiary or accurately describes the supply arrangement between the Company or any of its Subsidiaries, on the one hand, and any such ACDBE, on the other hand. To the knowledge of the Company, all ACDBEs that either (i) own equity ownership in the Company or any of its Subsidiaries or (ii) provide services to the Company or any of its Subsidiaries, in either instance, meet the applicable requirements and standards for qualifying as, and are certified as, an ACDBE. To the knowledge of the Company, relations with all ACDBEs are good. The Company is not aware of any activities of any ACDBE set forth in Section 2.2(f) of the Company Disclosure Schedule that would give the Company or any of its Subsidiaries cause to terminate its relationship with such ACDBE. To the knowledge of the Company, none of the ACDBEs listed in Section 2.2(f) of the Company Disclosure Schedule has engaged in any activities that would give a lessor, sublessor, licensor or sublicensor cause to terminate its relationship with the Company or any of its Subsidiaries.

(g) For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof. For purposes of this Agreement, the term “Person” means, any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

2.3 Capital Structure.

(a) The authorized membership interests of the Company is set forth on Section 2.3(a) of the Company Disclosure Schedule (the “Cap Table”). All of the Company Units reflected on the Cap Table are duly authorized, are validly issued, fully paid and non-assessable.

(b) Except as described on the Cap Table, as of the date of this Agreement, there are no limited liability interests, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding. The Cap Table sets forth a true, complete and correct list of all holders of Company Units indicating the number and class or series of Company Units held by each of them.

(c) Except as set forth on Section 2.3(c) of the Company Disclosure Schedule, all outstanding Company Units are not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were issued in compliance in all material respects with all applicable federal and state securities laws. The Company Units are uncertificated and notated on the books and records of the Company.

(d) Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company Unitholders may vote. Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability interests, equity interests or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Section 2.3(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

ANNEX A-7

(e) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any security, limited liability interest or other equity interest of the Company (or options to acquire any such securities, limited liability interest or other equity interest). Except as set forth on Section 2.3(e) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements, commitments or understandings of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its Subsidiaries or assets or calculated in accordance therewith or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(f) Except as set forth on Section 2.3(f) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries is a party or by which the Company is bound with respect to the issuance, holding, acquisition, voting or disposition of any security, limited liability interest or equity interest of the Company or its Subsidiaries.

2.4 Authority; No Conflict; Required Filings.

(a) The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all action on the part of the Company and no other limited liability company proceedings are necessary.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; and (iv) the extent that any provision relating to indemnity and/or contribution is contrary to law or public policy as interpreted or applied by any court or governmental agency (collectively, the “Equitable Exceptions”).

(c) Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person to, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or its Subsidiaries under any provision of: (i) the Company Operating Agreement or Certificate of Formation or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in Section 2.4(d), any (A) Company Permit or any statute, law, ordinance or regulation (including, without limitation, regulations applicable to any ACDBE) or (B) judgment, decree or order, in each case applicable to the Company or its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected.

(d) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware LLC Act or as set forth in Section 2.4(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, including, without limitation, any body regulating

ANNEX A-8

activities at airports, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby.

2.5 Board Approval; Required Vote.

(a) The board of directors of the Company has, at a meeting duly called and held, by the vote of all directors other than Bruce Bernstein: (i) approved and declared advisable this Agreement; and (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Unitholders (the “Company Board Approval”).

(b) The Company Board Approval is the only vote necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and no vote of the Company Unitholders is required by the Company Operating Agreement or any applicable law.

2.6 Financial Statements and Information.  The Company has previously delivered to Parent true, complete and correct copies of its (i) audited balance sheet and the related audited consolidated statements of income, changes in members’ equity (deficit) and cash flow for the fiscal years ended December 31, 2014 and 2015, and the related consolidated statements of income, changes in members’ equity, and cash flow for the year then ended (the “Audited Financial Statements”), including in each case the notes thereto, together with the report thereon of BDO USA LLP (“BDO”), independent certified public accountants and (ii) (A) unaudited financial statements consisting of the consolidated balance sheet of the Company as at March 31, 2016 and the related consolidated statements of comprehensive income, changes in members’ equity (deficit) and cash flow for the three-month period then ended and (B) unaudited financial statements consisting of the consolidated balance sheet of the Company as at June 30, 2016, and the related consolidated statements of comprehensive income, changes in members’ equity (deficit) and cash flow for the six-month period then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), which Interim Financial Statements have been reviewed by BDO. The Financial Statements and notes (i) fairly present in all material respects the consolidated financial condition and the results of operations, changes in members’ equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with generally accepted accounting principles (“GAAP”), subject, in the case of the Interim Financial Statements, to normal recurring and non-material year-end adjustments; (ii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered by such Financial Statements; and (iii) to the extent applicable, contain and reflect adequate provisions for all reasonably anticipated liabilities for all unpaid Taxes with respect to the periods then ended and all prior periods. The Financial Statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2016 is referred to herein as the “Most Recent Balance Sheet” and the date thereof as the “Most Recent Balance Sheet Date”.

2.7 Absence of Undisclosed Liabilities; Cash.

(a) The Company and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP other than: (i) liabilities reflected or reserved against on the Most Recent Balance Sheet; (ii) obligations disclosed in Section 2.7(a) of the Company Disclosure Schedule; (iii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice; and (iv) liabilities and obligations that are individually or in the aggregate in excess of $100,000.

ANNEX A-9

(b) Section 2.7(b) of the Company Disclosure Schedule sets forth all cash of the Company and each of its Subsidiaries on a consolidated basis as of the Most Recent Balance Sheet Date which is contractually restricted from being distributed to the Company, including, without limitation, pursuant to any letters of credit, agreements governing any indebtedness, or pursuant to agreements with any ACDBE.

(c) Neither the Company nor any of its Subsidiaries has used or accessed any cash or cash equivalents required to be reserved or belonging to any ACDBE pursuant to agreements with any ACDBE.

2.8 Absence of Certain Changes or Events.  Except as set forth in Section 2.8 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any action, event or occurrence which has resulted in a loss or liability to the Company in excess of $100,000; or (iii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Agreements, Contracts and Commitments.

(a) Section 2.9(a) of the Company Disclosure Schedule sets forth each agreement (or series of related agreements), contract or commitment (whether written or oral) to which the Company or its Subsidiaries is a party that:

(i) provides for payments to third parties which cannot be terminated by the Company without penalty or payment upon notice of thirty (30) days or less;

(ii) grants any third party rights to license, market or sell any of the Company’s or its Subsidiaries products or services;

(iii) grants any third party “most favored nation” pricing status;

(iv) establishes a partnership or joint venture;

(v) creates, incurs, assumes or guarantees any obligation or indebtedness;

(vi) creates a security interest in any material assets of the Company or its Subsidiaries, whether tangible or intangible;

(vii) provides for the sale of material assets of the Company or its Subsidiaries, whether tangible or intangible;

(viii) provides for employment, severance or consulting;

(ix) involves any officer, director, stockholder, member or Affiliate of the Company;

(x) imposes upon the Company or its Subsidiaries any obligation of non-competition or non-solicitation;

(xi) requires the Company or its Subsidiaries to indemnify any party thereto;

(xii) could reasonably be expected to result in a Company Material Adverse Effect in the event of default or termination of such agreement; and

(xiii) any other agreement which is otherwise material to the Company and its Subsidiaries on a consolidated basis (collectively, the “Company Material Contracts”).

(b) Neither the Company nor its Subsidiaries has breached or violated, or received in writing any claim or threat that it has breached or violated, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or its Subsidiaries. For purposes of this Agreement,

ANNEX A-10

“Affiliates” shall have the definition assigned thereto under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

(d) The Company has delivered to Parent a true, complete and correct copy of each agreement listed in Section 2.9(a) of the Company Disclosure Schedule.

2.10 Compliance with Laws.  Each of the Company and its Subsidiaries has since June 30, 2012, complied with all federal, state, local and foreign statutes, laws and regulations, including, without limitation, all statutes, laws and regulations related to the provision of services or goods in airport locations and any ACDBE regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.

2.11 Permits.

(a) Section 2.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by the Company or its Subsidiaries (collectively, the “Company Permits”).

(b) The Company Permits are all federal, state, local and foreign governmental licenses, permits, franchises and authorizations required for the Company and its Subsidiaries to (i) conduct their respective businesses and (ii) comply with federal, state, local and foreign statutes, laws and regulations for conducting their respective businesses at all locations in which the Company or any of its Subsidiaries conducts business as of the date of this Agreement.

(c) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Company Permits.

(d) Each Company Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Company Permit.

(e) The rights and benefits of each Company Permit will be available to the Surviving Entity and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time, except for Company Permits, the loss or violation of which would not cause a fine, damages or other loss in excess of $10,000 individually and $50,000 in the aggregate.

2.12 Litigation.

(a) Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding (collectively, “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. To the knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding orders of any Governmental Authority and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

(c) There are no settlements or orders relating to any Actions previously settled or dismissed that require any payments or action to be taken, or not to be taken, in the future.

(d) Section 2.12(d) of the Company Disclosure Schedule, sets forth all correspondence between the Company and any of its Subsidiaries and any Governmental Authority received prior to the date of this Agreement regarding any matters that have arisen as a result of an inspection or otherwise and requesting

ANNEX A-11

that the Company and/or its Subsidiaries take remedial action either in its practices, location, fixtures and furnishings, or otherwise which have not been fully resolved prior to the date hereof to the satisfaction of such Governmental Authority.

2.13 Restrictions on Business Activities.  Other than as set forth on Section 2.13 of the Company Disclosure Schedule or as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice or activities of the Company or its Subsidiaries; or (ii) any acquisition of any Person, property or lease by the Company or its Subsidiaries.

2.14 Employees.

(a) Section 2.14(a) of the Company Disclosure Schedule contains a correct and complete list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate (including hourly and overtime rate for any non-exempt employee); (v) commission, bonus or other incentive-based compensation; (vi) a description of the benefits provided to each such individual as of the date of this Agreement; and (vii) the amount of accrued vacation or other paid time off accrued as of the date of this Agreement. In addition, Section 2.14(a) of the Company Disclosure Schedule contains a correct and complete list of all persons who are independent contractors of the of the Company or any of its Subsidiaries as of the date of this Agreement, including consultants and sets forth for each such individual the following: (i) name; (ii) description of services provided; (iii) date of engagement; and (iv) compensation.

(b) As of the date hereof, the Company (i) has paid in full or accrued in full all compensation, including wages, commissions, bonuses and accrued vacation or other paid time off, payable to employees, managers or independent contractors (including consultants) of the Company for services performed on or prior to the date hereof; and (ii) has paid or withheld or collected from their employees the amount of all Taxes required to be withheld or collected therefrom and have paid the same when due to the proper Governmental Authority.

(c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the employment or services of all persons employed by or providing services to the Company and or its Subsidiaries is terminable at will without any penalty or severance obligation on the part of the Company or its Subsidiaries. Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, there are no employment, severance pay, continuation pay, termination or indemnification contracts between the Company and any current or former Company Unitholder, officer, director, manager, employee, consultant or independent contractor of the Company or its Subsidiaries, and no officer of the Company or its Subsidiaries has made any written representation, promise, or guarantee to its employees regarding the employee’s continued employment with the Company or its Subsidiaries or the terms of any employee’s compensation.

(d) To the knowledge of the Company as of the date of this Agreement, no executive or senior management or key employee of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries.

(e) Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with a union, works council or labor organization purporting to represent any employee of the Company or any of its Subsidiaries (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries. To the knowledge of the Company, except as set forth in Section 2.14(e) of the Company Disclosure Schedule, no Union or group of employees is seeking or has sought to organize employees for the purpose of engaging in collective bargaining. To the knowledge of the Company, there is not any threat of a strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any of its Subsidiaries or any of their respective employees. There is no unfair

ANNEX A-12

labor practice charge or any other action, complaint, suit, arbitration, inquiry, proceeding or, to the knowledge of the Company, investigation pending or threatened before the National Labor Relations Board or any other agency having jurisdiction thereof. The Company and its Subsidiaries have entered into labor peace agreements as required by any agreement or lease to which the Company or its Subsidiaries are a party.

(f) There are no complaints or other actions pending or, to the knowledge of the Company, threatened by or on behalf of any employee or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract. The Company and its Subsidiaries are in compliance in all material respects with all laws relating to employment, denial of employment or employment opportunity, termination of employment, workers’ hazardous materials, occupational health and safety including, and pay equity, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, and 1991, the Age Discrimination in Employment Act, Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, the Equal Pay Act, Occupational Safety and Health Act, all as amended, and any other applicable law relating to any condition of employment or employment discrimination. The Company and its Subsidiaries have not incurred any liability arising from the misclassification of employees or independent contractors, and the Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employee/independent contractor classification, wages and hours, including, without limitation, the Fair Labor Standards Act and analogous state and local laws.

(g) Except as set forth in Section 2.14(g) of the Company Disclosure Schedule, there are no Actions or, to the knowledge of the Company, threatened Actions by or before any Governmental Authority brought by or on behalf of any employee, former employee, Union or other representative of the employees of the Company or its Subsidiaries pending, or to the knowledge of the Company, threatened, against the Company, its Subsidiaries or any of their respective employees or directors.

(h) To the knowledge of the Company, no employee or independent contractor (including consultants) of the Company or its Subsidiaries is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Company or its Subsidiaries.

(i) Except as set forth in Section 2.14(i) of the Company Disclosure Schedule, no employee of the Company or its Subsidiaries holds a visa issued by the United States. To the knowledge of the Company, in accordance with applicable law, each employee of the Company and its Subsidiaries (whether employed within or outside of the United States) is authorized to work within the location at which they are employed, and has complied with all applicable immigration and similar laws, except as would not result in a Company Material Adverse Effect.

(j) The Company has furnished or made available to Parent all written policies and guidelines of the Company concerning employment practices, working conditions, hours and other employment matters. To the knowledge of the Company, the Company is in material compliance with all such policies and guidelines.

(k) Each employee, independent contractor or consultant of the Company or any of its Subsidiaries possesses all necessary federal, state, local and foreign licenses, franchises, permits and other governmental authorizations (collectively, “Employee Permits”), including, without limitation, all licenses, franchises, permits and authorizations necessary to perform the services provided by such employee, independent contractor or consultant to the Company and/or its Subsidiaries and their respective customers and clients (including, without limitation, the provision of massage therapy, barbering, nail specialty and the practice of esthetics). The Merger and other transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any Employee Permits. All Employee Permits are valid and in full force and effect. Each employee, independent contractor or consultant of the Company or any of its Subsidiaries is currently in compliance therewith, and neither the Company nor any of its Subsidiaries has received any notice that any Governmental Authority is considering challenging, revoking, canceling,

ANNEX A-13

restricting, conditioning or not renewing any Employee Permit. The rights and benefits of each Employee Permit will be available to the Surviving Entity and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

2.15 Taxes.

(a) All returns, declarations, reports, claims for refund, information returns or statements or other documents relating to all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat, abandoned or unclaimed property, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto (collectively, “Taxes”), including any schedule or attachment thereto, and including any amendment thereof (collectively “Tax Return”) required to be filed on or before the Closing Date by the Company and its Subsidiaries have been timely filed. Such Tax Returns are true, complete and correct in all respects. Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor its Subsidiaries is a beneficiary of any extension of time within which to file any Tax Return other than automatic extensions permitted under applicable legal requirements, each of which is identified on Section 2.15(a) of the Company Disclosure Schedule.

(b) For federal and applicable state and local income tax purposes, (i) the Company is treated and has been treated since its formation as a partnership, and (ii) except as set forth in Section 2.15(b) of the Company Disclosure Schedule, each of the Subsidiaries of the Company is and has been treated since its formation as an entity that is disregarded from the Company. The Company does not have and is not treated for federal and applicable state and local income tax purposes as having any equity interest in any Person other than its Subsidiaries set forth in Section 2.2(a) of the Company Disclosure Schedule.

(c) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have withheld and/or paid all Taxes, including payroll Taxes, required to have been withheld and/or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(d) Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, no written claim has been made by any Governmental Authority in any jurisdiction where the Company or its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, and to the knowledge of the Company, there is no basis for any such claim to be made.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or its Subsidiaries.

(f) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before June 30, 2016 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g) Section 2.15(g) of the Company Disclosure Schedule sets forth:

(i) the taxable years of the Company and its Subsidiaries for which examinations by the Governmental Authorities have been completed; and

ANNEX A-14

(ii) those taxable years for which examinations by Governmental Authorities are presently being conducted.

(h) All deficiencies asserted, or assessments made, against the Company and its Subsidiaries as a result of any Tax examinations by any Governmental Authority have been fully paid.

(i) Except as set forth in Section 2.15(g) of the Company Disclosure Schedule (referenced above), neither the Company nor any of its Subsidiaries is a party to any Action by any Governmental Authority with respect to Taxes. To the knowledge of the Company, there are no pending or threatened Actions by any Governmental Authorities with respect to Taxes.

(j) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and its Subsidiaries for all Tax periods ending after December 31, 2011.

(k) Except as set forth in Section 2.15(k) of the Company Disclosure Schedule, there are no Liens for Taxes (other than for Taxes not yet due and payable or not yet delinquent) upon the assets of the Company or its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(m) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any closing agreement as described in Code Section 7121 with any Governmental Authorities.

(n) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authorities with respect to the Company or its Subsidiaries.

(o) Neither the Company nor any of its Subsidiaries has liability for Taxes of any Person (other than the Company or its Subsidiaries, as applicable) as transferee or successor, by contract (other than contracts entered into in the ordinary course of business and not primarily related to Taxes) under any applicable law or otherwise.

(p) Except as set forth in Section 2.15(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) election under Code Section 108(i).

(q) Neither the Company nor any of its Subsidiaries is, and has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.6011 4(b).

(r) Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(s) Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t) Except as set forth in Section 2.15(t) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documentation in the manner required by all applicable sales and use Tax statutes and regulations.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance

ANNEX A-15

award, phantom equity, stock or stock-based, change in control, retention, severance, welfare, health, life, disability, cafeteria, flexible spending, vacation, paid time off, fringe-benefit and other similar compensatory agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or its Subsidiaries or any spouse or dependent of such individual, or under which the Company or its Subsidiaries has or may have any liability (as listed on Section 2.16(a) of the Company Disclosure Schedule, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any adoption agreements, trust agreements, other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements, investment management or investment advisory agreements, or other similar agreements; (iv) the most recent summary plan description and any summaries of material modifications thereto; (v) employee handbooks and any other written material communications relating to any Benefit Plan; (vi) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vii) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the filed Form 5500 for each of the prior three plan years, with schedules attached;1; (viii) the results of the coverage, non-discrimination and other qualification related tests under the Code for each of the two most recent plan years and any documents related to any required corrective actions taken by the Company; and (ix) copies of material notices, letters or other correspondence from or with any Governmental Authority, including, without limitation, any petition filed. Neither the Company nor any of its Subsidiaries is and has ever been (i) a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Code Section 414(b), (c) or (m), or (ii) required to be aggregated under Section 414(o) of the Code or (iii) under “common control,” within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity (an “ERISA Affiliate”). None of the Benefit Plans is and the Company, its Subsidiaries and their respective ERISA Affiliates have not, at any time during the last six years, sponsored, contributed to or been obligated to contribute to: (i) a “defined benefit plan” as defined in ERISA Section 3(35); (ii) a pension plan subject to the funding standards of ERISA Section 302 or Code Section 412; (iii) a “multiemployer plan” as such term is defined in ERISA Section 3(37) or Code Section 414(f); (iv) a “multiple employer plan” subject to Sections 4063 and 4064 of ERISA; or (v) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40).

(c) Each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms, in compliance with applicable law and all relevant regulatory and administrative requirements. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor. To the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification. There are no filings, petitions or applications pending with respect to the Benefit Plans with the IRS, the U.S. Department of Labor or any other Governmental Authority.

(d) No Company Benefit Plan is any of the following: (1) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (2) a “multiemployer plan” (as defined under Section 3(37) of ERISA) or a collectively bargained plan subject to Section 413 of the Code; (3) a “single employer plan” (as defined under Section 4001(a)(15) of ERISA) that could result in liability for the Company under Section 4063 or 4064 of ERISA (i.e., a multiple-employer plan); (4) a self-insured “group health

ANNEX A-16

plan” (as defined under Section 5000(b)(1) of the Code) not covered by a stop-loss insurance policy, other than a health reimbursement arrangement, health savings account, flexible spending arrangement, or similar plan; (5) a “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code); (6) a plan that provides health or welfare benefits to any former employee of the Company beyond the minimum requirements of applicable law, including Section 4980B of the Code.

(e) Except as required by applicable law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Parent or any of its Affiliates from amending or terminating any Benefit Plan.

(f) There is no pending or, to knowledge of the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g) None of the Company, its Subsidiaries nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Benefit Plan, nor, to the knowledge of the Company, have there been any fiduciary violations under ERISA that could subject the Company or its Subsidiaries (or any of their respective employees) to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(h) As of the date hereof and as of the Closing Date, all contributions, premiums and other payments due or required to be paid to (or with respect to) each Benefit Plan have been timely paid, or if not yet due, have been accrued as a liability on the Company’s balance sheet to the extent required by GAAP.

(i) Except as set forth in Section 2.16(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated herein will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee of the Company or its Subsidiaries, (ii) increase any payments or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Benefit Plan, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or its Subsidiaries to any Person, or (v) result in any compensation payable to any individual in connection with the transactions contemplated herein being nondeductible to the Company or its Subsidiaries under Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to any Person to provide any indemnification, “gross up” or similar payment to any Person in the event any excise tax is imposed on such person under Code Sections 409A or 4999 or similar state laws.

(j) With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) that is subject to Code Section 409A, the written terms of the Benefit Plan have at all times since January 1, 2009 been in compliance in all material respects with Code Section 409A and the Benefit Plan has been operated in material compliance (or with respect to periods prior to January 1, 2009, in good faith compliance) with Code Section 409A and its applicable regulations.

2.17 Tangible Assets.

(a) Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as currently conducted. Such tangible assets, taken as a whole, are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

ANNEX A-17

(b) The tangible assets owned or leased by the Surviving Entity and its Subsidiaries, together with its intangible assets, as the date hereof, are adequate to conduct the business and operations of the Surviving Entity and its Subsidiaries as currently conducted by the Company.

2.18 Real Property Leases.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 2.18(b) of the Company Disclosure Schedule sets forth all real property leases or subleases or license agreements for the use of real property to or by the Company or its Subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it (collectively, “Leased Real Property”). The Company has delivered to the Parent true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.18(b) of the Company Disclosure Schedule. With respect to each agreement listed in Section 2.18(b) of the Company Disclosure Schedule:

(i) the agreement is legal, valid, binding, enforceable and in full force and effect;

(ii) except as set forth in Section 2.18(b)(ii) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, or has received any written notice of a violation or default under any provision of any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other under such agreement;

(iii) neither the Company nor its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease, sublease or license;

(iv) there are no Liens (other than Permitted Liens), easements, covenants or other restrictions applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the intended use or the occupancy by the Company or its Subsidiaries of the property subject thereto; for purposes of this Agreement, “Permitted Liens” means (i) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business consistent with past practices securing amounts that are not delinquent, and (ii) Liens for Taxes not yet due and payable or not yet delinquent.

(v) (A) the Company and its Subsidiaries have not been disturbed in their possession or quiet enjoyment of the leased premises under any lease and (B) there are neither any landlord, nor any tenant disputes under any lease that would adversely affect the current use, occupancy or value of any lease;

(vi) there are no leasing, broker’s or finder’s commissions or compensation of any kind unpaid with respect to any lease, or any unpaid installments thereof on account of any leasing commissions heretofore earned, and no leasing, broker’s or finder’s commissions will be payable in connection with any assignment or deemed assignment of any lease with respect to any lease;

(vii) the leased premises under any lease have not suffered any material damage by fire or other casualty which has not been completely restored or repaired;

(viii) there are no pending, or to the knowledge of the Company, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to any lease that would materially adversely affect the current use, occupancy or value of any lease;

(ix) neither the Company nor any of its Subsidiaries have received any notice of any extraordinary assessment to be imposed against the leased premises under any lease or payable by the Company and/or any of its Subsidiaries with respect to any of the leased premises under any lease;

ANNEX A-18

(x) neither the Company nor any of its Subsidiaries have received any written notice and have no knowledge of any current default by the landlords under any mortgage or other Lien (other than Permitted Liens) that is superior with respect to the leased premises under any lease that has not been cured; and

(xi) since February 23, 2012, neither the Company nor any of its Subsidiaries has ever paid a transfer fee, excess rent or any other consideration to a lessor/sublessor related to a change of control, transfer, or assignment of any lease.

(c) Section 2.18(c) of the Company Disclosure Schedule sets forth all current breaches, defaults or violations by the Company or any of its subsidiaries under any Leased Real Property.

(d) The Company and each of its Subsidiaries is in full compliance with all requirements under any Leased Real Property related to participation by an ACDBE.

2.19 Insurance.

(a) Section 2.19(a) of the Company Disclosure Schedule sets forth each insurance policy (including, without limitation, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiaries is a party as of the date of this Agreement (the “Company Insurance Policies”). The Company Insurance Policies are in full force and effect. All premiums due and payable under the Company Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Company Insurance Policies have been made available to Parent.

(b) Section 2.19(b) of the Company Disclosure Schedule sets forth all pending or threatened litigation as of the date of this Agreement for which an insurance claim has been made. There are no claims pending as to which coverage has been questioned, denied or disputed under any of the Company Insurance Policies. With respect to the Company Insurance Policies, neither the Company nor any of its Subsidiaries has received a written notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased by more than 5%, other than premium increases in the ordinary course of business.

2.20 Intellectual Property.

(a) “Intellectual Property” means all of the following arising, pursuant to the laws of any jurisdiction throughout the world, that is owned by the Company or its Subsidiaries (the “Company Intellectual Property”), and that in which the Company or its Subsidiaries holds exclusive or non-exclusive rights or interests granted by written license from other Persons, including the Company Unitholders, excluding any licenses for commercially available or “off the shelf software” having an annual value of less than $50,000 (the “Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published (including, without limitation, all contributor content), all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

ANNEX A-19

(iv) trade secrets, confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, customer lists, methods, processes, software, data, compositions and other trade secrets, whether or not patentable;

(v) all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and

(vi) social media and messaging accounts, including, without limitation, those hosted on facebook.com, twitter.com. youtube.com, Instagram.com, linkedin.com, vine.co, snapchat.com, pinterest.com, plus.google.com, tumblr.com, whether or not using trademarks, service marks, trade names, brand names, logos, trade dress or other proprietary indicia of goods and services.

(b) Section 2.20(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Intellectual Property and all Licensed Intellectual Property. The Company and its Subsidiaries exclusively own all right, title and interest in and to the Company Intellectual Property, or have the right to use the Licensed Intellectual Property pursuant to a written license agreement, free and clear of Liens (other than Permitted Liens). To the Company’s knowledge, the Company and each of its Subsidiaries is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof. None of the Company Intellectual Property is the subject of any pending or, to the knowledge of the Company, threatened suit, action or proceeding. None of the Company Intellectual Property is subject to any outstanding injunction, judgment, final order or settlement. No written allegation of invalidity has been received by the Company relating to the Company Intellectual Property.

(c) Except as set forth on Section 2.20(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any license, sublicense or other agreement that provides any revenue to the Company or any Subsidiary or that contains any obligations or potential liabilities on the Company or its Subsidiaries. With respect to each agreement listed in Section 2.20(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, or has received any written notice of a violation of or default under any provision of any such agreement, and the Company is not aware of any event that has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other party under such agreement.

(d) The Company and its Subsidiaries comply in all material respects with all U.S., state, foreign and multinational laws (including the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5 and the California Online Privacy Protection Act), and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to information that can be used to specifically identify a natural person (including, without limitation, name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated under or covered under any Privacy Laws (“Personal Information”), whether any of same is accessed or used by the Company or any of its business partners.

(e) Neither the Company nor any of its Subsidiaries has experienced or been notified of a data breach involving payment card information in the last three (3) years.

(f) The Company posts all policies with respect to its collection, use, and disclosure of Personal Information on its websites to the extent required by, and in conformance with Privacy Laws. The Company does not use, collect, or receive any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular customers as a result of any receipt of such Personal Information, except in accordance with the Company’s privacy policies.

ANNEX A-20

(g) To the knowledge of the Company, Persons with whom the Company and its Subsidiaries have contractual relationships have not materially breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including, without limitation, Privacy Laws regarding spyware and adware).

(h) Section 2.20(h) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Information maintained by the Company and its Subsidiaries, the types of Personal Information in each such database and the means by which the Personal Information was collected. The Company and its Subsidiaries have adopted and maintained reasonable security policies with respect to each such database. To the knowledge of the Company, no breach or violation of any such security policy by the Company or its Subsidiaries has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of such databases, including the Personal Information.

(i) All computer hardware, software and information technology systems used or relied upon by the Company and its Subsidiaries in the conduct of their respective businesses (the “Company Systems”) are reasonably sufficient for the current needs of their respective businesses, and the Company and its Subsidiaries have adopted commercially reasonable disaster recovery and business continuity procedures. In the last three (3) years, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced.

2.21 [Reserved]

2.22 Environmental Laws.  Except as set forth on Schedule 2.22 of the Company Disclosure Schedule, the Company and its Subsidiaries are not in violation of any applicable Environmental Laws, and no material expenditures are or will be required in order to comply with any applicable Environmental Laws. There are no, and there have not been any, Environmental Claims filed, pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries (or to the knowledge of the Company, against the owner of any Leased Real Property), and, to the knowledge of the Company, there are no facts, circumstances or conditions that would be expected to result in or be the basis of any Environmental Claims or to prevent or limit continued compliance by the Company and its Subsidiaries with Environmental Laws. For purposes of the preceding sentence, “Environmental Claims” shall mean claims, demands, disputes, notices of noncompliance or violations, allegations, requests for information, citations, summons’, complaints, or any administrative, regulatory, or judicial Actions, penalties, fines or Liens, suits, directives, obligations, encumbrances, proceedings, investigations, or requests for information by any person alleging potential liability arising out of, based on or resulting from: (a) the presence, use, generation, management, storage, manufacture, processing, treatment, transportation, disposal or release into the environment, of any Hazardous Materials at any location, whether or not owned by the Company or its Subsidiaries; (b) any actual or alleged noncompliance with or violation of any Environmental Law or any term or condition of any approval or permit required pursuant to any Environmental Law; or (c) any and all claims by any person under Environmental Law seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of, release of or exposure to any Hazardous Materials. There are no liabilities of, or in any way relating to, the business of the Company or its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there is no currently or formerly existing condition, situation or set of circumstances which would reasonably be expected to result in any such liability. No Hazardous Materials are used or have been used, stored, or disposed of by the Company, its Subsidiaries or, to the knowledge of the Company, by any other Person on any property owned, leased or used by the Company and its Subsidiaries. For the purposes of this Section 2.22, “Environmental Laws” shall mean all applicable statutes, laws and regulations concerning pollution, protection of the environment, and occupational health and safety with respect to exposure to Hazardous Materials, and “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable Environmental Laws, including any petroleum products or nuclear materials.

ANNEX A-21

2.23 Certain Business Practices.  Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of the Company’s Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

2.24 Websites.  The websites, URLs and domain names listed in Section 2.24 of the Company Disclosure Schedule are all of the websites, URLs and domain names used or owned by the Company or its Subsidiaries. No website, URL or domain name owned by the Company or its Subsidiaries other than those listed in Section 2.24 of the Company Disclosure Schedule contain the term “xpresspa” or any other terms substantially similar thereto.

2.25 Interested Party Transactions.  Except as set forth in Section 2.25 of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ members, managers or officers nor, to the knowledge of the Company, any of their respective Affiliates or members of their immediate family (i) is or has been a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries (other than at-will employment arrangements) or has any interest in any property, real or personal, tangible or intangible (including, without limitation, Company Intellectual Property), used in or pertaining to the business of the Company or any of its Subsidiaries, in each instance, except for the ordinary rights of a member, (ii) is or has been the direct or indirect owner of an interest in any Person that is a present competitor, supplier or customer of the Company or any of its Subsidiaries, (iii) receives income from any source which should properly accrue to the Company or any of its Subsidiaries, or (iv) is the obligor with respect to any receivable or other obligation or commitment to the Company or any of its Subsidiaries. Except as set forth in Section 2.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any actual or potential liability, whether direct or indirect, of any of its Affiliates.

2.26 Books and Records.  Except as set forth on Schedule 2.26 of the Company Disclosure Schedule, the books and records of the Company and each of its Subsidiaries contains true, complete and correct records of all actions taken at any meetings of the Company Unitholders or its Subsidiaries, board of directors or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.27 Brokers.  No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.28 Inventory.

(a) All inventory of the Company and its Subsidiaries, whether or not reflected in the Most Recent Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for items that are or have become obsolete, damaged, or defective in the ordinary course of business consistent with past practices and items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and its Subsidiaries free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis. The quantities of inventory (whether raw materials, work-in-process or finished goods), taken as a whole, are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

2.29 Product Recalls.  Except as set forth in Section 2.29 of the Company Disclosure Schedule, during the past two years there has been no recall or withdrawal (in each case, whether voluntary or otherwise) of any product produced or sold by the Company or any of its Subsidiaries or other similar federal, state or private action with respect to any such product.

ANNEX A-22

2.30 Suppliers.  Section 2.30 of the Company Disclosure Schedule lists the ten largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for each of the fiscal years ended December 31, 2015 and December 31, 2014 and the six-month period ended June 30, 2016 (the “Material Suppliers”), in each case showing the approximate total purchases from each such supplier during each such period. Except as set forth in Section 2.30 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, no supplier listed in Section 2.30 of the Company Disclosure Schedule has ceased or decreased by more than 5%, or to the knowledge of the Company intends, on an aggregate basis, to cease or decrease by more than 5%, supplying any materials, products or services to the Company or any of its Subsidiaries. Except as set forth in Section 2.30 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, no carrier has refused, notified the Company in writing of its intent to refuse, or to the knowledge of the Company, threatened to refuse to ship products of the Company or any of its Subsidiaries.

2.31 Trade Controls.  Except as provided in Section 2.31 of the Company Disclosure Schedule, and except for such matters as would not have a Company Material Adverse Effect, since June 30, 2012:

(a) The Company and each of its Subsidiaries has complied with all applicable export controls, sanctions and customs laws and has not received from any Governmental Authority any written notice indicating an intent to conduct an investigation or take other enforcement action.

(b) The Company and each of its Subsidiaries has paid all applicable customs duties and fees on entries of imported merchandize and has not received any written notice of deficiency or of intent to conduct a focused assessment or other audit.

2.32 ACDBE Compliance.  Except as set forth in Section 2.32 of the Company Disclosure Schedule, the Company and its Subsidiaries have complied with all laws, rules and regulations governing ACDBEs and joint ventures with ACDBEs and any representations or certifications made to any landlord, airport or other Governmental Authority with respect to ACDBE status or any joint venture with an ACDBE. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written notice indicating an intent to conduct an investigation or take other enforcement action with respect to the foregoing.

2.33 Proxy Statement.  The information regarding the Company and the Company Subsidiaries supplied by the Company in writing for inclusion in the Registration Statement (and any amendment or supplement thereto), at the time that the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the time the Parent Annual Meeting (or any adjournment or postponement thereof) is held, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein regarding the Company and its Subsidiaries, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, the representations and warranties contained in this Section 2.33 will not apply to statements or omissions included in the Registration Statement (and in each case, any amendment or supplement thereto) based upon information regarding Parent supplied to the Company in writing by Parent for use therein.

2.34 No Other Representations and Warranties.  The Company acknowledges and agrees that, (a) except for the representations and warranties set forth in Article III or any certificate or schedule delivered in connection with the Closing pursuant hereto, neither Parent nor any of its officers, employees, agents or representatives makes or has made (and the Company has not relied upon) any other express or implied representation or warranty with respect to Parent or the transactions contemplated by this Agreement, and (b) Parent hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) Parent or any of its representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of the Company) other than the representations and warranties expressly set forth in Article III or any certificate or schedule delivered in connection with the Closing pursuant hereto.

ANNEX A-23

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or occurrence that has a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Parent and its Subsidiaries, taken as a whole; provided, that, none of the following, in and of itself or themselves, nor any effect arising out of or resulting from the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (A) changes, events, occurrences or effects generally affecting the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries or regions, including changes in currency exchange rates, interest rates, monetary policy or inflation; (B) changes, events, occurrences or effects generally affecting the industries in which the Parent and its Subsidiaries conduct operations; (C) changes or prospective changes in law, in applicable regulations of any Governmental Authority, in United States generally accepted accounting principles or other applicable accounting standards or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (F) any action taken by the Parent or its Subsidiaries that is required by this Agreement or taken at Company’s written request, or the failure to take any action by the Parent or its Subsidiaries if that action is prohibited by this Agreement; or (G) any change resulting or arising from the identity of, or any facts or circumstances relating to the Company or its Subsidiaries or their respective Affiliates. Whenever a representation or warranty made by the Parent herein refers to the “knowledge of the Parent,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Parent or Merger Sub.

3.1 Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2 Power and Authorization.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of each of Parent and Merger Sub and have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (the “ Parent Stockholder Approval”). This Agreement (a) has been duly executed and delivered by each of Parent and Merger Sub and (b) is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

3.3 Authorization of Governmental Authorities.  Except for any filings required by the SEC or NASDAQ, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or (b) the consummation of the transactions contemplated hereby by each of Parent and Merger Sub.

3.4 Noncontravention.  Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby will: (a) assuming the filings with the SEC contemplated hereby, violate any provision of law applicable to Parent or Merger Sub; (b) result in a breach or violation of, or default under, any contractual obligation of the Parent or Merger Sub; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any

ANNEX A-24

Person under any contractual obligation; or (d) result in a breach or violation of, or default under, the amended and restated certificate of incorporation of Parent (the “Restated Parent Certificate”) or bylaws of Parent (the “Parent Bylaws”).

3.5 No Brokers.  Neither Parent nor Merger Sub has any liability of any kind to any broker, finder or agent with respect to the transaction contemplated hereby for which the Company or the Company Unitholders could be liable, and Parent agrees to satisfy in full any such liability incurred by Parent or Merger Sub to any broker, finder, agent or other Person.

3.6 SEC Filings; Financial Statements.

(a) Since January 1, 2015, Parent has timely filed (including any extension permitted under the SEC’s rules) or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”). As of their respective filing dates, the forms, reports and documents required to be filed by Parent with the SEC since January 1, 2015, including, without limitation, all exhibits required to be filed therewith (the “Parent SEC Reports”) (i) did not (or with respect to Parent SEC Reports filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied (or will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC under each of those statutes, rules, and regulations.

(b) All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly and accurately present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Parent as of the dates and for the periods referred to therein. Without limiting the generality of the foregoing, (i) no independent public accountant of Parent has resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Report.

3.7 Capitalization of the Parent.  As of the date hereof and as of the Closing Date, the entire authorized capital stock of the Parent is as set forth in the Parent SEC Reports filed prior to the date hereof and the Closing Date, respectively. All of the outstanding shares of capital stock of the Parent have been duly authorized, validly issued, and are fully paid and non-assessable. Parent has not violated and in entering into and effecting the transactions contemplated hereby will not violate, the Securities Act, the Exchange Act, any state “blue sky” or securities laws, any other similar legal requirement or any preemptive or other similar rights of any Person in connection with the issuance of the Merger Consideration. Except as disclosed in the Parent SEC Reports or as otherwise contemplated by this Agreement: (a) there are no preemptive rights or other similar rights in respect of any equity interests in the Parent, (b) there is no contractual obligation, or provision in the organizational documents of the Parent which obligates the Parent to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any equity

ANNEX A-25

interests in the Parent, and (c) there are no existing rights with respect to registration under the Securities Act of any equity interests in the Parent. Except as set forth in the Parent SEC Reports or as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Parent or obligating the Parent to issue or sell any interest in the Parent.

3.8 Registration Statement.  The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock, Parent Warrants and Parent Convertible Preferred Stock pursuant to this Agreement shall include for registration (a) the Parent Common Stock issued pursuant to this Agreement, (b) the Parent Preferred Stock issued pursuant to this Agreement, (c) the Parent Common Stock issuable upon the conversion of, or as a dividend on, such Parent Convertible Preferred Stock issued pursuant to this Agreement, (d) the Parent Warrants issued pursuant to this Agreement, and (e) the Parent Common Stock issuable upon the exercise of the Parent Warrants (the “Registration Statement”) (and any amendment or supplement thereto), at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement to be sent to Parent’s stockholders in connection with the solicitation of proxies in favor of the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (and any amendment or supplement thereto) (the “Proxy Statement”), at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Annual Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8 will not apply to statements or omissions included in the Registration Statement or Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding the Company or any Company Subsidiary supplied to Parent in writing by the Company for use therein (it being understood that all other information in the Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will be deemed to have been supplied by Parent). The Registration Statement and Proxy Statement (and, in each case, any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the Proxy Statement will include the Parent Board Recommendation.

3.9 Rights Plan.  Parent has delivered to the Company a copy of the Section 382 Rights Agreement, dated as of March 18, 2016, between Parent and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended from time to time (the “Rights Agreement”), as currently in effect. Parent has taken all actions necessary under the Rights Agreement to ensure that (i) no Company Unitholder nor any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) and (ii) neither a Distribution Date nor a Share Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to have occurred, and the Rights (as defined in the Rights Agreement) will not detach from the Common Stock or become non-redeemable, in each case, as a result of the execution, delivery or performance of this Agreement or the subscription agreement, between Parent and each purchaser identified on the signature pages thereto, dated as of the date hereof (the “Subscription Agreement”) or the consummation of the transactions contemplated by this Agreement or the Subscription Agreement.

3.10 No Other Representations and Warranties.  No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees that, (a) except for the Company’s representations and warranties set forth in Article II or any certificate or schedule delivered in connection with the Closing pursuant hereto, none of the Company, the Unitholders’ Representative or any of the Company Unitholders nor any of their respective officers, employees, agents or representatives makes or has made (and Parent and Merger Sub have not relied upon) any other express or implied representation or warranty with respect to the Company, the Unitholders’ Representative or any of the Company Unitholders or the transactions contemplated by this Agreement, and (b) the Company, the Unitholders’ Representative and the Company

ANNEX A-26

Unitholders hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, the Unitholders’ Representative or any of the Company Unitholders or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of Parent) other than the representations and warranties expressly set forth in Article II or any certificate or schedule delivered in connection with the Closing pursuant hereto.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business Pending the Merger.  The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article X (such period being hereinafter referred to as the “Interim Period”), except as expressly required, contemplated or permitted by this Agreement or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to: (x) conduct its business only in the ordinary course of business, consistent with past practice; and (y) use its commercially reasonable efforts to preserve intact its business organization, properties and assets, keep available the services of its officers, employees and consultants, maintain in effect all Company Material Contracts and preserve its relationships, customers, licensees, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, except as expressly required, contemplated or permitted by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Parent:

(i) amend the Certificate of Formation, the Company Operating Agreement, or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii) issue, transfer, pledge or encumber any shares of capital stock or limited liability interests of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, limited liability interests or any other ownership interest in the Company or any of its Subsidiaries other than in connection with the satisfaction of outstanding preemptive rights; provided, however, that such issuance, transfer, pledge or encumbrance shall not be permitted if it shall increase the aggregate Merger Consideration payable by Parent;

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, limited liability interests or other equity interest in or securities of the Company or its Subsidiaries;

(iv) transfer, lease, license, mortgage, pledge, encumber or incur or assume any Lien (other than Permitted Liens) on any properties, facilities, equipment or other tangible or intangible assets, except in the ordinary course of business and consistent with past practice;

(v) declare, set aside or pay any dividend or other distribution in respect of any of its capital stock, limited liability interests or other equity interests;

(vi) split, combine or reclassify any shares of its capital stock, limited liability interests or other equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, limited liability interests or equity interests;

(vii) except as provided in Section 4.1(vii) of the Company Disclosure Schedule, sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of, any of its material assets or properties;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person;

(ix) incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, excluding the accrual of interest in-kind;

ANNEX A-27

(x) authorize or make any capital expenditure in excess of those described in Section 4.1(x) of the Company Disclosure Schedule, provided, however, that the Company may authorize or make such excess capital expenditures if such excess capital expenditures do not exceed $50,000 in the aggregate;

(xi) take or permit to be taken any action to: (A) increase employee compensation or grant any severance or termination compensation, except in accordance with agreements entered into prior to the date of this Agreement; (B) enter into any collective bargaining agreement; (C)(i) hire any employees, independent contractors or consultants working at any on-site location, having a total salary or severance package that is individually in excess of $100,000 or (ii) hire or terminate any employees, independent contractors or consultants working at the corporate level; or (D) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, option, restricted equity, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any of its directors, officers or employees;

(xii) change any material accounting policies or procedures unless required by statutory accounting principles or GAAP;

(xiii) make any payments to any Affiliate, except payments pursuant to any agreement described in Section 2.25 of the Company Disclosure Schedule (it being understood that such permitted payments will include payment of any accrued but unpaid fees related to the Management Agreement);

(xiv) fail to make any expenditures that are necessary and sufficient to maintain the conditions of its properties, facilities and equipment, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

(xv) except as otherwise required by law, make or change any Tax election, change an annual Tax or accounting period, adopt or change any Tax or accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xvi) settle the matter set forth in Section 7.2(h) of the Company Disclosure Schedule; provided, that Parent’s consent shall not be unreasonably withheld, delayed or conditioned; provided further, however, that any settlement proposal that includes any non-cash consideration (including, without limitation, exclusivity as to territories or rights to acquire or operate stores) shall be subject to the prior written consent of the Parent (which consent may be withheld, delayed or conditioned in Parent’s sole discretion for any reason or no reason);

(xvii) take any action or fail to take any action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in any of the conditions to the Closing set forth in Article VI not being satisfied; or

(xviii) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(b) During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to: (i) market and provide its services in the ordinary course of business consistent with past practices; and (ii) cooperate with Parent in communicating with suppliers to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of Parent on the Closing Date.

4.2 No Solicitation of Other Proposals by Company.

(a) The Company agrees that it will, and will cause its Subsidiaries and Affiliates and each of their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect

ANNEX A-28

to any Company Acquisition Proposal (as defined herein). Except as expressly provided in this Section 4.2, the Company and each of its Subsidiaries and Affiliates shall not, and shall not authorize, permit or direct any of their respective Representatives to, directly or indirectly: (i) solicit, initiate, induce or take any action to facilitate, encourage, solicit, initiate or induce any action relating to, or the submission of, any Company Acquisition Proposal; (ii) enter into, participate or engage in discussions or negotiations in any way with any Person concerning, any Company Acquisition Proposal, (iii) furnish to any Person (other than the Parent and its designees) any information relating to the Company or any of its Subsidiaries, or afford to any Person (other than the Parent or its Representatives or designees) access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case, with the intent to induce or solicit the making or submission a Company Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) approve a Company Acquisition Proposal or take any action that would require it to abandon, terminate or fail to consummate, or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger; or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an executed non-disclosure agreement having provisions no less favorable to the party hereto delivering such agreement than that certain Non-Disclosure Agreement by and between the Company and Parent, dated as of January 14, 2016 (an “Acceptable NDA”)). Notwithstanding the foregoing provisions of this Section 4.2(a) or any other provision of this Agreement, subject to compliance with Section 4.2(b), the Company or its Board of Directors may directly or indirectly enter into discussions with any Person in response to an unsolicited bona fide written Company Acquisition Proposal by such Person, which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 4.2(a), if and only to the extent that and prior to engaging in any such discussions with such Person (x) the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and other advisors, that such Company Acquisition Proposal either constitutes or could reasonably be expected to lead to a Company Superior Proposal and (y) the Company’s Board of Directors receives from such Person an Acceptable NDA.

(b) The Company shall notify the Parent promptly (and in any event within 24 hours) after receipt by the Company of (i) any Company Acquisition Proposal or (ii) any inquiry or request for access to the properties, books, records or other information of the Company by any Person that, to the knowledge of the Company, relates to or could reasonably be expected to lead to a Company Acquisition Proposal and such notice shall indicate in reasonable detail the identity of the offeror, the terms and conditions of such proposal or inquiry and a copy of any written Company Acquisition Proposal. The Company shall promptly notify the Parent of any substantive discussions with any such Person regarding a Company Acquisition Proposal and shall disclose in reasonable detail the substance of such discussions and the Company shall otherwise keep the Parent reasonably informed of the status of such Company Acquisition Proposal, and any material changes to the terms thereof, and shall provide to the Parent as soon as practicable and in any event within 24 hours after receipt by the Parent copies of all written correspondence or other written material relating to such Company Acquisition Proposal.

(c) Subject to the provisions of Section 4.2(d), neither the Company’s Board of Directors nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Approval, (ii) approve or adopt any Company Acquisition Proposal or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether binding or not) or contract constituting or otherwise relating to a Company Acquisition Proposal (other than an Acceptable NDA) (a “Company Board Approval Change”).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Effective Time, the Company’s Board of Directors (or any committee thereof) may effect a Company Board Approval Change if (i) the Company has complied with its obligations under this Section 4.2 and (ii) the Company’s Board of Directors (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that as a result of a (x) a Company Acquisition

ANNEX A-29

Proposal that could reasonably be expected to result in a Company Superior Proposal or (y) an event, development or change in circumstances that occurs or arises following the date of this Agreement, the failure to effect a Company Board Approval Change would be inconsistent with its fiduciary duties to the Company Unitholders under applicable law.

(e) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means any offer, proposal, discussions, negotiations, indication of interest or inquiry (whether in writing or otherwise) by any Person (other than Parent or any Affiliate thereof) in a transaction or series of related transactions (other than the transactions contemplated by this Agreement) relating to: (i) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, equity exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of Company or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Company but excluding the sale, transfer, acquisition or disposition of not more than 50% or more of the voting power or economic interests of any Subsidiary to an ACDBE partner), (ii) any direct or indirect sale, transfer, acquisition or disposition of more than 20% of the consolidated assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock, limited liability interests or other equity interests of the Subsidiaries or (iii) any merger, consolidation, equity exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Company or any Subsidiary; provided that “Company Acquisition Proposal” shall exclude any transfer or sale of stock or assets of any of the Company’s Subsidiaries related to the disposition of the Company’s foreign operations.

(ii) “Company Superior Proposal” means any bona fide offer or proposal that constitutes a Company Acquisition Proposal on terms that the Company Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with its outside legal counsel), taking into account all relevant legal (including conditions), financial, regulatory, timing and other aspects of such Company Acquisition Proposal, is reasonably likely to be consummated and would be more favorable to the Company Unitholders (in their capacity as such) than the Merger, if consummated (including after taking into account any changes to the terms of this Agreement proposed by the Parent in response to such Company Acquisition Proposal); provided that, for purposes of the definition of “Company Superior Proposal,” the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “more than 50%.”

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Stockholder Approvals.

(a) Following the date hereof, as soon as reasonably practicable Parent shall prepare and file with the SEC the Registration Statement containing the Proxy Statement (which Registration Statement and Proxy Statement shall comply with the rules and regulations promulgated by the SEC), and each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement containing the Proxy Statement declared effective by the SEC as promptly as practicable thereafter and to keep the Registration Statement containing the Proxy Statement effective through the Effective Time in order to permit the consummation of Merger. The Company and its Representatives shall cooperate in the preparation of, and will be given a reasonable opportunity prior to its filing with the SEC to be involved in, the drafting of the Registration Statement containing the Proxy Statement and any amendment or supplement thereto and any such correspondence, it being understood that the obligations of Parent set forth in the preceding sentence are conditioned on the Company satisfying its obligations under this Section 5.1(a). Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Registration Statement containing the Proxy Statement from the SEC. Each of Parent and the Company shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any

ANNEX A-30

required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.1(a). Whenever Parent or the Company learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Registration Statement containing the Proxy Statement pursuant to applicable law, Parent or the Company, as applicable, shall promptly inform the other party of such event or fact and use its reasonable best efforts to comply with all of its obligations pursuant to this Section 5.1(a) relating to effecting such amendment or supplement to the Registration Statement containing the Proxy Statement.

(b) As promptly as practicable after the date of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and other transactions contemplated by this Agreement (collectively, the “Other Filings”). Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock, Parent Preferred Stock and Parent Warrants in the Merger, and the Company shall use its reasonable best efforts to furnish all information concerning the Company and the holders of Company Units as may be reasonably required in connection with the foregoing. At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall jointly prepare the press release announcing the consummation of the Merger hereunder (“Merger Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Merger Press Release. Prior to execution and delivery of this Agreement, Parent and the Company shall prepare the press release announcing the execution and delivery of this agreement (“ Agreement Press Release”). Parent shall, within the time period required by applicable securities laws, issue and distribute such Agreement Press Release.

(c) Parent and the Company shall use their respective reasonable best efforts to cause the Proxy Statement, the Registration Statement and the Other Filings to comply in all material respects with all requirements of applicable law. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other applicable law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Parent or the Company, as applicable, shall promptly inform the other party of such occurrence, provide the Parent or the Company, as applicable, reasonable opportunity to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, as applicable, and/or mailing to Parent’s stockholders, such amendment or supplement.

(d) Following the date hereof, Parent will take all action necessary in accordance with the General Corporation Law of the State of Delaware (the “DGCL” and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold an annual meeting of Parent’s stockholders (the “Parent Annual Meeting”) to seek the Parent Stockholder Approval, including mailing the Proxy Statement to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of Merger Consideration (including any Parent Capital Stock issuable upon exercise or conversion of, or as dividends on, any Merger Consideration issued pursuant to this Agreement), the adoption of the Restated Parent Certificate and any other approvals required to effect the Merger and will take all other action necessary or advisable to obtain the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Annual Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Parent in good faith and upon the advice of outside counsel) is provided to Parent’s stockholders a reasonable time in advance of the Parent Annual Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Parent Annual Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Parent Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the

ANNEX A-31

business of the Parent Annual Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. The board of directors of Parent shall recommend that Parent’s stockholders vote in favor of the Parent Stockholder Approval, the adoption of the Restated Parent Certificate and otherwise approve all actions contemplated by this Agreement at the Parent Annual Meeting (or any adjournment or postponement thereof) (the “Parent Board Recommendation”) and the Proxy Statement shall include the Parent Board Recommendation.

(e) To the extent not obtained prior to the date hereof, the Company shall use its commercially reasonable efforts to obtain, immediately following the execution and delivery of this Agreement, the affirmative vote or consent, and agreement to become a party to this Agreement by the Company Unitholders pursuant to a Joinder Agreement, substantially in the form set forth on Exhibit G (the “Joinder Agreement”), to be bound by all of the terms and conditions, and become a party to, this Agreement as if each such Company Unitholder had signed this Agreement. Promptly following receipt of Joinder Agreements from all of the Company Unitholders, the Company shall deliver a copy of such Joinder Agreements to Parent.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other all information concerning its business, properties and personnel as the requesting Party may reasonably request. Each of the Company and Parent shall make available to the other the appropriate individuals for discussion of its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.2(a) shall affect any representations or warranties of the Company and Parent contained herein or the conditions to the obligations of the Company and Parent hereto.

(b) Each Party agrees to maintain in confidence any non-public information received from the other Party (such information, “Confidential Information”), and to use such Confidential Information only for purposes of consummating the transactions contemplated by this Agreement. Confidential Information will not include (i) information which was known to the one Party or their respective agents prior to receipt from the other Party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or their respective agents from a third Party who was not bound to an obligation of confidentiality; and (iv) disclosure required by applicable law. In the event this Agreement is terminated as provided in Article IX hereof, each Party will return or cause to be returned (or destroyed) to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby. Notwithstanding the foregoing redelivery and destruction obligations, each Party may retain one archival copy of the Confidential Information to comply with recordkeeping or regulatory requirements; provided, that such archival material shall remain subject to the confidentiality provisions of this Section 5.2.

5.3 Reasonable Efforts; Further Assurances.

(a) Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article VI, as applicable to each of them. Each of Parent and the Company, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary

ANNEX A-32

for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing Party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing (including, in the case of the Company, assisting with the preparation and delivery to Parent of an estimated balance sheet (including fixed assets and inventory) of the Company and its Subsidiaries on a consolidated basis as of the Closing Date); and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

5.4 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) Notwithstanding anything to the contrary herein, all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (each, an “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) provided for in this Section 5.4 or in the organizational documents of the applicable Company or its Subsidiaries or otherwise in effect as of the date hereof (including through any indemnification agreement) shall not be modified, and shall survive the Merger and continue in full force and effect as to the Surviving Entity or such Subsidiaries for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claim, suit, action, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, suit, action, proceeding or investigation.

(b) For the six (6) year period commencing immediately after the Effective Time, the Company shall, subject to the provisions of this Section 5.4, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or the Company may substitute therefor policies, issued by reputable insurers, of at least the same coverage required above with respect to matters occurring prior to the Effective Time); provided, however, that the Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed three hundred percent (300%) of the annual premium paid as of the date hereof by the Company for such insurance (such three hundred (300%) amount, the “Base Premium”); and provided further that, if the aggregate annual premiums for such insurance shall exceed the Base Premium, then the Company shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Base Premium. Prior to the Effective Time Parent or the Company may purchase, for an aggregate amount that shall not exceed the Base Premium, a 6-year prepaid “tail policy” on terms and conditions providing at least materially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereunder. If such prepaid “tail policy” has been obtained by Parent or the Company, it shall be deemed to satisfy all obligations of the Company to obtain insurance pursuant to this Section 5.4. The Surviving Entity shall not amend, modify, cancel or revoke such policy and each shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder. The insurance contemplated by this Section 5.4(b) is referred to as the “D&O Insurance.”

(c) The provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her representatives, and (ii) in addition

ANNEX A-33

to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of the Company under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnitee to whom this Section 5.4 applies unless (A) such termination or modification is required by applicable law, or (B) the affected D&O Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the D&O Indemnitees to whom this Section 5.4 applies shall be third party beneficiaries of this Section 5.4).

(d) In the event that the Company or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 5.4.

5.5 Notification of Certain Matters.

(a) Each of the Company and Parent shall give prompt notice to the other of the occurrence or non-occurrence of: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b) Each of the Company and Parent shall give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or any contract which is required to be filed by Parent with the SEC pursuant to Item 601(a)(1) of Regulation S-K, as the case may be; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

(c) The Company agrees to promptly notify Parent and to provide Parent with a copy of any correspondence between the Company and any of its Subsidiaries and any Governmental Authority after the date hereof through and including the Closing Date regarding any matters that have arisen as a result of an inspection or otherwise and requesting that the Company and/or its Subsidiaries take remedial action either in its practices, location, fixtures, furnishings, or otherwise.

(d) The Company agrees to provide Parent with weekly summaries of the costs and expenses incurred by the Company in connection with the matter identified in Section 7.2(h) of the Company Disclosure Schedule.

5.6 Quotation on the Nasdaq Capital Market.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger (including any Parent Common Stock issuable upon exercise or conversion of, or as dividends on, any Merger Consideration issued pursuant to this Agreement) to be approved for quotation on the Nasdaq Capital Market.

5.7 Public Announcements.  Except as otherwise required by applicable law, court process or the rules of the Nasdaq Capital Market, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article X, neither the Company nor Parent shall, nor shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement

ANNEX A-34

with respect to the Merger or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.8 Directors and Officers of Parent.  Parent and the Company shall take all necessary action so that following the Effective Time, Andrew Heyer shall be appointed to the board of directors of Parent pursuant to the Parent Restated Certificate and Bylaws effective as of the Effective Time and subject to Mr. Heyer’s execution and delivery of Parent’s customary board documents.

5.9 Interim Financial Statements.  As promptly as possible following the last day of each fiscal month end after the date hereof until the Effective Time, and in any event within 20 days after the end of each such fiscal month end, the Company shall deliver to Parent the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income, changes in members’ equity and cash flows of the Company and its Subsidiaries for the one-month period then ended and for the period then ended since the Most Recent Balance Sheet Date (collectively, the “Monthly Financial Statements”). The Monthly Financial Statements shall be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of the Company and its Subsidiaries as of the date thereof and the combined and combining results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby in conformity with GAAP.

ARTICLE VI
CONDITIONS OF MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger.  The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived (to the extent permitted by law) in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

(a) Stockholder and Company Board Approval.  The Parent Stockholder Approval and the Company Board Approval shall have been obtained;

(b) Effectiveness of Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC;

(c) Approval for Listing of Shares.  The shares of Parent Common Stock shall have been approved for listing (subject only to notice of issuance) on the Nasdaq Capital Market, effective at the Effective Time;

(d) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

6.2 Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any and all of which may be waived (to the extent permitted by law) in writing by Parent, in whole or in part, to the extent permitted by the applicable law:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Article II shall be true, complete and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (except (i) for such changes resulting from actions permitted under Section 4.1, (ii) to the extent any such representation or warranty is made as of a time other than the Effective Time, in which case, in which case, such representation or warranty need only be true and correct at and as of such time, or (iii) where the failure of any such representation or warranty

ANNEX A-35

to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect).

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c) Third Party Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities or other third parties described on Section 6.2(c)(i) of the Company Disclosure Schedule have been obtained; provided, however, that with respect to Lease Consents (as described below) it shall be a condition to closing that 80% (measured as provided in Section 6.2(c)(ii) of the Company Disclosure Schedule) of those approvals identified as “Lease Consents” in Section 6.2(c)(i) of the Company Disclosure Schedule shall have been obtained; provided, further, that, notwithstanding anything contained in this Agreement, such 80% shall include those Lease Consents set forth on Section 6.2(c)(ii) of the Company Disclosure Schedule;

(d) No Company Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect;

(e) Resignation of Directors.  Parent shall have received written resignations from all of the directors of the Company and its Subsidiaries, as applicable, effective as of the Effective Time;

(f) Ratification of Actions and Appointment of Officers.  Parent shall have received sufficient evidence that (i) all prior actions of each of the Company’s Subsidiaries have been ratified by all appropriate actions and (ii) to the extent that it is within the Company’s limited liability company power to do so, the individuals identified by Parent no less than twenty (20) days prior to the Closing shall have been appointed to the offices and committees specified by Parent.

(g) Officer’s Certificate.  The Company shall have delivered to Parent and Merger Sub a certificate, signed by the chief executive officer of the Company, to the effect that each of the conditions specified in clause (a) of Section 6.1 (solely as it applies to the Company Board Approval) and clauses (a), (b) and (d) of this Section 6.2 are satisfied in all respects;

(h) Rockmore Certificate.  Parent shall have received a certificate, in form and substance reasonably acceptable to Parent, from Rockmore Investment Master Fund Ltd. (“Rockmore”) to the effect that, as of the Effective Time the Company has complied with all of its obligations under the existing loan documents (or Rockmore has permanently waived such compliance in writing);

(i) Monitoring and Management Services Agreement.  Parent shall have received satisfactory evidence of the termination of that certain Monitoring and Management Services Agreement dated as of February 23, 2012 by and among the Company, Mistral Spa Holdings, LLC and Mistral Capital Management, LLC (the “Management Agreement”);

(j) Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by Unitholders’ Representative and the Escrow Agent;

(k) [Reserved].

(l) [Reserved].

(m) Joinder Agreements.  Parent shall have received from the Company Joinder Agreements from Company Unitholders representing ninety five percent (95%) of the outstanding Company Units (as measured in accordance with the Updated Cap Table); and

ANNEX A-36

(n) FIRPTA Certificate.  The Unitholders’ Representative shall have delivered to Parent (a) a duly executed statement on behalf of the Company in a form reasonably satisfactory to Parent and that is in compliance with Treasury Regulations Section 1.1445-11T(d)(2), and (b) from Company Unitholders representing ninety five percent (95%) of the outstanding Company Units (as measured in accordance with the Updated Cap Table), a duly executed certificate of non-foreign status in a form reasonably satisfactory to Parent and in compliance with Treasury Regulations Section 1.1445-2(b).

(o) Good Standing Certificates.  The Company shall have delivered to Parent a good standing certificate and certificate of legal existence from the Secretary of State of the jurisdiction of incorporation or formation, as the case may be, of the Company and each of its Subsidiaries, which certificate shall be dated no more than 30 days prior to the Closing Date.

(p) ACDBE Certificates.  The Company shall have delivered to Parent evidence of certification (which may include listing on the appropriate state DBE website) for the ACDBEs set forth in Section 6.2(p) of the Company Disclosure Schedules.

(q) Other Deliveries.  Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived (to the extent permitted by law) in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

(a) Representations and Warranties.  The representations and warranties of Parent contained in Article III shall be true, complete and correct as of when made and on and as of the Effective Time, (except (i) for such changes resulting from actions permitted under this Agreement, (ii) to the extent any such representation or warranty is made as of a time other than the Effective Time, in which case, such representation or warranty need only be true and correct at and as of such time, or (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect);

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c) Third Party Consents.  The Company shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities described on the Parent Disclosure Schedule (or not described on the Parent Disclosure Schedule but required to be so described) shall have been obtained; and (ii) those approvals of other third parties described in Sections 3.4(c) and 3.4(d) (or not described in Sections 3.4(c) and 3.4(d) of the Parent Disclosure Schedule but required to be so described) have been obtained, except where the failure to have been so obtained, either individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect;

(d) Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect;

(e) Officer’s Certificate.  Parent shall have delivered to the Company a certificate, signed by the chief executive officer of Parent, to the effect that each of the conditions specified in clauses (a), (b) and (d) of this Section 6.3 is satisfied in all respects.

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(f) Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent.

(g) Other Deliveries.  The Company shall have received such other certificates and instruments (including without limitation, if reasonably available, certificates of good standing of the Parent and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII
INDEMNIFICATION

7.1 Survival.

(a) Except as set forth in Section 7.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered in connection with the Closing pursuant to this Agreement, shall survive the Closing for a period of eighteen (18) months.

(b) The representations and warranties of (i) the Company contained in Sections 2.1(a) and (c) (Organization and Qualification), Section 2.3 (Capital Structure), Section 2.4 (Authority; No Conflict; Required Filings), Section 2.5 (Board Approval; Required Vote), Section 2.15 (Taxes), Section 2.22 (Environmental and Safety Laws), and Section 2.27 (Brokers), and (ii) Parent set forth in Section 3.1 (Organization), Section 3.2 (Power and Authorization), Section 3.5 (No Brokers) and Section 3.7 (Capitalization of Parent) (collectively, the “Fundamental Representations”), shall survive the Closing until the expiration of the applicable statute of limitations (including any applicable extensions) plus a period of sixty (60) days, at which time such representations and warranties shall terminate; provided, however, in the event that there is not an applicable statute of limitations, such Fundamental Representation shall survive until the sixth (6th) anniversary of Closing.

(c) Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect until such time as each such covenant has been fully performed and satisfied.

(d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 7.2 or 7.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved; provided, however, such survival shall apply only for purposes of the resolution of the matter covered by such Notice of Claim (and matters resulting from, arising out of, based upon or in connection with the event that gave rise to the Notice of Claim). No Indemnifying Party will have any liability for any claim unless written notice of such claim is provided in accordance with this Article VII during the Applicable Survival Period.

(e) For purposes of this Article VII, “Indemnified Party” means any Person that is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement and “Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

7.2 Indemnification by Company Unitholders.  From and after the Effective Time, the Company Unitholders shall, severally but not jointly (based upon such Company Unitholder’s Pro Rata Share), indemnify and defend Parent and its Affiliates (including, following the Effective Time, the Company) and their respective Representatives (the “Parent Indemnitees”) against, and shall hold them harmless from, any and all liabilities, losses, damages, claims (including third party claims), charges, interest paid to third parties, penalties, Taxes, Actions, lawsuits, amounts reasonably paid in settlement, judgments, awards, fines, deficiencies, demands and expenses, including the fees, costs and expenses described in Section 7.11(a), and including, to the extent applicable and solely to the extent actually paid to a third party, any special,

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consequential, punitive or exemplary damages or losses, diminution in value, costs and expenses (collectively, “Losses”) resulting from, arising out of, based upon or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(a) any inaccuracy in or breach of any representation and warranty of the Company contained in this Agreement or any certificate or other document furnished or to be furnished by the Company to Parent or Merger Sub in connection with the Closing of the Merger and other transactions contemplated by this Agreement, in each instance, as of the date of this Agreement or as of the Effective Time;

(b) any breach of any covenant or agreement of the Company contained in this Agreement (other than Section 5.5(a) or the last sentence of Section 5.1(a)) or any certificate or other document furnished or to be furnished by the Company to Parent or Merger Sub in connection with the Closing of the Merger and other transactions contemplated by this Agreement;

(c) any fees, expenses or other payments incurred or owed by the Company to any agent, broker, investment banker, law firm, accounting firm or other firm or person retained or employed by it to provide services in connection with the Merger and other transactions contemplated by this Agreement other than the $500,000 to be paid by Parent in accordance with Section 9.3;

(d) any claim made by any Company Unitholder (or any Person purporting to be a holder of any limited liability interest or other equity interest in the Company) relating to the Merger Consideration or such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(e) any Loss resulting from or arising out of the matters set forth on Section 7.2(e) of the Company Disclosure Schedules;

(f) any liability for (without duplication): (i) any and all Taxes, imposed on or with respect to the Company or its Subsidiaries or any property thereof for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period; (ii) any and all Taxes of any Person (other than the Company or its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business and not primarily related to Taxes) or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (iii) any withholding Taxes imposed on a Company Unitholder in connection with any consideration issued or otherwise payable pursuant to this Agreement; and (iv) Transfer Taxes the Company Unitholders are responsible for under Section 10.6 of this Agreement;

(g) any claim by a D&O Indemnitee for indemnification arising out of claims made against the D&O Indemnitee by any Company Unitholder (or any Person purporting to be a holder of any limited liability interest or other equity interest in the Company) prior to the Effective Time (other than Parent with respect to the Series C Preferred Units of the Company); provided, that the Company Unitholders shall not be responsible for any such Losses for which coverage is paid to Parent under the D&O Insurance; and

(h) any Loss resulting from or arising out of the matter set forth on Section 7.2(h) of the Company Disclosure Schedules.

7.3 Indemnification by Parent.  From and after the Effective Time, Parent shall indemnify and defend the Company Unitholders and their respective Affiliates and Representatives (the “Unitholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Unitholder Indemnitee in connection with, or otherwise with respect to:

(a) any inaccuracy in or breach of any representation and warranty or other statement by Parent or Merger Sub contained in this Agreement or any certificate or other document furnished or to be furnished by Parent to the Company or the Company Unitholders in connection with the Closing of the Merger and other transactions contemplated by this Agreement, in each instance, as of the date of this Agreement; and

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(b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement (other than Section 5.5(a) or the last sentence of Section 5.1(a)) or any other document furnished or to be furnished to the Company in connection with the Closing of the Merger and other transactions contemplated by this Agreement.

7.4 Certain Limitations.  The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) The Company Unitholders shall have no obligation to indemnify Parent Indemnitees with respect to Losses arising under Section 7.2(a), until the aggregate amount of all Losses arising thereunder exceeds $310,000 (the “Deductible”), in which case Company Unitholders will be liable only for Losses arising thereunder in excess of the Deductible, subject to the other limitations in this Section 7.4; provided, however, that the Deductible shall not apply to Losses arising under Section 7.2(a) due to a breach of the Fundamental Representations.

(b) The Company Unitholders shall have no obligation to indemnify Parent Indemnitees with respect to aggregate Losses arising under Section 7.2(a) in excess of $5,000,000 (the “Cap”); provided, however that the Cap shall not apply to Losses arising under Section 7.2(a) due to a breach of the Fundamental Representations.

(c) Parent shall have no obligation to indemnify Unitholder Indemnitees with respect to Losses arising under Section 7.3(a) until the aggregate amount of all Losses arising thereunder exceeds the Deductible, in which case Parent will be liable only for Losses arising thereunder in excess of the Deductible, subject to the other limitations in this Section 7.4; provided, however, that the Deductible shall not apply to Losses arising under Section 7.3(a) due to a breach of the Fundamental Representations. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 7.3(a) shall not exceed the Cap.

(d) Notwithstanding the foregoing, the limitations set forth in this Section 7.4 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations or in the case of actual fraud by the applicable Indemnifying Party or the Company. Further, for the sake of clarity, the limitations set forth in Section 7.4 shall not apply to Losses resulting from, arising out of, or based upon Sections 7.2(b), (c), (d), (f), (g) or (h). Notwithstanding anything herein to the contrary (including the foregoing provisions of this Section 7.4(d)), (i) in no event shall any Company Unitholder have an obligation to indemnify any Parent Indemnitee with respect to a Loss in an amount greater than the Company Unitholder’s Pro Rata Share of such Loss and (ii) in no event shall any Company Unitholder have aggregate liability to the Indemnified Parties in excess of the Merger Consideration actually received by such Company Unitholder.

(e) The amount of any Losses incurred by Parent Indemnitees or Unitholder Indemnitees, as applicable, will be reduced by the net amount such Person, as applicable, actually recovers from any insurer or other party liable for such Losses, net of the costs and expenses incurred by the Indemnified Party in seeking such recoveries, in each case which the Indemnified Party reasonably estimates to result from such recoveries (including, without limitation, anticipated increases in insurance premiums estimated in good faith), and will not be reduced for any tax benefits resulting therefrom. An Indemnified Party shall use commercially reasonable efforts to seek recovery, and to cause its Affiliates to seek recovery, from all insurance policies or other third-party agreements covering such Losses. For purposes of this Section 7.4(f) only, “commercially reasonable” means the Indemnified Party’s actions must be commercially reasonable taking into account all relevant considerations, including the risk of increased insurance premiums, the impact on insurance claim history, the risk of insurance non-renewal, other insurance policy risks and consequences and all other foreseeable consequences related to third parties, including foreseeable impacts on customer, vendor, distributor, supplier, strategic alliance, partner or other relationships.

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(f) For purposes of determining whether a breach has occurred and calculating the amount of Losses in connection with a claim for indemnification under this Article VII, any inaccuracy in or breach of any representation or warranty (other than with respect to those representations and warranties contained in Sections 2.6, 2.8 and 2.9) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5 Indemnification Procedures for Third Party Claims against Parent Indemnitee.

(a) In the event that a Parent Indemnitee receives notice of the assertion of any claim or the commencement of any Action (other than a claim or Action relating to Taxes that are governed by Section 10.4) by a third party which Parent Indemnitee reasonably believes may give rise to a claim for recovery of Losses under the provisions of this Article VII (“Third Party Claim”), Parent (on behalf of Parent Indemnitee) shall notify the Unitholders’ Representative of such Third Party Claim (a “Notice of Claim”). Such Notice of Claim shall be given promptly after receipt by the Parent of notice of such Third Party Claim, shall be accompanied by reasonable supporting documentation submitted by such third-party (to the extent then in the possession of Parent) and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses, if then known, provided, however, that the failure to give such notice shall not affect any claim unless the Company Unitholders are materially prejudiced by such failure to provide notice. Parent Indemnitee shall have the right to defend, conduct and control the defense of the Third Party Claim (“Third Party Defense”) with counsel of its choice at the expense of the Indemnifying Party; provided, however, that the Unitholders’ Representative shall have the right, at its expense, to participate in (but not control) such Third Party Defense. Parent Indemnitee shall conduct the Third Party Defense actively and diligently, and Indemnifying Party will provide reasonable cooperation in the Third Party Defense. Parent Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate; provided, however, that other than with respect to Actions (including one Action or a series of related Actions) involving Losses less than $25,000 in the aggregate, Parent Indemnitee shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Unitholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist Parent Indemnitee or the Unitholders’ Representative, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its reasonable best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information of the other party and the attorney-client and work-product privileges of the party controlling the Third Party Defense.

7.6 Indemnification Procedures for Non-Third Party Claims.  In the event of a claim that does not involve a Third Party Claim (other than a claim relating to Taxes that are governed by Section 10.4) being asserted against it, the Indemnified Party shall send a Notice of Claim (a) if the Indemnified Party is a Parent Indemnitee, to Unitholders’ Representative or (ii) if the Indemnified Party is a Unitholder Indemnitee, to Parent. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnifying Party will have thirty (30) days from receipt of such Notice of Claim to dispute the claim. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within thirty (30) calendar days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

ANNEX A-41

7.7 Escrow Fund.

(a) As set forth in Section 1.10(a), concurrently with the Closing:

(i) Parent shall deposit with the Escrow Agent for a period of 18 months (the “Escrow Release Date”) (or, with respect to the matters and amounts specified in Section 7.2(e) and Section 7.2(h) of the Company Disclosure Schedule, for the time periods specified therein), shares of Parent Preferred Stock with an aggregate initial liquidation preference equal to $9,050,000, subject to reduction as provided in Section 7.7(a)(i) of the Company Disclosure Schedule (the “Indemnity Escrow Amount” and, together with any distributions or earnings thereon, the “Indemnity Escrow Fund”), which escrow shall be invested, held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall serve as security to Parent for the Company’s representations, warranties, covenants and agreements set forth in this Agreement;

(ii) Parent shall deposit with the Escrow Agent for a period of 18 months (the “Consents Survival Period”), shares of Parent Preferred Stock with an aggregate initial liquidation preference equal to $3,500,000 (the “Consents Escrow Amount” and, together with any distributions or earnings thereon, the “Consents Escrow Fund”) which escrow shall be invested, held and disbursed by the Escrow Agent in accordance with the terms of this Agreement (including Section 7.7(a)(ii) of the Company Disclosure Schedules) and the Escrow Agreement.

(b) Parent may make a claim against the Indemnity Escrow Fund for the amount of any indemnifiable Losses by sending a Notice of Claim pursuant to Section 7.5 or 7.6 to the Escrow Agent and the Unitholders’ Representative. With respect to Losses pursuant to Section 7.2(a) (other than any such Losses arising or resulting from a breach of a Fundamental Representation) or Section 7.2(e), Parent Indemnitees’ sole source of recovery shall be against the Indemnity Escrow Amount, and Parent Indemnitees shall have no right to seek recovery against the Company Unitholders. In the event that Parent Indemnitees are permitted to seek recovery against Company Unitholders in accordance with this Section 7.7(b), Parent Indemnitees shall first seek recourse against (i) the Indemnity Escrow Fund, and (ii) to the extent that the Indemnity Escrow Fund is unavailable or depleted, against the Company Unitholders (severally in accordance with their Pro Rata Share) in accordance with, and subject to the limitations contained in, this Article VII. If (i) Parent obtains recovery or recoveries against the Company Unitholders from the Indemnity Escrow Fund for a breach of a Fundamental Representation or pursuant to Sections 7.2(b), (c), (d), (f), (g) or (h) and (ii) as a result, the Indemnity Escrow Fund is insufficient to satisfy indemnifiable Losses pursuant to Section 7.2(a) or Section 7.2(e), each Company Unitholder shall agree to replenish the Indemnity Escrow Fund with an amount equal to the amount disbursed therefrom pursuant to clause (i) of this sentence on a dollar-for-dollar basis up to each Company Unitholder’s Pro Rata Share of the amount disbursed from such Indemnity Escrow Fund pursuant to clause (i) of this sentence; provided, however, that the Company Unitholders shall have no obligation to replenish the Indemnity Escrow Fund with respect to aggregate Losses arising under Section 7.2(a) in excess of the Cap (or with respect to aggregate Losses arising under Section 7.2(e) in excess of the applicable cap provided therefor). In satisfaction of any claims under this Article VII (including any amounts to be replenished pursuant to the preceding sentence), Company Unitholders shall be permitted to deliver, at their sole option, either cash, shares of Parent Common Stock, Parent Preferred Stock or Parent Warrants. In the event that a Company Unitholder desires to deliver securities in satisfaction of any claims under this Article VII, such Company Unitholder shall deliver such securities in the following order of priority: (i) shares of Parent Common Stock then held by such Company Unitholder or shares of Parent Preferred Stock then held by such Company Unitholder and (ii) Parent Warrants then held by such Company Unitholder. For purposes of this Section 7.7(b), shares of Parent Common Stock shall be valued at the 10-day volume weighted average price, shares of Parent Preferred Stock shall be valued at the applicable liquidation preference, and shares of Parent Warrants shall be valued using the Black-Scholes model or another well-accepted option-pricing model.

ANNEX A-42

(c) Subject to any claims made in accordance with Article VII hereof, and pursuant to the Escrow Agreement, the remaining undistributed balance of the Indemnity Escrow Fund and/or the Consents Escrow Fund, if any, shall be released by the Escrow Agent to the Company Unitholders in accordance with the directions of the Unitholders’ Representative.

(d) Subject to amounts required to be retained by the Escrow Agent in accordance with Section 7.2(e) of the Company Disclosure Schedule, in the event that Parent has not delivered a Notice of Claim to the Escrow Agent and the Unitholders’ Representative prior to the Escrow Release Date, the Indemnity Escrow Amount (plus any distributions or earnings thereon that have not previously been released to the Company Unitholders) minus the sum of (a) any Losses finally determined to be payable to the Parent Indemnitees and (b) any Losses claimed pursuant to Notices of Claim for Losses that have not yet been finally resolved in accordance with this Agreement, shall be released to the Company Unitholders in accordance with the directions of the Unitholders’ Representative, and Parent and the Unitholders’ Representative shall execute and deliver to the Escrow Agent a joint written instruction to release such amount.

7.8 Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

7.9 Effect of Investigation; Waiver

(a) An Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnifying Party will not be affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b) Each Company Unitholder acknowledges and agrees that, upon and following the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Company Unitholder whole for or on account of any indemnification or other claims made by any Parent Indemnitee hereunder. Each Company Unitholder shall have no right of contribution against the Company with respect to any such indemnification or other claim described in the preceding sentence.

7.10 Exclusive Remedy.  Parent and Merger Sub (on the one hand) and the Company and the Company Unitholders (on the other hand) acknowledge and agree that no representations or warranties have been made by the Company or the Company Unitholders (on the one hand) or Parent or Merger Sub (on the other hand) in connection with the transactions contemplated by this Agreement, except for those made by any such Person expressly set forth herein or in any certificate, agreement or other instrument executed in connection with the Closing and expressly provided for herein. Except to the extent provided in this Article VII or in the case of actual fraud by the applicable Indemnifying Party, each of the Parties (and, in the case of Parent and Merger Sub, on behalf of the Surviving Entity) agree not to assert any claim that any of the other Parties or any other Person has made any false representation, warranty, or statement in connection with the transactions contemplated by this Agreement or omitted to make any statement necessary in order to make the representations, warranties and statements so made by any such party not misleading and agree to waive any right or remedy available by law in connection with the foregoing. Except with respect to Losses arising from actual fraud by the applicable Indemnifying Party, the indemnification provisions in this Article VII will be the exclusive remedy of the Parties following the Effective Time.

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7.11 Certain Indemnification Matters.

(a) Prevailing Party Indemnification.  If any Action is brought to enforce or interpret the provisions of this Article VII in a court of competent jurisdiction that results in a final, non-appealable order, the prevailing party in such Action shall be entitled to reimbursement of its costs and expenses (including reasonable legal, consultant, accounting and other professional fees), which shall constitute Losses for which the prevailing party shall be entitled to indemnification hereunder.

(b) Late Payments.  Any and all Losses hereunder shall bear interest from five (5) days following final determination that such indemnification is required to be paid under this Agreement (and the amount thereof) until the date finally paid by the Indemnifying Party at the rate of 5% per annum.

ARTICLE VIII
UNITHOLDERS’ REPRESENTATIVE

8.1 Unitholders’ Representative.  By executing this Agreement, a Joinder Agreement or by accepting any consideration payable hereunder, each Company Unitholder shall have irrevocably authorized, appointed and empowered Mistral XH Representative, LLC (together with any subsequent or successor representative, the “Unitholders’ Representative”) to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Company Unitholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Company Unitholders, at any time, in connection with, and that may be deemed by the Unitholders’ Representative to be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement, and to facilitate the consummation of the transactions contemplated hereby. By executing this Agreement, the Unitholders’ Representative accepts such appointment, authority and power and authorization to act as Unitholders’ Representative as attorney-in-fact and agent on behalf of the Company Unitholders in accordance with the terms of this Agreement and any applicable ancillary documents. Without limiting the generality of the foregoing, the Unitholders’ Representative shall have the power to take any of the following actions on behalf of the Company Unitholders: (i) to give and receive notices, communications and consents under this Agreement, the Escrow Agreement and the other documents, instruments and agreements contemplated hereby; (ii) to receive and facilitate distribution of payments pursuant to this Agreement and the Escrow Agreement (including any unused balance of the Indemnity Escrow Fund and/or the Consents Escrow Fund); (iii) to waive, modify or amend any provision of this Agreement, the Escrow Agreement or the other documents, instruments and agreements contemplated hereby; (iv) to assert any claim or institute any Action; (v) to investigate, defend, contest or litigate any Action initiated by any Person against the Unitholders’ Representative or a Company Unitholder under this Agreement and the Escrow Agreement, as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (vi) [reserved]; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Escrow Agreement, as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (viii) to negotiate and enter into settlements with respect to any indemnification claims arising under this Agreement and the Escrow Agreement, as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (ix) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Escrow Agreement as the Unitholders’ Representative, in its sole discretion, may deem necessary or desirable; (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, assignments, letters and other writings, (xi) make, or assist Parent with making, any filings in connection with this Agreement and the transactions contemplated hereby, (xii) to refrain from enforcing any right of the Company Unitholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Unitholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Unitholders’ Representative or by the Company Unitholders unless such waiver is in a writing signed by the waiving party or by the Unitholders’ Representative, and (xiii) engage, at the Company Unitholders’ expense, attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Unitholders’ Representative for the accomplishment of the foregoing or in connection with any matter arising under this Agreement, and, in general, to do any and all things and to take any and all action that the Unitholders’ Representative, in its

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sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Agreement. Unitholders’ Representative shall have the right to withhold any amounts otherwise payable to the Company Unitholders in accordance with this Agreement as it deems necessary or appropriate in order to cover costs, fees and expenses that it may reasonably incur in connection with discharging its duties hereunder.

8.2 Reliance.  The appointment of the Unitholders’ Representative by each Company Unitholder is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of such Company Unitholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, managers, successors and assigns of each Company Unitholder. All decisions of the Unitholders’ Representative shall be final and binding on all of the Company Unitholders, and no Company Unitholder shall have the right to object, dissent, protest or otherwise contest the same. The Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Unitholders’ Representative and any document executed by the Unitholders’ Representative on behalf of any such Unitholders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. If the Unitholders’ Representative ceases to serve in such capacity, for any reason, such Person shall designate its successor. Failing such designation within ten (10) Business Days after the Unitholders’ Representative has ceased to serve, Company Unitholders entitled to receive, in the aggregate, a majority of the Merger Consideration, shall appoint a successor. Failing such designation within ten (10) Business Days after such successor has ceased to serve, the Parent shall appoint a successor (subject to replacement by the Company Unitholders at any time thereafter pursuant to the preceding sentence).

8.3 No Liability.

(a) Each of the Parties acknowledges and agrees that the Unitholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Parties acknowledges and agrees that, other than in the Unitholders’ Representative’s role as a Company Unitholder (if applicable), the Unitholders’ Representative shall have no liability to, and shall not be liable for any Losses of, any of the Parties or to any other Person in connection with any obligations of the Unitholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of fraud by the Unitholders’ Representative in connection with the performance by the Unitholders’ Representative of its obligations hereunder.

(b) Parent shall not be responsible for any loss suffered by, or liability of any kind to, the Unitholders arising out of any act done or omitted by the Unitholders’ Representative in connection with the administration of the Unitholders’ Representative’s duties hereunder.

(c) The Unitholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Company Unitholders for certain expenses, charges and liabilities as provided in this Article VIII. In connection with this Agreement and the ancillary documents, and in exercising or failing to exercise all or any of the powers conferred upon the Unitholders’ Representative hereunder or thereunder, (i) the Unitholders’ Representative (and its Affiliates) shall incur no responsibility whatsoever to any Company Unitholder by reason of any error in judgment or other act or omission performed or omitted hereunder, and (ii) the Unitholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Unitholders’ Representative pursuant to such advice shall in no event subject the Unitholders’ Representative (or any of its Affiliates) to liability to any Company Unitholder. Each Company Unitholder shall indemnify, severally in accordance with its Pro Rata Share and not jointly, the Unitholders’ Representative (and its Affiliates) against all Losses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding

ANNEX A-45

or in connection with any appeal thereof, relating to the acts or omissions of the Unitholders’ Representative hereunder. In the event of any indemnification hereunder, upon written notice from the Unitholders’ Representative to the Company Unitholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Unitholder shall promptly deliver to the Unitholders’ Representative full payment of such Company Unitholder’s share of the amount of such deficiency in proportion to such Company Unitholder’s Pro Rata Share. All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company, Parent and Merger Sub duly authorized by the Board of Directors of each entity;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2016 (the “End Date”); provided, however, in the event that prior to the End Date all conditions set forth in Sections 6.1 and 6.2 have been met other than the conditions set forth in either Section 6.1(a) or Section 6.2(c), the “End Date” shall be deemed to be extended until March 31, 2017; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c) by either Parent or the Company, if there shall have been any law enacted by a Governmental Authority prohibiting the consummation of the Merger, or any Governmental Authority having competent jurisdiction shall have issued an order or taken any other action, in each case, which restrains, enjoins or otherwise prohibits the Merger, which order has become final and non-appealable;

(d) by Parent or the Company if the Parent Annual Meeting shall have been held and completed (including any adjournments or postponements thereof), Parent’s stockholders shall have taken a final vote on a proposal to approve the transactions contemplated hereby, including the Merger, and the Parent Stockholder Approval shall not have been obtained, or the Parent Stockholder Approval shall otherwise not have been obtained prior to the End Date;

(e) [Reserved]

(f) by Parent, if (i) the board of directors of the Company, or any authorized committee thereof, shall have effected a Company Board Approval Change; (ii) the Company shall have entered, or caused the Company or its Subsidiaries to enter, into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement or other similar agreement related to any Company Acquisition Proposal; (iii) the Company shall have materially breached Section 4.2; or (iv) the board of directors of the Company, or any authorized committee thereof shall have resolved to do any of the foregoing;

(g) by the Company, if (i) the board of directors of Parent, or any authorized committee thereof shall have failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of Parent, or withdrawn or modified in a manner adverse to Company, its recommendation or approval of the Merger and this Agreement; (ii) Parent shall have failed to include the Parent Board Recommendation in the Proxy Statement or (iii) the board of directors of Parent, or any authorized committee thereof shall have resolved to do any of the foregoing;

(h) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this

ANNEX A-46

Section 9.1(h) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.1 or 6.3 not being satisfied;

(i) by the Company, if Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub, as applicable, within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.1 or 6.2 not being satisfied;

(j) by the Company, if the Company enters into a definitive agreement relating to a Company Acquisition Proposal that the board of directors of the Company has determined constitutes a Company Superior Proposal; provided that concurrently with the termination of this Agreement, the Company pays the Company Termination Fee payable to the Parent pursuant to Section 9.3(b);

(k) by the Company, at any time, upon the payment to Parent of the fee set forth in Section 9.3(b); or

(l) by the Company, at any time, if Parent fails to satisfy the conditions set forth in Section 6.1(b) or 6.1(c) prior to the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(l) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in in Section 6.1(b) or 6.1(c) not being satisfied.

9.2 Effect of Termination.  Except as provided in this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than this Section 9.2 and Sections 5.2(b), 5.7, and 9.3, and Article XI, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of any Party or any of their respective officers or directors to the other. Other than in the event of actual fraud, no Party shall have any liability for any Losses whatsoever (which shall include reimbursement of expenses or costs) following a valid termination of this Agreement other than as expressly set forth in Section 9.3.

9.3 Fees and Expenses.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated, provided, however, that if the Merger is consummated, Parent will assume such transaction costs of the Company in an amount not to exceed $500,000. Parent will pay all such transactions costs at the Closing to the extent that the Company provides Parent (A) with an estimate of the amount of such transaction costs at least thirty (30) days prior to the Closing and (B) with the amount of such transaction costs at least seven (7) Business Days prior to the Closing, in each case, with reasonable documentation of such transaction costs.

(b) In the event that (i) the Company terminates this Agreement pursuant to Section 9.1(j) or Section 9.1(k), or (ii) Parent terminates this Agreement pursuant to Section 9.1(f), then the Company shall pay to Parent, within three (3) Business Days of such termination, a fee in cash equal to $750,000 (the “Company Termination Fee”), plus an amount in cash equal to Parent’s reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $500,000. Any amount to be paid pursuant to this Section 9.3(b) shall be payable by wire transfer of immediately available funds to an account specified by Parent.

(c) In the event that (i) the Company terminates this Agreement pursuant to Section 9.1(g), or (ii) the Company or Parent terminates this Agreement pursuant to Section 9.1(d), then Parent shall, within three (3) Business Days of such termination, pay a fee in cash equal to $750,000 (the “Parent

ANNEX A-47

Termination Fee”) and an amount in cash equal to the Company’s reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $500,000. Any amount to be paid pursuant to this Section 9.3(c) shall be payable by wire transfer of immediately available funds to an account specified by the Company.

(d) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.1(b) and at or prior to the time of such termination, a Company Acquisition Proposal has either previously been publicly announced (or has become publicly known) or has been proposed or communicated to the Company and (ii) within six (6) months following the termination of this Agreement, (A) the Company enters into a definitive agreement with respect to such previously proposed, communicated, known or announced Company Acquisition Proposal or (B) such previously proposed, communicated, known or announced Company Acquisition Proposal is otherwise consummated, then, in any such case, Company shall pay to the Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within two (2) Business Days after the execution of such agreement or after such transaction is consummated, as applicable (provided that for purposes of this Section 9.3(d) each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50%”).

(e) In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.1(b) and (ii) within six (6) months following the termination of this Agreement, the Company consummates a transaction for the (A) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, equity exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the voting power or economic interests of Company or any Subsidiary (including, for the avoidance of doubt, any issuance of equity securities of Company but excluding the sale, transfer, acquisition or disposition of not more than 50% or more of the voting power or economic interests of any Subsidiary to an ACDBE partner), (B) any direct or indirect sale, transfer, acquisition or disposition of more than 50% of the consolidated assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), including by way of purchase of stock, limited liability interests or other equity interests of the Subsidiaries or (C) any merger, consolidation, equity exchange, business combination, recapitalization, reorganization, liquidation, joint venture, dissolution or any similar transaction involving the Company or any Subsidiary (in each case in clause (C), that results in the equityholders of the Company beneficially owning less than 50% of the Company), the Company shall pay to the Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within two (2) Business Days after such transaction is consummated.

(f) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent fails promptly to pay the Parent Termination Fee or the Company Termination Fee when due pursuant to Section 9.3, and, in order to obtain such payment, either Parent or the Company, as applicable, commences an Action that results in an award against the Company or Parent, as applicable, for such fee, the Company or Parent, as applicable, shall pay the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Under no circumstances shall any Party be required to pay more than one termination fee in respect of termination under this Section 9.3.

9.4 Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors, at any time prior to the Effective Time subject to the applicable provisions of the Delaware LLC Act. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

ANNEX A-48

9.5 Waiver.  At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE X
TAX MATTERS

10.1 Filing Tax Returns.

(a) Unitholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that relate to all Taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Return”). All such Tax Returns shall be prepared in a manner that is consistent with the prior practice of the Company and its Subsidiaries, as applicable, except to the extent otherwise required by law and/or as needed to reflect the impact of the Merger. At least 45 days prior to Unitholders’ Representative’s chosen filing date of any such Pre-Closing Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), Unitholders’ Representative shall cause a draft copy of such Tax Return to be delivered to Parent for Parent’s review and comment (and shall specify the chosen filing date with respect to such Tax Return). Unitholders’ Representative shall consider in good faith any and all reasonable comments provided by Parent with respect to any such Tax Returns, provided, that, such reasonable comments are delivered in writing by Parent to Unitholders’ Representative no less than fifteen (15) days prior to Unitholders’ Representative’s chosen filing date for such Tax Returns (or, if the due date for the filing of such Tax Return is within forty-five (45) days following the Closing Date, as promptly as practicable following the receipt of the draft copy of such Tax Return), provided to the extent filed after the Closing Date, no such Pre-Closing Tax Return shall be filed without the Parent written approval (which approval shall not be unreasonable delayed, conditioned or withheld).

(b) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (“Straddle-Period Tax Return”) for the Company and its Subsidiary that relate to any period that includes but does not end on the Closing Date (a “Straddle Period”). At least forty-five (45) days prior to Parent’s chosen filing date of any such Straddle-Period Tax Return, Parent shall cause a draft copy of such Straddle-Period Tax Return to be delivered to the Unitholder’ Representative for the Unitholder’ Representative’s review and comment (and shall specify the chosen filing date with respect to such Tax Return). Parent shall consider in good faith any and all reasonable comments provided by the Unitholder’ Representative with respect to any such Straddle-Period Tax Returns, provided, that, such reasonable comments are delivered in writing by the Unitholder’ Representative to Parent no less than fifteen (15) days prior to Parent’s chosen filing date for such Tax Returns and no such Straddle-Period Tax Return shall be filed without the Unitholders’ Representative’s written approval (which approval shall not be unreasonable delayed, conditioned or withheld).

10.2 Straddle Period.  In the case of any Straddle Period, the amount of any Taxes imposed on or calculated by reference to income, gain, receipts, capital, sales, use or payment of wages of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of each of the Subsidiaries of the Company shall be deemed to terminate at such time) provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two periods on a daily basis. The amount of all other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

ANNEX A-49

10.3 Tax Treatment of the Merger; Tax Allocation.

(a) The Parties agree that the Merger shall be treated for federal and applicable state and local income tax purposes as an acquisition by Parent of all of the assets of the Company and its Subsidiaries, and as a sale by each of the Company Unitholders of its Company Units in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) (the “Transaction Tax Treatment”).

(b) The Parties agree to allocate and report the total consideration payable (as determined for federal income tax purposes) under this Agreement to the Company Unitholders in a manner consistent by Sections 1060 and 751 of the Code and the corresponding Treasury Regulations (the “Tax Allocation”). Parent shall deliver a draft of the Tax Allocation to Unitholders’ Representative within 90 days following the Closing for Unitholders’ Representative’s review and comment and shall consider in good faith any reasonable comments delivered in writing by the Unitholder Representative to Parent within thirty (30) days (or if no such written comments are timely delivered to the Parent, the draft Tax Allocation shall be deemed final). Unitholders’ Representative and Parent agree to discuss any written proposed changes timely suggested by the Unitholders’ Representative to the Tax Allocation and shall endeavor to resolve in good faith any disputes concerning the Tax Allocation raised in connection with such timely submitted comments. If Parent and the Unitholders’ Representative are unable to agree on the Tax Allocation, such dispute shall be submitted for resolution by an independent, national accounting firm reasonably acceptable to both Parent and Unitholders’ Representative (the “Independent Accountant”) whose determination with respect to the Tax Allocation shall be binding on the Parties. All fees and expenses of such Independent Accountant in making such determination shall be shared 50% by Parent, on the one hand, and 50% by the Company Unitholders (on a several and not joint basis). The Parties agree that if necessary, the Tax Allocation (and corresponding Tax forms) shall be amended to reflect adjustments to the considerations paid pursuant to this Agreement (as determined for federal income tax purposes).

(c) The Parties shall (and shall cause their respective Affiliates to) file their Tax Returns and pay Taxes in a manner consistent with the Transaction Tax Treatment and the Tax Allocation unless otherwise required by law.

(d) The Parties intend to treat the Parent Preferred Stock (according to their terms as of the date hereof) as not constituting “preferred stock” for purposes of Code Section 305 and the Treasury Regulations promulgated thereunder, unless otherwise required by law.

10.4 Tax Proceedings.

(a) If any Governmental Authority issues to the Parent (i) a written notice of its intent to audit or conduct a Tax proceeding with respect to a Tax Return or Taxes of the Company or its Subsidiaries for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) or Straddle Period or (ii) a notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, Parent shall promptly notify the Unitholders’ Representative of its receipt of such communication from the Governmental Authority, provided that the failure to notify the Unitholder’s Representative will not relieve the Company Unitholders of any liability that it may have to Parent Indemnitees, except and only to the extent that any Company Unitholder is actually prejudiced thereby.

(b) The Unitholders’ Representative may elect to assume and control the defense of any Tax proceeding relating solely to any Pre-Closing Tax Period of the Company, by providing written notice to Parent within twenty (20) days after delivery by Parent to the Unitholders’ Representative of written notice of such Tax proceeding. If the Unitholders’ Representative elects to assume and control the defense of such Tax proceeding: (i) the Company Unitholders shall bear the costs and expenses of the Unitholders’ Representative arising from such Tax proceeding; (ii) the Unitholders’ Representative shall be entitled to engage counsel reasonably acceptable to Parent; (iii) it will be conclusively established for purposes of this Agreement that the claims made in such Tax proceeding are within the scope of and subject to indemnification, and (iv) the Unitholders’ Representative shall determine and control the preparation, prosecution, defense, settlement, disposition and conduct of such Tax proceeding, provided, however, that the Unitholder’s Representative shall not settle or compromise (or take other actions

ANNEX A-50

described herein with respect to) any Tax Proceeding without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). If the Unitholders’ Representative elects to assume the defense of any Tax proceeding, the Unitholders’ Representative shall: (x) keep Parent reasonably informed of all material developments and events relating to such Tax proceeding and (y) provide such cooperation and information as Parent shall reasonably request, and Parent shall have the right, at its expense, to participate in (but not control) the defense of such Tax proceeding (including participating in any discussions with the applicable Tax authorities regarding such Tax contests).

(c) In connection with any Tax proceeding: (A) relating to any Straddle Period, (B) relating to a Pre-Closing Tax Period that the Unitholders’ Representative does not timely elect to control pursuant to Section 10.4(b), or (C) not relating solely to a Pre-Closing Tax Period, Parent shall determine and control the preparation, prosecution, defense, settlement, disposition and conduct of such Tax proceeding; provided, however, that Parent shall not, and shall not allow the Company to settle, resolve, or abandon such Tax proceeding without the prior written consent of the Unitholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

10.5 Cooperation on Tax Matters.  Each Party hereto shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns (including signing any such Tax Returns) and any Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to (i) retain all books and records with respect to Pre-Closing Tax Periods until the expiration of the applicable statute of limitations and abide by all record retention agreements entered into with any Tax authority with respect to all Pre-Closing Tax Periods, and (ii) use commercially reasonable efforts to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, Parent shall cause the Company to retain such records for such additional period of time as reasonably requested by such Party. Parent and Unitholders’ Representative, on behalf of the Unitholders, further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.6 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Company Unitholders (on a several and not joint basis). The Unitholders’ Representative will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (except to the extent such Tax Returns and other documentation are required by law to be filed by the Parent), and, if required by applicable legal requirements, the Company and the Parent will join in the execution of any such Tax Returns and other documentation. The Parties agree to cooperate with each other in the filing of any such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns, and shall use their respective commercially reasonable efforts (including providing any exemption certificates) to minimize or avoid the incurrence of any Transfer Taxes.

10.7 Tax Treatment of Indemnification Payments.  Except to the extent otherwise required by applicable law, the Parties agree to treat for federal and applicable state and local income Tax purposes, any and all indemnification payments made (or deemed made) pursuant to this Agreement as an adjustment of the consideration payable to the Company Unitholders.

10.8 Tax Sharing Agreements.  Any and all Tax allocation agreements, Tax indemnity agreements and Tax sharing agreements binding the Company in any Pre-Closing Tax Period shall be terminated immediately prior to the Effective Time and, from and after the Effective Time, the Company shall not be bound thereby or have any liability or obligations thereunder.

ANNEX A-51

ARTICLE XI
GENERAL PROVISIONS

11.1 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, with confirmation as provided above addressed as follows:

(a)	If to Parent or Merger Sub:

FORM Holdings Corp.
780 Third Avenue, 12th Floor
New York, NY 10017
E-Mail: Notices@formholdings.com
Attention: Andrew Perlman

With copies (which shall not constitute effective notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
E-Mail: KKoch@mintz.com
Attention: Ken Koch

(b)	If to the Company:

XpresSpa Holdings, LLC
c/o Mistral Capital Management, LLC
650 Fifth Avenue, 31st Floor
New York, NY 10019
E-Mail: aheyer@mistralequity.com
Attention: Andrew R. Heyer

With copies (which shall not constitute effective notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
E-Mail: sidney.burke@dlapiper.com
Attention: Sidney Burke

(c)	If to the Unitholders:

Mistral XH Representative, LLC, as Unitholders’ Representative
c/o Mistral Capital Management, LLC
650 Fifth Avenue, 31st Floor
New York, NY 10019
E-Mail: aheyer@mistralequity.com
Attention: Andrew R. Heyer

With copies (which shall not constitute effective notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
E-Mail: sidney.burke@dlapiper.com
Attention: Sidney Burke

ANNEX A-52

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of electronic mail, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

11.2 Interpretation.  When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.4 Entire Agreement.  This Agreement (including all exhibits and schedules hereto and thereto), any non-disclosure or other agreement pertaining to the treatment of confidential information by and between the parties hereto (or any of them), and any other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

11.5 Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

11.6 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article I are intended for the benefit of each of the individuals specified therein and their successors and assigns.

11.7 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

11.8 Governing Law; Enforcement.

(a) This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the Joinder Agreements in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled to under Section 9.3. In addition, each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state courts of the State of New York in the event any dispute arises

ANNEX A-53

out of this Agreement, the Joinder Agreements or any transaction contemplated hereby or thereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, the Joinder Agreements or any transaction contemplated hereby or thereby; (iv) consents to service of process by delivery pursuant to Section 11.1 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or any Federal Court of the United States of America sitting in New York City, New York.

11.9 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

ANNEX A-54

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORM HOLDINGS CORP.

By:	/s/ Andrew Perlman Name: Andrew Perlman Title: Chief Executive Officer

FHXMS, LLC

By:	/s/ Andrew Perlman Name: Andrew Perlman on behalf of Title: FORM Holdings Corp., its sole member

XPRESSPA HOLDINGS, LLC

By:	/s/ Andrew R. Heyer Name: Andrew R. Heyer Title: Chairman

MISTRAL XH REPRESENTATIVE, LLC,
as Unitholders’ Representative

By:	/s/ Andrew R. Heyer Name: Andrew R. Heyer Title: Chairman

ANNEX A-55

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2016 (this “Amendment”), by and among Form Holdings Corp., a Delaware corporation (“Parent”), FHXMS, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), XpresSpa Holdings, LLC, a Delaware limited liability company (the “Company”), the unitholders of the Company who are parties thereto or who become parties thereto by executing a joinder agreement, and Mistral XH Representative, LLC, as representative of the unitholders of the Company (the “Unitholders’ Representative”). Each of Parent, Merger Sub, the Company and the Unitholders’ Representative is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of August 8, 2016 (the “Merger Agreement”); and

WHEREAS, each of the Parties has agreed to amend the Merger Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 3.2 of the Merger Agreement. Section 3.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

3.2 Power and Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of each of Parent and Merger Sub and have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no other corporate proceedings are necessary other than, with respect to the Merger, the affirmative vote of the holders of a majority of the votes cast at the Parent Annual Meeting to approve the Merger, including, without limitation, the issuance of the Merger Consideration (the “Parent Stockholder Approval”). This Agreement (a) has been duly executed and delivered by each of Parent and Merger Sub and (b) is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

2. Reference to and Effect in the Merger Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

(b) Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

3. Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise).

4. Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Signature Page Follows]

ANNEX A-56

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first above written.

FORM HOLDINGS CORP.

By:	/s/ Anastasia Nyrkovskaya Name: Anastasia Nyrkovskaya Title: Chief Financial Officer and Treasurer

FHXMS, LLC

By:	/s/ Anastasia Nyrkovskaya Name: Anastasia Nyrkovskaya on behalf of FORM Holdings Corp., its sole member

XPRESSPA HOLDINGS, LLC

By:	/s/ Ed Jankowski Name: Ed Jankowski Title: CEO

MISTRAL XH REPRESENTATIVE, LLC,
as Unitholders’ Representative

By:	/s/ William P. Phoenix Name: William P. Phoenix Title: Managing Director

ANNEX A-57

Execution Version

AMENDMENT NO. 2
TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of October 25, 2016 (this “Amendment”), by and among Form Holdings Corp., a Delaware corporation (“Parent”), FHXMS, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), XpresSpa Holdings, LLC, a Delaware limited liability company (the “Company”), the unitholders of the Company who are parties thereto or who become parties thereto by executing a joinder agreement, and Mistral XH Representative, LLC, as representative of the unitholders of the Company (the “Unitholders’ Representative”). Each of Parent, Merger Sub, the Company and the Unitholders’ Representative is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of August 8, 2016, as amended by Amendment No. 1 dated as of September 8, 2016 (collectively, the “Merger Agreement”); and

WHEREAS, each of the Parties has agreed to amend the Merger Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 7.7(a)(i) of the Merger Agreement.  Section 7.7(a)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(i) Parent shall deposit with the Escrow Agent for a period of 18 months (the “Escrow Release Date”) (or, with respect to the matters and amounts specified in Section 7.2(e) and Section 7.2(h) of the Company Disclosure Schedule, for the time periods specified therein), shares of Parent Preferred Stock with an aggregate initial liquidation preference equal to $11,050,000, subject to reduction as provided in Section 7.7(a)(i) of the Company Disclosure Schedule (the “Indemnity Escrow Amount” and, together with any distributions or earnings thereon, the “Indemnity Escrow Fund”), which escrow shall be invested, held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall serve as security to Parent for the Company’s representations, warranties, covenants and agreements set forth in this Agreement;

2. Amendment to Section 7.2(h) of the Company Disclosure Schedules.  Section 7.2(h) of the Company Disclosure Schedules is hereby amended and restated as set forth on Annex A hereto.

3. Reference to and Effect in the Merger Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

(b) Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

ANNEX A-58

4. Counterparts.  This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise).

5. Governing Law.  This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Signature Page Follows]

ANNEX A-59

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Agreement and Plan of Merger to be executed as of the date first above written.

FORM HOLDINGS CORP.

By:	/s/ Andrew Perlman Name: Andrew Perlman Title: Chief Executive Officer

FHXMS, LLC

By:	/s/ Andrew Perlman Name: Andrew Perlman on behalf of FORM Holdings Corp, its sole member

XPRESSPA HOLDINGS, LLC

By:	/s/ Andrew R. Heyer Name: Andrew R. Heyer Title: Authorized Signatory

MISTRAL XH REPRESENTATIVE, LLC, as
Unitholders’ Representative

By:	/s/ Andrew R. Heyer Name: Andrew R. Heyer Title: Chairman

ANNEX A-60

ANNEX B

EXECUTION VERSION

SECTION 382 RIGHTS AGREEMENT

dated as of March 18, 2016

between

VRINGO, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Rights Agent

Page
SECTION 1. Certain Definitions	ANNEX B-1
SECTION 2. Appointment of Rights Agent	ANNEX B-8
SECTION 3. Issue of Rights and Right Certificates	ANNEX B-9
SECTION 4. Form of Right Certificates	ANNEX B-10
SECTION 5. Execution, Countersignature and Registration	ANNEX B-11
SECTION 6. Transfer, Split-Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates; Uncertificated Rights	ANNEX B-11
SECTION 7. Exercise of Rights, Expiration Date of Rights	ANNEX B-12
SECTION 8. Cancelation and Destruction of Right Certificates	ANNEX B-13
SECTION 9. Reservation and Availability of Preferred Shares	ANNEX B-13
SECTION 10. Preferred Shares Record Date	ANNEX B-14
SECTION 11. Adjustments in Rights After There Is an Acquiring Person; Exchange of Rights for Shares; Business Combinations	ANNEX B-14
SECTION 12. Certain Adjustments	ANNEX B-18
SECTION 13. Certificate of Adjustment	ANNEX B-19
SECTION 14. Additional Covenants	ANNEX B-19
SECTION 15. Fractional Rights and Fractional Shares	ANNEX B-19
SECTION 16. Rights of Action	ANNEX B-20
SECTION 17. Transfer and Ownership of Rights and Right Certificates	ANNEX B-20
SECTION 18. Right Certificate Holder Not Deemed a Stockholder	ANNEX B-21
SECTION 19. Concerning the Rights Agent	ANNEX B-21
SECTION 20. Merger or Consolidation or Change of Rights Agent	ANNEX B-21
SECTION 21. Duties of Rights Agent	ANNEX B-22
SECTION 22. Change of Rights Agent	ANNEX B-24
SECTION 23. Issuance of Additional Rights and Right Certificates	ANNEX B-24
SECTION 24. Redemption and Termination	ANNEX B-24
SECTION 25. Notices	ANNEX B-25
SECTION 26. Supplements and Amendments	ANNEX B-25
SECTION 27. Successors	ANNEX B-26
SECTION 28. Benefits of Rights Agreement; Determinations and Actions by the Board, etc	ANNEX B-26
SECTION 29. Process to Seek Exemption	ANNEX B-26
SECTION 30. Tax Benefits Review	ANNEX B-27
SECTION 31. Severability	ANNEX B-27
SECTION 32. Governing Law	ANNEX B-28
SECTION 33. Counterparts; Effectiveness	ANNEX B-28
SECTION 34. Descriptive Headings	ANNEX B-28
SECTION 35. Force Majeure	ANNEX B-28
Exhibits
A Form of Certificate of Designation
B Form of Right Certificate
C Summary of Rights

ANNEX B-i

SECTION 382 RIGHTS AGREEMENT dated as of March 18, 2016 (the “Rights Agreement”), between VRINGO, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company has generated NOLs and other Tax Benefits (as such terms are hereinafter defined) for United States Federal income tax purposes; and such NOLs and other Tax Benefits may potentially provide valuable tax benefits to the Company; the Company desires to avoid an “ownership change” within the meaning of Section 382 and the Treasury Regulations (as such terms are hereinafter defined) promulgated thereunder, and thereby preserve the ability to utilize fully such NOLs and other Tax Benefits; and, in furtherance of such objective, the Company desires to enter into this Rights Agreement; and

WHEREAS, on March 18, 2016 (the “Rights Dividend Declaration Date”) the Board of Directors of the Company (the “Board”) has authorized and declared a dividend of one Right (as hereinafter defined) for each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding at the Close of Business (as hereinafter defined) on March 29, 2016 (the “Record Date”), and has authorized the issuance of one Right (as such number may hereafter be adjusted pursuant to the provisions of this Rights Agreement) with respect to each share of Common Stock that shall become outstanding (whether originally issued or delivered from the Company’s treasury) between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date (as such terms are hereinafter defined); provided, however, that Rights may be issued with respect to shares of Common Stock that shall become outstanding after the Distribution Date (whether originally issued or delivered from the Company’s treasury) and prior to the earlier of the Redemption Date or the Expiration Date only in accordance with the provisions of Section 23. Each Right shall initially represent the right to purchase one one-thousandth ( 1/1,000th) of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”), having the powers, rights and preferences set forth in the Certificate of Designation attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1. Certain Definitions.  For purposes of this Rights Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.99% or more of the Common Shares then outstanding, but not including (a) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries or any Person organized, appointed or established by the Company and holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan, (b) any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of Common Shares then outstanding exceeding such Grandfathered Person’s Grandfathered Percentage by 0.5% or more or (c) any Exempt Person; provided, however, that no Person who or which, alone or together with all Affiliates and Associates of such Person, has become and is the Beneficial Owner of 4.99% or more (or in the case of a Grandfathered Person, has exceeded and is exceeding such Grandfathered Person’s Grandfathered Percentage by 0.5% or more) of the Common Shares at the time outstanding, will be deemed to have become an Acquiring Person solely as the result of (i) a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares, including pursuant to a dividend or distribution of shares by the Company made on a pro rata basis to all holders of Common Shares or the issuance of shares by the Company pursuant to a split or subdivision of the outstanding Common Shares; (ii) equity compensation awards granted to such Person by the Company or as a result of an adjustment to the number of Common Shares represented by such equity compensation award pursuant to the terms thereof, unless and until such time, in the case of clause (i) and clause (ii), as such Person or one or more of its Affiliates or Associates thereafter acquires Beneficial Ownership of one additional Common Share (other than any Common Shares acquired as described in clause (i) or (ii) above); or (iii) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if the Board determines that such acquisition was made in good faith without the knowledge by such Person or one or more of its Affiliates or Associates that such Person would thereby become an Acquiring Person (including because

ANNEX B-1

(A) such Person was unaware that it Beneficially Owned a percentage of then-outstanding Common Shares that would otherwise cause such Person, together with all Affiliates and Associates of such Person, to become an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership but was unaware of the consequences of such Beneficial Ownership under this Rights Agreement), which determination of the Board shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons.

Notwithstanding clause (iii) of the proviso in the prior sentence, unless the Board determines pursuant to the definition of “Exempt Person” that an Inadvertent Acquiror is an Exempt person, if any Person that is not an Acquiring Person due to such clause (iii) does not reduce its, together with all of its Affiliates and Associates, percentage of Beneficial Ownership of Common Shares to less than 4.99% by the Close of Business on the tenth calendar day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares would make it an Acquiring Person, such Person shall, at the end of such ten calendar day period, become an Acquiring Person (and such clause (iii) shall no longer apply to such Person). If any Person that is not an Acquiring Person due to such clause (iii) and the requirements of the prior sentence shall again become the Beneficial Owner of 4.99% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person”, subject to the exceptions set forth in this definition.

Notwithstanding the foregoing, no Person shall become an “Acquiring Person” solely as a result of an Exempt Transaction.

“Affiliate” and “Associate”, when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement, and to the extent not included within the foregoing, shall also include with respect to any Person, any other Person whose Common Shares would be deemed to be constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares owned by such first Person, pursuant to the provisions of the Code, or any successor or replacement provision, and the Treasury Regulations promulgated thereunder.

A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own”, and shall be deemed to have “Beneficial Ownership” of, any securities:

(a) that such Person or any of such Person’s Affiliates or Associates is deemed to “beneficially own” within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, or to have Beneficial Ownership of, any Common Shares by virtue of owning securities or other interests (including rights, options or warrants) that are convertible or exchangeable into, or exercisable for, such Common Shares, except to the extent that upon the acquisition or transfer of such securities or other interests, such securities or other interests would be treated as exercised under Section 1.382-4(d) or other applicable sections of the Treasury Regulations;

(b) that such Person or any of such Person’s Affiliates or Associates has, directly or indirectly, the legal, equitable or contractual right or obligation to acquire (whether such right is exercisable immediately or only after the passage of time, compliance with regulatory requirements, fulfillment of a condition or otherwise, or whether within the control of such Person) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, other rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed under this clause (b) to be the Beneficial Owner of, or to Beneficially Own, or to have Beneficial Ownership of (i) any Common Shares by virtue of owning securities or other interests (including rights, options or warrants) that are convertible or exchangeable into, or exercisable for, such Common Shares, except to the extent that upon the acquisition or transfer of such securities or other interests, such securities or other interests would be treated as exercised under Section 1.382-4(d) or other applicable sections of the Treasury Regulations or (ii) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates

ANNEX B-2

until such tendered securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering security holder;

(c) that such Person or any of such Person’s Affiliates or Associates has the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed under this clause (c) to be the Beneficial Owner of, or to Beneficially Own, or to have Beneficial Ownership of, any security if (i) the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Shares of the Company pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (ii) the beneficial ownership of such security is not also then reportable on Schedule 13D or 13G under the Exchange Act (or any comparable or successor report);

(d) that such Person or any of such Person’s Affiliates or Associates has the right to dispose of, pursuant to any agreement, arrangement or understanding (written or oral);

(e) that are beneficially owned, directly or indirectly, by any other Person (or an Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring (except pursuant to a tender or exchange offer subject to withdrawal as described in the proviso to clause (b) of this definition) such securities, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) or other applicable sections of the Treasury Regulations; or

(f) which are the subject of, or the reference securities for, or that underlie, any derivative security (as defined under Rule 16a-1 under the Exchange Act) Beneficially Owned by such Person or any of such Person’s Affiliates or Associates, with the number of Common Shares deemed Beneficially Owned being the notional or other number of Common Shares specified in the documentation evidencing such derivative security as being subject to be acquired upon the exercise or settlement of such derivative security or as the basis upon which the value or settlement amount of such derivative security is to be calculated in whole or in part or, if no such number of Common Shares is specified in such documentation, as determined by the Board in its sole discretion to be the number of Common Shares to which such derivative security relates, to the extent that such derivative security is being used to evade the ownership change rules under Section 382.

Notwithstanding the foregoing, nothing contained in this definition shall cause a Person to be deemed the “Beneficial Owner” of, or to “Beneficially Own”, or to have “Beneficial Ownership” of, securities (A) if the Person is ordinarily engaged in business as an underwriter of securities and has acquired such securities in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company until the expiration of 40 calendar days (or such later date as the Board may determine in any specific case) after the date of such acquisition, and then only if such securities continue to be owned by such Person at such expiration of 40 calendar days (or such later date as the Board may determine in any specific case), or (B) if such Person is a “clearing agency” (as defined in Section 3(a)(23) of the Exchange Act) and has acquired such securities solely as a result of such status.

Notwithstanding anything in this Rights Agreement to the contrary, to the extent not contained in this definition, a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” or have “Beneficial Ownership” of, Common Shares that such Person would be deemed to constructively own or that otherwise would be aggregated with shares owned by such Person pursuant to Section 382, or any successor provision or replacement provision of the Code and the Treasury Regulations promulgated thereunder.

“Board” shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

“Book Value”, when used with reference to Common Shares issued by any Person, shall mean the amount of equity of such Person applicable to each Common Share, determined (a) in accordance with generally accepted accounting principles in effect on the date as of which such Book Value is to be determined, (b) using all the consolidated assets and all the consolidated liabilities of such Person on the date

ANNEX B-3

as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a business combination, and (c) after giving effect to (i) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights), and the conversion of all securities convertible into such Common Shares, that have an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon occurrence of a future event), (ii) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (iii) any other agreement, arrangement or understanding (written or oral), or transaction or other action contemplated prior to the date as of which such Book Value is to be determined that would have the effect of thereafter reducing such Book Value.

“Business Combination” shall have the meaning set forth in Section 11(c)(i).

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Certificate of Designation” shall mean the Certificate of Designation of Series C Junior Participating Preferred Stock of the Company, substantially in the form of Exhibit A hereto.

“Close of Business” on any given date shall mean 5:00 p.m., New York City time, on such date; provided, however, that, if such date is not a Business Day, “Close of Business” shall mean 5:00 p.m., New York City time, on the next succeeding Business Day.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Common Shares”, when used with reference to the Company prior to a Business Combination, shall mean the shares of Common Stock or any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed and any other interest that would be treated as “stock” of the Company for purposes of Section 382 (including but not limited to Treasury Regulation Section 1.382-2T(f)(18)) in this Section 1 and all other provisions of this Rights Agreement in which such meaning is necessary in order to ensure that this Rights Agreement is effective in carrying out its stated purpose and intent of preserving the Company’s NOLs and other Tax Benefits; “Common Shares”, when used with reference to any Person (other than the Company prior to a Business Combination), shall mean shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which do not limit (as a maximum amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such class or series or the amount of assets distributable on such class or series upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such class or series is subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed, and if there shall be more than one class or series of such shares of capital stock or units of equity interests of such Person, then “Common Shares” of such Person shall mean the class or series of capital stock of such Person or units of equity interests in such Person having voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)), or in the case of multiple classes or series having such voting power, having the greatest voting power.

“Common Stock” shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

“Company” shall have the meaning set forth in the heading of this Rights Agreement; provided, however, that if there is a Business Combination, “Company” shall have the meaning set forth in Section 11(c)(iii).

ANNEX B-4

The term “control” with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Distribution Date” shall have the meaning set forth in Section 3(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect on the date in question, unless otherwise specifically provided.

“Exchange Consideration” shall have the meaning set forth in Section 11(b)(i).

“Exempt Person” shall mean any Person, alone or together with all Affiliates and Associates of such Person, whose Beneficial Ownership of 4.99% or more of the then outstanding Common Shares, as determined by the Board in its sole discretion, or a duly constituted committee of Independent Directors, in its sole discretion, including a determination pursuant to Section 29, (a) would not jeopardize or endanger the availability to the Company of its NOLs or other Tax Benefits, taking into account all relevant facts and circumstances, including the potential for the Company to issue a reasonable amount of equity in the future without jeopardizing the availability of its NOLs and other Tax Benefits or (b) is otherwise in the best interests of the Company; provided, however, that the Board, or a duly constituted committee of Independent Directors, makes such determination either (x) before the time such Person otherwise would have become an Acquiring Person, or (y) after the time such Person otherwise would have become an Acquiring Person if the Board has determined that such Person is an Inadvertent Acquiror; provided, further, that such Person will cease to be an “Exempt Person” if the Board, in its sole discretion, or a duly constituted committee of Independent Directors, makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) with respect to the availability to the Company of its NOLs or other Tax Benefits, taking into account all relevant facts and circumstances, including the potential for the Company to issue a reasonable amount of equity in the future without jeopardizing the availability of its NOLs and other Tax Benefits. In granting an exemption under this definition, the Board may require any Person who would otherwise be an Acquiring Person to make certain representations, undertakings or covenants or to agree that any violation or attempted violation of such representations, undertakings or covenants will result in such consequences and be subject to such conditions as the Board, or a duly constituted committee of Independent Directors, may determine in its sole discretion, including that any such violation shall result in such Person becoming an Acquiring Person.

“Exempt Transaction” shall mean any transaction that the Board determines, or a duly constituted committee of Independent Directors determines, is exempt from this Rights Agreement, which determination shall be made in the sole discretion of the Board (or any such committee) prior to the date of such transaction, including if the Board determines that (a) neither the Beneficial Ownership of Common Shares by any Person, directly or indirectly, as a result of such transaction nor any other aspect of such transaction would jeopardize or endanger the availability to the Company of the NOLs or other Tax Benefits, taking into account all relevant facts and circumstances, including the potential for the Company to issue a reasonable amount of equity in the future without jeopardizing the availability of its NOLs and other Tax Benefits or (b) such transaction is otherwise in the best interests of the Company. In granting an exemption under this definition, the Board may require any Person who would otherwise be an Acquiring Person to make certain representations, undertakings or covenants or to agree that any violation or attempted violation of such representations, undertakings or covenants will result in such consequences and be subject to such conditions as the Board, or a duly constituted committee of Independent Directors, may determine in its sole discretion, including that any such violation shall result in such Person becoming an Acquiring Person.

“Exemption Request” shall have the meaning set forth in Section 29.

“Expiration Date” shall have the meaning set forth in Section 7(a).

“Final Expiration Date” shall mean the Close of Business on March 18, 2019.

“Further Subsequent Transferee” shall have the meaning set forth in Section 7(e).

ANNEX B-5

“Grandfathered Percentage” shall mean, with respect to any Grandfathered Person, the percentage of the outstanding Common Shares of the Company that such Grandfathered Person, together with all Affiliates and Associates of such Grandfathered Person, Beneficially Owns as of the Rights Dividend Declaration Date; provided that, in the event any Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding Common Shares of the Company after the Rights Dividend Declaration Date, the Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such Grandfathered Person, the lesser of (a) the Grandfathered Percentage as in effect immediately prior to such sale, transfer or disposition or (b) the percentage of outstanding Common Shares of the Company that such Grandfathered Person Beneficially Owns immediately following such sale, transfer or disposition.

“Grandfathered Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the Rights Dividend Declaration Date, the Beneficial Owner (as disclosed in public filings with the Securities and Exchange Commission on the Rights Dividend Declaration Date) of 4.99% or more of the Common Shares of the Company then outstanding. Notwithstanding anything to the contrary provided in this Rights Agreement, any Grandfathered Person who after the Rights Dividend Declaration Date becomes the Beneficial Owner of less than 4.99% of the Common Shares of the Company then outstanding shall cease to be a Grandfathered Person and shall be subject to all of the provisions of this Rights Agreement in the same manner as any Person who or which is not and was never a Grandfathered Person.

“including” shall mean including, without limitation.

“Inadvertent Acquiror” shall mean any Person who would be an Acquiring Person but for clause (iii) of the proviso in the definition of “Acquiring Person”.

“Independent Director” shall mean an independent director as defined under Listing Rules of the NASDAQ Stock Market.

“Major Part”, when used with reference to the assets of the Company and its Subsidiaries as of any date, shall mean assets (a) having a fair market value aggregating 50% or more of the total fair market value of all the assets of the Company and its Subsidiaries (taken as a whole) as of the date in question, (b) accounting for 50% or more of the total value (net of depreciation and amortization) of all the assets of the Company and its Subsidiaries (taken as a whole) as would be shown on a consolidated or combined balance sheet of the Company and its Subsidiaries as of the date in question, prepared in accordance with generally accepted accounting principles then in effect, or (c) accounting for 50% or more of the total amount of earnings before interest, taxes, depreciation and amortization or of the revenues of the Company and its Subsidiaries (taken as a whole) as would be shown on, or derived from, a consolidated or combined statement of income or net earnings of the Company and its Subsidiaries for the period of 12 months ending on the last day of the Company’s monthly accounting period immediately preceding the date in question, prepared in accordance with generally accepted accounting principles then in effect.

“Market Value”, when used with reference to Common Shares on any date, shall mean the average of the daily closing prices, per share, of such Common Shares for the period which is the shorter of (a) 30 consecutive Trading Days ending on the Trading Day immediately prior to the date in question or (b) the number of consecutive Trading Days beginning on the Trading Day immediately after the date of the first public announcement of the event requiring a determination of the Market Value of Common Shares and ending on the Trading Day immediately prior to the record date of such event. The closing price for each Trading Day shall be the closing price quoted on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ Stock Market, or, if the Common Shares or other relevant securities are not quoted on the NASDAQ Stock Market, on the principal United States securities exchange registered under the Exchange Act (or any recognized foreign stock exchange) on which such securities are listed or admitted to trading, or, if such securities are not listed or admitted to trading on any such exchange, the closing price (or, if no sale takes place on such Trading Day, the average of the closing bid and asked prices on such Trading Day) as quoted on any reputable quotations system specified by the Board, or if no such quotations are available, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities selected by the Board, or if on any such Trading Day no market maker is making a market in such securities, the closing price of such securities on such Trading Day shall be deemed to be the fair value of such securities as determined in good faith by the

ANNEX B-6

Board (whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent, the holders of Rights and all other Persons); provided, however, that if a Trading Day occurs during a period following an announcement of any action of the type described in Section 12(a) that would require an adjustment thereunder by the issuer of the securities the closing price of which is to be determined, then, and in each such case, the closing price of such securities shall be appropriately adjusted to reflect the effect of such action on the market price of such securities; and provided further, however, that for the purpose of determining the closing price of the Preferred Shares for any Trading Day on which there is no market maker for the Preferred Shares, the closing price on such Trading Day shall be deemed to be the Formula Number (as defined in the Certificate of Designation) multiplied by the closing price of the Common Shares of the Company on such Trading Day.

“NOLs” shall mean the Company’s net operating loss carryforwards.

“Person” shall mean an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations, and shall include any successor (by merger or otherwise) of such individual or entity, but shall not include a Public Group (as defined in Section 1.382-2T(f)(13) of the Treasury Regulations).

“Post Transferee” shall have the meaning set forth in Section 7(e).

“Preferred Shares” shall have the meaning set forth in the introductory paragraph of this Rights Agreement. Any reference in this Rights Agreement to Preferred Shares shall be deemed to include any authorized fraction of a Preferred Share, unless the context otherwise requires.

“Principal Party” shall mean the Surviving Person in a Business Combination; provided, however, that, (i) if such Surviving Person is a direct or indirect Subsidiary of any other Person, “Principal Party” shall mean the Person which is the ultimate parent of such Surviving Person, and (ii) in the event ultimate control of such Surviving Person is shared by two or more Persons, “Principal Party” shall mean that Person that is immediately controlled by such two or more Persons.

“Prior Transferee” shall have the meaning set forth in Section 7(e).

“Purchase Price” with respect to each Right shall mean $9.50, as such amount may from time to time be adjusted as provided in this Rights Agreement, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

“Record Date” shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

“Redemption Date” shall have the meaning set forth in Section 24(a).

“Redemption Price” with respect to each Right shall mean $0.01, as such amount may from time to time be adjusted in accordance with Section 12. All references herein to the Redemption Price shall mean the Redemption Price as in effect at the time in question.

“Registered Common Shares” shall mean Common Shares that are, as of the date of consummation of a Business Combination, and have continuously been for the 12 months immediately preceding such date, registered under Section 12 of the Exchange Act, and if a Person has multiple classes or series of Registered Common Shares outstanding, “Registered Common Shares” of such Person shall mean the class or series of Registered Common Shares of such Person having voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)), or in the case of multiple classes or series having such voting power, having the greatest voting power.

“Requesting Person” shall have the meaning set forth in Section 29.

“Right Certificate” shall mean a certificate evidencing a Right in substantially the form attached hereto as Exhibit B.

ANNEX B-7

“Rights” shall mean the rights to purchase Preferred Shares (or other securities) as provided in this Rights Agreement.

“Rights Dividend Declaration Date” shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

“Section 382” shall mean Section 382 of the Code, or any successor provision or replacement provision.

“Securities Act” shall mean the Securities Act of 1933, as in effect on the date in question, unless otherwise specifically provided.

“Share Acquisition Date” shall mean the date on which the Company learns that a Person has become an Acquiring Person; provided, however that, if such Person is determined by the Board (a) to be an Exempt Person or (b) not to have become an Acquiring Person pursuant to clause (iii) of the proviso in the definition of “Acquiring Person”, then in the case of each of clause (a) and (b), the Share Acquisition Date shall be deemed not to have occurred; but only for so long as such Person (i) in the case of clause (a), remains an Exempt Person or (ii) in the case of clause (b), does not thereafter become an Acquiring Person pursuant to the second sentence of the definition of “Acquiring Person”, unless, in the case of each of clause (i) and clause (ii), the Distribution Date shall have occurred.

“Subsidiary” of another Person shall mean a Person, at least a majority of the total outstanding voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)) of which is owned, directly or indirectly, by such other Person or by one or more other Subsidiaries of such other Person or by such other Person and one or more other Subsidiaries of such other Person.

“Summary of Rights” shall have the meaning set forth in Section 3(c).

“Surviving Person” shall mean (a) the Person which is the continuing or surviving Person in a consolidation, merger, share exchange or other business combination specified in Section 11(c)(i)(A) or (b) the Person to which the Major Part of the assets of the Company and its Subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in a transaction specified in Section 11(c)(i)(B); provided, however, that, if the Major Part of the assets of the Company and its Subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in one or more related transactions specified in Section 11(c)(i)(B) to more than one Person, the “Surviving Person” in such case shall mean the Person that acquired assets of the Company and/or its Subsidiaries with the greatest fair market value in such transaction or transactions.

“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, research and development credit carryovers and any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, and the Treasury Regulations promulgated thereunder, of the Company or any of its Subsidiaries.

“Trading Day” shall mean a day on which the principal United States securities exchange (or principal recognized foreign stock exchange, as the case may be) on which the Rights or securities in question are listed or admitted to trading is open for the transaction of business or, if the Rights or securities in question are not listed or admitted to trading on any United States securities exchange (or recognized foreign stock exchange, as the case may be), a Business Day.

“Treasury Regulations” shall mean final, temporary and proposed tax regulations promulgated under the Code, as amended.

“Trust” shall have the meaning set forth in Section 11(b)(ii).

“Trust Agreement” shall have the meaning set forth in Section 11(b)(ii).

SECTION 2. Appointment of Rights Agent.  The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-rights agents as it

ANNEX B-8

may deem necessary or desirable, upon ten days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agent. In the event the Company appoints one or more co-rights agents, the respective duties of the Rights Agent and any co-rights agents shall be as the Company shall determine, and shall be provided in writing to the Rights Agent.

SECTION 3. Issue of Rights and Right Certificates.  (a) One Right shall be associated with each Common Share outstanding on the Record Date, each additional Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date and each additional Common Share with which Rights are issued after the Distribution Date but prior to the earlier of the Redemption Date or the Expiration Date as provided in Section 23, subject to adjustment as provided in this Rights Agreement.

(b) Until the earlier of the Close of Business on (i) the tenth calendar day after the Share Acquisition Date and (ii) such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries, or any Person organized, appointed or established by the Company and holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of 4.99% or more of the outstanding Common Shares (the Close of Business on the earlier of such dates being the “Distribution Date”), (x) the Rights shall, except as otherwise provided in Section 3(c), be evidenced by the certificates for Common Shares registered in the names of the holders thereof, or, in the case of Common Shares held in uncertificated form, by the transaction statement or other record of ownership of such Common Shares, and not by separate Right Certificates, and (y) the Rights, including the right to receive Right Certificates, shall be transferable only in connection with the transfer of the underlying Common Shares. As soon as practicable after the Distribution Date, the Rights Agent shall send by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Shares, one or more Right Certificates evidencing one whole Right for each Common Share held by such record holder, subject to the provisions of Section 15 and to adjustment as provided in this Rights Agreement. As of and after the Distribution Date, the Rights shall be evidenced solely by such Right Certificates.

(c) As soon as practicable after the Record Date, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form attached hereto as Exhibit C (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Shares. With respect to any Common Shares outstanding as of the Record Date, and until the earliest of the Distribution Date, the Redemption Date or the Expiration Date, (i) in the case of certificated shares, (A) the Rights associated with the Common Shares represented by any certificate shall be evidenced by such certificate for the Common Shares with a copy of the Summary of Rights attached thereto and the registered holders of the Common Shares shall also be the registered holders of the associated Rights and (B) the surrender for transfer of any such certificate, even without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares represented thereby, and (ii) in the case of Common Shares held in uncertificated form, (A) the Rights associated with the Common Shares shall be evidenced by the balances indicated in the book-entry account system of the transfer agent for such Common Shares and the registered holders of the Common Shares shall also be the registered holders of the associated Rights and (B) the transfer of any Common Shares in the book-entry account system of the transfer agent for such Common Shares shall also constitute the transfer of the Rights associated with such Common Shares.

ANNEX B-9

(d) In the case of certificated Common Shares, certificates issued for Common Shares after the Record Date (including upon transfer or exchange of outstanding Common Shares), but prior to the earliest of the Distribution Date, the Redemption Date or the Expiration Date, shall have printed on, written on or otherwise affixed to them a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of March 18, 2016 (as it may be amended from time to time (the “Rights Agreement”)), between VRINGO, INC. (the “Company”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”), the terms of which (including restrictions on the transfer of such Rights) are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights shall be evidenced by separate certificates and shall no longer be evidenced by this certificate. The Company shall mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. RIGHTS THAT ARE OR WERE, AT ANY TIME ON OR AFTER THE DATE AN ACQUIRING PERSON BECOMES SUCH, BENEFICIALLY OWNED BY SUCH ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE OF SUCH ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND BY ANY SUBSEQUENT HOLDER OF SUCH RIGHTS ARE NULL AND VOID AND NONTRANSFERABLE.

Notwithstanding this Section 3(d), neither the omission of a legend nor the inclusion of a legend that makes reference to a rights agreement other than the Rights Agreement shall affect the enforceability of any part of this Rights Agreement or the rights of any holder of Rights.

(e) In the case of Common Shares held in uncertificated form, the Company shall cause the confirmation and account statements sent to holders of Common Shares in book-entry form (including upon transfer or exchange of outstanding Common Shares) prior to the earliest of the Distribution Date, the Redemption Date or the Expiration Date to bear a legend in substantially the following form:

Each share of Common Stock, par value $0.01 per share, of VRINGO, INC. (the “Company”) entitles the holder thereof to certain Rights as set forth in a Rights Agreement dated as of March 18, 2016 (as it may be amended from time to time (the “Rights Agreement”)), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), the terms of which (including restrictions on the transfer of such Rights) are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights shall be evidenced by separate certificates and shall no longer be evidenced by the shares to which this statement relates. The Company shall mail to the holder of shares to which this statement relates a copy of the Rights Agreement without charge after receipt of a written request therefor. RIGHTS THAT ARE OR WERE, AT ANY TIME ON OR AFTER THE DATE AN ACQUIRING PERSON BECOMES SUCH, BENEFICIALLY OWNED BY SUCH ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE OF SUCH ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND BY ANY SUBSEQUENT HOLDER OF SUCH RIGHTS ARE NULL AND VOID AND NONTRANSFERABLE.

Notwithstanding this Section 3(e), neither the omission of a legend nor the inclusion of a legend that makes reference to a rights agreement other than the Rights Agreement shall affect the enforceability of any part of this Rights Agreement or the rights of any holder of Rights.

SECTION 4. Form of Right Certificates.  The Right Certificates (and the form of election to purchase and form of assignment to be printed on the reverse side thereof) shall be in substantially the form set forth as Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or interdealer quotation system on which the Rights may from time to time be listed or traded, or to conform to usage. Subject to the other provisions of this Rights Agreement (including Sections 7, 11 and 24), the Right Certificates, whenever issued, shall be dated as of the Distribution Date and shall entitle the holders thereof to

ANNEX B-10

purchase such number of Preferred Shares as shall be set forth therein for the Purchase Price set forth therein, subject to adjustment as provided in this Rights Agreement.

SECTION 5. Execution, Countersignature and Registration.  (a) The Right Certificates shall be executed on behalf of the Company by (x) the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer or (y) any two officers designated by the Board, either manually or by facsimile signature, and may have affixed thereto the Company’s seal or a facsimile thereof. The Right Certificates shall be countersigned by the Rights Agent either manually or by facsimile signature, and shall not be valid or obligatory for any purpose unless so countersigned. In the event that any officer of the Company who shall have signed any of the Right Certificates shall cease to be such an officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such an officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of execution of this Rights Agreement any such person was not such an officer of the Company.

(b) Following the Distribution Date, the Rights Agent shall keep or cause to be kept, at its office designated for such purpose, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

SECTION 6. Transfer, Split-Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates; Uncertificated Rights.  (a) Subject to Section 15, at any time after the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become null and void pursuant to Section 7(e)) may be transferred, split-up, combined or exchanged for another Right Certificate or Right Certificates representing, in the aggregate, the same number of Rights as the Right Certificate or Right Certificates surrendered then represented. The Right Certificates are transferable only on the registry books of the Rights Agent. Any registered holder desiring to transfer, split-up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Company and the Rights Agent and shall surrender the Right Certificate or Right Certificates to be transferred, split-up, combined or exchanged at the office of the Rights Agent designated for such purpose; provided, however, that neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any Right Certificate surrendered for transfer until the registered holder shall have properly completed and duly signed the certification contained in the form of assignment on the reverse side of such Right Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall, subject to Sections 7(e) and 15, countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates.

(b) Subject to Sections 7(e) and 15, upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a valid Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancelation of the Right Certificate if mutilated, the Company shall execute a new Right Certificate of like tenor and deliver such new Right Certificate to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

ANNEX B-11

(c) Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Rights Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Right Certificates.

SECTION 7. Exercise of Rights, Expiration Date of Rights.  (a) Subject to the other provisions of this Rights Agreement (including Section 7(e) and Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided in this Rights Agreement, to purchase for the Purchase Price one one-thousandth ( 1/1,000th) of a Preferred Share, subject to adjustment as provided in this Rights Agreement, at any time after the Distribution Date and at or prior to the earliest of (i) the Final Expiration Date, (ii) the Redemption Date, (iii) the Close of Business on the effective date of the repeal of Section 382 or any successor statute if the Board determines that this Rights Agreement is no longer necessary or desirable for the preservation of NOLs or other Tax Benefits, (iv) the Close of Business on the first day of a taxable year of the Company to which the Board determines that no NOLs or other Tax Benefits may be carried forward or (v) the Close of Business on March 18, 2017, if stockholder approval of this Rights Agreement has not been obtained by or on such date (the earliest of the events described in clauses or (i), (iii), (iv) and (v) being herein referred to as the “Expiration Date”).

(b) Subject to the other provisions of this Rights Agreement (including Section 7(e)), the registered holder of any Right certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Rights Agreement) in whole or in part at any time after the Distribution Date and at or prior to the earlier of (i) the Expiration Date and (ii) the Redemption Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, accompanied by payment of the Purchase Pride for each one one-thousandth ( 1/1,000th) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement) as to which the Rights are exercised, together with an amount equal to any applicable transfer tax, in the manner required hereby.

(c) Subject to the other provisions of this Rights Agreement (including Section 7(e)), upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase properly completed and duly executed, accompanied by payment of the Purchase Price for the Preferred Shares to be purchased together with an amount equal to any applicable transfer tax, in lawful money of the United States of America, in cash or by certified check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) either (A) requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests or (B) if the Company shall have elected to deposit the Preferred Shares with a depositary agent under a depositary arrangement, requisition from the depositary agent depositary receipts representing the number of one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement) to be purchased (in which case certificates for the Preferred Shares to be represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company shall direct the depositary agent to comply with all such requests, (ii) when necessary to comply with this Rights Agreement (or otherwise when appropriate, as determined by the Company with notice to the Rights Agent), requisition from the Company the amount of cash, if any, to be paid in lieu of issuance of fractional shares in accordance with Section 15, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or, upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when necessary to comply with this Rights Agreement (or otherwise when appropriate, as determined by the Company with notice to the Rights Agent), after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Right Certificate.

(d) In case the registered holder of any Right Certificate shall exercise fewer than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to the registered holder of such Right Certificate or to such holder’s duly authorized assigns, subject to the provisions of Section 15.

ANNEX B-12

(e) Notwithstanding anything in this Rights Agreement to the contrary, any Rights that are at any time Beneficially Owned by (i) an Acquiring Person or an Affiliate or Associate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any Associate or Affiliate of such Acquiring Person) who becomes a transferee after the Acquiring Person becomes such (a “Post Transferee”), (iii) a transferee of an Acquiring Person (or of any Associate or Affiliate of such Acquiring Person) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or from such Affiliate or Associate) to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person (or such Affiliate or Associate) has any continuing agreement, arrangement or understanding (written or oral) regarding the transferred Rights or (B) a transfer which the Board has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e) (a “Prior Transferee”), or (iv) any subsequent transferee receiving transferred Rights from a Post Transferee or a Prior Transferee, either directly or through one or more intermediate transferees (a “Further Subsequent Transferee”), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Rights Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) are complied with, but shall have no liability to any holder of any Right Certificate or any other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliate or Associate, or any transferee thereof, hereunder.

(f) Notwithstanding anything in this Rights Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of any Right Certificates upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) properly completed and duly signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

SECTION 8. Cancelation and Destruction of Right Certificates.  All Right Certificates surrendered or presented for the purpose of exercise, transfer, split-up, combination or exchange shall, and any Right Certificate representing Rights that have become null and void and nontransferable pursuant to Section 7(e) surrendered or presented for any purpose shall, if surrendered or presented to the Company or to any of its agents, be delivered to the Rights Agent for cancelation or in canceled form, or, if surrendered or presented to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by this Rights Agreement. The Company shall deliver to the Rights Agent for cancelation and retirement, and the Rights Agent shall so cancel and retire, any Right Certificate purchased or acquired by the Company. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed Rights Certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the term of this Rights Agreement and any additional time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records relating to Rights Certificates canceled or destroyed by the Rights Agent and shall certify to the Company the accuracy of such records.

SECTION 9. Reservation and Availability of Preferred Shares.  (a) The Company shall cause to be reserved and kept available out of its authorized and unissued Preferred Shares (or any authorized and issued Preferred Shares held in its treasury), free from preemptive rights or any right of first refusal, a number of Preferred Shares sufficient to permit the exercise in full of all outstanding Rights.

(b) If there are not sufficient Preferred Shares authorized but unissued (or authorized and issued Preferred Shares held by the Company in its treasury) to permit the exercise of Rights in accordance with this Rights Agreement, the Company shall take all such action as may be necessary to authorize additional Preferred Shares for issuance upon the exercise of Rights pursuant to this Rights Agreement; provided, however, that if the Company is unable to cause the authorization of additional Preferred Shares then the Company shall, or, if action by the Company’s stockholders is necessary to cause such

ANNEX B-13

authorization, in lieu of seeking any authorization, the Company may, to the extent necessary and permitted by applicable law and any agreements or instruments to which it is a party in effect prior to the Distribution Date, (i) upon surrender of a Right, pay cash equal to the Purchase Price in lieu of issuing Preferred Shares and requiring payment therefor or (ii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, distribute cash, Preferred Shares (including fractions thereof), Common Shares (including fractions thereof) or other equity or debt securities (or any combination of any of the foregoing) having an aggregate value equal to the value of the Preferred Shares (including fractions thereof) that otherwise would have been issuable pursuant to this Rights Agreement, which value shall be determined by a nationally recognized investment banking firm selected by the Board. To the extent that any legal or contractual restrictions (pursuant to agreements or instruments to which it is party in effect prior to the Distribution Date) prevent the Company from paying the full amount payable in accordance with the foregoing sentence, the Company shall pay to holders of the Rights as to which such payments are being made all amounts that are not then restricted on a pro rata basis as such payments are or become permissible under such legal or contractual restrictions until such payments have been paid in full.

(c) The Company shall take all actions as may be necessary to ensure that all Preferred Shares and Common Shares delivered upon exercise or exchange of Rights shall, at the time of delivery of the certificates for such Preferred Shares and Common Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

(d) The Company shall pay when due and payable any and all Federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of Right Certificates or of any Preferred Shares or Common Shares or other securities upon the exercise or exchange of the Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or in respect of the issuance or delivery of certificates or depositary receipts for the Preferred Shares or Common Shares or other securities, as the case may be, in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or exchange or to issue or deliver any certificates or depositary receipts for Preferred Shares or Common Shares or other securities, as the case may be, upon the exercise or exchange of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

SECTION 10. Preferred Shares Record Date.  Each Person in whose name any certificate for Preferred Shares or Common Shares or other securities is issued upon the exercise or exchange of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares or Common Shares or other securities, as the case may be, represented thereby on, and such certificate shall be dated, the date on which the Right Certificate evidencing such Rights was duly surrendered and payment of any Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the transfer books of the Company for the Preferred Shares or Common Shares or other securities, as the case may be, are closed, such Person shall be deemed to have become the record holder of such Preferred Shares or Common Shares or other securities, as the case may be, on, and such certificate shall be dated, the next succeeding Business Day on which the transfer books of the Company for the Preferred Shares or Common Shares or other securities, as the case may be, are open.

SECTION 11. Adjustments in Rights After There Is an Acquiring Person; Exchange of Rights for Shares; Business Combinations.  (a) Subject to the other provisions of this Rights Agreement (including Section 7(e)), upon the occurrence of the Share Acquisition Date, each holder of a Right shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement) as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement) for which such Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date on which such Person became an Acquiring Person.

ANNEX B-14

(b) (i) The Board may, at its option, at any time after the Share Acquisition Date, mandatorily exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that shall have become null and void and nontransferable pursuant to Section 7(e)) for consideration per Right consisting of either (A) one-half of the Preferred Shares (or fractions thereof) that would be issuable at such time upon the exercise of one Right in accordance with Section 11(a) or (B) cash, Preferred Shares (including fractions thereof), Common Shares (including fractions thereof) or other equity or debt securities (or any combination of any of the foregoing) having an aggregate value equal to one-half of the value of Preferred Shares (including fractions thereof) that would be issuable at such time upon the exercise of one Right in accordance with Section 11(a), which values shall be determined by a nationally recognized investment banking firm selected by the Board (such consideration in this Section 11(b)(i) being the “Exchange Consideration”). If the Board elects to exchange all the Rights for Exchange Consideration pursuant to this Section 11(b)(i) prior to the physical distribution of the Right Certificates, the Company may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution. If the Board elects to exchange Rights for Exchange Consideration consisting all or in part of Preferred Shares, the Company may elect to deposit such Preferred Shares with a depositary agent under a depositary arrangement, and, in such event the Company shall cause the depositary agent to issue, in lieu of certificates for such Preferred Shares, depositary receipts representing the number of such Preferred Shares (or fractions thereof) to be exchanged (in which case the certificates for such Preferred Shares to be represented by such receipts shall be deposited by the transfer agent with the depositary agent). Notwithstanding the foregoing, the Board may not effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any of its Subsidiaries or any Person holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of more than 50% of the Common Shares then outstanding.

(ii) If the Board elects to mandatorily exchange any Rights under Section 11(b)(i), the Board may, at its option and without limiting any rights the Company may have under Section 26, cause the Company to enter into such arrangements or implement such procedures as it deems necessary or appropriate, in its sole discretion, for the purpose of ensuring that the Exchange Consideration is not received by holders of Rights that have become null and void pursuant to Section 7(e), including entering into a Trust Agreement in such form and with such terms as the Board shall then approve (the “Trust Agreement”). If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all or a portion (as designated by the Board) of the Exchange Consideration distributable pursuant to the exchange, and all holders of Rights entitled to receive such Exchange Consideration pursuant to the exchange shall be entitled to receive such Exchange Consideration (and any dividends paid or distributions made with respect to any securities constituting such Exchange Consideration after the date on which such securities are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Prior to effecting an exchange and distributing such Exchange Consideration, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including the identity of the Beneficial Owners thereof and their Affiliates and Associates (or former Beneficial Owners thereof and their Affiliates and Associates) as the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 7(e) hereof and not transferable, exercisable or exchangeable in connection herewith. Any securities issued at the direction of the Board in connection herewith shall be validly issued, fully paid and nonassessable securities, and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the securities so issued.

ANNEX B-15

(iii) Any action of the Board ordering the exchange of any Rights pursuant to Section 11(b)(i) shall be irrevocable and, immediately upon the taking of such action and without any further action and without any notice, the right to exercise any such Right so exchanged pursuant to Section 11(a) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder or, if the Exchange Consideration shall not have been paid or issued, to exercise any such Right pursuant to Section 11(c)(i). The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company shall promptly mail a notice of any such exchange to all holders of the Rights to be exchanged at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of the Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) held by each holder of Rights.

(c) (i) In the event that, directly or indirectly, any transactions specified in the following clause (A) or (B) of this Section 11(c)(i) (each such transaction being a “Business Combination”) shall be consummated:

A. the Company shall consolidate with, merge with and into, or effect a share exchange with any Acquiring Person or any Affiliate or Associate of an Acquiring Person, any Acquiring Person or any Affiliate or Associate of an Acquiring Person shall merge with and into the Company or the Company shall otherwise effect any business combination or similar transaction with any Acquiring Person or any Affiliate or Associate of an Acquiring Person;

B. the Company shall sell, lease, exchange or otherwise transfer or dispose of (or one or more of its Subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the Major Part of the assets of the Company and its Subsidiaries to any Acquiring Person or any Affiliate or Associate of an Acquiring Person, then, in each such case, proper provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, the securities specified below (or, at such holder’s option, the securities specified in Section 11(a) if the Company is the surviving corporation in such Business Combination):

(1) if the Principal Party in such Business Combination has Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Registered Common Shares of such Principal Party, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value as of the time of exercise thereof equal to the result obtained by multiplying the Purchase Price by two;

(2) if the Principal Party in such Business Combination does not have Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, at the election of the holder of such Right at the time of the exercise thereof, any of:

(i) if the Principal Party in such Business Combination has Common Shares listed or admitted to trading on any recognized foreign stock exchange, such number of Common Shares of such Principal Party, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value as of the time of exercise thereof equal to the result obtained by multiplying the Purchase Price by two;

ANNEX B-16

(ii) such number of Common Shares of the Surviving Person in such Business Combination (if the Principal Party is also the Surviving Person in such Business Combination) as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two;

(iii) such number of Common Shares of the Principal Party in such Business Combination (if the Principal Party is not also the Surviving Person in such Business Combination) as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two; or

(iv) if the Principal Party in such Business Combination is an Affiliate of one or more Persons that has Registered Common Shares outstanding, such number of Registered Common Shares of whichever of such Affiliates of the Principal Party has Registered Common Shares with the greatest aggregate Market Value on the date of consummation of such Business Combination as shall have an aggregate Market Value on the date of such Business Combination equal to the result obtained by multiplying the Purchase Price by two.

(ii) The Company shall not consummate any Business Combination unless each issuer of Common Shares for which Rights may be exercised, as set forth in this Section 11(c), shall have sufficient authorized Common Shares that have not been issued or reserved for issuance (and which shall, when issued upon exercise thereof in accordance with this Rights Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof) to permit the exercise in full of the Rights in accordance with this Section 11(c) and unless prior thereto:

A. a registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, shall be effective under the Securities Act; and

B. the Company and each such issuer shall have:

(1) executed and delivered to the Rights Agent a supplemental agreement providing for the assumption by such issuer of the obligations set forth in this Section 11(c) (including the obligation of such issuer to issue Common Shares upon the exercise of Rights in accordance with the terms set forth in Sections 11(c)(i) and 11(c)(iii)) and further providing that such issuer, at its own expense, shall use its best efforts to:

(i) cause a registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

(ii) qualify or register the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate; and

(iii) list the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights on each national securities exchange on which the Common Shares were listed prior to the consummation of the Business Combination or, if the Common Shares were not listed on a national securities exchange prior to the consummation of the Business Combination, on a national securities exchange;

(2) furnished to the Rights Agent a written opinion of independent counsel stating that such supplemental agreement is a valid, binding and enforceable agreement of such issuer; and

ANNEX B-17

(3) filed with the Rights Agent a certificate of a nationally recognized firm of independent accountants setting forth the number of Common Shares of such issuer that may be purchased upon the exercise of each Right after the consummation of such Business Combination.

(iii) After consummation of any Business Combination, (A) each issuer of Common Shares for which Rights may be exercised as set forth in this Section 11(c) shall be liable for, and shall assume, by virtue of such Business Combination, all the obligations and duties of the Company pursuant to this Rights Agreement, (B) the term “Company” shall thereafter be deemed to refer to such issuer, (C) each such issuer shall take such steps in connection with such consummation as may be necessary to assure that the provisions of this Rights Agreement (including Sections 11(a) and 11(c)) shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights, (D) the number of Common Shares of each such issuer thereafter receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and (E) the other provisions of this Rights Agreement (including Sections 7, 9 and 10) with respect to the Preferred Shares shall apply, as nearly as reasonably may be, on like terms to any such Common Shares.

SECTION 12. Certain Adjustments.  (a) To preserve the actual or potential economic value of the Rights, if at any time after the date of this Rights Agreement there shall be any change in the Common Shares or the Preferred Shares, including any change in the number of Common Shares or Preferred Shares outstanding, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Shares, or Preferred Shares, as the case may be (other than distribution of the Rights or regular quarterly cash dividends), or otherwise, then, in each such event the Board shall make such appropriate adjustments in the number of Preferred Shares (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and Redemption Price in effect at such time and the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each Common Share) such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the Rights would have had absent such event.

(b) If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Shares, thereafter the number of such securities so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and the other provisions of this Rights Agreement (including Sections 7, 9 and 10) with respect to the Preferred Shares shall apply, as nearly as reasonably may be, on like terms to any such other securities.

(c) All Rights originally issued by the Company subsequent to any adjustment made to the amount of Preferred Shares or other securities relating to a Right shall evidence the right to purchase, for the Purchase Price, the adjusted number and kind of securities purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided in this Rights Agreement.

(d) Irrespective of any adjustment or change in the Purchase Price or the number of Preferred Shares or number or kind of other securities issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the terms that were expressed in the initial Right Certificates issued hereunder.

(e) In any case in which action taken pursuant to Section 12(a) requires that an adjustment be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the Preferred Shares and/or other securities, if any, issuable upon such exercise over and above the Preferred Shares and/or other securities, if any, issuable before giving effect to such adjustment; provided, however, that the

ANNEX B-18

Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional securities upon the occurrence of the event requiring such adjustment.

SECTION 13. Certificate of Adjustment.  Whenever an adjustment is made or any event occurs affecting the Rights or their exercisability (including an event which causes the Rights to become null and void) as provided in Section 11 or 12, the Company shall (a) promptly prepare a certificate setting forth such adjustment or describing such event and a brief, reasonably detailed statement of the facts, computations and methodology accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Shares, a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate (or, if prior to the Distribution Date, to each holder of Common Shares) in accordance with Section 25, provided that the failure to prepare, file or mail such certificate or summary shall not affect the validity of such adjustment. The Rights Agent shall be fully protected and indemnified by the Company for any and all losses, liabilities or costs, of any nature, incurred in relying on any such certificate and on any adjustment therein contained.

SECTION 14. Additional Covenants.  (a) Notwithstanding any other provision of this Rights Agreement, no adjustment to the number of Preferred Shares (or fractions of a share) or other securities for which a Right is exercisable or the number of Rights outstanding or associated with each Common Share or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including the benefits under Sections 11 and 12, unless the terms of this Rights Agreement are amended so as to preserve such benefits.

(b) The Company covenants and agrees that, after the Distribution Date, except as permitted by Section 26, it shall not take (or permit any Subsidiary of the Company to take) any action if at the time such action is taken it is intended or reasonably foreseeable that such action will reduce or otherwise limit the benefits the holders of Rights would have had absent such action, including the benefits under Sections 11 and 12. Any action taken by the Company during any period after any Person becomes an Acquiring Person but prior to the Distribution Date shall be null and void unless such action could be taken under this Section 14(b) from and after the Distribution Date. The Company shall not consummate any Business Combination if any issuer of Common Shares for which Rights may be exercised after such Business Combination in accordance with Section 11(c) shall have taken any action that reduces or otherwise limits the benefits the holders of Rights would have had absent such action, including the benefits under Sections 11 and 12.

SECTION 15. Fractional Rights and Fractional Shares.  (a) The Company may, but shall not be required to, issue fractions of Rights or distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 15(a), the current market value of a whole Right shall be the closing price of the Rights (as determined pursuant to the second sentence of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable.

(b) With respect to one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement), or any integral multiple thereof, represented by one or more whole Rights immediately prior to their exercise, the Company shall be required and, with respect to other fractions of a Preferred Share the Company may, but shall not be required, to (i) issue fractions of Preferred Shares upon exercise of the Rights or distribute certificates that evidence such fractional Preferred Shares or (ii) utilize a depositary arrangement as provided by the terms of this Rights Agreement and the Preferred Shares. Except with respect to one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement), or any integral multiple thereof, represented by one or more whole Rights immediately prior to their exercise, the Company, in lieu of issuing fractional shares, may elect to pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share, if any are outstanding and publicly traded (or the same

ANNEX B-19

fraction of the current market value of one Common Share times the Formula Number (as defined in the Certificate of Designation) if the Preferred Shares are not outstanding and publicly traded). For purposes of this Section 15(b), the current market value of a Preferred Share (or Common Share) shall be the closing price of a Preferred Share (or Common Share) (as determined pursuant to the second sentence of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date of such exercise. If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Shares, the provisions of this Section 15(b) shall apply, as nearly as reasonably practicable, on like terms to such other securities.

(c) The Company may, but shall not be required to, issue fractions of Common Shares upon exchange of Rights pursuant to Section 11(b), or to distribute certificates that evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current Market Value of one Common Share as of the date on which a Person became an Acquiring Person.

(d) Each holder of Rights by the acceptance of such Rights expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right except as provided in this Section 15.

SECTION 16. Rights of Action.  (a) All rights of action in respect of this Rights Agreement, excepting the rights of action given to the Rights Agent under Sections 19 and 21, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares) may, on such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Rights Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Rights Agreement and shall be entitled to specific performance of the obligations of any Person under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Rights Agreement. Notwithstanding anything in this Rights Agreement to the contrary, the Company shall not have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Rights Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible.

(b) Any holder of Rights who prevails in an action to enforce the provisions of this Rights Agreement shall be entitled to recover the reasonable costs and expenses, including attorneys’ fees, incurred in such action.

SECTION 17. Transfer and Ownership of Rights and Right Certificates.  (a) Prior to the Distribution Date, the Rights shall be transferable only in connection with the transfer of the Common Shares and the Right associated with each such Common Share shall be automatically transferred upon the transfer of each such Common Share.

(b) After the Distribution Date, the Right Certificates shall be transferable, subject to Section 7(e), only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates properly completed and duly executed.

ANNEX B-20

(c) The Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated certificate for Common Shares made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

SECTION 18. Right Certificate Holder Not Deemed a Stockholder.  No holder, as such, of any Right Certificate shall be entitled to vote or receive dividends or other distributions or be deemed, for any purpose, the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company, including any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or other distributions or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

SECTION 19. Concerning the Rights Agent.  (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder, including any taxes or governmental charges imposed as a result of the action taken by it hereunder (other than any taxes on the fees payable to it).

(b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its acceptance and administration of this Rights Agreement and the exercise and performance of its duties hereunder in reliance upon any Right Certificate or certificate for the Common Shares, or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified, guaranteed or acknowledged, by the proper Person or Persons.

(c) The provisions of this Section 19 and Section 21 hereof shall survive the termination of this Rights Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

SECTION 20. Merger or Consolidation or Change of Rights Agent.  (a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust or stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 22. In case, at the time such successor Rights Agent shall succeed to the agency created by this Rights Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

(b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign

ANNEX B-21

such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

SECTION 21. Duties of Rights Agent.  The Rights Agent undertakes to perform the duties and obligations imposed by this Rights Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates (or, prior to the Distribution Date, of the Common Shares), by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the written advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including the identity of any Acquiring Person) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof shall be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken, suffered or omitted by it in good faith under the provisions of this Rights Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or intentional misconduct (which gross negligence, bad faith or intentional misconduct must be determined by a final order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything in this Rights Agreement to the contrary, in no event will the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Rights Agreement or in any Right Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or 12 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares or Common Shares to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any Preferred Shares or Common Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Agreement.

ANNEX B-22

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer, the President or Secretary of the Company of the Company in connection with its duties and it shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with instructions of any such instruction.

(h) The Rights Agent and any stockholder, member, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company or its Subsidiaries may be interested, or contract with or lend money to the Company or its Subsidiaries or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Agreement. Nothing herein shall preclude the Rights Agent or any stockholder, member, affiliate, director, officer or employee from acting in any other capacity for the Company or for any other Person.

(i) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate contained in the form of assignment or the form of election to purchase set forth on the reverse thereof, as the case may be, has either not been properly completed, the certification set forth therein has been altered or any other change to such form has been made (other than with respect to the information that the form requires the executor thereof to furnish in the blank spaces provided for such purpose), the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

(j) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act or for any loss to the Company resulting from any such act, default, neglect or misconduct of any such attorneys or agents; provided that reasonable care was exercised.

(k) The Company shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim demand, settlement, cost or expense (including reasonable fees and expenses of legal counsel) that the Rights Agent may incur resulting from its actions as Rights Agent pursuant to this Rights Agreement, including the costs and reasonable expenses of defending against any claim of liability and the costs and reasonable expense of enforcing this right of indemnification; provided, however, that the Rights Agent shall not be indemnified or held harmless with respect to any such loss, liability, damage, judgment, fine, penalty, claim demand, settlement, cost or expense incurred by the Rights Agent as a result of, or arising out of, its own gross negligence, bad faith or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction). In no case shall the Company be liable with respect to any action, proceeding, suit or claim against the Rights Agent unless the Rights Agent shall have notified the Company of the assertion of any action, proceeding, suit or claim against the Rights Agent, promptly after the Rights, provided, however, that failure by the Rights Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

(l) Agent shall have notice of any such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim, and, if the Company so elects, the Company shall assume the defense of any such action, proceeding, suit or claim. In no event shall the Company agree to settle any litigation to which the Rights Agent is a party without the prior written consent of the Rights Agent, which consent shall not be unreasonably withheld. In the event that the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any additional counsel retained by the Rights Agent, so long as the Company shall retain counsel satisfactory to the Rights Agent, in the exercise of its reasonable judgment, to defend such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company.

ANNEX B-23

SECTION 22. Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days’ notice in writing mailed to the Company and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Shares and the Preferred Shares, in each case by registered or certified mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Rights Agreement as of the effective date of such termination, and the Company shall be responsible for providing notice of such resignation to each transfer agent of the Common Shares and the Preferred Shares. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail, and to the holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares) by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares) may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such entity is authorized to do business as a banking institution in the State of New York), in good standing, which is authorized under such laws to exercise corporate trust or stockholder services powers and is subject to supervision or examination by Federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) any Affiliate of a Person described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall mail notice thereof in writing to the predecessor Rights Agent and each transfer agent of the Common Shares and the Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares). Failure to give any notice provided for in this Section 22, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

SECTION 23. Issuance of Additional Rights and Right Certificates.  Notwithstanding any of the provisions of this Rights Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change made in accordance with the provisions of this Rights Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earlier of the Redemption Date and the Expiration Date, the Company (a) shall, with respect to Common Shares so issued, granted or sold pursuant to the exercise of stock options or under any employee plan or arrangement (whether or not subject to vesting or other restrictions), or upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued, (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof and (iii) no such Right Certificate shall be issued to an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

SECTION 24. Redemption and Termination.  (a) The Board may, at its option, at any time prior to the earlier of (i) the Share Acquisition Date and (ii) the Expiration Date, order the redemption of all, but not fewer than all, the then outstanding Rights at the Redemption Price (the date of such redemption being the

ANNEX B-24

“Redemption Date”), and the Company, at its option, may pay the Redemption Price either in cash or Common Shares or other securities of the Company deemed by the Board, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(b) Immediately upon the action of the Board ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Promptly after the action of the Board ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Each such notice of redemption shall state the method by which payment of the Redemption Price will be made. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder of Rights receives such notice. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner except as specifically set forth in this Section or in Section 11(b) or in connection with the purchase of Common Shares prior to the Distribution Date.

SECTION 25. Notices.  Notices or demands authorized by this Rights Agreement to be given or made by the Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on the Company shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage-prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Vringo, Inc.
780 Third Avenue, 12th Floor
New York, NY 10017

Attention: Chief Executive Officer

Subject to the provisions of Section 22, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage-prepaid, addressed (until another address is filed in writing with the Company) as follows:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219

Attention: Client Services

Notices or demands authorized by this Rights Agreement to be given or made by the Company or the Rights Agent to any holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) shall be sufficiently given or made if sent by first-class mail, postage-prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares.

SECTION 26. Supplements and Amendments.  At any time prior to the Distribution Date, and subject to the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement in any manner which the Company may deem necessary or desirable (including the date on which the Distribution Date shall occur, the amount of the Purchase Price, the definition of “Acquiring Person” or the time during which the Rights may be redeemed pursuant to Section 24) without the approval of any holder of the Rights. From and after the Distribution Date, and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs,

ANNEX B-25

amend this Rights Agreement without the approval of any holders of Right Certificates only (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (b) to otherwise change or supplement any other provisions in this Rights Agreement in any manner which the Company may deem necessary or desirable and which does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person, an Affiliate or Associate of an Acquiring Person, a Post Transferee, a Prior Transferee or a Further Subsequent Transferee). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. All supplements and amendments shall be in writing and must be authorized by the Board. Upon the delivery of a certificate from the Chairman of the Board, the Chief Executive Officer, the President or Secretary of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment; provided, that the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement. In addition, notwithstanding anything to the contrary contained in this Rights Agreement, no supplement or amendment to this Rights Agreement shall be made which reduces the Redemption Price (except as required by Section 12(a)) or extends the Expiration Date.

SECTION 27. Successors.  All the covenants and provisions of this Rights Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 28. Benefits of Rights Agreement; Determinations and Actions by the Board, etc.  (a) Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares).

(b) Except as explicitly otherwise provided in this Rights Agreement, the Board shall have the exclusive power and authority to administer this Rights Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable, in the administration of this Rights Agreement, including the right and power to (i) interpret the provisions of this Rights Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Agreement (including a determination to redeem or not redeem the Rights or to amend this Rights Agreement and a determination of whether there is an Acquiring Person). For all purposes of this Rights Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made in accordance with, as the Board deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382.

(c) Nothing contained in this Rights Agreement shall be deemed to be in derogation of the obligation of the Board to exercise its fiduciary duty. Without limiting the foregoing, nothing contained herein shall be construed to suggest or imply that the Board shall not be entitled to reject any tender offer or other acquisition proposal, or to recommend that holders of Common Shares reject any tender offer or other acquisition proposal, or to take any other action (including the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative offers or other proposals) with respect to any tender offer or other acquisition proposal that the Board believes is necessary or appropriate in the exercise of such fiduciary duty.

SECTION 29. Process to Seek Exemption.  Any Person who desires to effect any acquisition of securities that would, if consummated, result in such Person becoming an Acquiring Person (a “Requesting Person”) may, prior to such time and in accordance with this Section 29, request that the Board grant an exemption with respect to such acquisition under this Rights Agreement so that such Person would be deemed

ANNEX B-26

to be an “Exempt Person” as defined in Section 1 for purposes of this Rights Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by overnight delivery service or first-class mail, postage-prepaid, to the Secretary of the Company at the principal executive office of the Company. The Exemption Request shall be deemed made upon receipt by the Secretary of the Company. To be in proper form, an Exemption Request shall set forth (a) the name and address of the Requesting Person, (b) the number and percentage of Common Shares then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (c) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to become an Acquiring Person and the maximum number and percentage of Common Shares that the Requesting Person proposes to acquire. The Board shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten Business Days) after receipt thereof; provided, that the failure of the Board to make a determination within such period shall be deemed to constitute the denial by the Board of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Board and its advisors to assist the Board in making its determination. The Board shall only grant an exemption in response to an Exemption Request if the Board determines in its sole discretion that the acquisition of Beneficial Ownership of Common Shares by the Requesting Person, considered alone or with other transactions (including past transactions or contemplated transactions), (i) will not jeopardize or endanger the availability to the Company of its NOLs or other Tax Benefits, taking into account all relevant facts and circumstances, including the potential for the Company to issue a reasonable amount of equity in the future without jeopardizing the availability of its NOLs and other Tax Benefits or (ii) is otherwise in the best interests of the Company. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Board), in each case as and to the extent the Board shall determine necessary or desirable to provide for the protection of the NOLs and other Tax Benefits or as is otherwise in the best interests of the Company. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board’s determination with respect thereto, unless the information contained in the Exemption Request or the Board’s determination with respect thereto otherwise becomes publicly available. The Exemption Request shall be considered and evaluated by the Board, or a duly constituted committee of Independent Directors, and the action of a majority of such directors (or such committee) shall be deemed to be the determination of the Board for purposes of such Exemption Request.

SECTION 30. Tax Benefits Review.  In addition to the review and evaluation otherwise contemplated by this Rights Agreement, the Board, or a duly constituted committee of Independent Directors, shall review the calculation for determining whether an ownership change has occurred under Section 382 once per year (or with such greater frequency as the Board (or any such committee), in its sole discretion, shall determine is advisable). The Board shall determine after such review whether maintenance of this Rights Agreement continues to be advisable in order to preserve the value of the NOLs and other Tax Benefits, taking into account all the relevant facts and circumstances, including the potential for the Company to issue a reasonable amount of equity in the future without jeopardizing the availability of the NOLs and other Tax Benefits, the potential value of the NOLs and other Tax Benefits even after an ownership change under Section 382 based upon the price of the Company’s Common Shares at such time or based upon changes in the Company’s projected taxable income during any future period and potential opportunities to monetize the NOLs through one or more inter-company sales or other transactions that increase the depreciable basis of the Company’s assets.

SECTION 31. Severability.  If any term, provision, covenant or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

ANNEX B-27

SECTION 32. Governing Law.  This Rights Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

SECTION 33. Counterparts; Effectiveness.  This Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Rights Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature. This Rights Agreement shall be effective as of the Close of Business on the date hereof.

SECTION 34. Descriptive Headings.  Descriptive headings of the several Sections of this Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Rights Agreement.

SECTION 35. Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control and without the fault or gross negligence of the delayed or non-performing party, including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided that the Rights Agent shall use reasonable commercial efforts to resume or cure performance as soon as practicable.

[Signature Page Follows]

ANNEX B-28

IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed as of the day and year first above written.

VRINGO, INC.,

by:	/s/ Anastasia Nyrkovskaya Name: Anastasia Nyrkovskaya Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST
Company, LLC, as Rights Agent

by:	/s/ Jennifer Donovan Name: Jennifer Donovan Title: SVP

ANNEX B-29

Exhibit A

CERTIFICATE OF DESIGNATION

OF

SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

OF

VRINGO, INC.

The undersigned do hereby certify that the following resolution was duly adopted by the Board of Directors of Vringo, Inc., a Delaware corporation (the “Company”), on March 18, 2016:

RESOLVED, that pursuant to the authority vested in the board of directors of the Company (the “Board of Directors”) by the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors does hereby create, authorize and provide for the issue of a series of Preferred Stock, par value $0.01 per share, of the Company, to be designated “Series C Junior Participating Preferred Stock”, initially consisting of 300,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations or restrictions of the Series C Junior Participating Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

SECTION 1. Designation and Amount.  There shall be a series of Preferred Stock that shall be designated as “Series C Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors of the Company (the “Board”); provided, however, that no decrease shall reduce the number of shares of Series C Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

SECTION 2. Dividends or Distributions.  (a) Subject to the superior rights of the holders of shares of any other series of preferred stock of the Company or other class of capital stock of the Company ranking superior to the shares of Series C Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series C Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series C Junior Participating Preferred Stock, in the amount of $10.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series C Junior Participating Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Junior Participating Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock ”) in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series C Junior Participating Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after March 18, 2016, the Company shall

ANNEX B-30

(i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after March 18, 2016, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series C Junior Participating Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Company shall declare a cash dividend on the Series C Junior Participating Preferred Stock as provided in Section 2(a)(2) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series C Junior Participating Preferred Stock, a dividend of $10.00 per whole share on the Series C Junior Participating Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be. The Board may fix a record date for the determination of holders of shares of Series C Junior Participating Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Whether or not declared, dividends shall begin to accrue and be cumulative on outstanding shares of Series C Junior Participating Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of Series C Junior Participating Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series C Junior Participating Preferred Stock shall have been declared and set aside.

(e) The holders of shares of Series C Junior Participating Preferred Stock shall not be entitled to receive any dividends or other distributions except as herein provided.

SECTION 3. Voting Rights.  The holders of shares of Series C Junior Participating Preferred Stock, in addition to the voting rights provided by law, shall have the following voting rights:

(a) Each holder of Series C Junior Participating Preferred Stock shall be entitled to a number of votes on each matter on which holders of the Common Stock or stockholders generally are entitled to vote equal to the Formula Number then in effect, for each share of Series C Junior Participating Preferred Stock held of record, multiplied by the maximum number of votes per share which any holder of

ANNEX B-31

Common Stock or stockholders generally then have with respect to such matter (assuming, if applicable, any holding period or other requirement to exercise such maximum voting rights is satisfied).

(b) Except as otherwise herein provided or by applicable law, the holders of shares of Series C Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Company and on all other matters submitted to a vote of stockholders of the Company.

(c) Except as otherwise herein provided or by applicable law, holders of Series C Junior Participating Preferred Stock shall have no voting rights.

SECTION 4. Certain Restrictions.  (a) Whenever quarterly dividends or other dividends or distributions on the Series C Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Participating Preferred Stock, except dividends paid ratably on the Series C Junior Participating. Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Participating Preferred Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series C Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series C Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (1) to the holders of any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series C Junior Participating Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1,000 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Participating Preferred Stock, except distributions made ratably on the Series C Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

ANNEX B-32

SECTION 6. Consolidation, Merger, etc.  In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series C Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

SECTION 7. No Redemption; No Sinking Fund.  (a) The shares of Series C Junior Participating Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series C Junior Participating Preferred Stock; provided, however, that, subject to Section 4(a)(iv), the Company may purchase or otherwise acquire outstanding shares of Series C Junior Participating Preferred Stock in the open market or by offer to any holder or holders of shares of Series C Junior Participating Preferred Stock.

(b) The shares of Series C Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 8. No Purchase Fund.  The shares of Series C Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a purchase fund.

SECTION 9. No Conversion; No Exchange.  The shares of Series C Junior Participating Preferred Stock shall not be convertible into, or exchangeable for, shares of any other class or series.

SECTION 10. Ranking.  The Series C Junior Participating Preferred Stock shall rank junior to all other series of preferred stock of the Company unless the Board shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

SECTION 11. Fractional Shares.  The Series C Junior Participating Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Junior Participating Preferred Stock. In lieu of any fractional shares, the Company may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share, other than those one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in the Rights Agreement), or any integral multiple thereof, represented by one or more whole Rights immediately prior to such exercise, or (b) to issue depositary receipts evidencing fractional shares of Series C Junior Participating Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided, however, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series C Junior Participating Preferred Stock.

SECTION 12. Reacquired Shares.  Any shares of Series C Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Articles.

SECTION 13. Amendment.  So long as any shares of Series C Junior Participating Preferred Stock shall be outstanding, (i) none of the voting power, the designations, the relative preferences, powers, participating, optional or other special rights and the qualifications, limitations and restrictions of the Series C Junior Participating Preferred Stock as herein provided shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series C Junior Participating Preferred Stock so as to affect them adversely and (ii) no amendment, alteration or repeal of the Articles or of the Amended and Restated By-laws of the Company shall be effected so as to affect adversely any of such powers, preferences, rights or privileges.

ANNEX B-33

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Andrew D. Perlman its Chief Executive Officer, as of the 18th day of March, 2016.

VRINGO, INC.

By:	Andrew D. Perlman Chief Executive Officer

ANNEX B-34

Exhibit B

[Form of Right Certificate]

Certificate No. [R]-	Rights

NOT EXERCISABLE AFTER MARCH 18, 2019, OR EARLIER IF REDEEMED BY THE COMPANY OR OTHERWISE EXPIRED PURSUANT TO THE RIGHTS AGREEMENT. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $0.01 PER RIGHT, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND BY ANY SUBSEQUENT HOLDER OF SUCH RIGHTS ARE NULL AND VOID AND NONTRANSFERABLE.

Right Certificate

VRINGO, INC.

This certifies that, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of March 18, 2016, as it may be amended from time to time (the “Rights Agreement”), between VRINGO, INC., a Delaware corporation (the “Company”), and AMERICAN TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”), unless the Rights evidenced hereby shall have been previously redeemed or exchanged by the Company, to purchase from the Company at any time after the Distribution Date (as defined in the Rights Agreement) and prior to 5:00 p.m., New York City time on the earliest of (a) March 18, 2019, (b) the effective date of the repeal of Section 382 or any successor statute if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of NOLs or other tax benefits, (c) the first day of a taxable year of the Company to which the Board determines that no NOLs or other tax benefits may be carried forward or (d) March 18, 2017, if shareholder approval of the Rights Agreement has not been obtained by or on such date, unless earlier redeemed or exchanged by the Company as described below (the earliest of the events described in clauses (a), (b), (c), and (d) being referred to as, the “Expiration Date”), at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth ( 1/1,000th) of a fully paid, nonassessable share of Series C Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”), at a purchase price per one one-thousandth ( 1/1,000th) of a share equal to $9.50 (the “Purchase Price”) payable in cash, upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed.

The Purchase Price and the number and kind of shares which may be purchased upon exercise of each Right evidenced by this Right Certificate, as set forth above, are the Purchase Price and the number and kind of shares which may be so purchased as of March 18, 2019. As provided in the Rights Agreement, the Purchase Price and the number and kind of shares which may be purchased upon the exercise of each Right evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

If the Rights evidenced by this Right Certificate are at any time beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement), such Rights shall be null and void and nontransferable and the holder of any such Right (including any purported transferee or subsequent holder) shall not have any right to exercise or transfer any such Right.

This Right Certificate is subject to all the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which reference to the Rights Agreement is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available from the Company upon written request.

ANNEX B-35

This Right Certificate, with or without other Right Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number and kind of shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Right Certificate may be redeemed by the Company at its option at a redemption price (in cash or shares of Common Stock, par value $0.01 per share, of the Company or other securities of the Company deemed by the Board of Directors of the Company (the “Board”) to be at least equivalent in value) of $0.01 per Right (which amount shall be subject to adjustment as provided in the Rights Agreement) at any time prior to the earlier of (i) the Distribution Date and (ii) the Expiration Date.

With respect to one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in the Rights Agreement), or any integral multiple thereof, represented by one or more whole Rights immediately prior to their exercise, the Company shall be required and, with respect to other fractions of a Preferred Share the Company may, but shall not be required, to (i) issue fractions of Preferred Shares upon exercise of the Rights or distribute certificates that evidence such fractional Preferred Shares or (ii) utilize a depositary arrangement as provided by the terms of the Rights Agreement and the Preferred Shares. Except with respect to one one-thousandths ( 1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in this Rights Agreement), or any integral multiple thereof, represented by one or more whole Rights immediately prior to their exercise, the Company, in lieu of issuing fractional shares, may elect to make a cash payment as provided in the Rights Agreement for fractions of a share.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company, including any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or other distributions or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in accordance with the provisions of the Rights Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of:

VRINGO, INC.

by:	Name: Title:

Attest:

Name:
Title:

ANNEX B-36

Date of countersignature:

Countersigned:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Rights Agent,

by

Authorized Signatory

ANNEX B-37

[On Reverse Side of Right Certificate]

FORM OF ELECTION TO PURCHASE

(To be executed by the registered holder if
such holder desires to exercise the Rights
represented by this Right Certificate.)

To the Rights Agent:

The undersigned hereby irrevocably elects to exercise      Rights represented by this Right Certificate to purchase the Preferred Shares (or other shares) issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Please insert social security
or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number

(Please print name and address)

Dated:

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

The undersigned hereby certifies that (1) the Rights evidenced by this Right Certificate are not being exercised by or on behalf of a person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and (2) after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any person who is or was an Acquiring Person or an Affiliate or Associate thereof.

Dated:

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

ANNEX B-38

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED  hereby sells, assigns and transfer unto

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint           Attorney, to transfer the within Right Certificate on the books of the within-named Corporation, with full power of substitution.

Dated:            ,

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

The undersigned hereby certifies that (1) the Rights evidenced by this Right Certificate are not being sold, assigned or transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), (2) this Right Certificate is not being sold, assigned or transferred to or on behalf of any such Acquiring Person, Affiliate or Associate and (3) after inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).

Signature

ANNEX B-39

NOTICE

The signature on the foregoing Form of Election to Purchase or Form of Assignment must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

ANNEX B-40

Exhibit C

RIGHTS BENEFICIALLY OWNED BY ANY ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES AND BY ANY SUBSEQUENT HOLDER OF SUCH RIGHTS ARE NULL AND VOID AND NONTRANSFERABLE.

SUMMARY OF RIGHTS TO PURCHASE

SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

OF VRINGO, INC.

On March 18, 2016 (the “Rights Dividend Declaration Date”), the Board of Directors (the “Board”) of VRINGO, INC., a Delaware corporation (the “Company”), declared a dividend of one right (collectively, the “Rights”) for each outstanding share of Common Stock, par value $0.01 per share, of the Company (the “Common Shares”). The Rights will be issued to the holders of record of Common Shares outstanding at March 29, 2016 (the “Record Date”) and with respect to Common Shares issued thereafter until the Distribution Date (as defined below). Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase from the Company one one-thousandth ( 1/1,000th) of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $9.50 (the “Purchase Price”). The description and terms of the Rights are set forth in a Section 382 Rights Agreement dated as of March 18, 2016 as it may be amended from time to time (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

The Board adopted the Rights Agreement in an effort to protect shareholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (the “NOLs”) and other tax benefits to reduce potential future United States Federal income tax obligations. The Company has experienced and continues to experience substantial operating losses, and under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated thereunder, the Company may “carry forward” these NOLs and other tax benefits in certain circumstances to offset any current and future earnings and thus reduce the Company’s federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs and other tax benefits do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs and other tax benefits, and therefore these NOLs and other tax benefits could be a substantial asset to the Company. However, if the Company experiences an “Ownership Change,” as defined in Section 382, its ability to use the NOLs and other tax benefits will be substantially limited, including that the timing of the usage of the NOLs and other tax benefits could be substantially delayed, which could therefore significantly impair the value of those assets.

Until the earlier of 5:00 p.m. New York City time on (a) the tenth calendar day after such date as the Company learns that a person or group (including any affiliate or associate of such person or group), has acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of the outstanding Common Shares (any such person or group being called an “Acquiring Person”) (subject to exceptions), and (b) such date, if any, as may be designated by the Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Shares which could result in such person or group becoming the beneficial owner of 4.99% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by certificates for Common Shares registered in the names of the holders thereof, or, in the case of Common Shares held in uncertificated form, by the transaction statement or other record of ownership of such Common Shares, and not by separate Right Certificates. Generally, the Rights Agreement provides that any person or group (including any affiliate or associate of such person or group) (a “Grandfathered Person”) which beneficially owned (as disclosed in public filings with the Securities and Exchange Commission) 4.99% or more of the outstanding Common Shares as of the Rights Dividend Declaration Date (the percentage of such ownership, the “Grandfathered Percentage”) will not be deemed an “Acquiring Person” unless such Grandfathered Person exceeds its Grandfathered Percentage by 0.5% or more. If any Grandfathered Person shall sell, transfer

ANNEX B-41

or otherwise dispose of any outstanding Common Shares after the Rights Dividend Declaration Date, the related Grandfathered Percentage shall then mean, the lesser of (a) the Grandfathered Percentage as in effect immediately prior to such sale, transfer or disposition or (b) the percentage of outstanding Common Shares of the Company that such Grandfathered Person beneficially owns immediately following such sale, transfer or disposition; provided, however, if at any time after the Rights Dividend Declaration Date, such Grandfathered Person is the beneficial owner of less than 4.99% of the outstanding Common Shares, then such person or group (including any affiliate or associate of such person or group) will cease to be a Grandfathered Person. Additionally, the Rights Agreement includes procedures whereby the Board will consider requests to exempt (a) any person or group (including any affiliate or associate of such person or group) (an “Exempt Person”) which would otherwise be an “Acquiring Person”, or (b) any transaction (an “Exempt Transaction”) resulting in the beneficial ownership of Common Shares, prior to the consummation of such transaction, from the Acquiring Person trigger, in each case if the Board determines in its sole discretion either that such person or group (including any affiliate or associate of such person or group) or such transaction (i) will not jeopardize or endanger the availability of the NOLs or other tax benefits to the Company or (ii) is otherwise in the best interest of the Company; provided that, (A) in the case of an Exempt Person, if the Board later makes a contrary determination with respect to the effect of such person or group’s (including any affiliate or associate of such person or group) beneficial ownership with respect to the availability to the Company of its NOLs or other tax benefits, such person or group (including any affiliate or associate of such person or group) shall cease to be an Exempt Person and (B) in the case of an Exempt Person or Exempt Transaction, the Board may require the applicable person or group (including any affiliate or associate of such person or group) to make certain representations or undertakings, the violation or attempted violation of which will be subject to such consequences as the Board may determine it its sole discretion, including that such person or group (including any affiliate or associate of such person or group) shall become an “Acquiring Person”.

With respect to any Common Shares outstanding as of the Record Date, until the earliest of the Distribution Date, the Redemption Date or the Expiration Date (as defined below), (a) in the case of certificated shares, the Rights associated with the Common Shares represented by a certificate shall be evidenced by such certificate along with a copy of this Summary of Rights, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby, and (b) in the case of Common Shares held in uncertificated form, the Rights associated with the Common Shares shall be evidenced by the balances indicated in the book-entry account system of the transfer agent for the Common Shares, and the transfer of any Common Shares in the book-entry account system of the transfer agent for such Common Shares shall also constitute the transfer of the Rights associated with such Common Shares. Therefore, until the Distribution Date, the Rights may be transferred with and only with the underlying Common Shares.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will thereafter evidence the Rights.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 p.m., New York City time, on the earliest of (a) March 18, 2019, (b) the effective date of the repeal of Section 382 or any successor statute if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of NOLs or other tax benefits, (c) the first day of a taxable year of the Company to which the Board determines that no NOLs or other Tax Benefits may be carried forward or (d) March 18, 2017, if shareholder approval of the Rights Agreement has not been obtained by or on such date (the earliest of the events described in clauses (a), (b), (c), and (d) being referred to as, the “Expiration Date”), unless earlier redeemed or exchanged by the Company as described below.

The number of Preferred Shares or other securities issuable upon exercise of the Rights is subject to adjustment by the Board in the event of any change in the Common Shares or Preferred Shares, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Shares or Preferred Shares or otherwise. The Purchase Price and the number of Preferred Shares or other securities issuable upon exercise of the Rights are subject to

ANNEX B-42

adjustment from time to time in the event of the declaration of a stock dividend on the Common Shares payable in Common Shares or a subdivision or combination of the Common Shares prior to the Distribution Date.

The Preferred Shares are authorized to be issued in fractions which are an integral multiple of one one-thousandth ( 1/1,000th) of a Preferred Share and, unless represented by depositary receipts pursuant to a depositary arrangement (as provided by the terms of the Preferred Shares), shall be so issued. The foregoing sentence notwithstanding, the Company may, in lieu of issuing fractional shares (other than fractional shares represented by one or more whole Rights immediately prior to their exercise), make a cash payment for such shares based on the market price of such shares on the first trading date prior to the date of exercise.

Subject to the right of the Board to redeem or exchange the Rights as described below, on the tenth day after such time as the Company learns that there is an Acquiring Person, the holder of each Right will thereafter have the right to receive, upon exercise thereof, for the Purchase Price, that number of one one-thousandths ( 1/1,000ths) of a Preferred Share equal to the number of Common Shares which at the time of such transaction would have a market value of twice the Purchase Price. Any Rights that are or were beneficially owned by an Acquiring Person will become null and void and will not be subject to this “flip-in” provision.

In the event the Company is acquired by, or otherwise engages in a merger, share exchange or other business combination with, an Acquiring Person that has common shares publicly traded in the United States or 50% or more of the Company’s assets or assets representing 50% or more of the Company’s earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that has common shares publicly traded in the United States, proper provision must be made so that each Right will entitle its holder to purchase, for the Purchase Price, that number of common shares of such entity which at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person that does not have common shares publicly traded in the United States or 50% or more of the Company’s assets or assets representing 50% or more of the earning power of the Company are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that does not have common shares publicly traded in the United States, proper provision must be made so that each Right will entitle its holder to purchase, for the Purchase Price, at such holder’s option, (a) if such entity has common shares publicly traded outside the United States, that number of common shares of such entity which at the time of the transaction would have a market value of twice the Purchase Price, (b) that number of common shares of the surviving corporation in the transaction with such entity which at the time of the transaction would have a book value of twice the Purchase Price, (c) that number of common shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (d) if such entity has an affiliate which has common shares publicly traded in the United States, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price. This “flip-over” provision only applies to a merger or similar business combination with an Acquiring Person.

ANY RIGHTS THAT ARE OR WERE, AT ANY TIME ON OR AFTER THE DATE AN ACQUIRING PERSON BECOMES SUCH, BENEFICIALLY OWNED BY SUCH ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE OF SUCH ACQUIRING PERSON (OR A TRANSFEREE THEREOF) WILL BECOME NULL AND VOID AND ANY HOLDER OF ANY SUCH RIGHT (INCLUDING ANY SUBSEQUENT HOLDER) WILL BE UNABLE TO EXERCISE ANY SUCH RIGHT.

The Rights are redeemable by the Board at a redemption price of $0.01 per Right (the “Redemption Price”) any time prior to the earlier of (a) the Distribution Date and (b) the Expiration Date (the date of such redemption being the “Redemption Date”). Immediately upon the action of the Board electing to redeem the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

After there is an Acquiring Person the Board may elect to exchange each Right (other than Rights owned by an Acquiring Person) for consideration per Right consisting of (a) one-half of the securities that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement or (b) cash, Preferred Shares (including fractions thereof), Common Shares (including fractions thereof) or other

ANNEX B-43

equity or debt securities (or any combination of any of the foregoing) having an aggregate value equal to one-half of the value of Preferred Shares (including fractions thereof) that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement. Notwithstanding the foregoing, the Board is not empowered to effect such exchange at any time after any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the Common Shares then outstanding.

If the Board elects to mandatorily exchange any Rights, the Board may, at its option and without limiting any rights the Company may have under the Rights Agreement, cause the Company to enter into one or more arrangements it deems necessary or appropriate to implement and give effect to such mandatory exchange in the manner contemplated by the Rights Agreement, including by establishing one or more trusts or other mechanisms for the proper and orderly distribution of the securities and/or cash to be exchanged therefor.

At any time prior to the date the Company learns that a person or group (including any affiliate or associate of such person or group) has become an Acquiring Person (subject to exceptions), the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which the Distribution Date will occur, the amount of the Purchase Price or the definition of “Acquiring Person”), except that no supplement or amendment may be made that reduces the Redemption Price or adversely affects the holders of Rights (other than an Acquiring Person, an affiliate or associate of an Acquiring Person and certain transferees).

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

A copy of the Rights Agreement, including the terms of the Preferred Shares, will be filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company upon written request. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

ANNEX B-44

ANNEX C

FORM HOLDINGS CORP.

2012 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN
(as amended on September 8, 2016)

1. DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this FORM Holdings Corp. 2012 Employee, Director and Consultant Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan and pertaining to a Stock Right, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Change of Control means the occurrence of any of the following events:

(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or
(ii)	Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or
(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of the Plan, which is the date of its approval by the shareholders of the Company, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an

ANNEX C-1

individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
(iv)	“Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.1

Common Stock means shares of the Company’s common stock, $0.01 par value per share.

Company means FORM Holdings Corp., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

(1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine. This value will be based on an external valuation in compliance with the applicable laws of the taxing jurisdiction.

ISO means an option intended to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Plan means this FORM Holdings Corp. 2012 Employee, Director and Consultant Equity Incentive Plan.

Securities Act means the Securities Act of 1933, as amended.

[1]	The Committee should be comprised of “disinterested persons” as defined under Rule 16b-3 of the Exchange Act and “outside directors” as defined in Section 162(m) of the Code

ANNEX C-2

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2. PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3. SHARES SUBJECT TO THE PLAN.

(a) The number of Shares which may be issued from time to time pursuant to this Plan shall be 7,573,568

(b) If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company’s or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued. However, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code.

4. ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a) Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c) Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall Stock Rights with respect to more than 1.0 mm Shares be granted to any Participant in any fiscal year;

(d) Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

(e) Amend any term or condition of any outstanding Stock Right, including, without limitation, to accelerate the vesting schedule or extend the expiration date up to eighteen months from termination date, provided that (i) such term or condition as amended is permitted by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without

ANNEX C-3

such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code; and

(f) Adopt any appendices applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which appendices may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5. ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6. TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

(a) Non-Qualified Options:  Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

(i)	Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of Common Stock on the date of

ANNEX C-4

grant of the Option provided, that if the exercise price is less than Fair Market Value, the terms of such Option must comply with the requirements of Section 409A of the Code unless granted to a Consultant or to a non U.S. person as to whom Section 409A of the Code does not apply.
(ii)	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.
(iii)	Option Periods: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events.
(iv)	Option Conditions: Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:
A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and
B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.
(v)	Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b) ISOs:  Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

(i)	Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (v) thereunder.
(ii)	Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or
B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.
(iii)	Term of Option: For Participants who own:
A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or
B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.
(iv)	Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each

ANNEX C-5

ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7. TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a) Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

(b) Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

8. TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to affect the intent as described in this Paragraph 8.

9. EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised, or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a),

ANNEX C-6

(b), (c), and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

10. PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and2 having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award, or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

11. RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

12. ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

[2]	If an employee uses previously owned shares to pay for a stock purchase and those shares have not been held by the employee for at least six months, the company will incur a variable accounting charge

ANNEX C-7

13. EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 14, 15, and 16, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement and in no event later than eighteen months after the Participant’s termination of employment. In addition, the Administrator may extend the period in which the Participant is eligible to exercise any vested Options but in no event may an Option be exercised later than eighteen months after the Participant’s termination of employment,

(b) Except as provided in Subparagraph (c) below, or Paragraph 15 or 16, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c) The provisions of this Paragraph, and not the provisions of Paragraph 15 or 16, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within eighteen months after the date of the Participant’s termination of service or twelve months in the case of an ISO, but in no event after the date of expiration of the term of the Option.

(d) Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

(e) A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.

(f) Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

14. EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a) All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

ANNEX C-8

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

15. EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:

(i) To the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and

(ii) In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b) A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

(c) The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

16. EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

(a) In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors:

(i)	To the extent that the Option has become exercisable but has not been exercised on the date of death; and
(ii)	In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b) If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

ANNEX C-9

17. EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 17 and Paragraph 18 below, a Participant to whom a Stock Grant has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 17 and Paragraph 18 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

18. EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Stock Grant Agreement, in the event of a termination of service (whether as an Employee, director or Consultant), other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 19, 20, and 21, respectively, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant as to which the Company’s forfeiture or repurchase rights have not lapsed.

19. EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a) All Shares subject to any Stock Grant whether or not then subject to forfeiture or repurchase shall be immediately subject to repurchase by the Company at par value.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

20. EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If

ANNEX C-10

requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

21. EFFECT ON STOCK GRANTS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

22. PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

(a) The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

23. DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

24. ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement:

(a) Stock Dividends and Stock Splits.  If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or

ANNEX C-11

different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(b) Corporate Transactions.  If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such vested Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

Notwithstanding the foregoing, in the event the Corporate Transaction also constitutes a Change of Control, then all Options outstanding on the date of the Corporate Transaction shall have vesting acceleration until the next vesting date, unless otherwise agreed upon with the Administrator.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 24(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c) Recapitalization or Reorganization.  In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

ANNEX C-12

(d) Adjustments to Stock-Based Awards.  Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect of any, Corporate Transaction and Change of Control and, subject to Paragraph 4, its determination shall be conclusive.

(e) Modification of Options.  Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph (a), (b) or (c) above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

25. ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

26. FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

27. CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

28. WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1
ANNEX C-13

above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.

29. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

30. TERMINATION OF THE PLAN.

The Plan will terminate on the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

31. AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. In addition, if NYSE Amex amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” of equity compensation plans, then, from and after the effective date of such an amendment to such rules, no amendment of the Plan which (i) materially increases the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin-off or similar transaction); (ii) materially increases the benefits to Participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding Options, (b) reduce the price at which Shares or Options may be offered, or (c) extend the duration of the Plan; (iii) materially expands the class of Participants eligible to participate in the Plan; or (iv) expands the types of awards provided under the Plan shall become effective unless stockholder approval is obtained. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

32. EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

ANNEX C-14

33. GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

ANNEX C-15

FORM HOLDINGS CORP.

2012 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

APPENDIX A — ISRAEL

1.	NAME AND EFFECTIVE DATE
1.1	This Appendix A (the “Appendix”) to the FORM Holdings Corp. 2012 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) shall apply only to individuals who are granted Stock Grants, Stock Rights or Options who are residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Options.
1.2	This Appendix shall be effective as of September 12, 2012.
2.	PURPOSE
2.1	This Appendix applies to Stock Grants, Stock Rights or Options granted to Israeli Participants under the Plan and such Stock Grants, Stock Rights and Options shall comply with Amendment no. 132 of the Israeli Tax Ordinance which is effective with respect to Options granted as of January 1, 2003 and may or may not contain such terms as will qualify such options for the special tax treatment under Section 102(b) of the Ordinance and the Rules (“102 Options”).
2.2	The purpose of this Appendix is to establish certain rules and limitations applicable to Stock Grants, Stock Rights and Options that may be granted under the Plan from time to time, in compliance with securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan.
3.	DEFINITIONS
3.1	Capitalized Terms not otherwise defined herein shall have the meanings assigned in the Plan. The following additional terms will apply to grants made pursuant to this Appendix:

“3(i) Stock Grants, Stock Rights or Option” means a Stock Grants, Stock Rights or an Option granted under the terms of Section 3(i) of the Ordinance to persons which do not qualify as “employees” under the provisions of Section 102.

“102(b) Track Election” means the right of the Company to prefer either the “Capital Track” (as set under Section 102(b)(2)), or the “Ordinary Income Track” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Ordinance.

“102(b) Stock Grant, Stock Right or an Option” means a Stock Grant, Stock Right or an Option intended to qualify, under the provisions of Section 102(b) of the Ordinance (including the Section 102(b) Choice of Track), as either:

(i) “102(b)(2) Option” for the special tax treatments under the “Capital Track”, or

(ii)	“102(b)(1) Option” for the special tax treatments under the “Ordinary Income Track”.

“Affiliate” means any “employing company” within the meaning of Section 102 of the Ordinance which includes (i) any company which is a Controlling Person of the Company, or (ii) that the Company is a Controlling Person of such company, or (iii) that the Company and such company are controlled by the same Controlling Person, as such term may be amended from time to time.

“Controlling Person” shall have the meaning ascribed to such definition under Section 102 of the Ordinance, as may be amended from time to time.

“Employee” or “employee” for the purposes of Section 102 to the Ordinance shall mean a person who is employed by the Company or its Affiliates, including an officer and a director but excluding a Controlling Person, as such term may be amended from time to time under Section 102 of the Ordinance.

ANNEX C-16

“Fair Market Value” Solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the date of grant of the 102(b)(2) Option, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be. In all other cases Fair Market Value shall be as defined in the Plan.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Rights” means rights issued or distributed in respect of Shares issued pursuant to exercise of Stock Grants, Stock Rights or Options under the Appendix, including bonus shares but excluding cash dividends.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuances to Employees) 5763-2003.

“Unapproved 102 Options” means 102 Stock Grants, Stock Rights or Options granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation under the Appendix as recipients of Stock Grants, Stock Rights or Options shall include any Employees (including officers), directors and consultants of the Company or of any Affiliate of the Company who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax. The grant of a Stock Grant, Stock Rights or Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Stock Grant, Stock Right or Options pursuant to the Appendix, the Plan or any other equity plan of the Company or any of its Affiliates. Notwithstanding the foregoing, no 102 Stock Grants, Stock Rights or Options shall be granted to any individual who is not an Employee of the Company or of an Affiliate of the Company, or which otherwise does not qualify as an “employee” under Section 102(a) to the Ordinance. 3(i) Options may be granted only to non-Employees.

5.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102
5.1	The Company may designate Stock Grants, Stock Rights or Options granted to Employees pursuant to Section 102 of the Ordinance as Unapproved 102 Options or 102(b) Options.
5.2	The grant of 102(b) Stock Grants, Stock Rights or Options shall be made under this Appendix and shall be conditioned upon the approval of this Appendix by the Israeli Tax Authorities (the “ITA”).
5.3	102(b) Stock Grants, Stock Rights or Options may either be classified as 102(b)(2) Stock Grants, Stock Rights or Options under the capital gain tax Track or 102(b)(1) Stock Grants, Stock or Options under the Ordinary Income Track.
5.4	The Company’s election of the type of 102(b) Stock Grants, Stock Rights or Options as 102(b)(2) Stock Grants, Stock or Options or 102(b)(1) Stock Grants, Stock Rights or Options granted to Employees (the “Election”), shall be appropriately filed with the ITA before the date of grant of 102(b) Stock Grants, Stock Rights or Options. Such Election shall become effective beginning the first date of grant of 102(b) Option under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted 102(b) Stock Grants, Stock Rights or Options or such other period as shall be determined from time to time under Section 102 of the Ordinance and the Rules, regulation and orders promulgated thereunder. The Election shall obligate the Company to grant only the type of 102(b) Stock Grants, Stock Rights or Option it has elected, and shall apply to all Participants who were granted 102(b) Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the

ANNEX C-17

Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 tock Grants, Stock Rights or Option simultaneously.
5.5	All 102(b) Stock Grants, Stock Rights or Options must be held in trust by a Trustee, as described in Section 6 below.
5.6	For the avoidance of doubt, the designation of Unapproved 102 Options and 102(b) Stock Grants, Stock Rights or Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and Rules, regulations and orders promulgated thereunder.
5.7	With regards to 102(b) Stock Grants, Stock Rights or Options, the provisions of the Appendix and/or the Option Agreement shall be subject to the provisions of Section 102 of the Ordinance and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan, the Appendix and of the Option Agreement. Any provision of Section 102 of the Ordinance and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102 of the Ordinance, which is not expressly specified in the Plan, Appendix or the Option Agreement, shall be considered binding upon the Company and the Participants.
6.	TRUSTEE
6.1	The 102(b) Stock Grants, Stock Rights or Options which shall be granted to Participants and/or any Shares issued upon exercise of such 102(b) Stock Grants, Stock Rights or Options and/or any other shares received subsequently following any realization of rights resulting from a 102(b) Stock Grants, Stock Rights or Option or Rights resulting from Shares issued upon exercise of a 102(b) Option, including without limitation bonus shares, shall be allocated or issued to a trustee nominated by the Board of Directors or the Administrator, as required by law, and approved in accordance with the provisions of Section 102 of the Ordinance (the “Trustee”) for such period of time, at least the minimum period required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder. The Board of Directors or the Administrator, as applicable, shall determine and approve the terms of engagement of the Trustee, and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all 102(b) Stock Grants, Stock Rights or Options and Shares held by such Trustee at such time to its successor. The Trustee will hold such 102(b) Stock Grants, Stock Rights or Options or Shares resulting from the exercise thereof in accordance with the provisions of the Ordinance and the Rules promulgated thereunder, the trust agreement and any other instructions the Board of Directors or the Administrator, as applicable, may issue to him/it from time to time (so long as they do not contradict the Ordinance and the Rules promulgated thereunder). Thereafter, the Trustee will transfer the 102(b) Stock Grants, Stock Rights or Options or the Shares, as the case may be, to the Participants upon his/her demand, subject to any deduction or withholding of taxes required under the Ordinance, the Rules or any other applicable law. In the case the requirements for Approved 102 Options are not met, then the Approved 102 Stock Grants, Stock Rights or Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.
6.2	Anything to the contrary notwithstanding, the Trustee shall not release any 102(b) Options which were not already exercised into Shares by the Participant or release any Shares issued upon exercise of such 102(b) Stock Grants, Stock Rights or Options prior to the full payment of the Participant’s tax liabilities arising from such 102(b) Stock Grants, Stock Rights or Options which were granted to him and/or any Shares issued upon exercise of such 102(b) Stock Grants, Stock Rights or Options.
6.3	Upon receipt of a 102(b) Stock Grants, Stock Rights or Option, the Participant will sign the Stock Grants, Stock Rights or Option Agreement or an applicable option award which shall be deemed as the Participant’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and the Appendix, or any 102(b) Stock Grants, Stock Rights or Option or Share granted to him thereunder.

ANNEX C-18

6.4	Subject to applicable law, the Board of Directors or the Administrator shall be entitled to revise, amend or replace the terms of the trust agreement with the Trustee, to the extent that same (i) do not adversely affect any rights of a Participant under any valid and outstanding 102(b) Stock Grants, Stock Rights or Option, which are expressly provided for in this Appendix or the respective Option Agreement with such Participant, or is (ii) necessary or desirable in the light of any change or replacement of Section 102 of the Ordinance.
6.5	Any and all Rights with respect to a 102(b) Stock Grants, Stock Rights or Option shall be issued or distributed, as the case may be, to the Trustee and held thereby. Such Rights will not be sold or transferred until the lapse of the minimum period permitted by applicable law, and such Rights shall be subject to the taxation track which is applicable to such Shares issued pursuant to the exercise of a 102(b) Stock Grants, Stock Rights or Option hereunder. Notwithstanding the aforesaid, Shares issued pursuant to the exercise of 102(b) Stock Grants, Stock Rights or Options hereunder or Rights may be sold or transferred, and the Trustee may release such Shares issued pursuant to the exercise of 102(b) Stock Grants, Stock Rights or Options hereunder (or the applicable option award) or Rights from trust, prior to the lapse of the transferred until the lapse of the minimum period permitted by applicable law.
6.6	During the period in which Shares, issued to the Trustee on behalf of a Participant upon exercise of a 102(b) Stock Grants, Stock Rights or Option, are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Participant; all subject to the provisions of applicable law including in particular the provisions of Section 102 and the rules, regulations or orders promulgated thereunder and Section 6.2 above.
6.7	As long as Shares are held by the Trustee in favor of the Participant, then all rights the last possesses over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.
7.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON
7.1	Each Stock Grant, Stock Right or Option granted pursuant to this Appendix, shall be evidenced by an Option Agreement between the Company and the Participant, in such form as the Board of Directors or the Administrator, as applicable, shall from time to time approve. Each Stock Grants, Stock Rights or Option Agreement shall state a number of the Shares to which the Option relates and the type of Stock Grants, Stock Rights or Option granted thereunder (whether a 102(b)(1) Stock Grants, Stock Rights or Option, 102(b)(2) Stock Grants, Stock Rights or Option, Other 102 Stock Grants, Stock Rights or Option, or a 3(i) Stock Grants, Stock Rights or Option, the purchase price per Share and the vesting schedule to which such Stock Grants, Stock Rights or Option shall become exercisable. Stock Grants, Stock Rights or Options may be granted at any time after this Appendix has been approved by the Company, subject to any further approval or consent required under Section 102 of the Ordinance or the Rules, in case of 102(b) Stock Grants, Stock Rights or Options, and other applicable law.
7.2	Each Stock Grants, Stock Rights or Option Agreement evidencing 102(b) Stock Grants, Stock Rights or Options shall include (i) an approval and acknowledgment by the Participant of the agreement of the Company with the Trustee (as may be amended from time to time), (ii) a declaration that the Participant is familiar with the provisions of Section 102 and the “Capital Track” (if applicable) and (iii) an undertaking not to sell or transfer the Stock Grants, Stock Rights or Options and/or the Shares issued pursuant to the exercise of Stock Grants, Stock Rights or Options prior to the lapse of the period in which the Stock Grants, Stock Rights or Options and/or such Shares are held in trust, unless the Participant pays all taxes, which may arise in connection with such sale and/or transfer (as provided in Section 6.5 above).

ANNEX C-19

8.	AMENDMENTS OR TERMINATION
8.1	The Board of Directors or the Administrator, as required by law, may, at any time and from time to time, amend, alter or discontinue this Appendix, except that no amendment or alteration shall be made which would impair the rights of the holder of any share and/or Stock Grants, Stock Rights or Option granted, if and to the extent such rights are specifically set forth under the applicable Stock Grants, Stock Rights or Option Agreement, without such Participant's written consent.
9.	GOVERNMENT REGULATION

This Appendix and the granting and exercise of Stock Grants, Stock Rights or Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules and regulations of the State of Israel and of the United States, if applicable, and to such approvals by any governmental agencies as may be required.

10.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Stock Grants, Stock Rights or Option Agreement with the Participant shall impose any obligation on the Company or an Affiliate thereof, to continue any Participant in its employ, or the hiring by the Company of the Participant’s services and nothing in the Plan or in any Stock Grants, Stock Rights or Option granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service hiring at any time.

11.	TAX CONSEQUENCES
11.1	To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Stock Grants, Stock Rights or Option, from the payment for Shares covered thereby or from any other event or act (of the Company, its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or the Trustee (where applicable) shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source. Furthermore, the Participant shall agree to indemnify the Company and the Trustee (where applicable) and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.
11.2	The Board of Directors, the Administrator and/or the Trustee shall not be required to release any Share certificate, issued upon exercise of Stock Grants, Stock Rights or Option, to a Participant, until all required payments have been fully made.
11.3	Notwithstanding anything herein to the contrary, this Appendix shall be governed by the provisions of the Ordinance, the rules promulgated thereunder, and any other applicable Israeli laws.
11.4	Following the grant of Stock Grants, Stock Rights or Options under this Appendix and in any case in which the Participant shall stop being considered as an “Israeli Resident”, as defined in the Ordinance, the Company may, if and to the extent the Ordinance and/or the rules promulgated thereunder shall impose such obligation on the Company, to withhold all applicable taxes from the Participant, to remit the amount withheld to the appropriate Israeli tax authorities and to report to such Participant the amount so withheld and paid to said tax authorities.

ANNEX C-20

ANNEX D

FORM OF CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FORM HOLDINGS CORP.

FORM HOLDINGS CORP., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:	The name of the Corporation is FORM HOLDINGS CORP.
SECOND:	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 9, 2006 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2010, and as further amended by the Certificates of Amendment of the Amended and Restated Certificate of Incorporation on July 19, 2012, on November 25, 2015 and on May 5, 2016.
THIRD:	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:
Article Fifth, Section (2) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:
“(2) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”
FOURTH:	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by Anastasia Nyrkovskaya, its Chief Financial Officer, as of the [    ] day of           , 2016.

FORM HOLDINGS CORP.

By:	Name: Anastasia Nyrkovskaya Title: Chief Financial Officer and Treasurer

ANNEX D-1

ANNEX E

FORM HOLDINGS CORP.

FORM OF CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D CONVERTIBLE PREFERRED STOCK

WHEREAS, the Amended and Restated Certificate of Incorporation of Form Holdings Corp., a Delaware corporation (the “Corporation”), provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) is authorized to fix the dividend rights, voting rights, conversion rights, redemption privileges and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 500,000 shares of the preferred stock which the Corporation has the authority to issue, classified as Series D Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock in exchange for other securities, rights, or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

1. Designation and Amount.  The class of preferred stock hereby classified shall be designated the “Series D Convertible Preferred Stock”. The initial number of authorized shares of the Series D Convertible Preferred Stock shall be 500,000, which, except as provided herein, shall not be subject to increase without the consent of the holders of a majority of the then outstanding shares of Series D Convertible Preferred Stock. Each share of the Series D Convertible Preferred Stock shall have a par value of $0.01.

2. Dividends.

2.1. Dividends and Distributions to the Holders of Common Stock.  From and after the first date of issuance of any shares of Series D Convertible Preferred Stock (the “Initial Issuance Date”), the holders of Series D Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive such dividends paid and distributions made to the holders of common stock, par value $0.01 per share (the “Common Stock”), pro rata to the holders of Common Stock to the same extent as if such Holders had converted the Series D Convertible Preferred Stock into Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

2.2. Payment of Dividends.  In addition to the dividends described in Section 2.1, from and after the date of the issuance of any shares of Series D Convertible Preferred Stock, dividends at the rate per annum of $4.32 per share shall accrue on such shares of Series D Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Convertible Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 2.2, in Section 4, or in Section 7, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series D Convertible Preferred Stock then outstanding shall

ANNEX E-1

first receive, or simultaneously receive, a dividend on each outstanding share of Series D Convertible Preferred Stock in an amount at least equal to (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series D Convertible Preferred Stock and not previously paid and (ii) the amount required to be paid pursuant to Section 2.1.

3. Liquidation Preference.

3.1. Preferential Payments to Holders of Series D Convertible Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, subject to the rights of the holders of any other class of preferred stock, the holders of shares of Series D Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value (defined below) plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series D Convertible Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D Liquidation Preference Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 3.1, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2. Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series D Convertible Preferred Stock (subject to the rights of the holders of any other class of preferred stock), the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

4. Deemed Liquidation Events.

4.1. Certain definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

4.1.1. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

4.1.2. “Deemed Liquidation Event” means that the Corporation shall, directly or indirectly, in one or more related transactions, (A) (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person or (ii) permit any subsidiary of the Corporation to merge or consolidate with or into (whether or not the subsidiary of the Corporation is the surviving corporation) another Person, if the Corporation issues shares of its capital stock pursuant to such merger or consolidation (in either (i) or (ii) of this clause (A)), other than a consolidation or merger involving the Corporation or a subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such consolidation or merger continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such consolidation or merger, at least a majority of the Voting Stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such consolidation or merger, the parent corporation of such surviving or resulting corporation), or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation on a consolidated basis to another entity, or (C) allow another Person(s) to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the

ANNEX E-2

outstanding shares of Voting Stock (not including any shares of Voting Stock held by the entity or entities making or party to, or associated or affiliated with the entity or entities making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person(s) making or party to, or associated or affiliated with the other Person(s) making or party to, such stock purchase agreement or other business combination).

4.1.3. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

4.1.4. “Eligible Market” means the New York Stock Exchange, Inc., the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, and the NASDAQ Capital Market, and any successor to any of the foregoing.

4.1.5. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

4.1.6. “Required Holders” means the holders of record of a majority of the then outstanding shares of Series D Convertible Preferred Stock.

4.1.7. “Stated Value” shall mean $48 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series D Convertible Preferred Stock after the Initial Issuance Date.

4.1.8. “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

4.1.9. “Voting Stock” means capital stock of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees thereof (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency that has not occurred at the time of determination).

4.2. Effecting a Deemed Liquidation Event.

4.2.1. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in clause (A) of the definition of “Deemed Liquidation Event” unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3.

4.2.2. In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law (“DGCL”) within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series D Convertible Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the repayment and cancellation of such shares of Series D Convertible Preferred Stock, and (iii) if the holders of at least 50% of the then outstanding shares of Series D Convertible Preferred Stock so request in a

ANNEX E-3

written instrument delivered to the Corporation not later than 30 days after receipt of the notice described in clause (i), the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, subject to the rights of any other existing class of preferred stock, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to repay and cancel all outstanding shares of Series D Convertible Preferred Stock at a price per share equal to the Series D Liquidation Preference Amount. Notwithstanding the foregoing, in the event of a repayment pursuant to the preceding sentence, if the Available Proceeds are not sufficient to repay all outstanding shares of Series D Convertible Preferred Stock, the Corporation shall ratably repay each Holder’s shares of Series D Convertible Preferred Stock to the fullest extent of such Available Proceeds, and shall repay the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or repayment provided for in this Section 4.2.2, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

4.3. Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon the occurrence of a Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

4.4. Allocation of Escrow and Contingent Consideration.  In the event of a Deemed Liquidation Event pursuant to clause (A)(i) of the definition thereof, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the transaction agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 4.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

5. Voting Rights.

5.1. General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Amended and Restated Certificate of Incorporation, the holders of Series D Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.2. Election of Directors.  The Holders of record of the shares of Series D Convertible Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series D Director”). If the holders of shares of Series D Convertible Preferred Stock fail to elect a director to fill the directorship for which they are entitled to elect a director, voting exclusively and as a separate class, pursuant to the first sentence of this Section 5.2, then the directorship not so filled shall

ANNEX E-4

remain vacant until such time as the holders of the Series D Convertible Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series D Convertible Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5.2. The initial Series D Director shall be Mr. Andrew Heyer. The rights of the holders of the Series D Convertible Preferred Stock to elect a Series D Director shall terminate on the first date following the Initial Issuance Date on which the shares of Common Stock underlying the Series D Convertible Preferred Stock represent beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), in the aggregate, of less than five percent (5%) of the Corporation’s issued and outstanding shares of Common Stock on an as-converted basis.

6. Conversion.

6.1. Holder’s Right to Convert.

The holders of the Series D Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

6.1.1. Right to Convert.

6.1.1.1. Conversion Ratio.  Each share of Series D Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value (plus any accrued but unpaid dividends) by the Series D Conversion Price (as defined below) in effect at the time of conversion (the result of such fraction, the “Series D Conversion Rate”). The “Series D Conversion Price ” shall initially be equal to $6.00. Such initial Series D Conversion Price, and the rate at which shares of Series D Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. On the Initial Issuance Date, the Series D Conversion Rate shall be equal to 8 shares of Common Stock for each share of Series D Convertible Preferred Stock.

6.1.1.2. Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Convertible Preferred Stock.

6.1.2. Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series D Convertible Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Convertible Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

ANNEX E-5

6.2. Mechanics of Conversion.  The conversion of Series D Convertible Preferred Stock shall be conducted in the following manner:

6.2.1. Conversion Notice.  The Holder of record of shares of Series D Convertible Preferred Stock being converted shall (A) transmit by email (or otherwise deliver) a copy of a properly completed notice of conversion executed by the registered Holder of the Series D Convertible Preferred Stock subject to such conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Corporation and if the Corporation has appointed a registered transfer agent, the Corporation’s registered transfer agent (the “Transfer Agent”) (if the Corporation does not have a registered transfer agent, references hereto to the “Transfer Agent” shall be deemed to be references to the Corporation) and (B) if required by Section 6.2.3, surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates, if any, representing the Series D Convertible Preferred Stock being converted (or compliance with the procedures set forth in Section 10) (the “Preferred Stock Certificates”).

6.2.2. Corporation’s Response.  Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within three (3) Trading Days, send, via email, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if applicable, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice, (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series D Convertible Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series D Convertible Preferred Stock being converted, then the Corporation shall or shall direct the Transfer Agent, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series D Convertible Preferred Stock not converted or it shall direct the Transfer Agent to update the Holder’s account to reflect the number of shares of Series D Convertible Preferred Stock not converted.

6.2.3. Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Series D Convertible Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the Preferred Stock Certificate, if any, unless (A) the full or remaining number of shares of Series D Convertible Preferred Stock represented by the Preferred Stock Certificate are being converted, in which case the Holder shall deliver such Preferred Stock Certificate to the Corporation promptly following such conversion, or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series D Convertible Preferred Stock upon physical surrender of any Series D Convertible Preferred Stock. The Holder and the Corporation shall maintain records showing the number of shares of Series D Convertible Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series D Convertible Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series D Convertible Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series D Convertible Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series D Convertible Preferred Stock unless such Holder

ANNEX E-6

first physically surrenders the certificate representing the Series D Convertible Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series D Convertible Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series D Convertible Preferred Stock, the number of shares of Series D Convertible Preferred Stock represented by such certificate may be less than the number of shares of Series D Convertible Preferred Stock stated on the face thereof.

6.2.4. Reservation of Shares.  The Corporation shall, so long as any shares of Series D Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Convertible Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Convertible Preferred Stock then outstanding; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in all reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series D Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series D Convertible Conversion Price.

6.2.5. Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the Series D Conversion Rate, the Corporation shall issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via email within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the arithmetic calculation of the Series D Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day submit via email the disputed arithmetic calculation of the Series D Conversion Rate to any “big four” international accounting firm that is reasonably acceptable to the Corporation and the Holder. The Corporation shall cause, at the Corporation’s expense (unless the accounting firm determines in favor of the Corporation, in which case the Holder shall be responsible for such expense), the accountant to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

6.2.6. Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series D Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date of conversion.

6.2.7. Effect of Conversion.  All shares of Series D Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote in the capacity of a Holder, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversation as provided in Section 6.1.2, and payment of any accrued but unpaid dividends thereon (whether or not declared).

ANNEX E-7

Any shares of Series D Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series D Convertible Preferred Stock accordingly.

6.2.8. Transfer Taxes.  The issuance of certificates, if any, for shares of the Common Stock on conversion of this Series D Convertible Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series D Convertible Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.2.9. Corporation’s Failure to Timely Convert.  If within three (3) Trading Days after the Corporation’s receipt of the copy of a Conversion Notice, the Corporation shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series D Convertible Preferred Stock (a “Conversion Failure”), and if on or after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Corporation shall, within three (3) Trading Days after the Holder’s request pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate. “Closing Sale Price” means, for the shares of Common Stock as of any date, the last closing price for such security on the principal market on which such security is traded, as reported by Bloomberg L.P., or if the foregoing does not apply, the last closing price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg L.P., or, if no closing price is reported for such security by Bloomberg L.P., the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

6.3. Corporation’s Right to Convert.

6.3.1. At any time or from time to time after the Initial Issuance Date of the Series D Convertible Preferred Stock, if the volume weighted average price per share, as published by Bloomberg L.P. (or if Bloomberg L.P. does not then exist, a comparable publication) (“VWAP”) of the shares of Common Stock of the Corporation on its principal trading market that is an Eligible Market (the “Principal Market”) over any twenty (20) of the thirty (30) consecutive Trading Days exceeds $9.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) (the “Corporation Conversion Right Event”), the Corporation will have the right, but not the obligation, by notice given no more than ten (10) Trading Days after the occurrence of such Corporation Conversion Right Event, to convert each outstanding share of Series D Convertible Preferred Stock into a number of fully paid and nonassessable shares of Common Stock calculated based on the then applicable Series D Conversion Rate.

6.3.2. To exercise the Corporation’s right set forth in Section 6.3.1, the Corporation shall deliver to each Holder of record of Series D Convertible Preferred Stock an irrevocable written notice (a “Corporation Conversion Notice”) during the ten (10) Trading Day period referenced above indicating the effective date of the conversion (the “Corporation Conversion Date”), which

ANNEX E-8

Corporation Conversion Date shall be not more than sixty (60), nor less than five (5), days following delivery of the Corporation Conversion Notice.

6.3.3. On the Corporation Conversion Date, the outstanding shares of Series D Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares, if any, are surrendered to the Corporation or its Transfer Agent, and certificates previously representing shares of Series D Convertible Preferred shall represent only the shares of Common Stock into which the shares of Series D Convertible Preferred previously represented thereby have been converted pursuant hereto; provided, however, that the Corporation shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series D Convertible Preferred unless certificates evidencing such shares of Series D Convertible Preferred, if any, are either delivered to the Corporation or the holder notifies the Corporation that such certificates, if any, have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of the conversion of the Series D Convertible Preferred pursuant to this Section 6.3, the Holders of shares of Series D Convertible Preferred shall surrender the certificates representing such shares to the Corporation and the Corporation shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 6.2.2) to the Holder within three (3) Business Days of the Holder’s delivery of the applicable Series D Convertible Preferred certificates.

7. Repayment of Series D Convertible Preferred Stock.

7.1. General.  On the date that is the seven (7) year anniversary after the Initial Issuance Date of the Series D Convertible Preferred (the “Maturity Date”), the Corporation shall, in accordance with Section 7.2 hereof, repay and cancel each share of Series D Convertible Preferred, at a price per share of the Series D Convertible Preferred equal to the Series D Liquidation Preference Amount, plus an amount equal to any accrued but unpaid dividends payable thereon until the Maturity Date.

7.2. Share Issuance.

7.2.1. On the Maturity Date, the Corporation, at its sole option, may elect to pay to the Holders the Series D Liquidation Preference Amount pursuant to Section 7.1: (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) through any combination of cash and/or Common Stock.

7.2.2. If the Corporation elects to make a payment, or any portion thereof, pursuant to this Section 7, in shares of Common Stock, the number of shares deliverable shall be determined by (A) dividing (x) the cash amount of such payment that would apply if no payment were to be made in Common Stock, or such portion, by (y) the VWAP of the Common Stock for the period of thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the Maturity Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization during such period) (the “Base Price”) and adding to the number of shares determined in accordance with clause (A), (B) an additional number of shares of Common Stock (the “Premium Shares”), calculated as follows: (i) if the Base Price as calculated pursuant to clause (A) above is greater than $9.00, no Premium Shares shall be issued, (ii) if the Base Price as calculated pursuant to clause (A) above is greater than $7.00 and equal to or less than $9.00, a number of shares equal to 5% of the shares to be issued pursuant to Section 7.2.2(A), (iii) if the Base Price as calculated pursuant to clause (A) above is greater than $6.00 and equal to or less than $7.00, a number of shares equal to 10% of the shares to be issued pursuant to Section 7.2.2(A), (iv) if the Base Price as calculated pursuant to clause (A) above is greater than $5.00 and equal to or less than $6.00, a number of shares equal to 20% of the shares to be issued pursuant to Section 7.2.2(A) and (v) if the Base Price as calculated pursuant to clause (A) above is less than or equal to $5.00, a number of shares equal to 25% of the shares to issued pursuant to Section 7.2.2(A). All per share prices set forth in Section 7.2.2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization after the Initial Issuance Date.

ANNEX E-9

8. Adjustment of Series D Conversion Price.

8.1.1. Adjustment of Series D Conversion Price upon Subdivision or Combination of Common Stock.  The Series D Conversion Price shall be subject to adjustment from time to time in accordance with this Section 8. If the Corporation at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series D Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Series D Conversion Price in effect immediately prior to such combination will be proportionately increased.

8.1.2. Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series D Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series D Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the holders of the Series D Convertible Preferred Stock, to the end that the provisions set forth in this Section 8 (and the provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

8.2. Notices.

8.2.1. Immediately upon any adjustment of the Series D Conversion Rate and Series D Conversion Price pursuant to Section 8 hereof, the Corporation will give written notice thereof sent by mail, first class, postage prepaid to each Holder at its address appearing on the stock register, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 6.2.5.

8.2.2. Except as otherwise required by law, the Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, or (B) with respect to any pro rata subscription offer to holders of Common Stock.

8.2.3. The Corporation will also give written notice to each Holder at least ten (10) Business Days prior to the date on which a Deemed Liquidation Event will take place.

9. Status of Converted Stock.  In the event any shares of Series D Convertible Preferred Stock shall be converted pursuant to Sections 6 or 7 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

10. Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series D Convertible Preferred Stock Certificates representing the Series D Convertible Preferred Stock, if any, and, in the case of loss, theft or destruction, of an indemnification undertaking (with surety, if reasonably requested by the Corporation) by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series D Convertible Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not

ANNEX E-10

be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series D Convertible Preferred Stock into Common Stock.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder of Series D Convertible Preferred Stock’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each holder of Series D Convertible Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder of Series D Convertible Preferred Stock thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series D Convertible Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series D Convertible Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12. Notice.  Whenever notice or other communication is required to be given hereunder, unless otherwise provided herein, such notice shall be given in accordance with contact information provided by each Holder to the Corporation and set forth in the register for the Series D Convertible Preferred Stock maintained by the Corporation as set forth in Section 15.

13. Failure or Indulgence Not Waiver.  No failure or delay on the part of any holder of Series D Convertible Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

14. Transfer of Series D Convertible Preferred Stock.  A Holder may assign some or all of the Series D Convertible Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

15. Series D Convertible Preferred Stock Register.  The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series D Convertible Preferred Stock, in which the Corporation shall record the name, address and email address of the persons in whose name the Series D Convertible Preferred Stock have been issued, as well as the name, address and email address of each transferee. The Corporation may treat the person in whose name any Series D Convertible Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16. Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, this Certificate of Designation or otherwise with respect to the issuance of the Series D Convertible Preferred Stock or the Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL and the applicable provisions hereof. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

17. General Provisions.  In addition to the above provisions with respect to Series D Convertible Preferred Stock, such Series D Convertible Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Amended and Restated Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally.

ANNEX E-11

18. Waiver and Amendment.  Any of the rights, powers, preferences and other terms of the Series D Convertible Preferred Stock set forth herein may be waived or amended on behalf of all holders of Series D Convertible Preferred Stock by the affirmative written consent or vote of the holders of at least 50% of the shares of Series D Convertible Preferred Stock then outstanding.

signature page follows

ANNEX E-12

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned this [•]th day of           , 2016.

FORM HOLDINGS CORP.

By:	Name: Andrew D. Perlman Title: Chief Executive Officer

ANNEX E-13

EXHIBIT A

FORM HOLDINGS CORP.

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Convertible Preferred Stock”), of Form Holdings Corp., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of shares of Series D Convertible Preferred Stock to be converted:

Stock certificate no(s). of Series D Convertible Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Series D Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series D Convertible Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email address:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

ANNEX E-14

ANNEX F

Warrant No. [ ]	Number of Shares: [ ]
Date of Issuance: [closing date], 2016 (“Issuance Date”)

FORM HOLDINGS CORP.

Common Stock Warrant

FORM Holdings Corp. (the “Company”), for value received, hereby certifies that [NAME], or its registered assigns (the “Registered Holder”), is entitled, subject to the terms of this Common Stock Warrant (the “Warrant”) set forth below, to purchase from the Company, at any time after the date hereof and on or before [closing date], 2021 (the “Expiration Date”), up to [#] fully paid and non-assessable shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), at a per share exercise price (the “Exercise Price”) equal to $3.00 per share (subject to adjustment as set forth in Section 2). The shares of Common Stock deliverable upon such exercise, as adjusted from time to time in accordance with the terms set forth herein, are referred to as “Warrant Stock”.

1. Exercise.

(a) Method of Exercise.  This Warrant may be exercised by the Registered Holder, in whole or in part, by delivering the form appended hereto as Exhibit A duly executed by such Registered Holder (the “Exercise Notice”). The Exercise Notice shall be delivered to the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, accompanied by payment in full of the aggregate Exercise Price payable with respect to, as specified in the Exercise Notice, the number of shares of Warrant Stock to be purchased upon such exercise. The Exercise Price must be paid by cash, check or wire transfer in immediately available funds for the Warrant Stock being purchased in connection with such exercise by the Registered Holder if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined below). For the avoidance of doubt, the Registered Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder.

(b) Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Exercise Notice has been delivered to the Company (the “Exercise Date”) as provided in Section 1(a). At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise (as provided in Section 1(c)) shall be deemed, for all corporate purposes, to have become the holder or holders of record of the Warrant Stock represented by such certificates, irrespective of the date that certificates representing the shares of Warrant Stock to which the Registered Holder is entitled are actually delivered in accordance with Section 1(c).

(c) Delivery to Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three (3) business days thereafter (the “Warrant Stock Delivery Date”), the Company shall (X) provided the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Registered Holder, credit such aggregate number of shares of Common Stock to which the Registered Holder is entitled pursuant to such exercise to the Registered Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Registered Holder or, at the Registered Holder’s instruction pursuant to the Exercise Notice, the Registered Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Registered Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Registered Holder is entitled pursuant to such exercise; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal to the number of such shares called for on the face of this Warrant (after giving effect to

ANNEX F-1

any adjustment herein) minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a). Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof.

(d) Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if at the time of exercise hereof (i) a registration statement is not effective (or the prospectus contained therein is not available for use) for the issuance by the Company to the Holder of all of the Warrant Shares or (ii) (A) a registration statement is not effective (or the prospectus contained therein is not available for use) for the resale by the Holder of all of the Warrant Shares and (B) the Holder may not sell all of the Warrant Shares without any volume or other limitations under Rule 144 of the Securities Act of 1933, as amended, then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

          Net Number =
(A x B) – (A x C)

B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = as applicable: (i) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the bid price of the Common Stock, as reported by Bloomberg L.P., as of the time of the Holder’s execution and delivery of the applicable Exercise Notice if such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof during “regular trading hours” on a Trading Day or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of “regular trading hours” on such Trading Day.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of this Warrant, “Trading Day” means a day on which the principal market on which the Common Stock is then traded is open for trading.

(e) Company’s Failure to Timely Deliver Securities.  If within three (3) business days after the Company’s receipt of the applicable Exercise Notice, the Company shall fail to issue and deliver the deliverables required by Section 1(c), and if on or after such third (3rd) business day the Registered Holder (or any other person in respect, or on behalf, of the Registered Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such exercise that the Registered Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Registered Holder, the Company shall, within three (3) business days after the Registered Holder’s request pay cash to the Registered Holder in an amount equal to the Registered Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other person in respect, or on behalf, of the Registered Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such shares of Common Stock as required by Section 1(c), shall terminate. For purposes of this Warrant, “Closing Sale Price” means, for

ANNEX F-2

the shares of Common Stock as of any date, the last closing price for such security on the principal market on which such security is traded, as reported by Bloomberg L.P., or if the foregoing does not apply, the last closing price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg L.P., or, if no closing price is reported for such security by Bloomberg L.P., the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the closing price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the closing price of such security on such date shall be the fair market value as mutually determined by the Company and the Registered Holder. If the Company and the Registered Holder are unable to agree upon the fair market value of such security, then the Company shall engage an independent investment bank of nationally recognized standing to make such determination, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f) Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed, and the parties shall seek to resolve such dispute in good faith (or, if the parties cannot so agree, by litigation in accordance with Section 13).

2. Adjustments.

(a) Stock Splits and Dividends.  If, at any time while this Warrant is outstanding, (i) the outstanding shares of the Company’s Common Stock shall be subdivided (by any stock split, recapitalization or otherwise) into a greater number of shares, or (ii) a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or the record date of such dividend or distribution, as applicable, shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend or distribution, as applicable, be proportionately reduced and the number of shares of Warrant Stock issuable upon exercise of the Warrant shall be proportionately increased. If the outstanding shares of Common Stock shall be combined (by combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased and the number of shares of Warrant Stock issuable upon exercise of the Warrant shall be proportionately decreased.

(b) Fundamental Transaction.  If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Registered Holder shall have the right to receive, for each share of Warrant Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the amount of securities, cash, or other property of the successor or acquiring person or of the Company, if it is the surviving corporation, and any additional consideration (collectively, the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or

ANNEX F-3

property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Registered Holder a new warrant consistent with the foregoing provisions and evidencing the Registered Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. For purposes of this Warrant, “person” means an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) Adjustment Certificate.  When any adjustment is required to be made in the Exercise Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(d) Non-circumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Registered Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant and the other warrants originally issued pursuant to the same transaction, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of this Warrant and all of such other warrants then outstanding (without regard to any limitations on exercise).

3. Transfers.

(a) Transferability.  This Warrant and all rights hereunder are transferable in whole or in part to (i) any entity controlling, controlled by or under common control of the Registered Holder, (ii) the direct or indirect members or partners of the Registered Holder, or (iii) to any other proposed transferee by surrendering the Warrant with a properly executed assignment (in the form of Exhibit B hereto) to the principal office of the Company or at such other office or agency as the Company may designate in writing prior to the date prior to such transfer.

(b) Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 p.m., Eastern Time, on the Expiration Date.

ANNEX F-4

5. Notices of Certain Transactions.  In case:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d) of any Fundamental Transaction,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant, at least 7 business days prior to consummating any such actions, a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Fundamental Transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined. Failure to send such notice shall not act to invalidate any such transaction.

6. Reservation of Stock; Listing.  The Company covenants that at all times it will have authorized, reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants that all Warrant Stock that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock upon the exercise of the purchase rights under this Warrant by the Registered Holder. The Company will take all such reasonable action as may be necessary to assure that such Warrant Stock may be issued as provided herein without violation of any applicable law or regulation. The Company shall take all steps necessary to approve for listing (on the same exchange as any other Common Stock (or Alternate Consideration, as applicable) is listed) all of the Warrant Shares (or Alternate Consideration, as applicable) issuable hereunder.

7. Replacement of Warrants.

(a) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and (in the case of loss, theft or destruction) upon delivery of any indemnification undertaking by the Registered Holder to the Company in customary and reasonable form, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(b)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(b) Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued upon a transfer of this Warrant pursuant to Section 3, the Warrant Shares designated by the Registered Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued

ANNEX F-5

in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. Notices.  Any notice required or permitted by this Warrant shall be in writing and shall be deemed duly given upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth on the signature page of this Warrant or as subsequently modified by written notice to the Registered Holder.

9. No Rights as Stockholder.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10. No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall round the amount of Warrant Stock issuable to the nearest whole share.

11. Amendment or Waiver.  Any term of this Warrant may be amended or waived upon written consent of the Company and the Registered Holder.

12. Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

13. Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

signature page follows

ANNEX F-6

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first above written.

FORM HOLDINGS CORP.

By:	Name: Anastasia Nyrkovskaya Title: Chief Financial Officer

Address for Notices:
780 Third Avenue, 12th Floor
New York, NY 10017
Telephone: (212) 309-7549
Facsimile: (646) 532-6775
E-mail: Notices@FORMHoldings.com
Attention: Chief Executive Officer

With a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, NY 10017
Telephone: (212) 935-3000
Facsimile: (212) 983-3115
E-mail: KRKoch@mintz.com
Attention: Kenneth R. Koch, Esq.

ANNEX F-7

FORM HOLDINGS CORP.

Exhibit A

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _________ shares of Common Stock of FORM Holdings Corp., a Delaware corporation, and hereby makes payment of $__________ in payment therefore, all in accordance with the terms and conditions of this Warrant.

Warrant No.:

Name of Holder:

Signature:

Signature of Joint Holder (if applicable):

Date:

Form of Exercise Price:       a Cash Exercise with respect to ______ Warrant Shares; and/or a Cashless Exercise with respect to ______ Warrant Shares

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder hereby represents and warrants that (i) this Exercise Notice was executed by the Holder at ___________ [a.m.][p.m.] on the date set forth below and (ii) if applicable, the Bid Price as of such time of execution and delivery of this Exercise Notice was $______.

DWAC INSTRUCTIONS

Broker Name and DTC Number:

Account Number at DTC Participant (if applicable):

INSTRUCTIONS FOR ISSUANCE OF STOCK
(if other than to the registered holder of the Warrant)

Name:

Address:

Social Security or Taxpayer Identification Number of Recipient:

This Warrant Exercise Form shall be delivered to AST via email, fax or mail, as follows:
E-Mail:	fruggiero@amstock.com; Admin5@AMSTOCK.com; Accounts@FORMHoldings.com
Facsimile:	(718) 234-5001
Mail:	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, Brooklyn, NY 11219 Attn: Frank V. Ruggiero
Payment shall be delivered to AST via a check with mailed Warrant Exercise Form or by wire transfer. Wire instructions are as follows:
BANK NAME:
ABA #:
ACCT #:
ACCT NAME:
Bank Address:
Once the Warrant Exercise Form and payment are received, AST will begin processing the exercise.

ANNEX F-8

FORM HOLDINGS CORP.

Exhibit B

WARRANT ASSIGNMENT FORM

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers unto the transferee listed below the right to purchase Common Stock of FORM Holdings Corp., a Delaware corporation, represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint __________, Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date:

Warrant No.:

HOLDER

Name of Holder:

Signature:

Signature of Joint Holder (if applicable):

TRANSFEREE

Name of Transferee:

Address:

Social Security or Taxpayer Identification Number:

This Warrant Assignment Form shall be delivered to FORM Holdings Corp.’s transfer agent, American Stock Transfer & Trust Company, LLC (AST), via email, fax or mail, as follows:
E-Mail:	fruggiero@amstock.com; Admin5@AMSTOCK.com; Accounts@FORMHoldings.com
Facsimile:	(718) 234-5001
Mail:	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, Brooklyn, NY 11219 Attn: Frank V. Ruggiero
The Holder shall also deliver to AST at the above Mail address:
(i) a Warrant Power with a Medallion Guarantee of signature, and
(ii) this Warrant.
Once all of the foregoing have been delivered, AST will begin processing the transfer.

ANNEX F-9

ANNEX G

August 4, 2016

Ms. Anastasia Nyrkovskaya
Chief Financial Officer
FORM Holdings Corp.
780 Third Avenue, 12th Floor
New York, NY 10017

Dear Ms. Nyrkovskaya:

At your request, we have analyzed certain financial information regarding XpresSpa Holdings, LLC (hereinafter sometimes referred to as “XpresSpa” or the “Company”) as set forth herein, and submit this letter on our findings.

The purpose of this analysis was to express an opinion (the “Opinion”) on the fair value, as of August 1, 2016, of certain preferred stock (“Preferred Stock”) to be issued FORM Holdings Corp. (“FH,” “Form Holdings,” “Acquiror,” or “Client”) pro forma the acquisition of XpresSpa by Form Holdings on a controlling interest basis to serve as a valuation basis for financial reporting purposes under U.S. Generally Accepted Accounting Principles, or GAAP, pursuant to Financial Accounting Standards Board Accounting Standards Codification 820, or FASB ASC Topic 820.

For financial reporting purposes, the fair value of an asset is defined as the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets are the best evidence of fair value and would be used as the basis for the measurement, if available. If a quoted market price is not available, the estimate of fair value should approximate the price at which the asset would be expected to be bought or sold in a current transaction between a willing buyer and seller and would be based on the best information available in the circumstances. The estimate of fair value should consider prices for similar assets and the result of valuation methods to the extent available in the circumstances. The method selected to determine fair value should be consistent with the definition of fair value, as defined by GAAP. The method should incorporate assumptions that market participants would use in their estimates of fair values, future revenues, future expenses, and discount rates (if applicable).

It is the understanding of Innovus Advisors (“Innovus”), upon which it is relying, that the Company’s Board of Directors and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Innovus’ Opinion hereunder.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	discussed the operations, financial condition, future prospects and projected operations and performance of the Company with the senior management of FORM Holdings;

ANNEX G-1

Ms. Anastasia Nyrkovskaya
FORM Holdings Corp.
August 4, 2016

2.	reviewed: (i) audited consolidated financial statements for the Company, prepared by BDO USA LLP, for the fiscal years ended December 31, 2013 and 2014; (ii) draft, unissued audited consolidated financial statements, for the Company, prepared by BDO USA LLP for the fiscal years ended December 31, 2014 and 2015;
3.	reviewed unaudited consolidated financial statements for the Company, prepared by Company management, for the five month periods ending May 31, 2014 and May 31, 2015;
4.	reviewed forecasts and projections prepared by the FORM Holdings management with respect to the Company for the fiscal years ending December 31, 2016, 2017, 2018, 2019, 2020 and 2021;
5.	reviewed non-binding Confidential Term Sheet dated July 20, 2016 between FORM Holdings Corp. and XpresSpa Holdings, LLC;
6.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and
7.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection, or independent appraisal, of any of the properties or assets of the Company.

In our analysis of XpresSpa we have taken into consideration the income and cash generating capability of the Company. Typically, an investor contemplating an investment in a company with income and cash generating capability similar to XpresSpa will evaluate the risks and returns of its investment on a going-concern basis. Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the value of the Company’s Preferred Stock has been developed primarily on the basis of capitalization of earnings and cash flow approaches.

Furthermore, we valued the Company as a going-concern, meaning that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the shareholders and creditors of the Company.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

ANNEX G-2

Ms. Anastasia Nyrkovskaya
FORM Holdings Corp.
August 4, 2016

Based upon the investigation, premises, provisos, and analyses outlined above, and subject to the attached “Statement of Limiting Factors and Other Assumptions” and more fully described in the forthcoming report, it is our opinion that, as of August 1, 2016, the fair value of the aggregate Preferred Stock of Form Holdings Corp., pro forma the acquisition of XpresSpa Holdings, LLC, on a controlling interest basis is reasonably stated in the amount of: (i) TWENTY-EIGHT MILLION AND SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($28,750,000) or SEVEN DOLLARS EIGHTEEN CENTS AND SEVENTY-FIVE TEN THOUSANDTHS OF ONE CENT ($7.1875) under the Dynamic Options Approach; and (ii) TWENTY-NINE MILLION AND TWO HUNDRED FIFTY THOUSAND DOLLARS ($29,250,000) or SEVEN DOLLARS THIRTY-ONE CENTS AND TWENTY-FIVE TEN THOUSANDTHS OF ONE CENT ($7.3125) under the Current Value Approach.

In accordance with recognized professional ethics, our fees for this service are not contingent upon the opinion expressed herein, and neither Innovus Advisors nor any of its employees have a present or intended financial interest in the Company.

The Opinion, expressed above, is advisory in nature only. The accompanying documentation and exhibits more fully present the premises, analyses and logic upon which the Opinion is founded. The abbreviated format of the Opinion, as requested, may not conform to specific guidelines set forth in the Uniform Standards of Professional Appraisal Practice (“USPAP”) pertaining only to the narrative content of reports. Nonetheless, our work files contain all necessary analyses and documentation to prepare a conforming narrative report, if so requested, and our work product is otherwise in compliance with applicable standards of USPAP. Before relying upon the Opinion, the accompanying documentation and exhibits should be read and analyzed in their entirety.

INNOVUS ADVISORS

Attachments

ANNEX G-3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E13708-TBD

FORM HOLDINGS CORP.
Annual Meeting of Stockholders
November 28, 2016, 11:00 AM, EST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FORM HOLDINGS CORP.

The undersigned stockholder of FORM Holdings Corp., a Delaware corporation (the "Company"), hereby appoints Andrew D. Perlman and Anastasia Nyrkovskaya, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, all of the shares of common stock of the Company which the undersigned is entitled to vote, on all matters that may properly come before the Annual Meeting of Stockholders of the Company to be held on November 28, 2016, at 11:00 a.m., EST, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Chrysler Center, 666 Third Avenue, New York, New York 10017, and at any adjournment or postponement thereof.

The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned for the Annual Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5, 6, 7 AND 8.

Continued and to be signed on reverse side

V.1.1